FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206705-09

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated June 7, 2017,
may be amended or completed prior to time of sale.

PROSPECTUS

$973,738,000 (Approximate)

DBJPM 2017-C6 Mortgage Trust

(Central Index Key Number 0001706403)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Sponsors and Mortgage Loan Sellers

DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-C6

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-C6 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class S and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named DBJPM 2017-C6 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the sixth day of each month (or if the 6th is not a business day, the next business day), commencing in July 2017. The rated final distribution date for the certificates is the distribution date in June 2050.

Class	Initial Class Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$24,010,000%		(3)	May 2022
Class A-2	$96,439,000%		(3)	June 2022
Class A-3	$151,000,000%		(3)	June 2024
Class A-SB	$35,950,000%		(3)	February 2027
Class A-4	$200,000,000%		(3)	May 2027
Class A-5	$263,878,000%		(3)	June 2027
Class X-A	$875,951,000(4)%		Variable(5)	June 2027
Class A-M	$104,674,000%		(3)	June 2027
Class B	$48,205,000%		(3)	June 2027
Class C	$49,582,000%		(3)	June 2027

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 55 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc. and Academy Securities, Inc., will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 52.5% of each class of offered certificates and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 47.5% of each class of offered certificates. Academy Securities, Inc. and Barclays Capital Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about June 29, 2017. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately [ _]% of the aggregate certificate balance of the offered certificates, plus accrued interest from June 1, 2017, before deducting expenses payable by the depositor.

Deutsche Bank Securities		J.P. Morgan
Co-Lead Managers and Joint Bookrunners
Barclays		Academy Securities
Co-Managers

June [__], 2017

DBJPM 2017-C6

Commercial Mortgage Pass-Through Certificates
Geographic Overview of Mortgage Pool

Utah
1 property
$11,062,400
1.0% of total
Wyoming
1 property
$851,821
0.1% of total
Missouri
3 properties
$3,447,132
0.3% of total
Iowa
1 property
$715,105
0.1% of total
Minnesota
5 properties
$6,065,718
0.5% of total
Wisconsin
5 properties
$6,549,240
0.6% of total
Illinois
3 properties
$3,126,366
0.3% of total
Indiana
7 properties
$17,479,637
1.5% of total
Michigan
7 properties
$19,667,838
1.7% of total
Pennsylvania
4 properties
$3,955,091
0.3% of total
New York
5 properties
$234,135,000
20.7% of total
Washington
3 properties
$12,322,541
1.1% of total
Massachusetts
1 property
$15,100,000
1.3% of total
Oregon
2 properties
$24,330,510
2.1% of total
Ohio
6 properties
$18,557,035
1.6% of total
Connecticut
2 properties
$7,589,767
0.7% of total
New Jersey
1 property
$1,468,033
0.1% of total
Nevada
3 properties
$47,751,243
4.2% of total
Maryland
3 properties
$8,168,120
0.7% of total
California
57 properties
$364,423,064
32.2% of total
Virginia
5 properties
$9,949,296
0.9% of total
North Carolina
3 properties
$13,266,846
1.2% of total
Arizona
2 properties
$5,645,094
0.5% of total
South Carolina
2 properties
$967,017
0.1% of total
Colorado
1 property
$3,320,800
0.3% of total
Georgia
3 properties
$50,329,244
4.4% of total
Oklahoma
3 properties
$1,605,243
0.1% of total
Texas
44 properties
$189,139,049
16.7% of total
Arkansas
1 property
$289,090
0.1% of total
Kentucky
2 properties
$26,495,219
2.3% of total
Florida
7 properties
$21,539,892
1.9% of total
Louisiana
1 property
$589,962
0.1% of total
Alabama
2 properties
$2,497,992
0.2% of total
% of Initial Outstanding Pool Balance
0.0% – 1.0%
1.1% – 15.0%
15.1% – 20.0%
20.1% – 32.2%

Mortgaged Properties by Property Type

Other 4.0%
Self Storage 1.0%
Industrial 7.7%
Office 25.5%
Mixed Use 10.2%
Multifamily 13.4%
Hospitality 14.3%
Retail 24.0%

Summary of Certificates

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(7)	Principal Window(7)
Offered Certificates
Class A-1	$24,010,000		30.000%	(3)	May 2022%		2.90	1 – 59
Class A-2	$96,439,000		30.000%	(3)	June 2022%		4.94	59 – 60
Class A-3	$151,000,000		30.000%	(3)	June 2024%		6.88	82 – 84
Class A-SB	$35,950,000		30.000%	(3)	February 2027%		7.35	60 – 116
Class A-4	$200,000,000		30.000%	(3)	May 2027%		9.81	116 – 119
Class A-5	$263,878,000		30.000%	(3)	June 2027%		9.88	119 – 120
Class X-A	$875,951,000	(4)	N/A	Variable(5)	June 2027%		N/A	N/A
Class A-M	$104,674,000		20.500%	(3)	June 2027%		9.95	120 – 120
Class B	$48,205,000		16.125%	(3)	June 2027%		9.95	120 – 120
Class C	$49,582,000		11.625%	(3)	June 2027%		9.95	120 – 120
Non-Offered Certificates(8)
Class X-B	$97,787,000	(4)	N/A	Variable(5)	June 2027%		N/A	N/A
Class X-D(9)	$53,714,000	(4)	N/A	Variable(5)	June 2027%		N/A	N/A
Class D(9)	$53,714,000		6.750%	(3)	June 2027%		9.95	120 – 120
Class E-RR(9)	$26,168,000		4.375%	(3)	June 2027%		9.95	120 – 120
Class F-RR(9)	$11,018,000		3.375%	(3)	June 2027%		9.95	120 – 120
Class G-RR(9)	$37,187,594		0.000%	(3)	June 2027%		9.95	120 – 120
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest
VRR Interest(12)	$30,574,810		N/A	(13)	June 2027%		8.81	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest (as defined in footnote (12) below) is not included in the certificate balance or notional amount of any classes of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered hereby.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the rate specified in clause (ii), or (iv) the rate specified in clause (ii), less a specified rate. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(4)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The Class X-A, Class X-B and Class X-D certificates (the “Class X certificates”) will not be entitled to distributions of principal. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the certificates entitled to principal distributions (the “principal balance certificates”), as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is equal to less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of the respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of the respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to the distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class D certificates for that distribution date.

3

(6)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a principal balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.

(8)	The classes of certificates set forth below “Non-Offered Certificates” in the table are not offered by this prospectus.

(9)	The approximate initial certificate balance of each of the Class D, Class E-RR, Class F-RR and Class G-RR certificates and the approximate initial notional amount of the Class X-D certificates are subject to change based on final pricing of all certificates and the final determination of the Class E-RR, Class F-RR and Class G-RR certificates that will be retained by the retaining third-party purchaser in satisfaction of the retention obligations of German American Capital Corporation in its capacity as the retaining sponsor. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the Class E-RR, Class F-RR and Class G-RR certificates, see “Credit Risk Retention”.

(10)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	German American Capital Corporation, as the retaining sponsor, is expected to purchase from the depositor, on the closing date, an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) in the form of a single vertical security with an aggregate initial certificate balance of approximately $30,574,810 (the “VRR Interest”), which is expected to represent approximately 2.69999992% (or 5.0% in the case of the Class S certificates) of all of the “ABS interests” (as such term is defined in the Credit Risk Retention Rules) in the issuing entity. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(13)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date.

The Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class S and Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates or the VRR Interest is presented solely to enhance your understanding of the offered certificates.

4

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	55
The Certificates May Not Be a Suitable Investment for You	55
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	55
Risks Related to Market Conditions and Other External Factors	55
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	55
Other Events May Affect the Value and Liquidity of Your Investment	55
Risks Relating to the Mortgage Loans	56
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	56
Risks of Commercial and Multifamily Lending Generally	56
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	58
Office Properties Have Special Risks	62
Retail Properties Have Special Risks	62
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.	63
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.	63
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers
and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.	64
Hospitality Properties Have Special Risks	64
Risks Relating to Affiliation with a Franchise or Hotel Management Company	66
Multifamily Properties Have Special Risks	67
Mixed Use Properties Have Special Risks	69
Industrial Properties Have Special Risks	69
Leased Fee Properties Have Special Risks	70
Parking Properties Have Special Risks	72
Condominium Ownership May Limit Use and Improvements	72
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	73
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	74
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	75
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	76
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	77
Risks Related to Zoning Non-Compliance and Use Restrictions	79
Risks Relating to Inspections of Properties	80

5

Risks Relating to Costs of Compliance with Applicable Laws and Regulations	80
Insurance May Not Be Available or Adequate	80
Terrorism Insurance May Not Be Available for All Mortgaged Properties	83
Risks Associated with Blanket Insurance Policies or Self-Insurance	84
Limited Information Causes Uncertainty	84
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	85
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	86
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	86
Static Pool Data Would Not Be Indicative of the Performance of this Pool	87
Appraisals May Not Reflect Current or Future Market Value of Each Property	87
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	88
The Borrower’s Form of Entity May Cause Special Risks	89
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	90
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	91
Other Financings or Ability to Incur Other Indebtedness Entails Risk	92
Tenancies-in-Common May Hinder Recovery	93
Risks Relating to Enforceability of Cross-Collateralization	94
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment
Premiums or Defeasance Provisions	94
Risks Associated with One Action Rules	94
State Law Limitations on Assignments of Leases and Rents May Entail Risks	95
Various Other Laws Could Affect the Exercise of Lender’s Rights	95
Risks of Anticipated Repayment Date Loans	95
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	96
Risks Related to Ground Leases and Other Leasehold Interests	97
Increases in Real Estate Taxes May Reduce Available Funds	99
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	99
Risks Related to Conflicts of Interest	99
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	99
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	101
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	102
Potential Conflicts of Interest of the Operating Advisor	104
Potential Conflicts of Interest of the Asset Representations Reviewer	105
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	105
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	108

6

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	109
Other Potential Conflicts of Interest May Affect Your Investment	109
Other Risks Relating to the Certificates	110
The Certificates Are Limited Obligations	110
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	110
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	111
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	113
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	115
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	118
Risks Relating to Modifications of the Mortgage Loans	123
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	124
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a
Material Mortgage Loan Event Default	124
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	124
Risks Relating to Interest on Advances and Special Servicing Compensation	125
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	125
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	125
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	126
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	126
Description of the Mortgage Pool	128
General	128
Certain Calculations and Definitions	129
Definitions	130
Mortgage Pool Characteristics	137
Overview	137
Property Types	138
Mortgage Loan Concentrations	145
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	146
Geographic Concentrations	147
Mortgaged Properties With Limited Prior Operating History	147
Tenancies-in-Common	148
Condominium Interests	148
Fee & Leasehold Estates; Ground Leases	149

7

Environmental Considerations	151
Redevelopment, Renovation and Expansion	154
Assessment of Property Value and Condition	156
Litigation and Other Considerations	157
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	159
Loan Purpose	159
Default History, Bankruptcy Issues and Other Proceedings	159
Tenant Issues	160
Tenant Concentrations	160
Lease Expirations and Terminations	160
Purchase Options and Rights of First Refusal	164
Affiliated Leases	166
Insurance Considerations	166
Use Restrictions	168
Appraised Value	170
Non-Recourse Carveout Limitations	171
Real Estate and Other Tax Considerations	173
Delinquency Information	174
Certain Terms of the Mortgage Loans	174
Amortization of Principal	174
Due Dates; Mortgage Rates; Calculations of Interest	174
ARD Loan(s)	175
Single Purpose Entity Covenants	175
Prepayment Protections and Certain Involuntary Prepayments	176
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	179
Defeasance; Collateral Substitution	180
Partial Releases	180
Escrows	183
Mortgaged Property Accounts	184
Exceptions to Underwriting Guidelines	184
Additional Indebtedness	184
General	184
Whole Loans	185
Mezzanine Indebtedness	185
Preferred Equity	188
Other Secured Indebtedness	188
Other Unsecured Indebtedness	190
The Whole Loans	191
General	191
245 Park Avenue Whole Loan	195
Gateway Net Lease Portfolio Whole Loan	200
Olympic Tower Whole Loan	209
Starwood Capital Group Hotel Portfolio	218
211 Main Street Whole Loan	221
740 Madison Whole Loan	231
iStar Leased Fee Portfolio Whole Loan	234
Save Mart Portfolio Whole Loan	237
Additional Information	247
Transaction Parties	248
The Sponsors and Mortgage Loan Sellers	248
German American Capital Corporation	248
JPMorgan Chase Bank, National Association	256
The Depositor	264
The Issuing Entity	265
The Certificate Administrator and Trustee	265
The Master Servicer and the Special Servicer	268
The Operating Advisor and Asset Representations Reviewer	270
Credit Risk Retention	272
General	272
Qualifying CRE Loans	273
The VRR Interest	273
Material Terms of the VRR Interest	273
HRR Certificates	275
General	275
Retaining Third-Party Purchaser	276
Determination of Amount of Required Horizontal Credit Risk Retention	276
Hedging, Transfer and Financing Restrictions	283
Operating Advisor	284
Representations and Warranties	284
Description of the Certificates	285
General	285
Distributions	287
Method, Timing and Amount	287
Available Funds	288
Priority of Distributions	289
Pass-Through Rates	292
Interest Distribution Amount	294
Principal Distribution Amount	294
Certain Calculations with Respect to Individual Mortgage Loans	296
Excess Interest	297

8

Application Priority of Mortgage Loan Collections or Whole Loan Collections	297
Allocation of Yield Maintenance Charges and Prepayment Premiums	299
Assumed Final Distribution Date; Rated Final Distribution Date	301
Prepayment Interest Shortfalls	301
Subordination; Allocation of Realized Losses	303
Reports to Certificateholders; Certain Available Information	305
Certificate Administrator Reports	305
Information Available Electronically	310
Voting Rights	314
Delivery, Form, Transfer and Denomination	315
Denomination	315
Book-Entry Registration	315
Definitive Certificates	318
Certificateholder Communication	318
Access to Certificateholders’ Names and Addresses	318
Requests to Communicate	318
List of Certificateholders	319
Description of the Mortgage Loan Purchase Agreements	319
General	319
Dispute Resolution Provisions	329
Asset Review Obligations	329
Pooling and Servicing Agreement	330
General	330
Assignment of the Mortgage Loans	331
Servicing Standard	331
Subservicing	332
Advances	333
P&I Advances	333
Servicing Advances	334
Nonrecoverable Advances	335
Recovery of Advances	336
Accounts	337
Withdrawals from the Collection Account	339
Servicing and Other Compensation and Payment of Expenses	341
General	341
Master Servicing Compensation	347
Special Servicing Compensation	348
Disclosable Special Servicer Fees	353
Certificate Administrator and Trustee Compensation	353
Operating Advisor Compensation	353
Asset Representations Reviewer Compensation	354
CREFC® Intellectual Property Royalty License Fee	355
Appraisal Reduction Amounts	355
Maintenance of Insurance	362
Modifications, Waivers and Amendments	364
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	366
Inspections	368
Collection of Operating Information	369
Special Servicing Transfer Event	369
Asset Status Report	371
Realization Upon Mortgage Loans	374
Sale of Defaulted Loans and REO Properties	376
The Directing Holder	379
General	379
Major Decisions	381
Asset Status Report	384
Replacement of Special Servicer	385
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	385
Servicing Override	388
Rights of Holders of Companion Loans	388
Limitation on Liability of Directing Holder	389
The Operating Advisor	390
General	390
Duties of Operating Advisor at All Times	390
Annual Report	392
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	393
Recommendation of the Replacement of the Special Servicer	393
Eligibility of Operating Advisor	393
Other Obligations of Operating Advisor	394
Delegation of Operating Advisor’s Duties	395
Termination of the Operating Advisor With Cause	395

9

Rights Upon Operating Advisor Termination Event	396
Waiver of Operating Advisor Termination Event	397
Termination of the Operating Advisor Without Cause	397
Resignation of the Operating Advisor	397
Operating Advisor Compensation	397
The Asset Representations Reviewer	398
Asset Review	398
Eligibility of Asset Representations Reviewer	402
Other Obligations of Asset Representations Reviewer	403
Delegation of Asset Representations Reviewer’s Duties	404
Assignment of Asset Representations Reviewer’s Rights and Obligations	404
Asset Representations Reviewer Termination Events	404
Rights Upon Asset Representations Reviewer Termination Event	405
Termination of the Asset Representations Reviewer Without Cause	405
Resignation of Asset Representations Reviewer	406
Asset Representations Reviewer Compensation	406
Limitation on Liability of the Risk Retention Consultation Party	406
Replacement of Special Servicer Without Cause	406
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	409
Termination of Servicer and Special Servicer for Cause	410
Servicer Termination Events	410
Rights Upon Servicer Termination Event	412
Waiver of Servicer Termination Event	414
Resignation of the Master Servicer and Special Servicer	414
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon
Prohibited Risk Retention Affiliation	415
Limitation on Liability; Indemnification	415
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	417
Dispute Resolution Provisions	418
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	418
Repurchase Request Delivered by a Party to the PSA	419
Resolution of a Repurchase Request	419
Mediation and Arbitration Provisions	422
Servicing of the Non-Serviced Mortgage Loans	423
Servicing of the 245 Park Avenue Mortgage Loan	424
Servicing of the Olympic Tower Mortgage Loan	426
Servicing of the iStar Leased Fee Portfolio Mortgage Loan	428
Servicing of the Save Mart Portfolio Whole Loan	430
Rating Agency Confirmations	431
Evidence as to Compliance	433
Limitation on Rights of Certificateholders to Institute a Proceeding	434
Termination; Retirement of Certificates	435
Amendment	436
Resignation and Removal of the Trustee and the Certificate Administrator	438
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	440
Certain Legal Aspects of Mortgage Loans	440
General	442
Types of Mortgage Instruments	442
Leases and Rents	442
Personalty	443
Foreclosure	443
General	443
Foreclosure Procedures Vary from State to State	443
Judicial Foreclosure	443
Equitable and Other Limitations on Enforceability of Certain Provisions	443

10

Nonjudicial Foreclosure/Power of Sale	444
Public Sale	444
Rights of Redemption	445
Anti-Deficiency Legislation	446
Leasehold Considerations	446
Cooperative Shares	446
Bankruptcy Laws	447
Environmental Considerations	452
General	452
Superlien Laws	452
CERCLA	452
Certain Other Federal and State Laws	453
Additional Considerations	453
Due-on-Sale and Due-on-Encumbrance Provisions	454
Subordinate Financing	454
Default Interest and Limitations on Prepayments	454
Applicability of Usury Laws	454
Americans with Disabilities Act	455
Servicemembers Civil Relief Act	455
Anti-Money Laundering, Economic Sanctions and Bribery	455
Potential Forfeiture of Assets	456
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	457
Pending Legal Proceedings Involving Transaction Parties	458
Use of Proceeds	458
Yield and Maturity Considerations	459
Yield Considerations	459
General	459
Rate and Timing of Principal Payments	459
Losses and Shortfalls	460
Certain Relevant Factors Affecting Loan Payments and Defaults	461
Delay in Payment of Distributions	462
Yield on the Certificates with Notional Amounts	462
Weighted Average Life	462
Pre-Tax Yield to Maturity Tables	468
Material Federal Income Tax Considerations	472
General	472
Qualification as a REMIC	473
Status of Offered Certificates	474
Taxation of Regular Interests	475
General	475
Original Issue Discount	475
Acquisition Premium	477
Market Discount	477
Premium	478
Election To Treat All Interest Under the Constant Yield Method	478
Treatment of Losses	479
Yield Maintenance Charges and Prepayment Provisions	479
Sale or Exchange of Regular Interests	480
Taxes That May Be Imposed on a REMIC	480
Prohibited Transactions	480
Contributions to a REMIC After the Startup Day	481
Net Income from Foreclosure Property	481
Bipartisan Budget Act of 2015	481
Taxation of Certain Foreign Investors	482
FATCA	483
Backup Withholding	483
Information Reporting	483
3.8% Medicare Tax on “Net Investment Income”	483
Reporting Requirements	483
Certain State and Local Tax Considerations	484
Method of Distribution (Underwriter)	485
Incorporation of Certain Information by Reference	486
Where You Can Find More Information	487
Financial Information	487
Certain ERISA Considerations	487
General	487
Plan Asset Regulations	488
Administrative Exemption	489
Insurance Company General Accounts	491
Legal Investment	492
Legal Matters	493
Ratings	493
Index of Defined Terms	495

11

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX G	SAVE MART PORTFOLIO SUBORDINATE COMPANION LOAN AMORTIZATION SCHEDULE

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—

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THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

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NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

This PROSPECTUS has been prepared on the basis that any offer of certificates in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of certificates. Accordingly any person making or intending to make an offer in that Relevant Member State of certificates which are the subject of an offering contemplated in this PROSPECTUS as-completed by final terms in relation to the offer of those certificates may only do so in circumstances in which no obligation arises for the DEPOSITOR, THE issuing entity or an underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

NONE OF THE DEPOSITOR, the issuing entity or any of the underwriters has authorized, nor does any of them authorize, the making of any offer of certificates in circumstances in which an obligation arises for THE DEPOSITOR, the issuing entity or an underwriter to publish or supplement a prospectus for such offer.

For the purposes of this provision and the provision immediately below, “Prospectus Directive” means Directive 2003/71/EC AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)   TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)   TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)   IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE

15

OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

16

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an

17

offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS

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EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

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NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	DBJPM 2017-C6 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

● German American Capital Corporation, a Maryland corporation; and

● JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

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The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)	24	$535,926,981	47.3%
JPMorgan Chase Bank, National Association(4)	15	422,723,424	37.3
German American Capital Corporation/JPMorgan Chase Bank, National Association(5)	2	173,750,000	15.3
Total	41	$1,132,400,405	100.0%

(1)	Twenty-two (22) mortgage loans (36.7%) were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and acquired by German American Capital Corporation.

(2)	The Olympic Tower mortgage loan (7.1%) is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation), Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. The mortgage loan is evidenced by three promissory notes, Note A-1-C1, Note A-1-C4 and Note A-1-C5, with an aggregate principal balance of $80,000,000 as of the cut-off date, as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller.

(3)	The Save Mart Portfolio mortgage loan (3.5%) is part of a whole loan that was co-originated by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and Cantor Commercial Real Estate Lending, L.P. The mortgage loan is evidenced by one promissory note, Note A-5, with a principal balance of $40,000,000 as of the cut-off date, as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller.

(4)	The Gateway Net Lease Portfolio mortgage loan (7.5%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Bank of America, N.A. The mortgage loan is evidenced by Note A-1-1 with a principal balance of $85,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller. The iStar Leased Fee Portfolio mortgage loan (4.0%) is part of a whole loan that was co-originated by Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A. The mortgage loan is evidenced by Note A-2 with a principal balance of $45,400,000 as of the cut-off date as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

(5)	The 245 Park Avenue mortgage loan (8.3%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Natixis Real Estate Capital LLC, Société Générale, Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and Barclays Bank PLC. The mortgage loan is evidenced by two promissory notes, Note A-2-A-2 with a principal balance of $75,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller, and Note A-2-C-1-A with a principal balance of $18,750,000 as of the cut-off date, as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller. In addition, the Starwood Capital Group Hotel Portfolio mortgage loan (7.1%), is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation), Bank of America, N.A and Barclays Bank PLC. The mortgage loan is evidenced by two promissory notes, Note A-7 with a principal balance of $40,000,000 as of the cut-off date as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller, and Note A-1

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with a principal balance of $40,000,000 as of the cut-off date as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer and Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than the mortgage loans and companion loans identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below that are each part of a whole loan and serviced under the pooling and servicing agreement indicated in such table). Midland Loan Services, a Division of PNC Bank, National Association is also expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer mortgage loan) and the related serviced companion loans, other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the master servicer and the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to in this prospectus as an “excluded special servicer mortgage loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer mortgage loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed as the special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, which is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder (other than with

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respect to any non-serviced mortgage loan, any applicable excluded loan, the Gateway Net Lease Portfolio whole loan and the 211 Main Street whole loan). See “Pooling and Servicing Agreement—The Directing Holder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

The master servicer and the special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. See “Transaction Parties—The Non-Serviced Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor

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will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	Subject to the rights of the holders of the serviced subordinate companion loans described under “Description of the Mortgage Pool—The Whole Loans”, the directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than the non-serviced mortgage loans and any applicable excluded loan), as further described in this prospectus. The directing holder (other than with respect to, (i) for so long as no Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio whole loan, and (ii) for so long as no 211 Main Street control appraisal period is continuing, the 211 Main Street whole loan) will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the controlling class representative, an “excluded loan” is a mortgage loan or whole loan with respect to which the controlling class representative or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR and Class G-RR certificates then-

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outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a controlling class representative or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a controlling class representative.

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, will purchase the Class E-RR, Class F-RR, Class G-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each mortgage loan (other than the non-serviced mortgage loans, any applicable excluded loan, the Gateway Net Lease Portfolio mortgage loan and the 211 Main Street mortgage loan) and serviced whole loan (other than the Gateway Net Lease Portfolio whole loan and the 211 Main Street whole loan).

With respect to each of the Gateway Net Lease Portfolio whole loan and the 211 Main Street whole loan, the initial directing holder will be the holder of the related subordinate companion loan, who will be entitled to exercise the rights of the holder of the subordinate companion loan under the related intercreditor agreement. During the continuation of a (i) Gateway Net Lease Portfolio control appraisal period with respect to the Gateway Net Lease Portfolio whole loan or (ii) 211 Main Street control appraisal period with respect to the 211 Main Street whole loan, the controlling class representative will be the directing holder for the Gateway Net Lease Portfolio whole loan or the 211 Main Street whole loan, as applicable, and will generally have the same consent and consultation rights with respect to the related whole loan as it does for the other mortgage loans (other than any non-serviced mortgage loan or any applicable excluded loan) in the pool. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan” and “—211 Main Street Whole Loan”.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below is the initial directing holder (or analogous party) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Risk Retention
Consultation Party	The “risk retention consultation party” will be a party selected by Deutsche Bank AG, New York Branch. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any non-serviced mortgage loan, any applicable excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio mortgage loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio mortgage loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street mortgage loan), as further described in this prospectus. For the avoidance of doubt, the risk retention consultation party will not have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, New York Branch (or an affiliate thereof) is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the person entitled to appoint the risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in June 2017 (or, in the case of any mortgage loan that has its first due date after June 2017, the date that would have been its due date in June 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about June 29, 2017.

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Distribution Date	The 4th business day following each determination date. The first distribution date will be in July 2017.

Determination Date	The 6th day of each month or, if the 6th day is not a business day, then the business day immediately following such 6th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	May 2022
Class A-2	June 2022
Class A-3	June 2024
Class A-SB	February 2027
Class A-4	May 2027
Class A-5	June 2027
Class X-A	June 2027
Class A-M	June 2027
Class B	June 2027
Class C	June 2027

The rated final distribution date for each class of offered certificates will be the distribution date in June 2050.

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Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates, including the VRR Interest.

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Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-C6:

	●	Class A-1
	●	Class A-2
	●	Class A-3
	●	Class A-SB
	●	Class A-4
	●	Class A-5
	●	Class X-A
	●	Class A-M
	●	Class B
	●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class S and Class R and the VRR Interest. The Series 2017-C6 certificates (exclusive of the VRR Interest and the Class R certificates) are collectively referred to in this prospectus as the “non-VRR certificates.”

Certificate Balances and
Notional Amounts	The offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$24,010,000
Class A-2	$96,439,000
Class A-3	$151,000,000
Class A-SB(1)	$35,950,000
Class A-4	$200,000,000
Class A-5	$263,878,000
Class X-A(2)	$875,951,000
Class A-M	$104,674,000
Class B	$48,205,000
Class C	$49,582,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate

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balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is equal to less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class:

Class A-1	%(1)
Class A-2	%(1)
Class A-3	%(1)
Class A-SB	%(1)
Class A-4	%(1)
Class A-5	%(1)
Class X-A	%(2)
Class A-M	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B and Class C certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the rate specified in clause (ii), or (iv) the rate specified in clause (ii), less a specified rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.
B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B and Class X-D certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

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For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan (including the non-serviced mortgage loans) and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.05250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of

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each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (including any related serviced companion loan) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each mortgage loan or serviced whole loan will be subject to an aggregate cap per mortgage loan or serviced whole loan of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” in this prospectus. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than the non-serviced mortgage loans) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan) at a per annum rate equal to 0.0062%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (including non-serviced mortgage loans, but

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excluding any companion loans) at a per annum rate equal to 0.0026%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the

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Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan”, “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
245 Park Avenue	0.00125%	0.25000%
Olympic Tower	0.00125%	0.25000%
iStar Leased Fee Portfolio	0.00250%	0.25000%
Save Mart Portfolio	0.00250%	0.25000%

Distributions

A. Allocation Between VRR
Interest and Non-VRR
Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.
B. Amount and Order of
Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class

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R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero;

Sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero; and

Seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

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Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class S and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions” in this prospectus; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates), including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

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A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of
Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, and Class X-D certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions”.

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On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the following chart.

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.
(2)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates and the Class X-B and Class X-D certificates are not offered by this prospectus.
(3)	Other than the Class X-B, Class X-D, Class S and Class R certificates and the VRR Interest.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates

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will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

	●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

	●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

	●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

	●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

	●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

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With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan—Application of Payments,” “—211 Main Street Whole Loan—Application of Payments” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees

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payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

● protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

● maintain the priority of the lien on the related mortgaged property; and/or

● enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

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With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 41 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 196 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,132,400,405.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 41 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this

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prospectus as a “pari passu companion loan”) and (iii) in the case of 5 of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)
245 Park Avenue(2)	$93,750,000	8.3%	$986,250,000	$120,000,000	48.9%	2.73x	10.7%
Gateway Net Lease Portfolio	$85,000,000	7.5%	$268,000,000	$170,000,000	45.0%	3.54x	14.1%
Olympic Tower(3)	$80,000,000	7.1%	$531,000,000	149,000,000	32.2%	2.70x	11.2%
Starwood Capital Group Hotel Portfolio	$80,000,000	7.1%	$497,270,000	N/A	60.4%	2.72x	12.4%
211 Main Street	$60,000,000	5.3%	$110,219,000	$25,000,000	57.9%	2.49x	9.0%
740 Madison	$50,000,000	4.4%	$40,000,000	N/A	60.0%	1.96x	8.0%
iStar Leased Fee Portfolio	$45,400,000	4.0%	$181,600,000	N/A	65.6%	2.12x	8.2%
Save Mart Portfolio	$40,000,000	3.5%	$98,000,000	$32,000,000	38.1%	3.02x	14.4%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans.

(2)	Excludes $568,000,000 million of mezzanine debt.

(3)	Excludes $240,000,000 million of mezzanine debt.

The Gateway Net Lease Portfolio, Starwood Capital Group Hotel Portfolio, 211 Main Street and 740 Madison whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans”, any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan” and any related subordinate companion loan is referred to in this prospectus as a “serviced subordinate companion loan”.

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Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate- holder	Operating Advisor	Asset Representations Reviewer
245 Park Avenue	245 Park Avenue Trust 2017-245P	8.3%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	Trimont Real Estate Advisors, LLC	N/A
Olympic Tower	Olympic Tower 2017-OT	7.1%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	BlackRock Financial Management, Inc.	N/A	N/A
iStar Leased Fee Portfolio	MSC 2017-H1	4.0%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Argentic Securities Income USA LLC	Trimont Real Estate Advisors, LLC	Trimont Real Estate Advisors, LLC
Save Mart Portfolio	UBS 2017-C1	3.5%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	NRFC Income Opportunity Securities Holdings, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Mortgage Loan Characteristics

The following table sets set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,132,400,405
Number of mortgage loans	41
Number of mortgaged properties	196
Range of Cut-off Date Balances	$3,100,000 to $93,750,000
Average Cut-off Date Balance	$27,619,522
Range of Mortgage Rates	3.5547% to 5.9000%
Weighted average Mortgage Rate	4.2576%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	59 months to 120 months
Weighted average remaining term to maturity(2)	109 months
Range of original amortization term(3)	360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	358 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	32.2% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	58.1%
Range of LTV Ratios as of the maturity date(2)(4)(5)	32.2% to 68.9%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	54.2%
Range of UW NCF DSCR(5)(6)	1.21x to 3.92x
Weighted average UW NCF DSCR(5)(6)	2.19x
Range of UW NOI Debt Yield(4)(5)	7.4% to 16.1%
Weighted average UW NOI Debt Yield(4)(5)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	50.9%
Interest Only, then Amortizing	22.7%
Amortizing Balloon	18.0%
Interest Only, ARD	8.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio has been calculated using the “as-is” appraised value.

(5)	In the case of the 245 Park Avenue (8.3%), Gateway Net Lease Portfolio (7.5%), Olympic Tower (7.1%), Starwood Capital Group Hotel Portfolio (7.1%), 211 Main Street (5.3%), 740 Madison (4.4%), iStar Leased Fee Portfolio (4.0%) and Save Mart Portfolio (3.5%) mortgage loans, each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loans, but excluding any related subordinate companion loan(s).

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal

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and interest payable immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

None of the mortgage loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring, or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on
Projections of Future Income	Fourteen (14) of the mortgage loans (30.4%) are secured by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to the Hampton Inn Braintree mortgage loan (1.3%) and the Union Hotel – Brooklyn mortgage loan (0.6%), the related borrowers are not required to make FF&E reserve deposits equal to 4% of gross revenues, as provided for in GACC’s underwriting guidelines for hotel properties, until after June 6, 2019, in the case of the Hampton Inn Braintree mortgage loan, and after June 6, 2020, in the case of the Union Hotel – Brooklyn mortgage loan. GACC’s decision

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to include the Hampton Inn Braintree mortgage loan in the transaction was based on the property improvement plan (“PIP”) that will be implemented at the related mortgaged property for which $2,816,808, representing 110% of the anticipated costs associated with such PIP, was reserved for at loan origination, and GACC’s decision to include the Union Hotel – Brooklyn mortgage loan was based on renovations to the related mortgaged property that were completed in May 2017. With respect to the 2215 Broadway mortgage loan (0.9%), the underwritten net cash flow DSCR is lower than the underwritten net cash flow DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the 2215 Broadway mortgage loan in the transaction was based on the mortgaged property having a cut-off date loan-to-value ratio lower than the loan-to-value ratio of 75.0% provided for in GACC’s underwriting guidelines for retail properties, and having an average underwritten base rent at the mortgaged property which is approximately 18.4% below the appraiser’s average concluded market rent. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation —Exceptions”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the

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credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

● BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

● The certificate administrator’s website initially located at www.ctslink.com

● The master servicer’s website initially located at www.pnc.com/midland

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate

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the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or a defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the 245 Park Avenue whole loan, Olympic Tower whole loan and Save Mart Portfolio whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan”, “—iStar Leased Fee Portfolio Whole Loan” and “—Save Mart Portfolio Whole Loan”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”,

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“—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portion of the issuing entity consisting of (i) collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the VRR Interest, and (ii) uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon, beneficial ownership of which is represented by the VRR Interest, will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”).

Pertinent federal income tax consequences of an investment in the offered certificates include:

● Each class of offered certificates will constitute REMIC “regular interests”.

● The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

● You will be required to report income on your offered certificates using the accrual method of accounting.

● It is anticipated that the Class [__] certificates will be issued with original issue discount, that the Class [ ] certificates will be issued with de minimis original issue discount and that the Class [___] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and

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consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

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●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

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●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

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A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

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In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse

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impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild

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such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

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Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the

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mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

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Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

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●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure

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sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations.

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We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

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●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

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A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

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Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are

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less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See “—Office Properties Have Special Risks”, “—Hospitality Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Self-Storage Properties Have Special Risks”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related

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condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

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●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, multifamily, mixed use and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New

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York and Texas. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover

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certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the

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related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

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Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

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Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely

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affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a

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common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

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There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan,

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and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases beginning in 2018 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases beginning in 2018 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be

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adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant

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property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus,

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and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan

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Chase Bank, National Association—Review of JPMCB Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

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Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” values, we cannot assure you that those assumptions are or will be accurate or that the “as complete”, “as-stabilized”, “hypothetical as is”, “as portfolio” or “prospective” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—JPMorgan Chase Bank, National Association”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of

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transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or

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general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a

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loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action

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by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

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Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy,

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the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could

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be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal

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balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

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In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated maturity date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease

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(including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

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See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, Deutsche Bank AG, New York Branch, one of the originators and the initial risk retention consultation party, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates

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to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, New York Branch is expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and is (or is affiliated with the entity) expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holders of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the VRR Interest entitled to appoint the risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to the risk

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retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Deutsche Bank AG, New York Branch (or its majority-owned affiliate) (as a holder of the VRR Interest or the risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that Deutsche Bank AG, New York Branch (as a holder of the VRR Interest or the risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in
“—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,
“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

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The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the party expected to be designated to consult with the special servicer on their behalf as the risk retention consultation party are each an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor, and Deutsche Bank AG, New York Branch, an originator, the initial risk retention consultation party and the initial holder of the VRR Interest. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor and originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be

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administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer mortgage loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer mortgage loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer mortgage loans). While the special servicer will have the same access to information related to the excluded special servicer mortgage loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer mortgage loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer mortgage loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2017-C6 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s

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opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio mortgage loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street mortgage loan) and the retaining third-party purchaser of the Class E-RR, Class F-RR, Class G-RR and Class S certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, collateral property owners and their vendors, the risk retention consultation party or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

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In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties.  As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.  Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.  Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation party or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties.  As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.  Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, will be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable

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excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio mortgage loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street mortgage loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The controlling class representative will be controlled by the controlling class certificateholders. Similarly, with respect to each of the Gateway Net Lease Portfolio whole loan and the 211 Main Street whole loan, the special servicer may, at the direction of the holder of the related subordinate companion loan, while such holder is the Gateway Net Lease Portfolio directing holder or the 211 Main Street directing holder, as applicable, take actions with respect to the Gateway Net Lease Portfolio whole loan or the 211 Main Street whole loan, as applicable, that could adversely affect the holders of some or all of the classes of certificates.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) or on behalf of the subordinate companion loan holders (in the case of the Gateway Net Lease Portfolio and 211 Main Street whole loans for so long as the related control appraisal period is not continuing) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Holder
245 Park Avenue	245 Park Avenue Trust 2017-245P	245 Park Avenue Trust 2017-245P(1)	Prima Mortgage Investment Trust, LLC(1)
Gateway Net Lease Portfolio	DBJPM 2017-C6
Olympic Tower	Olympic Tower 2017-OT	Olympic Tower 2017-OT	BlackRock Financial Management, Inc.
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	DBJPM 2017-C6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(2)
211 Main Street	DBJPM 2017-C6	(2)
740 Madison	DBJPM 2017-C6	DBJPM 2017-C6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
iStar Leased Fee Portfolio	MSC 2017-H1	MSC 2017-H1	Argentic Securities Income USA LLC
Save Mart Portfolio	UBS 2017-C1	UBS 2017-C1	NRFC Income Opportunity Securities Holdings, LLC

(1)	The initial directing holder for the Gateway Net Lease Portfolio whole loan is expected to be Athene Annuity and Life Company, as holder of the Gateway Net Lease Portfolio controlling subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan” in this prospectus.

(2)	The initial directing holder for the 211 Main Street whole loan is expected to be Athene Annuity and Life Company, as holder of the 211 Main Street controlling subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—211 Main Street Whole Loan” in this prospectus.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—

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Gateway Net Lease Portfolio Whole Loan”, “—Starwood Capital Hotel Portfolio Whole Loan”, “—211 Main Street Whole Loan” and “—740 Madison Whole Loan”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the controlling class representative or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio mortgage loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street mortgage loan) and the retaining third-party purchaser of the Class E-RR, Class F-RR, Class G-RR and Class S certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

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Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR and Class G-RR certificates, which is referred to in this prospectus as the “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors. In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, will be the Retaining Third-Party Purchaser. The Retaining Third-Party Purchaser, or an affiliate, will constitute the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio whole loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street whole loan) and serviced whole loans (other than, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio whole loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street whole loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan—Consultation and Control”,
“—Olympic Tower Whole Loan—Consultation and Control”, “—iStar Leased Fee Portfolio Whole Loan—Consultation and Control” and “—Save Mart Portfolio Whole Loan—Consultation and Control”.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is

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continuing, the Gateway Net Lease Portfolio mortgage loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street mortgage loan) and the Retaining Third-Party Purchaser of the Class E-RR, Class F-RR and Class G-RR certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

HNA Group, the borrower sponsor of the 245 Park Avenue whole loan, owns approximately 9.92% of Deutsche Bank AG, the indirect parent of GACC, one of the sponsors and mortgage loan sellers, as well as an affiliate of Deutsche Bank AG, New York Branch, an originator, the initial Risk Retention Consultation Party and the holder of the VRR Interest, and Deutsche Bank Securities Inc., an underwriter.  Accordingly, the related originator’s incentives in originating the whole loan may not align with those of the purchasers of the certificates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

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Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

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Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an ongoing basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

On September 30, 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of the European Union (the “Council”) has also published compromise proposals concerning the Securitization Regulation. On the December 8, 2016, The Economic and Monetary Affairs Committee of the European Parliament (“ECON”) agreed a number of compromise amendments to the Securitization Regulation (the “ECON Amendments”) which were adopted by the European Parliament on December 19, 2016. The current step in the legislative process is the trilogue discussions among the European Commission, the Council and representatives of the European Parliament which are taking place on a periodic basis, with sessions scheduled to be held until at least mid-June 2017. It is unclear at this time when the Securitization Regulation will become effective and which, if any, of the ECON Amendments will be included in the final regulation. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements, the European Commission’s proposal for the Securitization Regulation and the ECON Amendments. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk

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Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third

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parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that

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they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 4 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of two nationally recognized statistical rating organizations engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organizations for the classes of certificates. If the depositor had selected either of such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a

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result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

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●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage

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Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-D certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B and/or Class X-D certificates. Investors in the Class X-A, Class X-B and Class X-D certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

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For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and

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“Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the controlling class representative will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the controlling class representative will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan and, for so long as no (x) Gateway Net Lease Portfolio control appraisal period is continuing, the Gateway Net Lease Portfolio mortgage loan, and (y) 211 Main Street control appraisal period is continuing, the 211 Main Street mortgage loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling

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notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the controlling class representative for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation party and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)	may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)	does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)	may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)	will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E-RR, Class F-RR and Class G-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act

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on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. There will be no operating advisor under (i) the 245 Park Avenue Trust 2017-245P trust and servicing agreement with respect to the 245 Park Avenue mortgage loan and (ii) the Olympic Tower 2017-OT trust and servicing agreement with respect to the Olympic Tower Mortgage Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the VRR Interest evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special

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servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan”, “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if

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a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the Gateway Net Lease Portfolio (7.5%) and 211 Main Street (5.3%) mortgage loans, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan and any related subordinate companion loans on a pro rata basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan” and “—211 Main Street Whole Loan”.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon

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their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the

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“FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company's estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to

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a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

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Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 41 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,132,400,405 (the “Initial Pool Balance”) The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in June 2017 (or, in the case of any Mortgage Loan that has its first due date after June 2017, the date that would have been its due date in June 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Eight (8) of the Mortgage Loans (47.2%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of 5 of the Mortgage Loans (31.7%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)	24	$535,926,981	47.3%
JPMorgan Chase Bank, National Association(4)	15	422,723,424	37.3
German American Capital Corporation/JPMorgan Chase Bank, National Association(5)	2	173,750,000	15.3
Total	41	$1,132,400,405	100.0%

(1)	Twenty-two (22) Mortgage Loans (36.7%) were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and acquired by German American Capital Corporation.

(2)	The Olympic Tower Mortgage Loan (7.1%) is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation), Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. The Mortgage Loan is evidenced by three promissory notes, Note A-1-C1, Note A-1-C4 and Note A-1-C5, with an aggregate principal balance of $80,000,000 as of the Cut-off Date, as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller.

(3)	The Save Mart Portfolio Mortgage Loan (3.5%) is part of a whole loan that was co-originated by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”), Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and Cantor Commercial Real Estate Lending, L.P. The Mortgage Loan is evidenced by one promissory note, Note A-5, with a principal balance of $40,000,000 as of the Cut-off Date, as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller.

(4)	The Gateway Net Lease Portfolio Mortgage Loan (7.5%), as to which JPMorgan Chase Bank, National Association will act as mortgage loan seller, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association and Bank of America, N.A. The iStar Leased Fee Portfolio Mortgage Loan (4.0%), as to which JPMorgan Chase Bank, National Association will act as mortgage loan seller, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Barclays Bank PLC and Bank of America, N.A.

(5)	The 245 Park Avenue Mortgage Loan (8.3%), is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Natixis Real Estate Capital LLC, Société Générale, Deutsche Bank AG, New York Branch (an affiliate of German American

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Capital Corporation) and Barclays Bank PLC. The Mortgage Loan is evidenced by two promissory notes, Note A-2-A-2 with a principal balance of $75,000,000 as of the Cut-off Date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller, and Note A-2-C-1-A with a principal balance of $18,750,000 as of the Cut-off Date, as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller. In addition, the Starwood Capital Group Hotel Portfolio Mortgage Loan (7.1%), is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation), Bank of America, N.A and Barclays Bank PLC. The Mortgage Loan is evidenced by two promissory notes, Note A-7 with a principal balance of $40,000,000 as of the Cut-off Date as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation)) is acting as mortgage loan seller, and Note A-1 with a principal balance of $40,000,000 as of the Cut-off Date as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on June 29, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified

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on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (7.1%), the Appraised Value represents the “as-is” value for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values of the individual Mortgaged Properties. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” Appraised Value of a related

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Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” Appraised Values, as opposed to the “as-is” Appraised Value.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan, unless otherwise indicated, the Cut-off Date LTV Ratio was calculated based on a portfolio Appraised Value that

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reflects a premium attributed to the aggregate value of the entire portfolio of related Mortgaged Properties as a whole as opposed to the sum of the appraised values of the individual Mortgaged Properties.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” Appraised Values, as opposed to the “as-is” Appraised Value.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan, unless otherwise indicated, the respective LTV Ratio at Maturity or ARD was calculated based on a portfolio Appraised Value that reflects a premium attributed to the aggregate value of the entire portfolio of related Mortgaged Properties as a whole, as opposed to the sum of the appraised values of the individual Mortgaged Properties.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

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“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial, mixed use (to the extent the related Mortgaged Property includes office, retail or industrial space) and self-storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

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“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF“, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. In the case of the 245 Park Avenue (8.3%), Gateway Net Lease Portfolio (7.5%), Olympic Tower (7.1%), 211 Main Street (5.3%), 740 Madison (4.4%), Wilmont (4.2%), 50 West Liberty (3.0%), City Crossing (1.8%), Santa Barbara Corporate Center (1.4%) and 8333 Royal Ridge (0.4%) Mortgage Loans, UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating of the applicable tenants and/or lease guarantors.

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“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective

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borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. In the case of the 245 Park Avenue (8.3%), Gateway Net Lease Portfolio (7.5%), 211 Main Street (5.3%), 740 Madison (4.4%) and City Crossing (1.8%) Mortgage Loans, UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating of the applicable tenants and/or lease guarantors.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

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“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment and (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 5 Mortgage Loans (22.7%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

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Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut- off Date Balance(1)	Approx. % of Initial Pool Balance
Office	22	$288,757,361	25.5%
CBD	5	242,000,000	21.4
Suburban	10	41,158,413	3.6
Medical	7	5,598,948	0.5
Retail	43	271,221,685	24.0
Anchored(2)	41	224,721,685	19.8
Unanchored	2	46,500,000	4.1
Hospitality	70	161,693,000	14.3
Limited Service	43	69,601,641	6.1
Full Service	5	52,330,373	4.6
Extended Stay	22	39,760,986	3.5
Multifamily	7	151,714,823	13.4
Garden	7	151,714,823	13.4
Mixed Use	4	114,995,000	10.2
Office/Retail	3	95,000,000	8.4
Retail/Multifamily	1	19,995,000	1.8
Industrial	37	86,732,639	7.7
Warehouse/Distribution	22	48,842,161	4.3
Manufacturing	7	22,040,535	1.9
Flex	6	14,608,260	1.3
Warehouse	2	1,241,683	0.1
Leased Fee	12	45,400,000	4.0
Self Storage	1	11,885,896	1.0
Total	196	$1,132,400,405	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes anchored and single tenant properties.

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Office Properties. With respect to the office properties set forth in the above chart and mixed use properties with office components:

●	With respect to the 245 Park Avenue (8.3%) and 211 Main Street (5.3%) Mortgaged Properties, the related borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which may compete with the related Mortgaged Property.

●	With respect to the 211 Main Street Mortgaged Property (5.3%), the lease of the sole tenant, Charles Schwab, is not subordinate to the Mortgage Loan, and the lender did not obtain a subordination, non-disturbance and attornment agreement at origination. The lease does not contain any option or preferential right to purchase the Mortgaged Property nor any early termination provisions (other than for casualty or condemnation). However, the terms of the Mortgage Loan documents will be subordinate to the terms of the related lease in the event of a conflict between the terms of the related documents. In addition, in the event of a foreclosure or deed-in-lieu of foreclosure, the lender or its designee would take title to the Mortgaged Property subject to the related lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	The 740 Madison (4.4%), Columbus Park Crossing South (2.5%), El Paseo Square (2.4%), Oregon City Shopping Center (2.0%), City Crossing (1.8%), University Shopping Center (1.5%), El Cajon Retail (1.0%), Main Street Square (0.7%) and Royal Palm Square (0.4%) Mortgaged Properties are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant,” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	With respect to the Save Mart Portfolio Mortgaged Properties (3.5%), the borrower has the right to convert the improvements located on a percentage of the Mortgaged Properties to Alternative Retail Formats (as defined below), subject to certain conditions set forth the Mortgage Loan documents, including that: (i) not more than 2 conversions are currently occurring (and any prior conversions have been completed by the tenant in all respects in lender’s sole, but reasonable discretion), (ii) the borrower may not convert more than the lesser of (x) 10 Mortgaged Properties and (y) Mortgaged Properties whose allocated loan amounts (in the aggregate) exceed 35% of the original principal balance of the Whole Loan, (iii) in the event that the total cost of the alterations in connection with a conversion is less than, in the aggregate, the lesser of (x) $3,500,000 and (y) 5% of the outstanding balance of the Whole Loan (the “Conversion Threshold”), the borrower is required to deliver to the lender a guaranty of the lien-free completion of the alterations and additional security for the payment of its obligations under the Mortgage Loan documents, and (iv) in the event the total cost of the alterations in connection with a conversion equals to or exceeds, in the aggregate, the Conversion Threshold, the borrower is required to deliver to the lender (x) an acceptable guaranty of lien-free completion of the alterations for the total cost of such alterations, plus (y) security for the cost of renovations in the form of, (A) cash, (B) a letter of credit, (C) U.S. Obligations , (D) other securities acceptable to lender or (E) a completion bond (provided that options (D) and (E) also require delivery of rating agency confirmation). An “Alternative Retail Format” is any of (a) a grocery store format currently operated by Save Mart Supermarkets as a “Save Mart”, “S Mart”, “Lucky”, “Lucky California” or “Food Maxx”, (b) another traditional or small format retail grocery that Save Mart Supermarkets is operating in multiple stores at locations other than the Mortgaged Properties, (c) a warehouse club format similar to “Costco” that Save Mart is operating in multiple stores at locations other than at the Mortgaged Properties, (d) another traditional or small format retail grocery or warehouse club format similar to “Costco” that is not used at multiple other locations, provided

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that Save Mart has demonstrated to the lender that the size and other customary factors of such format are suitable for the geographic and demographic characteristics of the area where such Mortgaged Property is located or (e) another format acceptable to the lender.

●	On October 27, 2015, Walgreens Boots Alliance, Inc. (“Walgreens Boots”), which owns Walgreens, announced its intention to acquire Rite Aid Corporation. On January 30, 2017, Walgreens Boots announced that it and Rite Aid Corporation had entered into an amendment and extension of the previously announced merger. In connection with the amendment, Walgreens Boots announced that it would be required to divest up to 1,200 Rite Aid stores. On December 20, 2016, Walgreens Boots announced an agreement to sell 865 Rite Aid stores to Fred’s Inc. and on January 5, 2017 Walgreens Boots announced that the acquisition is expected to close in 2017. Although Walgreens Boots has not publicly identified any particular Rite Aid store planned for sale to Fred’s, Inc., if the intended acquisition of Rite Aid Corporation were to occur, we cannot assure you that a Rite Aid tenant or shadow tenant at any Mortgaged Property or at any adjacent or nearby property will not be sold as part of the transaction. For example, with respect to the Oregon City Shopping Center Mortgaged Property (2.0%), the second largest tenant is Rite Aid.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties set forth in the below chart:

●	With respect to the Cincinnati Eastgate Holiday Inn Mortgaged Property (1.2%), the related borrower sponsor is expected in the future to have an ownership interest in a hotel property that will be located within five miles of the related Mortgaged Property that is expected to partially or directly compete with such Mortgaged Property.

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●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Allocated Cut- off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement		Maturity Date	Upfront PIP Reserve	Renewal Option
Hampton Inn Braintree	$15,100,000	1.3%	5/31/2032		6/6/2027	$2,816,808	No
Cincinnati Eastgate Holiday Inn	$13,325,000	1.2%	12/20/2023		5/1/2022	$445,000	No
Springhill Suites Wilmington Mayfaire	$11,268,000	1.0%	5/24/2037		6/1/2024	$122,393	No
Union Hotel - Brooklyn	$7,000,000	0.6%	12/14/2031	(1)	6/6/2027	N/A	No
Starwood Capital Group Hotel Portfolio
Hampton Inn Ann Arbor North	$1,830,510	0.2%	3/1/2022		6/1/2027	N/A	No
Holiday Inn Arlington Northeast Rangers Ballpark	$1,739,891	0.2%	8/1/2022		6/1/2027	N/A	No
Residence Inn Toledo Maumee	$1,721,767	0.2%	6/1/2028		6/1/2027	N/A	No
Residence Inn Williamsburg	$1,649,271	0.1%	8/1/2019		6/1/2027	N/A	No
Hampton Inn Suites Waco South	$1,522,404	0.1%	8/1/2028		6/1/2027	N/A	No
Holiday Inn Louisville Airport Fair Expo	$1,495,219	0.1%	8/1/2022		6/1/2027	N/A	No
Courtyard Tyler	$1,468,033	0.1%	7/1/2030		6/1/2027	N/A	No
Hilton Garden Inn Edison Raritan Center	$1,468,033	0.1%	4/1/2022		6/1/2027	N/A	No
Hilton Garden Inn St Paul Oakdale	$1,449,909	0.1%	6/1/2025		6/1/2027	N/A	No
Residence Inn Grand Rapids West	$1,431,785	0.1%	10/1/2029		6/1/2027	$20,050	No
Peoria, AZ Residence Inn	$1,422,723	0.1%	12/1/2018		6/1/2027	$27,609	No
Hampton Inn Suites Bloomington Normal	$1,413,661	0.1%	11/1/2026		6/1/2027	N/A	No
Courtyard Chico	$1,386,475	0.1%	6/1/2031		6/1/2027	$500,000	No
Hampton Inn Suites Kokomo	$1,341,166	0.1%	3/1/2022		6/1/2027	N/A	No
Hampton Inn Suites South Bend	$1,341,166	0.1%	3/1/2022		6/1/2027	N/A	No
Courtyard Wichita Falls	$1,277,732	0.1%	12/1/2029		6/1/2027	N/A	No
Hampton Inn Morehead	$1,241,485	0.1%	1/1/2030		6/1/2027	$132,000	No
Residence Inn Chico	$1,205,237	0.1%	2/1/2025		6/1/2027	N/A	No
Courtyard Lufkin	$1,150,865	0.1%	10/1/2029		6/1/2027	N/A	No
Hampton Inn Carlisle	$1,141,803	0.1%	2/1/2022		6/1/2027	N/A	No
Springhill Suites Williamsburg	$1,141,803	0.1%	11/1/2019		6/1/2027	N/A	No
Fairfield Inn Bloomington	$1,132,741	0.1%	3/1/2022		6/1/2027	N/A	No
Waco Residence Inn	$1,105,555	0.1%	10/1/2027		6/1/2027	$1,596,000	No
Holiday Inn Express Fishers	$1,033,060	0.1%	5/1/2022		6/1/2027	N/A	No
Springhill Suites Chicago Naperville Warrenville	$951,503	0.1%	5/1/2033		6/1/2027	N/A	No
Holiday Inn Express & Suites Paris	$942,441	0.1%	8/1/2022		6/1/2027	N/A	No
Toledo Homewood Suites	$942,441	0.1%	1/1/2030		6/1/2027	$928,620	No
Grand Rapids Homewood Suites	$915,255	0.1%	1/1/2030		6/1/2027	$516,183	No
Cheyenne Fairfield Inn and Suites	$851,821	0.1%	8/1/2029		6/1/2027	$936,000	No
Fairfield Inn Laurel	$851,821	0.1%	4/1/2019		6/1/2027	N/A	No
Courtyard Akron Stow	$833,698	0.1%	10/1/2025		6/1/2027	N/A	No
Towneplace Suites Bloomington	$788,388	0.1%	3/1/2025		6/1/2027	N/A	No
Hampton Inn Danville	$779,326	0.1%	2/1/2022		6/1/2027	N/A	No
Holiday Inn Norwich	$770,264	0.1%	2/1/2022		6/1/2027	N/A	No
Hampton Inn Suites Longview North	$761,202	0.1%	2/1/2029		6/1/2027	N/A	No
Springhill Suites Peoria Westlake	$761,202	0.1%	5/1/2033		6/1/2027	N/A	No
Hampton Inn Suites Buda	$752,140	0.1%	1/1/2029		6/1/2027	N/A	No
Shawnee Hampton Inn	$752,140	0.1%	1/1/2030		6/1/2027	$1,111,435	No
Racine Fairfield Inn	$734,016	0.1%	11/1/2021		6/1/2027	$113,193	No
Hampton Inn Selinsgrove Shamokin Dam	$715,893	0.1%	2/1/2022		6/1/2027	N/A	No
Holiday Inn Express & Suites Terrell	$679,645	0.1%	8/1/2022		6/1/2027	N/A	No
Westchase Homewood Suites	$657,824	0.1%	1/1/2030		6/1/2027	$2,901	No
Holiday Inn Express & Suites Tyler South	$652,459	0.1%	8/1/2022		6/1/2027	N/A	No
Holiday Inn Express & Suites Huntsville	$625,273	0.1%	8/1/2022		6/1/2027	N/A	No
Hampton Inn Sweetwater	$570,902	0.1%	1/1/2030		6/1/2027	N/A	No
Comfort Suites Buda Austin South	$480,282	0.0%	8/1/2022		6/1/2027	N/A	No
Fairfield Inn & Suites Weatherford	$453,097	0.0%	3/1/2029		6/1/2027	N/A	No
Holiday Inn Express & Suites Altus	$367,156	0.0%	8/1/2022		6/1/2027	N/A	No
Comfort Inn & Suites Paris	$326,229	0.0%	8/1/2022		6/1/2027	N/A	No
Hampton Inn Suites Decatur	$312,179	0.0%	11/1/2028		6/1/2027	N/A	No
Holiday Inn Express & Suites Texarkana East	$289,090	0.0%	8/1/2022		6/1/2027	N/A	No
Mankato Fairfield Inn	$259,061	0.0%	12/1/2030		6/1/2027	N/A	No
Candlewood Suites Texarkana	$200,295	0.0%	8/1/2022		6/1/2027	N/A	No
Country Inn & Suites Houston Intercontinental Airport East	$190,218	0.0%	8/1/2027		6/1/2027	N/A	No

(1)	Either the franchisor or the borrower may terminate the franchise agreement, with or without cause, on the 5th, 10th or 15th anniversary of December 14, 2011, the effective date of the franchise agreement.

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●	With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
Portola Hotel & Spa	3.1%	28.0	%(1)

(1)	Expressed as a percentage of Underwritten Revenues solely for the hotel portion of the Mortgaged Property.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (7.1%), 11 of the Mortgaged Properties securing the related Mortgage Loan are Larkspur Landing branded hotels. The Larkspur Landing franchise is affiliated with the borrower sponsor, and there are no franchise agreements in place with respect to such Mortgaged Properties. There is a license agreement between the borrowers and an affiliate of the sponsor to use the intellectual property associated with the Larkspur Landing brand. The lender has received a comfort letter which provides that, upon the foreclosure, deed-in-lieu of foreclosure or appointment of a receiver for the Mortgaged Property, the lender has the right to continue using the license for a period of 12 months following any such realization or terminate the license without any fee. The comfort letter also grants the lender the right, but not the obligation, to cure defaults by the borrowers under the license agreement.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (7.1%), each of the 65 Mortgaged Properties are subject to operating leases with affiliates of the related borrowers. The operating lessees are parties to the Mortgage Loan agreement and have assigned their rights under each operating lease to surrender the leasehold, subleasehold or subsubleasehold estates created by such operating lease or to terminate, cancel, modify, change, supplement, alter or amend such operating lease, except that the Mortgage Loan documents allow the borrowers to modify the operating leases to reflect adjustments in the rents payable in connection with (x) the exercise of each renewal or extension option and/or (y) within 30 days of receipt of a market study transfer pricing report prepared by an approved accountant, provided that: (A) no event of default has occurred and is then continuing; (B) such change in rents is not reasonably expected to have a material adverse effect or materially impair the operation, value or use of any Mortgaged Property; (C) the borrowers provide the lender with executed copies of all applicable modification documents; (D) after taking into account any such rental increase or decrease, the aggregate rent payable under all operating leases is not less than the greater of: (I) an amount necessary to cause the debt service coverage ratio (as calculated in the Mortgage Loan documents) to be at least equal to 1.00x and (II) an amount sufficient to enable the borrower to pay the aggregate debt servicing obligations and operating expenses; and (E) after taking into account such increase or decrease, the rent payable under such operating lease is not greater than fair market rent with respect to each applicable Mortgaged Property, as reasonably determined by the borrowers in good faith based on their commercially reasonable business judgment. In addition, long as no event of default is continuing, the borrowers may enter into immaterial, non-monetary modifications, changes, supplements, alterations or amendments, in each case, without the consent of the lender.

●	The Portola Hotel & Spa Mortgaged Property (3.1%) is not a flagged hospitality property.

●	With respect to the iStar Leased Fee Portfolio Mortgage Loan (4.0%), there are seven Mortgaged Properties partially securing the Mortgage Loan that consist of hotels associated with national franchisors, but due to the leased fee nature of the collateral, the expiration dates for those agreements are not shown above. The lender underwrote the related Mortgage Loan solely based on the revenues associated with the related ground leases for the Mortgaged Properties.

●	With respect to the Union Hotel - Brooklyn Mortgage Loan (0.6%), on the Mortgage Loan origination date, the borrower deposited $28,808 and is required, on each payment date occurring in April through January, to deposit $9,602 per month (subject to adjustment from time

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to time by the lender), into the seasonal working capital reserve account.  Amounts on deposit in the seasonal working capital reserve account are required to be applied by the lender to pay debt service and fund reserves and operating expenses on payment dates in February and March (subject to adjustment from time to time by the lender) and to the extent funds on deposit are insufficient, the borrower will be required to pay any shortfall. In addition, either the franchisor or the borrower may terminate the franchise agreement, with or without cause, on the 5th, 10th or 15th anniversary of December 14, 2011 (the effective date of the franchise agreement), provided that, if the franchisor or the borrower exercises this option, the borrower may enter into a replacement franchise agreement or, so long as the debt yield for the Mortgaged Property is at least 10%, operate the Mortgaged Property as an independent hotel not subject to a franchise agreement, provided that the borrower is required to, among other things, (i) on or prior to the 30th day preceding the termination of the current franchise agreement enter into an agreement to list the Mortgaged Property on a national hotel reservation system; and (ii)  no later than the 30th day after the termination of the current franchise agreement hire an unaffiliated qualified manager.

●	With respect to the Cincinnati Eastgate Holiday Inn Mortgaged Property (1.2%), at origination of the Mortgage Loan, the borrower was required to reserve $445,000 for the remaining repairs required by the franchisor after an inspection in October 2016, which revealed that certain portions of the Mortgaged Property were not in compliance with brand standards at the time of the inspection. The repairs include renovations to the public and guestroom corridors to bring them into brand standards (including replacement or repair of carpets and vinyl wall coverings). The Mortgage Loan documents require the borrower to complete the repairs on or before the deadline required by the franchisor. Any failure of the borrower to complete the repairs on or before the deadline provided by the franchisor could result in a default and/or termination of the franchise agreement.

●	With respect to the Cincinnati Eastgate Holiday Inn Mortgaged Property (1.2%), the liquor license is held by an affiliate of the borrower. The affiliate has entered into a liquor license agreement with the lender. The license holder (unless and until it has been released pursuant to the agreement with the lender) has agreed that for a period of up to 60 days following a transfer of the hotel (or the direct or indirect ownership interests in the owner of the hotel) by means of foreclosure, deed in lieu of foreclosure or by any other similar method, which period may be extended pursuant to written notice from lender to the license holder for a longer period as may be reasonably necessary for the lender to obtain new liquor licenses with respect to the hotel, but in no event to exceed 120 days after the foreclosure, and provided that the lender is diligently pursuing new liquor licenses with regards to the hotel, the license holder will, at the lender’s sole cost and expense, cooperate with the lender, as reasonably requested by the lender and at all times subject to all applicable laws and requirements, in any matters affecting the liquor license (including, without limitation, (i) continuing to operate the facilities serving alcoholic beverages at the hotel, (ii) if permitted by law, causing the transfer of the licenses to the lender or its designee, (iii) assisting in the application for a new license and (iv) if permitted by law, entering into an interim agreement, with a term expiring no later than the 60th (or, if the time period referenced above is extended to 120 days, the 120th) day following the foreclosure or such later date as may be agreed by the parties in writing, permitting the lender (or its designee) to operate the beverage services and related facilities at the hotel under the licenses pending transfer of the licenses containing those provisions reasonably required by the license holder and as may be further required under applicable law). The rights of the license holder and borrower under the agreement terminate automatically upon the earlier to occur of (x) a termination by successor owner upon notice to the license holder or (y) the satisfaction of the license holder’s obligations under and in accordance with the liquor license agreement.

●	With respect to the Springhill Suites Wilmington Mayfaire Mortgaged Property (1.0%), in connection with a transfer or issuance of indirect ownership interests in the borrower to Procaccianti Hotel REIT, Inc., or any newly-formed wholly-owned subsidiary of the aforementioned corporation (each, a “PH REIT”), an affiliate of the borrower, in accordance with

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the Mortgage Loan documents, the borrower may enter into an operating lease for the entire Mortgaged Property with a newly-formed Delaware limited liability company that is a special purpose entity and a wholly-owned subsidiary of Procaccianti Convertible Fund, LLC and is controlled by PH REIT (such new entity, “Operating Company”), provided, among other conditions, the Operating Company is required to (x) be a co-borrower with respect to the loan and (y) execute an amendment to the Mortgage Loan documents granting a lien on Operating Company’s leasehold estate with respect to the Mortgaged Property.

●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and
“—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties. With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●	With respect to the 2121 Ella Boulevard Mortgaged Property (1.1%), the related borrower sponsor has or is expected in the future to have an ownership interest in a multifamily property that will be located within five miles of the related Mortgaged Property that is expected to partially or directly compete with such Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office, retail and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties. With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

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Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to certain of the Mortgaged Properties, one or more of the 5 largest tenants that operates its space as a specialty use, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Bank Branch	4	16.9%
Restaurant	5	8.7%
Salon or Day Spa	4	8.5%
Non-Profit Organizations	2	3.7%
Gym, Fitness Center or a Health Club	2	3.3%
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	4	2.6%
Art Gallery	1	2.4%
Theater	2	1.3%
School or Educational Facility	2	1.1%
Laundry/Cleaner	1	1.0%
Data Center	1	0.1%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Rooms/Units(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)	U/W NOI Debt Yield(1)	Property Type
245 Park Avenue	$93,750,000	8.3%	$626	2.73	x	48.9%	10.7%	Office
Gateway Net Lease Portfolio	$85,000,000	7.5%	$67	3.54	x	45.0%	14.1%	Various
Olympic Tower	$80,000,000	7.1%	$1,163	2.70	x	32.2%	11.2%	Mixed Use
Starwood Capital Group Hotel Portfolio	$80,000,000	7.1%	$90,680	2.72	x	60.4%	12.4%	Hospitality
Vineyards at Forest Edge	$68,110,000	6.0%	$55,920	1.47	x	69.5%	9.6%	Multifamily
211 Main Street	$60,000,000	5.3%	$408	2.49	x	57.9%	9.0%	Office
740 Madison	$50,000,000	4.4%	$2,713	1.96	x	60.0%	8.0%	Retail
Wilmont	$47,500,000	4.2%	$118	1.88	x	65.1%	10.0%	Office
iStar Leased Fee Portfolio	$45,400,000	4.0%	$67	2.12	x	65.6%	8.2%	Other
Save Mart Portfolio	$40,000,000	3.5%	$80	3.02	x	38.1%	14.4%	Retail
Top 10 Total/Weighted Average	$649,760,000	57.4%		2.53	x	53.3%	10.9%

(1)	With respect to the 245 Park Avenue, Gateway Net Lease Portfolio, Olympic Tower, Starwood Capital Group Hotel Portfolio, 211 Main Street, 740 Madison, iStar Leased Fee Portfolio and Save Mart Portfolio mortgage loans, Loan per Pads/Rooms/Sq. Ft./Units, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include the related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

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See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include 5 Mortgage Loans (23.7%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Gateway Net Lease Portfolio	$85,000,000	7.5%
Starwood Capital Group Hotel Portfolio	80,000,000	7.1
iStar Leased Fee Portfolio	45,400,000	4.0
Save Mart Portfolio	40,000,000	3.5
El Paso Industrial Portfolio	18,000,000	1.6
Total	$268,400,000	23.7%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One (1) group of Mortgage Loans, (3.1%), set forth in the following table entitled “Related Borrower Loans”, is not cross-collateralized but has the same borrower sponsor or borrower sponsors related to each other. The following table shows the group of Mortgage Loans having borrower sponsors that are related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Oregon City Shopping Center	$22,500,000	2.0%
Chateau at Flamingo	12,450,000	1.1
Total for Group 1:	$34,950,000	3.1%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type,

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Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
CA	57	$364,423,064	32.2%
NY	5	$234,135,000	20.7%
TX	44	$189,139,049	16.7%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 30 other states, with no more than 4.4% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Mortgaged Properties securing approximately 24.3% of the Initial Pool Balance by Allocated Loan Amount, are located in Texas, Florida, North Carolina, South Carolina and Georgia, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties securing approximately 50.8% of the Initial Pool Balance by Allocated Loan Amount, are located in California, Texas and Florida and are more susceptible to wildfires.

Mortgaged Properties securing approximately 39.4% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

Mortgaged Properties With Limited Prior Operating History

Each of the 740 Madison (4.4%), Lake Forest Gateway (3.2%), El Paseo Square (2.4%), Faudree Ranch (2.2%), 2121 Ella Boulevard (1.1%), Springhill Suites Wilmington Mayfaire (1.0%), Long Meadow Farms (0.9%) and 436 Bryant (0.6%) Mortgaged Properties were constructed in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-Off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

Each of the Gateway Net Lease Portfolio Mortgaged Properties (7.5%) are leased to single tenants under triple net leases and many of the Mortgaged Properties are recently constructed build-to-suit facilities, so the Mortgage Loan Seller was not provided with historical financial information for such Mortgaged Properties. In addition, each of the iStar Leased Fee Portfolio Mortgaged Properties (4.0%) consist of a leased fee interest, and the Mortgage Loan Seller was not provided with historical financial or occupancy information.

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Each of the Save Mart Portfolio Mortgaged Properties (3.5%) are leased to single tenants under triple net leases, so the Mortgage Loan Seller was not provided with historical financial information for such Mortgaged Properties.

Each of the City Crossing (1.8%), 2215 Broadway (0.9%), Aethercomm Building (0.6%) and 2800 Sprouse (0.3%) Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

The 50 West Liberty Mortgage Loan (3.0%) has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Each of the Gateway Net Lease Portfolio – Comcast (0.1% by Allocated Loan Amount) and Olympic Tower (7.1%) Mortgage Loans is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Gateway Net Lease Portfolio – Comcast Mortgaged Property (0.1%), the Mortgaged Property consists of one unit in a three unit condominium (representing an approximately 33.33% pro rata share of the common elements). The other two condominium units are not collateral for the Mortgaged Property. Each unit owner is a member of the association, and each of the three units is entitled to one vote in the condominium association. The related condominium board consists of three directors, and the condominium board is not controlled by the borrower. The condominium declaration generally provides that all approvals or actions permitted to be taken by the association may be taken by the board of directors of the association without a vote of the unit owners. However, the following actions require the majority approval of the unit owners: (i) all decisions that would affect the pro rata share allocated to the borrower's unit; or (ii) any amendment to the declaration that would modify or alter any unit boundaries, remove any limited common elements as being reserved to the exclusive use of the particular unit; alter or remove any easements for common areas, ingress, egress or parking, amend any provisions related to mortgagees, or change voting interests or shares in the common elements or common expenses or the association organizational documents. In the event of a casualty where the total estimated cost to repair the condominium exceeds the combined fair market value of all the units, the condominium may be terminated by the approval of at least two-thirds of the total voting interests.

With respect to the Olympic Tower Mortgaged Property (7.1%), the Mortgaged Property includes the commercial condominium unit of an approximately 231-unit mixed-use condominium building, which commercial condominium unit represents approximately 46.67% of the condominium building square footage and includes an approximately 46.67% pro rata share of the condominium building common elements. In addition to the commercial condominium unit, the condominium building unit also consists of approximately 230 residential condominium units which are not collateral for the Mortgaged Property. The related condominium board consists of nine managers, four of which are appointed by the commercial unit owner (which right was assigned to the borrower pursuant to the Tower Ground Lease),

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and the condominium board is not controlled by the borrower. However, all decisions that affect only the commercial unit or the common areas enjoyed exclusively by the commercial unit and that do not affect the residential condominium unit require a majority vote of the managers elected by the commercial unit owner that are present at a meeting at which a quorum is present. In addition, any amendment to the condominium declaration and the by-laws require the vote of 66-2/3% of all unit owners. Therefore, the consent of the commercial unit owner is required for any amendment to the condominium declaration and by-laws.

With respect to the iStar Leased Fee Portfolio – Northside Forsyth Hospital Medical Center Mortgage Loan (0.1% by Allocated Loan Amount), in connection with the partial release of the Mortgaged Property, provided there is no event of default continuing, the borrower has the right to satisfy certain requirements related to the release of the release parcel related to subdivision, lot splits and compliance with applicable laws by submitting the entire Mortgaged Property to a condominium regime. Any condominium and all related documents (including, without limitation, the condominium declaration, any offering plans, by-laws and any filings to be made and/or other approvals from governmental authorities with respect to a condominium project) are subject to the prior written approval of the lender, which approval may not be unreasonably withheld conditioned or delayed but, if required by the lender, be subject to the delivery of a rating agency confirmation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	180	$1,011,108,089	89.3%
Leasehold	15	113,292,316	10.0
Fee Simple/Leasehold	1	8,000,000	0.7
Total	196	$1,132,400,405	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Gateway Net Lease Portfolio Mortgage Loan (7.5%),there are four Mortgaged Properties that are subject to ground leases. With respect to the Hitachi and GoDaddy Mortgaged Properties, the ground leases do not include no merger clauses, which restrict the merging of the fee and leasehold estates without the consent of the leasehold mortgagee. With respect to the Sikorsky Aircraft R&D Facility Mortgaged Property, the ground lease allows for amendments to the lease without the lender’s consent. For each of these Mortgaged Properties, the lender required the borrower to include a

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special member in its organizational structure, and the consent of the special member is required for any transfer that would result in a merger of the fee and leasehold estates with respect to the Hitachi and GoDaddy Mortgaged Properties or any amendment, modification, alterations or surrender of the ground lease. The Mortgage Loan documents provide a loss recourse carveout in the event any of the related individual borrowers terminates such special members without the prior written consent of the lender. In addition, the ground lease for the Hitachi Mortgaged Property expires on April 13, 2040, which is not more than 20 years beyond the stated maturity date of the Mortgage Loan.

With respect to the Olympic Tower Mortgaged Property (7.1%), the collateral for the Mortgage Loan consists of the borrower’s (A) leasehold interest in (i) a commercial condominium unit consisting of approximately 388,170 sq. ft. of office space on floors 3 through 21 and 36,556 sq. ft. of retail space on two sublevel floors and floors 1 - 2, which commercial unit is part of a 52-story Class A mixed-use building (the “Olympic Tower Condominium” ) located at 645 Fifth Avenue, New York, New York, (ii) approximately 75,000 sq. ft. of retail space at two adjoining buildings located at 647 and 651 Fifth Avenue, New York, New York (the “Fifth Ave. Retail Space”) and (iii) a seven-story Class A office building located at 10 East 52nd Street, New York, New York (the “East 52nd Street Office”) and (B) sub-leasehold interest in an approximately 2,211 sq. ft. parcel of land adjacent to the Olympic Tower Condominium (the “Pochari Premises”). The Olympic Tower Mortgaged Property (7.1%) is subject to a ground lease (the “Tower Ground Lease”). The ground lessor under the Tower Ground Lease leases a portion of the Mortgaged Property (the “Pochari Parcel”) pursuant to a ground lease (the “Pochari Ground Lease”). Thus, the borrower is a sublessee under the Tower Ground Lease with respect to the Pochari Parcel.

To the extent the Tower Ground Lease or Pochari Ground Lease require that all or any portion of the insurance proceeds be disbursed for restoration of the Mortgaged Property, then such net proceeds may be held and disbursed by the insurance trustee or depositary designated under the Tower Ground Lease or Pochari Ground Lease. The Depositary under the Tower Ground Lease will be the same party that is the insurance trustee designated under the condominium documents, unless the ground lessor or lessee objects. Pursuant to an estoppel certificate delivered by the condominium board to the lender, the insurance trustee designated by the board under the condominium documents is required to be either (i) the lender or (ii) a bank or other financial institution which has a long-term rating of not less than “A+” by S&P, a long-term rating of not less than “A1” by Moody’s, and, if rated by Fitch, a long-term rating of not less than “A+” by Fitch and a short-term rating of not less than “F-1” by Fitch. The insurance trustee under the Pochari Ground Lease will be The Bank of New York. Pursuant to the Tower Ground Lease, if the Olympic Tower Condominium building is not restored and a partition action is commenced, then the insurance proceeds and partition proceeds allocable to the commercial condominium unit holder are required to be allocated first, to the Olympicgold Ground Lessor in the amount of $15,000,000, and second, to the borrower in an amount equal to the lesser of the outstanding balance of the Mortgage Loan and the value of the borrower’s leasehold interest in the commercial condominium unit immediately prior to the partition action. In addition, if the improvements located on the Mortgaged Property demised under the Pochari Ground Lease are not restored, the related insurance proceeds are required to be allocated first, to the Pochari Lessors in the amount of $1,000,000, and any remaining proceeds paid to the Tower Ground Lessor, as the related ground lessee (which proceeds are deposited with the depositary under the Tower Ground Lease, and held and disbursed in accordance with the Tower Ground Lease).

With respect to the iStar Leased Fee Portfolio Mortgaged Properties (4.0%), except as described below, the Mortgage Loan is secured by the related borrower’s leased fee interests in the Mortgaged Properties, which are ground leased to multiple tenants. The underwriting includes the annualized value of contractual rent increases through the term of each respective ground lease based on a 6.0% discount rate.

With respect to the iStar Leased Fee Portfolio – One Ally Center Mortgaged Property (0.6% by Allocated Loan Amount), the Mortgaged Property is subject to a leasehold mortgage in favor of Wells Fargo Bank, National Association (“Leasehold Mortgagee”). The Wells Fargo mortgage loan documents assign all insurance proceeds and condemnation awards to Leasehold Mortgagee. If no default exists under the leasehold mortgage, Leasehold Mortgagee is required to permit the proceeds to be used for

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repair or restoration where the proceeds in the aggregate are equal to or less than $3 million and, for proceeds equal to or less than $5 million, Leasehold Mortgagee is required to permit the proceeds to be used for repair or restoration subject to certain conditions, such as delivery of plans and specifications, reserves for additional costs, lien releases and evidence related to the financial condition of the improvements. Leasehold Mortgagee may apply the proceeds to the indebtedness for failure to satisfy the conditions within the earlier of 120 days of receipt of proceeds or 30 days after issuance of necessary permits. For proceeds over $5 million, Leasehold Mortgagee may permit the proceeds to be used for repair or restoration or may apply the proceeds to the indebtedness. As a result, the Mortgage Loan documents includes a nonrecourse carveout for any losses resulting from the failure of the lender to be paid the applicable release price upon a total condemnation of the One Ally Center Mortgaged Property.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 11 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions. A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Gateway Net Lease Portfolio Mortgage Loan (7.5%), the ESAs obtained at origination for the FedEx Ground (Stratford), LKQ (Salisbury), GE Aviation (Pompano) and LKQ (Toledo) Mortgaged Properties indicated the presence of recognized environmental conditions, historical recognized environmental conditions and/or controlled recognized environmental conditions at the related Mortgaged Properties. In addition, in the case of the H&E Equipment Services (New Orleans), the ESA identified an area of fuel spill staining, approximately 25 sq. ft. in size at the Mortgaged Property and recommended that the impacted gravel and underlying subsurface area be properly cleaned, removed, and disposed of in accordance with applicable federal, state, and local regulations, with an estimated cost of $5,000-$10,000. With respect to the FedEx Ground (Stratford) Mortgaged Property, the ESA disclosed that the Mortgaged Property was potentially impacted by a release which originated from an adjoining property. Information from the state regulatory database indicated that a site investigation was conducted by the Connecticut Department of Energy & Environmental Protection in 1996 on the adjacent property. The site investigation revealed that an underground storage tank had leaked in the past and neither the tank release nor the tank itself were reported to state agency. Soil and groundwater testing in April 1996 did not identify any indication of a gasoline contamination; however, high levels of chlorinated solvents were discovered in the soil and groundwater beneath the adjacent property. The ESA characterized the former release and presence of chlorinated solvents on the adjacent property as a recognized environmental condition and recommended conducting a file review at the state environmental agency to accurately assess the potential for impacts on the Mortgaged Property. With respect to the LKQ (Salisbury) Mortgaged Property, the ESA noted that the Mortgaged Property has been operated as a truck and car salvage facility since 2012. A Phase II Environmental Site Assessment was conducted in 2015 to evaluate subsurface conditions at the Mortgaged Property. Based on the results of soil sampling in connection with the subsurface investigation, the prior investigation concluded that there was no evidence of significant impact at the Mortgaged Property and no further action or investigation

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was required. In addition, a prior investigation disclosed that three 12,000-gallon diesel tanks and one 1,000-gallon tank, which reportedly contained waste oil, were removed from the Mortgaged Property in February 2012. Samples collected during closure of the tanks identified diesel impacted soil, and approximately 955 tons of soil was excavated from the Mortgaged Property and a second release was reported at the Mortgaged Property in 2012. Further soil sampling and a groundwater monitoring well detected various petroleum compounds at concentrations above the regulatory thresholds for residential settings (but not industrial/commercial properties) with respect to the soil samples. A groundwater sample contained various compounds at concentrations below applicable groundwater cleanup standards. According to the ESA, regulatory closure was granted on September 12, 2012, with restrictions prohibiting residential use of the Mortgaged Property and restricting the use of groundwater beneath the Mortgaged Property. The ESA characterized the former releases and use restriction as a controlled recognized environmental condition and recommended continued compliance with the groundwater and land use restrictions. The ESA also indicated that a review of the historical documentation and the regulatory database identified that the Mortgaged Property historically contained two lagoons utilized for wastewater disposal. According to the ESA, a former occupant of the Mortgaged Property discontinued the use of the lagoons and installed an oil/water separator system. However, based on the available documentation and the information within the regulatory database, the ESA concluded that the lagoons appear to have been remediated and the residual contaminant levels appear to be below applicable screening levels and characterized the historical lagoons as a historical recognized environmental condition. The ESA recommended that a file review be conducted to attempt to obtain the additional backup documentation. With respect to the GE Aviation (Pompano) Mortgaged Property, the ESA disclosed that a Phase II subsurface Investigation conducted at the Mortgaged Property in October 2010 identified concentrations of lead in the soil) and organic compounds in groundwater below applicable state cleanup criteria. After review of submitted documentation, the Florida Department of Environmental Protection issued a no further action letter for the Mortgaged Property, which is subject to a covenant restricting groundwater and land use. The restrictive covenant specifies that groundwater may not be used in any form and that the Mortgaged Property may not be utilized for agricultural, hotel, recreational, residential or educational uses. The ESA characterized the restrictive covenant as a controlled recognized environmental condition and did not recommend any further action or investigation. With respect to the LKQ (Toledo) Mortgaged Property, the ESA disclosed that the Mortgaged Property was utilized as a trucking freight terminal from approximately 1975 to 2012. On-site operations included automotive repair and fueling activities. Four in-ground hydraulic lifts were previously located inside a maintenance garage at the Mortgaged Property. A review of a previous Phase I ESA from August 2015 indicated that all but one of the in-ground lifts had been closed at that time. Subsurface investigations conducted in August 2015 identified no evidence of significant subsurface impacts, but no soil or groundwater samples were collected from the vicinity of the former lifts. In addition, no documentation pertaining to the closure of the lifts was available during the course of the consultant's assessment, and so the ESA recommended that documentation concerning closure of the lifts be provided for review. In addition, the ESA disclosed the former or current presence of 14 underground storage tanks at the Mortgaged Property. 11 of the underground storage tanks were removed in 1998, and the remaining tanks were closed in place in 2012. The closure report indicated that indicated that soil and groundwater samples collected at the time of removal/closure identified trace levels of petroleum constituents, all of which were below applicable action levels. Regulatory closure without restrictions was issued in November 2012 for the in-place closures. The ESA characterized the current and former presence of underground storage tanks as a historical recognized environmental condition and did not recommend any further action.

●	With respect to the Starwood Capital Group Hotels Portfolio – Hampton Inn Morehead (0.1% by Allocated Loan Amount) and Starwood Capital Group Hotels Portfolio – Hampton Inn Carlisle (0.1% by Allocated Loan Amount) Mortgaged Properties, the ESAs obtained at origination concluded that the Mortgaged Properties have recognized environmental conditions related to the former presence of underground storage tanks at the related Mortgaged Properties. With respect

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to the Hampton Inn Morehead Mortgaged Property, the ESA recommended that a ground penetrating radar survey and/or magnetometer survey be conducted to determine whether any underground storage tanks associated the former presence of a gasoline service station remain at the Mortgaged Property, and that the borrower conduct a limited subsurface investigation to characterize any impacts to soil and/or groundwater. The ESA provided an estimated cost of $12,000-$17,000 in connection with such recommendations. With respect to the Hampton Inn Carlisle Mortgaged Property, the ESA recommended that a file review be conducted at the applicable state agency in order to determine the current status of a leaking underground storage tank case associated with the Mortgaged Property due to the former presence of a gasoline service station at the Mortgaged Property. The ESA provided an estimated cost of $1,000 to conduct the review. At origination, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation in connection with the recognized environmental condition at the related Mortgaged Properties. The policy has individual and aggregate claim limits of $1.0 million and a $25,000 deductible. The current policy has an expiration date of May 24, 2030. The policy was prepaid at origination of the Mortgage Loan and was provided by Great American E&S Insurance Company, which is rated A+ by S&P.

●	With respect to the 211 Main Street Mortgaged Property (5.3%), the ESA obtained at origination disclosed that the Mortgaged Property is subject to the City of San Francisco Maher Ordinance due to its location within an area of the city created by filling the margins of San Francisco Bay, and its former industrial land use that included a bolt works facility, machine shops, a foundry, a mill and a boiler works from 1887 to 1971. The Maher Ordinance requires soil and groundwater testing for any subsurface excavation program that will disturb 50 cubic yards of soil. However, the ESA noted that the original soils at the Mortgaged Property have already been removed in connection with construction of the building basement. The ESA stated that there is no evidence suggesting the presence of subsurface contamination at the Mortgaged Property and did not recommend any further action. However, the ESA stated that it could not rule out the possibility that low level groundwater contamination is present on a regional basis throughout the downtown area related to Bay margin filling or other historic land uses in the area. At origination, the borrower obtained an environmental insurance policy for a term that expires on March 28, 2026 with no tail period, with aggregate and individual limits of $5,000,000 and a deductible of $50,000. The policy was prepaid at origination of the Mortgage Loan and was provided by Zurich American Insurance Company, which is rated AA- by S&P.

●	With respect to the iStar Leased Fee Portfolio - DoubleTree Seattle Airport Mortgaged Property (0.7%), the ESA obtained at origination indicated that the Mortgaged Property is listed as the site of four releases (including petroleum products) and that a gasoline service station may have previously been located at the Mortgaged Property. The ESA recommended that a file review be conducted at the applicable state agency to obtain additional information regarding the four releases at the Mortgaged Property. At origination, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation in connection with the recognized environmental condition at the DoubleTree Seattle Airport Mortgaged Property. The policy has individual and aggregate claim limits of $2.0 million and a $25,000 self-insured retention. The current policy has an expiration date of March 30, 2030. The policy was prepaid at origination of the Mortgage Loan and was provided by Great American E&S Insurance Company, which has an S&P rating of A+ and a Moody's rating of A1.

●	With respect to the Save Mart Portfolio – Lucky California – Daly City (0.2% by Allocated Loan Amount), Save Mart Portfolio – Lucky - Hayward I (0.1% by Allocated Loan Amount), Save Mart Portfolio – S-Mart – Lodi (0.1% by Allocated Loan Amount) and Save Mart Portfolio – Lucky – Hayward (0.1% by Allocated Loan Amount) Mortgaged Properties, the borrower obtained an environmental impairment liability (“EIL”) insurance policy from Beazley (rated “A” by A.M. Best). The borrower and its affiliates are named as the first named insureds and the lenders, together with their successors, assigns, and/or affiliates are named as additional named insureds. The EIL policy has a term of 120 months and 30 days with an automatic extended reporting period of 36 months. Under the policy, the per incident and aggregate limits will be $5,000,000 with a $50,000

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deductible per incident and the premium was paid in full at origination. With respect to the Lucky California - Daly City Mortgaged Property, a gasoline and oil station occupied the Mortgaged Property from 1927 until approximately 1952; with respect to the Lucky – Hayward I Mortgaged Property, the Mortgaged Property was used for industrial purposes from 1957 to 1989 and former USTs had been identified at the Mortgaged Property and pursuant to the EAS, the historical use represented a business environmental risk (“BER”); with respect to the S-Mart – Lodi Mortgaged Property, the Mortgaged Property was identified as being within a contaminated groundwater plume and pursuant to the ESA, the Mortgaged Property was identified as a BER for which no further action is required; and with respect to the Lucky - Hayward Mortgaged Property, the related Phase I ESA noted that the Mortgaged Property was part of a cleanup program due to impacted soil from various closed USTs located at the property. The Regional Water Quality Control Board (“RWQCB”) provided a conditional letter of approval for such cleanup and on March 3, 2017, the RWQCB conditionally approved a work plan to assess vapor intrusion risk at the Mortgaged Property. To address such conditions, the borrower escrowed $331,035 (representing 125% of the estimated cost of $264,828) with lender.

●	With respect to the Portola Hotel & Spa Mortgaged Property (3.1%), the ESA obtained at origination disclosed that historical operations conducted between 1905 and 1926 at the Mortgaged Property include a laundry and machine shop on the west side of the property, printing activities on the eastern portion of the Mortgaged Property and a cleaner on the eastern portion of the Mortgaged Property. In addition, the ESA noted that a gas station, located on the northeast corner of the Mortgaged Property currently used as a parking area, was identified on the fire map from 1943 through 1962. The ESA stated that no documentation regarding former tank removal or the results of subsurface investigations conducted on the Mortgaged Property has been provided for review. As such, the ESA stated there exists the potential that tanks and contamination associated with the various historical uses of the parcel remains at the Mortgaged Property and characterized the conditions as a recognized environmental condition ("REC"). The ESA recommended a limited subsurface investigation to determine whether the historical uses of the Mortgaged Property represent an environmental concern in connection with the Mortgaged Property. The ESA provided an estimated cost ranging from $12,000 to $15,000 for the additional investigation. Ultimately, however, the lender did not require the borrower to order a Phase II report in connection with the above findings because of the remoteness of the foregoing historic uses. At origination, the lender instead obtained from the borrower a letter indicating a worst case remediation cost of approximately $400,000, which would be covered by the standard environmental indemnity.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii)

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where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Gateway Net Lease Portfolio Mortgage Loan (7.5%), the sponsor is in the process of completing construction of the Baxalta (Barry Pointe) and Baxalta (Casselberry) Mortgaged Properties. At origination of the Mortgage Loan, the lender funded $10,720,000 of the $523,000,000 Whole Loan into a reserve account to be disbursed in accordance with the related Whole Loan documents. The borrowers are entitled to a disbursement of the reserve provided that, among other conditions: (i) there is no event of default continuing on the date that the borrowers request the funds and the date of the disbursement; (ii) the net operating income for each of the two Mortgaged Properties results in a debt yield of at least 9.8% based on the outstanding principal balance of the allocated Whole Loan amount for such Mortgaged Property; (iii) the borrowers deliver a joinder agreement adding the two property owners as borrowers under the Whole Loan documents; (iv) the borrowers deliver updated organizational documents, security documents, amendments, third party reports and title endorsements and survey updates required by the Whole Loan documents; (v) the loan-to-value ratio based on the allocated Whole Loan amount for each Mortgaged Property is not greater than 65.5%; (vi) all construction work at the Mortgaged Properties has been completed and there are no notices of pendency, stop orders, mechanic's or materialmans' liens or notices of intention to file the same (unless bonded to the reasonable satisfaction of the lender or discharged of record); and (vii) the applicable Mortgaged Property is 100% occupied by tenants paying full and unabated rent pursuant to leases approved by the lender.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (7.1%), the borrower was required to reserve $5,883,991 at origination for PIPs or renovations required by the related franchise agreements in connection with 12 of the Mortgaged Properties. See “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above for additional information regarding the amounts reserved for each Mortgaged Property in connection with such PIPs and other renovations.

●	With respect to the 740 Madison Mortgaged Property (4.4%), the largest tenant is in the process of completing the build-out of its space, and the lease also permits the tenant to modify the egress and access to the Mortgaged Property. The Mortgage Loan documents permit the tenant to conduct this work without the consent of the lender, provided that (i) the borrower delivers a copy of all plans and specifications, (ii) the borrower enforces its rights under the lease to ensure that the work undertaken complies in all material respects with applicable legal requirements and the terms of the lease and does not adversely impact the Mortgaged Property’s historic landmark designation, (iii) the borrower delivers copies of any certificates of occupancy or temporary certificates of occupancy and any approvals from the Building Department of the City of New York, (iv) the egress change or the build-out, as applicable, does not adversely impact the structural integrity of the improvements, (v) if reasonably requested by the lender, the borrower obtains additional insurance as may be reasonably required by the lender, (vi) solely in connection with the egress change, the borrower provides an architect’s certification stating that the egress change has been completed in accordance with the applicable plans and specifications and (vii) the borrower provides notice of any violations of applicable legal requirements. In addition, the borrower currently leases a portion of the Mortgaged Property consisting of a sub-cellar with four parking spaces to the owner of an adjacent property. In the event the borrower and tenant under the parking garage lease execute a new parking garage lease in the form contemplated by the Mortgage Loan agreement at the time of origination, there is an option in such lease for the parking garage tenant to build a pedestrian egress corridor. The Mortgage Loan documents provide that the construction for the pedestrian corridor is subject to similar requirements as set forth above. No reserves were established at origination for the potential modification to the access to the adjoining property, and the borrower is required under the Mortgage Loan agreement to enforce its rights under the parking garage lease to ensure that the work is performed in compliance with applicable laws and the lease, does not affect the structural integrity of the Mortgaged Property and does not unreasonably interfere with any other

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tenant operations at the Mortgaged Property. The borrower is required to complete certain alterations to the sidewalks and punch-list items related to the build-out of the primary tenant space, and the Mortgage Loan documents require that the borrower promptly and diligently complete such work in accordance with the terms of the lease and provide for a nonrecourse carveout for any losses resulting from the failure to complete such work in accordance with the lease.

●	With respect to the Portola Hotel & Spa Mortgaged Property (3.1%), the Monterey Conference Center, which is adjacent to the Mortgaged Property and shares certain common areas and access areas with the Mortgaged Property, is currently undergoing a gut renovation at an estimated cost of approximately $60.0 million. The construction on the conference center is expected to be completed in August 2017. The Mortgaged Property experienced a decline in occupancy in 2016 due to the on-going renovations at the conference center.

●	With respect to the Hampton Inn Braintree Mortgaged Property (1.3%), the borrower is required to complete a franchisor required PIP estimated to cost approximately $2,560,735, which is required to be completed by December 2018. The PIP includes improvements and refurbishments of the building exterior, lobby, public areas, the meeting room, recreational facilities, and restrooms and guestrooms. The extensive nature of the renovations may result in disruption of business at the Mortgaged Property. If the franchisee fails to commence or complete work by the applicable required date, the franchisor may terminate the franchise agreement upon notice, and the franchisor is required to provide the franchisee at least 10 days to cure such default. The borrower reserved $2,816,808 at origination of the Mortgage Loan related to the PIP.

●	With respect to the Springhill Suites Wilmington Mayfaire Mortgaged Property (1.0%), the borrower was required at origination to deposit $122,393 for a PIP required by the related franchise agreement. In lieu of the deposit required for the renovations required by the PIP, the borrower is permitted to deliver a letter of credit for the full reserved amount and maintain such letter of credit in place until such time as the PIP is completed. The PIP includes renovations to the building exterior and interior, fire and life safety upgrades and ADA compliance upgrades. The franchise agreement requires that the PIP be completed by May 24, 2018. The borrower’s failure to complete the required renovations under the PIP could result in a termination of the franchise agreement.

●	With respect to the 2800 Sprouse Mortgaged Property (0.3%), the Mortgaged Property is currently undergoing a roof replacement at a total contracted cost of approximately $620,000, which work is expected to be completed in June 2017. At origination of the Mortgage Loan, the borrower reserved $334,740, which represents the outstanding amount of the total that had not yet been paid to the roofing contractor as of such date.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have

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been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 9 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

●	With respect to the El Paseo Square Mortgaged Property (2.4%), the use of any portion of the Mortgaged Property as a restaurant is a legal non-conforming use. In the event any building in which a restaurant is located is subject to a casualty of over 50% of the reasonable replacement value at the time of the casualty, such building must be rebuilt in accordance with current zoning unless the borrower obtains an administrative use permit related to restaurant space in the damaged building.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

●	With respect to the Vineyards at Forest Edge Mortgaged Property (6.0%), one of the guarantors, Irving Langer, is subject to a lawsuit filed in May 2016 that is currently pending in the United States District Court of the Southern District of New York. The plaintiffs, two former building superintendents, are seeking (x) the payment of minimum wages and overtime pursuant to the Fair Labor Standards Act, (y) damages pursuant to the New York Labor Law alleging: (i) the failure to provide proper wage notices in violation of the Wage Theft Prevention Act; and (ii) unlawful deductions from wages for failing to reimburse the plaintiffs for necessary employment expenses, and (z) to certify a class action consisting of approximately 265 building superintendents and porters who worked at nearly 200 buildings. The amount of damages has yet been filed. The guarantor has indicated that this litigation is not covered by insurance. We cannot assure you that the guarantor’s liquidity and net worth will not be affected by the lawsuit.

●	With respect to the Wilmont Mortgaged Property (4.2%), the sponsor and non-recourse carveout guarantor, David Y. Lee, was alleged to have violated Regulation O promulgated by the Federal Reserve while acting as a member of the board of Premier Business Bank. The allegation was that Dr. Lee indirectly benefitted from a $2,100,000 real estate loan, secured by a medical office building, made by the bank to an entity controlled by Dr. Lee’s mother-in-law (which entity was wholly owned by his mother-in-law and her daughters, including Dr. Lee’s wife). Prior to the issuance of the loan, Dr. Lee disclosed to the Premier Business Bank board that his wife had an interest in the property and the entity as her separate property and the proceeds of the loan were to be used as represented by the borrowing parties. The alleged violation occurred when certain of the loan proceeds distributed to Dr. Lee’s wife were deposited into a joint account belonging to Dr. Lee and his wife, rather than an account held separately by his wife only. The FDIC has prohibited Dr. Lee from further participation in the banking industry and issued a civil money penalty in the amount of $75,000.

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●	With respect to the iStar Leased Fee Portfolio – Northside Forsyth Hospital Medical Center Mortgaged Property (0.1% by Allocated Loan Amount), the related borrower has received a written notice from an appraiser engaged by the Georgia Department of Transportation of a proposed right of way as part of a road widening project that may result in a partial condemnation in connection with the widening.

●	With respect to the Save Mart Portfolio Mortgaged Properties (3.5%), the sole tenant at the Mortgaged Properties, Save Mart Supermarkets (now known as Save Mart Companies) (“Save Mart”), is subject to a class action lawsuit filed in 2014 that is currently pending in the Superior Court of California, County of San Mateo. The plaintiff alleges that in pay statements issued by Save Mart, Save Mart failed to list the beginning date for the pay period, the number of hours worked and the rate at which shift premiums were paid, all in violation of the California Labor Code. The court has certified a subclass of plaintiffs and a motion for rehearing seeking to certify an additional class is currently pending. The plaintiff is seeking penalties under the labor code, statutory damages, and attorneys’ fees and costs. Counsel for Save Mart has indicated to the lender that the plaintiff is seeking damages of up to $140 million. Counsel for Save Mart and the borrower cannot provide a likelihood of success on such litigation and have not estimated a likely financial result. The case is set for mediation in June 2017. The borrower has indicated that this litigation is not being covered by the Save Mart insurance policies. We cannot assure you that the plaintiff would not prevail in the litigation, resulting in Save Mart owing damages and potentially affecting the cash flow of Save Mart.

●	With respect to the Portola Hotel & Spa Mortgaged Property (3.1%), the borrower owns a leasehold interest for a 10,655 square feet ballroom it leases from the City of Monterey which leasehold interest is not part of the collateral for the Mortgage Loan. The borrower is a party to an ongoing litigation against the City of Monterey with respect to dispute as to which party is responsible for the cost of improvements to the lobby and the removal of a stairwell providing access to the ballroom space resulting from conference center’s renovation. The borrower is not currently paying rent under the lease as a result of the dispute. At origination, the borrower deposited $119,477 for the disputed rent and other charges that have not been paid to the City of Monterey pursuant to the related ballroom lease provisions. In addition, so long as the borrower fails to make rent payments pursuant to the ballroom lease, the borrower is required to reserve monthly the greater of (i) $17,069 and (ii) the sum of the minimum annual rental and additional rent under the ballroom lease. Such reserve is required to be maintained until the lender receives evidence that the litigation is resolved and the borrower owes no financial obligations to the City of Monterey other than any regular payments due under the ballroom lease. In the event the borrower or an affiliate of the borrower obtains fee title to the space leased pursuant to the ballroom lease, the borrower is required to (or cause the affiliate to) grant a security interest in the fee estate to the lender upon the terms and conditions set forth in the Mortgage Loan documents (which include, without limitation, delivery of a title endorsement updating the title policy received at origination and such other information, approvals, agreements or documents reasonably requested by the lender in connection with the foregoing).

●	With respect to the City Crossing Mortgaged Property (1.8%), two of the borrower sponsors and nonrecourse carveout guarantors, David Sedgh and Isaac Sidaoui, are defendants in a lawsuit filed by a brother of David Sedgh, relating to three buildings on 125th Street in New York City and the limited liability companies that own the buildings. The plaintiff is bringing claims of breach of fiduciary duty to the companies and to himself, breach of contract, breach of the covenants of good faith and fair dealing, conversion and unjust enrichment, and is seeking compensatory and punitive damages and an accounting by the court. The plaintiff alleges that the guarantors engaged in a course of misconduct including diverting funds from the companies to pay a management fee, attorneys’ fees and other parties, breached certain provisions of the operating agreements for the companies and engaged in a pattern of self-dealing. The defendants are defending the claims and the case is pending.

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●	With respect to the 2215 Broadway Mortgaged Property (0.9%), the nonrecourse carveout guarantor, Peter Pau, is a defendant in a lawsuit filed by a broker that alleges that Mr. Pau breached an exclusive listing contract the plaintiff claims it had with the owner/seller of a shopping center known as Vallco Fashion Mall in California. Mr. Pau (through an entity he controls, Vallco Property Owner, LLC) bought the shopping center for $106,000,000, and the plaintiff claims that Mr. Pau’s negotiation interfered with the plaintiff’s ability to collect its brokerage commission. The lawsuit was filed on November 10, 2016, and the complaint claims approximately $7,000,000 in damages, which amount represents any potential commission the plaintiff claims would have been owed.

●	With respect to the Royal Palm Square Mortgaged Property (0.4%), Daniel Kodsi, the carve-out guarantor, is a defendant in a lawsuit in which the plaintiff is alleging that the defendants failed to timely deliver new condominium units to the plaintiff and seeking damages of $1,940,000 for claims of fraudulent transfers and fraud. According to the borrower, the guarantor’s maximum potential liability would be approximately $1,000,000. The case is pending and no trial date has been scheduled.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-four (24) of the Mortgage Loans (59.0%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

Fourteen (14) of the Mortgage Loans (33.4%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Three (3) of the Mortgage Loans (7.6%) were, in whole or in part, originated in connection with the borrower’s recapitalization.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed in lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed in lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the 50 West Liberty Mortgaged Property (3.0%), within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior

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owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted payoffs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings.

●	With respect to the iStar Leased Fee Portfolio – One Ally Center Mortgaged Property (0.6% by Allocated Loan Amount), the Mortgaged Property was acquired by the loan sponsor in 2007 through foreclosure. In 2015, the loan sponsor sold the improvements on the Mortgaged Property and simultaneously commenced the ground lease, becoming the ground lessor under the subject ground lease. The Mortgage Loan is secured by the related borrower’s leased fee interest in the Mortgaged Property.

●	With respect to the City Crossing Mortgaged Property (1.8%), the Mortgaged Property was previously secured by a loan that was securitized in 2007. The prior loan defaulted and was transferred to special servicing in 2011. The special servicer foreclosed on the Mortgaged Property, and the borrower sponsor for the Mortgage Loan acquired the Mortgaged Property for approximately $23 million. Such acquisition was financed by a third party lender, with no subsequent defaults or any other issues, and the Mortgage Loan paid off the acquisition financing in full.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Eighty-two (82) of the Mortgaged Properties (22.0%) are leased to a single tenant.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan,

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there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Gateway Net Lease Portfolio – GoDaddy	0.4%	5/31/2025	6/5/2024
Gateway Net Lease Portfolio – Tyco Electronics	0.3%	4/30/2024	6/5/2024
Gateway Net Lease Portfolio – FCA/Caterpillar	0.3%	8/31/2022	6/5/2024
Gateway Net Lease Portfolio – Quad Packaging (Proteus)	0.2%	12/16/2021	6/5/2024
Gateway Net Lease Portfolio – Quad Packaging (Transpak)	0.2%	12/16/2021	6/5/2024
Gateway Net Lease Portfolio – T-Mobile Call Center	0.2%	2/28/2025	6/5/2024
Gateway Net Lease Portfolio – Sikorsky Aircraft R&D Facility	0.2%	1/31/2019	6/5/2024
Gateway Net Lease Portfolio – Vatterott College	0.2%	12/31/2024	6/5/2024
Gateway Net Lease Portfolio – Comcast	0.1%	6/30/2020	6/5/2024
Gateway Net Lease Portfolio – Alfa Laval Plant	0.1%	12/31/2021	6/5/2024
Gateway Net Lease Portfolio – Hitachi	0.1%	4/30/2022	6/5/2024
Gateway Net Lease Portfolio – Cameron International	0.1%	12/14/2023	6/5/2024
Gateway Net Lease Portfolio – Alliance Data Systems Office	0.1%	7/31/2024	6/5/2024
Gateway Net Lease Portfolio – Synchrony Financial	0.1%	5/31/2025	6/5/2024
Gateway Net Lease Portfolio – Gerdau	0.1%	3/31/2025	6/5/2024
Gateway Net Lease Portfolio – GE Aviation (Pompano)	<0.1%	8/14/2022	6/5/2024
Gateway Net Lease Portfolio – Saint-Gobain Warehouse	<0.1%	9/1/2024	6/5/2024

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	Tenant Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Date of Expiration	Maturity Date
Columbus Park Crossing South	Various	2.5%	52.5%	2027	5/6/2027
The Tides Building	Various	1.8%	56.8%	2018	6/6/2027
Long Meadow Farms	Various	0.9%	56.9%	2021	6/1/2027
2215 Broadway	Various	0.9%	93.4%	2021	6/6/2027
Main Street Square	Various	0.7%	66.9%	2018	5/1/2027
436 Bryant	Various	0.6%	68.0%	2022	5/6/2027
8333 Royal Ridge	Various	0.4%	76.6%	2020	2/6/2027

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●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	The 245 Park Avenue (8.3%), Olympic Tower (7.1%), Wilmont (4.2%), 50 West Liberty (3.0%), Gateway Net Lease Portfolio – Carrier (0.4% by Allocated Loan Amount), Gateway Net Lease Portfolio – FCA/Caterpillar (0.3% by Allocated Loan Amount), Gateway Net Lease Portfolio – Saint-Gobain Warehouse (less than 0.1% by Allocated Loan Amount), City Crossing (1.8%), University Shopping Center (1.5%) and the Main Street Square (0.7%) Mortgaged Properties are each subject to leases where one or more of the top five tenants at such Mortgaged Property either has the right to terminate its lease during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

●	With respect to the iStar Leased Fee Portfolio – Dallas Market Center: Marriott Courtyard Mortgaged Property (0.1% by Allocated Loan Amount), the leased fee lease for the Mortgaged Property is within the last five years of the initial term of the leased fee lease, which allows the tenant to terminate during the last five years of the initial term or each of the first two extended terms or at any other time thereafter if repairs exceed 30% of fair market value of the tenant's investments. The tenant’s mortgagee is entitled to be paid the casualty proceeds first.

With respect to the largest five tenants at each Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Wilmont	4.2%	LADMH	27.6%
Wilmont	4.2%	County of LA Public Health Department	3.7%
El Paso Industrial Portfolio – 27 Spur Drive	0.4%	Lower Tier / GSA	14.7%

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

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Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

●	With respect to the 245 Park Avenue Mortgaged Property (8.3%), the largest tenant, Société Générale, subleases 36,425 sq. ft. to Brunswick Group and 36,425 sq. ft. to Mio Partners, Inc., all pursuant to the sublease expiring on October 31, 2032. The second largest tenant, JPMorgan Chase, National Association, subleases 562,347 sq. ft. to Société Générale, 90,556 sq. ft. to Houlihan Lokey Inc., 49,133 sq. ft. to The Nemec Agency, 34,058 sq. ft. to Pierpont Capital Holdings LLC and 15,939 sq. ft. to JLL Partners, LLC, all pursuant to subleases expiring in October 2022. The third largest tenant, Major League Baseball, subleases 37,385 sq. ft. to the National Bank of Australia, 24,840 sq. ft. to Houlihan Lokey Inc. and 10,525 sq. ft. to Anthos USA Inc., all pursuant to subleases expiring in October 2022. In addition, there are two tenants at the Mortgaged Property, HNA Capital US LLC, which is the seventh largest tenant at the Mortgaged Property by net rentable area and affiliated with the borrower for the Mortgage Loan, and MIO Partners, which have executed leases but have not yet taken occupancy or commenced paying rent. In addition, Major League Baseball (which accounts for approximately 12.6% of the net rentable sq. ft. and approximately 21.8% of the underwritten base rent at the Mortgaged Property), executed a lease at another property and has declared its intention to move into such space in 2019 (approximately three years before its lease expiration date in October 2022).

●	With respect to the Gateway Net Lease Portfolio Mortgage Loan (7.5%),there are two Mortgaged Properties, Baxalta (Barry Pointe) and Baxalta (Casselberry), that are currently under construction. The Mortgaged Properties are expected to open for business in the fourth quarter of 2017.

●	With respect to the Olympic Tower Mortgaged Property (7.1%), the largest tenant, NBA Properties, Inc. (“NBA”), currently leasing portions of the 12th floor and all of floors 14-20, will be in a free rent period from January 2018 through January 2019 with respect to such space (which free rent period will commence at the commencement of the renewal period for such lease). NBA also leases additional space (all of the 11th floor and the remaining portion of the 12th floor, together known as the “swing space”), which swing space will be in a free rent period until October 2017. In addition, the second largest tenant, Richemont North America, Inc. (“Richemont”), entered into a lease to occupy additional space on the 9th floor, and will be in a free rent period with respect to this additional space until November 2017. At origination, the borrower reserved a total of $11,843,236, $7,030,771 of which relates for free rent for NBA, $113,966 of which relates to free rent for Richemont, and the remaining portion of the reserve relates to free rent periods for two smaller tenants through June 2017.

●	With respect to the 740 Madison Mortgaged Property (4.4%), the largest and sole tenant at the Mortgaged Property, Bottega Veneta, has taken possession of its space, but is not yet in occupancy or paying rent. Bottega Veneta is currently building-out its space at its own expense at an estimated cost of reportedly in excess of $20.0 million. The Bottega Veneta lease requires an approximately 21-month free rent period extending through October 2018, as well as an additional $2.0 million rent credit to be applied as a monthly credit of $100,000 against the first 20 rent payments. Bottega Veneta is required to begin paying full unabated rent in November 2018. At origination, the borrower reserved approximately $5.2 million to cover debt service during the initial rent abatement period through October 2018, as well as an additional $2.0 million for rent credits to be applied in equal $100,000 disbursements between November 2018 and June 2020. Bottega Veneta is expected to open in February 2018.

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●	With respect to the Wilmont Mortgaged Property (4.2%), at origination, the borrower reserved $728,528 (“LADMH Funds”) for tenant improvements and rent abatements with respect to the largest tenant, the Los Angeles Department of Mental Health (“LADMH”). Upon notice from the borrower that LADMH has elected to abate rent on the succeeding monthly payment date with respect to any unused portion of LADMH Funds, the lender will be required to disburse an amount equal to such rent abatement (not to exceed $50,000 for any disbursement) either (x) if a trigger period is continuing, to the deposit account to be disbursed in accordance with the terms of the loan agreement, or (y) if a trigger period is not continuing, to the borrower.

●	With respect to the Save Mart Portfolio - Dick's Sporting Goods – Folsom (0.1%) and Save Mart Portfolio - Dick’s Sporting Goods - Salinas (0.1%) Mortgaged Properties, collectively representing approximately 6.4% of the aggregate net rentable area at the portfolio of Mortgaged Properties, such Mortgaged Properties are subleased to Dick’s Sporting Goods pursuant to subleases expiring on April 30, 2027 and January 31, 2023, respectively.

●	With respect to the El Paseo Square Mortgaged Property (2.4%), the third largest tenant, Luna Grill, commenced paying rent in January 2017 and is expected to take occupancy by September 2017. At origination, the borrower reserved $106,985, $45,748 of which relates to gap rent through August 2017 for Luna Grill, and the remaining portion of the reserve relates to gap rent periods for three smaller tenants through June 2017 for one and July 2017 for two.

●	With respect to The Tides Building Mortgaged Property (1.8%), the second largest tenant, Blue LA, has taken possession of the premises and is paying full rent, but has not completed its build out. The tenant is expected to open for business in January 2018. The borrower reserved $108,033 at origination for free rent periods of Blue LA in January 2018 and January 2019.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. For example, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to each of the Starwood Capital Group Hotel Portfolio (7.1%), iStar Leased Fee Portfolio (4.0%) and Save Mart Portfolio (3.5%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property (or, if applicable, the applicable Mortgaged Property in a portfolio of Mortgaged Properties) in the event the related borrower decides to sell such related Mortgaged Property or its leased premises.

●	With respect to the Starwood Capital Group Hotel Portfolio – Holiday Inn Express & Suites Terrell (0.1% by Allocated Loan Amount), Tanger Properties Limited Partnership, the developer, has the right to repurchase the Mortgaged Property in the event of a breach of the covenants, conditions and restriction of the related declaration (the “Declaration”), such as, among other defaults, the improvements and facilities on the Mortgaged Property are abandoned or permanently closed, the borrower fails to use the Mortgaged Property for its intended use for 60 days or more (other than due to a casualty to or remodeling) or the borrower otherwise violates the Declaration (including, among other things, (i) failing to comply with environmental laws, zoning laws, easements and other restrictions applicable to the Mortgaged Property, (ii) encumbering, selling or otherwise conveying or subdividing the Mortgaged Property without the prior written consent of

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developer, or (iii) failing to maintain the Mortgaged Property in the manner consistent with the remainder of the related shopping center site). In the event the repurchase option is exercised, the borrowers are required to release the Mortgaged Property in accordance with the Starwood Capital Group Hotel Portfolio Whole Loan documents (including, without limitation, payment of the applicable release price). See “—Certain Terms of the Mortgage Loans—Partial Releases” below for additional information. In addition, with respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Borrower’s interest in the franchise agreement, an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor” or an affiliate of a “competitor” as defined under the franchise agreement.

●	With respect to the iStar Leased Fee Portfolio Mortgage Loan (4.0%), each tenant at the One Ally Center Mortgaged Property and the Northside Forsyth Hospital Medical Center Mortgaged Property has a right of first refusal in the event the borrower receives a bona fide offer from a third party to purchase the Mortgaged Property. With respect to the NASA/JPSS Headquarters Mortgaged Property, the tenant has a right of first offer in the event the borrower decides to sell the related Mortgaged Property. With respect to The Buckler Apartments Mortgaged Property, the tenant has a right of first offer and a right of first refusal with respect to the Mortgaged Property. In each case, such right of first refusal or right of first offer will not apply in connection with a foreclosure or deed-in-lieu of foreclosure (or in some cases, in connection with a sale of the related Mortgaged Property in a combined sale of at least three other real properties under a contract), but will apply to subsequent purchases.

●	With respect to the iStar Leased Fee Portfolio – Hilton Salt Lake (1.0% by Allocated Loan Amount), iStar Leased Fee Portfolio – DoubleTree Seattle Airport (0.7% by Allocated Loan Amount), iStar Leased Fee Portfolio – DoubleTree Mission Valley (0.7% by Allocated Loan Amount), iStar Leased Fee Portfolio – DoubleTree Sonoma (0.3% by Allocated Loan Amount) and iStar Leased Fee Portfolio – DoubleTree Durango (0.3% by Allocated Loan Amount) Mortgaged Properties, the tenant may terminate the lease with respect to an individual Mortgaged Property and offer to purchase any such individual Mortgaged Property that is materially and adversely affected by the borrower’s failure (after notice and expiration of cure periods) to provide applications to governmental authorities for any license, permit or approval necessary for the operation of such Mortgaged Property at a purchase price equal to the net present value of the base rent payable through the expiration of the then-current term. The borrower may accept or reject the tenant’s offer to purchase such individual Mortgaged Property. If the borrower rejects such offer to purchase the individual Mortgaged Property, the lease will terminate with respect to such individual Mortgaged Property and the tenant must vacate such individual Mortgaged Property in accordance with the lease. The borrower may, at all times prior to the closing date for the purchase of the individual Mortgaged Property or the termination of the lease with respect to such individual Mortgaged Property, cancel the tenant’s purchase right or termination right by obtaining the required applications to governmental authorities in sufficient time and manner so that the subject license, permit or approval is obtained or reinstated by a date that is prior to the related closing date or termination date.

●	With respect to the Save Mart Portfolio – Save Mart - Modesto (0.1% by Allocated Loan Amount) and Save Mart Portfolio – Save Mart - Jackson (0.1% by Allocated Loan Amount) Mortgaged Properties, the Mortgaged Properties are subject to rights of first offer. With respect to the Save Mart Portfolio – Save Mart - Modesto Mortgaged Property, an adjacent third party property owner, Scenic Place Partners, L.P. (“SPP”), has the right to purchase the Mortgaged Property in the event there is a "complete cessation of operation of a business” on the Mortgaged Property for a period of 24 consecutive months, which period may be extended for force majeure, which includes fire or other casualty; provided that in the event of a fire or other casualty, the exception

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to the 24 month period will apply only if the borrower commences reconstruction within 24 months after the date of such fire or other casualty and diligently prosecute such reconstruction to completion. The right is personal to SPP (subject to certain exceptions) and may only be exercised if SPP is the fee owner of buildings totaling, in the aggregate, at least 30,000 square feet at the shopping center. The purchase price is the highest of (i) the fair market value of the Mortgaged Property, (ii) the repurchase price under any sale leaseback arrangement, plus the value of any building and related improvements and remaining trade fixtures and equipment not included in the sale leaseback arrangement, or (iii) the unamortized amount of any indebtedness secured by a deed of trust on the Mortgaged Property plus (1) any premium or other amount required by the lender to prepay the indebtedness and (2) the higher of the remaining book value or appraised value of any building and related improvement and any remaining trade fixtures and equipment not included in such indebtedness. With respect to the Save Mart Portfolio – Save Mart - Jackson Mortgaged Property, an adjoining third party property owner has an option to purchase the Mortgaged Property in the event a supermarket is not operated at the Mortgaged Property for a continuous period of 6 consecutive months (which can be extended for periods of force majeure, which includes restoration following a casualty or condemnation). The purchase price is the fair market value of the Mortgaged Property, determined by an appraisal procedure set forth in the purchase option agreement. In the event that such purchase options are exercised, the borrower is required to release or substitute the applicable Mortgaged Property pursuant to the Mortgage Loan documents. See “Description of the Mortgage Pool—Releases; Partial Releases” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, representation and warranty number 8 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the Save Mart Portfolio Mortgaged Properties (3.5%), the sole tenant at each of the Mortgaged Properties, Save Mart Supermarkets, is an affiliate of the borrower sponsor.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each

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Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Sixty-four (64) of the Mortgaged Properties (39.4%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Nevada, Oregon, Utah and Washington.

With respect to 147 of the Mortgaged Properties, which secure in whole or in part 32 Mortgage Loans (75.5%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents, may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager. For example:

●	With respect to the Olympic Tower Mortgaged Property (7.1%), the related borrower may rely on the insurance maintained by (i) the condominium board (with respect to the core and shell of the of the building in which the Mortgaged Property condominium unit is included), and (ii) third largest tenant, Cartier, and the fifth largest tenant, Versace U.S.A., Inc., with respect to the portions of the Mortgaged Property leased by such tenants, provided that in each case such insurance complies with the requirements of the Mortgage Loan documents. If either the condominium board or the related tenants, as applicable, fail to provide acceptable insurance coverage, the borrower is required to obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

●	With respect to the Save Mart Portfolio Mortgaged Properties (3.5%), the related borrower may rely on the single tenant’s insurance so long as the single tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related Mortgage Loan documents. If the single tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

●	With respect to the 740 Madison Mortgaged Property (4.4%), the Mortgage Loan documents provide that the borrower is not required to maintain insurance for the space leased by the sole tenant, Bottega Veneta, to the extent (i) the lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, and (iii) the tenant maintains or causes to be maintained coverage that meets the requirements in the Mortgage Loan documents (including without limitation, naming the lender as mortgagee/loss payee). The Mortgage Loan documents also provide that, in the event the tenant fails to provide coverage acceptable to the lender, then the borrower is required to obtain all insurance required by the Mortgage Loan documents providing coverage that will pay proceeds in an amount sufficient to restore the space to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by the tenant. Such insurance is required to either be (x) “Primary” insurance coverage in the event that Bottega Veneta does not provide the insurance coverage required under the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that Bottega Veneta does not have sufficient coverage necessary to be in full compliance with all of the terms and conditions of the Mortgage Loan documents.

●	With respect to the iStar Leased Fee Portfolio Mortgage Loan (4.0%), the Mortgage Loan is secured by the borrower’s leased fee interest in the portfolio of Mortgaged Properties, and the Mortgage Loan documents permit the borrower to rely on insurance coverages provided by the tenants at each such Mortgaged Property. With respect to the One Ally Center (0.6%), Northside Forsyth Hospital Medical Center (0.1%), NASA/JPSS Headquarters (0.1%), Dallas Market

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Center: Sheraton Suites (0.1%), Dallas Market Center: Marriott Courtyard (0.1%), The Buckler Apartments (0.1%) and Lock-Up Self Storage Facility (less than 0.1%) Mortgaged Properties, if the tenant at each such Mortgaged Property maintains the insurance coverage required under its related lease, the borrower is not required to maintain the following insurance coverages: (i) property insurance, (ii) business interruption insurance, (iii) insurances during times of structural construction, (iv) boiler and machinery insurance, (v) flood insurance and (vi) earthquake insurance. With respect to the Hilton Salt Lake (1.0%), DoubleTree Seattle Airport (0.7%), DoubleTree Mission Valley (0.7%), DoubleTree Sonoma (0.3%) and DoubleTree Durango (0.3%) Mortgaged Properties, in the event no leasehold mortgage is in place at such Mortgaged Property and so long as a tenant maintains property insurance coverage (1) as required under the applicable lease with respect to such Mortgaged Property and (2) which satisfies the insurance requirements of the Mortgage Loan documents (except that a $500,000 property and terrorism deductible under the master program maintained by Hilton Worldwide Holdings Inc. is deemed to be acceptable to the lender), the borrowers are not required to maintain property insurance insuring the improvements at the applicable Mortgaged Property.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the 740 Madison Mortgaged Property (4.4%), the Mortgaged Property is identified as a landmark by the New York City Landmarks Preservation Commission, and certain types of alterations to the Mortgaged Property are subject to prior approval from the commission. The borrower obtained a Certificate of Appropriateness from the commission approving the recent renovation of the Mortgaged Property by the borrower, which was completed in January 2017.

●	With respect to the El Paso Industrial Portfolio Mortgaged Properties (1.6%), the Mortgaged Properties and the related ground leases are subject to a Declaration of Restrictions and Covenants Butterfield Industrial Trail Park executed by The City of El Paso, Texas, as declarant, dated February 5, 1985 (the “Declaration”). The Declaration permits the use of the Mortgaged Properties for “industrial operations,” including the manufacturing of products from raw or semi-finished materials, research, warehousing and wholesaling operations, as well as for administrative and professional office space, but prohibits retail sales, residential and retail commercial uses.

●	With respect to the University Shopping Center Mortgaged Property (1.5%), the Mortgaged Property is subject to numerous use restrictions from two recorded declarations of restrictive covenants and the lease for the second largest tenant at the Mortgaged Property, Ross Dress for Less. The Mortgage Loan documents include a nonrecourse carve-out for any losses resulting from a breach or violation of these use restrictions.

●	With respect to the Long Meadow Farms Mortgaged Property (0.9%), the Mortgaged Property is subject to a recorded declaration of covenants, conditions and restrictions. The estoppel obtained at origination of the Mortgage Loan from the association indicated that the association has received notice that the Mortgaged Property is in violation of certain use covenants contained in the declaration relating to improper signage and advertising. The Mortgage Loan documents

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include a post-closing obligation for the borrower to remove the non-conforming signs and advertisements and otherwise cause the tenants to be in compliance with such requirements within 60 days of the origination date, as well as losses recourse to guarantor for any failure of the Mortgaged Property to comply with the declaration (until such time as the post-closing obligation is satisfied in the lender’s sole discretion).

●	With respect to the 2215 Broadway Mortgaged Property (0.9%), the Mortgaged Property is subject to a California Mills Act Historic Property Agreement (the “Mills Agreement”), between the borrower and Redwood City, which was entered into and recorded in December 2012. Pursuant to the Mills Agreement, the borrower receives a real estate tax abatement in exchange for the maintenance of the Mortgaged Property as a historic property. The Mills Agreement runs through 2022 with automatic annual renewals thereafter unless cancelled by the borrower or Redwood City. Redwood City may only terminate the Mills Agreement if (i) the borrower breaches the Mills Agreement, (ii) the Mortgaged Property has deteriorated such that the Mortgaged Property no longer meets the state standards for a historic property, or (iii) the borrower fails to restore or rehabilitate the Mortgaged Property in the manner specified in the Mills Agreement. If the Mills Agreement is breached, Redwood City may eliminate the real estate tax abatement and charge a cancellation fee equal to 12.5% of the then market value of the Mortgaged Property. Real estate taxes were underwritten based on the abated 2017 taxable value of $5,323,123. We cannot assure you that the cash flow from the related Mortgaged Property will support the increase in tax liability (plus the cancellation fee, if applicable) following a termination of the real estate tax abatement. The related Mortgage Loan is recourse to the guarantor for any losses incurred by the lender as a result of a breach of the Mills Agreement by the borrower.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

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Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as is (assuming extraordinary assumption)”, “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is”, “as portfolio” or “prospective” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than As-Is)	Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Gateway Net Lease Portfolio	7.5%	45.0%	$785,215,000(1)	45.9%	$769,115,000
Starwood Capital Group Hotel Portfolio	7.1%	60.4%	$956,000,000(2)	65.3%	$884,700,000
Wilmont	4.2%	65.1%	$73,000,000(3)	68.3%	$69,500,000
50 West Liberty	3.0%	72.5%	$47,570,000(4)	74.2%	$46,520,000
LC Hamburg Farms	2.2%	75.0%	$33,341,250(5)	75.1%	$33,300,000
El Paso Industrial Portfolio	1.6%	71.4%	$25,200,000(6)	72.3%	$24,900,000
Hampton Inn Braintree	1.3%	65.7%	$23,000,000(7)	79.5%	$19,000,000

(1)	Reflects the sum of the “as-is” values of each Mortgaged Property (except for the Baxalta (Barry Pointe) and Baxalta (Casselberry) Mortgaged Properties) and the “as complete” appraised values for the Baxalta (Barry Pointe) and Baxalta (Casselberry) Mortgaged Properties, which assumes that construction at the related Mortgaged Property has been completed.

(2)	Reflects a premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole.

(3)	Reflects an appraisal on a “prospective value” basis as of June 1, 2017, incorporating the expansion of the leased space entered into by the second largest tenant, Bank of Hope.

(4)	Reflects an appraisal on an “as-stabilized” basis, which assumes that approximately $1,045,757 in unpaid landlord obligations for tenant improvements, leasing commissions and rent abatements were paid as of February 17, 2017.

(5)	Reflects the “hypothetical as is” appraised value, which assumes that $41,250 in reserves has been escrowed at closing and would be available to any purchaser, thereby representing the “as-is” market value plus the reserve amount.

(6)	Reflects an appraisal on an “as is” basis, assuming an extraordinary assumption as of March 9, 2017, that unpaid lease-up costs associated with Aries Freight Systems, the largest tenant at the 25 Spur Drive Mortgaged Property, and Lower Tier / GSA, the second largest tenant at the 27 Spur Drive Mortgaged Property, have been reserved with the lender.

(7)	Reflects an appraisal on an “as complete” basis, which assumes that an approximately $2,560,735 PIP is completed as of January 1, 2019. At origination, the borrower reserved $2,816,808, an amount equal to 110% of the estimated expenses for the PIP.

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With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Maturity Date LTV Ratio was calculated using the related “as complete”, “as-stabilized”, “hypothetical as is”, “as portfolio” or “prospective” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (Other Than As-Is)	Appraised Value		Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Gateway Net Lease Portfolio	7.5%	45.0%	$785,215,000	(1)	45.9%	$769,115,000
Starwood Capital Group Hotel Portfolio	7.1%	60.4%	$956,000,000	(2)	65.3%	$884,700,000
Wilmont	4.2%	65.1%	$73,000,000	(3)	68.3%	$69,500,000
50 West Liberty	3.0%	62.1%	$47,570,000	(4)	63.5%	$46,520,000
LC Hamburg Farms	2.2%	68.9%	$33,341,250	(5)	69.0%	$33,300,000
El Paso Industrial Portfolio	1.6%	62.7%	$25,200,000	(6)	63.5%	$24,900,000
Hampton Inn Braintree	1.3%	53.5%	$23,000,000	(7)	64.8%	$19,000,000

(1)	Reflects the sum of the “as-is” values of each Mortgaged Property (except for the Baxalta (Barry Pointe) and Baxalta (Casselberry) Mortgaged Properties) and the “as complete” appraised values for the Baxalta (Barry Pointe) and Baxalta (Casselberry) Mortgaged Properties, which assumes that construction at the related Mortgaged Property has been completed.

(2)	Reflects a premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole.

(3)	Reflects an appraisal on a “prospective value” basis as of June 1, 2017, incorporating the expansion of the leased space entered into by the second largest tenant, Bank of Hope.

(4)	Reflects an appraisal on an “as-stabilized” basis, which assumes that approximately $1,045,757 in unpaid landlord obligations for tenant improvements, leasing commissions and rent abatements were paid as of February 17, 2017.

(5)	Reflects the “hypothetical as is” appraised value, which assumes that $41,250 in reserves has been escrowed at closing and would be available to any purchaser, thereby representing the “as-is” market value plus the reserve amount.

(6)	Reflects an appraisal on an “as is” basis, assuming an extraordinary assumption as of March 9, 2017, that unpaid lease-up costs associated with Aries Freight Systems, the largest tenant at the 25 Spur Drive Mortgaged Property, and Lower Tier / GSA, the second largest tenant at the 27 Spur Drive Mortgaged Property, have been reserved with the lender.

(7)	Reflects an appraisal on an “as complete” basis, which assumes that an approximately $2,560,735 PIP is completed as of January 1, 2019. At origination, the borrower reserved $2,816,808, an amount equal to 110% of the estimated expenses for the PIP.

With respect to the Starwood Capital Group Hotel Portfolio Mortgaged Properties (7.1%), the portfolio Appraised Value of $956,000,000 reflects a premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. The sum of the appraised values of each of the Mortgaged Properties on an individual basis, including the “as renovated” values of the Residence Inn Grand Rapids West, Hampton Inn Morehead, Courtyard Lufkin, Waco Residence Inn, Toledo Homewood Suites, Grand Rapids Homewood Suites, Shawnee Hampton Inn, Racine Fairfield Inn and Westchase Homewood Suites Mortgaged Properties, which assumes that a potential buyer would need to undertake a renovation following acquisition in order to meet current brand standards and/or maintain the Mortgaged Property in competitive condition, is $889,200,000, which represents a Cut-off Date Loan-to-Value Ratio for such Mortgage Loan of 64.9% and a Loan-to-Value ratio at Maturity or ARD for such Mortgage Loan of 64.9%. The sum of the “as is” appraised values of each of the Mortgaged Properties on an individual basis is $884,700,000, which represents a Cut-off Date Loan-to-Value Ratio for such Mortgage Loan of 65.3% and a Loan-to-Value ratio at Maturity or ARD for such Mortgage Loan of 65.3%.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—JPMorgan Chase Bank, National Association” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage

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Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2 and Annex E-2 for additional information.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●	With respect to the Gateway Net Lease Portfolio Mortgaged Properties (7.5%),there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. In lieu of having the non recourse carve-out guarantor be a party to the indemnity, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Great American E&S Insurance Company, with individual claim limits of $5.0 million, an aggregate claim limit of $35.0 million and a $50,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 19, 2027.

●	With respect to the Olympic Tower Mortgaged Property (7.1%),there is generally no recourse guarantor (other than the borrower) except that the Mortgage Loan will become full recourse to the borrower and the guarantors with respect to certain other acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, including recourse to the guarantors under the related guaranty with respect to bankruptcy-related non-recourse carveouts, provided, however, this recourse is capped at an amount equal to 10% of the original principal balance of the related Whole Loan, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable, out-of-pocket attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder; provided, further, that the foregoing limitation on liability with respect to bankruptcy will not apply if any such bankruptcy-related event in any way results in a termination, surrender or rejection of the Tower Ground Lease or an amendment or modification of the Tower Ground Lease in a manner adverse to the lender without the lender’s prior written consent.

●

With respect to the Starwood Capital Group Hotel Portfolio Mortgaged Properties (7.1%), the aggregate liability of the non-recourse carveout guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus reasonable third-party collection costs actually incurred by the lender in connection with the enforcement of its rights under the guaranty or any other Whole Loan document. In addition, in connection with any permitted transfer under the Mortgage Loan documents that results in (x) a change of control of the borrowers and/or (y) the transfer of more than 49% of the direct or indirect equity interests in the borrowers, the borrowers are permitted to provide a substitute guarantor to act as a replacement guarantor under the nonrecourse carve-out guaranty, the environmental indemnity and, if applicable as of such date, any guaranties related to new PIPs required by any franchise agreement upon certain terms and conditions set forth in the Mortgage Loan documents, which include, without limitation, delivery of evidence that (i) such new guarantor is owned and

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controlled by, or under common control with, (ii) the transferee and owns at least 10% of the equity interests in the borrower, and (iii) the replacement guarantor has a net worth of not less than $250,000,000 (excluding any interests in and liabilities attributable to the Mortgaged Properties) or an equity market capitalization not less than $500,000,000 (including any interests in the Mortgaged Properties).

●	With respect to the 211 Main Street Mortgaged Property (5.3%), the aggregate liability of the non-recourse carveout guarantor may not exceed an amount equal to 15% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender (including reasonable attorneys’ fees and costs reasonably incurred). In addition, the non-recourse carveout guarantor is not a party to the environmental indemnity and the borrower is the sole party responsible for losses under the indemnity. In lieu of having the non-recourse carveout guarantor be a party to the indemnity, the Mortgage Loan documents require environmental insurance against claims for pollution and remediation legal liability related to the Mortgaged Property (“PLL Policy”), meeting the following requirements: (a) the policy is required to be a claims made and reported policy for an initial term of nine years; (b) the policy is required to have limits of liability of $5,000,000 for each pollution condition and $5,000,000 in the aggregate; (c) the policy is required to have a self-insured retention amount of not more than $50,000 for each pollution condition; (d) the policy is required to name the lender as an additional named insured and provide automatic rights of assignment in the event of defaults; (e) the policy is required to be dedicated solely to the Mortgaged Property with the borrower not permitted to add any additional locations during the PLL Policy term; and (f) the policy is required to, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and may not be amended in any way without the prior written consent of the lender) as the PLL Policy approved at origination. See “—Environmental Considerations”.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Columbus Park Crossing South Mortgaged Property (2.5%), the Mortgaged Property benefits from a tax abatement provided through the Development Authority of Columbus, Georgia (the “Columbus Development Authority”), which expires on December 31, 2026, prior to the maturity date of the Mortgage Loan on May 6, 2027. In connection with the tax abatement, a predecessor of the borrower temporarily transferred its fee interest in the Mortgaged Property to the Columbus Development Authority and the Columbus Development Authority transferred back to the borrower the related leasehold interest pursuant to three master leases (collectively, the “Columbus Park Authority Lease”). During the term of the Columbus Park Authority Lease, the tax assessor is required to value the Mortgaged Property at 50% of the fair market value for real estate tax purposes and the assessment will remain fixed but may be subject to increases in millage rates. Upon such expiration, the borrower will be required to pay full real estate taxes. The Mortgage Loan was underwritten based on the abated tax amount. See “—Other Indebtedness”. We cannot assure you that the payment of full real estate taxes will not impact the cash flow available at the Mortgaged Property.

●

In the case of the Union Hotel - Brooklyn Mortgaged Property (0.6%), the Mortgaged Property benefits from the Industrial & Commercial Abatement Program (“ICAP”) on a 25-year abatement schedule that expires in 2037, of which the Mortgaged Property is currently in year 5 of 25. The ICAP sets an abatement base, and the base is deducted directly from the determined tax liability

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in any given year. The abatement base is 100% for the initial 16 years of the abatement schedule, at which point the base is reduced by 10% per year until it is fully phased out. The present value of the remaining tax savings from year 6 to year 25 is approximately $1.14 million. Real estate taxes were underwritten based on actual assessments for the trailing 12 month period.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Fourteen (14) Mortgage Loans (59.4%) are interest-only until the related maturity date or anticipated repayment date.

Fourteen (14) Mortgage Loans (22.7%) provide for payments of interest-only for the first 22 to 59 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Thirteen (13) Mortgage Loans (18.0%) provide for payments of interest and principal until the maturity date and then have an expected Balloon Balance at the related maturity date or anticipated repayment date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	26	$641,326,981	56.6%
5	0	1	85,000,000	7.5
1	0	12	376,548,424	33.3
1	5 (once per year)	2	29,525,000	2.6
Total		41	$1,132,400,405	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the

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number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

Two (2) Mortgage Loans (8.4%) (each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan.

After its Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

With respect to the 740 Madison Mortgaged Property (4.4%), the borrower sponsor and nonrecourse carve-out guarantor has incurred a corporate credit facility, and the borrowing entity previously served as a guarantor for the guarantor’s obligations under the facility. The borrower was released from its obligations under the guaranty as of the origination date of the Mortgage Loan. The Mortgage Loan agreement includes customary “backward-looking” representations and warranties from the borrower. The Mortgage Loan agreement also includes a nonrecourse carve-out for losses resulting from the borrower’s failure to maintain its status as single purpose entity or comply with any representation, warranty or covenant related to the borrower’s status as a single purpose entity in the Mortgage Loan documents, as well as a full recourse carve-out to the extent that any such failure is cited as a factor in the substantive consolidation of the borrower with any other person or entity.

With respect to the Portola Hotel & Spa Mortgaged Property (3.1%), the borrower has a leasehold interest in a lease for a 10,655 square foot ballroom which is not part of the Mortgaged Property. The Mortgage Loan documents provide that in the event the borrower or any of its affiliates acquire the fee estate to the space demised pursuant to the lease, the borrower is required (or required to cause the affiliate) to grant the lender a security interest in the fee estate upon the terms and conditions set forth in the Mortgage Loan documents which include, without limitation, delivery of such information, approvals, agreements or documents reasonably requested by the lender in connection with the acquisition of such fee estate.

With respect to the Royal Palm Square Mortgaged Property (0.4%), the Mortgaged Property was previously security for a loan that was securitized in the MSC 2003-IQ5 trust. The borrower acquired the promissory note in 2013 for approximately $3.3 million and ultimately foreclosed on the Mortgaged Property. The borrower made the customary “backward-looking” reps and warranties in the Mortgage Loan documents, but the prior financing secured by the Mortgaged Property was excluded from such

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representations and warranties. The Mortgage Loan documents provide for a carve-out for any losses resulting from the borrower's acquisition and ownership of the prior financing.

See “—Additional Indebtedness” above. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 24 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations

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issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Eleven (11) of the Mortgage Loans (28.4%) permit the related borrower, after a lockout period of 6 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

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With respect to the Gateway Net Lease Portfolio Mortgage Loan (7.5%), the Mortgage Loan documents permit the related borrowers, after a lockout period of the earlier of at least 24 payments following the closing date of the securitization that includes the last note to be securitized or the third anniversary of the first payment date, to defease the Mortgage Loan or, after June 5, 2019, to prepay the Mortgage Loan in part in connection with a partial release of an individual Mortgaged Property or a prepayment to achieve the required debt yield in connection with such partial release, with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount (plus an additional 10.0% of the release price of such Mortgaged Property) if such prepayment occurs prior to the related open prepayment period. See “—Partial Releases” below for additional information.

With respect to the 211 Main Street Mortgage Loan (5.3%), the Mortgage Loan documents permit the related borrower to defease the Mortgage Loan in full the earlier of two years after the closing date of the securitization that includes the last pari passu note to be securitized and the third anniversary of the first payment date. In addition, the borrower may prepay the Mortgage Loan at any time, in full or in part, with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the iStar Leased Fee Portfolio Mortgage Loan (4.0%), the Mortgage Loan documents permit the related borrowers, after the earlier of two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 30, 2020, to defease the Mortgage Loan or prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period; provided, however, that the borrowers are limited to partial defeasance in connection with a partial release of a Mortgaged Property. The Mortgage Loan documents restrict the borrowers from (i) defeasing the Mortgage Loan in whole or in part if the borrowers have elected to prepay all or a portion of the Mortgage Loan through a prepayment with yield maintenance, and (ii) prepaying the Mortgage Loan in whole or in part if the borrowers have elected to defease all or a portion of the Mortgage Loan.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
Gateway Net Lease Portfolio	$85,000,000	7.5%	24
Starwood Capital Group Hotel Portfolio	$80,000,000	7.1%	12
740 Madison	$50,000,000	4.4%	24
iStar Leased Fee Portfolio	$45,400,000	4.0%	24
Save Mart Portfolio	$40,000,000	3.5%	6	(1)
Portola Hotel & Spa	$35,000,000	3.1%	24
Faudree Ranch	$25,125,000	2.2%	25
LC Hamburg Farms	$25,000,000	2.2%	24
City Crossing	$20,313,844	1.8%	23
University Shopping Center	$16,875,000	1.5%	22
Cincinnati Eastgate Holiday Inn	$13,325,000	1.2%	12
Springhill Suites Wilmington Mayfaire	$11,268,000	1.0%	25
Royal Palm Square	$5,000,000	0.4%	25

(1)	The lockout period will be at least six months but is likely to be longer as prepayment is permitted on the date that is earlier of (i) the first monthly payment date following the date the last note is securitized and (ii) June 6, 2018.

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The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	6	17.4%
4	18	39.9
5	7	17.3
6	3	5.0
7	6	19.2
24	1	1.1
Total	41	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

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●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 3 of the Mortgage Loans (16.8%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of

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certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

With respect to the Gateway Net Lease Portfolio Mortgage Loan (7.5%), on or after June 5, 2019, the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others, (i) payment of a release price equal to 110% of the allocated loan amount with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the debt yield (as calculated in the Gateway Net Lease Portfolio Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than (a) the greater of (1) 10.0% and (2) the debt yield for all of the Mortgaged Properties immediately preceding such release, and (b) 14.0%, provided that the borrowers are permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan in an amount reasonably determined by the lender necessary to satisfy the debt yield requirement (together with the yield maintenance premium, if applicable), and (iii) satisfaction of REMIC requirements.

With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (7.1%),the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others, (i) payment of an amount equal to or exceeding the Release Price (as defined below) with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the Starwood Capital Group Hotel Portfolio Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than the greater of (a) 2.65x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately preceding such release, provided that the borrowers are permitted to prepay a portion of the Starwood Capital Group Hotel Portfolio Whole Loan in an amount reasonably determined by the lender necessary to satisfy the debt service coverage ratio requirement (together with the yield maintenance premium, if applicable) or deposit cash with the lender in an amount determined by the lender necessary to, after giving effect to the release, satisfy the debt service coverage ratio requirement, and (iii) satisfaction of REMIC requirements. Notwithstanding the foregoing, in the event Tanger Properties Limited Partnership exercises its repurchase right under a recorded declaration and agreement affecting the Holiday Inn Express & Suites Terrell Mortgaged Property to purchase the applicable Mortgaged Property, the borrowers are required to promptly cause the Mortgaged Property to be released in compliance with the Mortgage Loan documents (including payment of the applicable Release Price) at such time, including, without limitation, during the lockout period. “Release Price” means the following amount: (1) if less than $57,727,000 of the Starwood Capital Group Hotel Portfolio Whole Loan has been prepaid in connection with prior releases, then 105% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released, (2) if less than $86,590,500 has been prepaid, then 110% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released, (3) if less than $115,454,000 has been prepaid, then 115% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released and (4) (A) after $115,454,000 has been prepaid or (B) if such individual Mortgaged Property or Mortgaged Properties being released are to be conveyed to an affiliate of the borrowers or certain of its affiliates, then the “Release Price” means in each case 120% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released. If the release of any individual Mortgaged Property causes the aggregate prepaid Whole Loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” under the Mortgage Loan documents is required to equal the sum of (x) the portion of the allocated loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the corresponding percentage and (y) the portion of the allocated loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage shown above.

With respect to the iStar Leased Fee Portfolio – Northside Forsyth Hospital Medical Center Mortgaged Property (0.1% by Allocated Loan Amount), the related borrower may, without the lender’s

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consent, transfer immaterial or non-income producing portions of such Mortgaged Property (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including owners of out parcels and department store pads, pads for office buildings, hotels or other properties, subject to satisfaction of the REMIC requirements.

With respect to the iStar Leased Fee Portfolio Mortgage Loan (4.0%), the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments either by prepayment or by defeasance, subject to the satisfaction of certain conditions, including, among others, (i) payment of a release price (or, in the event of a partial release by defeasance, defeasing a release price) equal to 120% of the allocated loan amount with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is not greater than the lesser of (A) 65.6% and (B) the loan-to-value ratio with respect to all of the individual Mortgaged Properties immediately prior to the applicable release (but in no event less than 63.0%), (iv) after giving effect to the release debt service coverage ratio with respect to the remaining Mortgaged Properties is not less than the greater of (A) the debt service coverage ratio of all the Mortgaged Properties immediately prior to the applicable release (but in no event greater than 2.43x) and (B) 2.41x, (v) after giving effect to the release, debt yield of the remaining Mortgaged Properties is not less than the greater of (A) the debt yield of all individual properties immediately prior to the applicable release (but in no event greater than 9.35%) and (B) 9.20%, and (vi) satisfaction of REMIC requirements.

With respect to the Save Mart Portfolio Mortgaged Properties (3.5%), the borrower may obtain the release of any of the Mortgaged Properties at any time on or after the later of (x) January 6, 2018 and (y) the first payment date following the closing date of the securitization into which the last Save Mart Portfolio Pari Passu Companion Loan is deposited; provided, however, that if related Whole Loan has not been securitized on or prior to June 6, 2018, then June 6, 2018, subject to certain conditions including: (i) the payment of an amount equal to the Adjusted Release Amount (as defined below) for such Mortgaged Property being released (such property, the “Release Property”), together with the applicable yield maintenance premium, (ii) the sale of the Release Property to an unaffiliated third party, unless the lender consents to a transfer to an affiliate of the borrower or the tenant, (iii) after giving effect to such release, the debt service coverage ratio and the debt yield for the remaining properties is equal to or greater than the greater of (x)(1) prior to any permitted mezzanine loan being in place, 1.79x and 11.0%, respectively, or (2) thereafter, 1.35x and 9.5%, respectively, as applicable, and (y) the debt service coverage ratio and the debt yield immediately prior to such release, (iv) after giving effect to such release, the loan to value ratio for the remaining properties is not greater than the lesser of (x)(1) prior to any permitted mezzanine loan being in place, 47.0% or (2) thereafter, 58.1% and (y) the loan to value ratio immediately prior to such release, (v) delivery of a REMIC opinion and (vi) receipt of a rating agency confirmation. The “Adjusted Release Amount” is an amount equal to the greater of (a)(i) to the extent that the aggregate of the Adjusted Release Amounts paid in connection with all prior releases is equal to or less than 25% of the original principal amount of the Whole Loan, 125% of the allocated loan amount with respect to such Release Property until 25% of the original principal amount of the Whole Loan has been paid, and 115% of the remaining portion of the allocated loan amount with respect to such additional Release Property and (ii) to the extent that the aggregate of the Adjusted Release Amounts paid in connection with all prior releases is greater than 25% of the original principal amount of the Whole Loan, 115% of the allocated loan amount with respect to such additional Release Property, and (b) 85% of the net sales proceeds with respect to such Release Property. In addition, on or after the lockout period, the borrower may substitute any of the Mortgaged Properties for any other retail property of like kind and quality owned by the borrower or any affiliate of the borrower that satisfies certain conditions set forth in the Mortgage Loan documents including: (a) satisfaction of the DSCR, debt yield and LTV ratio tests set forth in (iii) and (iv) above, (b) the amount of the Whole Loan allocated to the substitute property is equal the allocated loan amount of the Mortgaged Property being substituted, (c) the substitute property is used as a grocery store or other acceptable retail store pursuant to the Mortgage Loan documents, (d) after giving effect to such substitution, the aggregate allocated loan amounts of the substituted Mortgaged Properties may not exceed 20% of the Whole Loan amount (provided that, if (w) the substituted property has “gone dark”, has been vacated by the Save Mart tenant or the Save Mart tenant at such substituted property has ceased to occupy or operate on a permanent basis, (x) the substituted property has been subleased by

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the Save Mart tenant, (y) the substituted property is subject to purchase offer from the Save Mart tenant following the occurrence of major casualty or condemnation pursuant to the Save Mart lease, or (z) the substituted property is subject to a purchase option pursuant to existing purchase option agreements, then the substitution of such substituted property will be ignored for purposes of such 20% cap) and (e) receipt of a rating agency confirmation.

With respect to the Columbus Park Crossing South Mortgaged Property (2.5%), the borrower may obtain the release of the Red Robin outparcel after the expiration of the defeasance lockout period in connection with a bona fide third-party sale of such outparcel, provided, among other things, (i) the borrower partially defeases the Mortgage Loan in an amount equal to the greater of (A) 100% of the net sales proceeds (and in no event less than 94% of the gross sales price) and (B) 125% of the allocated loan amount, and (ii) after such sale and defeasance, (A) the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.33x, and (B) the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of the loan-to-value immediately preceding such sale and 75.0%.

With respect to the El Paso Industrial Portfolio Mortgaged Properties (1.6%), the borrower may obtain the release of an individual Mortgaged Property after the expiration of the defeasance lockout period in connection with a bona fide third-party sale of such Mortgaged Property, provided, among other things, (i) the borrower partially defeases the Mortgage Loan in an amount equal to 110% of the allocated loan amount of such individual Mortgaged Property, and (ii) after such sale and defeasance, (A) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.32x, and (B) the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of the loan-to-value immediately preceding such sale and 71.4%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-four (34) of the Mortgage Loans, (62.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-six (36) of the Mortgage Loans, (75.2%) provide for monthly escrows for ongoing replacements or capital repairs.

Twenty (20) of the Mortgage Loans, (55.9%), secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Eleven (11) of the Mortgage Loans, (23.9%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eleven (11) of the Mortgage Loans (23.7%) provide for upfront reserves for immediate repairs.

One (1) of the Mortgage Loans (0.6%) provides for upfront and periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other

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shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	23	57.0%
Springing Hard Lockbox	9	21.4
Springing Soft Lockbox	6	8.1
Soft Springing Hard Lockbox	1	7.1
Soft Lockbox	2	6.3
Total	41	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, 3 Mortgage Loans (2.8%) were originated by GACC or its affiliates with exceptions to its underwriting guidelines and/or typical underwriting procedures.

None of the Mortgage Loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as

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specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
245 Park Avenue(3)	$93,750,000	$568,000,000	986,250,000	$120,000,000	$1,768,000,000	4.3000%(4)	48.9%	80.0%	2.73x	1.42x
Olympic Tower	$80,000,000	$240,000,000	$531,000,000	$149,000,000	$1,000,000,000	4.2050%	32.2%	52.6%	2.70x	1.55x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

(3)	The mezzanine debt is composed of three mezzanine loans co-originated by JPMCB, Natixis Real Estate Capital LLC, Société Générale, DBNY and Barclays Bank PLC: (i) a mezzanine A loan with an original principal balance of $236,500,000; (ii) a mezzanine B loan with the original principal balance of $221,000,000; and (iii) a mezzanine C loan with an original principal balance of $110,500,000. The mezzanine A loan has a fixed interest rate of 5.00000% per annum, the mezzanine B loan has a fixed interest rate of 5.70000% per annum and the mezzanine C loan has a fixed interest rate of 6.85000% per annum.

(4)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate is 4.3000028280543%.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to 245 Park Avenue (8.3%) and Olympic Tower (7.1%) the Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan

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(taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

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With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Starwood Capital Group Hotel Portfolio(1)	$80,000,000	64.9%	2.65x	N/A	Yes
Save Mart Portfolio(2)	$40,000,000	58.1%	1.35x	9.5%	Yes
Lake Forest Gateway	$36,100,000	68.7%	1.25x	7.6%	Yes
Columbus Park Crossing South(3)	$28,500,000	75.0%	1.33x	8.2%	Yes
El Paseo Square	$27,466,262	63.95%	1.37x	8.19%	Yes
Faudree Ranch(4)	$25,125,000	66.0%	1.50x	N/A	Yes
El Paso Industrial Portfolio(5)	$18,000,000	71.4%	1.32x	8.2%	Yes
El Cajon Retail	$11,700,000	66.9%	1.31x	7.7%	Yes

(1)	Future mezzanine debt is permitted only after the date that is the earlier of (i) May 24, 2018 and (ii) the date that the Starwood Capital Group Hotel Portfolio Whole Loan is securitized in full.

(2)	The Mortgage Loan documents provide that the amount of any future mezzanine debt may not exceed $40,000,000.

(3)	The Mortgage Loan documents provide that the amount of any future mezzanine debt may not exceed $4,350,000.

(4)	Future mezzanine debt is permitted only in connection with a transfer of the Mortgaged Property and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents.

(5)	The Mortgage Loan documents provide that the amount of any future mezzanine debt may not exceed $3,500,000.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

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Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Save Mart Portfolio Mortgaged Properties (3.5%), the Robert M. Piccinini Living Trust (the “Piccinini Trust”) owns 100% of the membership interest in Standiford Partners, LLC (“Standiford”) (which in turn owns 100% of the borrower) and owns 71.4292% of the outstanding stock in Save Mart, the tenant at each of the Mortgaged Properties.

Robert M. Piccinini died in March 2015. The assets in the gross estate of Mr. Piccinini are subject to federal estate tax. The Robert M. Piccinini Estate (the “Estate”) filed a federal estate tax return to report the value of the assets in the gross estate and the estate tax due. The aggregate estate tax as set forth in the filed estate tax return, is $301,518,036. The Estate reported the total value of the assets in the gross estate to be approximately $814.3 million. The Internal Revenue Service (“IRS”) may examine an estate tax return within three years after the filing date. It is possible that the IRS may disagree with the valuation of one or more assets in the estate tax return and assess additional estate tax liability to the Estate. The Estate has a legal right to contest any proposed increase in valuation of an asset or additional estate tax in the U.S. Tax Court.

The estate tax return reported the assets of the Piccinini Trust as property included in the gross estate. In addition to other assets held by the Piccinini Trust, the estate tax return reported the Piccinini Trust’s 100% membership interest in Standiford and its ownership interest of stock in Save Mart. Under Code Section 6324(a)(1), a general estate tax lien attached to all of the assets included in the gross estate. Consequently, the Piccinini Trust’s 100% membership interest in Standiford and its 71.4292% ownership interest of Save Mart stock became subject to the general estate tax lien under Code Section 6324(a)(1) as of the date of Mr. Piccinini’s death. The general estate tax lien is automatic, and continues for a period of ten years after the decedent’s death. The estate tax return does not include, as assets of the gross estate or separately itemized, Standiford’s 100% membership interest in the borrower or the borrower’s assets (including the Mortgaged Properties). Therefore, authority suggests that the assets of the borrower that are collateral for the Mortgage Loan should not be subject to the general estate tax lien and the Mortgaged Properties are able to be foreclosed on by lenders under the Mortgage Loan. However, we cannot assure you that the IRS would not attempt to claim that the general estate tax lien is not limited only to the LLC membership interest in Standiford held by the Piccinini Trust reported on the estate tax return and attempt to extend the lien to the assets of Standiford and the borrower including the Mortgage Properties. The lenders policy of title insurance with respect to the Mortgages securing the Mortgage Loan, issued by Old Republic National Title Insurance Company, provides certain affirmative title insurance coverage covering the priority of the insured Mortgages over the statutory estate tax lien in the event it attaches or attached to the applicable Mortgaged Properties at any time. Certain other title insurance companies did not agree to provide such coverage.

In general, federal estate tax is due 9 months after a decedent’s death. Under Code Section 6166 an estate is permitted to elect to pay the estate tax over a 14-year period with interest only being due for the first four years and the first installment payable five years after the original due date for payment of the tax. Such deferral is limited to the portion of the tax attributable to the closely-held business interests included in the gross estate. According to information provided by the borrower, in December, 2015, the Estate paid $50,100,000, representing the estate tax attributable to non-closely held business assets. As part of the estate tax return, the Estate elected to defer the remaining amount of the estate tax ($251,418,036) under Code Section 6166 with respect to designated closely-held business interests, with interest only payable annually on the deferred estate tax until December 2020 at which time the tax is

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payable in 10 equal annual installments of the principal, plus interest. The borrower has indicated that the Estate has estimated that the annual principal payment installments of the tax starting in December 2020 through 2029 will be $25,141,804. The borrower has indicated that annual interest payments are estimated by the Estate at $4,528,685 beginning in 2016 (reduced beginning in 2021 as the total deferred estate tax is reduced by the annual tax payments). Although the borrower has stated that it believes the Estate satisfies the requirements allowing an estate to elect to defer a portion of the estate tax under Code Section 6166, there can be no assurance that the IRS will not challenge whether one or more of the designated closely-held businesses qualifies for the deferral or that the conditions to the deferral, or the continuation of the deferral, as discussed below, would be satisfied. If the IRS were to successfully challenge the deferral, or the conditions to the deferral are not satisfied, some or all of the estate tax that the Estate had intended to defer would become accelerated and immediately due. The Estate has a legal right to contest any proposed acceleration of the estate tax in the U.S. Tax Court. The consequences of such an acceleration are further discussed below.

Because the general estate tax lien is limited to a 10-year period, and the deferral provisions extend up to 14 years, there is a period of four years that is not covered by the general estate tax lien when a substantial portion of the estate tax may still be due. In the case of a deferral of estate tax under Code Section 6166, and as a condition to permitting such deferral the IRS may require security in the form of a bond or a special estate tax lien under Code Section 6324A on “section 6166 lien property” in lieu of a bond. The borrower has indicated that it would not be feasible for the Estate to provide a bond and that the Estate anticipates providing a special estate tax lien on “section 6166 lien property”. “Section 6166 lien property” means interests in real and other property to the extent such interests (i) can be expected to survive the 14-year deferral period, and (ii) are designated in a written agreement signed by each person in being who has an interest (whether or not in possession) in any property designated in such agreement. The maximum value of the property which the IRS may require as “section 6166 lien property” with respect to any estate is the value which is not greater than the sum of (i) the deferred tax amount, and (ii) the required interest amount (first four years of interest). The special estate tax lien under Code Section 6324A must be filed against the specific collateral. If at any time the value of the property covered by the agreement is less than the unpaid portion of the deferred tax amount and the required interest amount, the IRS may require the addition of property to the agreement (but the IRS may not require that the value of all property covered by the agreement exceed the deferred tax amount and the required interest). Although the borrower has stated that the Estate expects to provide “section 6166 lien property” acceptable to the IRS, there can be no assurance that the Estate will in fact provide, and the IRS will accept, the “section 6166 lien property” in lieu of a bond, or if provided, that the value of the “section 6166 lien property” will remain sufficient to satisfy the conditions to and qualification for continued deferral.

The borrower has indicated that the Estate intends to offer the shares of stock in Save Mart in the gross estate as collateral under the special estate tax lien provisions of Code Section 6324A. The Mortgage Loan permits such pledge; however, the foreclosure of the pledge is a default under the Mortgage Loan. In addition, the Mortgage Loan prohibits the borrower from pledging any interest in the borrower or the Mortgaged Properties. The value of the Save Mart stock as set forth on the estate tax return is $436,700,000, which is in excess of the amount of the deferred estate tax plus the required interest amount. The IRS has sent a letter to the Estate dated July 27, 2016 acknowledging receipt of the estate tax return and an intent to request a bond or a special estate tax lien under Code Section 6324A for the deferred tax. However, the borrower has represented that no further contact with the IRS has occurred with respect to the Code Section 6324A special estate tax lien – though, a follow-up from the IRS is expected in due course.

Once the Code Section 6324A special estate tax lien is established on “section 6166 lien property”, the general estate tax lien does not automatically release from any of the other assets of the gross estate. The IRS has taken the position that the general estate tax lien continues to attach to all property of the gross estate except the property that is subject to the filed Code Section 6324A special estate tax lien.

The borrower has provided financial statements of Save Mart and Standiford that indicate current annual cash flow well in excess of the annual required estate tax principal and interest installments. However, we cannot assure you that the cash flow from these entities in the future will be sufficient to

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cover the required estate tax payments. The estate tax return listed other assets owned by the Estate or the Piccinini Trust that could be sold to cover the required estate tax payments, if necessary. However, there is no assurance that these assets will maintain the value set forth in the estate tax return or that these assets would be readily available to be sold. The proceeds of any transfer of any assets in the gross estate subject to the general estate tax lien become subject to a like lien in the amount of the value of the asset listed on the estate tax return. In addition, as a mitigant to this concern, the loan documents require that the Estate use the proceeds from the sale of certain assets to partially prepay the estate tax.

Under Code Section 6166, payment of the deferred estate tax may be accelerated in part or entirety in certain circumstances. First, payment of the entire deferred estate tax may be accelerated if an installment or interest is not paid by its due date (including extensions), and such non-payment is uncured for more than 6 months. Second, if the Estate has undistributed net income for any taxable year ending on or after the due date for the first installment of the deferred estate tax, a payment of the deferred estate tax in an amount equal to the undistributed net income is required. Third, if the IRS requests additional property be offered for the Code Section 6324A special estate tax lien (subject to the limitation that the IRS cannot require that the aggregate value of the property covered by the lien exceed the unpaid estate tax and required interest), and the additional property is not supplied within 90 days following the demand by the IRS, the payment of the entire deferred estate tax may be accelerated. Fourth, the payment of the entire deferred estate tax may be accelerated if (1)(a) any portion of an interest in a closely held business which qualifies for deferral under Code Section 6166 is distributed, sold, exchanged, or otherwise disposed of, or (b) money and other property attributable to such an interest is withdrawn from such trade or business, and (2) the aggregate of such distributions, sales, exchanges, or other dispositions and withdrawals equals or exceeds 50% of the value of such interest. For purposes of this last situation, all of the Estate’s designated closely-held business interests are treated as one closely held business interest.

In the event the deferred estate tax is accelerated and not paid, the IRS could proceed to foreclose on the assets subject to the Code Section 6324A lien as well as the assets subject to the general estate tax lien. A foreclosure of the shares of Save Mart would allow the winning bidder to control the operations of Save Mart, which is the primary tenant of the Mortgaged Properties. A foreclosure of the membership interest in Standiford could result in a change of control of the borrower and guarantor under the Mortgage Loan. While such change of control would result in a due on sale violation and full recourse under the Mortgage Loan, we cannot assure you that such change of control will not adversely affect the Mortgage Loan.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to the Columbus Park Crossing South Mortgaged Property (2.5%), the Mortgaged Property also secures approximately $27,500,000 of development bonds issued by the Columbus Development Authority in return for the temporary transfer of the Mortgaged Property to the Columbus Development Authority as part of a tax abatement arrangement, which bonds are secured by a mortgage on the Columbus Development Authority’s fee interest in the Mortgaged Property. Such bonds are owned by the related borrower, and the borrower is prohibited from transferring such bonds. Payments owed by the Columbus Development Authority to the borrower under the bonds are netted against payments owed by the borrower under the Columbus Park Authority Lease, resulting in a complete offset. Upon the expiration of the tax abatement on December 31, 2026, the Columbus Development Authority is required to sell, and the borrower is required to purchase, all of the Columbus Development Authority’s fee interest in the Columbus Park Crossing South Mortgaged Property for $100.00 and satisfaction of the other terms under the Columbus Park Authority Lease, and the bonds are required to be cancelled. In addition, such bonds, and the related mortgage, have been subordinated to the Mortgage Loan and granted to the Mortgage Loan lender as additional collateral for the Mortgage Loan.

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Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “245 Park Avenue”, “Gateway Net Lease Portfolio”, “Olympic Tower”, “Starwood Capital Group Hotel Portfolio”, “211 Main Street”, “740 Madison”, “iStar Leased Fee Portfolio” and “Save Mart Portfolio” securing 47.2% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

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Mortgaged Property Name / Note Detail	Cut-off Date Balance	Current or Anticipated Holder of Securitized Note(1)	Control (Y/N)
245 Park Avenue
Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E	$380,000,000	245 Park Avenue Trust 2017-245P	Yes
Note A-2-A-1	$98,000,000	JPMCC 2017-JP6	No
Notes A-2-A-2 and A-2-C-1-A	$93,750,000	DBJPM 2017-C6	No
Notes A-2-A-3 and A-2-A-4	$107,000,000	JPMorgan Chase Bank, National Association	No
Notes A-2-B-1, A-2-B-2 and A-2-B-3	$210,000,000	Natixis Real Estate Capital LLC	No
Notes A-2-C-1-B and A-2-C-2	$51,250,000	Deutsche Bank AG, New York Branch	No
Notes A-2-D-1, A-2-D-2 and A-2-D-3	$70,000,000	Société Générale	No
Notes A-2-E-1 and A-2-E-2	$70,000,000	Barclays Bank PLC	No
Notes B-1, B-2, B-3, B-4 and B-5(2)	$120,000,000	245 Park Avenue Trust 2017-245P	No
Gateway Net Lease Portfolio
Note A-1-1	$85,000,000	DBJPM 2017-C6	No
Notes A-1-2, A-1-3 and A-1-4	$162,100,000	JPMorgan Chase Bank, National Association	No
Notes A-2-1, A-2-2 and A-2-3	$105,900,000	Bank of America, N.A.	No
Notes B-1-1, B-1-2, B-1-3, B-1-4, B-1-5, B-2-1, B-2-2, B-2-3, B-2-4 and B-2-5(2)	$170,000,000	Third Party Investor	Yes
Olympic Tower
Notes A-1-S, A-2-S and A-3-S	$331,000,000	Olympic Tower 2017-OT	No
Notes A-1-C1, A-1-C4 and A-1-C5	$80,000,000	DBJPM 2017-C6	No
Notes A-1-C2 and A-1-C3	$60,000,000	Deutsche Bank AG, New York Branch	No
Notes A-2-C1 and A-2-C2	$84,000,000	Goldman Sachs Mortgage Company	No
Note A-3-C	$56,000,000	Morgan Stanley Bank, N.A.	No
Notes B-1, B-2 and B-3(2)	$149,000,000	Olympic Tower 2017-OT	Yes
Starwood Capital Group Hotel Portfolio
Notes A-1 and A-7	$80,000,000	DBJPM 2017-C6	Yes
Notes A-2, A-9 and A-14	$91,817,500	JPMorgan Chase Bank, National Association	No
Notes A-3 and A-4	$131,817,500	Bank of America, N.A.	No
Notes A-5, A-6 and A-17	$131,817,500	Barclays Bank PLC	No
Notes A-8, A-10, A-11, A-12 and A-13	$91,817,500	Deutsche Bank AG, New York Branch	No
Notes A-15 and A-16	$50,000,000	Starwood Mortgage Capital LLC	No
211 Main Street
Note A-1	$45,000,000	JPMorgan Chase Bank, National Association	No
Note A-2	$60,000,000	DBJPM 2017-C6	No
Note A-3	$65,219,000	JPMCC 2017-JP6	No
Notes B-1, B-2 and B-3(2)	$25,000,000	Third Party Investor	Yes
740 Madison
Note A-1	$40,000,000	JPMCC 2017-JP6	No
Note A-2	$50,000,000	DBJPM 2017-C6	Yes
iStar Leased Fee Portfolio
Note A-1-1	$55,000,000	MSC 2017-H1	Yes
Note A-1-2	$40,600,000	Barclays Bank PLC	No
Note A-1-3	$40,600,000	Barclays Bank PLC	No
Note A-2	$45,400,000	DBJPM 2017-C6	No
Note A-3	$45,400,000	Bank of America, N.A.	No
Save Mart Portfolio
Note A-1	$50,000,000	UBS 2017-C1	No
Notes A-2, A-3 and A-4	$33,000,000	UBS AG, New York Branch	No
Note A-5	$40,000,000	DBJPM 2017-C6	No
Note A-6	$15,000,000	Cantor Commercial Real Estate Lending, L.P.	No
Note B(2)	$32,000,000	Prima Mortgage Investment Trust, LLC	Yes

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the identified Mortgage Note(s).

(2)	Each note represents a Subordinate Companion Loan.

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“AB Whole Loan” means each of the 245 Park Avenue Whole Loan, the Gateway Net Lease Portfolio Whole Loan, the Olympic Tower Whole Loan, the 211 Main Street Whole Loan and the Save Mart Portfolio Whole Loan.

“Non-Serviced Certificate Administrator” means (i) with respect to the 245 Park Avenue Whole Loan, the certificate administrator under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (ii) with respect to the Olympic Tower Whole Loan, the certificate administrator under the Olympic Tower 2017-OT Trust and Servicing Agreement, (iii) with respect to the iStar Leased Fee Portfolio Whole Loan, the certificate administrator under the MSC 2017-H1 Pooling and Servicing Agreement and (iv) with respect to the Save Mart Portfolio Whole Loan, the certificate administrator under the UBS 2017-C1 Pooling and Servicing Agreement.

“Non-Serviced Companion Loan” means, with respect to any Non-Serviced Whole Loan, any related mortgage note not included in the issuing entity that is not serviced under the PSA and that is generally payable on a pari passu or subordinate basis with a Non-Serviced Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the 245 Park Avenue Companion Loans, the Olympic Tower Companion Loans, the iStar Leased Fee Portfolio Companion Loans and the Save Mart Portfolio Companion Loans.

“Non-Serviced Master Servicer” means (i) with respect to the 245 Park Avenue Whole Loan, the master servicer under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (ii) with respect to the Olympic Tower Whole Loan, the master servicer under the Olympic Tower 2017-OT Trust and Servicing Agreement, (iii) with respect to the iStar Leased Fee Portfolio Whole Loan, the master servicer under the MSC 2017-H1 Pooling and Servicing Agreement and (iv) with respect to the Save Mart Portfolio Whole Loan, the master servicer under the UBS 2017-C1 Pooling and Servicing Agreement.

“Non-Serviced PSA” means (i) with respect to the 245 Park Avenue Whole Loan, the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (ii) with respect to the Olympic Tower Whole Loan, the Olympic Tower 2017-OT Trust and Servicing Agreement, (iii) with respect to the iStar Leased Fee Portfolio Whole Loan, the MSC 2017-H1 Pooling and Servicing Agreement and (iv) with respect to the Save Mart Portfolio Whole Loan, the UBS 2017-C1 Pooling and Servicing Agreement.

“Non-Serviced Special Servicer” means (i) with respect to the 245 Park Avenue Whole Loan, the special servicer under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (ii) with respect to the Olympic Tower Whole Loan, the special servicer under the Olympic Tower 2017-OT Trust and Servicing Agreement, (iii) with respect to the iStar Leased Fee Portfolio Whole Loan, the special servicer under the MSC 2017-H1 Pooling and Servicing Agreement and (iv) with respect to the Save Mart Portfolio Whole Loan, the special servicer under the UBS 2017-C1 Pooling and Servicing Agreement.

“Non-Serviced Trustee” means (i) with respect to the 245 Park Avenue Whole Loan, the trustee under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (ii) with respect to the Olympic Tower Whole Loan, the trustee under the Olympic Tower 2017-OT Trust and Servicing Agreement, (iii) with respect to the iStar Leased Fee Portfolio Whole Loan, the trustee under the MSC 2017-H1 Pooling and Servicing Agreement and (iv) with respect to the Save Mart Portfolio Whole Loan, the trustee under the UBS 2017-C1 Pooling and Servicing Agreement.

“Non-Serviced Whole Loan” means any Whole Loan that is not serviced under the PSA that is divided into two or more notes, which includes a Mortgage Loan included in the issuing entity but serviced under another agreement and one or more mortgage notes not included in the issuing entity and serviced under another agreement. References in this prospectus to a Non-Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the 245 Park Avenue Whole Loan, the Olympic Tower Whole Loan, the iStar Leased Fee Portfolio Whole Loan and the Save Mart Portfolio Whole Loan will be Non-Serviced Whole Loans related to the issuing entity.

“Non-Serviced Mortgage Loan” means, with respect to any Non-Serviced Whole Loan, a Mortgage Loan included in the issuing entity but serviced under another agreement. Each of the 245 Park Avenue

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Mortgage Loan, the Olympic Tower Mortgage Loan, the iStar Leased Fee Portfolio Mortgage Loan and the Save Mart Portfolio Mortgage Loan will be Non-Serviced Mortgage Loans related to the issuing entity.

“Non-Serviced Securitization Trust” means (i) with respect to the 245 Park Avenue Whole Loan, the securitization trust formed pursuant to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, (ii) with respect to the Olympic Tower Whole Loan, the securitization trust formed pursuant to the Olympic Tower 2017-OT Trust and Servicing Agreement, (iii) with respect to the iStar Leased Fee Portfolio Whole Loan, the securitization trust formed pursuant to the MSC 2017-H1 Pooling and Servicing Agreement and (iv) with respect to the Save Mart Portfolio Whole Loan, the securitization trust formed pursuant to the UBS 2017-C1 Pooling and Servicing Agreement.

“Pari Passu Companion Loan” means each of the 245 Park Avenue Pari Passu Companion Loans, the Gateway Net Lease Portfolio Pari Passu Companion Loans, the Olympic Tower Pari Passu Companion Loans, the Starwood Capital Group Hotel Portfolio Companion Loans, the 211 Main Street Pari Passu Companion Loans, the 740 Madison Companion Loans, the iStar Leased Fee Portfolio Companion Loans and the Save Mart Portfolio Pari Passu Companion Loans.

“Serviced AB Whole Loan” means each of the Gateway Net Lease Portfolio Whole Loan and the 211 Main Street Whole Loan.

“Serviced Companion Loan” means, with respect to any Serviced Whole Loan, any related mortgage note not included in the issuing entity that is serviced under the PSA and that is generally payable on a pari passu basis with a Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the Gateway Net Lease Portfolio Companion Loans, the Starwood Capital Group Hotel Portfolio Companion Loans, the 211 Main Street Companion Loans and the 740 Madison Companion Loans will be Serviced Companion Loans related to the issuing entity.

“Serviced Pari Passu Companion Loan” means, with respect to any Serviced Whole Loan, any related Pari Passu Companion Loan that is serviced under the PSA. Each of the Gateway Net Lease Portfolio Pari Passu Companion Loans, the Starwood Capital Group Hotel Portfolio Companion Loans, the 211 Main Street Pari Passu Companion Loans and the 740 Madison Companion Loans will be Serviced Pari Passu Companion Loans.

“Serviced Pari Passu Mortgage Loan” means each of the Gateway Net Lease Portfolio Mortgage Loan, the Starwood Capital Group Hotel Portfolio Mortgage Loan, the 211 Main Street Mortgage Loan and the 740 Madison Mortgage Loan.

“Serviced Subordinate Companion Loan” means each of the Gateway Net Lease Portfolio Subordinate Companion Loan and the 211 Main Street Subordinate Companion Loan.

“Serviced Whole Loan” means any Whole Loan serviced under the PSA, which includes a mortgage note that is included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity. References in this prospectus to a Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the Gateway Net Lease Portfolio Whole Loan, the Starwood Capital Group Hotel Portfolio Whole Loan, the 211 Main Street Whole Loan and the 740 Madison Whole Loan will be Serviced Whole Loans related to the issuing entity.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement. Each of the 245 Park Avenue Subordinate Companion Loans, the Gateway Net Lease Portfolio Subordinate Companion Loan, the Olympic Tower Subordinate Companion Loan, the 211 Main Street Subordinate Companion Loan and the Save Mart Portfolio Subordinate Companion Loan will be Subordinate Companion Loans.

“Whole Loan” means each of the 245 Park Avenue Whole Loan, the Gateway Net Lease Portfolio Whole Loan, the Olympic Tower Whole Loan, the Starwood Capital Group Hotel Portfolio Whole Loan,

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the 211 Main Street Whole Loan, the 740 Madison Whole Loan, the iStar Leased Fee Portfolio Whole Loan and the Save Mart Portfolio Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)
245 Park Avenue(2)	$93,750,000	8.3%	$986,250,000	$120,000,000	48.9%	2.73x	10.7%
Gateway Net Lease Portfolio	$85,000,000	7.5%	$268,000,000	$170,000,000	45.0%	3.54x	14.1%
Olympic Tower(3)	$80,000,000	7.1%	$531,000,000	$149,000,000	32.2%	2.70x	11.2%
Starwood Capital Group Hotel Portfolio	$80,000,000	7.1%	$497,270,000	N/A	60.4%	2.72x	12.4%
211 Main Street	$60,000,000	5.3%	$110,219,000	$25,000,000	57.9%	2.49x	9.0%
740 Madison	$50,000,000	4.4%	$40,000,000	N/A	60.0%	1.96x	8.0%
iStar Leased Fee Portfolio	$45,400,000	4.0%	$181,600,000	N/A	65.6%	2.12x	8.2%
Save Mart Portfolio	$40,000,000	3.5%	$98,000,000	$32,000,000	38.1%	3.02x	14.4%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans. With respect to the Gateway Net Lease Portfolio – Baxalta (Barry Pointe) (0.1% by Allocated Loan Amount) and Gateway Net Lease Portfolio – Baxalta (Casselberry) (0.1% by Allocated Loan Amount) Mortgaged Properties, the Mortgage Loan LTV Ratio is calculated using “as complete” appraised values for the Mortgaged Properties. With respect to the Starwood Capital Group Hotel Portfolio Mortgaged Properties (7.1%), the Mortgage Loan LTV Ratio is calculated using a premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. See “Description of the Mortgage Pool—Appraised Value” for more information.

(2)	Excludes $568,000,000 of mezzanine debt.

(3)	Excludes $240,000,000 of mezzanine debt.

245 Park Avenue Whole Loan

General. The 245 Park Avenue Mortgage Loan (8.3%) is part of a Whole Loan structure comprised of 25 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 245 Park Avenue Mortgage Loan is evidenced by two (2) promissory notes, Note A-2-A-2, and Note A-2-C-1-A, with an aggregate Cut-off Date Balance of $93,750,000. The “245 Park Avenue Whole Loan” consists of (i) the 245 Park Avenue Mortgage Loan (ii) eighteen pari passu companion loans (evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D, A-1-E, A-2-A-1, A-2-A-3, A-2-A-4, A-2-B-1, A-2-B-2, A-2-B-3, A-2-C-1-B, A-2-C-2, A-2-D-1, A-2-D-2, A-2-D-3, A-2-E-1 and A-2-E-2) (the “245 Park Avenue Pari Passu Companion Loans”) that are pari passu with the 245 Park Avenue Mortgage Loan and (ii) five subordinate companion loans (evidenced by promissory notes B-1, B-2, B-3, B-4 and B-5) (the “245 Park Avenue Subordinate Companion Loans” and together with the 245 Park Avenue Pari Passu Companion Loans, the “245 Park Avenue Companion Loans”) that are subordinate to the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans. None of the 245 Park Avenue Companion Loans is included in the issuing entity. The 245 Park Avenue Pari Passu Companion Loans evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E (with an aggregate Cut-off Date Balance of $380,000,000) and the 245 Park Avenue Subordinate Companion Loans (with an aggregate Cut-off Date Balance of $120,000,000) (together, the “245 Park Avenue Lead Securitization Companion Loans”) have been securitized in the 245 Park Avenue Trust 2017-245P transaction. The 245 Park Avenue Pari Passu Companion Loan evidenced by promissory note A-2-A-1 is expected to be contributed to the JPMCC 2017-JP6 mortgage trust. The 245 Park Avenue Pari Passu Companion Loans evidenced by promissory notes A-2-A-3 and A-2-A-4 are currently held by JPMCB. The 245 Park Avenue Pari Passu Companion Loans evidenced by promissory notes A-2-B-1, A-2-B-2 and A-2-B-3 are currently held by Natixis Real Estate Capital LLC and are expected to be contributed to one or more future securitization transactions. The 245 Park Avenue Pari Passu Companion Loans evidenced by

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promissory notes A-2-C-1-B and A-2-C-2 are currently held by Deutsche Bank, AG, New York Branch and are expected to be contributed to one or more future securitization transactions. The 245 Park Avenue Pari Passu Companion Loans evidenced by promissory notes A-2-D-1, A-2-D-2 and A-2-D-3 are currently held by Société Générale and are expected to be contributed to one or more future securitization transactions. The 245 Park Avenue Pari Passu Companion Loans evidenced by promissory notes A-2-E-1 and A-2-E-2 are currently held by Barclays Bank PLC and are expected to be contributed to one or more future securitization transactions.

The rights of the holders of the promissory notes evidencing the 245 Park Avenue Whole Loan (the “245 Park Avenue Noteholders”) are subject to an Intercreditor Agreement (the “245 Park Avenue Intercreditor Agreement”). The following summaries describe certain provisions of the 245 Park Avenue Intercreditor Agreement.

Servicing. The 245 Park Avenue Whole Loan and any related REO Property are expected to be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of May 30, 2017 (the “245 Park Avenue Trust 2017-245P Trust and Servicing Agreement”) among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “245 Park Avenue Trust 2017-245P Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “245 Park Avenue Trust 2017-245P Master Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (the “245 Park Avenue Trust 2017-245P Special Servicer”), Wilmington Trust, National Association, as trustee (the “245 Park Avenue Trust 2017-245P Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “245 Park Avenue Trust 2017-245P Certificate Administrator”) and Trimont Real Estate Advisors, LLC, as operating advisor (in such capacity, the “245 Park Avenue Trust 2017-245P Operating Advisor”). The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement is expected to be entered into in connection with the securitization of the 245 Park Avenue Lead Securitization Companion Loans. For a summary of certain provisions of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 245 Park Avenue Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the 245 Park Avenue Mortgage Loan (but not any advances of principal and/or interest on the 245 Park Avenue Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the 245 Park Avenue Mortgage Loan. The 245 Park Avenue Trust 2017-245P Master Servicer or 245 Park Avenue Trust 2017-245P Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the 245 Park Avenue Lead Securitization Companion Loans if and to the extent provided in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and the 245 Park Avenue Intercreditor Agreement (but not on the 245 Park Avenue Mortgage Loan) and (B) any required property protection advances with respect to the 245 Park Avenue Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement.

Application of Payments. The 245 Park Avenue Intercreditor Agreement sets forth the respective rights of the 245 Park Avenue Noteholders with respect to distributions of funds received in respect of the 245 Park Avenue Whole Loan, and provides, in general, that:

●	each of the 245 Park Avenue Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective 245 Park Avenue Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the 245 Park Avenue Mortgage Loan, and the holders of the 245 Park Avenue Pari Passu Companion Loans to receive payments with respect to the 245 Park Avenue Mortgage Loan and their respective 245 Park Avenue Pari Passu Companion Loans.

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●	all payments, proceeds and other recoveries on or in respect of the 245 Park Avenue Whole Loan (other than amounts for reserves or escrows required by the 245 Park Avenue Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans (other than default interest) to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	second, on a pro rata and pari passu basis, to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	third, on a pro rata and pari passu basis, to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the 245 Park Avenue Intercreditor Agreement, plus interest thereon at the net note rate for the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans compounded monthly from the date the related realized loss was allocated to 245 Park Avenue Mortgage Loan and each 245 Park Avenue Pari Passu Companion Loans, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	fourth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 245 Park Avenue Subordinate Companion Loans (other than default interest) to each holder of a 245 Park Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	fifth, on a pro rata and pari passu basis, to each holder of a 245 Park Avenue Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	sixth, on a pro rata and pari passu basis, to each holder of a 245 Park Avenue Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the 245 Park Avenue Intercreditor Agreement, plus interest thereon at the net note rate for the 245 Park Avenue Subordinate Companion Loans compounded monthly from the date the related realized loss was allocated to each 245 Park Avenue Subordinate Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such Holder;

●	seventh, to pay any yield maintenance premium (as defined in the related Mortgage Loan documents) and yield maintenance default premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans, on a pro rata and pari passu basis, then to the 245 Park Avenue Subordinate Companion Loans, on a pro rata and pari passu basis;

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●	eighth, to pay default interest and late payment charges then due and owing under the 245 Park Avenue Whole Loan, all of which will be applied in accordance with the 245 Park Avenue Trust and Servicing Agreement; and

●	ninth, if any excess amount is available to be distributed in respect of the 245 Park Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eighth), any remaining amount shall be paid pro rata to the issuing entity, as holder of the 245 Park Avenue Mortgage Loan, and each holder of a 245 Park Avenue Pari Passu Companion Loan and each holder of a 245 Park Avenue Subordinate Companion Loan based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the 245 Park Avenue Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the 245 Park Avenue Lead Securitization Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the 245 Park Avenue Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. Pursuant to the related Intercreditor Agreement, the controlling noteholder of the 245 Park Avenue Whole Loan (the “245 Park Avenue Controlling Noteholder”) will be the holder of the 245 Park Avenue Pari Passu Companion Loan evidenced by promissory note A-1-A, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the 245 Park Avenue Trust 2017-245P securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder. Certain decisions to be made with respect to the 245 Park Avenue Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the 245 Park Avenue Whole Loan or any related REO property pursuant to the 245 Park Avenue 2017-245P Trust and Servicing Agreement will require the approval of the 245 Park Avenue Controlling Noteholder.

Pursuant to the terms of the 245 Park Avenue Intercreditor Agreement, the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (or its representative), will (i) have the right to receive (1) notices, information and reports with respect to any “major decisions” (as defined in the 245 Park Avenue Intercreditor Agreement) to be taken with respect to the 245 Park Avenue Whole Loan (similar to such notice, information or report the 245 Park Avenue Trust 2017-245P Special Servicer is required to deliver to the directing certificateholder under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) (without regard to whether such items are actually required to be provided to the directing certificateholder under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement due to the occurrence of a control event or a consultation termination event (in each case as defined in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) and (2) a summary of the asset status report relating to the 245 Park Avenue Whole Loan (at the same time as it is required to deliver to the directing certificateholder under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the 245 Park Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 245 Park Avenue Whole Loan (and the 245 Park Avenue Trust 2017-245P Special Servicer will be required to consider alternative actions recommended by the holder of the 245 Park Avenue Mortgage Loan). The consultation rights of the issuing entity, as the holder of the 245 Park Avenue Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the 245 Park Avenue Trust 2017-245P Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will

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be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the 245 Park Avenue Mortgage Loan, described above, the 245 Park Avenue Trust 2017-245P Special Servicer is permitted to make any “major decision” (as defined in the 245 Park Avenue Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the 245 Park Avenue Noteholders; and the 245 Park Avenue Trust 2017-245P Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the 245 Park Avenue Trust 2017-245P Master Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable) with the 245 Park Avenue Trust 2017-245P Master Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer at the offices of the 245 Park Avenue Trust 2017-245P Master Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the 245 Park Avenue Trust 2017-245P Master Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable, in which servicing issues related to the 245 Park Avenue Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the 245 Park Avenue Trust 2017-245P Master Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer, as applicable, and the 245 Park Avenue Controlling Noteholder.

Sale of Defaulted Whole Loan. Pursuant to the terms of the 245 Park Avenue Intercreditor Agreement, if the 245 Park Avenue Whole Loan becomes a defaulted loan under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, and if the 245 Park Avenue Trust 2017-245P Special Servicer determines to sell the 245 Park Avenue Lead Securitization Companion Loans in accordance with the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, then the 245 Park Avenue Trust 2017-245P Special Servicer will be required to sell the 245 Park Avenue Companion Loans together with the 245 Park Avenue Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement.

Notwithstanding the foregoing, the 245 Park Avenue Trust 2017-245P Special Servicer will not be permitted to sell the 245 Park Avenue Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the 245 Park Avenue Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement)) unless the 245 Park Avenue Trust 2017-245P Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 245 Park Avenue Trust 2017-245P Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 245 Park Avenue Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the 245 Park Avenue Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 245 Park Avenue Trust 2017-245P Master Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement).

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Special Servicer Appointment Rights. Pursuant to the 245 Park Avenue Intercreditor Agreement, subject to the terms of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the 245 Park Avenue Controlling Note Holder will have the right at any time and from time to time, with or without cause, to replace the 245 Park Avenue Trust 2017-245P Special Servicer then acting with respect to the 245 Park Avenue Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

Gateway Net Lease Portfolio Whole Loan

General. The Gateway Net Lease Portfolio Mortgage Loan (7.5%) is part of a Whole Loan structure comprised of seventeen (17) mortgage notes, each of which is secured by the same mortgage instruments on the same underlying Mortgaged Properties.

The Gateway Net Lease Portfolio Mortgage Loan is evidenced by one (1) senior promissory note A-1-1 with a Cut-off Date Balance of $85,000,000. The Gateway Net Lease Portfolio Pari Passu Companion Loans are evidenced by six (6) senior promissory notes (A-1-2, A-1-3, A-1-4, A-2-1, A-2-2 and A-2-3) with an aggregate Cut-off Date Balance of $268,000,000 and are not included in the issuing entity. The subordinate companion loans (the “Gateway Net Lease Portfolio Subordinate Companion Loans”) are evidenced by ten (10) promissory notes (B-1-1, B-1-2, B-1-3, B-1-4, B-1-5, B-2-1, B-2-2, B-2-3, B-2-4 and B-2-5), with an aggregate Cut-off Date Balance of $170,000,000, that are not included in the issuing entity. Only the Gateway Net Lease Portfolio Mortgage Loan is included in the issuing entity. The Gateway Net Lease Portfolio Mortgage Loan, the Gateway Net Lease Portfolio Pari Passu Companion Loans and the Gateway Net Lease Portfolio Subordinate Companion Loan are collectively referred to in this prospectus as the “Gateway Net Lease Portfolio Whole Loan”. The Gateway Net Lease Portfolio Subordinate Companion Loans are currently held by Athene Annuity and Life Company. The Gateway Net Lease Portfolio Pari Passu Companion Loans are currently held by either JPMCB or Bank of America, N.A. and are expected to be contributed to one or more securitizations in the future.

The rights of the holders of the promissory notes evidencing the Gateway Net Lease Portfolio Whole Loan (the “Gateway Net Lease Portfolio Noteholders”) are subject to an Intercreditor Agreement (the “Gateway Net Lease Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Gateway Net Lease Portfolio Intercreditor Agreement.

Prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Whole Loan, the holder of the Gateway Net Lease Portfolio Subordinate Companion Loan evidenced by promissory note B-1-1 (the “Gateway Net Lease Portfolio Controlling Subordinate Companion Loans”) will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Gateway Net Lease Portfolio Whole Loan, each as more fully described below. A “Gateway Net Lease Portfolio Control Appraisal Period” will exist with respect to the Gateway Net Lease Portfolio Whole Loan, if and for so long as (a)(1) the initial aggregate principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Gateway Net Lease Portfolio Subordinate Companion Loan, (y) any appraisal reductions for the Gateway Net Lease Portfolio Whole Loan that are allocated to the Gateway Net Lease Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Gateway Net Lease Portfolio Mortgaged Properties or the Gateway Net Lease Portfolio Whole Loan that are allocated to the Gateway Net Lease Portfolio Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial aggregate principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan. Each holder of a Gateway Net Lease Portfolio Subordinate Companion Loan also has the right to purchase the Gateway Net Lease Portfolio Mortgage Loan in whole but not in part in certain instances as set forth below.

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The holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan is entitled to avoid its applicable Gateway Net Lease Portfolio Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Gateway Net Lease Portfolio Intercreditor Agreement (either (x) or (y), the “Gateway Net Lease Portfolio Threshold Event Collateral”) and (ii) the Gateway Net Lease Portfolio Threshold Event Collateral is in an amount which, when added to the appraised value of the related Mortgaged Properties as determined pursuant to the PSA, would cause the applicable Gateway Net Lease Portfolio Control Appraisal Period not to occur.

Servicing. The Gateway Net Lease Portfolio Whole Loan (including the Gateway Net Lease Portfolio Subordinate Companion Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments. The Gateway Net Lease Portfolio Intercreditor Agreement sets forth the respective rights of the Gateway Net Lease Portfolio Noteholders with respect to distributions of funds received in respect of the Gateway Net Lease Portfolio Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Gateway Net Lease Portfolio Whole Loan, (ii) any other event of default for which the Gateway Net Lease Portfolio Whole Loan is actually accelerated, (iii) any other event of default that causes the Gateway Net Lease Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the applicable servicer, and each, a “Gateway Net Lease Portfolio Sequential Pay Event”) (or, if such a default has occurred, but has been cured by any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan in accordance with the Gateway Net Lease Portfolio Intercreditor Agreement or during any period that any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the Gateway Net Lease Portfolio Whole Loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee, payments and proceeds received with respect to the Gateway Net Lease Portfolio Whole Loan will generally be applied in the following order:

●	first, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its respective note at its related net interest rate;

●	second, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the sum of (x) all scheduled payments received, if any, with respect to the applicable monthly payment date with respect to the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (y) an amount equal to the percentage interest (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) of the Gateway Net Lease Portfolio Mortgage Loan or the Gateway Net Lease Portfolio Pari Passu Companion Loans, as applicable, multiplied by any voluntary principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, and (z) any mandatory principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, until their principal balances have been reduced to zero;

●	third, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not

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previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) with respect to the Gateway Net Lease Portfolio Whole Loan pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement or the PSA;

●	fourth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) the percentage interest of the applicable note (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) multiplied by (ii) its applicable relative spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Gateway Net Lease Portfolio Whole Loan or Gateway Net Lease Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, and, as a result of a workout, the balance of the Gateway Net Lease Portfolio Mortgage Loan or Gateway Net Lease Portfolio Pari Passu Companion Loans has been reduced, such excess amount is required to be paid to the to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the applicable principal balance as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	seventh, to the extent any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Gateway Net Lease Portfolio Intercreditor Agreement, to reimburse such holder(s) for all such cure payments on a pro rata and pari passu basis;

●	eighth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its applicable note at its related net interest rate;

●	ninth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis in an amount equal to the sum of (x) all scheduled payments received, if any, with respect to the applicable monthly payment date with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans, (y) an amount equal to the percentage interest (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) of such Gateway Net Lease Portfolio Subordinate Companion Loan multiplied by any voluntary principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, and (z) after the principal balances of the Gateway Net Lease Portfolio Mortgage Loan and Gateway Net Lease Portfolio Pari Passu Companion Loans have been reduced to zero, any mandatory principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan remaining, until their principal balances have been reduced to zero;

●	tenth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan, on a pro rata and pari passu basis, in an amount equal to the product of (i) their principal percentage interests (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) multiplied by (ii) the applicable relative note spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-tenth and, as a result of a workout,

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the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

●	twelfth, to the holder of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	thirteenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Gateway Net Lease Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Gateway Net Lease Portfolio Noteholders, pro rata, based on their respective percentage interests; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Gateway Net Lease Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-thirteenth, any remaining amount is required to be paid pro rata to the Gateway Net Lease Portfolio Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Gateway Net Lease Portfolio Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Gateway Net Lease Portfolio Whole Loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator, asset representations reviewer or trustee, payments and proceeds with respect to the Gateway Net Lease Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its respective note at its related net interest rate;

●	second, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, until their principal balances have been reduced to zero;

●	third, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) with respect to the Gateway Net Lease Portfolio Whole Loan pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement or the PSA;

●	fourth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) the percentage interest of the applicable note multiplied by (ii) its applicable relative spread and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the extent one or more holders of a Gateway Net Lease Portfolio Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Gateway Net Lease Portfolio Intercreditor Agreement, to reimburse such holder(s) for all such cure payments on a pro rata and pari passu basis;

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●	sixth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth, and, as a result of a workout, the balance of the Gateway Net Lease Portfolio Mortgage Loan or Gateway Net Lease Portfolio Pari Passu Companion Loans has been reduced, such excess amount is required to be paid to the to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the applicable principal balance as a result of such workout, plus interest on such amount at the related net interest rate;

●	seventh, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its applicable note at its related net interest rate;

●	eighth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis in an amount equal to all amounts allocated as principal payments with respect to any monthly payment date, until their principal balances have been reduced to zero;

●	ninth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan, on a pro rata and pari passu basis, in an amount equal to the product of (i) their principal percentage interests multiplied by (ii) the applicable relative note spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-ninth and, as a result of a workout, the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Gateway Net Lease Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Gateway Net Lease Portfolio Noteholders, pro rata, based on their respective percentage interests;

●	twelfth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	thirteenth, to the holder of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Gateway Net Lease Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-thirteenth, any remaining amount is required to be paid pro rata to the Gateway Net Lease Portfolio Noteholders, based on their respective initial percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advances) allocable to the Gateway Net Lease Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to

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reimbursement from future payments and other collections on the Gateway Net Lease Portfolio Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Gateway Net Lease Portfolio Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The controlling note holder under the Gateway Net Lease Portfolio Intercreditor Agreement with respect to the Gateway Net Lease Portfolio Whole Loan (the “Gateway Net Lease Portfolio Directing Holder”) will be (i) the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan evidenced by promissory note B-1-1, unless a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing or (ii) if a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing, the Controlling Class Representative; provided, that if the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan evidenced by promissory note B-1-1 would be the Gateway Net Lease Portfolio Directing Holder and any interest in the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan is held by the related borrower or a mortgage loan borrower related party (as defined in the Gateway Net Lease Portfolio Intercreditor Agreement) or the related borrower or mortgage loan borrower related party would otherwise be entitled to exercise the rights of the Gateway Net Lease Portfolio Directing Holder, a Gateway Net Lease Portfolio Control Appraisal Period will be deemed to have occurred.

Prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan, the Controlling Class Representative will not have any consent rights with respect to Gateway Net Lease Portfolio Whole Loan. After the occurrence and during the continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Gateway Net Lease Portfolio Whole Loan as it does with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Holder”.

“Gateway Net Lease Portfolio Major Decision” means:

(1)     any workout or other change to the Gateway Net Lease Portfolio Whole Loan that would result in any modification of, or waiver with respect to, the Gateway Net Lease Portfolio Whole Loan that would result in the extension of the maturity date or extended maturity date, a reduction in the interest rate or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Gateway Net Lease Portfolio Whole Loan (or any of the promissory notes) or a modification or waiver of any other monetary term of the Gateway Net Lease Portfolio Whole Loan relating to the amount or timing of any payment of principal or interest or any other sums (including reserve requirements) due and payable under the Gateway Net Lease Portfolio Whole Loan documents or a modification or waiver of any material non-monetary provision of the Gateway Net Lease Portfolio Whole Loan, including but not limited to provisions which restrict the borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Properties or the borrower;

(2)     any modification of, or waiver with respect to, the Gateway Net Lease Portfolio Whole Loan that would result in a discounted pay-off of any Gateway Net Lease Portfolio Subordinate Companion Loan;

(3)     any foreclosure upon or comparable conversion (which may include acquisition of a Gateway Net Lease Portfolio Mortgaged Property) of the ownership of the Gateway Net Lease Portfolio Mortgaged Properties or any acquisition of the Gateway Net Lease Portfolio Mortgaged Properties by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

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(4)     any material direct or indirect sale of all or any material portion of the Mortgaged Properties other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(5)     any substitution, release or addition of collateral for the Gateway Net Lease Portfolio Whole Loan other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(6)     any release of the borrower or guarantor from liability with respect to the related Whole Loan including, without limitation, by acceptance of an assumption of the Whole Loan by a successor borrower or replacement guarantor other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

(7)     any determination (1) not to enforce a "due-on-sale" or "due-on-encumbrance" clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower) or (2) accelerate the Gateway Net Lease Portfolio Whole Loan (other than automatic accelerations pursuant to the Gateway Net Lease Portfolio Whole Loan documents);

(8)     any transfer of any Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion

(9)     any incurring of additional debt by the borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor agreement, co-lender agreement, participation agreement, subordination agreement or similar agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion);

(10)   the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

(11)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower unless any option to purchase the Gateway Net Lease Portfolio Mortgage Loan and Gateway Net Lease Portfolio Pari Passu Companion Loans pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement has expired or been waived;

(12)   any approval of a major lease (to the extent the lender's approval is required by the Whole Loan documents);

(13)   following a default or an event of default with respect to the Gateway Net Lease Portfolio Mortgage Loan, any exercise of remedies, including the acceleration of the Gateway Net Lease Portfolio Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Gateway Net Lease Portfolio Mortgage Loan documents;

(14)   the termination or replacement of a property manager, hotel manager, timeshare manager, franchisor or licensor or execution, termination, renewal or material modification of any property management, hotel management, franchise, timeshare services or license agreement other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

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(15)   any determination to bring a Gateway Net Lease Portfolio Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Gateway Net Lease Portfolio Mortgaged Property;

(16)   (A) any modification, waiver or amendment of any intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Gateway Net Lease Portfolio Whole Loan, or (B) an action to enforce rights with respect thereto;

(17)   approval of casualty or condemnation settlements, any determination to apply casualty or condemnation proceeds or awards to the reduction of the Gateway Net Lease Portfolio Whole Loan debt rather than to restoration, in each case, to the extent the lender's consent is required under the Gateway Net Lease Portfolio Whole Loan documents;

(18)   any determination by the master servicer or the special servicer to transfer the Gateway Net Lease Portfolio Mortgage Loan to the special servicer with respect to any default or event of default that is anticipated but has not yet occurred; and

(19)   any enforcement of any cure right or the exercise of any remedies under any franchise agreement, management agreement, subordination and nondisturbance, comfort letter, recognition agreement or similar agreement related thereto, other than those required pursuant to the specific terms of the applicable document and for which the enforcing or exercising party lacks material discretion;

provided, however that during the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period, “Gateway Net Lease Portfolio Major Decision” will have the meaning given to the term “Major Decision” in the PSA.

In addition, pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement, prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan, if any consent, modification, amendment or waiver under or other action in respect of the security instruments, the Gateway Net Lease Portfolio Whole Loan, the Gateway Net Lease Portfolio Whole Loan documents or the Gateway Net Lease Portfolio Intercreditor Agreement (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Gateway Net Lease Portfolio Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Gateway Net Lease Portfolio Major Decision (or making a determination not to take action with respect to such Gateway Net Lease Portfolio Major Decision), the master servicer or the special servicer, as the case may be, must receive the written consent of the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan (or its representative) before implementing a decision with respect to such Gateway Net Lease Portfolio Major Decision.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Gateway Net Lease Portfolio Subordinate Companion Loan (or its representative) that would require or cause the holder of the Gateway Net Lease Portfolio Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf), to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the holder of the Gateway Net Lease Portfolio Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate provisions of the Gateway Net Lease Portfolio Intercreditor Agreement or the PSA, require or cause the holder of the Gateway Net Lease Portfolio Mortgage Loan (or the master servicer or special servicer, as the case may be, acting on its behalf) to violate the terms of the Gateway Net Lease Portfolio Whole Loan, or materially expand the scope of any holder of the Gateway Net Lease Portfolio Mortgage Loan’s (or the master servicer’s or special servicer’s, as applicable) responsibilities under the Gateway Net Lease Portfolio Intercreditor Agreement or the PSA.

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Cure Rights. In the event that the borrower fails to make any payment of principal or interest on the Gateway Net Lease Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, unless a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will have the right to cure such event of default subject to certain limitations set forth in the Gateway Net Lease Portfolio Intercreditor Agreement. Unless the holder of the Gateway Net Lease Portfolio Mortgage Loan consents to additional cure periods, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will be limited to (a) six (6) cures of monetary defaults, no more than three (3) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Gateway Net Lease Portfolio Whole Loan. The holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option. If an event of default with respect to Gateway Net Lease Portfolio Whole Loan has occurred and is continuing, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will have the option to purchase the Gateway Net Lease Portfolio Whole Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (b) accrued and unpaid interest on the principal balance of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans at their net respective interest rates from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Gateway Net Lease Portfolio Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) without duplication of amounts under clause (c) above, any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Gateway Net Lease Portfolio Whole Loan documents, including, without limitation, servicing advances and special servicing fees incurred by or on behalf of the holders of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (e) without duplication of amounts under clause (c) above, any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holders of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (f) (i) if the borrower or borrower related party is the purchaser or (ii) if the Gateway Net Lease Portfolio Whole Loan is not purchased after 90 days after such option first becomes exercisable pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement, any liquidation or workout fees, and (g) any recovered costs not reimbursed previously to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement.

Sale of Defaulted Gateway Net Lease Portfolio Whole Loan. Pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement, if Gateway Net Lease Portfolio Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Gateway Net Lease Portfolio Mortgage Loan in accordance with the PSA, then the special servicer will be permitted to sell the Gateway Net Lease Portfolio Whole Loan (including the Gateway Net Lease Portfolio Subordinate Companion Loan) as one whole loan if the special servicer determines that a sale of the Gateway Net Lease Portfolio Whole Loan would maximize recoveries on the related Whole Loan in accordance with the Servicing Standard.

Special Servicer Appointment Rights. Pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement and the PSA, the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan (prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans) will have the right, with or without cause, to replace the special servicer then acting with respect to the Gateway Net Lease Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer, subject to the receipt of a Rating Agency Confirmation, among other conditions. The Controlling Class Representative (after the occurrence and continuance of a Gateway Net Lease Portfolio

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Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan) will have the right, with or without cause (subject to the limitations set forth in the PSA and described herein), to replace the special servicer then acting with respect to the Gateway Net Lease Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement-Termination of Master Servicer and Special Servicer for Cause-Rights Upon Servicer Termination Event”.

Olympic Tower Whole Loan

General. The Olympic Tower Mortgaged Property (7.1%), with a Cut-off Date Balance of $80,000,000 (the “Olympic Tower Mortgage Loan”), is part of a whole loan comprised of 14 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Olympic Tower Mortgaged Property”). The Olympic Tower Whole Loan is evidenced by: (i) three pari passu promissory notes designated as Note A-1-C2, Note A-1-C3 and Note A-1-C4, that collectively evidence the Olympic Tower Mortgage Loan; (ii) three pari passu promissory notes designated as Note A-1-S, Note A-2-S and Note A-3-S, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $331,000,000, (the “Olympic Tower Standalone Pari Passu Companion Loans”) each of which are generally pari passu in right of payment with the Olympic Tower Mortgage Loan and the Olympic Tower Non-Standalone Pari Passu Companion Loan (as defined below); (iii) five pari passu promissory notes designated as Note A-1-C1, Note A-1-C5, Note A-2-C1, Note A-2-C2 and Note A-3-C, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $200,000,000, (the “Olympic Tower Non-Standalone Pari Passu Companion Loans” and, together with the Olympic Tower Standalone Pari Passu Companion Loans, the “Olympic Tower Pari Passu Companion Loans”), which are generally pari passu in right of payment with the Olympic Tower Mortgage Loan and the Olympic Tower Standalone Pari Passu Companion Loans; and (iv) three promissory notes designated as Note B-1, Note B-2 and Note B-3, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $149,000,000 (the “Olympic Tower Subordinate Companion Loans” and, together with the Olympic Tower Pari Passu Companion Loans, the “Olympic Tower Companion Loans”), which are subordinate in right of payment in respect of each of the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans. The Olympic Tower Standalone Pari Passu Companion Loans and the Olympic Tower Subordinate Companion Loan are collectively referred to as the “Olympic Tower Standalone Companion Loans”.

The Olympic Tower Subordinate Companion Loan, together with the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans, are referred to as the “Olympic Tower Whole Loan”. Only the Olympic Tower Mortgage Loan is included in the Issuing Entity. Each of the Olympic Tower Standalone Companion Loans is included in the Olympic Tower 2017-OT Mortgage Trust. Two of the Olympic Tower Non-Standalone Pari Passu Companion Loans are currently being held by Deutsche Bank AG, New York Branch (an affiliate of GACC), two of the Olympic Tower Non-Standalone Pari Passu Companion Loans are currently being held by Goldman Sachs Mortgage Company, and one of the Olympic Tower Non-Standalone Pari Passu Companion Loans is currently being held by Morgan Stanley Bank, N.A.

The holders of the Olympic Tower Whole Loan (the “Olympic Tower Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Olympic Tower Noteholder (the “Olympic Tower Intercreditor Agreement”).

Servicing. As of the Closing Date, the Olympic Tower Whole Loan will be serviced by KeyBank, National Association, as master servicer (in such capacity, the “Olympic Tower 2017-OT Master Servicer”), and specially serviced by KeyBank, National Association, as special servicer (in such capacity, the “Olympic Tower 2017-OT Special Servicer”), pursuant to the trust and servicing agreement, dated as of May 6, 2017 (the “Olympic Tower 2017-OT Trust and Servicing Agreement”), between the Depositor, the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Special Servicer, Wells Fargo Bank, National Association, as trustee (in such capacity, the “Olympic Tower 2017-OT Trustee”), and as certificate administrator and custodian (in such capacity, the “Olympic Tower 2017-OT Certificate Administrator”), in connection with the Olympic Tower 2017-OT Mortgage Trust (into which each of the Olympic Tower Standalone Companion Loans has been deposited), and, subject to the terms of the

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Olympic Tower Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Olympic Tower Noteholder will be effected in accordance with the Olympic Tower 2017-OT Trust and Servicing Agreement and the Olympic Tower Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Olympic Tower Mortgage Loan (but not on the Olympic Tower Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The Olympic Tower 2017-OT Master Servicer or Olympic Tower 2017-OT Trustee, as applicable, will be obligated to make servicing advances with respect to the Olympic Tower Whole Loan, in each case unless a similar determination of nonrecoverability is made under the Olympic Tower 2017-OT Trust and Servicing Agreement.

Distributions. The Olympic Tower Intercreditor Agreement sets forth the respective rights of the holders of the Olympic Tower Mortgage Loan and the Olympic Tower Companion Loans with respect to distributions of funds received in respect of the related Olympic Tower Whole Loan, and provides, in general, that:

●	the Olympic Tower Subordinate Companion Loan is, at all times, junior, subject and subordinate to the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans, and the right of the holders of the Olympic Tower Subordinate Companion Loan (the “Olympic Tower Subordinate Companion Loan Holder”) to receive payments with respect to the Olympic Tower Subordinate Companion Loan is, to the extent set forth in the Olympic Tower Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans to receive payments with respect to the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans.

●	prior to calculating any amounts of interest or principal due to the holders of the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans, the principal balance of the Olympic Tower Subordinate Companion Loan will be reduced (but not below zero) by any realized loss with respect to the Olympic Tower Whole Loan, and after the principal balance of the Olympic Tower Subordinate Companion Loans has been reduced to zero, the principal balances of the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the Olympic Tower Whole Loan.

●	If no (i) event of default with respect to an obligation of the borrower to pay money due under the Olympic Tower Whole Loan or (ii) non-monetary event of default pursuant to which the Olympic Tower Whole Loan becomes a specially serviced loan (an “Olympic Tower Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Special Servicer, as applicable) will be distributed as follows:

(i)	first, (A) first, to the Note A (or the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Trustee and, if applicable, the master servicer or the trustee under any PSA relating to an Olympic Tower Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any Olympic Tower Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the master servicer or the trustee from general collections on the related Olympic Tower Non-Standalone Pari Passu Companion Loan securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Olympic Tower Standalone Companion Loans on the one hand and the Olympic Tower Non-Standalone Pari Passu Companion Loans on the other hand), to the Olympic Tower Standalone Companion

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Loans (or the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Special Servicer or the Olympic Tower 2017-OT Trustee) and the holders of the Olympic Tower Non-Standalone Pari Passu Companion Loans (or the master servicers or trustees of the related securitizations), up to the amount of any nonrecoverable “p&i” advances or P&I Advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), and (C) third, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Olympic Tower Standalone Companion Loans), to the Olympic Tower Standalone Companion Loans (or the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Trustee) up to the amount of any Nonrecoverable Administrative Advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)	second, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Note A (or the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Special Servicer or the Olympic Tower 2017-OT Trustee), as applicable, with respect to the Olympic Tower Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Olympic Tower 2017-OT Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the Olympic Tower 2017-OT Trust and Servicing Agreement;

(iii)	third, to the Note A and the Note B (or the Olympic Tower 2017-OT Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the Olympic Tower 2017-OT Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Olympic Tower Whole Loan under the Olympic Tower 2017-OT Trust and Servicing Agreement;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note A, on a pro rata basis, up to an amount equal to all such payments and prepayments of principal, until the related principal balances have been reduced to zero;

(vi)	sixth, if the proceeds of any foreclosure sale or any liquidation of the Olympic Tower Whole Loan or the Olympic Tower Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to Note A in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(vii)	seventh, to Note B (or the Olympic Tower 2017-OT Servicer or Olympic Tower 2017-OT Trustee (if any), as applicable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by Note B (or the Olympic Tower 2017-OT Servicer or Olympic Tower 2017-OT Trustee (if any), as applicable), with respect to the Olympic Tower Whole Loan pursuant to the Olympic Tower 2017-OT Trust and Servicing Agreement and the Olympic Tower Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Olympic Tower

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2017-OT Trust and Servicing Agreement or the Olympic Tower Intercreditor Agreement, and any cure payment made by Note B pursuant to the Olympic Tower Intercreditor Agreement;

(viii)	eighth, pari passu, to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(ix)	ninth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note B on a pro rata basis, up to an amount equal to all such payments and prepayments of principal, until the principal balance has been reduced to zero;

(x)	tenth, to Note B, on a pro rata and pari passu basis (based on the amount of Realized Losses previously allocated to each such Note), in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(xi)	eleventh, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the principal balance at the Olympic Tower Whole Loan interest rate and (iii) not required to be paid to the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Trustee or the Olympic Tower 2017-OT Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to an Olympic Tower Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xii)	twelfth, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, pro rata and pari passu, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xiii)	thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Trustee or the Olympic Tower 2017-OT Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to an Olympic Tower Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiv)	fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the Olympic Tower 2017-OT Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

The Olympic Tower 2017-OT Master Servicer and the Olympic Tower 2017-OT Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the Olympic Tower 2017-OT Trust and Servicing Agreement.

After the occurrence of and during the continuance of an Olympic Tower Triggering Event of Default, all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Special Servicer, as applicable) will be distributed as follows:

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(i)	first, (A) first, to the Note A (or the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Trustee and, if applicable, the master servicer or the trustee under any PSA relating to an Olympic Tower Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any Olympic Tower Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the master servicer or the trustee from general collections on the related Olympic Tower Non-Standalone Pari Passu Companion Loan securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Olympic Tower Standalone Companion Loans on the one hand and the Olympic Tower Non-Standalone Pari Passu Companion Loans on the other hand), to the Olympic Tower Standalone Companion Loans (or the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Special Servicer or the Olympic Tower 2017-OT Trustee) and the holders of the Olympic Tower Non-Standalone Pari Passu Companion Loans (or the master servicers or trustees of the related securitizations), up to the amount of any nonrecoverable “p&i” advances or P&I Advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), and (C) third, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Olympic Tower Standalone Companion Loans), to the Olympic Tower Standalone Companion Loans (or the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Trustee) up to the amount of any Nonrecoverable Administrative Advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)	second, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Note A (or the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Special Servicer or the Olympic Tower 2017-OT Trustee), as applicable, with respect to the Olympic Tower Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Olympic Tower 2017-OT Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the Olympic Tower 2017-OT Trust and Servicing Agreement;

(iii)	third, to the Note A and the Note B (or the Olympic Tower 2017-OT Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the Olympic Tower 2017-OT Special Servicer), any special servicing fees (including without limitation any workout fees and liquidation fees) earned by it with respect to the Olympic Tower Whole Loan under the Olympic Tower 2017-OT Trust and Servicing Agreement;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, pari passu to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(vi)	sixth, pari passu to Note A, on a pro rata basis, in an amount equal to the outstanding principal balance of each such Note, until the related principal balances have been reduced to zero;

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(vii)	seventh, if the proceeds of any foreclosure sale or any liquidation of the Olympic Tower Whole Loan or the Olympic Tower Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to Note A, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(viii)	eighth, to Note B (or the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Trustee (if any), as applicable) on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by Note B (or the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Trustee (if any), as applicable), with respect to the Olympic Tower Whole Loan pursuant to the Olympic Tower 2017-OT Trust and Servicing Agreement and the Olympic Tower Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Olympic Tower 2017-OT Trust and Servicing Agreement or the Olympic Tower Intercreditor Agreement, and any cure payment made by Note B pursuant to the Olympic Tower Intercreditor Agreement;

(ix)	ninth, pari passu to Note B, on a pro rata basis, up to an amount equal to the outstanding principal balance of Note B, until the principal balance has been reduced to zero;

(x)	tenth, pari passu to Note B (based on the amount of Realized Losses previously allocated to each such Note), an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(xi)	eleventh, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, pro rata and pari passu, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xii)	twelfth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the principal balance at the Olympic Tower Whole Loan interest rate and (iii) not required to be paid to the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Trustee or the Olympic Tower 2017-OT Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to an Olympic Tower Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance on such monthly payment date prior to the application of funds contemplated in clauses (i) through (xv) at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance on such monthly payment date prior to the application of funds contemplated in clauses (i) through (xv) at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xiii)	thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Trustee or the Olympic Tower 2017-OT Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to an Olympic Tower Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its

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percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiv)	fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) will be distributed pro rata to the Notes in accordance with their respective initial percentage interests.

For the purpose of this “—Distributions” section, with respect to the Olympic Tower Mortgage Loan, the Olympic Tower Pari Passu Companion Loans and the Olympic Tower Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Olympic Tower Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

An “Olympic Tower Debt Yield Trigger Period” commences upon the occurrence of (i) an event of default under the Olympic Tower Whole Loan, (ii) an event of default under the Olympic Tower mezzanine loan, or (iii) when the debt yield for the Olympic Tower Whole Loan is less than 6.8420% or the aggregate debt yield for the Olympic Tower Mortgage Loan and the Olympic Tower mezzanine loan is less than 5.2000% as of the last calendar day of any fiscal quarter and ends (A) with respect to an Olympic Tower DSCR Trigger Period continuing pursuant to clause (i), the an event of default under the Olympic Tower Whole Loan commencing the Olympic Tower DSCR Trigger Period has been cured and such cure has been accepted by the lender (and no other an event of default under the Olympic Tower Whole Loan is then continuing), (B) with respect to an Olympic Tower DSCR Trigger Period continuing pursuant to clause (ii), receipt by the lender of a mezzanine loan default revocation notice from the mezzanine lender with respect to the event of default under the Olympic Tower mezzanine loan commencing the Olympic Tower DSCR Trigger Period, or (C) with respect to an Olympic Tower DSCR Trigger Period continuing pursuant to clause (ii), if the Mortgaged Property has achieved a debt yield for the Olympic Tower Whole Loan of at least 6.8420% and an aggregate debt yield for the Olympic Tower Whole Loan and the Olympic Tower mezzanine loan of at least 5.2000% as of the last calendar day of any fiscal quarter.

“Note A” means, individually or collectively, Note A-1-S, Note A-2-S, Note A-3-S, Note A-1-C-1, Note A-1-C2, Note A-1-C3, Note A-1-C4, Note A-1-C5, Note A-2-C1, Note A-2-C2 and Note A-3-C, as the context requires.

“Note B” means, individually or collectively, Note B-1, Note B-2 and Note B-3, as the context requires.

Consultation and Control. As of any date of determination, during an Olympic Tower 2017-OT Subordinate Control Period, the Olympic Tower 2017-OT Controlling Class Representative or its designee (such party, the “Olympic Tower 2017-OT Directing Holder”) will be the controlling holder under the Olympic Tower Intercreditor Agreement. As of the Closing Date, the Olympic Tower 2017-OT Directing Holder is expected to be funds and accounts under management by BlackRock Financial Management, Inc. or its affiliates.

A “Olympic Tower 2017-OT Subordinate Control Period” means any period when the certificate balance of the Olympic Tower 2017-OT Mortgage Trust Class E certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the Olympic Tower Standalone Companion Loans, then an Olympic Tower 2017-OT Subordinate Control Period will be deemed to then be in effect. If the Olympic Tower 2017-OT Directing Holder becomes a borrower related party, an Olympic Tower 2017-OT Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the Olympic Tower 2017-OT Directing Holder

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or an Olympic Tower 2017-OT Controlling Class Certificateholder has the right to appoint the successor special servicer to a DB Olympic Tower 2017-OT Special Servicer that is a borrower related party).

A “Olympic Tower 2017-OT Subordinate Consultation Period” means any period when both (i) the certificate balance of the Olympic Tower 2017-OT Mortgage Trust Class E certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts and collateral deficiency amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. If the Olympic Tower 2017-OT Directing Holder becomes a borrower related party, an Olympic Tower 2017-OT Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the Olympic Tower 2017-OT Directing Holder or an Olympic Tower 2017-OT Controlling Class Certificateholder has the right to appoint the successor special servicer to an Olympic Tower 2017-OT Special Servicer that is a borrower related party.

When the certificate balance of the Olympic Tower 2017-OT Mortgage Trust Class E Certificates (without regard to the application of appraisal reduction Amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the Olympic Tower 2017-OT Directing Holder will have no consent or consultation rights under the Olympic Tower 2017-OT Trust and Servicing Agreement except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the Olympic Tower 2017-OT Trust and Servicing Agreement.

Certain decisions to be made with respect to the Olympic Tower Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Olympic Tower 2017-OT Trust and Servicing Agreement are expected to require the approval of the Olympic Tower 2017-OT Directing Holder.

The “Olympic Tower 2017-OT Controlling Class” will be, as of any time of determination, the Olympic Tower 2017-OT Mortgage Trust Class E Certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments, realized losses, appraisal reduction amounts and collateral deficiency amounts allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class or, if such class does not meet the preceding requirement, there will be no Olympic Tower 2017-OT Controlling Class.

A “Olympic Tower 2017-OT Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the Olympic Tower 2017-OT Controlling Class.

Neither the Olympic Tower 2017-OT Master Servicer nor the Olympic Tower 2017-OT Special Servicer will be permitted to follow any direction or objection provided by the Olympic Tower 2017-OT Directing Holder that would require or cause the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Special Servicer to violate any provision of the Mortgage Loan documents, the Olympic Tower 2017-OT Intercreditor Agreement, applicable law or the Olympic Tower 2017-OT Trust and Servicing Agreement, including without limitation the Olympic Tower 2017-OT Master Servicer’s or the Olympic Tower 2017-OT Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the Olympic Tower 2017-OT Master Servicer, the Olympic Tower 2017-OT Special Servicer, the Olympic Tower 2017-OT Certificate Administrator, the Olympic Tower 2017-OT Trustee or the Olympic Tower 2017-OT Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the Olympic Tower 2017-OT Mortgage Trust or materially expand the scope of the Olympic Tower 2017-OT Master Servicer’s or the Olympic Tower 2017-OT Special Servicer’s responsibilities under the Olympic Tower 2017-OT.

Cure Rights. If the Olympic Tower Subordinate Companion Loan is no longer included in the Olympic Tower 2017-OT Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Olympic Tower Whole Loan, then the Olympic Tower Subordinate Companion Loan holder will have the right, but not the obligation to: (A) cure

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such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the Olympic Tower Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the Olympic Tower Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the Olympic Tower 2017-OT Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Olympic Tower Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Olympic Tower Subordinate Companion Loan holder and the applicable cure period has not expired and the Olympic Tower Subordinate Companion Loan holder is permitted to cure under the terms of the Olympic Tower Intercreditor Agreement, the default will not be treated as a default or an Olympic Tower Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the Olympic Tower Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Olympic Tower Mortgaged Property, or (iii) for purposes of treating the Olympic Tower Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Olympic Tower Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the Olympic Tower Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the Olympic Tower Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option. If the Olympic Tower Subordinate Companion Loan is no longer included in the Olympic Tower 2017-OT Mortgage Trust and an Olympic Tower Triggering Event of Default has occurred and is continuing, then, upon written notice from the Olympic Tower 2017-OT Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the Olympic Tower Subordinate Companion Loan Holders provide such notice, then all of the Olympic Tower Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the Olympic Tower 2017-OT Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Olympic Tower Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Olympic Tower Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the Olympic Tower 2017-OT Trust and Servicing Agreement and the Olympic Tower Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the Olympic Tower Mortgage Loan and Olympic Tower Pari Passu Companion Loans for the applicable purchase price provided in the Olympic Tower Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The Olympic Tower 2017-OT Special Servicer will be required to give the Olympic Tower Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the Olympic Tower 2017-OT Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the Olympic Tower Subordinate Companion Loan Holders and the Olympic Tower Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the Olympic Tower 2017-OT Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Olympic Tower Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the

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Olympic Tower 2017-OT Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans.

Sale of Defaulted Olympic Tower Whole Loan. Pursuant to the terms of the Olympic Tower Intercreditor Agreement, if the Olympic Tower Whole Loan becomes a defaulted mortgage loan, and if the Olympic Tower 2017-OT Special Servicer determines to sell the Olympic Tower Mortgage Loan and the Olympic Tower Companion Loans in accordance with the Olympic Tower 2017-OT Trust and Servicing Agreement, then the Olympic Tower 2017-OT Special Servicer will have the right and the obligation to sell the Olympic Tower Mortgage Loan and the Olympic Tower Companion Loans as notes evidencing one whole loan in accordance with the terms of the Olympic Tower 2017-OT Trust and Servicing Agreement. In connection with any such sale, the Olympic Tower 2017-OT Special Servicer will be required to follow the procedures set forth in the Olympic Tower 2017-OT Trust and Servicing Agreement.

Special Servicer Appointment Rights. Pursuant to the Olympic Tower Intercreditor Agreement and the Olympic Tower 2017-OT Trust and Servicing Agreement, the Olympic Tower 2017-OT Directing Holder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the Olympic Tower 2017-OT Special Servicer then acting with respect to the Olympic Tower Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Companion Loan Holders.

Starwood Capital Group Hotel Portfolio

General. The Starwood Capital Group Hotel Portfolio Mortgage Loan (7.1%) is part of a Whole Loan structure comprised of 17 mortgage notes, each of which is secured by the same mortgage instruments on the same underlying Mortgaged Properties.

The Starwood Capital Group Hotel Portfolio Mortgage Loan is evidenced by promissory notes A-1 and A-7, with an aggregate Cut-off Date Balance of $80,000,000. The related Pari Passu Companion Loans (the “Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans”) are evidenced by 15 promissory notes, designated as Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16 and Note A-17, with an aggregate Cut-off Date Balance of $497,270,000, that are not included in the issuing entity. Only the Starwood Capital Group Hotel Portfolio Mortgage Loan is included in the issuing entity. The Starwood Capital Group Hotel Portfolio Mortgage Loan and the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Starwood Capital Group Hotel Portfolio Whole Loan”. It is expected that the related Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Starwood Capital Group Hotel Portfolio Mortgage Loan and the rights of the holder of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “Starwood Capital Group Hotel Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Starwood Capital Group Hotel Portfolio Intercreditor Agreement.

Servicing. The Starwood Capital Group Hotel Portfolio Whole Loan (including the Starwood Capital Group Hotel Portfolio Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Starwood Capital Group Hotel Portfolio Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making (i) P&I Advances on the Starwood Capital Group Hotel Portfolio Mortgage Loan (but not on the Starwood Capital Group Hotel Portfolio Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance, and (ii) Servicing Advances with respect to the Starwood Capital Group Hotel Portfolio Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

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Application of Payments. The Starwood Capital Group Hotel Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Starwood Capital Group Hotel Portfolio Mortgage Loan and the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan with respect to distributions of funds received in respect of the Starwood Capital Group Hotel Portfolio Whole Loan, and provides, in general, that:

●	the Starwood Capital Group Hotel Portfolio Mortgage Loan and the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Starwood Capital Group Hotel Portfolio Whole Loan or the related Mortgaged Properties will be applied to the Starwood Capital Group Hotel Portfolio Mortgage Loan and the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Starwood Capital Group Hotel Portfolio Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer or the trustee) in accordance with the terms of the Starwood Capital Group Hotel Portfolio Intercreditor Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Starwood Capital Group Hotel Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the Starwood Capital Group Hotel Portfolio Mortgage Loan and the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan in accordance with the terms of the Starwood Capital Group Hotel Portfolio Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Starwood Capital Group Hotel Portfolio Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The controlling noteholder under the Starwood Capital Group Hotel Portfolio Intercreditor Agreement will be the issuing entity as holder of the Starwood Capital Group Hotel Portfolio Mortgage Loan. Pursuant to the terms of the PSA, the Controlling Class Representative will each have the same consent and/or consultation rights with respect to the Starwood Capital Group Hotel Portfolio Whole Loan as it does, and for so long as it does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, pursuant to the terms of the Starwood Capital Group Hotel Portfolio Intercreditor Agreement, any holder of a Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan (or its representatives), which, at any time a Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the related Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan (except that, at any time that 50% or more of any Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan is held by the borrower or an affiliate of the borrower, no party is entitled to exercise the rights of a holder of the related Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan under the Starwood Capital Group Hotel Portfolio Intercreditor Agreement), as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions (as defined in the Starwood Capital Group Hotel Portfolio Intercreditor Agreement) to be taken with respect to the Starwood Capital Group Hotel Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Starwood Capital Group Hotel Portfolio Whole Loan and (ii) have the right to be consulted on a strictly

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non-binding basis to the extent the holder of the applicable Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan (or its representatives) requests consultation with respect to certain major decisions to be taken with respect to the Starwood Capital Group Hotel Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Starwood Capital Group Hotel Portfolio Whole Loan. The consultation rights of the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans (or their respective representatives) will expire 10 business days following the delivery of written notice and notices, information and reports relating to the matter subject to consultation whether or not the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans (or their respective representatives) have responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans (or their respective representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Starwood Capital Group Hotel Portfolio Mortgage Loan and the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by any holder of a Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan (or its respective representatives, including, if the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan has been contributed to one or more future securitizations, the related controlling class representative (or similar entity)).

Notwithstanding the foregoing consultation rights, no objection by any holder of a Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan (or its representatives) may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Starwood Capital Group Hotel Portfolio Intercreditor Agreement, the REMIC provisions of the Code, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard, or materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA.

In addition to the consultation rights of the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans (or their respective representatives) described above, pursuant to the terms of the Starwood Capital Group Hotel Portfolio Intercreditor Agreement, the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans (or their respective representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the holder of the Starwood Capital Group Hotel Portfolio Mortgage Loan (or the master servicer or special servicer, as applicable, on its behalf) upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Starwood Capital Group Hotel Portfolio Whole Loan; provided that each holder of a Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan executes, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the applicable holder of a Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan, the holder of the Starwood Capital Group Hotel Portfolio Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Starwood Capital Group Hotel Portfolio Whole Loan. Pursuant to the terms of the Starwood Capital Group Hotel Portfolio Intercreditor Agreement, if the Starwood Capital Group Hotel Portfolio Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the Starwood Capital Group Hotel Portfolio Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans together with the Starwood Capital Group Hotel Portfolio Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

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Notwithstanding the foregoing, the special servicer will not be permitted to sell the Starwood Capital Group Hotel Portfolio Mortgage Loan together with the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans without the written consent of the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans (provided that such consent is not required from any holder of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan if such holder is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Starwood Capital Group Hotel Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan that are material to the price of the Starwood Capital Group Hotel Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loans may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holders of the Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan and the Starwood Capital Group Hotel Portfolio Mortgage Loan (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

211 Main Street Whole Loan

General. The 211 Main Street Mortgage Loan (5.3%) is part of a Whole Loan structure comprised of six (6) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 211 Main Street Mortgage Loan is evidenced by one (1) senior promissory note A-2 with a Cut-off Date Balance of $60,000,000. The related Pari Passu Companion Loans (the “211 Main Street Pari Passu Companion Loans” ) are pari passu with the 211 Main Street Mortgage Loan, are evidenced by two (2) promissory notes (promissory notes A-1 and A-3), have an aggregate principal balance as of the Cut-off Date of $110,219,000, and are not included in the issuing entity. The related Subordinate Companion Loans (the “211 Main Street Subordinate Companion Loans” and, together with the 211 Main Street Pari Passu Companion Loans, the “211 Main Street Companion Loans”) are subordinate to the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans, are evidenced by three (3) promissory notes (promissory notes B-1, B-2 and B-3), have an aggregate principal balance as of the Cut-off Date of $25,000,000, and are not included in the issuing entity. The 211 Main Street Subordinate Companion Loan evidenced by promissory note B-1 is referred to in this prospectus as the “211 Main Street Controlling Subordinate Companion Loan”. The 211 Main Street Mortgage Loan, the 211 Main Street Pari Passu Companion Loans and the 211 Main Street Subordinate Companion Loans are collectively referred to in this prospectus as the “211 Main Street Whole Loan”. The 211 Main Street Pari Passu Companion Loan evidenced by promissory note A-3, with an outstanding principal balance as of the Cut-off Date of $65,219,000 is expected to be securitized in the JPMCC 2017-JP6 securitization. The 211 Main Street Pari Passu Companion Loan evidenced by promissory note A-1 is currently held by JPMCB and is expected to be contributed to one or more future securitizations; however, we cannot assure you that this will ultimately occur. The 211 Main Street Subordinate Companion Loans have been sold to Athene Annuity and Life Company.

The rights of the holders of the promissory notes evidencing the 211 Main Street Whole Loan (the “211 Main Street Noteholders”) are subject to an Intercreditor Agreement (the “211 Main Street Intercreditor Agreement”). The following summaries describe certain provisions of the 211 Main Street Intercreditor Agreement.

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Prior to the occurrence and continuance of a 211 Main Street Control Appraisal Period, the holders of the 211 Main Street Subordinate Companion Loans will have the right to cure certain defaults by the borrower, and the holder of the 211 Main Street Controlling Subordinate Companion Loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the 211 Main Street Whole Loan, each as more fully described below. The holders of the 211 Main Street Subordinate Companion Loans also have the right to purchase the 211 Main Street Mortgage Loan in whole but not in part in certain instances as set forth below.

A “211 Main Street Control Appraisal Period” will exist with respect to the 211 Main Street Whole Loan, if and for so long as (a)(1) the initial aggregate principal balance of the 211 Main Street Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 211 Main Street Subordinate Companion Loans, (y) any appraisal reduction amounts for the 211 Main Street Whole Loan that are allocated to the 211 Main Street Subordinate Companion Loans and (z) any realized losses with respect to the related Mortgaged Property or the 211 Main Street Whole Loan that are allocated to the 211 Main Street Subordinate Companion Loans, is less than (b) 25% of the remainder of the (i) initial aggregate principal balance of the 211 Main Street Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the 211 Main Street Subordinate Companion Loans.

The holder of the 211 Main Street Controlling Subordinate Companion Loan is entitled to avoid a 211 Main Street Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions, including delivery to the master servicer or the special servicer (prior to the 211 Main Street Main Street Lead Securitization Date) or the related Non-Serviced Master Servicer and/or Non-Serviced Special Servicer (on and after the 211 Main Street Lead Securitization Date), as applicable, (within 30 days of the master servicer’s or special servicer’s (prior to the 211 Main Street Main Street Lead Securitization Date) or the related Non-Serviced Master Servicer’s and/or Non-Serviced Special Servicer’s (on and after the 211 Main Street Lead Securitization Date), as applicable, receipt of a third party appraisal that indicates such 211 Main Street Control Appraisal Period has occurred) of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the 211 Main Street Intercreditor, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable 211 Main Street Control Appraisal Period not to occur.

Servicing. Pursuant to the terms of the 211 Main Street Intercreditor Agreement, the 211 Main Street Whole Loan will be serviced and administered pursuant to the terms of the PSA and the 211 Main Street Intercreditor Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. See “Pooling and Servicing Agreement”. The master servicer or the trustee, as applicable, under the PSA will be responsible for making (i) any required P&I Advance on the 211 Main Street Mortgage Loan (but not any advances of principal and/or interest on the 211 Main Street Companion Loans) pursuant to the terms of the PSA, and (ii) any required Servicing Advances with respect to the 211 Main Street Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the 211 Main Street Mortgage Loan (in the case of a P&I Advance) or the 211 Main Street Whole Loan (in the case of a Servicing Advance).

Application of Payments. The 211 Main Street Intercreditor Agreement sets forth the respective rights of the 211 Main Street Noteholders with respect to distributions of funds received in respect of the 211 Main Street Whole Loan, and provides, in general, that:

●	The 211 Main Street Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective 211 Main Street Subordinate Companion Loan are, at all times, junior, subject and subordinate to the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the

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211 Main Street Pari Passu Companion Loans to receive payments with respect to the 211 Main Street Mortgage Loan and their respective 211 Main Street Pari Passu Companion Loans.

●	Prior to the occurrence and continuance of (i) any event of default with respect to an obligation to pay money due under the 211 Main Street Whole Loan, (ii) any other event of default for which the 211 Main Street Whole Loan is actually accelerated, (iii) any other event of default that causes the 211 Main Street Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “211 Main Street Sequential Pay Event”) (or, (a) if such 211 Main Street Sequential Pay Event has occurred, but has been cured by a holder of a 211 Main Street Subordinate Companion Loan in accordance with the 211 Main Street Intercreditor Agreement or (b) during any period that a holder of a 211 Main Street Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the 211 Main Street Whole Loan documents and all amounts then due, payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator or trustee with respect to the 211 Main Street Whole Loan, payments and proceeds received with respect to the 211 Main Street Whole Loan will generally be applied in the following order:

●	first, to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the applicable principal balance of such loan at the related loan’s net interest rate;

●	second, to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans, on a pro rata and pari passu basis in an amount equal to the sum of (x) all scheduled principal payments received, if any, with respect to such payment date with respect to the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans, and (y) any unscheduled principal payments received, if any, with respect to such payment date with respect to the 211 Main Street Whole Loan, until their principal balances have been reduced to zero;

●	third, to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans, on a pro rata and pari passu basis, based on their outstanding principal balances, up to the amount of any unreimbursed costs and expenses paid by the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans, including any “recovered costs” (as defined in the 211 Main Street Intercreditor Agreement) not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 211 Main Street Whole Loan pursuant to the 211 Main Street Intercreditor Agreement or the PSA;

●	fourth, to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product of (i) the Percentage Interest of such loan (based on the outstanding principal balance of the 211 Main Street Whole Loan) multiplied by (ii) its relative spread (as set forth in the 211 Main Street Intercreditor Agreement) and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or other similar fee to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the 211 Main Street Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first to fourth and, as a result of a workout, the principal balance of the 211 Main Street Mortgage Loan or a 211 Main Street Pari Passu Companion Loans has been reduced, such excess amount shall be paid to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the related holder of such 211 Main Street Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to

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the reduction, if any, of the principal balance of the 211 Main Street Mortgage Loan of such 211 Main Street Pari Passu Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

●	sixth, to the holders of the 211 Main Street Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the related 211 Main Street Subordinate Companion Loan at its net interest rate;

●	seventh, to the holders of the 211 Main Street Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to their respective Percentage Interests of the sum of (x) all scheduled principal payments received, if any, with respect to such payment date with respect to the 211 Main Street Subordinate Companion Loans, and (y) any unscheduled principal payments received, if any, with respect to such payment date with respect to the 211 Main Street Whole Loan remaining after giving effect to the allocations in clause second, until their principal balances have been reduced to zero;

●	eighth, to the holders of the 211 Main Street Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the Percentage Interest of such loan multiplied by (ii) its relative spread (as set forth in the 211 Main Street Intercreditor Agreement) and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee to the extent paid by the related borrower;

●	ninth, to the extent any holder of a 211 Main Street Subordinate Companion Loan has made any payments or advances to cure defaults as described under “—Cure Rights” below, to reimburse such holder on a pro rata and pari passu basis for all such cure payments;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the 211 Main Street Whole Loan exceed the amounts required to be applied in accordance with the foregoing clauses first to ninth and, as a result of a workout, the aggregate principal balance of the 211 Main Street Subordinate Companion Loans has been reduced, such excess amount shall be paid to the holders of the 211 Main Street Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the aggregate principal balance of the 211 Main Street Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related loan’s interest rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the PSA including, without limitation, to provide reimbursement for interest on any advances, to pay any “additional servicing expenses” (as defined in the 211 Main Street Intercreditor Agreement) or to compensate a servicer (in each case, provided that such reimbursements or payments relate to the 211 Main Street Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the 211 Main Street Noteholders, pro rata, based on their respective Percentage Interests; and

●	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 211 Main Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eleventh, any remaining amount is required to be paid pro rata to the 211 Main Street Noteholders in accordance with their respective initial Percentage Interests; and

●	Following the occurrence and during the continuance of a 211 Main Street Sequential Pay Event, after payment of amounts for reserves or escrows required by the 211 Main Street Whole Loan documents and all amounts then due, payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator or trustee with respect to the

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211 Main Street Whole Loan, payments and proceeds with respect to the 211 Main Street Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the applicable principal balance of each such loan at the related loan’s net interest rate;

●	second, to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans in an amount equal to all amounts allocated as principal on the 211 Main Street Whole Loan, on a pro rata and pari passu basis based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	third, to issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans including any “recovered costs” (as defined in the 211 Main Street Intercreditor Agreement) not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 211 Main Street Whole Loan pursuant to the 211 Main Street Intercreditor Agreement or the PSA;

●	fourth, to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the Percentage Interest of such loan multiplied by (ii) its relative spread (as set forth in the 211 Main Street Intercreditor Agreement) and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the 211 Main Street Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first to fourth and, as a result of a workout, the principal balance of the 211 Main Street Mortgage Loan or a 211 Main Street Pari Passu Companion Loans has been reduced, such excess amount shall be paid to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the 211 Main Street Mortgage Loan or such 211 Main Street Pari Passu Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

●	sixth, to the holders of the 211 Main Street Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the related 211 Main Street Subordinate Companion Loan at its net interest rate;

●	seventh, to the holders of the 211 Main Street Subordinate Companion Loans, on a pro rata and pari passu basis, based on their outstanding principal balances, in an amount equal to all amounts allocated as principal on the 211 Main Street Whole Loan with respect to such payment date remaining after giving effect to the allocations in clause second above, until the aggregate principal balance of the 211 Main Street Subordinate Companion Loans has been reduced to zero;

●	eighth, to the holders of the 211 Main Street Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the Percentage Interest of such loan multiplied by (ii) its relative spread (as set forth in the 211 Main Street Intercreditor

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Agreement) and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee to the extent paid by the related borrower;

●	ninth, to the extent a holder of any 211 Main Street Subordinate Companion Loan has made any payments or advances to cure defaults as described under “—Cure Rights” below, to reimburse such holder on a pro rata and pari passu basis for all such cure payments;

●	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first to ninth and, as a result of a workout, the aggregate principal balance of the 211 Main Street Subordinate Companion Loans has been reduced, such excess amount shall be paid to the holders of the 211 Main Street Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the aggregate principal balance of the 211 Main Street Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related loan’s interest rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the PSA including, without limitation, to provide reimbursement for interest on any advances, to pay any “additional servicing expenses” (as defined in the 211 Main Street Intercreditor Agreement) or to compensate a servicer (in each case, provided that such reimbursements or payments relate to the 211 Main Street Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the 211 Main Street Noteholders, pro rata, based on their respective Percentage Interests; and

●	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 211 Main Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eleventh, any remaining amount is required to be paid pro rata to the 211 Main Street Noteholders in accordance with their respective Percentage Interests.

For the purpose of this “—Application of Payments” section, with respect to the 211 Main Street Mortgage Loan, each 211 Main Street Pari Passu Companion Loan and each 211 Main Street Subordinate Companion Loan, the term “Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is equal to the principal balance of such note, and the denominator of which is equal to the principal balance of the 211 Main Street Whole Loan.

For clarification purposes, penalty charges paid on the 211 Main Street Whole Loan as described in this “—Application of Payments” section, will be allocated to pay the master servicer, the trustee or the special servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the PSA, second, to pay, on a pro rata basis, the master servicer and the trustee and any master servicer or trustee related to the securitization of a 211 Main Street Companion Loan for any interest accrued on any P&I advance made with respect to the 211 Main Street Mortgage Loan or such 211 Main Street Companion Loan, as applicable, by such party (if and as specified in the PSA or the pooling and servicing agreement related to the securitization of such 211 Main Street Companion Loan, as applicable), third, to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 211 Main Street Whole Loan (as specified in the PSA) and finally, in the case of the remaining amount of penalty charges allocable as described in this “—Application of Payments” section to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

For more information regarding the allocation of collections and expenses in respect of the 211 Main Street Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The controlling note holder under the 211 Main Street Intercreditor Agreement with respect to the 211 Main Street Whole Loan (the “211 Main Street Directing Holder”) will

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be (i) the holder of the 211 Main Street Controlling Subordinate Companion Loan evidenced by promissory note B-1, unless a 211 Main Street Control Appraisal Period has occurred and is continuing or (ii) if a 211 Main Street Control Appraisal Period has occurred and is continuing, the holder of the 211 Main Street Mortgage Loan, provided that if at any time the holder of the 211 Main Street Mortgage Loan is the 211 Main Street Directing Holder, the 211 Main Street Directing Holder will be the directing certificateholder (or the holders of the majority of the class of securities designated as the “controlling class” or such other class(es) assigned the rights of the “controlling note holder”, as and to the extent provided in the PSA; provided, further, that if the holder of the 211 Main Street Controlling Subordinate Companion Loan evidenced by promissory note B-1 would be the 211 Main Street Directing Holder and any interest in the 211 Main Street Controlling Subordinate Companion Loan is held by the related borrower or a mortgage loan borrower related party (as defined in the 211 Main Street Intercreditor Agreement) or the related borrower or mortgage loan borrower related party would otherwise be entitled to exercise the rights of the 211 Main Street Directing Holder, a 211 Main Street Control Appraisal Period will be deemed to have occurred.

Pursuant to the terms of the 211 Main Street Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the related mortgage (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 211 Main Street Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such 211 Main Street Major Decision (or making a determination not to take action with respect to such 211 Main Street Major Decision), the master servicer or the special servicer must receive the written consent of the 211 Main Street Directing Holder (or its representative) before implementing a decision with respect to such 211 Main Street Major Decision, provided that if the master servicer or the special servicer, as the case may be, does not receive a response within five business days of its delivery of notice of a 211 Main Street Major Decision, it is required to deliver a second notice to the 211 Main Street Directing Holder, and if the 211 Main Street Directing Holder does not respond within five business days of receipt of such second notice, it will have no further consent rights with respect to the specific action set forth in such notice.

Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer, as the case may be, may take actions with respect to such Mortgaged Property before obtaining the consent of the 211 Main Street Directing Holder (or its representative) if the applicable servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the 211 Main Street Noteholders, and the applicable servicer has made a reasonable effort to contact the holder of the 211 Main Street Directing Holder (or its representative).

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, may not follow any advice or consultation provided by the 211 Main Street Directing Holder (or its representative) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the 211 Main Street Intercreditor Agreement or the PSA, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the 211 Main Street Whole Loan, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the 211 Main Street Intercreditor Agreement or the PSA.

Pursuant to the terms of the 211 Main Street Intercreditor Agreement, each 211 Main Street Noteholder other than the 211 Main Street Directing Holder (the “211 Main Street Non-Directing Holders”) will have the right (i) to receive copies of all notices, information and reports that the special servicer is required to provide to the 211 Main Street Directing Holder pursuant to the PSA with respect to any 211 Main Street Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame such notice, information and report is required to be provided to the 211 Main Street Directing Holder (without regard to whether such items are actually required to be provided to the 211 Main Street Directing Holder due to the occurrence of a Control Termination Event or

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a Consultation Termination Event) and (ii) to be consulted on a strictly non-binding basis by the special servicer with respect to any 211 Main Street Major Decisions or the implementation of any recommended actions outlined in an asset status report; provided that an such consultation right will expire 10 business days after the delivery by the special servicer of written notice of a proposed action, together with copies of the notices, information and reports whether or not such holder has responded within such 10 business day period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case, the 10 business-day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

In addition to the consultation rights of the holders of the 211 Main Street Pari Passu Companion Loans described above, during the continuance of a 211 Main Street Control Appraisal Period, each such holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the master servicer or the special servicer, as applicable) with the master servicer or special servicer at the offices of the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 211 Main Street Whole Loan are discussed.

“211 Main Street Major Decision” means:

(1)     any workout or other change to the 211 Main Street Whole Loan that would result in any modification of, or waiver with respect to, the 211 Main Street Whole Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the 211 Main Street Whole Loan or a modification or waiver of any other monetary term of the 211 Main Street Whole Loan relating to the amount or timing of any payment of principal or interest or any other sums (including reserve requirements) due and payable under the related Mortgage Loan documents or a modification or waiver of any material non-monetary provision of the 211 Main Street Whole Loan, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the related Mortgaged Property or the related borrower;

(2)     any modification of, or waiver with respect to, the 211 Main Street Whole Loan that would result in a discounted pay-off of any 211 Main Street Subordinate Companion Loan;

(3)     any foreclosure upon or comparable conversion (which may include acquisition of a related REO Property) of the ownership of the related Mortgaged Property or any acquisition of the related Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default relating to the 211 Main Street Whole Loan;

(4)     any material direct or indirect sale of all or any material portion of the related Mortgaged Property or REO Property other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion;

(5)     any substitution, release or addition of collateral for the 211 Main Street Whole Loan other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion;

(6)     any release of the related borrower or guarantor from liability with respect to the 211 Main Street Whole Loan including, without limitation, by acceptance of an assumption of the 211 Main Street Whole Loan by a related successor borrower or replacement guarantor other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion;

(7)     any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower) or (2) accelerate a 211 Main Street Whole Loan (other than automatic accelerations pursuant to the related Mortgage Loan documents);

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(8)     any transfer of the related Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion;

(9)     any incurring of additional debt by the related borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the related borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor agreement, co-lender agreement, participation agreement, subordination agreement or similar agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion);

(10)   the waiver or modification of any documentation relating to the related guarantor’s obligations under the guaranty (as defined in the related Mortgage Loan documents);

(11)   the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion;

(12)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans pursuant to the purchase option described in “—Purchase Option” below has expired or been waived under the 211 Main Street Intercreditor Agreement;

(13)   any approval of a major lease (to the extent the related lender’s approval is required by the related Mortgage Loan documents);

(14)   following a default or an event of default with respect to the 211 Main Street Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(15)   the termination or replacement of a property manager, hotel manager, timeshare manager, franchisor or licensor or execution, termination, renewal or material modification of any property management, hotel management, franchise, timeshare services or license agreement other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion;

(16)   any determination to bring a related Mortgaged Property or a related REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a related Mortgaged Property or a related REO Property;

(17)   (A) any modification, waiver or amendment of the 211 Main Street Intercreditor Agreement or any other intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the 211 Main Street Whole Loan or (B) an action to enforce rights with respect thereto;

(18)   approval of casualty or condemnation settlements, any determination to apply casualty or condemnation proceeds or awards to the reduction of the 211 Main Street Whole Loan debt rather than to Mortgaged Property restoration, in each case, to the extent lender consent is required under the related Mortgage Loan documents;

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(19)   any determination by the master servicer or the special servicer to transfer the 211 Main Street Whole Loan to the special servicer with respect to any default or event of default that is anticipated but has not yet occurred; and

(20)   any enforcement of any cure right or the exercise of any remedies under any franchise agreement, management agreement, subordination and non-disturbance agreement, comfort letter, recognition agreement or similar agreement related thereto, other than those required pursuant to the specific terms of the applicable document and for which the enforcing or exercising party lacks material discretion;

provided, however, that during the occurrence and continuance of a 211 Main Street Control Appraisal Period, “211 Main Street Major Decision” will have the same meaning as “Major Decision” in this prospectus.

Cure Rights. In the event that the related borrower fails to make any payment of principal or interest on the 211 Main Street Whole Loan by the end of the applicable grace period or any other event of default under the related 211 Main Street Whole Loan documents occurs and is continuing, unless a 211 Main Street Control Appraisal Period has occurred and is continuing, the holders of the 211 Main Street Subordinate Companion Loans will have the right to cure such event of default subject to certain limitations set forth in the 211 Main Street Intercreditor Agreement. Unless the holder of the 211 Main Street Mortgage Loan consents to additional cure periods, the holders of the 211 Main Street Subordinate Companion Loans will be limited to a combined total of six (6) cures of monetary defaults (no more than three (3) of which may be consecutive) or non-monetary defaults over the term of the 211 Main Street Whole Loan. The holders of the 211 Main Street Subordinate Companion Loans will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option. If an event of default with respect to 211 Main Street Whole Loan has occurred and is continuing, each holder of a 211 Main Street Subordinate Companion Loan will have the option to purchase the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans, in whole but not in part, at the 211 Main Street Defaulted Whole Loan Purchase Price.

The “211 Main Street Defaulted Whole Loan Purchase Price” is the sum, without duplication, of (a) the aggregate principal balance of the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans, (b) accrued and unpaid interest on the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans at their respective net interest rates from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period relating to the payment date next following the date of the purchase, (c) any other amounts due under the 211 Main Street Whole Loan to the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans, other than prepayment premiums, spread maintenance premiums, yield maintenance premiums, default interest, late fees, exit fees and any other similar fees (unless the borrower or a borrower related party (as defined in the 211 Main Street Intercreditor Agreement) is the purchaser, in which case, any such amounts will be included in this calculation), (d) without duplication of any amounts under the foregoing clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the related Mortgage Loan documents, including, without limitation, property protection or servicing advances payable or reimbursable to the master servicer or the special servicer and earned and unpaid special servicing fees owing to or by or on behalf of the holders of the 211 Main Street Mortgage Loan and the 211 Main Street Pari Passu Companion Loans, (e) without duplication of any amounts under the foregoing clause (c), any accrued and unpaid interest on advances made on the 211 Main Street Whole Loan, (f) (i) if the related borrower or a borrower related party (as defined in the 211 Main Street Intercreditor Agreement) is the purchaser or (ii) if the 211 Main Street Whole Loan is purchased after 90 days after the above-described purchase option first becomes exercisable, any Liquidation Fees or Workout Fees, and (g) any “recovered costs” (as defined in the 211 Main Street Intercreditor Agreement) not reimbursed previously to the issuing entity, as the holder of the 211 Main Street Mortgage Loan, and the holders of the 211 Main Street Pari Passu Companion Loans pursuant to the 211 Main Street Intercreditor Agreement; provided that if a holder of a 211 Main Street Subordinate Companion Loan is purchasing from the related borrower or a borrower related party (as

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defined in the 211 Main Street Intercreditor Agreement), the 211 Main Street Defaulted Whole Loan Purchase Price will not include the amounts described under clauses (d) through (f) above.

Sale of Defaulted Whole Loan. Pursuant to the terms of the 211 Main Street Intercreditor Agreement and the PSA, if the 211 Main Street Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the 211 Main Street Mortgage Loan in accordance with the PSA, then the special servicer will be required to sell the 211 Main Street Pari Passu Companion Loans together with the 211 Main Street Mortgage Loan as one whole loan if the special servicer determines that a sale of the 211 Main Street Mortgage Loan would maximize recoveries on the related Whole Loan in accordance with the Servicing Standard.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the 211 Main Street Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the Controlling Class Representative and the holder of the 211 Main Street Pari Passu Companion Loan evidenced by promissory note A-1 and, prior to a 211 Main Street Control Appraisal Period, the holder of the 211 Main Street Mortgage Loan (such holders, the “211 Main Street Non-Controlling Pari Passu Companion Loan Holders”) (provided that such consent is not required from any such holder if it is the related borrower or an affiliate of the related borrower) unless the special servicer has delivered to such holders: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 211 Main Street Whole Loan, and any documents in the servicing file reasonably requested by such holder that are material to the price of the 211 Main Street Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the 211 Main Street Directing Holder’s representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that each such holder may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, each of the issuing entity (or its representative), the holder of the 211 Main Street Controlling Subordinate Companion Loan or its representative (prior to the occurrence of a 211 Main Street Control Appraisal Period) and the holders of the 211 Main Street Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the 211 Main Street Whole Loan unless it is the related borrower or an affiliate or agent of the related borrower.

Special Servicer Appointment Rights. Pursuant to the terms of the 211 Main Street Intercreditor Agreement, and subject to the terms of the PSA, the 211 Main Street Directing Holder will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the 211 Main Street Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

740 Madison Whole Loan

General. The 740 Madison Mortgage Loan (4.4%) is part of a Whole Loan structure comprised of two (2) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “740 Madison Mortgaged Property”).

The 740 Madison Mortgage Loan is evidenced by promissory note A-2, with an aggregate Cut-off Date Balance of $50,000,000. The portion of the 740 Madison Whole Loan (as defined below) evidenced by promissory note A-1, with a principal balance as of the Cut-off Date of $40,000,000 (the “740 Madison Pari Passu Companion Loan”), is expected to be securitized in the JPMCC 2017-JP6 securitization. The 740 Madison Mortgage Loan and the 740 Madison Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “740 Madison Whole Loan”.

The holders of the 740 Madison Whole Loan (the “740 Madison Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 740 Madison Noteholder (the “740 Madison

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Intercreditor Agreement”). The following summaries describe certain provisions of the 740 Madison Intercreditor Agreement.

Servicing. Pursuant to the terms of the 740 Madison Intercreditor Agreement, the 740 Madison Whole Loan will be serviced and administered pursuant to the terms of the PSA and the 740 Madison Intercreditor Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. The 740 Madison Intercreditor Agreement provides that fees, costs and expenses relating to the 740 Madison Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof. The master servicer or the trustee, as applicable, under the PSA will be responsible for making (i) any required P&I Advance on the 740 Madison Mortgage Loan (but not any advances of principal and/or interest on the 740 Madison Pari Passu Companion Loan) pursuant to the terms of the PSA, and (ii) any required Servicing Advances with respect to the 740 Madison Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the 740 Madison Mortgage Loan (in the case of a P&I Advance) or the 740 Madison Whole Loan (in the case of a Servicing Advance).

Application of Payments. The 740 Madison Intercreditor Agreement provides, in general, that:

●	each of the 740 Madison Mortgage Loan and the 740 Madison Pari Passu Companion Loan will be of equal priority and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the 740 Madison Whole Loan will be applied to the 740 Madison Mortgage Loan and the 740 Madison Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to certain payments and expenses including the payment and reimbursement rights of certain parties to the PSA); and

●	costs, fees and expenses relating to the 740 Madison Whole Loan will be allocated, on a pro rata and pari passu basis, to the 740 Madison Mortgage Loan and the 740 Madison Pari Passu Companion Loan in accordance with the terms of the 740 Madison Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the 740 Madison Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The controlling note holder under the 740 Madison Intercreditor Agreement with respect to the 740 Madison Whole Loan (the “740 Madison Directing Holder”) will be the issuing entity, as the holder of the 740 Madison Mortgage Loan, which rights will be exercised by the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing); provided, that if at any time 25% or more of the 740 Madison Mortgage Loan is held by the related borrower or an affiliate, the 740 Madison Directing Holder will not be entitled to exercise any rights of the controlling note holder under the 740 Madison Intercreditor Agreement. Certain decisions to be made with respect to the 740 Madison Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the 740 Madison Whole Loan or any related REO property pursuant to the PSA, will require the approval of the 740 Madison Directing Holder.

Pursuant to the terms of the 740 Madison Intercreditor Agreement, the holder of the 740 Madison Pari Passu Companion Loan will (i) have the right to receive copies of all notices, information and reports that the special servicer is required to provide to the Controlling Class Representative under the PSA with respect to (x) certain major servicing decisions regarding the 740 Madison Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the 740 Madison Whole Loan within the same time frame it is required to provide such notices, information and reports to the Controlling Class Representative (without regard to whether such items are actually

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required to be provided due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) be entitled to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the 740 Madison Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the 740 Madison Whole Loan. The holder of the 740 Madison Pari Passu Companion Loan’s consultation right will expire 10 business days after the delivery by the special servicer of written notice of a proposed action, together with copies of notices, information and reports required to be provided to the 740 Madison Directing Holder under the PSA; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the consultation rights described above, the special servicer is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the 740 Madison Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the 740 Madison Noteholders.

In addition to the consultation rights of the holder of the 740 Madison Pari Passu Companion Loan described above, the holder of the 740 Madison Pari Passu Companion Loan will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 740 Madison Whole Loan are discussed, provided that the holder of the 740 Madison Pari Passu Companion Loan executes a confidentiality agreement in form and substance reasonably satisfactory to it, the master servicer or special servicer, as applicable, and the 740 Madison Directing Holder.

Sale of Defaulted Loan. Pursuant to the terms of the 740 Madison Intercreditor Agreement, if the 740 Madison Whole Loan becomes a Defaulted Loan, and if the special servicer determines pursuant to the PSA and the 740 Madison Intercreditor Agreement to pursue a sale of the 740 Madison Whole Loan, the special servicer will be required to sell the 740 Madison Mortgage Loan together with the 740 Madison Pari Passu Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review and determine whether any offer from an interested person received for the 740 Madison Whole Loan constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the 740 Madison Whole Loan without the written consent of the holder of the 740 Madison Pari Passu Companion Loan (provided that such consent is not required if 50% or more of the interests in the 740 Madison Pari Passu Companion Loan is held by the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 740 Madison Whole Loan and any documents in the servicing file reasonably requested by the holder of the 740 Madison Pari Passu Companion Loan that are material to the price of the 740 Madison Whole Loan and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the 740 Madison Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale. Subject to the foregoing, each 740 Madison Noteholder (or its representative) will be permitted to submit an offer at any sale of the 740 Madison Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant to the terms of the 740 Madison Intercreditor Agreement, and subject to the terms of the PSA, the 740 Madison Directing Holder will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with

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respect to the 740 Madison Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

iStar Leased Fee Portfolio Whole Loan

General. The iStar Leased Fee Portfolio Mortgage Loan (4.0%) is part of a Whole Loan structure comprised of five (5) promissory notes, each of which is secured by the same mortgage instruments on the same underlying Mortgaged Properties.

The iStar Leased Fee Portfolio Mortgage Loan is evidenced by promissory note A-2 with a Cut-off Date Balance of $45,400,000. The related Pari Passu Companion Loans (the “iStar Leased Fee Portfolio Pari Passu Companion Loans”), with an aggregate Cut-off Date Balance of $181,600,000, are not included in the issuing entity. Only the iStar Leased Fee Portfolio Mortgage Loan is included in the issuing entity. The iStar Leased Fee Portfolio Mortgage Loan and the iStar Leased Fee Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “iStar Leased Fee Portfolio Whole Loan”. The iStar Leased Fee Portfolio Pari Passu Companion Loan evidenced by promissory note A-1-1 has been securitized in the MSC 2017-H1 securitization and is the controlling note under the iStar Leased Fee Portfolio Intercreditor Agreement (the “iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan”). The remaining iStar Leased Fee Portfolio Pari Passu Companion Loans are held by Barclays Bank, PLC or Bank of America, N.A. and are expected to be contributed to one or more future securitizations. The rights of the issuing entity as the holder of the iStar Leased Fee Portfolio Mortgage Loan and the rights of the holders of the iStar Leased Fee Portfolio Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “iStar Leased Fee Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the iStar Leased Fee Portfolio Intercreditor Agreement.

Servicing. The iStar Leased Fee Portfolio Whole Loan will be serviced and administered pursuant to the terms of the pooling and servicing agreement entered into with respect to the MSC 2017-H1 securitization (the “MSC 2017-H1 Pooling and Servicing Agreement” ). For a summary of certain provisions of the MSC 2017-H1 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the iStar Leased Fee Portfolio Mortgage Loan”.

Application of Payments. The iStar Leased Fee Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the iStar Leased Fee Portfolio Mortgage Loan and the holders of the iStar Leased Fee Portfolio Pari Passu Companion Loans with respect to distributions of funds received in respect of the iStar Leased Fee Portfolio Whole Loan, and provides, in general, that:

●	the iStar Leased Fee Portfolio Mortgage Loan and the iStar Leased Fee Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other note or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the iStar Leased Fee Portfolio Whole Loan or the related Mortgaged Properties will be applied to the iStar Leased Fee Portfolio Mortgage Loan and the iStar Leased Fee Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the iStar Leased Fee Portfolio Whole Loan documents and payment and reimbursement rights of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer and the Non-Serviced Trustee in accordance with the terms of the iStar Leased Fee Portfolio Intercreditor Agreement and the MSC 2017-H1 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the iStar Leased Fee Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the iStar Leased Fee Portfolio Mortgage Loan and the iStar Leased Fee Portfolio Pari Passu Companion Loans in accordance with the terms of the iStar Leased Fee Portfolio Intercreditor Agreement and the MSC 2017-H1 Pooling and Servicing Agreement.

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Notwithstanding the foregoing, if a P&I Advance is made with respect to the iStar Leased Fee Portfolio Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the iStar Leased Fee Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan or any loans included in any securitization trust related to the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the iStar Leased Fee Portfolio Whole Loan made pursuant to MSC 2017-H1 Pooling and Servicing Agreement) allocable to the iStar Leased Fee Portfolio Mortgage Loan in accordance with the MSC 2017-H1 Pooling and Servicing Agreement and the iStar Leased Fee Portfolio Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans—Servicing of the iStar Leased Fee Portfolio Mortgage Loan” for more information regarding the allocation of collections and expenses in respect of the iStar Leased Fee Portfolio Whole Loan.

Consultation and Control. The controlling noteholder under the iStar Leased Fee Portfolio Intercreditor Agreement will be the holder of the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan. The directing certificateholder for the MSC 2017-H1 securitization (so long as a control termination event under the MSC 2017-H1 Pooling and Servicing Agreement has not occurred and is continuing), and the applicable certificateholders under the MSC 2017-H1 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the MSC 2017-H1 Pooling and Servicing Agreement has occurred and is continuing) will exercise the rights of the related Non-Serviced Securitization Trust as the controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the iStar Leased Fee Portfolio Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the MSC 2017-H1 Pooling and Servicing Agreement.

For more information regarding the rights of the holder of the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan under the MSC 2017-H1 Pooling and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the iStar Leased Fee Portfolio Mortgage Loan”.

Pursuant to the terms of the iStar Leased Fee Portfolio Intercreditor Agreement, the issuing entity, as a non-controlling note holder, will have the right to (i) receive copies of all notices, information and reports that the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is required to provide to the holder of the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan (within the same time frame such notices, information and reports are or would have been required to be provided to the directing certificateholder (or similar party) under the MSC 2017-H1 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the MSC 2017-H1 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the MSC 2017-H1 Pooling and Servicing Agreement) to be taken with respect to the iStar Leased Fee Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the iStar Leased Fee Portfolio Whole Loan and (ii) consult on a strictly non-binding basis with respect to (x) any such “major decisions” regarding the iStar Leased Fee Portfolio Whole Loan as set forth in the iStar Leased Fee Portfolio Intercreditor Agreement or (y) the implementation of any recommended actions outlined in an asset status report in respect of the iStar Leased Fee Portfolio Whole Loan, to the extent the issuing entity requests such consultation. The consultation right of the issuing entity will expire 10 business days after the delivery of written notice, together with copies of the notice, information and report required to be provided to the holder of the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the

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related information. Notwithstanding the issuing entity’s consultation rights described above, the holder of the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan (or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, acting on its behalf) is permitted to make any “major decision” or take any action set forth in an asset status report in respect of the iStar Leased Fee Portfolio Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the iStar Leased Fee Portfolio Mortgage Loan and the iStar Leased Fee Portfolio Pari Passu Companion Loans. Neither the related Non-Serviced Master Servicer nor the Non-Serviced Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the related Non-Serviced Master Servicer nor the Non-Serviced Special Servicer will be permitted to follow any objection, consent, direction or advice provided by the issuing entity (or its representative) or the holder of the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan (or its representatives) that would require or cause (i) the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any provision of the iStar Leased Fee Portfolio Whole Loan documents, applicable law, the MSC 2017-H1 Pooling and Servicing Agreement, the iStar Leased Fee Portfolio Intercreditor Agreement, the REMIC provisions of the Code or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer's obligations to act in accordance with the related servicing standard, (ii) result in the imposition of a tax on any REMIC trust or cause any REMIC pool to fail to qualify as a REMIC or cause the grantor trust to fail to qualify as a grantor trust, (iii) exposure to the related Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator, the Non-Serviced Operating Advisor, the Non-Serviced the Asset Representations Reviewer, the Non-Serviced Trustee or any of their respective affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which the iStar Leased Fee Portfolio Intercreditor Agreement or the MSC 2017-H1 Pooling and Servicing Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) a material expansion the scope of responsibilities of any of the related Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator, the Non-Serviced Asset Representations Reviewer, the Non-Serviced Trustee or the Non-Serviced Operating Advisor, as applicable, under the iStar Leased Fee Portfolio Intercreditor Agreement or the MSC 2017-H1 Pooling and Servicing Agreement.

In addition to the consultation rights of the issuing entity described above, the issuing entity (or its representative) will have the right to attend annual meetings (which may be held telephonically) with the holder of the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan (or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer on its behalf), upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the iStar Leased Fee Portfolio Whole Loan may be discussed.

Sale of Defaulted Loan. Pursuant to the terms of the iStar Leased Fee Portfolio Intercreditor Agreement, if the iStar Leased Fee Portfolio Whole Loan becomes a “defaulted loan” pursuant to the terms of the MSC 2017-H1 Pooling and Servicing Agreement, and if the related Non-Serviced Special Servicer determines to sell the iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan in accordance with the MSC 2017-H1 Pooling and Servicing Agreement, then the related Non-Serviced Special Servicer will be required to sell the iStar Leased Fee Portfolio Mortgage Loan together with the iStar Leased Fee Portfolio Pari Passu Companion Loans as a single whole loan in accordance with the procedures set forth under the MSC 2017-H1 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the iStar Leased Fee Portfolio Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the iStar Leased Fee Portfolio Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least

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10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the iStar Leased Fee Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the iStar Leased Fee Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the MSC 2017-H1 directing certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the MSC 2017-H1 Pooling and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the iStar Leased Fee Portfolio Whole Loan unless it is a borrower party (as defined in the iStar Leased Fee Portfolio Intercreditor Agreement).

Special Servicer Appointment Rights. Pursuant to the terms of the iStar Leased Fee Portfolio Intercreditor Agreement and the MSC 2017-H1 Pooling and Servicing Agreement, the MSC 2017-H1 directing certificateholder (so long as a control termination event under the MSC 2017-H1 Pooling and Servicing Agreement has not occurred and is continuing) and the applicable certificateholders under the MSC 2017-H1 Pooling and Servicing Agreement with the requisite percentage of voting rights (so long as a control termination event under the MSC 2017-H1 Pooling and Servicing Agreement has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the iStar Leased Fee Portfolio Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the MSC 2017-H1 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the iStar Leased Fee Portfolio Mortgage Loan”.

Save Mart Portfolio Whole Loan

General. The Save Mart Portfolio Mortgage Loan (3.5%), with a Cut-off Date Balance of $40,000,000 (the “Save Mart Portfolio Mortgage Loan”), is part of a whole loan comprised of seven promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (the “Save Mart Portfolio Mortgaged Properties”). The Save Mart Portfolio Whole Loan is evidenced by: (i) one promissory note designated as Note A-5 that evidences the Save Mart Portfolio Mortgage Loan; (ii) one promissory note designated as Note A-1 (the “Save Mart Portfolio Lead Loan”), with a Cut-off Date Balance of $50,000,000, which is expected to be held by UBS Commercial Mortgage Trust 2017-C1 (the “UBS 2017-C1 Trust”); (iii) three pari passu promissory notes designated as Note A-2, Note A-3, Note A-4, with a Cut-off Date Balance of $33,000,000, which are currently held by UBS AG, New York Branch (the “UBS AG Notes”); (iv) one promissory note designated as Note A-6, with a Cut-off Date Balance of $15,000,000, which is currently held by Cantor Commercial Real Estate Lending, L.P. (collectively with the Save Mart Portfolio Lead Loan and the UBS AG Notes, the “Save Mart Portfolio Pari Passu Companion Loans”); and (v) one promissory note designated as the Junior Note, with a Cut-off Date Balance of $32,000,000, which is held by Prima Mortgage Investment Trust, LLC (the “Save Mart Portfolio Subordinate Companion Loan”) and is subordinate in right of payment with the Save Mart Portfolio Mortgage Loan and the Save Mart Portfolio Pari Passu Companion Loans (collectively, the “Save Mart Portfolio Senior Loans”). Each of the Save Mart Portfolio Pari Passu Companion Loans is pari passu in right of payment with the Save Mart Portfolio Mortgage Loan. Each of the Save Mart Portfolio Pari Passu Companion Loans is expected to be contributed to one or more future securitization trusts. The Save Mart Portfolio Mortgage Loan and the Save Mart Portfolio Companion Loans (except for the Save Mart Portfolio Lead Loan) are referred to in this prospectus as the “Save Mart Portfolio Non-Lead Loans”. The Save Mart Portfolio Senior Loan, together with the Save Mart Portfolio Subordinate Companion Loan, is referred to in this prospectus as the “Save Mart Portfolio Whole Loan”. The Save Mart Portfolio Pari Passu Companion Loans and the Save Mart Portfolio Subordinate Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool. The holder of the Save Mart Portfolio Subordinate Companion Loan may transfer its interest pursuant to the terms of the Save Mart Portfolio Intercreditor Agreement (as defined below).

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The holders of the Save Mart Portfolio Whole Loan (the “Save Mart Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Save Mart Portfolio Noteholder (the “Save Mart Portfolio Intercreditor Agreement”).

The Save Mart Portfolio Subordinate Companion Loan has a 119-month term and fully amortizes over its term as set forth in the fixed amortization schedule attached to this prospectus in Annex G. The Save Mart Portfolio Subordinate Companion Loan accrues interest at an average interest rate of 5.1531448% from the first payment date after the Cut-off Date, July 6, 2017, through the 12th payment date following the Cut-off Date. Thereafter, the monthly Save Mart Portfolio Subordinate Companion Loan interest payment amount will vary as set forth in Annex G.

Servicing. The Save Mart Portfolio Whole Loan is expected to be serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “UBS 2017-C1 Master Servicer”) and AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “UBS 2017-C1 Save Mart Portfolio Special Servicer”) pursuant to the pooling and servicing agreement dated as of June 1, 2017 (the “UBS 2017-C1 PSA”), among UBS Commercial Mortgage Securitization Corp., as depositor (in such capacity, the “UBS 2017-C1 Depositor”), the UBS 2017-C1 Master Servicer, CWCapital Asset Management LLC, as special servicer, the UBS 2017-C1 Save Mart Portfolio Special Servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “UBS 2017-C1 Certificate Administrator”), Wilmington Trust, National Association, as trustee (in such capacity, the “UBS 2017-C1 Trustee”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “UBS 2017-C1 Operating Advisor”) and asset representations reviewer (in such capacity, the “UBS 2017-C1 Asset Representations Reviewer”), subject to the terms of the Save Mart Portfolio Intercreditor Agreement. In servicing the Save Mart Portfolio Whole Loan, the UBS 2017-C1 PSA will require the UBS 2017-C1 Master Servicer and the UBS 2017-C1 Save Mart Portfolio Special Servicer to take into account the interests of the Certificateholders, the holders of the notes evidencing the Save Mart Portfolio Pari Passu Companion Loans (the “Save Mart Portfolio Pari Passu Companion Noteholders”) and the holder of the note evidencing the Save Mart Portfolio Subordinate Companion Loan (the “Save Mart Portfolio Subordinate Companion Noteholder”), as a collective whole, taking into account the pari passu or subordinate nature of the Save Mart Portfolio Pari Passu Companion Loans and the Save Mart Portfolio Subordinate Companion Loan.

Prior to the occurrence and continuance of a Save Mart Portfolio Control Appraisal Period, and for so long as the Save Mart Portfolio Subordinate Companion Noteholder holding greater than 50% of the aggregate principal balance of the Save Mart Portfolio Subordinate Companion Loan (the “Save Mart Portfolio Controlling Subordinate Companion Noteholder”) will be the Save Mart Portfolio Whole Loan Directing Holder (as defined below), and the Save Mart Portfolio Controlling Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Save Mart Portfolio Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Save Mart Portfolio Intercreditor Agreement, the Save Mart Portfolio Subordinate Companion Noteholder will have the right to cure certain defaults by the related borrower, as more fully described below.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Save Mart Portfolio Mortgage Loan (but not on the Save Mart Portfolio Pari Passu Companion Loans or the Save Mart Portfolio Subordinate Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Save Mart Portfolio Mortgage Loan. Servicing advances in respect of the Save Mart Portfolio Mortgaged Properties will be made by the UBS 2017-C1 Master Servicer and the UBS 2017-C1 Save Mart Portfolio Special Servicer according to the terms of the UBS 2017-C1 PSA. Recovery of any such advances will be according to the terms of the UBS 2017-C1 PSA.

Distributions. Pursuant to the Save Mart Portfolio Intercreditor Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Save Mart Portfolio Whole Loan, (ii) any other event of default for which the Save Mart Portfolio Whole Loan is accelerated, (iii) any other event of default which causes the Save Mart Portfolio Whole Loan to become a

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Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Save Mart Portfolio Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Save Mart Portfolio Whole Loan Directing Holder or the default cure period has not yet expired and the Save Mart Portfolio Whole Loan Directing Holder is diligently exercising its cure rights under the Save Mart Portfolio Intercreditor Agreement), after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable with respect to the Save Mart Portfolio Whole Loan (including any penalty charges) under the UBS 2017-C1 PSA to the UBS 2017-C1 Master Servicer, the UBS 2017-C1 Save Mart Portfolio Special Servicer, the UBS 2017-C1 Operating Advisor, the UBS 2017-C1 Asset Representations Reviewer, the UBS 2017-C1 Certificate Administrator or the UBS 2017-C1 Trustee, payments and proceeds received with respect to the Save Mart Portfolio Whole Loan will generally be applied in the following order:

(i)	first, to the holders of the Save Mart Portfolio Senior Loans, in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

(ii)	second, (i) to the holders of the Save Mart Portfolio Senior Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Save Mart Portfolio Whole Loan of principal payments received, if any, until their principal balances have been reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Save Mart Portfolio Whole Loan pursuant to the Save Mart Portfolio Intercreditor Agreement, 100% of such insurance and condemnation proceeds will be distributed to the Save Mart Portfolio Senior Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

(iii)	third, up to the amount of any unreimbursed costs and expenses paid by the holders of the Save Mart Portfolio Senior Loans, including any recovered costs not previously reimbursed to such holders (or paid or advanced by the applicable master servicer or the applicable special servicer on their behalf and not previously paid or reimbursed);

(iv)	fourth, to the holders of the Save Mart Portfolio Senior Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable to the holders of the Save Mart Portfolio Senior Loans to the extent paid by the related borrower;

(v)	fifth, if as a result of a workout, the balance of the Save Mart Portfolio Mortgage Loan or Save Mart Portfolio Pari Passu Companion Loans has been reduced, to the holders of the Save Mart Portfolio Senior Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

(vi)	sixth, to the holder of the Save Mart Portfolio Subordinate Companion Loan in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate;

(vii)	seventh, (i) to the holder of the Save Mart Portfolio Subordinate Companion Loan in an amount equal to its respective percentage interest in the Save Mart Portfolio Whole Loan of principal payments received, if any, until the principal balance of the Save Mart Portfolio Subordinate Companion Loan is reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Save Mart Portfolio Whole Loan pursuant to the Save Mart Portfolio Intercreditor Agreement, the portion of such insurance and condemnation proceeds remaining after distribution to the Save Mart Portfolio Senior Loans pursuant to clause (first) above will be distributed to the holder of the Save Mart Portfolio Subordinate Companion Loan until its principal balance has been reduced to zero;

(viii)	eighth, to the holder of the Save Mart Portfolio Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

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(ix)	ninth, to the extent any Save Mart Portfolio Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to —Cure Rights below, to reimburse such Save Mart Portfolio Subordinate Companion Noteholder for all such cure payments;

(x)	tenth, if the proceeds of any foreclosure sale or any liquidation of the Save Mart Portfolio Whole Loan or the Save Mart Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout, the balance of the Save Mart Portfolio Subordinate Companion Loan has been reduced, to the Save Mart Portfolio Subordinate Companions Noteholder in an amount up to the reduction, if any, of the principal balance of the Save Mart Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

(xi)	eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2017-C1 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the UBS 2017-C1 Master Servicer or the UBS 2017-C1 Save Mart Portfolio Special Servicer (in each case provided that such reimbursements or payments relate to the Save Mart Portfolio Whole Loan or the Save Mart Portfolio Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Save Mart Portfolio Mortgage Loan, the Save Mart Portfolio Pari Passu Companion Noteholders and the Save Mart Portfolio Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the Save Mart Portfolio Whole Loan; and

(xii)	lastly, if any excess amount is available to be distributed in respect of the Save Mart Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Save Mart Portfolio Mortgage Loan, the Save Mart Portfolio Pari Passu Companion Loans and the Save Mart Portfolio Subordinate Companion Loan, pro rata based on their respective initial percentage interests in the Save Mart Portfolio Whole Loan.

Following the occurrence and during the continuance of a Save Mart Portfolio Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the UBS 2017-C1 PSA to the UBS 2017-C1 Master Servicer, the UBS 2017-C1 Save Mart Portfolio Special Servicer, the UBS 2017-C1 Operating Advisor, the UBS 2017-C1 Asset Representations Reviewer, the UBS 2017-C1 Certificate Administrator or the UBS 2017-C1 Trustee, payments and proceeds with respect to the Save Mart Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

(i)	first, to the holders of the Save Mart Portfolio Senior Loans in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

(ii)	second, to the holders of the Save Mart Portfolio Senior Loans on a pro rata and pari passu basis in an amount equal to the principal balances of the Save Mart Portfolio Senior Loans until their principal balances have been reduced to zero;

(iii)	third, up to the amount of any unreimbursed costs and expenses paid by each holder of the Save Mart Portfolio Senior Loans, including ay recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or the applicable special servicer on their behalf and not previously paid or reimbursed);

(iv)	fourth, to the holders of the Save Mart Portfolio Senior Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable on the Save Mart Portfolio Senior Loans to the extent paid by the related borrower;

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(v)	fifth, if as the result of a workout, the principal balance of the Save Mart Portfolio Mortgage Loan or the Save Mart Portfolio Pari Passu Companion Loans has been reduced, to the holders of the Save Mart Portfolio Senior Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

(vi)	sixth, to the Save Mart Portfolio Subordinate Companion Noteholder in an amount equal to the interest then due and payable on the note at its net interest rate;

(vii)	seventh, to the Save Mart Portfolio Subordinate Companion Noteholder in an amount equal to the outstanding principal balance of its note until its principal balance has been reduced to zero;

(viii)	eighth, to the Save Mart Portfolio Subordinate Companion Noteholder in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

(ix)	ninth, to the extent any Save Mart Portfolio Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to —Cure Rights below, to reimburse such Save Mart Portfolio Subordinate Companion Noteholder for all such cure payments;

(x)	tenth, if the proceeds of any foreclosure sale or any liquidation of the Save Mart Portfolio Whole Loan or Save Mart Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Save Mart Portfolio Subordinate Companion Loan has been reduced, to the Save Mart Portfolio Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the Save Mart Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

(xi)	eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2017-C1 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the UBS 2017-C1 Master Servicer or the UBS 2017-C1 Save Mart Portfolio Special Servicers (in each case provided that such reimbursements or payments relate to the Save Mart Portfolio Whole Loan or the Save Mart Portfolio Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Save Mart Portfolio Mortgage Loan, the Save Mart Portfolio Pari Passu Companion Noteholders and the Save Mart Portfolio Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the Save Mart Portfolio Whole Loan; and

(xii)	lastly, if any excess amount is available to be distributed in respect of the Save Mart Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid the holders of the Save Mart Portfolio Mortgage Loan, the Save Mart Portfolio Pari Passu Companion Loans and the Save Mart Portfolio Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Save Mart Portfolio Whole Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Save Mart Portfolio Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Save Mart Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Save Mart Portfolio Pari Passu Companion Loans or any loans included in any future securitization trust related to such Companion Loans.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Save Mart Portfolio Pari Passu Companion Loans or the Save Mart Portfolio Mortgage Loan, as

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applicable, may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right, if any, to reimbursement from future payments and other collections on the Save Mart Portfolio Pari Passu Companion Loans or from general collections of the securitization trusts holding the Save Mart Portfolio Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

Consultation and Control. Prior to the occurrence and continuance of a Save Mart Portfolio Control Appraisal Period (as defined below) with respect to the Save Mart Portfolio Subordinate Companion Loan, neither the UBS 2017-C1 Directing Holder nor the UBS 2017-C1 Operating Advisor will have any consent and/or consultation rights with respect to Save Mart Portfolio Whole Loan. After the occurrence and during the continuance of a Save Mart Portfolio Control Appraisal Period with respect to the Save Mart Portfolio Subordinate Companion Loan, the UBS 2017-C1 Directing Holder and the UBS 2017-C1 Operating Advisor will each have the same consent and/or consultation rights with respect to the Save Mart Portfolio Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the UBS 2017-C1 Trust.

In addition, prior to the occurrence and continuance of a Save Mart Portfolio Control Appraisal Period, the consent of the Save Mart Portfolio Controlling Subordinate Companion Noteholder as the Save Mart Portfolio Whole Loan Directing Holder, which will be obtained by the UBS 2017-C1 Save Mart Portfolio Special Servicer, is required for any Save Mart Portfolio Major Decision; provided that the foregoing does not relieve the UBS 2017-C1 Master Servicer or the UBS 2017-C1 Save Mart Portfolio Special Servicer, as applicable, from complying with the Servicing Standard or any applicable law, including the REMIC Provisions.

“Save Mart Portfolio Major Decision” means:

(i)	any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of the Save Mart Portfolio Mortgaged Properties;

(ii)	any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the Save Mart Portfolio Whole Loan or any extension of the maturity date of the Save Mart Portfolio Whole Loan;

(iii)	any modification of, or waiver with respect to, the Save Mart Portfolio Whole Loan that would result in a discounted pay-off of the Save Mart Portfolio Subordinate Companion Loan;

(iv)	any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

(v)	any release of collateral or any acceptance of substitute or additional collateral for the Save Mart Portfolio Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vi)	any (1) waiver of a “due on sale” or “due on encumbrance” clause with respect to the Save Mart Portfolio Whole Loan, (2) consent to such a waiver, (3) consent to a transfer of the Save Mart Portfolio Mortgaged Properties or interests in the applicable borrower or (4) consent or approval related to the incurrence of additional debt by the applicable borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

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(vii)	any property management company changes (to the extent the lender is required to consent or approve under the mortgage loan documents);

(viii)	releases of any escrow amounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion (the determination of whether the conditions precedent to releasing or reducing any such escrow accounts, reserve accounts or letters of credit have been satisfied will not constitute matters of lender discretion for purposes of this clause (viii));

(ix)	any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the Save Mart Portfolio Whole Loan borrower or any guarantor or indemnitor) releasing a Save Mart Portfolio Whole Loan borrower or any guarantor or indemnitor from liability under the mortgage loan documents (other than pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion);

(x)	the determination of the UBS 2017-C1 Save Mart Portfolio Special Servicer pursuant to a servicing transfer event;

(xi)	following an event of default under the Save Mart Portfolio Whole Loan, any exercise of a material remedy on the Save Mart Portfolio Whole Loan or any acceleration of the Save Mart Portfolio Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the mortgage loan documents or with respect to the related borrower or the Save Mart Portfolio Mortgaged Properties;

(xii)	any modification, waiver or amendment of any material term of any intercreditor agreement, co-lender agreement or similar agreement (other than the Save Mart Portfolio Intercreditor Agreement) with any mezzanine lender or subordinate debt holder related to the Save Mart Portfolio Whole Loan;

(xiii)	any determination of an Acceptable Insurance Default;

(xiv)	any proposed modification or waiver of any material provision in the mortgage loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the applicable borrower;

(xv)	the granting of any consents or approvals related to the incurrence of additional debt or mezzanine debt by a direct or indirect parent of the applicable borrower, to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xvi)	any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Save Mart Portfolio Mortgaged Properties, in each case to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xvii)	any approval of a major lease or any modification, amendment or renewal thereof (to the extent lender’s approval is required by the mortgage loan documents); sand

(xviii)	the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase the Save Mart Portfolio Senior Loans has expired or been waived.

The holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) will be required to provide copies of any notice, information and report that it is required to provide to the UBS 2017-C1 Directing Holder pursuant to the UBS 2017-C1 PSA with respect to any Save Mart Portfolio Major Decisions or the implementation of any recommended actions outlined in an asset status

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report relating to the Save Mart Portfolio Whole Loan, to the holder of each Save Mart Portfolio Senior Loan (or its controlling class representative), within the same time frame it is required to provide to the UBS 2017-C1 Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the UBS 2017-C1 Directing Holder under the UBS 2017-C1 PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

The holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Save Mart Portfolio Special Servicer on its behalf) will be required to consult with the holder of each Save Mart Portfolio Senior Loan (or its controlling class representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, the holder of such Save Mart Portfolio Senior Loan (or its controlling class representative) requests consultation with respect to any Save Mart Portfolio Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Save Mart Portfolio Whole Loan, and consider alternative actions recommended by the holder of such Save Mart Portfolio Senior Loan (or its controlling class representative); provided that after the expiration of a period of 10 Business Days from the delivery to the holders of the Save Mart Portfolio Senior Loans (or their respective controlling class representatives) by the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the UBS 2017-C1 Directing Holder, the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) will no longer be obligated to consult with the holders of the Save Mart Portfolio Senior Loans (or their respective controlling class representatives), whether or not the holders of the Save Mart Portfolio Senior Loans (or their respective controlling class representatives) have responded within such 10 Business Day period (unless, the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 Business Day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the holders of the Save Mart Portfolio Senior Loans (or their respective controlling class representatives) set forth in the immediately preceding sentence, the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) may make any Save Mart Portfolio Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 Business Day period if the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to consultation would materially and adversely affect the interests of the Save Mart Portfolio Noteholders. In no event may the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) be obligated at any time to follow or take any alternative actions recommended by the holder of a Save Mart Portfolio Senior Loan (or its controlling class representative).

In addition to the consultation rights of the holders of the Save Mart Portfolio Senior Loans (or their respective controlling class representatives) provided in the immediately preceding paragraph, the holders of the Save Mart Portfolio Senior Loans will have the right to attend annual meetings (either telephonically or in person, in the discretion of the UBS 2017-C1 Master Servicer) with the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) at the offices of the UBS 2017-C1 Master Servicer, upon reasonable notice and at times reasonably acceptable to the UBS 2017-C1 Master Servicer, during which servicing issues related to the Save Mart Portfolio Whole Loan are discussed.

The holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) may not follow any advice, consultation, decision or direction provided by the holder of a Save Mart Portfolio Senior Loan (or the operating advisor for the applicable Securitization) that would require or cause the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) to violate any applicable law (including the REMIC Regulations), be inconsistent with the Servicing Standard, require or cause the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) to violate provisions of the Save Mart Portfolio Intercreditor Agreement or the UBS 2017-C1 PSA, require or cause the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer acting on its behalf) to violate the terms of the Save Mart Portfolio Whole Loan,

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or materially expand the scope of any holder of the Save Mart Portfolio Lead Loan’ (or the UBS 2017-C1 Master Servicer’s) responsibilities under the Save Mart Portfolio Intercreditor Agreement or the UBS 2017-C1 PSA.

Pursuant to the Save Mart Portfolio Intercreditor Agreement, the directing holder (the “Save Mart Portfolio Whole Loan Directing Holder”) with respect to the Save Mart Portfolio Whole Loan, as of any date of determination, will be:

●	the Save Mart Portfolio Controlling Subordinate Companion Noteholder, unless a Save Mart Portfolio Control Appraisal Period has occurred and is continuing; and

●	the UBS 2017-C1 Trust or its designee if a Save Mart Portfolio Control Appraisal period has occurred and is continuing.

A “Save Mart Portfolio Control Appraisal Period” will mean a period that exists with respect to the Save Mart Portfolio Subordinate Companion Loan, if and for so long as: (a)(i) the initial unpaid principal balance of the Save Mart Portfolio Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Save Mart Portfolio Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Save Mart Portfolio Whole Loan that is allocated to the Save Mart Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Save Mart Portfolio Mortgaged Properties or the Save Mart Portfolio Whole Loan that are allocated to the Save Mart Portfolio Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Save Mart Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Save Mart Portfolio Subordinate Companion Noteholder.

The Save Mart Portfolio Controlling Subordinate Companion Noteholder is entitled to avoid its applicable Save Mart Portfolio Control Appraisal Period caused by the application of an Appraisal Reduction Amount (as opposed to a Save Mart Portfolio Control Appraisal Period that is deemed to have occurred as a result of any borrower related party holding an interest in the Save Mart Portfolio Subordinate Companion Loan or the existence of any circumstances that would otherwise permit any borrower related party to exercise the rights of the Save Mart Portfolio Subordinate Companion Loan as Save Mart Portfolio Whole Loan Directing Holder) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the UBS 2017-C1 Master Servicer or the UBS 2017-C1 Save Mart Portfolio Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution in a form acceptable to the master servicer or special servicer that meets the rating requirements as described in the Save Mart Portfolio Intercreditor Agreement (either (x) or (y), the “Save Mart Portfolio Threshold Event Collateral”) in an amount that, when added to the appraised value of the Save Mart Portfolio Mortgaged Properties as used to calculate any Appraisal Reduction Amount for the Save Mart Portfolio Whole Loan pursuant to the UBS 2017-C1 PSA, would reduce such Appraisal Reduction Amount enough to cause the applicable Save Mart Portfolio Control Appraisal Period not to exist.

If the UBS 2017-C1 Trust is the Save Mart Portfolio Whole Loan Directing Holder, then, unless a control termination event exists, the UBS 2017-C1 Directing Holder will be entitled to exercise the rights of the Save Mart Portfolio Whole Loan Directing Holder with respect to the Save Mart Portfolio Whole Loan. In its capacity as representative of the Save Mart Portfolio Whole Loan Directing Holder under the Save Mart Portfolio Intercreditor Agreement, the UBS 2017-C1 Directing Holder will be entitled to exercise all of the rights of the Save Mart Portfolio Whole Loan Directing Holder under the Save Mart Portfolio Intercreditor Agreement as well as the rights set forth under the terms of the UBS 2017-C1 PSA with respect to the Save Mart Portfolio Whole Loan unless a control termination event exists, and the implementation of any recommended actions outlined in an asset status report with respect to the Save Mart Portfolio Whole Loan will require the approval of the Controlling Class Representative as and to the extent set forth under the terms of the UBS 2017-C1 PSA.

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In no event will the holder of the Save Mart Portfolio Lead Loan (or the UBS 2017-C1 Master Servicer or the UBS 2017-C1 Save Mart Portfolio Special Servicer, as applicable, acting on its behalf) be obligated at any time to follow or take any alternative actions recommended by the holder of a Save Mart Portfolio Senior Loan (or its controlling class representative).

Cure Rights. In the event that the Save Mart Portfolio borrower fails to make any payment of a liquidated sum of money due on the Save Mart Portfolio Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Save Mart Portfolio Whole Loan, the Save Mart Portfolio Subordinate Companion Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Save Mart Portfolio Intercreditor Agreement. The Save Mart Portfolio Subordinate Companion Noteholder will be limited to, in the aggregate, six cure payments over the life of the Save Mart Portfolio Whole Loan, and, with respect to monetary events of default, no more than three of which may be consecutive. So long as the Save Mart Portfolio Subordinate Companion Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and are diligently prosecuting the cure of same, under the Save Mart Portfolio Intercreditor Agreement, neither the UBS 2017-C1 Master Servicer nor the UBS 2017-C1 Save Mart Portfolio Special Servicer will be permitted to treat such event of default as such for purposes of transferring the Save Mart Portfolio Whole Loan to special servicing or exercising remedies.

Purchase Option. If an event of default with respect to the Save Mart Portfolio Whole Loan has occurred and is continuing, the Save Mart Portfolio Subordinate Companion Noteholder will have the option to purchase the Save Mart Portfolio Senior Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Save Mart Portfolio Senior Loans, (b) accrued and unpaid interest on the Save Mart Portfolio Senior Loans through the end of the related interest accrual period, (c) any other amounts due under the Save Mart Portfolio Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed servicing advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the Save Mart Portfolio Intercreditor Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) (1) if the borrower or borrower related party is the purchaser or (ii) if the Save Mart Portfolio Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Save Mart Portfolio Intercreditor Agreement, and (g) certain additional amounts to the extent provided for in the Save Mart Portfolio Intercreditor Agreement.

Sale of Defaulted Save Mart Portfolio Whole Loan. Pursuant to the terms of the Save Mart Portfolio Intercreditor Agreement, if the Save Mart Portfolio Whole Loan becomes a defaulted mortgage loan, and if the UBS 2017-C1 Save Mart Portfolio Special Servicer determines to sell the Save Mart Portfolio Mortgage Loan in accordance with the UBS 2017-C1 PSA, then the UBS 2017-C1 Save Mart Portfolio Special Servicer will be required to sell the Save Mart Portfolio Pari Passu Companion Loans (but not the Save Mart Portfolio Subordinate Companion Loan) together with the Save Mart Portfolio Mortgage Loan as one whole loan. Notwithstanding the foregoing, if the Save Mart Portfolio Whole Loan becomes a defaulted mortgage loan, the UBS 2017-C1 Save Mart Portfolio Special Servicer will not be permitted to sell the Save Mart Portfolio Whole Loan without the written consent of the holder of each Save Mart Portfolio Non-Lead Loan (provided that such consent is not required if the holder of such Save Mart Portfolio Non-Lead Loan is the borrower or an affiliate of the borrower) unless the UBS 2017-C1 Save Mart Portfolio Special Servicer has delivered to the holder of each Save Mart Portfolio Non-Lead Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the Save Mart Portfolio Senior Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the UBS 2017-C1 Save Mart Portfolio Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Save Mart Portfolio Mortgaged Properties, and any documents in the servicing file reasonably requested by the holder of a Save Mart Portfolio Non-Lead Loan that are material to the price of the Save Mart Portfolio Senior Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the

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Save Mart Portfolio Whole Loan Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the UBS 2017-C1 Master Servicer or the UBS 2017-C1 Save Mart Portfolio Special Servicer in connection with the proposed sale; provided that the holder of a Save Mart Portfolio Non-Lead Loan may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the UBS 2017-C1 PSA, each holder of a Save Mart Portfolio Non-Lead Loan (or its representative), will be permitted to submit an offer at any sale of the Save Mart Portfolio Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights. Pursuant to the Save Mart Portfolio Intercreditor Agreement, the Save Mart Portfolio Controlling Subordinate Companion Noteholder (other than during a Save Mart Portfolio Control Appraisal Period) will have the right, with or without cause, to replace the UBS 2017-C1 Save Mart Portfolio Special Servicer then acting with respect to the Save Mart Portfolio Whole Loan and appoint a replacement special servicer in lieu of the UBS 2017-C1 Save Mart Portfolio Special Servicer. During a Save Mart Portfolio Control Appraisal Period, the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will have the right, with or without cause (subject to the limitations described herein) to replace the UBS 2017-C1 Save Mart Portfolio Special Servicer then acting with respect to the Save Mart Portfolio Whole Loan and appoint a replacement special servicer in lieu of the UBS 2017-C1 Save Mart Portfolio Special Servicer, subject to the terms of the UBS 2017-C1 PSA.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 20 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

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Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the 245 Park Avenue Whole Loan, which was co-originated by Deutsche Bank AG, New York Branch (“DBNY”) (an affiliate of GACC), JPMCB, Natixis Real Estate Capital LLC, Societé Générale and Barclays Bank PLC, (ii) the Olympic Tower Whole Loan, which was co-originated by DBNY (an affiliate of GACC), Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A., (iii) the Starwood Capital Group Hotel Portfolio Whole Loan, which was co-originated by DBNY (an affiliate of GACC), JPMCB, Barclays Bank PLC and Bank of America, N.A., and (iv) the Save Mart Portfolio Whole Loan, which was co-originated by DBNY (an affiliate of GACC), UBS AG, New York Branch and Cantor Commercial Real Estate Lending, L.P. DBNY originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of DBNY, an originator, the initial Risk Retention Consultation Party and the holder of the VRR Interest, the Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. In addition, it is expected that DBNY will, as of the date of the initial issuance of the certificates, hold the 245 Park Avenue Companion Loans designated as Note A-2-C-1-B and Note A-2-C-2, the Olympic Tower Companion Loans designated as Note A-1-C2 and Note A-1-C3, and the Starwood Capital Group Hotel Portfolio Companion Loans designated as Note A-8, Note A-10, Note A-11, Note A-12 and Note A-13.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. .. . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

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Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 11 of the Mortgage Loans (15.9%) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 5 of the Mortgage Loans (7.4%) to be contributed to this securitization by GACC.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through May 31, 2017 is approximately $55.5 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection

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with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to

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the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. Deutsche Bank AG, New York Branch is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

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Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and

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obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance

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policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBNY’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DBNY underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBNY may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBNY made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

With respect to the Hampton Inn Braintree Mortgage Loan (1.3%), the borrower is initially required to make FF&E reserve deposits equal to the sum of (i) 2.0% of the prior month's projected revenues through and including June 6, 2018, 3.0% of the prior month's projected revenues beginning July 6, 2018 through

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and including June 6, 2019, and 4.0% of the prior month's projected revenues thereafter, and (ii) any amount required under the related franchise agreement for FF&E work, in comparison to FF&E reserve deposit of 4% of gross revenues as provided for in GACC’s underwriting guidelines for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the PIP that will be implemented at the Mortgaged Property. At loan origination, $2,816,808 was reserved into a PIP reserve account, which amount represents 110% of the anticipated costs associated with such PIP.

With respect to the 2215 Broadway Mortgage Loan (0.9%), the underwritten net cash flow DSCR is 1.28x in comparison to an underwritten net cash flow DSCR of 1.30x provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Property having a Cut-off Date LTV ratio of 54.3% in comparison to an LTV of 75.0% provided for in GACC’s underwriting guidelines for retail properties. In addition, the average underwritten base rent at the Mortgaged Property of $33.10 PSF is approximately 18.4% below the appraiser’s average concluded market rent of $40.56 PSF.

With respect to the Union Hotel – Brooklyn Mortgage Loan (0.6%), the borrower is initially required to make FF&E reserve deposits equal to the greatest of (i) 3.0% of the prior month's projected revenues through and including June 6, 2020, and 4.0% of the prior month's projected revenues thereafter, (ii) the amount required by the related management agreement and (iii) any amount required under related franchise agreement for FF&E Work, in comparison to FF&E reserve deposit of 4% of gross revenues as provided for in GACC’s underwriting guidelines for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Property being renovated in 2016, which included upgrades to guestroom flooring, some furniture, and soft goods. The borrower sponsor spent approximately $120,000 on these renovations, or $2,857 per key. Most recently, the lobby area underwent a full renovation in order to open up the space. The renovations were completed in May 2017.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2014 to and including March 31, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC and an originator of the GACC Mortgage Loans) will retain the VRR Interest as described under “Credit Risk Retention”. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. DBNY or an affiliate will be required to retain the VRR Interest as further described under “Credit Risk Retention”.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2016, of JPMorgan Chase & Co., the 2016 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of

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the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

It is expected that JPMCB will, as of the date of the initial issuance of the certificates, hold 245 Park Avenue Companion Loans designated as Note A-2-A-3 and Note A-2-A-4, the Gateway Net Lease Portfolio Companion Loans designated as Note A-1-2 and Note A-1-3, and the Starwood Capital Group Hotel Portfolio Companion Loans designated as Note A-2 and Note A-14.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2016, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $124.1 billion. Of that amount, approximately $105.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2016, JPMCB originated approximately $15.4 billion of commercial mortgage loans, of which approximately $9.1 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and

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Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the Depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to each of the 245 Park Avenue Mortgage Loan and the Starwood Capital Group Hotel Portfolio Mortgage Loan, which were co-originated by GACC and JPMCB, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

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Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

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Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

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Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as complete” and “as-is” values. The “as stabilized” or “as complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

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Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance

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for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have

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strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. J.P. Morgan Chase Commercial Mortgage Securities Corp.’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2017. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2017. The Central Index Key (or CIK) numbers of J.P. Morgan Chase Commercial Mortgage Securities Corp. is 0001013611 and JPMCB is 0000835271. With respect to the period from and including April 1, 2014 to and including March 31, 2017, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7						0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3			0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization. As of the date of this prospectus, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates, including, without limitation, Class R Certificates. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending May 31, 2017, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $93.5 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

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The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, DBJPM 2017-C6 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Certificate Administrator and Trustee”, “—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Certificate Administrator and Trustee

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 269,000 employees as of September 30, 2016, which provides banking,

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insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2016, Wells Fargo Bank was acting as trustee on approximately 364 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $133 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $410 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2016, Wells Fargo Bank was acting as custodian of more than 202,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one

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of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank, in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee's alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint, the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). Motions to dismiss all of the actions are pending except for the recently filed State Court Complaint. There can be no assurances as to the outcome of the litigations, or the possible impact of the litigations on the trustee or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, as in each such case, will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator and Trustee” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and trustee will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

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The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller.

Midland is also expected to initially be appointed to act as the special servicer under the PSA and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loans) and any related REO Properties, and in certain circumstances, will review, evaluate, process and/or provide or withhold consent as to certain Major Decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

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From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2017, Midland was master and/or primary servicing approximately 29,801 commercial and multifamily mortgage loans with a principal balance of approximately $409 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,485 of such loans, with a total principal balance of approximately $148 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of March 31, 2017, Midland was named the special servicer in approximately 253 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $125 billion. With respect to such transactions as of such date, Midland was administering approximately 84 assets with an outstanding principal balance of approximately $572 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

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Midland may enter into one or more arrangements with the Controlling Class Representative, a Controlling Class Certificateholder, any directing holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and the related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment” in this prospectus.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Midland is also expected to be the master servicer under the MSC 2017-H1 Pooling and Servicing Agreement with respect to the iStar Leased Fee Portfolio Whole Loan.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to serve as the initial Controlling Class Representative, and has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

The foregoing information regarding Midland under this heading “Transaction Parties—The Master Servicer and the Special Servicer” has been provided by Midland.

The roles and responsibilities of the master servicer and the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s or the special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer and the special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s or the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent Mortgage Loans.

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The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of May 31, 2017, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 105 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $111 billion since October 2010. As of May 31, 2017, Pentalpha Surveillance has acted as asset representations reviewer in 22 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $21 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the SEC in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsor, the mortgage loan seller, the trustee, the certificate administrator, the master servicer, either special servicer, the directing holder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

As a result of the foregoing information with respect to Pentalpha Surveillance’s experience and independence, the representations and warranties being given by Pentalpha Surveillance under the PSA, and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

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Neither Pentalpha Surveillance nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

General

The transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The Retaining Sponsor is expected to acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an aggregate initial Certificate Balance of $30,574,810, representing approximately 2.69999992% of all the certificates (other than the Class S and Class R certificates) and 5.0% of the Class S certificates. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules).

●	The Retaining Sponsor is expected to transfer the VRR Interest on the Closing Date to DBNY, as an MOA of the Retaining Sponsor, in accordance with the Credit Risk Retention Rules.

●	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate (the “Retaining Third-Party Purchaser”) is expected to purchase for cash the Class E-RR, Class F-RR and Class G-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $74,373,594, representing approximately 2.46% of the aggregate fair value of the certificates (other than the Class S and Class R certificates). The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 246.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

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Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §246.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

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Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage shall equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

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The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to 5.0% of such Excess Interest distributable to all Certificates (including the VRR Interest). Excess Interest will not be available to make distributions to any other class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Exchange Option

In accordance with the terms and conditions of the PSA, any portion of the VRR Interest may be exchanged by the holder thereof for multiple sub-interests (each, a “VRRI Sub-Interest”) that, in the aggregate, evidence such portion of the VRR Interest. Each VRRI Sub-Interest will be entitled to distributions of interest and principal, yield maintenance charges and prepayment premiums and reimbursements of VRR Realized Losses, Excess Interest (if applicable), and will be allocated VRR Realized Losses, in each case based on such distributions, reimbursements and allocations made in respect of a corresponding group of reference Classes of Non-VRR Certificates.

HRR Certificates

General

The Retaining Third-Party Purchaser is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Fair Value of the HRR Certificates (in $ and %)(2)	Expected Purchase Price(3)
Class E-RR	$26,168,000	$10,155,422 / 0.85% - 0.88%	38.808552%
Class F-RR	$11,018,000	$4,275,926 / 0.36% - 0.37%	38.808552%
Class G-RR	$37,187,594	$14,431,967 / 1.20% - 1.26%	38.808552%

(1)	Includes the expected initial Certificate Balance of each class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date. The balance of the VRR Interest is not included in the Certificate Balance of any class of HRR Certificates.

(2)	The estimated fair value (expressed as a dollar amount) and estimated range of fair value (expressed as a percentage of the aggregate fair value of all of the certificates) of the HRR Certificates. The fair value of the HRR Certificates is not subject to a range, but is based upon a targeted discount yield, and has been determined as described under “—Yield-Priced Principal Balance Certificates—Retaining Third-Party Purchaser Assumed Certificate Characteristics”. The fair value of the other certificates is unknown and has been determined by the Sponsors as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third-Party Purchaser is approximately $28,863,315, excluding accrued interest.

The Sponsors estimate that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an

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aggregate fair value dollar amount of approximately $58,642,041 representing 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Retaining Third-Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, (i) to purchase the HRR Certificates and (ii) to act as the Retaining Third-Party Purchaser. KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent KKR Opportunity Partners’ fourth purchase of CMBS B-Piece Securities. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 20 years of CMBS experience as of March 31, 2017. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2017, funds advised by KKR own 26 separate real estate credit investments and have participated in 6 purchases of CMBS B-Piece Securities. As of March 31, 2017, KKR is responsible for approximately $137.6 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third-Party Purchaser and another party to this securitization, see "Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer," "—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders" and “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans."

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate is expected to be the initial Controlling Class Representative (other than with respect to any Non-Serviced Mortgage Loan, any applicable Excluded Loan and, for so long as no (x) Gateway Net Lease Portfolio Control Appraisal Period is continuing, the Gateway Net Lease Portfolio Mortgage Loan, and (y) 211 Main Street Control Appraisal Period is continuing, the 211 Main Street Mortgage Loan). Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each Mortgage Loan (other than with respect to any Non-Serviced Mortgage loan and any Excluded Special Servicer Mortgage Loan) and it or an affiliate assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with its due diligence on the Mortgage Loans prior to the Closing Date.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve and the Class E-RR, Class F-RR and Class G-RR certificates (the “Yield-Priced

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Principal Balance Certificates”) are anticipated to be priced based on a targeted yield, and the Sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap-Priced Principal Balance Certificates and the Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Sponsors made their determination of the fair value of the Certificates presented above based on a number of inputs consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of the transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan Documents during each Collection Period and which Classes of Swap-Priced Principal Balance Certificates will be entitled to receive principal payments based on the Certificate payment priorities described in “Description of the Certificates—Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve. The Sponsors utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the Sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.4124%	1.5125%	1.6126%
3Y	1.4941%	1.6272%	1.7603%
4Y	1.5687%	1.7208%	1.8730%
5Y	1.6405%	1.8009%	1.9614%
6Y	1.7136%	1.8755%	2.0374%
7Y	1.7827%	1.9425%	2.1023%
8Y	1.8450%	2.0044%	2.1638%
9Y	1.9021%	2.0583%	2.2146%
10Y	1.9519%	2.1055%	2.2591%

Based on the swap yield curve, the Sponsors will determine for each Class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that Class’ weighted average life, by using a straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of certificates as of the date of this prospectus. The credit spread for a particular Class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Sponsors identified the range presented in the table below from the base case

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credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.18%	0.28%	0.38%
Class A-2	0.40%	0.50%	0.60%
Class A-3	0.79%	0.89%	0.99%
Class A-SB	0.65%	0.75%	0.85%
Class A-4	0.79%	0.89%	0.99%
Class A-5	0.81%	0.91%	1.01%
Class A-M	1.00%	1.15%	1.30%
Class B(1)	1.10%	1.35%	1.60%
Class C(1)	1.40%	1.80%	2.20%
Class D	2.90%	3.65%	4.40%

(1)	Any or all of the Class B or Class C certificates may accrue interest at the WAC Rate.

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent) established at pricing. For an expected range of values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.6661%	1.8959%	2.1258%
Class A-2	2.0359%	2.2958%	2.5557%
Class A-3	2.5646%	2.8246%	3.0847%
Class A-SB	2.4543%	2.7139%	2.9736%
Class A-4	2.7324%	2.9865%	3.2406%
Class A-5	2.7558%	3.0098%	3.2637%
Class A-M	2.9493%	3.2530%	3.5567%
Class B	3.0493%	3.4530%	3.8567%
Class C	3.3493%	3.9030%	4.4567%
Class D	4.8493%	5.7530%	6.6567%

Determination of Class Sizes. The Sponsors were provided credit support levels for each class of certificates by each Rating Agency. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of certificates (the “Constraining Level”). In certain circumstances, the Sponsors may elect not to engage a rating agency for particular classes of certificates, based in part on the credit support levels provided by such rating agency. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balance for the classes of certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’ Constraining Level. For each other subordinate class of Principal Balance Certificates, that class’ Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Principal Balance Certificates minus such subordinate class’ Constraining Level.

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Target Price Determination. The Sponsors determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price that was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Sponsors have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-SB	103.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-M	103.00%
Class B	103.00%
Class C	103.00%
Class D	80.70%

Determination of Assumed Certificate Coupon. Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of certificates in order to achieve the related Target Price for that class of certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Initial Certificate Coupons	Base Case Assumed Initial Certificate Coupon	High Estimate of Assumed Initial Certificate Coupon
Class A-1	1.675%	1.905%	2.135%
Class A-2	2.680%	2.943%	3.206%
Class A-3	2.720%	2.980%	3.239%
Class A-SB	2.900%	3.162%	3.424%
Class A-4	2.841%	3.094%	3.347%
Class A-5	3.096%	3.352%	3.607%
Class A-M	3.288%	3.594%	3.900%
Class B	3.389%	3.796%	4.132%(1)
Class C	3.691%	4.179%(1)	4.239%(2)
Class D	3.000%	3.150%	3.300%

(1)	Expected to accrue interest at the WAC Rate less a specified percentage.

(2)	Expected to accrue interest at the WAC Rate.

Determination of Swap-Priced Expected Price. Based on interest payments using the Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the related Net Mortgage Rate. The Sponsors determined the Swap-Priced Expected Price for each Class of Swap-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of the Swap-Priced Principal Balance

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Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each Class of Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the Mortgage Loan Documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Interest-Only Certificates, the Sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Determination of Treasury Yield Curve. The Sponsors utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”. The Sponsors identified the range presented in the table below at each maturity on the treasury yield, which represents the Sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	1.8161%	1.9711%	2.1261%
10Y	2.0141%	2.1591%	2.3041%

Based on the treasury yield curve, the Sponsors determined for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’ weighted average life of the class(es) of Principal Balance Certificates that is the component of such class of Interest-Only Certificates by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Interest-Only Certificates as of the date of this prospectus. The credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair market values. The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

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Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.00%	1.50%	2.00%
Class X-B	1.00%	1.50%	2.00%
Class X-D	1.90%	2.60%	3.40%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent). For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for such class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for such class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.8942%	3.5452%	4.1963%
Class X-B	2.9941%	3.6401%	4.2861%
Class X-D	3.8958%	4.7417%	5.6876%

Determination of Scheduled Certificate Interest Payments. Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Sponsors determined the range of Scheduled Certificate Interest Payments in each scenario for each class of Interest-Only Certificates based on the defined Pass-Through Rate for such class of certificates.

Determination of Interest-Only Expected Price. Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield-Priced Principal Balance Certificates

Retaining Third-Party Purchaser Assumed Certificate Characteristics. The Yield-Priced Principal Balance Certificates include each Class of HRR Certificates expected to be acquired by the Retaining Third-Party Purchaser, and the inputs for the valuation of each such Class of HRR Certificates were derived from the bid that the Retaining Third-Party Purchaser made to acquire such Class of HRR Certificates. The range of values were derived from variances in the inputs estimated by the Sponsors for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in placement of CMBS with similar characteristics. Various factors may have influenced the Retaining Third-Party Purchaser’s determination of its required Discount Yield and the related Assumed Certificate Coupon, including without limitation, the Retaining Third-Party Purchaser’s assessment of the assumed default probability on the Mortgage Loans, the expected loss severity following any default, the assumed prepayment rate, and the Retaining Third-Party Purchaser’s cost of funds and ultimate return on investment that the Retaining Third-Party Purchaser wishes to achieve. In addition, the Retaining Third-Party Purchaser’s bid may be influenced by its desire to capture market-

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share or other strategic business considerations. The Discount Yield for each class of the HRR Certificates is 17.75%.

Determination of Class Size. The Sponsors determined the Certificate Balance of each Class of HRR Certificates in the same manner described in “—Swap-Priced Principal Balance Certificates— Determination of Class Sizes” above.

Weighted Average Life. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of HRR Certificates.

Determination of Yield-Priced Expected Price. Based on the interest payments using the Assumed Certificate Coupon assumed to be equal to the related Net Mortgage Rate for each class of the Yield-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of HRR Certificates, the Sponsors determined the price (the “Yield-Priced Expected Price” and, together with the Swap-Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or each an “Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. The Sponsors determined the Yield-Priced Expected Price for each Class of HRR Certificates based on the low estimate and high estimate of Discount Yields. The lower the Discount Yield, the higher the corresponding Yield-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of each Class of HRR Certificates will correspond to the high range of the estimate of potential Discount Yields and correspondingly, the high range of fair market values of each Class of HRR Certificates will correspond to the low range of the estimate of potential Discount Yields.

Calculation of Fair Value

Based on the Expected Prices, the Sponsors determined the range of fair values set forth in the table below for each class of certificates (excluding accrued interest). For the “Base Case Fair Value”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Sponsors determined the fair value for the related class of certificates by multiplying the relevant Expected Price by the high estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the low estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates.

The Sponsors determined the fair value of the VRR Interest by (i) calculating the aggregate fair value of all of the certificates (other than the VRR Interest, the Class S and the Class R certificates), (ii) multiplying such aggregate fair value by the VRR Allocation Percentage and, (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Sponsors determined the range of fair values for the VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

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Range of Fair Value

Class of Certificates	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)	Base Case Fair Value	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)
Class A-1	$24,009,873	$24,009,687	$24,009,637
Class A-2	$99,328,823	$99,328,080	$99,328,445
Class A-3	$152,506,474	$152,509,545	$152,505,582
Class A-SB	$37,027,491	$37,026,875	$37,026,827
Class A-4	$201,991,940	$201,986,188	$201,984,516
Class A-5	$271,792,105	$271,793,955	$271,778,373
Class X-A	$85,086,315	$66,692,597	$49,260,723
Class X-B	$6,295,095	$2,255,685	$404,912
Class X-D	$5,676,577	$4,837,291	$4,037,597
Class A-M	$107,805,955	$107,806,942	$107,810,608
Class B	$49,648,409	$49,650,845	$49,651,150
Class C	$51,066,527	$51,069,460	$49,097,640
Class D	$46,034,563	$43,343,646	$40,879,879
Class E-RR	$10,155,422	$10,155,422	$10,155,422
Class F-RR	$4,275,926	$4,275,926	$4,275,926
Class G-RR	$14,431,967	$14,431,967	$14,431,967
VRR Interest	$32,387,053	$31,666,701	$30,985,876

The estimated range of fair value for all the certificates is approximately $1,147,625,081 to $1,199,520,514, excluding accrued interest.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates or the VRR Interest, as applicable; provided such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §246.7(b)(8)(i) of the Credit Risk Retention Rules.

In addition, neither the Retaining Sponsor nor DBNY intends to transfer the VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

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Operating Advisor

The operating advisor for this securitization transaction will be Pentalpha Surveillance LLC, a Delaware limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

GACC will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, and JPMCB will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2 (together with Annex D-2, the “Exception Schedules”).

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of the its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after

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consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-C6 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class S, Class R and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes

“Offered Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class A-M, Class B and Class C

“Senior Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D

“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR

“Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR

“Class X Certificates”	Class X-A, Class X-B and Class X-D

“Regular Certificates”	Senior Certificates and Subordinate Certificates

“Residual Certificates”	Class R

“Non-VRR Certificates”	All Certificates (other than VRR Interest and Residual Certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

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Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$24,010,000
A-2	$96,439,000
A-3	$151,000,000
A-SB	$35,950,000
A-4	$200,000,000
A-5	$263,878,000
X-A(1)	$875,951,000
A-M	$104,674,000
B	$48,205,000
C	$49,582,000

Non-Offered Certificates
X-B(1)	$97,787,000
X-D(1)	$53,714,000
D(1)	$53,714,000
E-RR(1)	$26,168,000
F-RR(1)	$11,018,000
G-RR(1)	$37,187,594
S	N/A
R	N/A

Non-Offered Vertical Risk Retention Interest VRR Interest	$30,574,810

(1)	The approximate initial Certificate Balance of each of the Class D, Class E-RR, Class F-RR and Class G-RR certificates and the approximate initial Notional Amount of the Class X-D certificates are subject to change based on final pricing of all certificates and the final determination of the Class E-RR, Class F-RR and Class G-RR certificates that will be retained by the Retaining Third-Party Purchaser in satisfaction of the retention obligations of the Retaining Sponsor. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the Class E-RR, Class F-RR and Class G-RR certificates, see “Credit Risk Retention”. The Notional Amount of each class of the Class X Certificates is subject to change depending upon the final pricing of the Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the Certificate Balance of such class of Principal Balance Certificates may not be part of, and reduce accordingly, such Notional Amount of the related Class X Certificates (or, if as a result of such pricing the pass-through rate of the related Class X Certificates is equal to zero, such Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the pass-through rate of any class of Principal Balance Certificates that does not comprise such Notional Amount of the related Class X Certificates is equal to less than the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of the related Class X Certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

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The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $875,951,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $97,787,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $53,714,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the sixth day of each calendar month (or, if the sixth day of that calendar month is not a business day, then the next business day) commencing in July 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

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Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related

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Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.    to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.    then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.    then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.    then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the

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Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.    then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.    then, to the Class A-5 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates has been reduced to zero; and

7.    then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates pursuant to clauses (1), (2), (3), (4), (5) and (6) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

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Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E-RR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-fifth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in

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the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class A-5 certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class E-RR certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class F-RR certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to [ ]%.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately [__]% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

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The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class B or Class C certificates, respectively. The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the strip rate (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D certificates. The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

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“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

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The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

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The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing

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Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, 95.0% of any Excess Interest received by the issuing entity with respect to the ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

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Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

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Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)  the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates on such

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Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)   third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) through (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

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Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	May 2022
Class A-2	June 2022
Class A-3	June 2024
Class A-SB	February 2027
Class A-4	May 2027
Class A-5	June 2027
Class X-A	June 2027
Class A-M	June 2027
Class B	June 2027
Class C	June 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in June 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related

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Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

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The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the

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aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G-RR certificates;

second, to the Class F-RR certificates;

third, to the Class E-RR certificates;

fourth, to the Class D-RR certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Certificate Administrator and Trustee”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

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Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)     a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification and corrected loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

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(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file; and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

Within two business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or applicable special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related

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Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List. The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced

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Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be the party selected by DBNY. The other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from DBNY. Notwithstanding the foregoing, the Risk Retention Consultation Party will not have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Party is expected to be DBNY.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate" means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder.  For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Controlling Class Representative, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Controlling Class Representative or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Risk Retention Consultation Party or the person entitled to appoint the Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any

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Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv)  such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date

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statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the Operating Advisor Annual Reports;

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●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

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o	any accountants’ attestation reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	the “Investor Q&A Forum”;

o	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

o	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

In the event that the Retaining Sponsor determines that the Retaining Third-Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the Certificate Administrator, who will post such notice on its website under the “Risk Retention Special Notices” tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of

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each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c)  the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party (in its capacity as the Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact

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information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)     2% in the case of the Class X-A, Class X-B and Class X-D certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)     in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the

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aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate

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the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect

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Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

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Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E-RR, Class F-RR and Class G-RR certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of a Class E-RR, Class F-RR and Class G-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

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Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – DBJPM 2017-C6

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, DBJPM 2017-C6 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)	(A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each

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related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)	the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)	an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)	(A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)	(A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)	the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)	the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the

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same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)	(A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)	the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)	copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)	if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)	if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)	if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)	originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)	the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)	the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other

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document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)	with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)	with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)	the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)	the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)	with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)	the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

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(iii)	assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)	any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)	an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)	the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)	an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

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(xvii)	any related mezzanine intercreditor agreement;

(xviii)	all related environmental reports;

(xix)	all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  copies of any zoning reports;

(l)   copies of financial statements of the related mortgagor;

(m) copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  copies of all UCC searches;

(o)  copies of all litigation searches;

(p)  copies of all bankruptcy searches;

(q)  a copy of the origination settlement statement;

(r)   a copy of the insurance consultant report;

(s)  copies of the organizational documents of the related mortgagor and any guarantor;

(t)   copies of the escrow statements;

(u)  a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

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provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the Mortgage Loan Seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)  in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)     cure such Material Defect in all material respects, at its own expense,

(2)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination

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Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to the 245 Park Avenue Mortgage Loan or the Starwood Capital Group Hotel Portfolio Mortgage Loan, as applicable, each of GACC and JPMCB will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the 245 Park Avenue Mortgage Loan or the Starwood Capital Group Hotel Portfolio Mortgage Loan, as applicable, was a separate Mortgage Loan.

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With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each

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case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder;

(o)   prohibit Defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the

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requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

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Pooling and Servicing Agreement

General

The servicing and administration of each Mortgage Loan (other than the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan”, “—Starwood Capital Group Hotel Portfolio Whole Loan”, “—211 Main Street Whole Loan” and “—740 Madison Whole Loan”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan” , “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions (other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

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Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)     the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)     the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer

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or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be

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relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

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The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

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The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan” , “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-

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recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding

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the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the

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Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account),  plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the

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amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)	to pay to the master servicer and the applicable special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)	to pay itself any Net Prepayment Interest Excess;

(v)	to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

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(vi)	to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)	to reimburse the trustee, the applicable special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)	to reimburse the master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)	to reimburse the master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)	to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)	to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)	to recoup any amounts deposited in the Collection Account in error;

(xiii)	to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)	to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)	to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)	to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)	to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)	to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

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Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

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The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

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Type/Recipient	Amount	Frequency	Source of Payment
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

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Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

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Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

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Type/Recipient	Amount	Frequency	Source of Payment
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

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Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision, 50% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) relating to the accounts held by the master servicer pursuant to the PSA or the Mortgage Loan documents, 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan; (vi) (A) with respect to non-Specially Serviced Loans, to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision and (B) with respect to Specially Serviced Loans, (1) 0% of any such fees, except with respect to clause (1)(c) of the definition of “Major Decisions” and (2) 50% of any such fees with respect to clause (1)(c) of the definition of “Major Decisions” and (vii) with respect to non-Specially Serviced Loans, 100% of any fees paid in connection with any action that is not a Major Decision. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

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Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that in the event the Workout Fee with respect to a Corrected Loan is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be equal to $25,000; provided, further, that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a

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Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, after receipt by the special servicer of Workout Fees with respect to a Corrected Loan in an amount equal to $25,000, the total amount of Workout Fees in excess of such $25,000 payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

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Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The

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special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) relating to the accounts held by the special servicer pursuant to the PSA or the Mortgage Loan documents,

●	any interest or other income earned on deposits in the REO Accounts,

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement, and

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●	(A) with respect to non-Specially Serviced Loans, to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision and (B) with respect to Specially Serviced Loans, (1) 100% of any such fees except with respect to clause (1)(c) of the definition of “Major Decisions” and (2) 50% of any such fees with respect to clause (1)(c) of the definition of “Major Decisions”.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

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Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan and any purchaser of any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.0062% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

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The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.0026% with respect to all Mortgage Loans and REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans).

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $10,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

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Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)	the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)	the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)	the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such

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capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)	the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)	a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)	the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer

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as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)	the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer

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will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction

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Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E-RR certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

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A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer) , plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E-RR certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, and third, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal

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Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related controlling class representative will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan”, “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan” and “—211 Main Street Whole Loan”.

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Maintenance of Insurance

In the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable (but excluding any Mortgage Loan as to which the related Mortgaged Property has become an REO Property and any Non-Serviced Mortgage Loan), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)	the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)	if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)	the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)	except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below in this prospectus);

(v)	to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)	any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer with the consent of, if no Control Termination

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Event has occurred and is continuing, the Directing Holder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer will be required to promptly notify the special servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any

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Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after consultation with the Risk Retention Consultation Party (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)       such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)       such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Party, as applicable, will not have more than 30 days to respond to the master servicer’s request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer to consult with the Directing Holder or the Risk Retention Consultation Party, as applicable, the master servicer will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a)(i) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or (ii) with respect to clause (1)(c) of the definition of “Major Decisions” irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the master servicer, or (b)(i) with respect to any Specially Serviced Loan (other than with respect to clause (1)(c) of the definition of “Major Decisions”) or (ii) as to Special Servicer Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to (x) the rights of the Directing Holder and (y) with respect to a Serviced AB Whole Loan, the rights of the holder of the related Subordinate Companion Loans, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and

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would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably

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request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision together with such other information reasonably required by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Moody’s, S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated

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Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Moody’s, S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to

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clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2018) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

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Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)	either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)	any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)	the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

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(iv)	the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)	a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)	the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the

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borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 30 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	the Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

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●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures

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described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process. While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan), and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor, will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described

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above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

Notwithstanding the foregoing, with respect to the Gateway Net Lease Portfolio Whole Loan and the 211 Main Street Whole Loan, prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period or a 211 Main Street Control Appraisal Period, as applicable, the Gateway Net Lease Portfolio Directing Holder or the 211 Main Street Directing Holder, as applicable, rather than the Controlling Class Representative, will have certain approval rights over any related Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan” and “—211 Main Street Whole Loan”.

With respect to each Non-Serviced Mortgage Loan, the controlling class representative under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See
“—Servicing of the Non-Serviced Mortgage Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing,

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monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents

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from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days

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in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), the Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related

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Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan”, “—Starwood Capital Group Hotel Portfolio Whole Loan”, “—211 Main Street Whole Loan” and “—740 Madison Whole Loan”.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, the holder of the related Serviced Subordinate Companion Loans will have the right to purchase the related Mortgage Loan or the related REO Property, as applicable. Such right of such Serviced Subordinate Companion Loans will be given priority over any provision described above as and to the extent set forth in the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan” and “—211 Main Street Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Controlling Class Representative will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan”, “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise

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distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Controlling Class Representative” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)     absent that selection, or

(2)     until a Controlling Class Representative is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Controlling Class Representative;

provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class Representative until appointed in accordance with the terms of the PSA.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate.

The “Directing Holder” means:

(a)   with respect to any Serviced Mortgage Loan (other than the Gateway Net Lease Portfolio Mortgage Loan and the 211 Main Street Mortgage Loan) and any related Serviced Companion Loan, the Controlling Class Representative;

(b)   with respect to the Gateway Net Lease Portfolio Whole Loan, (i) for so long as no Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing, the Gateway Net Lease Portfolio Directing Holder, and (ii) for so long as a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing, the Controlling Class Representative; and

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(c)   with respect to the 211 Main Street Whole Loan, (i) for so long as no 211 Main Street Control Appraisal Period has occurred and is continuing, the 211 Main Street Directing Holder, and (ii) for so long as a 211 Main Street Control Appraisal Period has occurred and is continuing, the Controlling Class Representative.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class G-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR and Class G-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Controlling Class Representative for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Controlling Class Representative to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Controlling Class Representative; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Controlling Class Representative, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Controlling Class Representative. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Controlling Class Representative (or controlling class representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the controlling class representative and (ii) the requesting party has not been notified of the identity of the Controlling Class Representative (or controlling class representative) or reasonably believes that the identity of the Controlling Class Representative (or controlling class representative) has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Controlling Class Representative or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

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In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class E-RR certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may (in sole discretion of the master servicer or the special servicer, as applicable) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(1)   With respect to each Serviced Mortgage Loan and Serviced Whole Loan (other than (a) the Gateway Net Lease Portfolio Whole Loan for so long as no Gateway Net Lease Portfolio Control Appraisal Period is continuing, and (b) the 211 Main Street Whole Loan for so long as no 211 Main Street Control Appraisal Period is continuing):

(a)   (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, (ii) any extension of the maturity date of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or (iii) any modification, waiver, consent or amendment of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)   any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or franchise changes for which the lender is required to consent or approve under the Mortgage Loan documents;

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(c)   any determination of an Acceptable Insurance Default;

(d)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)   any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)     releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including, without limitation, with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(j)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(k)    any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

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(l)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents; and

(n)   consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

(2)   With respect to the Gateway Net Lease Portfolio Whole Loan for so long as no Gateway Net Lease Portfolio Control Appraisal Period is continuing, each Gateway Net Lease Portfolio Major Decision; and

(3)   With respect to the 211 Main Street Whole Loan for so long as no 211 Main Street Control Appraisal Period is continuing, each 211 Main Street Major Decision;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, except for matters under clause (1)(c) of Major Decisions, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a (i) Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) or (ii) matter under clause (1)(c) of the definition of “Major Decisions” with respect to Specially Serviced Loans, (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the master servicer or the special servicer, as applicable, receives the Controlling Class Representative’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major

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Decision Reporting Package will be required to be delivered (and the master servicer and the special servicer, as applicable, will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and any applicable Excluded Loan), the master servicer and the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision” means any Major Decision under (i) clauses (1)(a)(iii)(A), (1)(a)(iii)(B), and (1)(b) through (1)(d) of the definition of “Major Decision”, (ii) clauses (14) and (16) of the definition of “Gateway Net Lease Portfolio Major Decision”, and (iii) clauses (15) and (17) of the definition of “211 Main Street Major Decision”.

“Special Servicer Major Decision” means any Major Decision under (i) clauses (1)(a)(i), (1)(a)(ii), (1)(a)(iii)(C), and (1)(e) through (1)(n) of the definition of “Major Decision”, (ii) clauses (1) – (13), (15) and (17) – (19) of the definition of “Gateway Net Lease Portfolio Major Decision”, and (iii) clauses (1) – (14), (16) and (18) – (20) of the definition of “211 Main Street Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination

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Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Subject to the terms of the PSA and related Intercreditor Agreement, with respect to the Gateway Net Lease Portfolio Whole Loan, prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period, the Gateway Net Lease Portfolio Directing Holder, rather than the Controlling Class Representative, will have certain approval rights over any related Asset Status Report.

Subject to the terms of the PSA and related Intercreditor Agreement, with respect to the 211 Main Street Whole Loan, prior to the occurrence and continuance of a 211 Main Street Control Appraisal Period, the 211 Main Street Directing Holder, rather than the Controlling Class Representative, will have certain approval rights over any related Asset Status Report.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii)

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delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Controlling Class Representative will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur:

(a)       with respect to any Mortgage Loan (other than the Gateway Net Lease Portfolio Mortgage Loan and the 211 Main Street Mortgage Loan) or Serviced Whole Loan (other than the Gateway Net Lease Portfolio Whole Loan and the 211 Main Street Whole Loan) (i) when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below;

(b)       with respect to the Gateway Net Lease Portfolio Whole Loan, when a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing and (i) when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; and

(c)       with respect to the 211 Main Street Whole Loan, when a 211 Main Street Control Appraisal Period has occurred and is continuing and (i) when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below;

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provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur:

(a)       (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) at least equal to 25% of the initial Certificate Balance of that class; or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder;

(b)       with respect to the Gateway Net Lease Portfolio Whole Loan, when a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing and (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) at least equal to 25% of the initial Certificate Balance of that class; or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; and

(c)       with respect to the 211 Main Street Whole Loan, when a 211 Main Street Control Appraisal Period has occurred and is continuing and (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) at least equal to 25% of the initial Certificate Balance of that class; or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder;

provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E-RR certificates and the Class E-RR certificates are the Controlling Class, it may waive its right (a) to appoint the Controlling Class Representative and (b) to exercise any of the Controlling Class Representative’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the

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Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E-RR certificates, the successor Class E-RR Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E-RR certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Controlling Class Representative and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E-RR certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E-RR certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E-RR certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Controlling Class Representative will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the Controlling Class Representative under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan). The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans and, so long as a Control Termination Event has not occurred and is not continuing, the Controlling Class Representative will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Controlling Class Representative may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related

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Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan” , “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan”, “—Starwood Capital Group Hotel Portfolio Whole Loan”, “—211 Main Street Whole Loan” and “—740 Madison Whole Loan”.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Gateway Net Lease Portfolio Control Appraisal Period or a 211 Main Street Control Appraisal Period, as applicable, with respect to the related Serviced Subordinate Companion Loan, the Controlling Class Representative will not be entitled to exercise the above described rights, and those rights will be held by such Serviced Subordinate Companion Loan holder in accordance with the PSA and the related Intercreditor Agreement. However, during a Gateway Net Lease Portfolio Control Appraisal Period or a 211 Main Street Control Appraisal Period, as applicable, with respect to the related Serviced AB Whole Loan, the Controlling Class Representative will have the same rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

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The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. However, Pentalpha Surveillance is also the operating advisor under the UBS 2017-C1 Pooling and Servicing Agreement and, in that capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the UBS 2017-C1 Pooling and Servicing Agreement that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)   promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal

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Reduction Amount or (ii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if, at any time during the prior calendar year, (i) a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan or (ii)  an Operating Advisor Consultation Event occurred) generally in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(1)               after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)               if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)               if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, the Risk Retention Consultation Party, any

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Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of any Assessment of Compliance Report, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Reports (in each case, after the occurrence and during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

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The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur when either (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

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(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)	that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)	that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)	that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)	that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 246.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific

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findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

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(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Controlling Class Representative (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders, the Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

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Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination) by written notice to the operating advisor, and the proposed successor operating advisor will be appointed.

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer, the Risk Retention Consultation Party and the Controlling Class Representative, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

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In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See
“—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Controlling Class Representative and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Controlling Class Representative.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 70 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 9 of such 70 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at

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least 60 days at the end of any reporting period between April 1, 2012 and March 31, 2017 was approximately 30.773%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 4.431%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 13.198% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 4.966%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 4 largest Mortgage Loans in the Mortgage Pool represent approximately 29.9% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 3 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Controlling Class Representative, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate

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administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)	a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)	any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as

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applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is

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deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Controlling Class Representative, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS,

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Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

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Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)	any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)	any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)	any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

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(iv)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)	the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property;

(vi)	the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

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Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the VRR Interest;

(c)   does not have any liability or duties to the holders of any class of certificates;

(d)   may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a

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comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and VRR Interest evidencing at least 50% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates and VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates. If any portion of the VRR Interest is exchanged for VRRI Sub-Interests, all such VRRI Sub-Interests will be Non-Reduced Certificates if such portion of the VRR Interest, if it were outstanding, would have been part of a class of Non-Reduced Certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor

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other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, (viii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (ix) is currently acting as a special servicer in a transaction rated by DBRS and has not been cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that that special

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servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the controlling class representative appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan”, “—Olympic Tower Whole Loan”, “—iStar Leased Fee Portfolio Whole Loan”, “—Save Mart Portfolio Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator's website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

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In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to a Serviced AB Whole Loan unless a Gateway Net Lease Portfolio Control Appraisal Period or a 211 Main Street Control Appraisal Period, as applicable, has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Serviced Subordinate Companion Loan holder will have the right, prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period or a 211 Main Street Control Appraisal Period, as applicable, to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related controlling class representative, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within one business day, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for one business day;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure

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continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15- or 30-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   (A) Moody’s (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by Moody’s within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action or (B) DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates in the issuing entity, or (ii) has placed one or more classes of certificates issued

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by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of clauses (i) or (ii), such action has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action;

(h)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(i)     so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, (3) in the case of the special servicer, the Risk Retention Consultation Party, or (4) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

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Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee

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to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer

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if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its

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partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset

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representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable

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mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

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Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Controlling Class Representative or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their

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agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator's tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting

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Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

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The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event

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a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

Each Non-Serviced Mortgage Loan and any related REO Properties are being serviced and administered under the applicable Non-Serviced PSA. Accordingly, as to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or, if it fails to do so, the related Non-Serviced Trustee) will (and, in certain urgent or emergency situations, the related Non-Serviced Special Servicer may) generally make servicing advances, unless it is determined in accordance with the related Non-Serviced PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to a Non-Serviced Mortgage Loan. The related Non-Serviced Master Servicer will generally also remit collections on the related Non-Serviced Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on a Non-Serviced Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of a Non-Serviced Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to a Non-Serviced Mortgage Loan, subject to any non-recoverability determination.

Each Non-Serviced PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the Mortgaged Properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of each Non-Serviced Whole Loan is a rated commercial mortgage-backed securitization transaction that is rated by one or more nationally recognized statistical rating organizations. Nonetheless, the servicing arrangements under the Non-Serviced PSAs differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Non-Serviced PSAs and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, circumstances under which the consent of the special servicer must be obtained by the master servicer or the consent of a directing holder must be obtained by the master servicer or special servicer, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements.

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In addition, pursuant to the PSA, with respect to each Non-Serviced Mortgage Loan:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, or any of the trustee, certificate administrator or operating advisor under a Non-Serviced PSA or (b) make Servicing Advances with respect to any Non-Serviced Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to a Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer.

●	The master servicer for this securitization will be required to make P&I Advances with respect to the Non-Serviced Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Non-Serviced Mortgage Loan.

Servicing of the 245 Park Avenue Mortgage Loan

The 245 Park Avenue Whole Loan, which includes the 245 Park Avenue Mortgage Loan and any related REO Property, is expected to be serviced and administered under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement. The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and the PSA are both expected to address similar servicing matters, nonetheless, the servicing arrangements under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement are expected to differ in certain respects from the servicing arrangements under the PSA. Below are certain matters regarding the servicing of the 245 Park Avenue Mortgage Loan for your consideration:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the actions of the 245 Park Avenue Trust 2017-245P Master Servicer, the 245 Park Avenue Trust 2017-245P Special Servicer or the trustee or the certificate administrator under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement or (b) make Servicing Advances with respect to the 245 Park Avenue Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the 245 Park Avenue Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the 245 Park Avenue Trust 2017-245P Master Servicer or the 245 Park Avenue Trust 2017-245P Special Servicer.

●	The 245 Park Avenue Trust 2017-245P Master Servicer will earn a primary servicing fee with respect to the 245 Park Avenue Mortgage Loan at a rate equal to 0.00125% per annum.

●	Pursuant to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 245 Park Avenue Mortgage Loan are expected to be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee payable under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement each have a fixed fee rate of 0.50% and neither is subject to a $1,000,000 aggregate cap or a $25,000 minimum fee.

●	The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and the PSA may vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

●	Property protection advances with respect to the 245 Park Avenue Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the 245 Park Avenue Trust 2017-245P Master Servicer determines that a property protection advance it made with

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respect to the 245 Park Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, such property protection advance will be reimbursed in full from any collections on the 245 Park Avenue Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the 245 Park Avenue Whole Loan. In the event that collections received after the final liquidation of the 245 Park Avenue Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses as described above.

●	In the event that the 245 Park Avenue Trust 2017-245P Master Servicer determines that the monthly debt service advances on the 245 Park Avenue Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the 245 Park Avenue Mortgage Loan are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the 245 Park Avenue Mortgage Loan or the 245 Park Avenue Pari Passu Companion Loans: first such advances on the 245 Park Avenue Mortgage Loan and the 245 Park Avenue Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis, and then such advances on the 245 Park Avenue Subordinate Companion Loans will be reimbursed.

●	The 245 Park Avenue Trust 2017-245P Master Servicer is expected to be generally responsible for servicing and administration of the 245 Park Avenue Mortgage Loan prior to the occurrence of, and after the correction of, any special servicing loan event with respect to the 245 Park Avenue Mortgage Loan, and the 245 Park Avenue Trust 2017-245P Special Servicer is expected to be generally responsible for servicing and administration of the 245 Park Avenue Mortgage Loan while a special servicing loan event exists with respect thereto or if the related Mortgaged Property becomes an REO Property. However, the consent (or deemed consent) of the 245 Park Avenue Trust 2017-245P Special Servicer (subject to the rights of the 245 Park Avenue Trust 2017-245P Directing Certificateholder) is generally expected to be required for all major decisions with respect to the 245 Park Avenue Whole Loan even if no special servicing loan event exists with respect thereto. The major decisions and special servicing loan events under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement are expected to vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

●	The 245 Park Avenue Master Servicer (if the 245 Park Avenue Whole Loan is not subject to special servicing) or the 245 Park Avenue Special Servicer (if the 245 Park Avenue Whole Loan is subject to servicing) (subject to, if and when applicable, the consent/consultation rights of the 245 Park Avenue Trust 2017-245P Directing Certificateholder and the 2017-245P Operating Advisor), are expected to be able agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement to fail to qualify as a REMIC under the Code or (B) result in the imposition of a tax upon any such REMIC. However, neither the 245 Park Avenue Trust 2017-245P Master Servicer nor the 245 Park Avenue Trust 2017-245P Special Servicer may extend the maturity date of the 245 Park Avenue Whole Loan beyond the date that is the earlier of (a) 5 years prior to the latest rated final distribution date and (b) to the extent the Mortgage Loan is secured solely or primarily by a ground lease or other leasehold interest, 20 years prior to the expiration of the term of such lease, or, to the extent consistent with accepted servicing practices, giving due consideration to the remaining term of the ground lease, 10 years, prior to the current term of the ground lease plus any options to extend the ground lease exercisable unilaterally by the related borrower.

●	The 245 Park Avenue Trust 2017-245P Special Servicer is expected to be required to take actions with respect to the 245 Park Avenue Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

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●	The 245 Park Avenue Trust 2017-245P Master Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer are each expected to be permitted to resign from their respective obligations and duties imposed on them pursuant to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement upon a determination that such duties are no longer permissible under applicable law or to the extent the 245 Park Avenue Trust 2017-245P Special Servicer becomes a borrower affiliate.

●	The servicing transfer events of the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement that would cause the 245 Park Avenue Whole Loan to become specially serviced are expected to be similar, but not identical, to those of the PSA.

●	Each of the 245 Park Avenue Trust 2017-245P Master Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer are expected to be liable in accordance with the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement only to the extent of their obligations specifically imposed by that agreement. Accordingly, in general, each of the 245 Park Avenue Trust 2017-245P Master Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement.

The 245 Park Avenue Trust 2017-245P Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 245 Park Avenue Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement is expected to provide that each of the 245 Park Avenue Trust 2017-245P Master Servicer and the 245 Park Avenue Trust 2017-245P Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement, the 245 Park Avenue Whole Loan, the 245 Park Avenue Intercreditor Agreement, the related Mortgaged Property or certificates issued under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence by it in the performance of its duties or by reason of negligent disregard of its obligations and duties under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement). The 245 Park Avenue Intercreditor Agreement requires that the PSA provide that any master servicer, special servicer, certificate administrator, trustee, operating advisor or depositor under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the 245 Park Avenue Whole Loan or the related Mortgaged Property (or with respect to such operating advisor, incurred in connection with the provision of services for the 245 Park Avenue Whole Loan).

See also “Description of the Mortgage Pool—The Whole Loans—245 Park Avenue Whole Loan” in this prospectus.

Servicing of the Olympic Tower Mortgage Loan

The Olympic Tower Mortgage Loan, the Olympic Tower Companion Loans and any related REO Property are being serviced and administered under the Olympic Tower 2017-OT Trust and Servicing Agreement. While the Olympic Tower 2017-OT Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the Olympic Tower 2017-OT Trust and

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Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the Olympic Tower 2017-OT Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The Olympic Tower 2017-OT Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the Olympic Tower Mortgage Loan.

●	Any P&I Advance made by the Olympic Tower 2017-OT Master Servicer or the Olympic Tower 2017-OT Trustee or the master servicer or the trustee for the securitization of the other Olympic Tower Pari Passu Non-Standalone Companion Loan in respect of a monthly payment on the Olympic Tower Non-Standalone Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Olympic Tower Non-Standalone Pari Passu Companion Loan, or, as and to the extent permitted under the Olympic Tower 2017-OT Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Olympic Tower Non-Standalone Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the Olympic Tower 2017-OT Trust and Servicing Agreement, the special servicing fee with respect to the Olympic Tower Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	Pursuant to the Olympic Tower 2017-OT Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.50% and are not subject to any cap.

●	The Olympic Tower 2017-OT Master Servicer is obligated to make servicing advances with respect to the Olympic Tower Whole Loan in accordance with the servicing standard under the Olympic Tower 2017-OT Trust and Servicing Agreement. If the Olympic Tower 2017-OT Master Servicer determines that a servicing advance it made with respect to the Olympic Tower Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the Olympic Tower Whole Loan allocable to the Olympic Tower Subordinate Companion Loan, then, from collections on, and proceeds of, the Olympic Tower Whole Loan allocable to the Olympic Tower Mortgage Loan and the Olympic Tower Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the Olympic Tower 2017-OT Securitization Trust, the securitization trust related to the other Olympic Tower Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

●	With respect to the Olympic Tower Mortgage Loan, prior to the occurrence and continuance of any control termination event under the Olympic Tower 2017-OT Trust and Servicing Agreement, the Olympic Tower 2017-OT Directing Holder will have the right to terminate the Olympic Tower 2017-OT Special Servicer, with or without cause, and appoint the successor Olympic Tower 2017-OT Special Servicer that meets the requirements of the Olympic Tower 2017-OT Trust and Servicing Agreement.

●	With respect to the Olympic Tower Mortgage Loan, after the occurrence and during the continuance of any control termination event under the Olympic Tower 2017-OT Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the Olympic Tower 2017-OT Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balances of those certificates and the VRR interest), the Olympic Tower 2017-OT Certificate Administrator is required to conduct a vote to terminate the Olympic Tower 2017-OT Special Servicer. At the written direction of certificate holders and the VRR interest representing 75% of the applicable quorum required for this vote or certificate holders of principal balance certificates and the VRR

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interest representing more than 50% of the voting rights of each non-reduced interest, the Olympic Tower 2017-OT Trustee will be required to terminate the Olympic Tower 2017-OT Special Servicer and appoint a successor Olympic Tower 2017-OT Special Servicer.

●	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the Olympic Tower 2017-OT Mortgage Trust.

●	If the Olympic Tower Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the Olympic Tower 2017-OT Directing Holder and the consultation rights of the holders of the Olympic Tower Pari Passu Companion Loans) the Olympic Tower 2017-OT Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Olympic Tower Whole Loan in its entirety. If the Olympic Tower 2017-OT Special Servicer determines to sell the Olympic Tower Mortgage Loan and the Olympic Tower Companion Loans, then the Olympic Tower 2017-OT Special Servicer will have the right and the obligation to sell the Olympic Tower Mortgage Loan and the Olympic Tower Companion Loans as notes evidencing one whole loan in accordance with the terms of the Olympic Tower 2017-OT Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Olympic Tower Whole Loan—Sale of Defaulted Olympic Tower Whole Loan”.

●	With respect to the Olympic Tower Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

●	The Olympic Tower 2017-OT Master Servicer and Olympic Tower 2017-OT Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events similar to those in the PSA.

●	The rating agencies rating the securities issued under the Olympic Tower 2017-OT Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the Olympic Tower 2017-OT Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Olympic Tower Whole Loan” in this prospectus.

Servicing of the iStar Leased Fee Portfolio Mortgage Loan

The iStar Leased Fee Portfolio Mortgage Loan, the iStar Leased Fee Portfolio Companion Loans and any related REO Property are being serviced and administered under the MSC 2017-H1 Pooling and Servicing Agreement. While the MSC 2017-H1 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the MSC 2017-H1 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the MSC 2017-H1 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The iStar Leased Fee Portfolio Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0025% per annum with respect to the iStar Leased Fee Portfolio Mortgage Loan.

●	Any P&I Advance made by the iStar Leased Fee Portfolio Master Servicer or the iStar Leased Fee Portfolio Trustee or the master servicer or the trustee for the securitization of any other iStar Leased Fee Pari Pass Companion Loan may only be reimbursed out of future payments and

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collections on the related Pari Passu Companion Loan, or, as and to the extent permitted under the MSC 2017-H1 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of any other iStar Leased Fee Portfolio Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the MSC 2017-H1 Pooling and Servicing Agreement, the special servicing fee with respect to the iStar Leased Fee Portfolio Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the special servicing fee is subject to a floor of $3,500 monthly.

●	The iStar Leased Fee Portfolio Master Servicer is obligated to make servicing advances with respect to the iStar Leased Fee Portfolio Whole Loan in accordance with the servicing standard under the MSC 2011-H1 Pooling and Servicing Agreement. If the iStar Leased Fee Portfolio Master Servicer determines that a servicing advance it made with respect to the iStar Leased Fee Portfolio Whole Loan or the related Mortgaged Properties is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the iStar Leased Fee Portfolio Mortgage Loan and the iStar Leased Fee Portfolio Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the MSC 2017-H1 Securitization Trust, subject to the right of the iStar Leased Fee Portfolio Master Servicer to be reimbursed from the holder of the iStar Leased Fee Portfolio Mortgage Loan for its pro rata share of such servicing advance.

●	With respect to the iStar Leased Fee Portfolio Mortgage Loan, prior to the occurrence and continuance of any control termination event under the MSC 2017-H1 Pooling and Servicing Agreement, the MSC 2017-H1 Directing Holder will have the right to terminate the related Non-Serviced Special Servicer, with or without cause, and appoint the successor Non-Serviced Special Servicer that meets the requirements of the MSC 2017-H1 Pooling and Servicing Agreement.

●	If the iStar Leased Fee Portfolio Whole Loan becomes a defaulted loan and the related Non-Serviced Special Servicer elects to sell the iStar Leased Fee Portfolio Whole Loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the MSC 2017-H1 Directing Holder and the consultation rights of the holders of the iStar Leased Fee Portfolio Pari Passu Companion Loans) the related Non-Serviced Special Servicer will be required to sell the iStar Leased Fee Portfolio Mortgage Loan and the iStar Leased Fee Portfolio Companion Loans as notes evidencing one whole loan in accordance with the terms of the MSC 2017-H1 Pooling and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The iStar Leased Fee Portfolio Whole Loan—Sale of iStar Leased Fee Portfolio Whole Loan”.

●	With respect to the iStar Leased Fee Portfolio Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

●	The related Non-Serviced Master Servicer and Non-Serviced Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events similar to those in the PSA.

●	The rating agencies rating the securities issued under the MSC 2017-H1 Pooling and Servicing Agreement may vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the MSC 2017-H1 Pooling and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—iStar Leased Fee Portfolio Whole Loan” in this prospectus.

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Servicing of the Save Mart Portfolio Whole Loan

The Save Mart Mortgage Loan, the Save Mart Companion Loans and any related REO Property are being serviced and administered under the UBS 2017-C1 Trust and Servicing Agreement. While the UBS 2017-C1 Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the UBS 2017-C1 Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the UBS 2017-C1 Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The UBS 2017-C1 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0025% per annum with respect to the Save Mart Mortgage Loan.

●	Any P&I Advance made by the UBS 2017-C1 Master Servicer or the UBS 2017-C1 Trustee or the master servicer or the trustee for the securitization of the other Save Mart Pari Passu Companion Loans in respect of a monthly payment on the Save Mart Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Save Mart Pari Passu Companion Loan, or, as and to the extent permitted under the UBS 2017-C1 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Save Mart Pari Passu Companion Loans, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

●	Pursuant to the UBS 2017-C1 Trust and Servicing Agreement, the special servicing fee with respect to the Save Mart Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

●	Pursuant to the UBS 2017-C1 Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.50% and are not subject to any cap.

●	The UBS 2017-C1 Master Servicer is obligated to make servicing advances with respect to the Save Mart Whole Loan in accordance with the servicing standard under the UBS 2017-C1 Trust and Servicing Agreement. If the UBS 2017-C1 Master Servicer determines that a servicing advance it made with respect to the Save Mart Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Save Mart Subordinate Companion Loan, then from the Save Mart Mortgage Loan and the Save Mart Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the trust established under the UBS 2017-C1 PSA and the other Mortgage Loans in the trust established under the PSA for this transaction and in any other related securitization trusts.

●	With respect to the Save Mart Mortgage Loan, prior to the occurrence and continuance of any control termination event under the UBS 2017-C1 Trust and Servicing Agreement, the UBS 2017-C1 Directing Holder will have the right to terminate the UBS 2017-C1 Save Mart Special Servicer, with or without cause, and appoint the successor UBS 2017-C1 Save Mart Special Servicer that meets the requirements of the UBS 2017-C1 Trust and Servicing Agreement.

●	With respect to the Save Mart Mortgage Loan, after the occurrence and during the continuance of any control termination event under the UBS 2017-C1 PSA, at the written direction of holders of principal balance certificates under the UBS 2017-C1 PSA evidencing not less than 25% of the voting rights of such certificates, it is expected that, pursuant to the UBS 2017-C1 PSA, a request can be made to vote to terminate the UBS 2017-C1 Save Mart Special Servicer and appoint a successor UBS 2017-C1 Save Mart Special Servicer. Following such a request, it is expected that, pursuant to the UBS 2017-C1 PSA, the UBS 2017-C1 Save Mart Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at

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least 66-2/3% of a “certificateholder quorum” (66-2/3% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the UBS 2017-C1 PSA.

●	Pursuant to the UBS 2017-C1 Trust and Servicing Agreement, the operating advisor fee rate is equal to a rate of 0.00189% and the asset representations reviewer fee rate is equal to 0.0039%; neither is subject to any cap.

●	If the Save Mart Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the UBS 2017-C1 Directing Holder and the consultation rights of the holders of the Save Mart Pari Passu Companion Loans) the UBS 2017-C1 Save Mart Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Save Mart Whole Loan in its entirety. If the UBS 2017-C1 Save Mart Special Servicer determines to sell the Save Mart Mortgage Loan and the Save Mart Companion Loans, then the UBS 2017-C1 Save Mart Special Servicer will have the right and the obligation to sell the Save Mart Mortgage Loan and the Save Mart Companion Loans as notes evidencing one whole loan in accordance with the terms of the UBS 2017-C1 Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Save Mart Portfolio Whole Loan—Sale of Defaulted Save Mart Whole Loan”.

●	With respect to the Save Mart Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

●	The UBS 2017-C1 Master Servicer and UBS 2017-C1 Save Mart Special Servicer are subject to servicer termination events similar to those in the PSA.

●	Each of the UBS 2017-C1 Master Servicer and UBS 2017-C1 Save Mart Special Servicer is permitted to resign from its respective obligations and duties imposed on it pursuant to the UBS 2017-C1 PSA either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the UBS 2017-C1 certificate administrator and the UBS 2017-C1 trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of the certificates issued pursuant to the UBS 2017-C1 PSA.

●	The rating agencies rating the securities issued under the UBS 2017-C1 Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the UBS 2017-C1 Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Save Mart Portfolio Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any

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confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i)(A) the applicable replacement master servicer or special servicer has been appointed as a master servicer or special servicer, as applicable, on a transaction-level basis on the closing date of a commercial mortgage loan securitization and, as of the date of such determination, is the master servicer or special servicer, as applicable, of such securitization, with respect to which Moody’s rated one or more classes of certificates and one or more classes of such certificates are still outstanding and rated by Moody’s and (B) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (iii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iv) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to

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satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings, a Standard & Poor's Financial Services LLC business (“S&P”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Serviced Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Serviced Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating,

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among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right

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under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property

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Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, either Trust REMIC or the Grantor

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Trust that would be a claim against the issuing entity, or either Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

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(j)     to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)    to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by

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federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “A2” by Moody’s, “BBB+” by S&P, “A” by Fitch and “A(low)” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) it has a rating on its short-term debt obligations of at least “P-2” by Moody’s, “A-2” by S&P, “F1” by Fitch and “R-1(low)” by DBRS, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS; provided, further, that if any such institution is not rated by DBRS, such institution maintains an equivalent (or higher) rating by any two other NRSROs, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

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Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

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New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Texas

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor's last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

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General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor

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without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate

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the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a

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redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

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Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

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Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

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Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court

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may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is

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rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal

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law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

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In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

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The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with

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those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage

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loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such

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information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

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Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, sponsor, and DBNY, an originator, the initial Risk Retention Consultation Party and the holder of the VRR Interest. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller and a sponsor. In addition, HNA Group, the borrower sponsor of the 245 Park Avenue Whole Loan, owns approximately 9.92% of Deutsche Bank AG, the indirect parent of GACC.

DBNY currently holds certain of the 245 Park Avenue Companion Loans, the Olympic Tower Companion Loans and the Starwood Capital Group Hotel Portfolio Companion Loan. However, DBNY intends to sell such Companion Loans in connection with one or more future securitizations. JPMCB currently holds certain of the 245 Park Avenue Companion Loans, certain of the Gateway Net Lease Portfolio Companion Loans and certain of the Starwood Capital Group Hotel Portfolio Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

Wells Fargo Bank, National Association, the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider, is also (i) the master servicer and certificate administrator under the 245 Park Avenue Trust 2017-245P Trust and Servicing Agreement with respect to the 245 Park Avenue Whole Loan, (ii) the trustee, certificate administrator and custodian under the Olympic Tower 2017-OT Mortgage Trust Trust and Servicing Agreement with respect to the Olympic Tower Whole Loan, and (iii) the master servicer and certificate administrator under the UBS 2017-C1 Pooling and Servicing Agreement with respect to the Save Mart Portfolio Whole Loan.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 11 of the GACC Mortgage Loans (15.9%).

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 5 of the GACC Mortgage Loans (7.4%).

JPMCB and certain affiliates of JPMCB are the second largest tenant at the 245 Park Avenue Mortgaged Property (8.3%), leasing approximately 13.4% of the net rentable area of the Mortgaged Property (JPMCB is in occupancy of 2.0% of the net rentable area, with the remaining portion of its space subleased to other tenants). JPMCB is also the purchaser under repurchase agreements with certain affiliates of the sponsors for the Mortgage Loans secured by the 211 Main Street (5.3%) and Starwood Capital Group Hotel Portfolio (7.1%) Mortgaged Properties.

Two of the non-controlling Starwood Capital Group Hotels Portfolio Pari Passu Companion Loans in the aggregate amount of $50.0 million have been sold to an affiliate of the borrower sponsor for the related Whole Loan.

Midland assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

Midland is also expected to be the master servicer under the MSC 2017-H1 Pooling and Servicing Agreement with respect to the iStar Leased Fee Portfolio Whole Loan.

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See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”,
“—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

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Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until

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the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

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Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 875,951,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$ 97,787,000	Class B, Class C
Class X-D	$ 53,714,000	Class D

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

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Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$875,951,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$97,787,000	Class B, Class C
Class X-D	$53,714,000	Class D

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

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Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 10th day of the related month, beginning in July 2017;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	other than with respect to the Save Mart Portfolio Whole Loan, any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan pursuant to the related Intercreditor Agreement;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on June 29, 2017;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

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●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	with respect to the Save Mart Portfolio Mortgage Loan, for the purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	88%	88%	88%	88%	88%
June 2019	74%	74%	74%	74%	74%
June 2020	53%	53%	53%	53%	53%
June 2021	26%	14%	1%	0%	0%
June 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.90	2.74	2.64	2.56	2.40

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

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Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	97%	94%
June 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.94	4.90	4.84	4.77	4.49

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.88	6.85	6.82	6.76	6.52

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	98%	98%	98%	98%	98%
June 2023	79%	79%	79%	79%	79%
June 2024	58%	58%	58%	58%	59%
June 2025	37%	37%	37%	37%	38%
June 2026	15%	15%	15%	15%	16%
June 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.35	7.35	7.35	7.35	7.37

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

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Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.81	9.75	9.68	9.61	9.40

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.87	9.86	9.83	9.59

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

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Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.95	9.95	9.93	9.89	9.70

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.95	9.95	9.95	9.95	9.70

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

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Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.95	9.95	9.95	9.95	9.70

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from June 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

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Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates and the regular interests that correspond in the aggregate to the VRR Interest (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (i)(a) the portion of the issuing entity consisting of Excess Interest and the Excess Interest Distribution Account, and (b) the VRR REMIC Regular Interests and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code and (ii)(a) the Class S certificates and the VRR Interest will represent undivided beneficial interests in their respective allocable portions of the Grantor Trust described in (i)(a) above and (b) the VRR Interest will represent an undivided beneficial interest in the portion of the Grantor Trust described in (i)(b) above.

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Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the

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release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 7 of the Mortgaged Properties (13.4%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased

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with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first

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Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class            certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class            certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate

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amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter, in

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which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class            certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

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Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

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Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

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Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

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Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

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FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the sale, exchange, redemption or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to

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individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

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Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Class A-1	$24,010,000	$0
Class A-2	$96,439,000	$0
Class A-3	$151,000,000	$0
Class A-SB	$35,950,000	$0
Class A-4	$200,000,000	$0
Class A-5	$263,878,000	$0
Class X-A	$875,951,000	$0
Class A-M	$104,674,000	$0
Class B	$48,205,000	$0
Class C	$49,582,000	$0

Class	Barclays Capital Inc.	Academy Securities, Inc.
Class A-1	$0	$0
Class A-2	$0	$0
Class A-3	$0	$0
Class A-SB	$0	$0
Class A-4	$0	$0
Class A-5	$0	$0
Class X-A	$0	$0
Class A-M	$0	$0
Class B	$0	$0
Class C	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [___]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

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Expenses payable by the depositor are estimated at $        , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC and (ii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

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In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705)(the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility

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provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

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Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E, as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools;

489

(2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)     none of the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform

490

the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)     the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)     the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)     none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates; and

(5)     the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates.

The above representations in this paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”),

491

generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

492

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in June 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

493

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

494

INDEX OF DEFINED TERMS

17g-5 Information Provider	314
1986 Act	474
1996 Act	453
2015 Budget Act	481
211 Main Street Companion Loans	221
211 Main Street Control Appraisal Period	222
211 Main Street Controlling Subordinate Companion Loan	221
211 Main Street Defaulted Whole Loan Purchase Price	230
211 Main Street Directing Holder	226
211 Main Street Intercreditor Agreement	221
211 Main Street Major Decision	228
211 Main Street Non-Controlling Pari Passu Companion Loan Holders	231
211 Main Street Non-Directing Holders	227
211 Main Street Noteholders	221
211 Main Street Pari Passu Companion Loans	221
211 Main Street Sequential Pay Event	223
211 Main Street Subordinate Companion Loans	221
211 Main Street Whole Loan	221
245 Park Avenue Companion Loans	195
245 Park Avenue Controlling Noteholder	198
245 Park Avenue Intercreditor Agreement	196
245 Park Avenue Lead Securitization Companion Loans	195
245 Park Avenue Noteholders	196
245 Park Avenue Pari Passu Companion Loans	195
245 Park Avenue Subordinate Companion Loans	195
245 Park Avenue Trust 2017-245P Certificate Administrator	196
245 Park Avenue Trust 2017-245P Depositor	196
245 Park Avenue Trust 2017-245P Master Servicer	196
245 Park Avenue Trust 2017-245P Operating Advisor	196
245 Park Avenue Trust 2017-245P Special Servicer	196
245 Park Avenue Trust 2017-245P Trust and Servicing Agreement	196
245 Park Avenue Trust 2017-245P Trustee	196
245 Park Avenue Whole Loan	195
401(c) Regulations	491
740 Madison Directing Holder	232
740 Madison Intercreditor Agreement	232
740 Madison Mortgaged Property	231
740 Madison Noteholders	231
740 Madison Pari Passu Companion Loan	231
740 Madison Whole Loan	231
AB Modified Loan	360
AB Whole Loan	193
Acceptable Insurance Default	364
Accrued AB Loan Interest	298
Acting General Counsel’s Letter	126
Actual/360 Basis	175
Actual/360 Loans	338
ADA	455
Administrative Cost Rate	294
ADR	130
Advances	334
Advisers Act	490
Affirmative Asset Review Vote	399
Aggregate Available Funds	288
Aggregate Principal Distribution Amount	294
Allocated Loan Amount	130
Annual Debt Service	130
Anticipated Repayment Date	175
Appraisal Reduction Amount	356
Appraisal Reduction Event	355
Appraised Value	130
Appraised-Out Class	361
ARD Loan	175
ASR Consultation Process	373
Assessment of Compliance	434
Asset Representations Reviewer Asset Review Fee	354
Asset Representations Reviewer Fee Cap	354
Asset Representations Reviewer Termination Event	404
Asset Review	401
Asset Review Notice	400
Asset Review Quorum	400
Asset Review Report	402
Asset Review Report Summary	402
Asset Review Standard	401
Asset Review Trigger	398
Asset Review Vote Election	399
Asset Status Report	371
Assumed Certificate Coupon	279
Assumed Final Distribution Date	301
Assumed Scheduled Payment	295

495

Attestation Report	434
Available Funds	289
Balloon Balance	131
Balloon LTV	132
Base Interest Fraction	300
Benefit Plan Investors	488
BER	154
Borrower Party	308
Borrower Party Affiliate	308
Breach Notice	325
BSCMI	257
C(WUMP)O	17
CERCLA	452
Certificate Administrator/Trustee Fee	353
Certificate Administrator/Trustee Fee Rate	353
Certificate Balance	286
Certificate Owners	316
Certificateholder	309
Certificateholder Quorum	407
Certificateholder Repurchase Request	418
Certifying Certificateholder	318
Class A Certificates	285
Class A-SB Planned Principal Balance	296
Class X certificates	3
Class X Certificates	285
Class X-A Strip Rates	292
Class X-B Strip Rates	293
Class X-D Strip Rate	293
Clearstream	315
Clearstream Participants	317
Closing Date	129
CMBS	55
CMBS B-Piece Securities	276
CMMBS	268
Code	472
Collateral Deficiency Amount	360
Collection Account	337
Collection Period	289
Columbus Development Authority	173
Columbus Park Authority Lease	173
Communication Request	319
Companion Loan	128
Companion Loan Holder	191
Compensating Interest Payment	302
Constant Prepayment Rate	463
Constraining Level	278
Consultation Termination Event	387
Control Eligible Certificates	380
Control Termination Event	386
Controlling Class	380
Controlling Class Certificateholder	380
Controlling Class Representative	379
Corrected Loan	370
Council	111
CPR	463
Credit Risk Retention Rules	272
CREFC®	305
CREFC® Intellectual Property Royalty License Fee	355
CREFC® Intellectual Property Royalty License Fee Rate	355
CREFC® Reports	305
Crossover Date	291
Cumulative Appraisal Reduction Amount	360
Cure Event	217
Cure Payment	217
Cure/Contest Period	402
Current LTV	131
Cut-off Date	128
Cut-off Date Balance	131
Cut-off Date LTV Ratio	131
Cut-off Date UW NCF	134
Daily Portions	476
DBNY	248
DBRS	433
Declaration	164
Defaulted Loan	376
Defeasance Deposit	180
Defeasance Loans	180
Defeasance Lock-Out Period	180
Defeasance Option	180
Definitive Certificate	315
Delinquent Loan	399
Depositaries	315
Depositor	264
Determination Date	287
Deutsche Bank	248
Diligence File	322
Directing Holder	379
Directing Holder Asset Status Report Review Process	373
Disclosable Special Servicer Fees	353
Discount Rate	176
Discount Yield	278, 281
Dispute Resolution Consultation	421
Dispute Resolution Cut-off Date	420
Distribution Accounts	338
Distribution Date	287
District Court	267
DMARC	249
Dodd-Frank Act	112
DOJ	248
DOL	488
Draft CRR Amendment Regulation	111
DTC	315
DTC Participants	316
DTC Rules	316
Due Date	174, 289
East 52nd Street Office	150
ECON	111

496

ECON Amendments	111
EDGAR	487
EIL	153
Eligible Asset Representations Reviewer	402
Eligible Operating Advisor	393
Enforcing Party	418
Enforcing Servicer	418
ESA	151, 253, 261
Escrow/Reserve Mitigating Circumstances	255, 263
Estate	188
EU Risk Retention and Due Diligence Requirements	111
Euroclear	315
Euroclear Operator	317
Euroclear Participants	317
Exception Schedules	284
Excess Interest	287
Excess Interest Distribution Account	338
Excess Prepayment Interest Shortfall	303
Exchange Act	247, 256
Excluded Controlling Class Holder	307
Excluded Controlling Class Loan	308
Excluded Information	308
Excluded Loan	308
Excluded Plan	490
Excluded Special Servicer	408
Excluded Special Servicer Mortgage Loan	408
Exemption	489
Exemption Rating Agency	489
Expected Price	282
Expected Prices	282
FATCA	483
FDIA	125
FDIC	126
Federal Court Complaint	267
FETL	19
FIEL	19
Fifth Ave. Retail Space	150
Final Asset Status Report	374
Final Dispute Resolution Election Notice	421
Final Material Asset Status Report	374
Financial Promotion Order	16
FIRREA	126, 252, 261
Fitch	433
FPO Persons	16
FSCMA	19
FSMA	17
GACC	248
GACC Data Tape	250
GACC Deal Team	250
GACC Mortgage Loans	249
Gain-on-Sale Reserve Account	338
Garn Act	454
Gateway Net Lease Portfolio Control Appraisal Period	200
Gateway Net Lease Portfolio Controlling Subordinate Companion Loans	200
Gateway Net Lease Portfolio Directing Holder	205
Gateway Net Lease Portfolio Intercreditor Agreement	200
Gateway Net Lease Portfolio Major Decision	205
Gateway Net Lease Portfolio Noteholders	200
Gateway Net Lease Portfolio Sequential Pay Event	201
Gateway Net Lease Portfolio Subordinate Companion Loans	200
Gateway Net Lease Portfolio Threshold Event Collateral	201
Gateway Net Lease Portfolio Whole Loan	200
Grace Period	174
Grantor Trust	52, 472
Hard Lockbox	131
High Net Worth Companies, Unincorporated Associations, Etc.	16
HRR Certificates	272
ICAP	173
Impermissible Asset Representations Reviewer Affiliate	415
Impermissible Operating Advisor Affiliate	415
Impermissible Risk Retention Affiliate	415
Impermissible TPP Affiliate	415
Indirect Participants	316
Initial Delivery Date	371
Initial Pool Balance	128
Initial Rate	175
Initial Requesting Certificateholder	418
In-Place Cash Management	131
Insurance and Condemnation Proceeds	337
Intercreditor Agreement	191
Interest Accrual Amount	294
Interest Accrual Period	294
Interest Distribution Amount	294
Interest Payment Differential	177
Interest Reserve Account	338
Interest Shortfall	294
Interested Person	378
Interest-Only Certificates	277
Interest-Only Expected Price	281
Intermediary	482
Interpolated Yield	277, 280
Investment Company Act	1

497

Investor Certification	308
Investor Q&A Forum	313
Investor Registry	313
IO Group YM Distribution Amount	299
IRS	188
iStar Leased Fee Portfolio Controlling Pari Passu Companion Loan	234
iStar Leased Fee Portfolio Intercreditor Agreement	234
iStar Leased Fee Portfolio Pari Passu Companion Loans	234
iStar Leased Fee Portfolio Whole Loan	234
JPMCB	256
JPMCB Data Tape	258
JPMCB Deal Team	258
JPMCB Mortgage Loans	258
JPMCB’s Qualification Criteria	259
KKR	276
KKR Opportunity Partners	276
LADMH	164
LADMH Funds	164
Largest Tenant	131
Lease Expiration	131
Leasehold Mortgagee	150
Liquidation Fee	349
Liquidation Proceeds	337, 349
Loan Per Net Rentable Area	131
Loan-Specific REMIC Distribution Account	338
Loan-to-Value Ratio	131
Loan-to-Value Ratio at Maturity or ARD	132
Loss of Value Payment	326
Lower-Tier Regular Interests	472
Lower-Tier REMIC	52
Lower-Tier REMIC Distribution Account	338
Lower-Tier REMICs	472
LTV Ratio	131
LTV Ratio at Maturity or ARD	132
MAI	328
Major Decision	381
Major Decision Reporting Package	381
Market Discount	477
MAS	18
Master Servicer Major Decision	384
Master Servicer Proposed Course of Action Notice	419
Master Servicer Remittance Date	333
Master Servicing Fee	347
Master Servicing Fee Rate	347
Material Defect	325
Maturity Date LTV Ratio	132
Midland	268
Mills Agreement	169
MLPA	319
MOA	272
Modeling Assumptions	463
Modification Fees	352
Modified Mortgage Loan	356
Moody’s	433
Mortgage	129
Mortgage File	319
Mortgage Loan Seller	248
Mortgage Loans	128
Mortgage Note	129
Mortgage Pool	128
Mortgage Rate	294
Mortgaged Property	129
Most Recent NOI	132
MSA	132
MSC 2017-H1 Pooling and Servicing Agreement	234
NBA	163
Net Default Interest	346
Net Mortgage Rate	293
Net Operating Income	132
Net Prepayment Interest Excess	302
NI 33-105	20
NOI	132
NOI Date	132
non-qualified intermediary	482
Nonrecoverable Advance	335
Non-Reduced Certificates	407
Non-Serviced Certificate Administrator	193
Non-Serviced Companion Loan	193
Non-Serviced Master Servicer	193
Non-Serviced Mortgage Loan	193
Non-Serviced PSA	193
Non-Serviced Securitization Trust	194
Non-Serviced Special Servicer	193
Non-Serviced Trustee	193
Non-Serviced Whole Loan	193
Non-U.S. Person	482
non-VRR certificates	30
Non-VRR Certificates	285
Non-VRR Percentage	274
Note A	215
Note B	215
Notice of Foreclosure/DIL	217
Notional Amount	287
NRA	132
NRSRO	492
NRSRO	307, 412
NRSRO Certification	309
Occupancy	133
Occupancy Date	133
Offered Certificates	285
Offsetting Modification Fees	352
OID Regulations	475
OLA	126
Olympic Tower 2017-OT Certificate Administrator	209

498

Olympic Tower 2017-OT Controlling Class	216
Olympic Tower 2017-OT Controlling Class Certificateholder	216
Olympic Tower 2017-OT Directing Holder	215
Olympic Tower 2017-OT Master Servicer	209
Olympic Tower 2017-OT Special Servicer	209
Olympic Tower 2017-OT Subordinate Consultation Period	216
Olympic Tower 2017-OT Subordinate Control Period	215
Olympic Tower 2017-OT Trust and Servicing Agreement	209
Olympic Tower 2017-OT Trustee	209
Olympic Tower Companion Loans	209
Olympic Tower Condominium	150
Olympic Tower Debt Yield Trigger Period	215
Olympic Tower Intercreditor Agreement	209
Olympic Tower Mortgage Loan	209
Olympic Tower Mortgaged Property	209
Olympic Tower Non-Standalone Pari Passu Companion Loan	209
Olympic Tower Noteholders	209
Olympic Tower Pari Passu Companion Loans	209
Olympic Tower Standalone Companion Loans	209
Olympic Tower Standalone Pari Passu Companion Loans	209
Olympic Tower Subordinate Companion Loan	209
Olympic Tower Subordinate Companion Loan Holder	210
Olympic Tower Triggering Event of Default	210
Olympic Tower Whole Loan	209
Operating Advisor Annual Report	392
Operating Advisor Consultation Event	393
Operating Advisor Consulting Fee	354
Operating Advisor Expenses	354
Operating Advisor Fee	353
Operating Advisor Fee Rate	354
Operating Advisor Standard	391
Operating Advisor Termination Event	395
Operating Company	144
Original Balance	133
P&I Advance	333
PAR	253, 261
Pari Passu Companion Loan	128, 194
Participants	315
Parties in Interest	488
Pass-Through Rate	292
Patriot Act	456
PCIS Persons	16
PCO	169
Pentalpha Surveillance	270
Periodic Payments	288
Permitted Investments	287, 339
Permitted Special Servicer/Affiliate Fees	352
PH REIT	143
Piccinini Trust	188
PIP	49
PIPs	76, 154
Plan Fiduciary	490
Plans	488
PLL Policy	173
Pochari Ground Lease	150
Pochari Parcel	150
Pochari Premises	150
PRC	17
Preliminary Dispute Resolution Election Notice	420
Prepayment Assumption	476
Prepayment Interest Excess	301
Prepayment Interest Shortfall	301
Prepayment Provision	133
Prime Rate	337
principal balance certificates	3
Principal Balance Certificates	285
Principal Distribution Amount	295
Principal Shortfall	295
Privileged Information	394
Privileged Information Exception	395
Privileged Person	307
Prohibited Prepayment	302
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	419
Proposed Course of Action Notice	419
Prospectus Directive	15
PSA	285
PSA Party Repurchase Request	419
PTCE	491
Purchase Price	327
Qualified Intermediary	482
Qualified Replacement Special Servicer	407
Qualified Substitute Mortgage Loan	327
Qualifying CRE Loan Percentage	273
RAC No-Response Scenario	432
Rated Final Distribution Date	301
Rating Agencies	433
Rating Agency Confirmation	432
REA	64
Realized Loss	304
Record Date	287
Registration Statement	487

499

Regular Certificates	285
Regular Interest Holder	475
Regular Interests	472
Regulation AB	434
Reimbursement Rate	337
Reinvestment Yield	176
Related Group	133
Related Proceeds	336
Release Date	180
Release Property	182
Relevant Member State	15
Relevant Persons	16
Relief Act	455
REMIC	472
REMIC Regulations	472
REO Account	339
REO Loan	296
REO Property	370
Repurchase Election Notice	217
Repurchase Option Notice	217
Repurchase Request	419
Requesting Certificateholder	420
Requesting Holders	361
Requesting Investor	319
Requesting Party	431
Required Risk Retention Percentage	273
Requirements	455
Residual Certificates	285
Resolution Failure	419
Resolved	419
Restricted Group	489
Restricted Mezzanine Holder	308
Restricted Party	395
Retaining Sponsor	272
Retaining Third-Party Purchaser	108, 272
Review Materials	400
Revised Rate	175
RevPAR	133
Richemont	163
Risk Retention Affiliate	394
Risk Retention Affiliated	394
Risk Retention Consultation Party	308
RMBS	267
Rooms	137
Rule 15Ga-1	264
Rule 17g-5	309
RWQCB	154
S&P	433
Save Mart	158
Save Mart Portfolio Control Appraisal Period	245
Save Mart Portfolio Controlling Subordinate Companion Noteholder	238
Save Mart Portfolio Intercreditor Agreement	238
Save Mart Portfolio Lead Loan	237
Save Mart Portfolio Major Decision	242
Save Mart Portfolio Mortgage Loan	237
Save Mart Portfolio Mortgaged Properties	237
Save Mart Portfolio Non-Lead Loans	237
Save Mart Portfolio Noteholders	238
Save Mart Portfolio Pari Passu Companion Loans	237
Save Mart Portfolio Pari Passu Companion Noteholders	238
Save Mart Portfolio Senior Loans	237
Save Mart Portfolio Sequential Pay Event	239
Save Mart Portfolio Subordinate Companion Loan	237
Save Mart Portfolio Subordinate Companion Noteholders	238
Save Mart Portfolio Threshold Event Collateral	245
Save Mart Portfolio Whole Loan	237
Save Mart Portfolio Whole Loan Directing Holder	245
Scheduled Certificate Interest Payments	280
Scheduled Certificate Principal Payments	277
Scheduled Principal Distribution Amount	295
SEC	247, 256
Securities Act	434
Securitization Accounts	339
Securitization Framework	111
Securitization Regulation	111
Senior Certificates	285
Serviced AB Whole Loan	194
Serviced Companion Loan	194
Serviced Pari Passu Companion Loan	194
Serviced Pari Passu Mortgage Loan	194
Serviced Subordinate Companion Loan	194
Serviced Whole Loan	194
Serviced Whole Loan Custodial Account	337
Servicer Termination Even	410
Servicing Advances	334
Servicing Compensation	347
Servicing Fee	347
Servicing Fee Rate	347
Servicing Standard	332
Servicing Transfer Event	370
SF	134
SFA	18
SFO	17
Similar Law	488
Small Loan Appraisal Estimate	357
SMMEA	492
Soft Lockbox	133

500

Soft Springing Hard Lockbox	133
Sole Certificateholder	352
Special Servicer Major Decision	384
Special Servicing Fee	348
Specially Serviced Loans	369
Sponsor	248
SPP	165
Springing Cash Management	133
Springing Hard Lockbox	134
Sq. Ft.	134
Square Feet	134
Standiford	188
Startup Day	473
Starwood Capital Group Hotel Portfolio Intercreditor Agreement	218
Starwood Capital Group Hotel Portfolio Pari Passu Companion Loan	218
Starwood Capital Group Hotel Portfolio Whole Loan	218
State Court Complaint	267
Stated Principal Balance	296
Subject Loans	354
Subordinate Certificates	285
Subordinate Companion Loan	128, 194
Subsequent Asset Status Report	371
Sub-Servicing Agreement	333
Sub-Servicing Entity	412
Swap-Priced Expected Price	279
Swap-Priced Principal Balance Certificates	276
T-12	134
Target Price	279
TCO	169
Term to Maturity	134
Terms and Conditions	317
Tests	401
Title V	454
TMPs	481
Tower Ground Lease	150
Trailing 12 NOI	132
Transaction Parties	490
TRIPRA	83
Trust REMIC	52
Trust REMICs	472
TTM	134
U.S. Obligations	177
U.S. Person	482
UBS 2017-C1 Asset Representations Reviewer	238
UBS 2017-C1 Certificate Administrator	238
UBS 2017-C1 Depositor	238
UBS 2017-C1 Master Servicer	238
UBS 2017-C1 Operating Advisor	238
UBS 2017-C1 PSA	238
UBS 2017-C1 Save Mart Portfolio Special Servicer	238
UBS 2017-C1 Trust	237
UBS 2017-C1 Trustee	238
UBS AG Notes	237
UBS AG, New York Branch	128
UCC	442
Underwriter Entities	101
Underwriting Agreement	485
Underwritten EGI	137
Underwritten Expenses	134
Underwritten NCF	134
Underwritten NCF Debt Yield	134
Underwritten NCF DSCR	135
Underwritten Net Cash Flow	134
Underwritten Net Cash Flow DSCR	135
Underwritten Net Operating Income	135
Underwritten Net Operating Income DSCR	136
Underwritten NOI	135
Underwritten NOI Debt Yield	134
Underwritten NOI DSCR	136
Underwritten Revenues	137
Units	137
Unscheduled Principal Distribution Amount	295
Unsolicited Information	401
Updated Appraisal	358
Upper-Tier REMIC	52, 472
Upper-Tier REMIC Distribution Account	338
UW EGI	137
UW Expenses	134
UW NCF	134
UW NCF Debt Yield	134
UW NCF DSCR	135
UW NOI	135
UW NOI Debt Yield	134
UW NOI DSCR	136
Volcker Rule	112
Voting Rights	314
VRR Allocation Percentage	274
VRR Available Funds	273
VRR Interest	4, 272
VRR Interest Distribution Amount	274
VRR Percentage	274
VRR Principal Distribution Amount	274
VRR Realized Loss	273
VRR Realized Loss Interest Distribution Amount	275
VRR REMIC Regular Interests	472
VRRI Sub-Interest	275
WAC Rate	293
Walgreens Boots	140
Weighted Average Mortgage Rate	137
Wells Fargo Bank	265
Whole Loan	194
Withheld Amounts	338
Workout Fee	348

501

Workout-Delayed Reimbursement Amount	337
Yield-Priced Expected Price	282
Yield-Priced Principal Balance Certificates	277

502

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity
Flag	ID	Property Name	Balance	Properties	Seller (1)	Balance($)(2)(3)	Balance($)(2)(3)	or ARD Balance($)	Type (5)	Type	Rate (6)	Fee Rate (7)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date
Loan	1	245 Park Avenue (35)(36)	8.3%	1	JPMCB/GACC	93,750,000	93,750,000	93,750,000	Office	CBD	3.6694%	0.01305%	Actual/360	120	120	0	0	05/05/2017	07/01/2017	06/01/2027
Loan	2	Gateway Net Lease Portfolio (35)	7.5%	41	JPMCB	85,000,000	85,000,000	85,000,000	Various	Various	3.56283%	0.01430%	Actual/360	84	84	0	0	05/19/2017	07/05/2017	06/05/2024
Property	2.01	BAE Facility	0.6%	1	JPMCB	7,079,541	7,079,541		Industrial	Manufacturing
Property	2.02	FedEx Ground (Stratford)	0.6%	1	JPMCB	6,819,503	6,819,503		Industrial	Warehouse/Distribution
Property	2.03	FedEx (Baltimore)	0.6%	1	JPMCB	6,278,298	6,278,298		Industrial	Warehouse/Distribution
Property	2.04	Harman Becker	0.4%	1	JPMCB	5,000,860	5,000,860		Office	Suburban
Property	2.05	GE Aviation (Lafayette)	0.4%	1	JPMCB	4,763,576	4,763,576		Industrial	Manufacturing
Property	2.06	GoDaddy	0.4%	1	JPMCB	4,222,371	4,222,371		Office	Suburban
Property	2.07	Carrier	0.4%	1	JPMCB	4,167,113	4,167,113		Industrial	Warehouse/Distribution
Property	2.08	Emerus	0.3%	1	JPMCB	3,388,623	3,388,623		Office	Suburban
Property	2.09	Cardinal Health	0.3%	1	JPMCB	3,295,985	3,295,985		Industrial	Warehouse/Distribution
Property	2.10	Tyco Electronics	0.3%	1	JPMCB	3,263,480	3,263,480		Industrial	Flex
Property	2.11	FCA/Caterpillar	0.3%	1	JPMCB	3,074,952	3,074,952		Industrial	Warehouse/Distribution
Property	2.12	FedEx Ground (Staunton)	0.2%	1	JPMCB	2,587,381	2,587,381		Industrial	Warehouse/Distribution
Property	2.13	Quad Packaging (Proteus)	0.2%	1	JPMCB	2,164,818	2,164,818		Industrial	Manufacturing
Property	2.14	Quad Packaging (Transpak)	0.2%	1	JPMCB	2,143,690	2,143,690		Industrial	Manufacturing
Property	2.15	T-Mobile Call Center	0.2%	1	JPMCB	2,000,669	2,000,669		Office	Suburban
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%	1	JPMCB	1,937,285	1,937,285		Industrial	Flex
Property	2.17	Vatterott College	0.2%	1	JPMCB	1,797,514	1,797,514		Office	Suburban
Property	2.18	Comcast	0.1%	1	JPMCB	1,612,237	1,612,237		Office	Suburban
Property	2.19	Alfa Laval Plant	0.1%	1	JPMCB	1,470,841	1,470,841		Industrial	Manufacturing
Property	2.20	LKQ (New Braunfels)	0.1%	1	JPMCB	1,451,338	1,451,338		Industrial	Warehouse/Distribution
Property	2.21	Hitachi	0.1%	1	JPMCB	1,386,329	1,386,329		Office	Suburban
Property	2.22	Cameron International	0.1%	1	JPMCB	1,318,069	1,318,069		Industrial	Manufacturing
Property	2.23	Alliance Data Systems Office	0.1%	1	JPMCB	1,249,809	1,249,809		Office	Suburban
Property	2.24	Synchrony Financial	0.1%	1	JPMCB	1,163,671	1,163,671		Industrial	Flex
Property	2.25	Baxalta (Barry Pointe)	0.1%	1	JPMCB	892,256	892,256		Office	Medical
Property	2.26	Baxalta (Casselberry)	0.1%	1	JPMCB	850,000	850,000		Office	Medical
Property	2.27	Baxalta (Mounds View)	0.1%	1	JPMCB	802,868	802,868		Office	Medical
Property	2.28	Baxalta (Grand Rapids)	0.1%	1	JPMCB	801,243	801,243		Office	Medical
Property	2.29	Gerdau	0.1%	1	JPMCB	801,243	801,243		Industrial	Flex
Property	2.30	Baxalta (Wausau)	0.1%	1	JPMCB	780,115	780,115		Office	Medical
Property	2.31	Baxalta (Springfield)	0.1%	1	JPMCB	757,361	757,361		Office	Medical
Property	2.32	LKQ (Salisbury)	0.1%	1	JPMCB	757,361	757,361		Industrial	Warehouse
Property	2.33	Baxalta (Ankeny)	0.1%	1	JPMCB	715,105	715,105		Office	Medical
Property	2.34	H&E Equipment Services (San Antonio)	0.1%	1	JPMCB	627,342	627,342		Industrial	Warehouse/Distribution
Property	2.35	H&E Equipment Services (New Orleans)	0.1%	1	JPMCB	589,962	589,962		Industrial	Warehouse/Distribution
Property	2.36	GE Aviation (Pompano)	0.0%	1	JPMCB	552,581	552,581		Industrial	Flex
Property	2.37	Saint-Gobain Warehouse	0.0%	1	JPMCB	497,323	497,323		Industrial	Warehouse/Distribution
Property	2.38	H&E Equipment Services (Columbia)	0.0%	1	JPMCB	492,447	492,447		Industrial	Warehouse/Distribution
Property	2.39	H&E Equipment Services (Yukon)	0.0%	1	JPMCB	485,946	485,946		Industrial	Warehouse/Distribution
Property	2.40	LKQ (Toledo)	0.0%	1	JPMCB	484,321	484,321		Industrial	Warehouse
Property	2.41	H&E Equipment Services (Greer)	0.0%	1	JPMCB	474,570	474,570		Industrial	Warehouse/Distribution
Loan	3	Olympic Tower (35)(36)	7.1%	1	GACC	80,000,000	80,000,000	80,000,000	Mixed Use	Office/Retail	3.95394737%	0.01305%	Actual/360	120	119	0	0	05/01/2017	06/06/2017	05/06/2027
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%	65	JPMCB/GACC	80,000,000	80,000,000	80,000,000	Hospitality	Various	4.4860%	0.01430%	Actual/360	120	120	0	0	05/24/2017	07/01/2017	06/01/2027
Property	4.01	Larkspur Landing Sunnyvale	0.4%	1	JPMCB/GACC	4,721,266	4,721,266		Hospitality	Extended Stay
Property	4.02	Larkspur Landing Milpitas	0.4%	1	JPMCB/GACC	3,978,187	3,978,187		Hospitality	Extended Stay
Property	4.03	Larkspur Landing Campbell	0.3%	1	JPMCB/GACC	3,497,905	3,497,905		Hospitality	Extended Stay
Property	4.04	Larkspur Landing San Francisco	0.3%	1	JPMCB/GACC	2,881,694	2,881,694		Hospitality	Extended Stay
Property	4.05	Larkspur Landing Pleasanton	0.2%	1	JPMCB/GACC	2,818,260	2,818,260		Hospitality	Extended Stay
Property	4.06	Larkspur Landing Bellevue	0.2%	1	JPMCB/GACC	2,510,155	2,510,155		Hospitality	Extended Stay
Property	4.07	Larkspur Landing Sacramento	0.2%	1	JPMCB/GACC	1,875,820	1,875,820		Hospitality	Extended Stay
Property	4.08	Hampton Inn Ann Arbor North	0.2%	1	JPMCB/GACC	1,830,510	1,830,510		Hospitality	Limited Service
Property	4.09	Larkspur Landing Hillsboro	0.2%	1	JPMCB/GACC	1,830,510	1,830,510		Hospitality	Extended Stay
Property	4.10	Larkspur Landing Renton	0.2%	1	JPMCB/GACC	1,812,386	1,812,386		Hospitality	Extended Stay
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%	1	JPMCB/GACC	1,739,891	1,739,891		Hospitality	Full Service
Property	4.12	Residence Inn Toledo Maumee	0.2%	1	JPMCB/GACC	1,721,767	1,721,767		Hospitality	Extended Stay
Property	4.13	Residence Inn Williamsburg	0.1%	1	JPMCB/GACC	1,649,271	1,649,271		Hospitality	Extended Stay
Property	4.14	Hampton Inn Suites Waco South	0.1%	1	JPMCB/GACC	1,522,404	1,522,404		Hospitality	Limited Service
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%	1	JPMCB/GACC	1,495,219	1,495,219		Hospitality	Full Service
Property	4.16	Courtyard Tyler	0.1%	1	JPMCB/GACC	1,468,033	1,468,033		Hospitality	Limited Service
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%	1	JPMCB/GACC	1,468,033	1,468,033		Hospitality	Limited Service
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%	1	JPMCB/GACC	1,449,909	1,449,909		Hospitality	Limited Service
Property	4.19	Residence Inn Grand Rapids West	0.1%	1	JPMCB/GACC	1,431,785	1,431,785		Hospitality	Extended Stay
Property	4.20	Peoria, AZ Residence Inn	0.1%	1	JPMCB/GACC	1,422,723	1,422,723		Hospitality	Extended Stay
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%	1	JPMCB/GACC	1,413,661	1,413,661		Hospitality	Limited Service
Property	4.22	Courtyard Chico	0.1%	1	JPMCB/GACC	1,386,475	1,386,475		Hospitality	Limited Service
Property	4.23	Hampton Inn Suites Kokomo	0.1%	1	JPMCB/GACC	1,341,166	1,341,166		Hospitality	Limited Service
Property	4.24	Hampton Inn Suites South Bend	0.1%	1	JPMCB/GACC	1,341,166	1,341,166		Hospitality	Limited Service
Property	4.25	Courtyard Wichita Falls	0.1%	1	JPMCB/GACC	1,277,732	1,277,732		Hospitality	Limited Service
Property	4.26	Hampton Inn Morehead	0.1%	1	JPMCB/GACC	1,241,485	1,241,485		Hospitality	Limited Service
Property	4.27	Residence Inn Chico	0.1%	1	JPMCB/GACC	1,205,237	1,205,237		Hospitality	Extended Stay
Property	4.28	Courtyard Lufkin	0.1%	1	JPMCB/GACC	1,150,865	1,150,865		Hospitality	Limited Service
Property	4.29	Hampton Inn Carlisle	0.1%	1	JPMCB/GACC	1,141,803	1,141,803		Hospitality	Limited Service
Property	4.30	Springhill Suites Williamsburg	0.1%	1	JPMCB/GACC	1,141,803	1,141,803		Hospitality	Limited Service
Property	4.31	Fairfield Inn Bloomington	0.1%	1	JPMCB/GACC	1,132,741	1,132,741		Hospitality	Limited Service
Property	4.32	Waco Residence Inn	0.1%	1	JPMCB/GACC	1,105,555	1,105,555		Hospitality	Extended Stay
Property	4.33	Holiday Inn Express Fishers	0.1%	1	JPMCB/GACC	1,033,060	1,033,060		Hospitality	Limited Service

A-1-1

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity
Flag	ID	Property Name	Balance	Properties	Seller (1)	Balance($)(2)(3)	Balance($)(2)(3)	or ARD Balance($)	Type (5)	Type	Rate (6)	Fee Rate (7)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date
Property	4.34	Larkspur Landing Folsom	0.1%	1	JPMCB/GACC	1,005,874	1,005,874		Hospitality	Extended Stay
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%	1	JPMCB/GACC	951,503	951,503		Hospitality	Limited Service
Property	4.36	Holiday Inn Express & Suites Paris	0.1%	1	JPMCB/GACC	942,441	942,441		Hospitality	Limited Service
Property	4.37	Toledo Homewood Suites	0.1%	1	JPMCB/GACC	942,441	942,441		Hospitality	Extended Stay
Property	4.38	Grand Rapids Homewood Suites	0.1%	1	JPMCB/GACC	915,255	915,255		Hospitality	Extended Stay
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%	1	JPMCB/GACC	851,821	851,821		Hospitality	Limited Service
Property	4.40	Fairfield Inn Laurel	0.1%	1	JPMCB/GACC	851,821	851,821		Hospitality	Limited Service
Property	4.41	Courtyard Akron Stow	0.1%	1	JPMCB/GACC	833,698	833,698		Hospitality	Limited Service
Property	4.42	Larkspur Landing Roseville	0.1%	1	JPMCB/GACC	788,388	788,388		Hospitality	Extended Stay
Property	4.43	Towneplace Suites Bloomington	0.1%	1	JPMCB/GACC	788,388	788,388		Hospitality	Extended Stay
Property	4.44	Hampton Inn Danville	0.1%	1	JPMCB/GACC	779,326	779,326		Hospitality	Limited Service
Property	4.45	Holiday Inn Norwich	0.1%	1	JPMCB/GACC	770,264	770,264		Hospitality	Full Service
Property	4.46	Hampton Inn Suites Longview North	0.1%	1	JPMCB/GACC	761,202	761,202		Hospitality	Limited Service
Property	4.47	Springhill Suites Peoria Westlake	0.1%	1	JPMCB/GACC	761,202	761,202		Hospitality	Limited Service
Property	4.48	Hampton Inn Suites Buda	0.1%	1	JPMCB/GACC	752,140	752,140		Hospitality	Limited Service
Property	4.49	Shawnee Hampton Inn	0.1%	1	JPMCB/GACC	752,140	752,140		Hospitality	Limited Service
Property	4.50	Racine Fairfield Inn	0.1%	1	JPMCB/GACC	734,016	734,016		Hospitality	Limited Service
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%	1	JPMCB/GACC	715,893	715,893		Hospitality	Limited Service
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%	1	JPMCB/GACC	679,645	679,645		Hospitality	Limited Service
Property	4.53	Westchase Homewood Suites	0.1%	1	JPMCB/GACC	657,824	657,824		Hospitality	Extended Stay
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%	1	JPMCB/GACC	652,459	652,459		Hospitality	Limited Service
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%	1	JPMCB/GACC	625,273	625,273		Hospitality	Limited Service
Property	4.56	Hampton Inn Sweetwater	0.1%	1	JPMCB/GACC	570,902	570,902		Hospitality	Limited Service
Property	4.57	Comfort Suites Buda Austin South	0.0%	1	JPMCB/GACC	480,282	480,282		Hospitality	Limited Service
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%	1	JPMCB/GACC	453,097	453,097		Hospitality	Limited Service
Property	4.59	Holiday Inn Express & Suites Altus	0.0%	1	JPMCB/GACC	367,156	367,156		Hospitality	Limited Service
Property	4.60	Comfort Inn & Suites Paris	0.0%	1	JPMCB/GACC	326,229	326,229		Hospitality	Limited Service
Property	4.61	Hampton Inn Suites Decatur	0.0%	1	JPMCB/GACC	312,179	312,179		Hospitality	Limited Service
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%	1	JPMCB/GACC	289,090	289,090		Hospitality	Limited Service
Property	4.63	Mankato Fairfield Inn	0.0%	1	JPMCB/GACC	259,061	259,061		Hospitality	Limited Service
Property	4.64	Candlewood Suites Texarkana	0.0%	1	JPMCB/GACC	200,295	200,295		Hospitality	Extended Stay
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%	1	JPMCB/GACC	190,218	190,218		Hospitality	Limited Service
Loan	5	Vineyards at Forest Edge	6.0%	1	GACC	68,110,000	68,110,000	55,458,555	Multifamily	Garden	4.7100%	0.01430%	Actual/360	120	120	360	360	05/26/2017	07/06/2017	06/06/2027
Loan	6	211 Main Street (35)	5.3%	1	JPMCB	60,000,000	60,000,000	60,000,000	Office	CBD	3.5547%	0.01430%	Actual/360	84	82	0	0	03/28/2017	05/06/2017	04/06/2024
Loan	7	740 Madison (35)	4.4%	1	JPMCB	50,000,000	50,000,000	50,000,000	Retail	Single Tenant	4.0000%	0.01430%	Actual/360	120	119	0	0	04/05/2017	06/01/2017	05/01/2027
Loan	8	Wilmont	4.2%	1	GACC	47,500,000	47,500,000	47,500,000	Office	CBD	4.4700%	0.01430%	Actual/360	60	60	0	0	05/12/2017	07/06/2017	06/06/2022
Loan	9	iStar Leased Fee Portfolio (35)	4.0%	12	JPMCB	45,400,000	45,400,000	45,400,000	Other	Leased Fee	3.7950%	0.01430%	Actual/360	120	118	0	0	03/30/2017	05/05/2017	04/06/2027
Property	9.01	Hilton Salt Lake	1.0%	1	JPMCB	11,062,400	11,062,400		Other	Leased Fee
Property	9.02	DoubleTree Seattle Airport	0.7%	1	JPMCB	8,000,000	8,000,000		Other	Leased Fee
Property	9.03	DoubleTree Mission Valley	0.7%	1	JPMCB	7,616,800	7,616,800		Other	Leased Fee
Property	9.04	One Ally Center	0.6%	1	JPMCB	6,392,200	6,392,200		Other	Leased Fee
Property	9.05	DoubleTree Sonoma	0.3%	1	JPMCB	3,860,000	3,860,000		Other	Leased Fee
Property	9.06	DoubleTree Durango	0.3%	1	JPMCB	3,320,800	3,320,800		Other	Leased Fee
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%	1	JPMCB	1,515,400	1,515,400		Other	Leased Fee
Property	9.08	NASA/JPSS Headquarters	0.1%	1	JPMCB	1,038,000	1,038,000		Other	Leased Fee
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%	1	JPMCB	830,200	830,200		Other	Leased Fee
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%	1	JPMCB	747,200	747,200		Other	Leased Fee
Property	9.11	The Buckler Apartments	0.1%	1	JPMCB	726,600	726,600		Other	Leased Fee
Property	9.12	Lock-Up Self Storage Facility	0.0%	1	JPMCB	290,400	290,400		Other	Leased Fee
Loan	10	Save Mart Portfolio (35)(37)	3.5%	33	GACC	40,000,000	40,000,000	40,000,000	Retail	Single Tenant	4.4153758%	0.01430%	Actual/360	120	120	0	0	05/16/2017	07/06/2017	06/06/2027
Property	10.01	Lucky - San Francisco	0.2%	1	GACC	2,817,712	2,817,712		Retail	Single Tenant
Property	10.02	Lucky - San Bruno	0.2%	1	GACC	2,735,297	2,735,297		Retail	Single Tenant
Property	10.03	Lucky California - Daly City	0.2%	1	GACC	2,724,160	2,724,160		Retail	Single Tenant
Property	10.04	Lucky - San Jose I	0.2%	1	GACC	1,714,016	1,714,016		Retail	Single Tenant
Property	10.05	Lucky - San Jose II	0.1%	1	GACC	1,641,624	1,641,624		Retail	Single Tenant
Property	10.06	Lucky - San Leandro	0.1%	1	GACC	1,632,714	1,632,714		Retail	Single Tenant
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%	1	GACC	1,546,957	1,546,957		Retail	Single Tenant
Property	10.08	Lucky - Concord	0.1%	1	GACC	1,479,020	1,479,020		Retail	Single Tenant
Property	10.09	FoodMaxx - Antioch	0.1%	1	GACC	1,339,805	1,339,805		Retail	Single Tenant
Property	10.10	Lucky - Hollister	0.1%	1	GACC	1,313,076	1,313,076		Retail	Single Tenant
Property	10.11	Save Mart - Modesto	0.1%	1	GACC	1,269,641	1,269,641		Retail	Single Tenant
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%	1	GACC	1,256,276	1,256,276		Retail	Single Tenant
Property	10.13	Save Mart - Clovis	0.1%	1	GACC	1,237,343	1,237,343		Retail	Single Tenant
Property	10.14	Save Mart - Grass Valley	0.1%	1	GACC	1,228,433	1,228,433		Retail	Single Tenant
Property	10.15	FoodMaxx - Sacramento	0.1%	1	GACC	1,142,677	1,142,677		Retail	Single Tenant
Property	10.16	Lucky - Hayward I	0.1%	1	GACC	1,130,426	1,130,426		Retail	Single Tenant
Property	10.17	Save Mart - Auburn	0.1%	1	GACC	1,102,583	1,102,583		Retail	Single Tenant
Property	10.18	Save Mart - Tracy	0.1%	1	GACC	1,040,215	1,040,215		Retail	Single Tenant
Property	10.19	S-Mart - Lodi	0.1%	1	GACC	986,756	986,756		Retail	Single Tenant
Property	10.20	Save Mart - Chico	0.1%	1	GACC	980,074	980,074		Retail	Single Tenant
Property	10.21	Save Mart - Fresno I	0.1%	1	GACC	974,505	974,505		Retail	Single Tenant
Property	10.22	Lucky - San Jose III	0.1%	1	GACC	948,890	948,890		Retail	Single Tenant
Property	10.23	Save Mart - Roseville	0.1%	1	GACC	912,137	912,137		Retail	Single Tenant
Property	10.24	Lucky - Vacaville I	0.1%	1	GACC	902,113	902,113		Retail	Single Tenant
Property	10.25	Save Mart - Elk Grove	0.1%	1	GACC	868,702	868,702		Retail	Single Tenant
Property	10.26	Save Mart - Fresno II	0.1%	1	GACC	839,745	839,745		Retail	Single Tenant
Property	10.27	Lucky - Sand City	0.1%	1	GACC	775,149	775,149		Retail	Single Tenant
Property	10.28	Lucky - Vacaville II	0.1%	1	GACC	736,169	736,169		Retail	Single Tenant

A-1-2

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity
Flag	ID	Property Name	Balance	Properties	Seller (1)	Balance($)(2)(3)	Balance($)(2)(3)	or ARD Balance($)	Type (5)	Type	Rate (6)	Fee Rate (7)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date
Property	10.29	Lucky - Hayward	0.1%	1	GACC	730,600	730,600		Retail	Single Tenant
Property	10.30	Save Mart - Kingsburg	0.1%	1	GACC	720,577	720,577		Retail	Single Tenant
Property	10.31	Save Mart - Sacramento	0.1%	1	GACC	570,225	570,225		Retail	Single Tenant
Property	10.32	Lucky - Santa Rosa	0.0%	1	GACC	542,382	542,382		Retail	Single Tenant
Property	10.33	Save Mart - Jackson	0.0%	1	GACC	160,000	160,000		Retail	Single Tenant
Loan	11	Lake Forest Gateway (37)	3.2%	1	GACC	36,100,000	36,100,000	31,721,488	Retail	Unanchored	4.6700%	0.01430%	Actual/360	120	119	360	360	04/11/2017	06/06/2017	05/06/2027
Loan	12	Portola Hotel & Spa	3.1%	1	JPMCB	35,000,000	35,000,000	35,000,000	Hospitality	Full Service	4.0630%	0.01430%	Actual/360	120	119	0	0	05/01/2017	06/01/2017	05/01/2027
Loan	13	50 West Liberty	3.0%	1	GACC	34,500,000	34,500,000	29,530,388	Office	CBD	4.5800%	0.03430%	Actual/360	120	118	360	360	03/31/2017	05/06/2017	04/06/2027
Loan	14	Columbus Park Crossing South (37)	2.5%	1	GACC	28,500,000	28,500,000	24,421,499	Retail	Anchored	4.6200%	0.03430%	Actual/360	120	119	360	360	04/27/2017	06/06/2017	05/06/2027
Loan	15	El Paseo Square (37)	2.4%	1	GACC	27,500,000	27,466,262	22,134,136	Retail	Anchored	4.3700%	0.01430%	Actual/360	120	119	360	359	05/01/2017	06/06/2017	05/06/2027
Loan	16	Faudree Ranch (37)	2.2%	1	JPMCB	25,125,000	25,125,000	23,859,597	Multifamily	Garden	4.3000%	0.03180%	Actual/360	60	60	360	360	05/17/2017	07/01/2017	06/01/2022
Loan	17	LC Hamburg Farms	2.2%	1	JPMCB	25,000,000	25,000,000	22,968,762	Multifamily	Garden	4.7500%	0.01430%	Actual/360	120	119	360	360	04/19/2017	06/01/2017	05/01/2027
Loan	18	Oregon City Shopping Center	2.0%	1	GACC	22,500,000	22,500,000	22,500,000	Retail	Anchored	4.3000%	0.01430%	Actual/360	120	120	0	0	05/08/2017	07/06/2017	06/06/2027
Loan	19	City Crossing	1.8%	1	JPMCB	20,362,500	20,313,844	16,602,724	Retail	Anchored	4.7500%	0.01430%	Actual/360	120	118	360	358	03/24/2017	05/01/2017	04/01/2027
Loan	20	The Tides Building	1.8%	1	GACC	19,995,000	19,995,000	19,995,000	Mixed Use	Retail/Multifamily	4.1800%	0.01430%	Actual/360	120	120	0	0	05/08/2017	07/06/2017	06/06/2027
Loan	21	El Paso Industrial Portfolio (37)	1.6%	9	GACC	18,000,000	18,000,000	15,801,776	Industrial	Warehouse/Distribution	4.6300%	0.01430%	Actual/360	120	120	360	360	05/25/2017	07/06/2017	06/06/2027
Property	21.01	27 Spur Drive	0.4%	1	GACC	4,200,000	4,200,000		Industrial	Warehouse/Distribution
Property	21.02	26 Walter Jones	0.2%	1	GACC	2,700,000	2,700,000		Industrial	Warehouse/Distribution
Property	21.03	28 Walter Jones	0.2%	1	GACC	2,400,000	2,400,000		Industrial	Warehouse/Distribution
Property	21.04	25 Spur Drive	0.2%	1	GACC	2,200,000	2,200,000		Industrial	Warehouse/Distribution
Property	21.05	28 Spur Drive	0.2%	1	GACC	2,200,000	2,200,000		Industrial	Warehouse/Distribution
Property	21.06	24 Spur Drive	0.2%	1	GACC	2,100,000	2,100,000		Industrial	Warehouse/Distribution
Property	21.07	40 Butterfield Trail	0.1%	1	GACC	900,000	900,000		Industrial	Warehouse/Distribution
Property	21.08	42 Butterfield Trail	0.1%	1	GACC	900,000	900,000		Industrial	Warehouse/Distribution
Property	21.09	28 Butterfield Trail	0.0%	1	GACC	400,000	400,000		Industrial	Warehouse/Distribution
Loan	22	University Shopping Center	1.5%	1	JPMCB	16,875,000	16,875,000	14,784,470	Retail	Anchored	4.5400%	0.04430%	Actual/360	120	117	360	360	02/28/2017	04/01/2017	03/01/2027
Loan	23	Santa Barbara Corporate Center	1.4%	1	GACC	16,000,000	16,000,000	14,632,456	Office	Suburban	4.4600%	0.01430%	Actual/360	120	119	360	360	04/24/2017	06/06/2017	05/06/2027
Loan	24	Hampton Inn Braintree	1.3%	1	GACC	15,100,000	15,100,000	12,311,699	Hospitality	Limited Service	4.7500%	0.06180%	Actual/360	120	120	360	360	05/11/2017	07/06/2017	06/06/2027
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	1	JPMCB	13,325,000	13,325,000	12,715,717	Hospitality	Full Service	4.8200%	0.01430%	Actual/360	60	59	360	360	04/10/2017	06/01/2017	05/01/2022
Loan	26	2121 Ella Boulevard	1.1%	1	JPMCB	12,650,000	12,650,000	12,074,657	Multifamily	Garden	4.8500%	0.05430%	Actual/360	60	60	360	360	05/23/2017	07/01/2017	06/01/2022
Loan	27	Chateau at Flamingo	1.1%	1	GACC	12,450,000	12,450,000	10,085,979	Multifamily	Garden	4.5600%	0.01430%	Actual/360	120	120	360	360	05/22/2017	07/06/2017	06/06/2027
Loan	28	El Monte Self Storage	1.0%	1	GACC	11,900,000	11,885,896	9,629,522	Self Storage	Self Storage	4.5250%	0.01430%	Actual/360	120	119	360	359	04/25/2017	06/06/2017	05/06/2027
Loan	29	El Cajon Retail (37)	1.0%	1	GACC	11,700,000	11,700,000	10,710,327	Retail	Anchored	4.5200%	0.01430%	Actual/360	120	119	360	360	04/19/2017	06/06/2017	05/06/2027
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	1	JPMCB	11,268,000	11,268,000	10,519,199	Hospitality	Limited Service	4.4900%	0.05430%	Actual/360	84	84	360	360	05/24/2017	07/01/2017	06/01/2024
Loan	31	Long Meadow Farms	0.9%	1	JPMCB	10,400,000	10,400,000	8,473,894	Retail	Unanchored	4.7300%	0.05430%	Actual/360	120	120	360	360	05/18/2017	07/01/2017	06/01/2027
Loan	32	2215 Broadway	0.9%	1	GACC	10,000,000	10,000,000	8,218,485	Mixed Use	Office/Retail	4.9900%	0.01430%	Actual/360	120	120	360	360	05/12/2017	07/06/2017	06/06/2027
Loan	33	Main Street Square	0.7%	1	JPMCB	7,375,000	7,366,580	6,001,478	Retail	Anchored	4.6900%	0.04430%	Actual/360	120	119	360	359	04/21/2017	06/01/2017	05/01/2027
Loan	34	Union Hotel - Brooklyn	0.6%	1	GACC	7,000,000	7,000,000	5,735,955	Hospitality	Limited Service	4.9000%	0.01430%	Actual/360	120	120	360	360	05/19/2017	07/06/2017	06/06/2027
Loan	35	Aethercomm Building	0.6%	1	GACC	6,890,000	6,890,000	6,890,000	Industrial	Flex	4.5900%	0.01430%	Actual/360	120	120	0	0	05/09/2017	07/06/2017	06/06/2027
Loan	36	436 Bryant	0.6%	1	GACC	6,250,000	6,250,000	6,250,000	Office	CBD	4.3500%	0.06180%	Actual/360	120	119	0	0	05/04/2017	06/06/2017	05/06/2027
Loan	37	Royal Palm Square	0.4%	1	JPMCB	5,000,000	5,000,000	4,227,623	Mixed Use	Office/Retail	5.9000%	0.01430%	Actual/360	120	120	360	360	05/24/2017	07/01/2017	06/01/2027
Loan	38	Andover Bay Apartments	0.4%	1	GACC	5,000,000	4,994,823	4,125,641	Multifamily	Garden	5.1100%	0.01430%	Actual/360	120	119	360	359	05/05/2017	06/06/2017	05/06/2027
Loan	39	8333 Royal Ridge	0.4%	1	GACC	4,500,000	4,500,000	3,974,714	Office	Suburban	4.9000%	0.05430%	Actual/360	120	116	360	360	01/27/2017	03/06/2017	02/06/2027
Loan	40	Regency Apartments	0.3%	1	GACC	3,385,000	3,385,000	2,801,817	Multifamily	Garden	5.2100%	0.01430%	Actual/360	120	120	360	360	05/24/2017	07/06/2017	06/06/2027
Loan	41	2800 Sprouse	0.3%	1	GACC	3,100,000	3,100,000	2,964,788	Industrial	Manufacturing	5.0700%	0.01430%	Actual/360	60	60	360	360	05/09/2017	07/06/2017	06/06/2022
A-1-3

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Pari Passu	Pari Passu
			% of			Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
Property			Initial Pool	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised
Flag	ID	Property Name	Balance	(Yes/No) (6)	Maturity Date	Service($) (8)	Service($) (8)	Service($)	Service($)	Period	Lockbox (9)	Management (10)	Other Loans	Borrower	NOI DSCR (8)(11)(12)	NCF DSCR (8)(11)(12)	Period (13)	Date	Value ($) (14)
Loan	1	245 Park Avenue (35)(36)	8.3%	No	06/01/2027	290,653	3,487,841	3,057,674	36,692,089	120	Hard	Springing	No		2.87x	2.73x	0	1	2,210,000,000
Loan	2	Gateway Net Lease Portfolio (35)	7.5%	No	06/05/2024	255,872	3,070,467	806,750	9,681,001	84	Hard	Springing	No		3.90x	3.54x	0	5	785,215,000
Property	2.01	BAE Facility	0.6%																65,400,000
Property	2.02	FedEx Ground (Stratford)	0.6%																63,000,000
Property	2.03	FedEx (Baltimore)	0.6%																58,000,000
Property	2.04	Harman Becker	0.4%																46,200,000
Property	2.05	GE Aviation (Lafayette)	0.4%																44,000,000
Property	2.06	GoDaddy	0.4%																39,000,000
Property	2.07	Carrier	0.4%																38,500,000
Property	2.08	Emerus	0.3%																31,300,000
Property	2.09	Cardinal Health	0.3%																30,450,000
Property	2.10	Tyco Electronics	0.3%																30,150,000
Property	2.11	FCA/Caterpillar	0.3%																28,400,000
Property	2.12	FedEx Ground (Staunton)	0.2%																23,900,000
Property	2.13	Quad Packaging (Proteus)	0.2%																20,000,000
Property	2.14	Quad Packaging (Transpak)	0.2%																19,800,000
Property	2.15	T-Mobile Call Center	0.2%																18,475,000
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%																17,900,000
Property	2.17	Vatterott College	0.2%																16,600,000
Property	2.18	Comcast	0.1%																14,900,000
Property	2.19	Alfa Laval Plant	0.1%																13,600,000
Property	2.20	LKQ (New Braunfels)	0.1%																13,400,000
Property	2.21	Hitachi	0.1%																12,800,000
Property	2.22	Cameron International	0.1%																12,175,000
Property	2.23	Alliance Data Systems Office	0.1%																11,550,000
Property	2.24	Synchrony Financial	0.1%																10,750,000
Property	2.25	Baxalta (Barry Pointe)	0.1%																8,250,000
Property	2.26	Baxalta (Casselberry)	0.1%																7,850,000
Property	2.27	Baxalta (Mounds View)	0.1%																7,420,000
Property	2.28	Baxalta (Grand Rapids)	0.1%																7,400,000
Property	2.29	Gerdau	0.1%																7,400,000
Property	2.30	Baxalta (Wausau)	0.1%																7,200,000
Property	2.31	Baxalta (Springfield)	0.1%																7,000,000
Property	2.32	LKQ (Salisbury)	0.1%																7,000,000
Property	2.33	Baxalta (Ankeny)	0.1%																6,600,000
Property	2.34	H&E Equipment Services (San Antonio)	0.1%																5,800,000
Property	2.35	H&E Equipment Services (New Orleans)	0.1%																5,450,000
Property	2.36	GE Aviation (Pompano)	0.0%																5,100,000
Property	2.37	Saint-Gobain Warehouse	0.0%																4,600,000
Property	2.38	H&E Equipment Services (Columbia)	0.0%																4,550,000
Property	2.39	H&E Equipment Services (Yukon)	0.0%																4,490,000
Property	2.40	LKQ (Toledo)	0.0%																4,475,000
Property	2.41	H&E Equipment Services (Greer)	0.0%																4,380,000
Loan	3	Olympic Tower (35)(36)	7.1%	No	05/06/2027	267,258	3,207,091	1,773,922	21,287,064	119	Hard	In Place	No		2.79x	2.70x	0	6	1,900,000,000
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%	No	06/01/2027	303,220	3,638,644	1,884,780	22,617,359	120	Soft Springing Hard	Springing	No		2.72x	2.72x	0	1	956,000,000
Property	4.01	Larkspur Landing Sunnyvale	0.4%																52,100,000
Property	4.02	Larkspur Landing Milpitas	0.4%																43,900,000
Property	4.03	Larkspur Landing Campbell	0.3%																38,600,000
Property	4.04	Larkspur Landing San Francisco	0.3%																31,800,000
Property	4.05	Larkspur Landing Pleasanton	0.2%																31,100,000
Property	4.06	Larkspur Landing Bellevue	0.2%																27,700,000
Property	4.07	Larkspur Landing Sacramento	0.2%																20,700,000
Property	4.08	Hampton Inn Ann Arbor North	0.2%																20,200,000
Property	4.09	Larkspur Landing Hillsboro	0.2%																20,200,000
Property	4.10	Larkspur Landing Renton	0.2%																20,000,000
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%																19,200,000
Property	4.12	Residence Inn Toledo Maumee	0.2%																19,000,000
Property	4.13	Residence Inn Williamsburg	0.1%																18,200,000
Property	4.14	Hampton Inn Suites Waco South	0.1%																16,800,000
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%																16,500,000
Property	4.16	Courtyard Tyler	0.1%																16,200,000
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%																16,200,000
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%																16,000,000
Property	4.19	Residence Inn Grand Rapids West	0.1%																15,800,000
Property	4.20	Peoria, AZ Residence Inn	0.1%																15,700,000
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%																15,600,000
Property	4.22	Courtyard Chico	0.1%																15,300,000
Property	4.23	Hampton Inn Suites Kokomo	0.1%																14,800,000
Property	4.24	Hampton Inn Suites South Bend	0.1%																14,800,000
Property	4.25	Courtyard Wichita Falls	0.1%																14,100,000
Property	4.26	Hampton Inn Morehead	0.1%																13,700,000
Property	4.27	Residence Inn Chico	0.1%																13,300,000
Property	4.28	Courtyard Lufkin	0.1%																12,700,000
Property	4.29	Hampton Inn Carlisle	0.1%																12,600,000
Property	4.30	Springhill Suites Williamsburg	0.1%																12,600,000
Property	4.31	Fairfield Inn Bloomington	0.1%																12,500,000
Property	4.32	Waco Residence Inn	0.1%																12,200,000
Property	4.33	Holiday Inn Express Fishers	0.1%																11,400,000

A-1-4

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Pari Passu	Pari Passu
			% of			Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
Property			Initial Pool	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised
Flag	ID	Property Name	Balance	(Yes/No) (6)	Maturity Date	Service($) (8)	Service($) (8)	Service($)	Service($)	Period	Lockbox (9)	Management (10)	Other Loans	Borrower	NOI DSCR (8)(11)(12)	NCF DSCR (8)(11)(12)	Period (13)	Date	Value ($) (14)
Property	4.34	Larkspur Landing Folsom	0.1%																11,100,000
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%																10,500,000
Property	4.36	Holiday Inn Express & Suites Paris	0.1%																10,400,000
Property	4.37	Toledo Homewood Suites	0.1%																10,400,000
Property	4.38	Grand Rapids Homewood Suites	0.1%																10,100,000
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%																9,400,000
Property	4.40	Fairfield Inn Laurel	0.1%																9,400,000
Property	4.41	Courtyard Akron Stow	0.1%																9,200,000
Property	4.42	Larkspur Landing Roseville	0.1%																8,700,000
Property	4.43	Towneplace Suites Bloomington	0.1%																8,700,000
Property	4.44	Hampton Inn Danville	0.1%																8,600,000
Property	4.45	Holiday Inn Norwich	0.1%																8,500,000
Property	4.46	Hampton Inn Suites Longview North	0.1%																8,400,000
Property	4.47	Springhill Suites Peoria Westlake	0.1%																8,400,000
Property	4.48	Hampton Inn Suites Buda	0.1%																8,300,000
Property	4.49	Shawnee Hampton Inn	0.1%																8,300,000
Property	4.50	Racine Fairfield Inn	0.1%																8,100,000
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%																7,900,000
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%																7,500,000
Property	4.53	Westchase Homewood Suites	0.1%																9,800,000
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%																7,200,000
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%																6,900,000
Property	4.56	Hampton Inn Sweetwater	0.1%																6,300,000
Property	4.57	Comfort Suites Buda Austin South	0.0%																5,300,000
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%																5,000,000
Property	4.59	Holiday Inn Express & Suites Altus	0.0%																4,600,000
Property	4.60	Comfort Inn & Suites Paris	0.0%																3,600,000
Property	4.61	Hampton Inn Suites Decatur	0.0%																3,600,000
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%																4,100,000
Property	4.63	Mankato Fairfield Inn	0.0%																3,600,000
Property	4.64	Candlewood Suites Texarkana	0.0%																2,600,000
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%																3,200,000
Loan	5	Vineyards at Forest Edge	6.0%	No	06/06/2027	353,654	4,243,845			0	Soft	Springing	No		1.54x	1.47x	0	6	98,000,000
Loan	6	211 Main Street (35)	5.3%	No	04/06/2024	180,204	2,162,442	331,031	3,972,371	82	Hard	Springing	No		2.51x	2.49x	0	6	294,000,000
Loan	7	740 Madison (35)	4.4%	Yes	05/01/2029	168,981	2,027,778	135,185	1,622,222	119	Springing Hard	Springing	No		1.96x	1.96x	0	1	150,000,000
Loan	8	Wilmont	4.2%	No	06/06/2022	179,395	2,152,740			60	Hard	Springing	No		2.21x	1.88x	0	6	73,000,000
Loan	9	iStar Leased Fee Portfolio (35)	4.0%	Yes	04/06/2028	145,572	1,746,860	582,287	6,987,438	118	Hard	Springing	No		2.12x	2.12x	0	6	346,160,000
Property	9.01	Hilton Salt Lake	1.0%																79,900,000
Property	9.02	DoubleTree Seattle Airport	0.7%																75,700,000
Property	9.03	DoubleTree Mission Valley	0.7%																55,000,000
Property	9.04	One Ally Center	0.6%																46,140,000
Property	9.05	DoubleTree Sonoma	0.3%																27,700,000
Property	9.06	DoubleTree Durango	0.3%																24,400,000
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%																11,000,000
Property	9.08	NASA/JPSS Headquarters	0.1%																7,550,000
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%																6,000,000
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%																5,400,000
Property	9.11	The Buckler Apartments	0.1%																5,300,000
Property	9.12	Lock-Up Self Storage Facility	0.0%																2,070,000
Loan	10	Save Mart Portfolio (35)(37)	3.5%	No	06/06/2027	149,223	1,790,680	365,597	4,387,166	120	Hard	Springing	No		3.23x	3.02x	0	6	361,740,000
Property	10.01	Lucky - San Francisco	0.2%																25,300,000
Property	10.02	Lucky - San Bruno	0.2%																24,560,000
Property	10.03	Lucky California - Daly City	0.2%																24,460,000
Property	10.04	Lucky - San Jose I	0.2%																15,390,000
Property	10.05	Lucky - San Jose II	0.1%																14,740,000
Property	10.06	Lucky - San Leandro	0.1%																14,660,000
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%																13,890,000
Property	10.08	Lucky - Concord	0.1%																13,280,000
Property	10.09	FoodMaxx - Antioch	0.1%																12,030,000
Property	10.10	Lucky - Hollister	0.1%																11,790,000
Property	10.11	Save Mart - Modesto	0.1%																11,400,000
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%																11,280,000
Property	10.13	Save Mart - Clovis	0.1%																11,110,000
Property	10.14	Save Mart - Grass Valley	0.1%																11,030,000
Property	10.15	FoodMaxx - Sacramento	0.1%																10,260,000
Property	10.16	Lucky - Hayward I	0.1%																10,150,000
Property	10.17	Save Mart - Auburn	0.1%																9,900,000
Property	10.18	Save Mart - Tracy	0.1%																9,340,000
Property	10.19	S-Mart - Lodi	0.1%																8,860,000
Property	10.20	Save Mart - Chico	0.1%																8,800,000
Property	10.21	Save Mart - Fresno I	0.1%																8,750,000
Property	10.22	Lucky - San Jose III	0.1%																8,520,000
Property	10.23	Save Mart - Roseville	0.1%																8,190,000
Property	10.24	Lucky - Vacaville I	0.1%																8,100,000
Property	10.25	Save Mart - Elk Grove	0.1%																7,800,000
Property	10.26	Save Mart - Fresno II	0.1%																7,540,000
Property	10.27	Lucky - Sand City	0.1%																6,960,000
Property	10.28	Lucky - Vacaville II	0.1%																6,610,000

A-1-5

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Pari Passu	Pari Passu
			% of			Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
Property			Initial Pool	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised
Flag	ID	Property Name	Balance	(Yes/No) (6)	Maturity Date	Service($) (8)	Service($) (8)	Service($)	Service($)	Period	Lockbox (9)	Management (10)	Other Loans	Borrower	NOI DSCR (8)(11)(12)	NCF DSCR (8)(11)(12)	Period (13)	Date	Value ($) (14)
Property	10.29	Lucky - Hayward	0.1%																6,560,000
Property	10.30	Save Mart - Kingsburg	0.1%																6,470,000
Property	10.31	Save Mart - Sacramento	0.1%																5,120,000
Property	10.32	Lucky - Santa Rosa	0.0%																4,870,000
Property	10.33	Save Mart - Jackson	0.0%																4,020,000
Loan	11	Lake Forest Gateway (37)	3.2%	No	05/06/2027	186,578	2,238,934			35	Springing Hard	Springing	No		1.34x	1.29x	0	6	52,540,000
Loan	12	Portola Hotel & Spa	3.1%	No	05/01/2027	120,150	1,441,801			119	Hard	Springing	No		3.92x	3.92x	0	1	101,400,000
Loan	13	50 West Liberty	3.0%	No	04/06/2027	176,450	2,117,402			22	Springing Hard	Springing	No		1.65x	1.44x	0	6	47,570,000
Loan	14	Columbus Park Crossing South (37)	2.5%	No	05/06/2027	146,444	1,757,334			23	Springing Hard	Springing	No		1.45x	1.40x	0	6	38,000,000
Loan	15	El Paseo Square (37)	2.4%	No	05/06/2027	137,222	1,646,668			0	Springing Hard	Springing	No		1.44x	1.40x	0	6	43,000,000
Loan	16	Faudree Ranch (37)	2.2%	No	06/01/2022	124,336	1,492,037			24	Springing Soft	Springing	No		1.71x	1.65x	0	1	37,980,000
Loan	17	LC Hamburg Farms	2.2%	No	05/01/2027	130,412	1,564,942			59	Springing Soft	Springing	No		1.30x	1.26x	0	1	33,341,250
Loan	18	Oregon City Shopping Center	2.0%	No	06/06/2027	81,745	980,937			120	Springing Hard	Springing	No	Yes - A	2.83x	2.53x	0	6	42,750,000
Loan	19	City Crossing	1.8%	No	04/01/2027	106,220	1,274,645			0	Hard	Springing	No		1.56x	1.41x	0	1	27,150,000
Loan	20	The Tides Building	1.8%	No	06/06/2027	70,617	847,399			120	Springing Hard	Springing	No		1.96x	1.95x	0	6	39,000,000
Loan	21	El Paso Industrial Portfolio (37)	1.6%	No	06/06/2027	92,599	1,111,188			36	Hard	Springing	No		1.70x	1.41x	0	6	25,200,000
Property	21.01	27 Spur Drive	0.4%
Property	21.02	26 Walter Jones	0.2%
Property	21.03	28 Walter Jones	0.2%
Property	21.04	25 Spur Drive	0.2%
Property	21.05	28 Spur Drive	0.2%
Property	21.06	24 Spur Drive	0.2%
Property	21.07	40 Butterfield Trail	0.1%
Property	21.08	42 Butterfield Trail	0.1%
Property	21.09	28 Butterfield Trail	0.0%
Loan	22	University Shopping Center	1.5%	No	03/01/2027	85,905	1,030,856			33	Springing Hard	Springing	No		1.53x	1.41x	5 (Once per year)	1	25,250,000
Loan	23	Santa Barbara Corporate Center	1.4%	No	05/06/2027	80,690	968,278			59	Hard	Springing	No		1.50x	1.34x	0	6	23,000,000
Loan	24	Hampton Inn Braintree	1.3%	No	06/06/2027	78,769	945,225			0	Hard	Springing	No		1.88x	1.67x	0	6	23,000,000
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	No	05/01/2022	70,073	840,874			23	Hard	Springing	No		1.99x	1.99x	0	1	20,500,000
Loan	26	2121 Ella Boulevard	1.1%	No	06/01/2022	66,753	801,036			24	Springing Soft	Springing	No		1.34x	1.31x	5 (Once per year)	1	19,200,000
Loan	27	Chateau at Flamingo	1.1%	No	06/06/2027	63,527	762,323			0	Springing Soft	Springing	No	Yes - A	1.21x	1.21x	0	6	16,620,000
Loan	28	El Monte Self Storage	1.0%	No	05/06/2027	60,472	725,669			0	Springing Soft	Springing	No		1.40x	1.38x	0	6	17,600,000
Loan	29	El Cajon Retail (37)	1.0%	No	05/06/2027	59,421	713,056			59	Hard	Springing	No		1.43x	1.33x	0	6	17,500,000
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	No	06/01/2024	57,026	684,316			36	Hard	Springing	No		2.05x	2.05x	0	1	18,000,000
Loan	31	Long Meadow Farms	0.9%	No	06/01/2027	54,126	649,512			0	Hard	Springing	No		1.61x	1.50x	0	1	14,930,000
Loan	32	2215 Broadway	0.9%	No	06/06/2027	53,621	643,453			0	Hard	Springing	No		1.41x	1.28x	0	6	18,400,000
Loan	33	Main Street Square	0.7%	No	05/01/2027	38,205	458,463			0	Hard	Springing	No		1.62x	1.47x	0	1	10,100,000
Loan	34	Union Hotel - Brooklyn	0.6%	No	06/06/2027	37,151	445,810			0	Hard	Springing	No		1.99x	1.83x	0	6	10,000,000
Loan	35	Aethercomm Building	0.6%	No	06/06/2027	26,720	320,643			120	Springing Hard	Springing	No		2.02x	2.00x	0	6	11,150,000
Loan	36	436 Bryant	0.6%	No	05/06/2027	22,971	275,651			119	Hard	Springing	No		2.34x	2.32x	0	6	10,680,000
Loan	37	Royal Palm Square	0.4%	No	06/01/2027	29,657	355,882			0	Hard	Springing	No		2.24x	1.92x	0	1	10,000,000
Loan	38	Andover Bay Apartments	0.4%	No	05/06/2027	27,178	326,139			0	Springing Soft	Springing	No		1.41x	1.37x	0	6	7,000,000
Loan	39	8333 Royal Ridge	0.4%	No	02/06/2027	23,883	286,592			32	Hard	Springing	No		1.89x	1.60x	0	6	6,550,000
Loan	40	Regency Apartments	0.3%	No	06/06/2027	18,608	223,300			0	Soft	Springing	No		1.69x	1.57x	0	6	4,900,000
Loan	41	2800 Sprouse	0.3%	No	06/06/2022	16,774	201,292			24	Hard	Springing	No		2.21x	1.91x	0	6	5,400,000
A-1-6

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

															Net
			% of		FIRREA	Cut-off									Rentable Area	Units	Loan per Net
Property			Initial Pool	Appraisal	Compliant	Date LTV	LTV Ratio at						Year	Year	(SF/Units/	of	Rentable Area
Flag	ID	Property Name	Balance	As-of Date	(Yes/No)	Ratio (11)(12)(14)	Maturity or ARD (11)(12)(14)	Address	City	County	State	Zip Code	Built	Renovated	Rooms) (4)	Measure	(SF/Units/Rooms) ($) (4)(11)(12)
Loan	1	245 Park Avenue (35)(36)	8.3%	04/01/2017	Yes	48.9%	48.9%	245 Park Avenue	New York	New York	NY	10167	1965	2006	1,723,993	Sq. Ft.	626
Loan	2	Gateway Net Lease Portfolio (35)	7.5%	Various	Yes	45.0%	45.0%	Various	Various	Various	Various	Various	Various	Various	5,296,943	Sq. Ft.	67
Property	2.01	BAE Facility	0.6%	02/22/2017	Yes			4300 Airport Expressway	Fort Wayne	Allen	IN	46809	2015	NAP	333,750	Sq. Ft.	88
Property	2.02	FedEx Ground (Stratford)	0.6%	02/24/2017	Yes			825 Lordship Boulevard	Stratford	Fairfield	CT	06615	2016	NAP	225,198	Sq. Ft.	126
Property	2.03	FedEx (Baltimore)	0.6%	02/27/2017	Yes			6021 Bethlehem Boulevard	Edgemere	Baltimore	MD	21219	2016	NAP	306,016	Sq. Ft.	85
Property	2.04	Harman Becker	0.4%	03/02/2017	Yes			30001 Cabot Drive	Novi	Oakland	MI	48377	2015	NAP	188,042	Sq. Ft.	110
Property	2.05	GE Aviation (Lafayette)	0.4%	02/22/2017	Yes			3720 US Highway 52 South	Lafayette	Tippecanoe	IN	47905	2015	NAP	306,406	Sq. Ft.	65
Property	2.06	GoDaddy	0.4%	02/24/2017	Yes			2155 East GoDaddy Way	Tempe	Maricopa	AZ	85284	2014	NAP	150,000	Sq. Ft.	117
Property	2.07	Carrier	0.4%	02/23/2017	Yes			16011 Applewhite Road	San Antonio	Bexar	TX	78264	2014	NAP	517,000	Sq. Ft.	33
Property	2.08	Emerus	0.3%	02/24/2017	Yes			8686 New Trails Drive	The Woodlands	Montgomery	TX	77381	2000	NAP	95,640	Sq. Ft.	147
Property	2.09	Cardinal Health	0.3%	02/21/2017	Yes			6000 Rosa Parks Boulevard	Detroit	Wayne	MI	48208	2015	NAP	275,951	Sq. Ft.	50
Property	2.10	Tyco Electronics	0.3%	02/27/2017	Yes			501 Shenandoah Drive	Shakopee	Scott	MN	55379	2014	NAP	176,648	Sq. Ft.	77
Property	2.11	FCA/Caterpillar	0.3%	02/22/2017	Yes			2348 FM 464	Seguin	Guadalupe	TX	78155	2012	NAP	300,000	Sq. Ft.	43
Property	2.12	FedEx Ground (Staunton)	0.2%	03/02/2017	Yes			7 Industry Way	Staunton	Staunton City	VA	24401	2016	NAP	225,198	Sq. Ft.	48
Property	2.13	Quad Packaging (Proteus)	0.2%	02/24/2017	Yes			1 & 3 World Packaging Circle	Franklin	Milwaukee	WI	53132	2006	NAP	205,000	Sq. Ft.	44
Property	2.14	Quad Packaging (Transpak)	0.2%	02/24/2017	Yes			2 & 4 World Packaging Circle	Franklin	Milwaukee	WI	53132	2006	NAP	218,000	Sq. Ft.	41
Property	2.15	T-Mobile Call Center	0.2%	02/23/2017	Yes			820 Tom Martin Drive	Birmingham	Jefferson	AL	35211	1996	2014	66,500	Sq. Ft.	125
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%	02/17/2017	Yes			1727 South Main Street	Dallas	Dallas	TX	75261	2008	NAP	150,975	Sq. Ft.	53
Property	2.17	Vatterott College	0.2%	02/15/2017	Yes			8580 Evans Avenue	Berkeley	Saint Louis	MO	63134	2007	NAP	90,000	Sq. Ft.	83
Property	2.18	Comcast	0.1%	02/24/2017	Yes			12645 Corporate Lakes Drive	Fort Myers	Lee	FL	33913	2008	NAP	57,260	Sq. Ft.	117
Property	2.19	Alfa Laval Plant	0.1%	02/24/2017	Yes			5400 International Trade Drive	Richmond	Henrico	VA	23231	1990	2005	180,252	Sq. Ft.	34
Property	2.20	LKQ (New Braunfels)	0.1%	02/22/2017	Yes			5545 Goodwin Lane	New Braunfels	Guadalupe	TX	78130	2016	NAP	98,771	Sq. Ft.	61
Property	2.21	Hitachi	0.1%	02/22/2017	Yes			1375 North 28th Avenue	Irving	Dallas	TX	75063	2000	2012	72,056	Sq. Ft.	80
Property	2.22	Cameron International	0.1%	02/21/2017	Yes			2503 South Main Street	Mansfield	Tioga	PA	16933	2013	NAP	75,000	Sq. Ft.	73
Property	2.23	Alliance Data Systems Office	0.1%	02/17/2017	Yes			220 West Schrock Road	Westerville	Franklin	OH	43081	1990	2005	100,800	Sq. Ft.	51
Property	2.24	Synchrony Financial	0.1%	02/22/2017	Yes			140 Wekiva Springs Road	Longwood	Seminole	FL	32779	1983	NAP	67,775	Sq. Ft.	71
Property	2.25	Baxalta (Barry Pointe)	0.1%	08/08/2017	Yes			9500 Northeast 82nd Terrace	Kansas City	Clay	MO	64158	2017	NAP	16,686	Sq. Ft.	222
Property	2.26	Baxalta (Casselberry)	0.1%	10/09/2017	Yes			1385 State Road 436	Casselberry	Seminole	FL	32707	2017	NAP	16,694	Sq. Ft.	211
Property	2.27	Baxalta (Mounds View)	0.1%	02/27/2017	Yes			2325 County Road 10	Mounds View	Ramsey	MN	55112	2015	NAP	16,694	Sq. Ft.	200
Property	2.28	Baxalta (Grand Rapids)	0.1%	02/20/2017	Yes			2670 East Paris Avenue Southeast	Grand Rapids	Kent	MI	49546	2014	NAP	16,694	Sq. Ft.	199
Property	2.29	Gerdau	0.1%	03/01/2017	Yes			4265 West Tompkins Avenue	Las Vegas	Clark	NV	89103	1986	2015	46,976	Sq. Ft.	71
Property	2.30	Baxalta (Wausau)	0.1%	02/17/2017	Yes			3201 Rib Mountain Drive	Wausau	Marathon	WI	54401	2015	NAP	16,694	Sq. Ft.	194
Property	2.31	Baxalta (Springfield)	0.1%	02/27/2017	Yes			1815 McCurry Road	Springfield	Greene	MO	65807	2015	NAP	16,694	Sq. Ft.	188
Property	2.32	LKQ (Salisbury)	0.1%	02/23/2017	Yes			1001 Carrier Drive	Charlotte	Mecklenburg	NC	28216	1960	2005	205,100	Sq. Ft.	15
Property	2.33	Baxalta (Ankeny)	0.1%	03/01/2017	Yes			725 Southeast Oralabor Road	Ankeny	Polk	IA	50021	2015	NAP	16,694	Sq. Ft.	178
Property	2.34	H&E Equipment Services (San Antonio)	0.1%	02/23/2017	Yes			5327 & 5423 Tex-Con Road	San Antonio	Bexar	TX	78220	2015	NAP	26,535	Sq. Ft.	98
Property	2.35	H&E Equipment Services (New Orleans)	0.1%	02/27/2017	Yes			4202 Almonaster Avenue	New Orleans	Orleans	LA	70126	2015	NAP	18,808	Sq. Ft.	130
Property	2.36	GE Aviation (Pompano)	0.0%	02/22/2017	Yes			2705 Gateway Drive	Pompano Beach	Broward	FL	33069	1985	2012	30,892	Sq. Ft.	74
Property	2.37	Saint-Gobain Warehouse	0.0%	02/17/2017	Yes			30 Sibley Drive	Russellville	Franklin	AL	35654	2009, 2014	NAP	102,950	Sq. Ft.	20
Property	2.38	H&E Equipment Services (Columbia)	0.0%	02/20/2017	Yes			1031 Buckner Park Drive	Columbia	Richland	SC	29203	2015	NAP	19,380	Sq. Ft.	106
Property	2.39	H&E Equipment Services (Yukon)	0.0%	02/20/2017	Yes			10700 Northwest 4th Street	Yukon	Canadian	OK	73099	2015	NAP	19,608	Sq. Ft.	103
Property	2.40	LKQ (Toledo)	0.0%	02/22/2017	Yes			6180 Hagman Road	Toledo	Lucas	OH	43612	1975, 2012	2013	207,998	Sq. Ft.	10
Property	2.41	H&E Equipment Services (Greer)	0.0%	02/17/2017	Yes			585 Brookshire Road	Greer	Spartanburg	SC	29651	2015	NAP	19,608	Sq. Ft.	101
Loan	3	Olympic Tower (35)(36)	7.1%	04/01/2017	Yes	32.2%	32.2%	645, 647 & 651 Fifth Avenue and 10 East 52nd Street	New York	New York	NY	10022	1905, 1930, 1973	NAP	525,372	Sq. Ft.	1,163
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%	04/23/2017	Yes	60.4%	60.4%	Various	Various	Various	Various	Various	Various	Various	6,366	Rooms	90,680
Property	4.01	Larkspur Landing Sunnyvale	0.4%	04/23/2017	Yes			748 North Mathilda Avenue	Sunnyvale	Santa Clara	CA	94085	2000	NAP	126	Rooms	270,381
Property	4.02	Larkspur Landing Milpitas	0.4%	04/23/2017	Yes			40 Ranch Drive	Milpitas	Santa Clara	CA	95035	1998	NAP	124	Rooms	231,501
Property	4.03	Larkspur Landing Campbell	0.3%	04/23/2017	Yes			550 West Hamilton Avenue	Campbell	Santa Clara	CA	95008	2000	NAP	117	Rooms	215,730
Property	4.04	Larkspur Landing San Francisco	0.3%	04/23/2017	Yes			690 Gateway Boulevard	South San Francisco	San Mateo	CA	94080	1999	NAP	111	Rooms	187,333
Property	4.05	Larkspur Landing Pleasanton	0.2%	04/23/2017	Yes			5535 Johnson Drive	Pleasanton	Alameda	CA	94588	1997	NAP	124	Rooms	164,002
Property	4.06	Larkspur Landing Bellevue	0.2%	04/23/2017	Yes			15805 Southeast 37th Street	Bellevue	King	WA	98006	1998	NAP	126	Rooms	143,754
Property	4.07	Larkspur Landing Sacramento	0.2%	04/23/2017	Yes			555 Howe Avenue	Sacramento	Sacramento	CA	95825	1998	NAP	124	Rooms	109,159
Property	4.08	Hampton Inn Ann Arbor North	0.2%	04/23/2017	Yes			2300 Green Road	Ann Arbor	Washtenaw	MI	48105	1988	2015	129	Rooms	102,393
Property	4.09	Larkspur Landing Hillsboro	0.2%	04/23/2017	Yes			3133 Northeast Shute Road	Hillsboro	Washington	OR	97124	1997	NAP	124	Rooms	106,522
Property	4.10	Larkspur Landing Renton	0.2%	04/23/2017	Yes			1701 East Valley Road	Renton	King	WA	98057	1998	NAP	127	Rooms	102,976
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%	04/23/2017	Yes			1311 Wet N Wild Way	Arlington	Tarrant	TX	76011	2008	2013	147	Rooms	85,407
Property	4.12	Residence Inn Toledo Maumee	0.2%	04/23/2017	Yes			1370 Arrowhead Drive	Maumee	Lucas	OH	43537	2008	2016	108	Rooms	115,038
Property	4.13	Residence Inn Williamsburg	0.1%	04/23/2017	Yes			1648 Richmond Road	Williamsburg	Williamsburg City	VA	23185	1999	2012	108	Rooms	110,194
Property	4.14	Hampton Inn Suites Waco South	0.1%	04/23/2017	Yes			2501 Marketplace Drive	Waco	McLennan	TX	76711	2008	2013	123	Rooms	89,313
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%	04/23/2017	Yes			447 Farmington Avenue	Louisville	Jefferson	KY	40209	2008	NAP	106	Rooms	101,786
Property	4.16	Courtyard Tyler	0.1%	04/23/2017	Yes			7424 South Broadway Avenue	Tyler	Smith	TX	75703	2010	2016	121	Rooms	87,547
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%	04/23/2017	Yes			50 Raritan Center Parkway	Edison	Middlesex	NJ	08837	2002	2014	132	Rooms	80,251
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%	04/23/2017	Yes			420 Inwood Avenue North	Oakdale	Washington	MN	55128	2005	2013	116	Rooms	90,193
Property	4.19	Residence Inn Grand Rapids West	0.1%	04/23/2017	Yes			3451 Rivertown Point Court Southwest	Grandville	Kent	MI	49418	2000	2017	90	Rooms	114,795
Property	4.20	Peoria, AZ Residence Inn	0.1%	04/23/2017	Yes			8435 West Paradise Lane	Peoria	Maricopa	AZ	85382	1998	2013	90	Rooms	114,069
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%	04/23/2017	Yes			320 South Towanda Avenue	Normal	McLean	IL	61761	2007	2015	128	Rooms	79,694
Property	4.22	Courtyard Chico	0.1%	04/23/2017	Yes			2481 Carmichael Drive	Chico	Butte	CA	95928	2005	2015	90	Rooms	111,163
Property	4.23	Hampton Inn Suites Kokomo	0.1%	04/23/2017	Yes			2920 South Reed Road	Kokomo	Howard	IN	46902	1997	2013	105	Rooms	92,168
Property	4.24	Hampton Inn Suites South Bend	0.1%	04/23/2017	Yes			52709 State Road 933	South Bend	Saint Joseph	IN	46637	1997	2014	117	Rooms	82,715
Property	4.25	Courtyard Wichita Falls	0.1%	04/23/2017	Yes			3800 Tarry Street	Wichita Falls	Wichita	TX	76308	2009	2017	93	Rooms	99,139
Property	4.26	Hampton Inn Morehead	0.1%	04/23/2017	Yes			4035 Arendell Street	Morehead City	Carteret	NC	28557	1991	2017	118	Rooms	75,919
Property	4.27	Residence Inn Chico	0.1%	04/23/2017	Yes			2485 Carmichael Drive	Chico	Butte	CA	95928	2005	2014	78	Rooms	111,498
Property	4.28	Courtyard Lufkin	0.1%	04/23/2017	Yes			2130 South First Street	Lufkin	Angelina	TX	75901	2009	2017	101	Rooms	82,223
Property	4.29	Hampton Inn Carlisle	0.1%	04/23/2017	Yes			1164 Harrisburg Pike	Carlisle	Cumberland	PA	17013	1997	2014	97	Rooms	84,939
Property	4.30	Springhill Suites Williamsburg	0.1%	04/23/2017	Yes			1644 Richmond Road	Williamsburg	Williamsburg City	VA	23185	2002	2012	120	Rooms	68,659
Property	4.31	Fairfield Inn Bloomington	0.1%	04/23/2017	Yes			120 South Fairfield Drive	Bloomington	Monroe	IN	47404	1995	2015	105	Rooms	77,845
Property	4.32	Waco Residence Inn	0.1%	04/23/2017	Yes			501 South University	Waco	McLennan	TX	76706	1997	2012	78	Rooms	102,276
Property	4.33	Holiday Inn Express Fishers	0.1%	04/23/2017	Yes			9791 North by Northeast Boulevard	Fishers	Hamilton	IN	46037	2000	2012	115	Rooms	64,821

A-1-7

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

															Net
			% of		FIRREA	Cut-off									Rentable Area	Units	Loan per Net
Property			Initial Pool	Appraisal	Compliant	Date LTV	LTV Ratio at						Year	Year	(SF/Units/	of	Rentable Area
Flag	ID	Property Name	Balance	As-of Date	(Yes/No)	Ratio (11)(12)(14)	Maturity or ARD (11)(12)(14)	Address	City	County	State	Zip Code	Built	Renovated	Rooms) (4)	Measure	(SF/Units/Rooms) ($) (4)(11)(12)
Property	4.34	Larkspur Landing Folsom	0.1%	04/23/2017	Yes			121 Iron Point Road	Folsom	Sacramento	CA	95630	2000	NAP	84	Rooms	86,408
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%	04/23/2017	Yes			4305 Weaver Parkway	Warrenville	DuPage	IL	60555	1997	2013	128	Rooms	53,640
Property	4.36	Holiday Inn Express & Suites Paris	0.1%	04/23/2017	Yes			3025 Northeast Loop 286	Paris	Lamar	TX	75460	2009	NAP	84	Rooms	80,959
Property	4.37	Toledo Homewood Suites	0.1%	04/23/2017	Yes			1410 Arrowhead Drive	Maumee	Lucas	OH	43537	1997	2014	78	Rooms	87,186
Property	4.38	Grand Rapids Homewood Suites	0.1%	04/23/2017	Yes			3920 Stahl Drive	Grand Rapids	Kent	MI	49546	1997	2013	78	Rooms	84,671
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%	04/23/2017	Yes			1415 Stillwater Avenue	Cheyenne	Laramie	WY	82009	1994	2013	60	Rooms	102,444
Property	4.40	Fairfield Inn Laurel	0.1%	04/23/2017	Yes			13700 Baltimore Avenue	Laurel	Prince Georges	MD	20707	1988	2013	109	Rooms	56,391
Property	4.41	Courtyard Akron Stow	0.1%	04/23/2017	Yes			4047 Bridgewater Parkway	Stow	Summit	OH	44224	2005	2014	101	Rooms	59,563
Property	4.42	Larkspur Landing Roseville	0.1%	04/23/2017	Yes			1931 Taylor Road	Roseville	Placer	CA	95661	1999	NAP	90	Rooms	63,210
Property	4.43	Towneplace Suites Bloomington	0.1%	04/23/2017	Yes			105 South Franklin Road	Bloomington	Monroe	IN	47404	2000	2013	83	Rooms	68,541
Property	4.44	Hampton Inn Danville	0.1%	04/23/2017	Yes			97 Old Valley School Road	Danville	Montour	PA	17821	1998	2013	71	Rooms	79,204
Property	4.45	Holiday Inn Norwich	0.1%	04/23/2017	Yes			10 Laura Boulevard	Norwich	New London	CT	06360	1975	2013	135	Rooms	41,171
Property	4.46	Hampton Inn Suites Longview North	0.1%	04/23/2017	Yes			3044 North Eastman Road	Longview	Gregg	TX	75605	2008	2013	91	Rooms	60,360
Property	4.47	Springhill Suites Peoria Westlake	0.1%	04/23/2017	Yes			2701 West Lake Avenue	Peoria	Peoria	IL	61615	2000	2013	124	Rooms	44,296
Property	4.48	Hampton Inn Suites Buda	0.1%	04/23/2017	Yes			1201 Cabelas Drive	Buda	Hays	TX	78610	2008	NAP	74	Rooms	73,343
Property	4.49	Shawnee Hampton Inn	0.1%	04/23/2017	Yes			4851 North Kickapoo	Shawnee	Pottawatomie	OK	74804	1996	2013	63	Rooms	86,148
Property	4.50	Racine Fairfield Inn	0.1%	04/23/2017	Yes			6421 Washington Avenue	Racine	Racine	WI	53406	1991	2016	62	Rooms	85,429
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%	04/23/2017	Yes			3 Stetler Avenue	Shamokin Dam	Snyder	PA	17876	1996	2013	75	Rooms	68,877
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%	04/23/2017	Yes			300 Tanger Drive	Terrell	Kaufman	TX	75160	2007	2013	68	Rooms	72,121
Property	4.53	Westchase Homewood Suites	0.1%	04/23/2017	Yes			2424 Rogerdale Road	Houston	Harris	TX	77042	1998	2016	96	Rooms	49,446
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%	04/23/2017	Yes			2421 East Southeast Loop 323	Tyler	Smith	TX	75701	2000	2015	88	Rooms	53,501
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%	04/23/2017	Yes			148 Interstate 45 South	Huntsville	Walker	TX	77340	2008	2013	87	Rooms	51,861
Property	4.56	Hampton Inn Sweetwater	0.1%	04/23/2017	Yes			302 Southeast Georgia Avenue	Sweetwater	Nolan	TX	79556	2009	NAP	72	Rooms	57,216
Property	4.57	Comfort Suites Buda Austin South	0.0%	04/23/2017	Yes			15295 South Interstate 35 Building 800	Buda	Hays	TX	78610	2009	NAP	72	Rooms	48,134
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%	04/23/2017	Yes			175 Alford Drive	Weatherford	Parker	TX	76087	2009	2016	86	Rooms	38,017
Property	4.59	Holiday Inn Express & Suites Altus	0.0%	04/23/2017	Yes			2812 East Broadway	Altus	Jackson	OK	73521	2008	2013	68	Rooms	38,961
Property	4.60	Comfort Inn & Suites Paris	0.0%	04/23/2017	Yes			3035 Northeast Loop 286	Paris	Lamar	TX	75460	2009	NAP	56	Rooms	42,036
Property	4.61	Hampton Inn Suites Decatur	0.0%	04/23/2017	Yes			110 South Highway 81/287	Decatur	Wise	TX	76234	2008	2013	74	Rooms	30,441
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%	04/23/2017	Yes			5210 Crossroads Parkway	Texarkana	Miller	AR	71854	2009	NAP	88	Rooms	23,705
Property	4.63	Mankato Fairfield Inn	0.0%	04/23/2017	Yes			141 Apache Place	Mankato	Blue Earth	MN	56001	1997	2016	61	Rooms	30,645
Property	4.64	Candlewood Suites Texarkana	0.0%	04/23/2017	Yes			2901 South Cowhorn Creek Loop	Texarkana	Bowie	TX	75503	2009	2014	80	Rooms	18,066
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%	04/23/2017	Yes			20611 Highway 59	Humble	Harris	TX	77338	2001	2017	62	Rooms	22,139
Loan	5	Vineyards at Forest Edge	6.0%	03/10/2017	Yes	69.5%	56.6%	9669 Forest Lane	Dallas	Dallas	TX	75243	1983, 1984	2015	1,218	Units	55,920
Loan	6	211 Main Street (35)	5.3%	03/13/2017	Yes	57.9%	57.9%	211 Main Street	San Francisco	San Francisco	CA	94105	1973	1998	417,266	Sq. Ft.	408
Loan	7	740 Madison (35)	4.4%	03/13/2017	Yes	60.0%	60.0%	740 Madison Avenue	New York	New York	NY	10065	1920	2017	33,176	Sq. Ft.	2,713
Loan	8	Wilmont	4.2%	06/01/2017	Yes	65.1%	65.1%	3200 Wilshire Boulevard & 695 South Vermont Avenue	Los Angeles	Los Angeles	CA	90010	1961, 1971	NAP	401,860	Sq. Ft.	118
Loan	9	iStar Leased Fee Portfolio (35)	4.0%	Various	Yes	65.6%	65.6%	Various	Various	Various	Various	Various	Various	Various	3,410,111	Sq. Ft.	NAP
Property	9.01	Hilton Salt Lake	1.0%	02/20/2017	Yes			255 South West Temple	Salt Lake City	Salt Lake	UT	84101	1982	2012	425,000	Sq. Ft.	NAP
Property	9.02	DoubleTree Seattle Airport	0.7%	02/27/2017	Yes			18740 International Boulevard	SeaTac	King	WA	98188	1969-1983	2015	579,432	Sq. Ft.	NAP
Property	9.03	DoubleTree Mission Valley	0.7%	02/16/2017	Yes			7450 Hazard Center Drive	San Diego	San Diego	CA	92108	1990	NAP	236,745	Sq. Ft.	NAP
Property	9.04	One Ally Center	0.6%	02/23/2017	Yes			500 Woodward Avenue	Detroit	Wayne	MI	48226	1992	NAP	957,355	Sq. Ft.	NAP
Property	9.05	DoubleTree Sonoma	0.3%	02/15/2017	Yes			1 Doubletree Drive	Rohnert Park	Sonoma	CA	94928	1987	NAP	213,000	Sq. Ft.	NAP
Property	9.06	DoubleTree Durango	0.3%	02/17/2017	Yes			501 Camino Del Rio	Durango	La Plata	CO	81301	1986	2017	132,384	Sq. Ft.	NAP
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%	02/22/2017	Yes			4150 Deputy Bill Cantrell Memorial Road	Cumming	Forsyth	GA	30040	2017	NAP	92,573	Sq. Ft.	NAP
Property	9.08	NASA/JPSS Headquarters	0.1%	02/15/2017	Yes			7700-7720 Hubble Drive	Lanham	Prince George’s	MD	20706	1994	NAP	120,000	Sq. Ft.	NAP
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%	02/20/2017	Yes			2101 North Stemmons Freeway	Dallas	Dallas	TX	75207	1989	2017	178,331	Sq. Ft.	NAP
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%	02/20/2017	Yes			2150 Market Center Boulevard	Dallas	Dallas	TX	75207	1989	2016	158,805	Sq. Ft.	NAP
Property	9.11	The Buckler Apartments	0.1%	02/17/2017	Yes			401 West Michigan Street	Milwaukee	Milwaukee	WI	53203	1977	2016	212,486	Sq. Ft.	NAP
Property	9.12	Lock-Up Self Storage Facility	0.0%	02/21/2017	Yes			221 American Boulevard West	Bloomington	Hennepin	MN	55420	2008	NAP	104,000	Sq. Ft.	NAP
Loan	10	Save Mart Portfolio (35)(37)	3.5%	Various	Yes	38.1%	38.1%	Various	Various	Various	CA	Various	Various	Various	1,733,239	Sq. Ft.	80
Property	10.01	Lucky - San Francisco	0.2%	02/10/2017	Yes			1515 Sloat Boulevard	San Francisco	San Francisco	CA	94132	1993	NAP	49,188	Sq. Ft.	198
Property	10.02	Lucky - San Bruno	0.2%	02/10/2017	Yes			1322 El Camino Real	San Bruno	San Mateo	CA	94066	1989	NAP	56,280	Sq. Ft.	168
Property	10.03	Lucky California - Daly City	0.2%	02/10/2017	Yes			6843 Mission Street	Daly City	San Mateo	CA	94015	1996	NAP	61,881	Sq. Ft.	152
Property	10.04	Lucky - San Jose I	0.2%	02/08/2017	Yes			3270 South White Road	San Jose	Santa Clara	CA	95148	1985	NAP	52,659	Sq. Ft.	112
Property	10.05	Lucky - San Jose II	0.1%	02/08/2017	Yes			565 West Capitol Expressway	San Jose	Santa Clara	CA	95136	1996	NAP	59,907	Sq. Ft.	95
Property	10.06	Lucky - San Leandro	0.1%	02/10/2017	Yes			1300 Fairmont Drive	San Leandro	Alameda	CA	94578	1982	NAP	58,526	Sq. Ft.	96
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%	02/10/2017	Yes			1003 East Bidwell Street	Folsom	Sacramento	CA	95630	1990	NAP	49,517	Sq. Ft.	108
Property	10.08	Lucky - Concord	0.1%	02/10/2017	Yes			5190 Clayton Road	Concord	Contra Costa	CA	94521	2000	NAP	61,447	Sq. Ft.	83
Property	10.09	FoodMaxx - Antioch	0.1%	02/10/2017	Yes			4500 Lone Tree Way	Antioch	Contra Costa	CA	94531	1996	NAP	60,154	Sq. Ft.	77
Property	10.10	Lucky - Hollister	0.1%	02/08/2017	Yes			291 McCray Street	Hollister	San Benito	CA	95023	1995	NAP	62,078	Sq. Ft.	73
Property	10.11	Save Mart - Modesto	0.1%	02/10/2017	Yes			801 Oakdale Road	Modesto	Stanislaus	CA	95355	2001	NAP	54,605	Sq. Ft.	80
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%	02/08/2017	Yes			1223 North Davis Road	Salinas	Monterey	CA	93907	1997	2012	62,246	Sq. Ft.	70
Property	10.13	Save Mart - Clovis	0.1%	02/10/2017	Yes			1157 North Willow Street	Clovis	Fresno	CA	93611	2002	NAP	50,918	Sq. Ft.	84
Property	10.14	Save Mart - Grass Valley	0.1%	02/10/2017	Yes			2054 Nevada City Highway	Grass Valley	Nevada	CA	95945	1990	NAP	43,737	Sq. Ft.	97
Property	10.15	FoodMaxx - Sacramento	0.1%	02/10/2017	Yes			3291 Truxel Road	Sacramento	Sacramento	CA	95833	1987	2012	51,316	Sq. Ft.	77
Property	10.16	Lucky - Hayward I	0.1%	02/10/2017	Yes			25151 Santa Clara Street	Hayward	Alameda	CA	94544	1990	NAP	45,579	Sq. Ft.	86
Property	10.17	Save Mart - Auburn	0.1%	02/10/2017	Yes			386 Elm Avenue	Auburn	Placer	CA	95603	1980	1996	43,768	Sq. Ft.	87
Property	10.18	Save Mart - Tracy	0.1%	02/10/2017	Yes			875 South Tracy Boulevard	Tracy	San Joaquin	CA	95376	1997	NAP	62,236	Sq. Ft.	58
Property	10.19	S-Mart - Lodi	0.1%	02/10/2017	Yes			530 West Lodi Avenue	Lodi	San Joaquin	CA	95240	1996	NAP	50,342	Sq. Ft.	68
Property	10.20	Save Mart - Chico	0.1%	02/10/2017	Yes			146 West East Avenue	Chico	Butte	CA	95926	1989	2001	42,294	Sq. Ft.	80
Property	10.21	Save Mart - Fresno I	0.1%	02/10/2017	Yes			5750 North First Street	Fresno	Fresno	CA	93710	1994	NAP	58,360	Sq. Ft.	58
Property	10.22	Lucky - San Jose III	0.1%	02/08/2017	Yes			2027 Camden Avenue	San Jose	Santa Clara	CA	95124	1990	NAP	49,103	Sq. Ft.	67
Property	10.23	Save Mart - Roseville	0.1%	02/10/2017	Yes			5060 Foothills Boulevard	Roseville	Placer	CA	95678	1995	NAP	53,248	Sq. Ft.	59
Property	10.24	Lucky - Vacaville I	0.1%	02/10/2017	Yes			777 East Monte Vista Avenue	Vacaville	Solano	CA	95688	1988	NAP	42,630	Sq. Ft.	73
Property	10.25	Save Mart - Elk Grove	0.1%	02/10/2017	Yes			9160 Elk Grove Florin Road	Elk Grove	Sacramento	CA	95624	1994	NAP	45,641	Sq. Ft.	66
Property	10.26	Save Mart - Fresno II	0.1%	02/10/2017	Yes			4043 West Clinton Avenue	Fresno	Fresno	CA	93722	1996	NAP	50,245	Sq. Ft.	58
Property	10.27	Lucky - Sand City	0.1%	02/08/2017	Yes			2000 California Avenue	Sand City	Monterey	CA	93955	1996	NAP	62,501	Sq. Ft.	43
Property	10.28	Lucky - Vacaville II	0.1%	02/10/2017	Yes			1979 Peabody Road	Vacaville	Solano	CA	95687	2003	NAP	44,745	Sq. Ft.	57

A-1-8

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

															Net
			% of		FIRREA	Cut-off									Rentable Area	Units	Loan per Net
Property			Initial Pool	Appraisal	Compliant	Date LTV	LTV Ratio at						Year	Year	(SF/Units/	of	Rentable Area
Flag	ID	Property Name	Balance	As-of Date	(Yes/No)	Ratio (11)(12)(14)	Maturity or ARD (11)(12)(14)	Address	City	County	State	Zip Code	Built	Renovated	Rooms) (4)	Measure	(SF/Units/Rooms) ($) (4)(11)(12)
Property	10.29	Lucky - Hayward	0.1%	02/10/2017	Yes			22555 Mission Boulevard	Hayward	Alameda	CA	94541	2001	NAP	61,454	Sq. Ft.	41
Property	10.30	Save Mart - Kingsburg	0.1%	02/10/2017	Yes			909 Sierra Street	Kingsburg	Fresno	CA	93631	1999	NAP	41,368	Sq. Ft.	60
Property	10.31	Save Mart - Sacramento	0.1%	02/10/2017	Yes			7960 Gerber Road	Sacramento	Sacramento	CA	95828	1990	NAP	49,629	Sq. Ft.	40
Property	10.32	Lucky - Santa Rosa	0.0%	02/10/2017	Yes			150 Bicentennial Way	Santa Rosa	Sonoma	CA	95403	1998	NAP	55,044	Sq. Ft.	34
Property	10.33	Save Mart - Jackson	0.0%	02/10/2017	Yes			11980 State Highway 88	Jackson	Amador	CA	95642	1994	NAP	40,593	Sq. Ft.	14
Loan	11	Lake Forest Gateway (37)	3.2%	11/05/2016	Yes	68.7%	60.4%	23592 Rockfield Boulevard	Lake Forest	Orange	CA	92630	1973, 2010, 2015	2016	77,710	Sq. Ft.	465
Loan	12	Portola Hotel & Spa	3.1%	03/21/2017	Yes	34.5%	34.5%	2 Portola Plaza	Monterey	Monterey	CA	93940	1978	2017	379	Rooms	92,348
Loan	13	50 West Liberty	3.0%	02/17/2017	Yes	72.5%	62.1%	50 West Liberty Street	Reno	Washoe	NV	89501	1980	2015	244,449	Sq. Ft.	141
Loan	14	Columbus Park Crossing South (37)	2.5%	03/07/2017	Yes	75.0%	64.3%	5550 Whittlesey Boulevard	Columbus	Muscogee	GA	31909	2006	NAP	225,628	Sq. Ft.	126
Loan	15	El Paseo Square (37)	2.4%	03/24/2017	Yes	63.9%	51.5%	73-400-73-470 El Paseo and 73-401-73-411 & 73-496 Highway 111	Palm Desert	Riverside	CA	92260	1973, 2002, 2003, 2016	2016	74,821	Sq. Ft.	367
Loan	16	Faudree Ranch (37)	2.2%	04/12/2017	Yes	66.2%	62.8%	2741 Faudree Road	Odessa	Midland	TX	79765	2014	NAP	300	Units	83,750
Loan	17	LC Hamburg Farms	2.2%	03/16/2017	Yes	75.0%	68.9%	2498 Aristocracy Circle	Lexington	Fayette	KY	40509	2005	NAP	221	Units	113,122
Loan	18	Oregon City Shopping Center	2.0%	03/01/2017	Yes	52.6%	52.6%	1900 & 1926 Southeast McLoughlin Boulevard	Oregon City	Clackamas	OR	97045	1963	2000	247,898	Sq. Ft.	91
Loan	19	City Crossing	1.8%	12/21/2016	Yes	74.8%	61.2%	2620 Watson Boulevard	Warner Robins	Houston	GA	31093	2002	NAP	190,851	Sq. Ft.	106
Loan	20	The Tides Building	1.8%	04/07/2017	Yes	51.3%	51.3%	331 Santa Monica Boulevard	Santa Monica	Los Angeles	CA	90401	2003	NAP	36,535	Sq. Ft.	547
Loan	21	El Paso Industrial Portfolio (37)	1.6%	03/09/2017	Yes	71.4%	62.7%	Various	El Paso	El Paso	TX	79906	Various	NAP	658,540	Sq. Ft.	27
Property	21.01	27 Spur Drive	0.4%	03/09/2017	Yes			27 Spur Drive	El Paso	El Paso	TX	79906	1986	NAP	162,911	Sq. Ft.	26
Property	21.02	26 Walter Jones	0.2%	03/09/2017	Yes			26 Walter Jones Boulevard	El Paso	El Paso	TX	79906	1997	NAP	93,360	Sq. Ft.	29
Property	21.03	28 Walter Jones	0.2%	03/09/2017	Yes			28 Walter Jones Boulevard	El Paso	El Paso	TX	79906	1997	NAP	80,001	Sq. Ft.	30
Property	21.04	25 Spur Drive	0.2%	03/09/2017	Yes			25 Spur Drive	El Paso	El Paso	TX	79906	1986	NAP	89,421	Sq. Ft.	25
Property	21.05	28 Spur Drive	0.2%	03/09/2017	Yes			28 Spur Drive	El Paso	El Paso	TX	79906	1987	NAP	78,121	Sq. Ft.	28
Property	21.06	24 Spur Drive	0.2%	03/09/2017	Yes			24 Spur Drive	El Paso	El Paso	TX	79906	1988	NAP	72,925	Sq. Ft.	29
Property	21.07	40 Butterfield Trail	0.1%	03/09/2017	Yes			40 Butterfield Trail Boulevard	El Paso	El Paso	TX	79906	1989	NAP	33,339	Sq. Ft.	27
Property	21.08	42 Butterfield Trail	0.1%	03/09/2017	Yes			42 Butterfield Trail Boulevard	El Paso	El Paso	TX	79906	1989	NAP	37,662	Sq. Ft.	24
Property	21.09	28 Butterfield Trail	0.0%	03/09/2017	Yes			28 Butterfield Trail Boulevard	El Paso	El Paso	TX	79906	1990	NAP	10,800	Sq. Ft.	37
Loan	22	University Shopping Center	1.5%	10/20/2016	Yes	66.8%	58.6%	1901-1913 Texas Avenue South	College Station	Brazos	TX	77840	2001	NAP	170,225	Sq. Ft.	99
Loan	23	Santa Barbara Corporate Center	1.4%	03/15/2017	Yes	69.6%	63.6%	5383 Hollister Avenue	Goleta	Santa Barbara	CA	93111	1996	NAP	81,871	Sq. Ft.	195
Loan	24	Hampton Inn Braintree	1.3%	01/01/2019	Yes	65.7%	53.5%	215 Wood Road	Braintree	Norfolk	MA	02184	2001	2013	103	Rooms	146,602
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	12/01/2016	Yes	65.0%	62.0%	4501 Eastgate Boulevard	Cincinnati	Clermont	OH	45245	1983	2010	212	Rooms	62,854
Loan	26	2121 Ella Boulevard	1.1%	04/13/2017	Yes	65.9%	62.9%	2121 Ella Boulevard	Houston	Harris	TX	77008	2015	NAP	121	Units	104,545
Loan	27	Chateau at Flamingo	1.1%	05/04/2017	Yes	74.9%	60.7%	6570 West Flamingo Road	Las Vegas	Clark	NV	89103	1992	NAP	136	Units	91,544
Loan	28	El Monte Self Storage	1.0%	03/14/2017	Yes	67.5%	54.7%	11310 Stewart Street	El Monte	Los Angeles	CA	91731	2007	NAP	120,946	Sq. Ft.	98
Loan	29	El Cajon Retail (37)	1.0%	03/15/2017	Yes	66.9%	61.2%	1043-1099 East Main Street	El Cajon	San Diego	CA	92021	1976	NAP	75,328	Sq. Ft.	155
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	04/01/2017	Yes	62.6%	58.4%	1014 Ashes Drive	Wilmington	New Hanover	NC	28405	2015	NAP	120	Rooms	93,900
Loan	31	Long Meadow Farms	0.9%	03/27/2017	Yes	69.7%	56.8%	7035 West Grand Parkway South	Richmond	Fort Bend	TX	77407	2015	NAP	39,175	Sq. Ft.	265
Loan	32	2215 Broadway	0.9%	03/27/2017	Yes	54.3%	44.7%	2215 Broadway Street	Redwood City	San Mateo	CA	94063	1928	2014	39,662	Sq. Ft.	252
Loan	33	Main Street Square	0.7%	03/23/2017	Yes	72.9%	59.4%	7800 South US Highway 17/92	Fern Park	Seminole	FL	32730	1988	2012	108,509	Sq. Ft.	68
Loan	34	Union Hotel - Brooklyn	0.6%	03/01/2017	Yes	70.0%	57.4%	611 Degraw Street	Brooklyn	Kings	NY	11217	2011	2017	42	Rooms	166,667
Loan	35	Aethercomm Building	0.6%	04/10/2017	Yes	61.8%	61.8%	3205 Lionshead Avenue	Carlsbad	San Diego	CA	92010	2009	NAP	47,850	Sq. Ft.	144
Loan	36	436 Bryant	0.6%	04/08/2017	Yes	58.5%	58.5%	436 Bryant Street	San Francisco	San Francisco	CA	94107	1908	2016	8,023	Sq. Ft.	779
Loan	37	Royal Palm Square	0.4%	03/15/2017	Yes	50.0%	42.3%	1400 Colonial Boulevard	Fort Myers	Lee	FL	33907	1981	2016	144,019	Sq. Ft.	35
Loan	38	Andover Bay Apartments	0.4%	01/27/2017	Yes	71.4%	58.9%	7450 39th Place North	St. Petersburg	Pinellas	FL	33709	2008, 2011, 2015, 2016	NAP	45	Units	110,996
Loan	39	8333 Royal Ridge	0.4%	01/03/2017	Yes	68.7%	60.7%	8333 Royal Ridge Parkway	Irving	Dallas	TX	75063	2000	NAP	44,104	Sq. Ft.	102
Loan	40	Regency Apartments	0.3%	03/17/2017	Yes	69.1%	57.2%	251 Andrews Street	Massena	Saint Lawrence	NY	13662	1978	2016	88	Units	38,466
Loan	41	2800 Sprouse	0.3%	01/19/2017	Yes	57.4%	54.9%	2800 Sprouse Drive	Richmond	Henrico	VA	23231	1985	1999	148,877	Sq. Ft.	21
A-1-9

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of						Second Most	Second	Second	Second	Third Most	Third	Third	Third
Property			Initial Pool	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF
Flag	ID	Property Name	Balance	(# of payments) (15)(16)(17)	Statements Date (25)	EGI ($)	Expenses($)	NOI($)	Statements Date (25)	EGI($)	Expenses($)	NOI($)	Statements Date (25)	EGI($)	Expenses($)	NOI($)	Debt Yield (11)(12)	Debt Yield (11)(12)
Loan	1	245 Park Avenue (35)(36)	8.3%	L(24), D(92), O(4)	03/31/2017	168,887,445	61,210,770	107,676,675	12/31/2016	167,638,950	60,922,988	106,715,962	12/31/2015	160,661,057	57,993,351	102,667,706	10.7%	10.1%
Loan	2	Gateway Net Lease Portfolio (35)	7.5%	L(24), DorYM1(56), O(4)													14.1%	12.8%
Property	2.01	BAE Facility	0.6%
Property	2.02	FedEx Ground (Stratford)	0.6%
Property	2.03	FedEx (Baltimore)	0.6%
Property	2.04	Harman Becker	0.4%
Property	2.05	GE Aviation (Lafayette)	0.4%
Property	2.06	GoDaddy	0.4%
Property	2.07	Carrier	0.4%
Property	2.08	Emerus	0.3%
Property	2.09	Cardinal Health	0.3%
Property	2.10	Tyco Electronics	0.3%
Property	2.11	FCA/Caterpillar	0.3%
Property	2.12	FedEx Ground (Staunton)	0.2%
Property	2.13	Quad Packaging (Proteus)	0.2%
Property	2.14	Quad Packaging (Transpak)	0.2%
Property	2.15	T-Mobile Call Center	0.2%
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%
Property	2.17	Vatterott College	0.2%
Property	2.18	Comcast	0.1%
Property	2.19	Alfa Laval Plant	0.1%
Property	2.20	LKQ (New Braunfels)	0.1%
Property	2.21	Hitachi	0.1%
Property	2.22	Cameron International	0.1%
Property	2.23	Alliance Data Systems Office	0.1%
Property	2.24	Synchrony Financial	0.1%
Property	2.25	Baxalta (Barry Pointe)	0.1%
Property	2.26	Baxalta (Casselberry)	0.1%
Property	2.27	Baxalta (Mounds View)	0.1%
Property	2.28	Baxalta (Grand Rapids)	0.1%
Property	2.29	Gerdau	0.1%
Property	2.30	Baxalta (Wausau)	0.1%
Property	2.31	Baxalta (Springfield)	0.1%
Property	2.32	LKQ (Salisbury)	0.1%
Property	2.33	Baxalta (Ankeny)	0.1%
Property	2.34	H&E Equipment Services (San Antonio)	0.1%
Property	2.35	H&E Equipment Services (New Orleans)	0.1%
Property	2.36	GE Aviation (Pompano)	0.0%
Property	2.37	Saint-Gobain Warehouse	0.0%
Property	2.38	H&E Equipment Services (Columbia)	0.0%
Property	2.39	H&E Equipment Services (Yukon)	0.0%
Property	2.40	LKQ (Toledo)	0.0%
Property	2.41	H&E Equipment Services (Greer)	0.0%
Loan	3	Olympic Tower (35)(36)	7.1%	L(25), D(88), O(7)	12/31/2016	85,428,630	24,792,052	60,636,578	12/31/2015	81,133,807	23,050,850	58,082,957	12/31/2014	71,105,293	21,121,302	49,983,991	11.2%	10.8%
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%	L(12), YM1(105), O(3)	03/31/2017	212,650,616	140,075,692	72,574,924	12/31/2016	214,236,030	139,766,633	74,469,397	12/31/2015	210,181,276	136,174,637	74,006,639	12.4%	12.4%
Property	4.01	Larkspur Landing Sunnyvale	0.4%		03/31/2017	7,774,225	3,182,596	4,591,630	12/31/2016	7,817,367	3,196,232	4,621,136	12/31/2015	7,402,221	3,043,842	4,358,379
Property	4.02	Larkspur Landing Milpitas	0.4%		03/31/2017	6,764,028	2,934,998	3,829,030	12/31/2016	6,748,863	2,919,223	3,829,640	12/31/2015	6,284,848	2,765,694	3,519,154
Property	4.03	Larkspur Landing Campbell	0.3%		03/31/2017	6,059,570	2,757,497	3,302,074	12/31/2016	6,251,271	2,837,671	3,413,600	12/31/2015	5,892,933	2,614,126	3,278,807
Property	4.04	Larkspur Landing San Francisco	0.3%		03/31/2017	5,697,514	3,243,028	2,454,486	12/31/2016	5,905,601	3,162,141	2,743,461	12/31/2015	5,806,373	3,043,071	2,763,303
Property	4.05	Larkspur Landing Pleasanton	0.2%		03/31/2017	5,193,352	2,729,274	2,464,078	12/31/2016	5,319,602	2,764,545	2,555,057	12/31/2015	4,880,674	2,567,319	2,313,355
Property	4.06	Larkspur Landing Bellevue	0.2%		03/31/2017	4,692,425	2,495,573	2,196,852	12/31/2016	4,726,484	2,501,374	2,225,110	12/31/2015	4,615,653	2,539,918	2,075,735
Property	4.07	Larkspur Landing Sacramento	0.2%		03/31/2017	4,214,257	2,376,584	1,837,673	12/31/2016	4,200,451	2,369,171	1,831,280	12/31/2015	4,176,563	2,318,331	1,858,232
Property	4.08	Hampton Inn Ann Arbor North	0.2%		03/31/2017	4,826,301	2,931,510	1,894,791	12/31/2016	4,956,425	2,996,409	1,960,016	12/31/2015	4,678,954	2,774,233	1,904,721
Property	4.09	Larkspur Landing Hillsboro	0.2%		03/31/2017	3,941,272	2,212,809	1,728,463	12/31/2016	4,016,848	2,189,946	1,826,902	12/31/2015	3,915,128	2,027,124	1,888,005
Property	4.10	Larkspur Landing Renton	0.2%		03/31/2017	4,423,020	2,707,102	1,715,917	12/31/2016	4,349,218	2,659,463	1,689,754	12/31/2015	4,324,596	2,570,888	1,753,708
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%		03/31/2017	5,568,856	4,003,041	1,565,815	12/31/2016	5,505,741	3,984,588	1,521,153	12/31/2015	5,424,474	3,999,092	1,425,382
Property	4.12	Residence Inn Toledo Maumee	0.2%		03/31/2017	4,066,425	2,577,284	1,489,141	12/31/2016	3,998,051	2,569,850	1,428,201	12/31/2015	3,874,115	2,579,170	1,294,945
Property	4.13	Residence Inn Williamsburg	0.1%		03/31/2017	3,955,706	2,577,258	1,378,448	12/31/2016	4,098,296	2,645,877	1,452,419	12/31/2015	3,685,293	2,398,382	1,286,911
Property	4.14	Hampton Inn Suites Waco South	0.1%		03/31/2017	4,293,844	2,857,582	1,436,261	12/31/2016	4,293,352	2,832,923	1,460,429	12/31/2015	4,247,264	2,754,599	1,492,665
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%		03/31/2017	4,185,314	2,774,983	1,410,331	12/31/2016	4,308,290	2,810,936	1,497,354	12/31/2015	4,124,662	2,659,301	1,465,361
Property	4.16	Courtyard Tyler	0.1%		03/31/2017	3,341,364	2,071,232	1,270,131	12/31/2016	3,429,564	2,089,629	1,339,935	12/31/2015	3,919,126	2,220,154	1,698,971
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%		03/31/2017	5,848,958	4,501,494	1,347,464	12/31/2016	5,761,789	4,454,017	1,307,772	12/31/2015	5,493,273	4,439,380	1,053,893
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%		03/31/2017	4,891,094	3,176,826	1,714,268	12/31/2016	4,983,720	3,192,469	1,791,252	12/31/2015	4,711,861	3,108,429	1,603,432
Property	4.19	Residence Inn Grand Rapids West	0.1%		03/31/2017	3,115,120	1,993,563	1,121,557	12/31/2016	3,310,952	2,018,261	1,292,691	12/31/2015	3,062,200	1,923,049	1,139,151
Property	4.20	Peoria, AZ Residence Inn	0.1%		03/31/2017	3,248,248	2,073,979	1,174,268	12/31/2016	3,292,301	2,053,732	1,238,569	12/31/2015	3,187,787	2,012,469	1,175,318
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%		03/31/2017	3,738,690	2,323,067	1,415,623	12/31/2016	3,759,689	2,340,772	1,418,917	12/31/2015	4,022,171	2,458,126	1,564,044
Property	4.22	Courtyard Chico	0.1%		03/31/2017	3,850,184	2,409,784	1,440,399	12/31/2016	3,812,434	2,381,258	1,431,176	12/31/2015	3,178,650	2,087,242	1,091,408
Property	4.23	Hampton Inn Suites Kokomo	0.1%		03/31/2017	3,680,915	2,406,941	1,273,974	12/31/2016	3,744,550	2,431,095	1,313,454	12/31/2015	3,524,349	2,357,841	1,166,508
Property	4.24	Hampton Inn Suites South Bend	0.1%		03/31/2017	3,810,167	2,560,292	1,249,874	12/31/2016	3,779,982	2,535,257	1,244,725	12/31/2015	3,424,014	2,329,908	1,094,106
Property	4.25	Courtyard Wichita Falls	0.1%		03/31/2017	3,121,444	2,010,030	1,111,414	12/31/2016	3,055,163	1,967,538	1,087,624	12/31/2015	2,944,157	1,949,071	995,086
Property	4.26	Hampton Inn Morehead	0.1%		03/31/2017	3,154,358	2,044,468	1,109,890	12/31/2016	3,140,885	2,029,198	1,111,688	12/31/2015	2,908,105	1,894,889	1,013,216
Property	4.27	Residence Inn Chico	0.1%		03/31/2017	3,273,835	2,069,989	1,203,846	12/31/2016	3,230,070	2,003,854	1,226,216	12/31/2015	3,017,201	1,895,739	1,121,462
Property	4.28	Courtyard Lufkin	0.1%		03/31/2017	2,752,597	2,000,258	752,338	12/31/2016	2,938,698	2,065,448	873,250	12/31/2015	3,391,091	2,179,605	1,211,486
Property	4.29	Hampton Inn Carlisle	0.1%		03/31/2017	3,439,196	2,305,135	1,134,061	12/31/2016	3,524,239	2,363,148	1,161,091	12/31/2015	3,477,412	2,258,369	1,219,043
Property	4.30	Springhill Suites Williamsburg	0.1%		03/31/2017	3,361,902	2,469,058	892,843	12/31/2016	3,440,078	2,462,690	977,388	12/31/2015	3,204,858	2,304,606	900,252
Property	4.31	Fairfield Inn Bloomington	0.1%		03/31/2017	3,018,966	1,711,211	1,307,756	12/31/2016	2,956,451	1,695,639	1,260,812	12/31/2015	2,237,500	1,653,149	584,352
Property	4.32	Waco Residence Inn	0.1%		03/31/2017	3,136,682	2,208,764	927,918	12/31/2016	3,115,712	2,129,416	986,296	12/31/2015	2,926,457	2,041,322	885,135
Property	4.33	Holiday Inn Express Fishers	0.1%		03/31/2017	3,176,451	2,209,137	967,314	12/31/2016	3,132,794	2,184,957	947,837	12/31/2015	2,880,638	1,935,320	945,318

A-1-10

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of						Second Most	Second	Second	Second	Third Most	Third	Third	Third
Property			Initial Pool	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF
Flag	ID	Property Name	Balance	(# of payments) (15)(16)(17)	Statements Date (25)	EGI ($)	Expenses($)	NOI($)	Statements Date (25)	EGI($)	Expenses($)	NOI($)	Statements Date (25)	EGI($)	Expenses($)	NOI($)	Debt Yield (11)(12)	Debt Yield (11)(12)
Property	4.34	Larkspur Landing Folsom	0.1%		03/31/2017	2,902,483	2,029,275	873,208	12/31/2016	2,893,984	2,022,130	871,854	12/31/2015	2,842,366	1,914,516	927,850
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%		03/31/2017	3,321,573	2,613,848	707,725	12/31/2016	3,229,904	2,567,803	662,101	12/31/2015	3,334,536	2,615,422	719,114
Property	4.36	Holiday Inn Express & Suites Paris	0.1%		03/31/2017	2,343,673	1,533,494	810,179	12/31/2016	2,339,461	1,515,400	824,061	12/31/2015	2,256,662	1,456,462	800,200
Property	4.37	Toledo Homewood Suites	0.1%		03/31/2017	2,929,714	1,970,860	958,854	12/31/2016	2,879,994	1,999,558	880,436	12/31/2015	2,585,574	1,880,413	705,161
Property	4.38	Grand Rapids Homewood Suites	0.1%		03/31/2017	3,009,146	2,254,528	754,618	12/31/2016	3,082,919	2,206,236	876,683	12/31/2015	3,044,043	2,141,853	902,190
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%		03/31/2017	1,961,942	1,198,541	763,401	12/31/2016	2,069,004	1,233,313	835,692	12/31/2015	2,184,113	1,274,027	910,086
Property	4.40	Fairfield Inn Laurel	0.1%		03/31/2017	3,127,939	2,454,865	673,074	12/31/2016	3,060,436	2,430,414	630,022	12/31/2015	2,980,035	2,319,285	660,749
Property	4.41	Courtyard Akron Stow	0.1%		03/31/2017	3,168,035	2,265,448	902,586	12/31/2016	3,339,430	2,310,440	1,028,990	12/31/2015	3,378,668	2,167,968	1,210,700
Property	4.42	Larkspur Landing Roseville	0.1%		03/31/2017	2,851,065	2,050,973	800,092	12/31/2016	2,791,909	2,028,202	763,707	12/31/2015	2,792,081	1,987,238	804,842
Property	4.43	Towneplace Suites Bloomington	0.1%		03/31/2017	2,441,633	1,579,332	862,300	12/31/2016	2,355,692	1,515,451	840,241	12/31/2015	1,990,897	1,378,491	612,406
Property	4.44	Hampton Inn Danville	0.1%		03/31/2017	2,591,371	1,849,816	741,555	12/31/2016	2,521,595	1,800,163	721,433	12/31/2015	2,301,578	1,688,631	612,946
Property	4.45	Holiday Inn Norwich	0.1%		03/31/2017	4,801,904	4,023,218	778,687	12/31/2016	4,825,972	4,034,355	791,617	12/31/2015	4,347,308	3,741,178	606,130
Property	4.46	Hampton Inn Suites Longview North	0.1%		03/31/2017	2,322,688	1,660,639	662,049	12/31/2016	2,373,357	1,694,366	678,991	12/31/2015	3,058,158	1,867,316	1,190,842
Property	4.47	Springhill Suites Peoria Westlake	0.1%		03/31/2017	2,918,586	2,421,747	496,839	12/31/2016	2,854,364	2,384,615	469,749	12/31/2015	3,126,977	2,492,033	634,944
Property	4.48	Hampton Inn Suites Buda	0.1%		03/31/2017	2,627,746	1,761,027	866,719	12/31/2016	2,680,752	1,780,820	899,932	12/31/2015	2,802,930	1,805,221	997,709
Property	4.49	Shawnee Hampton Inn	0.1%		03/31/2017	1,892,474	1,264,237	628,237	12/31/2016	1,890,630	1,254,672	635,957	12/31/2015	1,834,041	1,262,710	571,331
Property	4.50	Racine Fairfield Inn	0.1%		03/31/2017	1,812,261	1,199,377	612,885	12/31/2016	1,800,048	1,203,878	596,170	12/31/2015	1,757,437	1,159,991	597,446
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%		03/31/2017	2,433,055	1,733,654	699,401	12/31/2016	2,342,011	1,691,679	650,333	12/31/2015	2,166,585	1,511,366	655,218
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%		03/31/2017	2,149,392	1,533,271	616,121	12/31/2016	2,116,706	1,494,300	622,406	12/31/2015	2,004,889	1,411,915	592,974
Property	4.53	Westchase Homewood Suites	0.1%		03/31/2017	2,958,058	2,563,519	394,540	12/31/2016	3,210,256	2,668,409	541,847	12/31/2015	4,364,744	3,053,944	1,310,801
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%		03/31/2017	2,128,673	1,518,165	610,507	12/31/2016	2,077,217	1,500,505	576,713	12/31/2015	2,201,486	1,542,169	659,318
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%		03/31/2017	2,360,887	1,659,727	701,160	12/31/2016	2,407,786	1,674,172	733,614	12/31/2015	3,196,798	1,860,283	1,336,515
Property	4.56	Hampton Inn Sweetwater	0.1%		03/31/2017	1,585,686	1,177,401	408,284	12/31/2016	1,725,603	1,225,261	500,342	12/31/2015	2,002,056	1,401,720	600,336
Property	4.57	Comfort Suites Buda Austin South	0.0%		03/31/2017	2,082,208	1,530,153	552,056	12/31/2016	2,074,254	1,519,552	554,702	12/31/2015	2,032,396	1,501,547	530,849
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%		03/31/2017	1,659,116	1,339,100	320,016	12/31/2016	1,543,315	1,276,569	266,746	12/31/2015	1,465,030	1,177,226	287,804
Property	4.59	Holiday Inn Express & Suites Altus	0.0%		03/31/2017	1,417,147	1,198,163	218,984	12/31/2016	1,422,396	1,182,112	240,285	12/31/2015	1,322,219	1,123,647	198,572
Property	4.60	Comfort Inn & Suites Paris	0.0%		03/31/2017	1,157,262	900,440	256,821	12/31/2016	1,161,068	884,258	276,810	12/31/2015	1,058,458	812,594	245,864
Property	4.61	Hampton Inn Suites Decatur	0.0%		03/31/2017	1,550,317	1,362,365	187,952	12/31/2016	1,547,032	1,330,723	216,309	12/31/2015	1,669,635	1,341,281	328,354
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%		03/31/2017	1,638,961	1,463,932	175,029	12/31/2016	1,621,549	1,440,815	180,734	12/31/2015	1,496,353	1,347,419	148,934
Property	4.63	Mankato Fairfield Inn	0.0%		03/31/2017	1,236,472	1,080,742	155,731	12/31/2016	1,222,539	1,043,308	179,231	12/31/2015	1,247,365	1,021,766	225,599
Property	4.64	Candlewood Suites Texarkana	0.0%		03/31/2017	1,239,140	1,117,335	121,805	12/31/2016	1,270,187	1,104,763	165,424	12/31/2015	1,127,933	964,547	163,386
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%		03/31/2017	413,730	860,149	-446,419	12/31/2016	599,729	909,669	-309,940	12/31/2015	1,363,324	1,246,696	116,629
Loan	5	Vineyards at Forest Edge	6.0%	L(24), D(92), O(4)	03/31/2017	11,727,569	5,482,629	6,244,940	12/31/2016	11,222,573	5,214,762	6,007,811	12/31/2015	9,906,814	5,746,851	4,159,963	9.6%	9.2%
Loan	6	211 Main Street (35)	5.3%	YM1(26), DorYM1(51), O(7)	12/31/2016	12,007,034	2,236,172	9,770,862	12/31/2015	11,986,057	2,163,738	9,822,319	12/31/2014	11,835,263	2,081,659	9,753,604	9.0%	9.0%
Loan	7	740 Madison (35)	4.4%	L(25), YM1(92), O(3)													8.0%	8.0%
Loan	8	Wilmont	4.2%	L(24), D(31), O(5)	01/31/2017	6,849,225	2,957,591	3,891,634	12/31/2016	6,759,397	2,935,424	3,823,973	12/31/2015	6,682,991	2,851,662	3,831,329	10.0%	8.5%
Loan	9	iStar Leased Fee Portfolio (35)	4.0%	L(26), DorYM1(89), O(5)													8.2%	8.2%
Property	9.01	Hilton Salt Lake	1.0%
Property	9.02	DoubleTree Seattle Airport	0.7%
Property	9.03	DoubleTree Mission Valley	0.7%
Property	9.04	One Ally Center	0.6%
Property	9.05	DoubleTree Sonoma	0.3%
Property	9.06	DoubleTree Durango	0.3%
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%
Property	9.08	NASA/JPSS Headquarters	0.1%
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%
Property	9.11	The Buckler Apartments	0.1%
Property	9.12	Lock-Up Self Storage Facility	0.0%
Loan	10	Save Mart Portfolio (35)(37)	3.5%	L(6), YM1(107), O(7)													14.4%	13.5%
Property	10.01	Lucky - San Francisco	0.2%
Property	10.02	Lucky - San Bruno	0.2%
Property	10.03	Lucky California - Daly City	0.2%
Property	10.04	Lucky - San Jose I	0.2%
Property	10.05	Lucky - San Jose II	0.1%
Property	10.06	Lucky - San Leandro	0.1%
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%
Property	10.08	Lucky - Concord	0.1%
Property	10.09	FoodMaxx - Antioch	0.1%
Property	10.10	Lucky - Hollister	0.1%
Property	10.11	Save Mart - Modesto	0.1%
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%
Property	10.13	Save Mart - Clovis	0.1%
Property	10.14	Save Mart - Grass Valley	0.1%
Property	10.15	FoodMaxx - Sacramento	0.1%
Property	10.16	Lucky - Hayward I	0.1%
Property	10.17	Save Mart - Auburn	0.1%
Property	10.18	Save Mart - Tracy	0.1%
Property	10.19	S-Mart - Lodi	0.1%
Property	10.20	Save Mart - Chico	0.1%
Property	10.21	Save Mart - Fresno I	0.1%
Property	10.22	Lucky - San Jose III	0.1%
Property	10.23	Save Mart - Roseville	0.1%
Property	10.24	Lucky - Vacaville I	0.1%
Property	10.25	Save Mart - Elk Grove	0.1%
Property	10.26	Save Mart - Fresno II	0.1%
Property	10.27	Lucky - Sand City	0.1%
Property	10.28	Lucky - Vacaville II	0.1%

A-1-11

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of						Second Most	Second	Second	Second	Third Most	Third	Third	Third
Property			Initial Pool	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF
Flag	ID	Property Name	Balance	(# of payments) (15)(16)(17)	Statements Date (25)	EGI ($)	Expenses($)	NOI($)	Statements Date (25)	EGI($)	Expenses($)	NOI($)	Statements Date (25)	EGI($)	Expenses($)	NOI($)	Debt Yield (11)(12)	Debt Yield (11)(12)
Property	10.29	Lucky - Hayward	0.1%
Property	10.30	Save Mart - Kingsburg	0.1%
Property	10.31	Save Mart - Sacramento	0.1%
Property	10.32	Lucky - Santa Rosa	0.0%
Property	10.33	Save Mart - Jackson	0.0%
Loan	11	Lake Forest Gateway (37)	3.2%	L(25), D(91), O(4)	12/31/2016	2,307,894	659,518	1,648,376									8.3%	8.0%
Loan	12	Portola Hotel & Spa	3.1%	L(25), YM1(92), O(3)	01/31/2017	27,131,316	23,025,274	4,106,042	12/31/2016	27,234,878	23,048,735	4,186,143	12/31/2015	31,005,607	25,062,036	5,943,571	16.1%	16.1%
Loan	13	50 West Liberty	3.0%	L(26), D(89), O(5)	01/31/2017	4,375,339	1,765,671	2,609,668	12/31/2016	4,346,665	1,752,525	2,594,140	12/31/2015	4,119,689	1,692,921	2,426,768	10.1%	8.9%
Loan	14	Columbus Park Crossing South (37)	2.5%	L(25), D(90), O(5)	12/31/2016	2,884,649	486,658	2,397,991	12/31/2015	2,926,956	509,384	2,417,572	12/31/2014	2,978,521	515,910	2,462,611	8.9%	8.6%
Loan	15	El Paseo Square (37)	2.4%	L(25), D(91), O(4)	04/30/2017	1,764,418	478,099	1,286,319	12/31/2016	1,265,907	409,596	856,311	12/31/2015	1,059,023	350,373	708,650	8.6%	8.4%
Loan	16	Faudree Ranch (37)	2.2%	L(25), YM1(29), O(6)	03/31/2017	4,259,482	1,579,308	2,680,174	12/31/2016	4,430,962	1,547,578	2,883,384					10.2%	9.8%
Loan	17	LC Hamburg Farms	2.2%	L(25), YM1(91), O(4)	02/28/2017	3,167,087	1,251,507	1,915,580	12/31/2016	3,174,147	1,238,829	1,935,318	12/31/2015	3,054,294	1,124,380	1,929,914	8.1%	7.9%
Loan	18	Oregon City Shopping Center	2.0%	L(24), D(92), O(4)	12/31/2016	3,684,371	848,977	2,835,395	12/31/2015	3,573,081	777,103	2,795,978	12/31/2014	3,503,582	745,769	2,757,813	12.3%	11.0%
Loan	19	City Crossing	1.8%	L(25), YM1(89), O(6)	03/31/2017	2,200,969	408,230	1,792,739	12/31/2016	2,234,555	395,739	1,838,816					9.8%	8.9%
Loan	20	The Tides Building	1.8%	L(24), D(91), O(5)	03/31/2017	2,604,891	839,393	1,765,498	12/31/2016	2,309,110	832,725	1,476,386	12/31/2015	2,102,300	833,495	1,268,805	8.3%	8.3%
Loan	21	El Paso Industrial Portfolio (37)	1.6%	L(24), D(89), O(7)	12/31/2016	2,461,035	967,522	1,493,513	12/31/2015	2,712,261	948,085	1,764,176	12/31/2014	2,472,551	998,075	1,474,476	10.5%	8.7%
Property	21.01	27 Spur Drive	0.4%
Property	21.02	26 Walter Jones	0.2%
Property	21.03	28 Walter Jones	0.2%
Property	21.04	25 Spur Drive	0.2%
Property	21.05	28 Spur Drive	0.2%
Property	21.06	24 Spur Drive	0.2%
Property	21.07	40 Butterfield Trail	0.1%
Property	21.08	42 Butterfield Trail	0.1%
Property	21.09	28 Butterfield Trail	0.0%
Loan	22	University Shopping Center	1.5%	L(25), YM1(92), O(3)	02/28/2017	2,306,151	640,712	1,665,439	12/31/2016	2,125,249	636,231	1,489,018	12/31/2015	2,290,280	608,898	1,681,382	9.3%	8.6%
Loan	23	Santa Barbara Corporate Center	1.4%	L(25), D(90), O(5)	02/28/2017	2,180,448	836,386	1,344,061	12/31/2016	2,171,030	809,274	1,361,757	12/31/2015	2,277,260	860,093	1,417,167	9.1%	8.1%
Loan	24	Hampton Inn Braintree	1.3%	L(24), D(92), O(4)	04/30/2017	4,965,176	3,182,732	1,782,444	12/31/2016	5,039,147	3,189,178	1,849,970	12/31/2015	5,054,406	3,127,766	1,926,640	11.8%	10.4%
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	L(13), YM1(40), O(7)	01/31/2017	6,970,165	5,306,234	1,663,931	12/31/2016	7,044,841	5,346,304	1,698,537	12/31/2015	6,756,517	5,252,170	1,504,347	12.6%	12.6%
Loan	26	2121 Ella Boulevard	1.1%	L(24), D(12), O(24)	04/30/2017	1,357,589	903,066	454,523									8.5%	8.3%
Loan	27	Chateau at Flamingo	1.1%	L(24), D(92), O(4)	02/28/2017	1,372,242	448,861	923,381	12/31/2016	1,372,242	441,569	930,673	12/31/2015	1,271,450	483,559	787,891	7.4%	7.4%
Loan	28	El Monte Self Storage	1.0%	L(25), D(91), O(4)	02/28/2017	1,501,068	468,151	1,032,918	12/31/2016	1,467,882	475,571	992,312	12/31/2015	1,351,063	487,592	863,470	8.6%	8.4%
Loan	29	El Cajon Retail (37)	1.0%	L(25), D(91), O(4)	12/31/2016	1,503,536	370,334	1,133,202	12/31/2015	1,518,124	382,784	1,135,340					8.7%	8.1%
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	L(25), YM1(53), O(6)	03/31/2017	3,576,181	2,169,281	1,406,900	12/31/2016	3,458,719	2,140,459	1,318,260					12.4%	12.4%
Loan	31	Long Meadow Farms	0.9%	L(24), D(93), O(3)	04/30/2017	1,311,144	258,985	1,052,159	12/31/2016	1,059,323	334,953	724,369					10.1%	9.3%
Loan	32	2215 Broadway	0.9%	L(24), D(92), O(4)													9.1%	8.2%
Loan	33	Main Street Square	0.7%	L(25), D(91), O(4)	02/28/2017	1,109,094	317,847	791,247	12/31/2016	1,078,865	307,060	771,805	12/31/2015	897,843	274,038	623,805	10.1%	9.2%
Loan	34	Union Hotel - Brooklyn	0.6%	L(24), D(92), O(4)	03/31/2017	1,706,607	838,643	867,964	12/31/2016	1,698,184	756,990	941,194	12/31/2015	1,622,677	863,308	759,369	12.6%	11.7%
Loan	35	Aethercomm Building	0.6%	L(24), D(92), O(4)													9.4%	9.3%
Loan	36	436 Bryant	0.6%	L(25), D(88), O(7)													10.3%	10.2%
Loan	37	Royal Palm Square	0.4%	L(25), YM1(92), O(3)	03/31/2017	1,319,939	620,281	699,658	12/31/2016	1,287,042	648,227	638,815	12/31/2015	1,065,353	740,682	324,671	15.9%	13.7%
Loan	38	Andover Bay Apartments	0.4%	L(25), D(91), O(4)	02/28/2017	601,613	193,203	408,410	12/31/2016	557,135	203,058	354,077	12/31/2015	236,129	138,131	97,997	9.2%	9.0%
Loan	39	8333 Royal Ridge	0.4%	L(28), D(87), O(5)	12/31/2016	708,084	174,565	533,519	12/31/2015	703,103	291,498	411,605					12.0%	10.2%
Loan	40	Regency Apartments	0.3%	L(24), D(92), O(4)	02/28/2017	719,786	346,434	373,352	12/31/2016	709,332	347,388	361,944	12/31/2015	675,357	341,365	333,992	11.1%	10.3%
Loan	41	2800 Sprouse	0.3%	L(24), D(32), O(4)													14.3%	12.4%
A-1-12

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease
Flag	ID	Property Name	Balance	Revenue($)	EGI($)	Expenses($)	NOI ($)	Reserves($)	TI/LC($)	NCF($)	Interest (18)	Expiration (19)	Extension Terms (19)	Largest Tenant (20)(21)(22)(23)(24)	SF	Expiration
Loan	1	245 Park Avenue (35)(36)	8.3%	152,944,913	177,756,680	62,448,738	115,307,942	551,678	5,191,362	109,564,903	Fee Simple			Société Générale	562,347	10/31/2032
Loan	2	Gateway Net Lease Portfolio (35)	7.5%	53,930,697	79,004,104	29,231,519	49,772,586	781,904	3,909,520	45,081,162	Fee Simple/Leasehold
Property	2.01	BAE Facility	0.6%	4,639,631	6,796,684	2,514,773	4,281,911	50,063	250,313	3,981,536	Fee Simple			BAE Systems	333,750	08/31/2025
Property	2.02	FedEx Ground (Stratford)	0.6%	3,671,985	5,379,160	1,990,289	3,388,871	33,780	168,899	3,186,193	Fee Simple			FedEx	225,198	06/30/2026
Property	2.03	FedEx (Baltimore)	0.6%	3,669,331	5,375,273	1,988,851	3,386,422	45,902	229,512	3,111,008	Leasehold	08/31/2021	17 options, 5 years each	FedEx	306,016	12/31/2031
Property	2.04	Harman Becker	0.4%	3,677,437	5,387,147	1,993,244	3,393,902	28,206	141,032	3,224,665	Fee Simple			Harman	188,042	10/31/2030
Property	2.05	GE Aviation (Lafayette)	0.4%	2,907,375	4,259,069	1,575,856	2,683,213	45,961	229,805	2,407,448	Fee Simple			GE Aviation	306,406	09/13/2030
Property	2.06	GoDaddy	0.4%	2,646,278	3,876,583	1,434,336	2,442,247	22,500	112,500	2,307,247	Leasehold	12/31/2101	None	GoDaddy	150,000	05/31/2025
Property	2.07	Carrier	0.4%	2,365,720	3,465,588	1,282,268	2,183,320	76,880	384,398	1,722,043	Fee Simple			Carrier	517,000	09/30/2026
Property	2.08	Emerus	0.3%	2,319,270	3,397,543	1,257,091	2,140,452	14,346	71,730	2,054,376	Fee Simple			Emerus	95,640	12/31/2026
Property	2.09	Cardinal Health	0.3%	1,904,832	2,790,425	1,032,457	1,757,968	41,393	206,963	1,509,612	Fee Simple			Cardinal Health	275,951	04/30/2030
Property	2.10	Tyco Electronics	0.3%	2,001,559	2,932,121	1,084,885	1,847,237	26,497	132,486	1,688,253	Fee Simple			TE Connectivity	176,648	04/30/2024
Property	2.11	FCA/Caterpillar	0.3%	1,875,500	2,747,456	1,016,559	1,730,897	45,000	225,000	1,460,897	Fee Simple			FCA LLC	300,000	08/31/2022
Property	2.12	FedEx Ground (Staunton)	0.2%	1,495,523	2,190,820	810,603	1,380,217	33,780	168,899	1,177,538	Fee Simple			FedEx	225,198	03/31/2026
Property	2.13	Quad Packaging (Proteus)	0.2%	1,239,000	1,815,035	671,563	1,143,472	31,500	157,500	954,472	Fee Simple			QuadPackaging	205,000	12/16/2021
Property	2.14	Quad Packaging (Transpak)	0.2%	1,227,200	1,797,749	665,167	1,132,582	31,200	156,000	945,382	Fee Simple			QuadPackaging	218,000	12/16/2021
Property	2.15	T-Mobile Call Center	0.2%	1,230,101	1,801,998	666,739	1,135,259	9,975	49,875	1,075,409	Fee Simple			T-Mobile	66,500	02/28/2025
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%	1,268,452	1,858,180	687,527	1,170,653	22,646	113,231	1,034,776	Leasehold	02/21/2049	None	Sikorsky Aircraft	150,975	01/31/2019
Property	2.17	Vatterott College	0.2%	1,452,182	2,127,329	787,112	1,340,217	13,500	67,500	1,259,217	Fee Simple			Vatterott College	90,000	12/31/2024
Property	2.18	Comcast	0.1%	1,137,828	1,666,826	616,725	1,050,100	8,589	42,945	998,566	Fee Simple			Comcast	57,260	06/30/2020
Property	2.19	Alfa Laval Plant	0.1%	1,168,393	1,711,602	633,293	1,078,309	27,038	135,189	916,082	Fee Simple			Alfa Laval	180,252	12/31/2021
Property	2.20	LKQ (New Braunfels)	0.1%	988,297	1,447,775	535,677	912,098	15,054	75,268	821,777	Fee Simple			LKQ Corporation	98,771	08/31/2033
Property	2.21	Hitachi	0.1%	936,020	1,371,194	507,342	863,852	10,808	54,042	799,002	Leasehold	04/13/2040	None	Hitachi	72,056	04/30/2022
Property	2.22	Cameron International	0.1%	1,105,181	1,619,001	599,030	1,019,971	11,228	56,138	952,606	Fee Simple			Cameron	75,000	12/14/2023
Property	2.23	Alliance Data Systems Office	0.1%	952,812	1,395,792	516,443	879,349	15,120	75,600	788,629	Fee Simple			Alliance Data	100,800	07/31/2024
Property	2.24	Synchrony Financial	0.1%	746,131	1,093,022	404,418	688,604	10,166	50,831	627,606	Fee Simple			Synchrony Financial	67,775	05/31/2025
Property	2.25	Baxalta (Barry Pointe)	0.1%	494,983	725,110	268,291	456,819	2,502	12,510	441,807	Fee Simple			Baxalta	16,686	08/31/2032
Property	2.26	Baxalta (Casselberry)	0.1%	498,433	730,164	270,161	460,003	2,504	12,521	444,979	Fee Simple			Baxalta	16,694	10/31/2032
Property	2.27	Baxalta (Mounds View)	0.1%	481,321	705,097	260,886	444,211	2,502	12,510	429,199	Fee Simple			Baxalta	16,694	11/30/2030
Property	2.28	Baxalta (Grand Rapids)	0.1%	482,604	706,976	261,581	445,395	2,504	12,519	430,372	Fee Simple			Baxalta	16,694	11/30/2030
Property	2.29	Gerdau	0.1%	625,268	915,967	338,908	577,059	7,046	35,232	534,781	Fee Simple			Gerdau	46,976	03/31/2025
Property	2.30	Baxalta (Wausau)	0.1%	447,618	655,724	242,618	413,106	2,502	12,512	398,093	Fee Simple			Baxalta	16,694	10/31/2030
Property	2.31	Baxalta (Springfield)	0.1%	451,180	660,942	244,548	416,393	2,504	12,521	401,369	Fee Simple			Baxalta	16,694	11/30/2030
Property	2.32	LKQ (Salisbury)	0.1%	477,980	700,201	259,074	441,127	26,018	130,091	285,018	Fee Simple			LKQ Corporation	205,100	08/06/2030
Property	2.33	Baxalta (Ankeny)	0.1%	424,236	621,471	229,944	391,527	2,516	12,579	376,432	Fee Simple			Baxalta	16,694	11/30/2030
Property	2.34	H&E Equipment Services (San Antonio)	0.1%	419,391	614,375	227,319	387,056	3,980	19,901	363,174	Fee Simple			H&E Equipment Services	26,535	11/30/2030
Property	2.35	H&E Equipment Services (New Orleans)	0.1%	421,512	617,481	228,468	389,013	2,821	14,106	372,086	Fee Simple			H&E Equipment Services	18,808	12/31/2030
Property	2.36	GE Aviation (Pompano)	0.0%	381,958	559,537	207,029	352,508	4,634	23,169	324,706	Fee Simple			GE Aviation	30,892	08/14/2022
Property	2.37	Saint-Gobain Warehouse	0.0%	384,142	562,737	208,213	354,525	15,443	77,213	261,870	Fee Simple			Saint-Gobain	102,950	09/01/2024
Property	2.38	H&E Equipment Services (Columbia)	0.0%	331,471	485,579	179,664	305,915	2,907	14,535	288,473	Fee Simple			H&E Equipment Services	19,380	12/31/2030
Property	2.39	H&E Equipment Services (Yukon)	0.0%	324,105	474,788	175,672	299,117	2,941	14,706	281,469	Fee Simple			H&E Equipment Services	19,608	06/30/2030
Property	2.40	LKQ (Toledo)	0.0%	324,000	474,634	175,614	299,019	24,508	122,538	151,974	Fee Simple			LKQ Corporation	207,998	06/17/2027
Property	2.41	H&E Equipment Services (Greer)	0.0%	334,455	489,950	181,281	308,668	2,941	14,706	291,021	Fee Simple			H&E Equipment Services	19,608	11/30/2030
Loan	3	Olympic Tower (35)(36)	7.1%	90,259,603	94,904,955	26,624,023	68,280,932	131,343	2,012,895	66,136,694	Leasehold	09/30/2074	None	NBA Properties, Inc.	191,957	12/31/2035
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%	206,046,538	213,600,210	142,270,818	71,329,392			71,329,392	Fee Simple/Leasehold
Property	4.01	Larkspur Landing Sunnyvale	0.4%	7,692,961	7,774,225	3,602,265	4,171,961			4,171,961	Fee Simple			NAP	NAP	NAP
Property	4.02	Larkspur Landing Milpitas	0.4%	6,704,375	6,764,028	3,201,871	3,562,157			3,562,157	Fee Simple			NAP	NAP	NAP
Property	4.03	Larkspur Landing Campbell	0.3%	5,995,387	6,059,570	2,860,144	3,199,426			3,199,426	Fee Simple			NAP	NAP	NAP
Property	4.04	Larkspur Landing San Francisco	0.3%	5,660,039	5,697,514	3,270,929	2,426,585			2,426,585	Fee Simple			NAP	NAP	NAP
Property	4.05	Larkspur Landing Pleasanton	0.2%	5,146,658	5,193,352	2,754,991	2,438,362			2,438,362	Fee Simple			NAP	NAP	NAP
Property	4.06	Larkspur Landing Bellevue	0.2%	4,653,078	4,692,425	2,518,899	2,173,526			2,173,526	Fee Simple			NAP	NAP	NAP
Property	4.07	Larkspur Landing Sacramento	0.2%	4,159,422	4,214,257	2,397,345	1,816,912			1,816,912	Fee Simple			NAP	NAP	NAP
Property	4.08	Hampton Inn Ann Arbor North	0.2%	4,753,475	4,826,301	2,990,175	1,836,126			1,836,126	Fee Simple			NAP	NAP	NAP
Property	4.09	Larkspur Landing Hillsboro	0.2%	3,882,838	3,941,272	2,232,510	1,708,763			1,708,763	Fee Simple			NAP	NAP	NAP
Property	4.10	Larkspur Landing Renton	0.2%	4,355,876	4,423,020	2,728,888	1,694,132			1,694,132	Fee Simple			NAP	NAP	NAP
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%	4,845,606	5,568,856	4,031,609	1,537,247			1,537,247	Fee Simple			NAP	NAP	NAP
Property	4.12	Residence Inn Toledo Maumee	0.2%	3,981,238	4,066,425	2,597,554	1,468,871			1,468,871	Fee Simple			NAP	NAP	NAP
Property	4.13	Residence Inn Williamsburg	0.1%	3,844,992	3,955,706	2,596,962	1,358,744			1,358,744	Fee Simple			NAP	NAP	NAP
Property	4.14	Hampton Inn Suites Waco South	0.1%	4,212,799	4,293,844	2,879,053	1,414,791			1,414,791	Fee Simple			NAP	NAP	NAP
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%	3,834,678	4,185,314	2,796,547	1,388,767			1,388,767	Fee Simple			NAP	NAP	NAP
Property	4.16	Courtyard Tyler	0.1%	2,787,105	3,341,364	2,088,004	1,253,360			1,253,360	Fee Simple			NAP	NAP	NAP
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%	4,758,140	5,848,958	4,531,561	1,317,397			1,317,397	Leasehold	09/30/2076	None	NAP	NAP	NAP
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%	4,538,271	4,891,094	3,201,247	1,689,847			1,689,847	Fee Simple			NAP	NAP	NAP
Property	4.19	Residence Inn Grand Rapids West	0.1%	3,086,635	3,115,120	2,008,993	1,106,127			1,106,127	Fee Simple			NAP	NAP	NAP
Property	4.20	Peoria, AZ Residence Inn	0.1%	3,204,243	3,248,248	2,090,221	1,158,027			1,158,027	Fee Simple			NAP	NAP	NAP
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%	3,688,566	3,738,690	2,341,747	1,396,943			1,396,943	Fee Simple			NAP	NAP	NAP
Property	4.22	Courtyard Chico	0.1%	3,601,746	3,850,184	2,410,998	1,439,185			1,439,185	Fee Simple			NAP	NAP	NAP
Property	4.23	Hampton Inn Suites Kokomo	0.1%	3,636,411	3,680,915	2,425,349	1,255,566			1,255,566	Fee Simple			NAP	NAP	NAP
Property	4.24	Hampton Inn Suites South Bend	0.1%	3,766,272	3,810,167	2,577,957	1,232,210			1,232,210	Fee Simple			NAP	NAP	NAP
Property	4.25	Courtyard Wichita Falls	0.1%	2,876,375	3,121,444	2,025,834	1,095,610			1,095,610	Fee Simple			NAP	NAP	NAP
Property	4.26	Hampton Inn Morehead	0.1%	3,105,265	3,154,358	2,060,293	1,094,065			1,094,065	Fee Simple			NAP	NAP	NAP
Property	4.27	Residence Inn Chico	0.1%	3,235,376	3,273,835	2,065,656	1,208,180			1,208,180	Fee Simple			NAP	NAP	NAP
Property	4.28	Courtyard Lufkin	0.1%	2,507,171	2,752,597	2,014,311	738,285			738,285	Fee Simple			NAP	NAP	NAP
Property	4.29	Hampton Inn Carlisle	0.1%	3,410,773	3,439,196	2,322,290	1,116,905			1,116,905	Fee Simple			NAP	NAP	NAP
Property	4.30	Springhill Suites Williamsburg	0.1%	3,324,171	3,361,902	2,485,794	876,108			876,108	Fee Simple			NAP	NAP	NAP
Property	4.31	Fairfield Inn Bloomington	0.1%	3,003,999	3,018,966	1,747,736	1,271,230			1,271,230	Fee Simple			NAP	NAP	NAP
Property	4.32	Waco Residence Inn	0.1%	3,102,600	3,136,682	2,224,447	912,234			912,234	Fee Simple			NAP	NAP	NAP
Property	4.33	Holiday Inn Express Fishers	0.1%	3,130,791	3,176,451	2,225,023	951,428			951,428	Fee Simple			NAP	NAP	NAP

A-1-13

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease
Flag	ID	Property Name	Balance	Revenue($)	EGI($)	Expenses($)	NOI ($)	Reserves($)	TI/LC($)	NCF($)	Interest (18)	Expiration (19)	Extension Terms (19)	Largest Tenant (20)(21)(22)(23)(24)	SF	Expiration
Property	4.34	Larkspur Landing Folsom	0.1%	2,862,154	2,902,483	2,043,619	858,864			858,864	Fee Simple			NAP	NAP	NAP
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%	3,216,804	3,321,573	2,653,751	667,822			667,822	Fee Simple			NAP	NAP	NAP
Property	4.36	Holiday Inn Express & Suites Paris	0.1%	2,319,291	2,343,673	1,545,193	798,480			798,480	Fee Simple			NAP	NAP	NAP
Property	4.37	Toledo Homewood Suites	0.1%	2,884,834	2,929,714	1,985,509	944,205			944,205	Fee Simple			NAP	NAP	NAP
Property	4.38	Grand Rapids Homewood Suites	0.1%	2,983,568	3,009,146	2,269,574	739,572			739,572	Fee Simple			NAP	NAP	NAP
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%	1,943,430	1,961,942	1,208,351	753,591			753,591	Fee Simple			NAP	NAP	NAP
Property	4.40	Fairfield Inn Laurel	0.1%	3,097,898	3,127,939	2,470,469	657,471			657,471	Fee Simple			NAP	NAP	NAP
Property	4.41	Courtyard Akron Stow	0.1%	2,871,154	3,168,035	2,281,919	886,115			886,115	Fee Simple			NAP	NAP	NAP
Property	4.42	Larkspur Landing Roseville	0.1%	2,778,996	2,851,065	2,064,916	786,149			786,149	Fee Simple			NAP	NAP	NAP
Property	4.43	Towneplace Suites Bloomington	0.1%	2,432,714	2,441,633	1,591,528	850,105			850,105	Fee Simple			NAP	NAP	NAP
Property	4.44	Hampton Inn Danville	0.1%	2,575,775	2,591,371	1,862,762	728,609			728,609	Fee Simple			NAP	NAP	NAP
Property	4.45	Holiday Inn Norwich	0.1%	3,670,682	4,801,904	4,049,772	752,132			752,132	Fee Simple			NAP	NAP	NAP
Property	4.46	Hampton Inn Suites Longview North	0.1%	2,258,345	2,322,688	1,672,245	650,443			650,443	Fee Simple			NAP	NAP	NAP
Property	4.47	Springhill Suites Peoria Westlake	0.1%	2,872,443	2,918,586	2,448,540	470,046			470,046	Fee Simple			NAP	NAP	NAP
Property	4.48	Hampton Inn Suites Buda	0.1%	2,592,101	2,627,746	1,774,143	853,603			853,603	Fee Simple			NAP	NAP	NAP
Property	4.49	Shawnee Hampton Inn	0.1%	1,885,219	1,892,474	1,273,699	618,775			618,775	Fee Simple			NAP	NAP	NAP
Property	4.50	Racine Fairfield Inn	0.1%	1,797,940	1,812,261	1,208,438	603,823			603,823	Fee Simple			NAP	NAP	NAP
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%	2,424,506	2,433,055	1,745,776	687,279			687,279	Fee Simple			NAP	NAP	NAP
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%	2,127,244	2,149,392	1,543,906	605,485			605,485	Fee Simple			NAP	NAP	NAP
Property	4.53	Westchase Homewood Suites	0.1%	2,921,112	2,958,058	2,578,316	379,742			379,742	Fee Simple			NAP	NAP	NAP
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%	2,078,293	2,128,673	1,528,792	599,880			599,880	Fee Simple			NAP	NAP	NAP
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%	2,326,533	2,360,887	1,671,501	689,387			689,387	Fee Simple			NAP	NAP	NAP
Property	4.56	Hampton Inn Sweetwater	0.1%	1,569,671	1,585,686	1,185,317	400,369			400,369	Fee Simple			NAP	NAP	NAP
Property	4.57	Comfort Suites Buda Austin South	0.0%	1,983,015	2,082,208	1,540,640	541,569			541,569	Fee Simple			NAP	NAP	NAP
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%	1,623,598	1,659,116	1,347,398	311,718			311,718	Fee Simple			NAP	NAP	NAP
Property	4.59	Holiday Inn Express & Suites Altus	0.0%	1,401,614	1,417,147	1,205,199	211,948			211,948	Fee Simple			NAP	NAP	NAP
Property	4.60	Comfort Inn & Suites Paris	0.0%	1,152,735	1,157,262	906,202	251,060			251,060	Fee Simple			NAP	NAP	NAP
Property	4.61	Hampton Inn Suites Decatur	0.0%	1,537,982	1,550,317	1,370,105	180,212			180,212	Fee Simple			NAP	NAP	NAP
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%	1,611,852	1,638,961	1,472,078	166,883			166,883	Fee Simple			NAP	NAP	NAP
Property	4.63	Mankato Fairfield Inn	0.0%	1,224,150	1,236,472	1,086,924	149,548			149,548	Fee Simple			NAP	NAP	NAP
Property	4.64	Candlewood Suites Texarkana	0.0%	1,198,407	1,239,140	1,123,516	115,624			115,624	Fee Simple			NAP	NAP	NAP
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%	1,335,142	1,363,324	1,253,517	109,807			109,807	Fee Simple			NAP	NAP	NAP
Loan	5	Vineyards at Forest Edge	6.0%	12,036,465	12,082,122	5,529,054	6,553,067	319,116		6,233,951	Fee Simple			NAP	NAP	NAP
Loan	6	211 Main Street (35)	5.3%	15,962,095	19,906,520	4,533,300	15,373,221	83,453		15,289,768	Fee Simple			Charles Schwab	417,266	04/30/2028
Loan	7	740 Madison (35)	4.4%	9,171,103	8,850,115	1,681,076	7,169,038	4,976		7,164,062	Fee Simple			Bottega Veneta	27,753	09/30/2038
Loan	8	Wilmont	4.2%	8,033,704	8,085,950	3,336,390	4,749,560	100,465	602,790	4,046,305	Fee Simple			LADMH	110,892	12/31/2022
Loan	9	iStar Leased Fee Portfolio (35)	4.0%				18,511,396			18,511,396	Fee Simple/Leasehold
Property	9.01	Hilton Salt Lake	1.0%				3,300,706			3,300,706	Fee Simple			NAP	NAP	NAP
Property	9.02	DoubleTree Seattle Airport	0.7%				5,374,280			5,374,280	Fee Simple/Leasehold	01/31/2044	None	NAP	NAP	NAP
Property	9.03	DoubleTree Mission Valley	0.7%				1,776,034			1,776,034	Fee Simple			NAP	NAP	NAP
Property	9.04	One Ally Center	0.6%				3,353,970			3,353,970	Fee Simple			NAP	NAP	NAP
Property	9.05	DoubleTree Sonoma	0.3%				1,157,870			1,157,870	Fee Simple			NAP	NAP	NAP
Property	9.06	DoubleTree Durango	0.3%				1,155,514			1,155,514	Fee Simple			NAP	NAP	NAP
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%				654,595			654,595	Fee Simple			NAP	NAP	NAP
Property	9.08	NASA/JPSS Headquarters	0.1%				472,292			472,292	Fee Simple			NAP	NAP	NAP
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%				524,334			524,334	Fee Simple			NAP	NAP	NAP
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%				297,000			297,000	Fee Simple			NAP	NAP	NAP
Property	9.11	The Buckler Apartments	0.1%				312,186			312,186	Fee Simple			NAP	NAP	NAP
Property	9.12	Lock-Up Self Storage Facility	0.0%				132,615			132,615	Fee Simple			NAP	NAP	NAP
Loan	10	Save Mart Portfolio (35)(37)	3.5%	21,017,010	20,551,888	623,612	19,928,276	391,254	910,798	18,626,224	Fee Simple
Property	10.01	Lucky - San Francisco	0.2%	1,328,076	1,298,685	38,961	1,259,724	11,103	29,697	1,218,923	Fee Simple			Save Mart Supermarkets	49,188	04/30/2032
Property	10.02	Lucky - San Bruno	0.2%	1,350,720	1,320,828	39,625	1,281,203	12,704	33,979	1,234,519	Fee Simple			Save Mart Supermarkets	56,280	04/30/2032
Property	10.03	Lucky California - Daly City	0.2%	1,345,182	1,315,412	39,462	1,275,949	13,969	37,361	1,224,620	Fee Simple			Save Mart Supermarkets	61,881	04/30/2032
Property	10.04	Lucky - San Jose I	0.2%	884,671	865,093	25,953	839,140	11,887	31,793	795,460	Fee Simple			Save Mart Supermarkets	52,659	04/30/2032
Property	10.05	Lucky - San Jose II	0.1%	847,490	828,734	24,862	803,872	13,523	36,169	754,180	Fee Simple			Save Mart Supermarkets	59,907	04/30/2032
Property	10.06	Lucky - San Leandro	0.1%	842,774	824,123	24,724	799,399	13,211	16,855	769,333	Fee Simple			Save Mart Supermarkets	58,526	04/30/2032
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%	867,843	848,637	25,459	823,177	11,178	29,896	782,104	Fee Simple			Save Mart Supermarkets	49,517	04/30/2032
Property	10.08	Lucky - Concord	0.1%	763,672	746,772	22,403	724,369	13,871	17,696	692,802	Fee Simple			Save Mart Supermarkets	61,447	04/30/2032
Property	10.09	FoodMaxx - Antioch	0.1%	721,848	705,873	21,176	684,697	13,579	17,324	653,794	Fee Simple			Save Mart Supermarkets	60,154	04/30/2032
Property	10.10	Lucky - Hollister	0.1%	707,689	692,028	21,102	670,925	14,013	37,480	619,433	Fee Simple			Save Mart Supermarkets	62,078	04/30/2032
Property	10.11	Save Mart - Modesto	0.1%	655,260	640,759	19,223	621,536	12,326	32,968	576,242	Fee Simple			Save Mart Supermarkets	54,605	04/30/2032
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%	676,583	661,609	19,848	641,761	14,051	37,581	590,129	Fee Simple			Save Mart Supermarkets	62,246	04/30/2032
Property	10.13	Save Mart - Clovis	0.1%	611,016	597,494	17,925	579,569	11,494	30,742	537,333	Fee Simple			Save Mart Supermarkets	50,918	04/30/2032
Property	10.14	Save Mart - Grass Valley	0.1%	634,187	620,151	18,605	601,547	9,873	26,406	565,268	Fee Simple			Save Mart Supermarkets	43,737	04/30/2032
Property	10.15	FoodMaxx - Sacramento	0.1%	615,792	602,164	18,065	584,099	11,584	30,982	541,533	Fee Simple			Save Mart Supermarkets	51,316	04/30/2032
Property	10.16	Lucky - Hayward I	0.1%	583,497	570,583	17,118	553,466	10,289	13,126	530,051	Fee Simple			Save Mart Supermarkets	45,579	04/30/2032
Property	10.17	Save Mart - Auburn	0.1%	568,984	556,392	16,692	539,700	9,880	26,425	503,395	Fee Simple			Save Mart Supermarkets	43,768	04/30/2032
Property	10.18	Save Mart - Tracy	0.1%	560,124	547,728	16,432	531,296	14,049	37,575	479,672	Fee Simple			Save Mart Supermarkets	62,236	04/30/2032
Property	10.19	S-Mart - Lodi	0.1%	553,762	541,507	17,850	523,657	11,364	30,394	481,899	Fee Simple			Save Mart Supermarkets	50,342	04/30/2032
Property	10.20	Save Mart - Chico	0.1%	549,822	537,654	16,130	521,524	9,547	25,535	486,442	Fee Simple			Save Mart Supermarkets	42,294	04/30/2032
Property	10.21	Save Mart - Fresno I	0.1%	525,240	513,616	15,408	498,208	13,174	35,235	449,799	Fee Simple			Save Mart Supermarkets	58,360	04/30/2032
Property	10.22	Lucky - San Jose III	0.1%	489,680	478,843	14,365	464,478	11,084	29,646	423,748	Fee Simple			Save Mart Supermarkets	49,103	04/30/2032
Property	10.23	Save Mart - Roseville	0.1%	512,170	500,836	15,025	485,811	12,020	32,148	441,642	Fee Simple			Save Mart Supermarkets	53,248	04/30/2032
Property	10.24	Lucky - Vacaville I	0.1%	485,982	475,227	14,257	460,970	9,623	12,277	439,070	Fee Simple			Save Mart Supermarkets	42,630	04/30/2032
Property	10.25	Save Mart - Elk Grove	0.1%	468,073	457,715	17,377	440,338	10,303	27,556	402,479	Fee Simple			Save Mart Supermarkets	45,641	04/30/2032
Property	10.26	Save Mart - Fresno II	0.1%	452,205	442,197	13,266	428,931	11,342	30,335	387,254	Fee Simple			Save Mart Supermarkets	50,245	04/30/2032
Property	10.27	Lucky - Sand City	0.1%	417,455	408,216	12,246	395,970	14,109	37,735	344,126	Fee Simple			Save Mart Supermarkets	62,501	04/30/2032
Property	10.28	Lucky - Vacaville II	0.1%	396,831	388,049	11,641	376,408	10,101	12,886	353,421	Fee Simple			Save Mart Supermarkets	44,745	04/30/2032

A-1-14

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease
Flag	ID	Property Name	Balance	Revenue($)	EGI($)	Expenses($)	NOI ($)	Reserves($)	TI/LC($)	NCF($)	Interest (18)	Expiration (19)	Extension Terms (19)	Largest Tenant (20)(21)(22)(23)(24)	SF	Expiration
Property	10.29	Lucky - Hayward	0.1%	377,308	368,958	12,532	356,426	13,872	17,698	324,856	Fee Simple			Save Mart Supermarkets	61,454	04/30/2032
Property	10.30	Save Mart - Kingsburg	0.1%	372,312	364,072	10,922	353,150	9,338	24,976	318,836	Fee Simple			Save Mart Supermarkets	41,368	04/30/2032
Property	10.31	Save Mart - Sacramento	0.1%	307,196	300,397	9,012	291,385	11,203	29,963	250,219	Fee Simple			Save Mart Supermarkets	49,629	04/30/2032
Property	10.32	Lucky - Santa Rosa	0.0%	292,443	285,971	8,579	277,392	12,425	15,852	249,114	Fee Simple			Save Mart Supermarkets	55,044	04/30/2032
Property	10.33	Save Mart - Jackson	0.0%	251,123	245,565	7,367	238,198	9,163	24,508	204,527	Fee Simple			Save Mart Supermarkets	40,593	04/30/2032
Loan	11	Lake Forest Gateway (37)	3.2%	3,229,136	3,966,727	972,958	2,993,769	15,542	97,138	2,881,090	Fee Simple			Phoenix Salon	8,055	08/31/2025
Loan	12	Portola Hotel & Spa	3.1%	18,295,764	29,609,124	23,961,009	5,648,116			5,648,116	Fee Simple			NAP	NAP	NAP
Loan	13	50 West Liberty	3.0%	5,724,803	5,296,077	1,802,777	3,493,299	48,890	389,395	3,055,015	Fee Simple			Renown Health	16,319	06/30/2025
Loan	14	Columbus Park Crossing South (37)	2.5%	2,502,680	3,055,154	508,304	2,546,851	19,602	70,000	2,457,249	Fee Simple			Kohl’s	88,550	01/31/2027
Loan	15	El Paseo Square (37)	2.4%	2,767,033	2,875,360	502,476	2,372,885	8,164	61,330	2,303,390	Fee Simple			Saks Fifth Avenue Off 5th	22,738	08/31/2026
Loan	16	Faudree Ranch (37)	2.2%	4,133,819	4,273,586	1,721,804	2,551,782	90,000		2,461,782	Fee Simple			NAP	NAP	NAP
Loan	17	LC Hamburg Farms	2.2%	3,086,727	3,194,678	1,163,523	2,031,155	66,300		1,964,855	Fee Simple			NAP	NAP	NAP
Loan	18	Oregon City Shopping Center	2.0%	3,123,395	3,708,886	931,413	2,777,472	49,580	249,383	2,478,510	Fee Simple			Coastal Farm & Home Supply	87,169	09/30/2029
Loan	19	City Crossing	1.8%	2,239,229	2,429,650	442,966	1,986,684	28,628	158,826	1,799,230	Fee Simple			Ross Dress for Less	30,038	01/31/2023
Loan	20	The Tides Building	1.8%	2,404,122	2,538,952	878,772	1,660,180	6,942		1,653,238	Fee Simple			Burke Williams	20,747	12/31/2018
Loan	21	El Paso Industrial Portfolio (37)	1.6%	2,429,254	2,953,435	1,061,181	1,892,254	212,074	111,952	1,568,228	Leasehold
Property	21.01	27 Spur Drive	0.4%								Leasehold	10/01/2033	Three, 10-year options	TMX Logistics	96,324	05/31/2020
Property	21.02	26 Walter Jones	0.2%								Leasehold	01/01/2037	Two, 10-year options	Continental Packaging	20,800	09/30/2019
Property	21.03	28 Walter Jones	0.2%								Leasehold	01/01/2037	Two, 10-year options	Nippon	39,351	03/31/2021
Property	21.04	25 Spur Drive	0.2%								Leasehold	10/01/2033	Three, 10-year options	Aries Freight Systems	89,421	04/30/2022
Property	21.05	28 Spur Drive	0.2%								Leasehold	10/01/2033	Three, 10-year options	EMO Trans Texas	39,104	01/31/2022
Property	21.06	24 Spur Drive	0.2%								Leasehold	10/01/2033	Three, 10-year options	Essex Group	40,021	08/31/2017
Property	21.07	40 Butterfield Trail	0.1%								Leasehold	10/01/2033	Three, 10-year options	Morrison Supply Company	33,339	11/10/2020
Property	21.08	42 Butterfield Trail	0.1%								Leasehold	10/01/2033	Three, 10-year options	Professional Packing System	36,419	04/30/2021
Property	21.09	28 Butterfield Trail	0.0%								Leasehold	10/01/2033	Three, 10-year options	ZE Case	10,800	12/31/2021
Loan	22	University Shopping Center	1.5%	1,787,196	2,280,057	704,056	1,576,001	30,641	92,224	1,453,137	Fee Simple			Hobby Lobby	60,000	08/31/2021
Loan	23	Santa Barbara Corporate Center	1.4%	1,599,621	2,338,310	889,301	1,449,010	22,105	126,212	1,300,692	Fee Simple			AT&T	20,054	02/28/2022
Loan	24	Hampton Inn Braintree	1.3%	4,874,789	4,965,176	3,189,198	1,775,978	198,607		1,577,371	Fee Simple			NAP	NAP	NAP
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	5,531,534	6,970,165	5,295,288	1,674,877			1,674,877	Fee Simple			NAP	NAP	NAP
Loan	26	2121 Ella Boulevard	1.1%	1,958,460	1,858,388	783,123	1,075,265	24,200		1,051,065	Fee Simple			NAP	NAP	NAP
Loan	27	Chateau at Flamingo	1.1%	1,314,960	1,380,504	457,685	922,819			922,819	Fee Simple			NAP	NAP	NAP
Loan	28	El Monte Self Storage	1.0%	1,555,530	1,501,068	483,614	1,017,455	18,142		999,313	Fee Simple			NAP	NAP	NAP
Loan	29	El Cajon Retail (37)	1.0%	1,091,811	1,461,123	440,267	1,020,856	15,066	55,606	950,185	Fee Simple			Big Lots	25,500	09/30/2018
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	3,440,240	3,576,181	2,175,617	1,400,564			1,400,564	Fee Simple			NAP	NAP	NAP
Loan	31	Long Meadow Farms	0.9%	1,139,666	1,518,162	471,050	1,047,113	10,186	64,988	971,939	Fee Simple			A+ Floors Kitchens Baths	4,650	09/30/2021
Loan	32	2215 Broadway	0.9%	1,334,802	1,268,062	359,862	908,200	9,916	76,454	821,831	Fee Simple			Golden Fox Venues Inc	24,773	01/31/2021
Loan	33	Main Street Square	0.7%	916,912	1,094,552	353,308	741,244	20,617	46,409	674,218	Fee Simple			Winn-Dixie	59,810	10/05/2023
Loan	34	Union Hotel - Brooklyn	0.6%	1,704,176	1,706,607	821,409	885,198	68,264		816,933	Fee Simple			NAP	NAP	NAP
Loan	35	Aethercomm Building	0.6%	702,917	667,771	20,033	647,738	7,178		640,560	Fee Simple			Aethercomm	47,850	05/31/2032
Loan	36	436 Bryant	0.6%	773,580	798,618	154,907	643,711	1,605	2,920	639,186	Fee Simple			Homebrew Management	2,727	04/30/2022
Loan	37	Royal Palm Square	0.4%	1,451,055	1,413,393	617,189	796,205	28,804	83,963	683,437	Fee Simple			Broadway Palm Dinner Theatre	36,464	03/31/2022
Loan	38	Andover Bay Apartments	0.4%	698,100	664,155	202,849	461,307	13,185		448,122	Fee Simple			NAP	NAP	NAP
Loan	39	8333 Royal Ridge	0.4%	615,208	860,395	320,004	540,392	9,262	72,602	458,528	Fee Simple			Berkshire Hathaway Automotive	33,765	03/31/2020
Loan	40	Regency Apartments	0.3%	777,035	730,412	353,730	376,683	26,408		350,275	Fee Simple			NAP	NAP	NAP
Loan	41	2800 Sprouse	0.3%	489,805	528,131	84,141	443,990	22,332	36,315	385,343	Fee Simple			NOVOLEX	148,877	09/11/2026
A-1-15

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool			Lease			Lease			Lease			Lease		Occupancy
Flag	ID	Property Name	Balance	2nd Largest Tenant (21)(22)(23)(24)	SF	Expiration	3rd Largest Tenant (21)(22)(23)(24)	SF	Expiration	4th Largest Tenant (20)	SF	Expiration	5th Largest Tenant	SF	Expiration	Occupancy (4)	As-of Date
Loan	1	245 Park Avenue (35)(36)	8.3%	JPMorgan Chase Bank, National Association	225,438	10/31/2022	Major League Baseball	220,565	10/31/2022	Angelo Gordon	113,405	05/31/2026	Rabobank	109,657	09/30/2026	91.1%	02/28/2017
Loan	2	Gateway Net Lease Portfolio (35)	7.5%													100.0%	06/05/2017
Property	2.01	BAE Facility	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.02	FedEx Ground (Stratford)	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.03	FedEx (Baltimore)	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.04	Harman Becker	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.05	GE Aviation (Lafayette)	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.06	GoDaddy	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.07	Carrier	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.08	Emerus	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.09	Cardinal Health	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.10	Tyco Electronics	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.11	FCA/Caterpillar	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.12	FedEx Ground (Staunton)	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.13	Quad Packaging (Proteus)	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.14	Quad Packaging (Transpak)	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.15	T-Mobile Call Center	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.17	Vatterott College	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.18	Comcast	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.19	Alfa Laval Plant	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.20	LKQ (New Braunfels)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.21	Hitachi	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.22	Cameron International	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.23	Alliance Data Systems Office	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.24	Synchrony Financial	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.25	Baxalta (Barry Pointe)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.26	Baxalta (Casselberry)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.27	Baxalta (Mounds View)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.28	Baxalta (Grand Rapids)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.29	Gerdau	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.30	Baxalta (Wausau)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.31	Baxalta (Springfield)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.32	LKQ (Salisbury)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.33	Baxalta (Ankeny)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.34	H&E Equipment Services (San Antonio)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.35	H&E Equipment Services (New Orleans)	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.36	GE Aviation (Pompano)	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.37	Saint-Gobain Warehouse	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.38	H&E Equipment Services (Columbia)	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.39	H&E Equipment Services (Yukon)	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.40	LKQ (Toledo)	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Property	2.41	H&E Equipment Services (Greer)	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/05/2017
Loan	3	Olympic Tower (35)(36)	7.1%	Richemont North America, Inc.	126,386	07/31/2028	Cartier	55,000	07/31/2037	MSD Capital, L.P.	43,979	03/31/2022	Versace U.S.A., Inc.	20,000	12/31/2023	98.8%	04/27/2017
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%													74.6%	03/31/2017
Property	4.01	Larkspur Landing Sunnyvale	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	83.8%	03/31/2017
Property	4.02	Larkspur Landing Milpitas	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	85.7%	03/31/2017
Property	4.03	Larkspur Landing Campbell	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	84.3%	03/31/2017
Property	4.04	Larkspur Landing San Francisco	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	84.9%	03/31/2017
Property	4.05	Larkspur Landing Pleasanton	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	82.9%	03/31/2017
Property	4.06	Larkspur Landing Bellevue	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	78.8%	03/31/2017
Property	4.07	Larkspur Landing Sacramento	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	83.0%	03/31/2017
Property	4.08	Hampton Inn Ann Arbor North	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	73.9%	03/31/2017
Property	4.09	Larkspur Landing Hillsboro	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	74.1%	03/31/2017
Property	4.10	Larkspur Landing Renton	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	80.3%	03/31/2017
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	78.3%	03/31/2017
Property	4.12	Residence Inn Toledo Maumee	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	81.7%	03/31/2017
Property	4.13	Residence Inn Williamsburg	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	73.0%	03/31/2017
Property	4.14	Hampton Inn Suites Waco South	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	77.7%	03/31/2017
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	72.9%	03/31/2017
Property	4.16	Courtyard Tyler	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	58.8%	03/31/2017
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	78.1%	03/31/2017
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	80.0%	03/31/2017
Property	4.19	Residence Inn Grand Rapids West	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	72.6%	03/31/2017
Property	4.20	Peoria, AZ Residence Inn	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	80.8%	03/31/2017
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	70.8%	03/31/2017
Property	4.22	Courtyard Chico	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	84.6%	03/31/2017
Property	4.23	Hampton Inn Suites Kokomo	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	77.9%	03/31/2017
Property	4.24	Hampton Inn Suites South Bend	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	69.9%	03/31/2017
Property	4.25	Courtyard Wichita Falls	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	77.4%	03/31/2017
Property	4.26	Hampton Inn Morehead	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	66.6%	03/31/2017
Property	4.27	Residence Inn Chico	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	88.0%	03/31/2017
Property	4.28	Courtyard Lufkin	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	64.9%	03/31/2017
Property	4.29	Hampton Inn Carlisle	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	76.1%	03/31/2017
Property	4.30	Springhill Suites Williamsburg	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	71.7%	03/31/2017
Property	4.31	Fairfield Inn Bloomington	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	87.1%	03/31/2017
Property	4.32	Waco Residence Inn	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	82.0%	03/31/2017
Property	4.33	Holiday Inn Express Fishers	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	67.1%	03/31/2017

A-1-16

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool			Lease			Lease			Lease			Lease		Occupancy
Flag	ID	Property Name	Balance	2nd Largest Tenant (21)(22)(23)(24)	SF	Expiration	3rd Largest Tenant (21)(22)(23)(24)	SF	Expiration	4th Largest Tenant (20)	SF	Expiration	5th Largest Tenant	SF	Expiration	Occupancy (4)	As-of Date
Property	4.34	Larkspur Landing Folsom	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	86.4%	03/31/2017
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	67.1%	03/31/2017
Property	4.36	Holiday Inn Express & Suites Paris	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	72.6%	03/31/2017
Property	4.37	Toledo Homewood Suites	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	82.2%	03/31/2017
Property	4.38	Grand Rapids Homewood Suites	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	84.1%	03/31/2017
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	74.6%	03/31/2017
Property	4.40	Fairfield Inn Laurel	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	79.9%	03/31/2017
Property	4.41	Courtyard Akron Stow	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	65.9%	03/31/2017
Property	4.42	Larkspur Landing Roseville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	79.5%	03/31/2017
Property	4.43	Towneplace Suites Bloomington	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	89.1%	03/31/2017
Property	4.44	Hampton Inn Danville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	80.0%	03/31/2017
Property	4.45	Holiday Inn Norwich	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	56.7%	03/31/2017
Property	4.46	Hampton Inn Suites Longview North	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	63.8%	03/31/2017
Property	4.47	Springhill Suites Peoria Westlake	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	63.3%	03/31/2017
Property	4.48	Hampton Inn Suites Buda	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	74.5%	03/31/2017
Property	4.49	Shawnee Hampton Inn	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	77.6%	03/31/2017
Property	4.50	Racine Fairfield Inn	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	68.6%	03/31/2017
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	75.6%	03/31/2017
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	84.0%	03/31/2017
Property	4.53	Westchase Homewood Suites	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	63.4%	03/31/2017
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	65.9%	03/31/2017
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	65.5%	03/31/2017
Property	4.56	Hampton Inn Sweetwater	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	62.9%	03/31/2017
Property	4.57	Comfort Suites Buda Austin South	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	76.8%	03/31/2017
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	63.4%	03/31/2017
Property	4.59	Holiday Inn Express & Suites Altus	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	67.4%	03/31/2017
Property	4.60	Comfort Inn & Suites Paris	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	67.4%	03/31/2017
Property	4.61	Hampton Inn Suites Decatur	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	64.6%	03/31/2017
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	66.5%	03/31/2017
Property	4.63	Mankato Fairfield Inn	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	58.0%	03/31/2017
Property	4.64	Candlewood Suites Texarkana	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	75.0%	03/31/2017
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	54.1%	03/31/2017
Loan	5	Vineyards at Forest Edge	6.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	92.9%	03/22/2017
Loan	6	211 Main Street (35)	5.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Loan	7	740 Madison (35)	4.4%	HNA Group	5,423	03/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/01/2017
Loan	8	Wilmont	4.2%	Bank of Hope	95,897	03/31/2022	County of LA Public Health Department	14,730	12/05/2021	Cal-Kor Insurance Services	7,624	10/31/2018	Breakers Duluth, LLC	5,207	09/30/2025	80.3%	05/31/2017
Loan	9	iStar Leased Fee Portfolio (35)	4.0%													NAP	NAP
Property	9.01	Hilton Salt Lake	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.02	DoubleTree Seattle Airport	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.03	DoubleTree Mission Valley	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.04	One Ally Center	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.05	DoubleTree Sonoma	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.06	DoubleTree Durango	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.08	NASA/JPSS Headquarters	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.11	The Buckler Apartments	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	9.12	Lock-Up Self Storage Facility	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10	Save Mart Portfolio (35)(37)	3.5%													100.0%	06/06/2017
Property	10.01	Lucky - San Francisco	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.02	Lucky - San Bruno	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.03	Lucky California - Daly City	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.04	Lucky - San Jose I	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.05	Lucky - San Jose II	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.06	Lucky - San Leandro	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.08	Lucky - Concord	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.09	FoodMaxx - Antioch	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.10	Lucky - Hollister	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.11	Save Mart - Modesto	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.13	Save Mart - Clovis	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.14	Save Mart - Grass Valley	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.15	FoodMaxx - Sacramento	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.16	Lucky - Hayward I	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.17	Save Mart - Auburn	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.18	Save Mart - Tracy	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.19	S-Mart - Lodi	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.20	Save Mart - Chico	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.21	Save Mart - Fresno I	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.22	Lucky - San Jose III	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.23	Save Mart - Roseville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.24	Lucky - Vacaville I	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.25	Save Mart - Elk Grove	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.26	Save Mart - Fresno II	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.27	Lucky - Sand City	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.28	Lucky - Vacaville II	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017

A-1-17

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool			Lease			Lease			Lease			Lease		Occupancy
Flag	ID	Property Name	Balance	2nd Largest Tenant (21)(22)(23)(24)	SF	Expiration	3rd Largest Tenant (21)(22)(23)(24)	SF	Expiration	4th Largest Tenant (20)	SF	Expiration	5th Largest Tenant	SF	Expiration	Occupancy (4)	As-of Date
Property	10.29	Lucky - Hayward	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.30	Save Mart - Kingsburg	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.31	Save Mart - Sacramento	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.32	Lucky - Santa Rosa	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Property	10.33	Save Mart - Jackson	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Loan	11	Lake Forest Gateway (37)	3.2%	Peppino’s	6,500	12/31/2025	Buffalo Wild Wings	6,272	10/31/2019	Sears	4,100	11/06/2021	IHOP	4,000	04/30/2036	96.5%	04/06/2017
Loan	12	Portola Hotel & Spa	3.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	64.8%	01/31/2017
Loan	13	50 West Liberty	3.0%	New York Life Insurance Co.	12,007	08/31/2023	Bank of America	11,104	08/31/2020	Noble Studios	9,670	09/30/2020	Parson Behle & Latimer	9,519	06/30/2020	84.2%	03/31/2017
Loan	14	Columbus Park Crossing South (37)	2.5%	Dick’s Sporting Goods	45,000	01/31/2018	TJ Maxx	30,000	03/31/2027	Petco	15,398	01/31/2028	Ulta Salon	8,800	06/30/2022	98.4%	04/12/2017
Loan	15	El Paseo Square (37)	2.4%	CODA Gallery	7,630	08/31/2021	Luna Grill	3,155	01/14/2027	Lululemon Athletica	3,153	01/31/2018	Orangetheory Fitness	3,144	04/30/2026	89.2%	04/20/2017
Loan	16	Faudree Ranch (37)	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	98.3%	04/11/2017
Loan	17	LC Hamburg Farms	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	95.9%	04/01/2017
Loan	18	Oregon City Shopping Center	2.0%	Rite Aid	33,784	07/31/2021	Fisherman’s Marine & Supply	32,850	01/31/2021	Ross Dress for Less	24,528	01/31/2024	Michaels	18,750	02/29/2020	100.0%	05/05/2017
Loan	19	City Crossing	1.8%	HomeGoods	22,873	08/31/2025	Michaels	20,400	02/28/2019	Old Navy	20,000	03/31/2019	Dollar Tree	15,600	06/30/2025	97.8%	03/21/2017
Loan	20	The Tides Building	1.8%	Blue LA	3,093	12/31/2025	Jamba Juice	1,495	03/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/02/2017
Loan	21	El Paso Industrial Portfolio (37)	1.6%													89.5%	05/25/2017
Property	21.01	27 Spur Drive	0.4%	Lower Tier / GSA	23,890	01/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	73.8%	05/25/2017
Property	21.02	26 Walter Jones	0.2%	JMF (Team Air Express)	16,026	07/31/2018	NCH Valasis	10,400	05/31/2019	Selected Brands	10,400	08/31/2019	Specialized Support Services	10,334	02/01/2019	72.8%	05/25/2017
Property	21.03	28 Walter Jones	0.2%	Elliott Tape	16,400	06/30/2017	ILS Supply	13,850	11/30/2017	Sunrise Packaging	10,400	02/18/2018	NAP	NAP	NAP	100.0%	05/25/2017
Property	21.04	25 Spur Drive	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/25/2017
Property	21.05	28 Spur Drive	0.2%	GCX Corporation	19,913	09/30/2019	A-1 Freeman	19,104	03/31/2018	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/25/2017
Property	21.06	24 Spur Drive	0.2%	Futuba	32,904	06/30/2017	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/25/2017
Property	21.07	40 Butterfield Trail	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/25/2017
Property	21.08	42 Butterfield Trail	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	96.7%	05/25/2017
Property	21.09	28 Butterfield Trail	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/25/2017
Loan	22	University Shopping Center	1.5%	Ross Dress for Less	30,187	01/31/2022	Big Lots	27,533	01/31/2020	Twin Liquors	12,467	06/30/2022	Petco	12,304	01/31/2020	100.0%	02/01/2017
Loan	23	Santa Barbara Corporate Center	1.4%	Agilysys, Inc	11,695	04/30/2019	Suneva Medical, Inc.	8,263	11/30/2017	Snyder Law	7,312	05/31/2024	S.B. Cottage Hospital	6,782	02/28/2022	98.3%	04/19/2017
Loan	24	Hampton Inn Braintree	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	84.9%	04/30/2017
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	69.5%	01/31/2017
Loan	26	2121 Ella Boulevard	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	94.2%	05/22/2017
Loan	27	Chateau at Flamingo	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	96.3%	04/17/2017
Loan	28	El Monte Self Storage	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	91.4%	02/28/2017
Loan	29	El Cajon Retail (37)	1.0%	Foodland Market	24,655	06/30/2025	Beauty Boutique, Inc	8,940	11/30/2020	Eco Laundry	4,500	10/31/2029	Rent-A-Center	4,030	04/30/2018	100.0%	04/17/2017
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	68.2%	03/31/2017
Loan	31	Long Meadow Farms	0.9%	Victor’s Mexican Restaurant	4,500	03/31/2026	Sammy’s Grille	4,300	02/28/2021	Sammy’s Steakhouse	4,300	12/31/2023	Snap Fitness	4,107	05/31/2021	95.6%	04/01/2017
Loan	32	2215 Broadway	0.9%	UpThere Inc.	7,500	06/30/2021	Fox Dream Presents, LLC	4,782	01/31/2021	DeepDyve, Inc.	1,707	12/31/2019	City of Redwood City	900	09/30/2019	100.0%	03/01/2017
Loan	33	Main Street Square	0.7%	Goodwill	13,500	09/30/2018	Humana Medical Plan, Inc.	7,640	01/31/2023	Kid’s World	6,000	08/31/2022	Florida Safety Council	3,865	08/31/2017	99.0%	03/24/2017
Loan	34	Union Hotel - Brooklyn	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	91.3%	03/31/2017
Loan	35	Aethercomm Building	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
Loan	36	436 Bryant	0.6%	Theorem Partners, LLC	2,727	01/31/2022	Onera, Inc.	2,569	02/28/2021	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	04/26/2017
Loan	37	Royal Palm Square	0.4%	Cosmetology Academy of Beauty, LLC	9,867	10/31/2023	Internal Medicine Associates	9,065	07/31/2020	Larson Educational Services	5,608	11/30/2018	Catch 22 Live Music & Sports	5,400	10/31/2022	94.9%	02/15/2017
Loan	38	Andover Bay Apartments	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	93.3%	03/14/2017
Loan	39	8333 Royal Ridge	0.4%	American Airlines Federal Credit Union	10,339	05/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/27/2017
Loan	40	Regency Apartments	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	95.5%	04/20/2017
Loan	41	2800 Sprouse	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/06/2017
A-1-18

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly
Property			Initial Pool	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax
Flag	ID	Property Name	Balance	Reserves($) (27)(31)	Reserves ($) (28)(30)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)
Loan	1	245 Park Avenue (35)(36)	8.3%	47,738	47,738		Springing		3,878,518
Loan	2	Gateway Net Lease Portfolio (35)	7.5%		Springing		Springing		Springing
Property	2.01	BAE Facility	0.6%
Property	2.02	FedEx Ground (Stratford)	0.6%
Property	2.03	FedEx (Baltimore)	0.6%
Property	2.04	Harman Becker	0.4%
Property	2.05	GE Aviation (Lafayette)	0.4%
Property	2.06	GoDaddy	0.4%
Property	2.07	Carrier	0.4%
Property	2.08	Emerus	0.3%
Property	2.09	Cardinal Health	0.3%
Property	2.10	Tyco Electronics	0.3%
Property	2.11	FCA/Caterpillar	0.3%
Property	2.12	FedEx Ground (Staunton)	0.2%
Property	2.13	Quad Packaging (Proteus)	0.2%
Property	2.14	Quad Packaging (Transpak)	0.2%
Property	2.15	T-Mobile Call Center	0.2%
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%
Property	2.17	Vatterott College	0.2%
Property	2.18	Comcast	0.1%
Property	2.19	Alfa Laval Plant	0.1%
Property	2.20	LKQ (New Braunfels)	0.1%
Property	2.21	Hitachi	0.1%
Property	2.22	Cameron International	0.1%
Property	2.23	Alliance Data Systems Office	0.1%
Property	2.24	Synchrony Financial	0.1%
Property	2.25	Baxalta (Barry Pointe)	0.1%
Property	2.26	Baxalta (Casselberry)	0.1%
Property	2.27	Baxalta (Mounds View)	0.1%
Property	2.28	Baxalta (Grand Rapids)	0.1%
Property	2.29	Gerdau	0.1%
Property	2.30	Baxalta (Wausau)	0.1%
Property	2.31	Baxalta (Springfield)	0.1%
Property	2.32	LKQ (Salisbury)	0.1%
Property	2.33	Baxalta (Ankeny)	0.1%
Property	2.34	H&E Equipment Services (San Antonio)	0.1%
Property	2.35	H&E Equipment Services (New Orleans)	0.1%
Property	2.36	GE Aviation (Pompano)	0.0%
Property	2.37	Saint-Gobain Warehouse	0.0%
Property	2.38	H&E Equipment Services (Columbia)	0.0%
Property	2.39	H&E Equipment Services (Yukon)	0.0%
Property	2.40	LKQ (Toledo)	0.0%
Property	2.41	H&E Equipment Services (Greer)	0.0%
Loan	3	Olympic Tower (35)(36)	7.1%	25,989,597	Springing	21,357,936	Springing		Springing
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%		The greater of (i) 4.0% of gross revenues for the month which occurred two months prior and (ii) any amount required under any Franchise Agreement for FF&E Work				Springing
Property	4.01	Larkspur Landing Sunnyvale	0.4%
Property	4.02	Larkspur Landing Milpitas	0.4%
Property	4.03	Larkspur Landing Campbell	0.3%
Property	4.04	Larkspur Landing San Francisco	0.3%
Property	4.05	Larkspur Landing Pleasanton	0.2%
Property	4.06	Larkspur Landing Bellevue	0.2%
Property	4.07	Larkspur Landing Sacramento	0.2%
Property	4.08	Hampton Inn Ann Arbor North	0.2%
Property	4.09	Larkspur Landing Hillsboro	0.2%
Property	4.10	Larkspur Landing Renton	0.2%
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%
Property	4.12	Residence Inn Toledo Maumee	0.2%
Property	4.13	Residence Inn Williamsburg	0.1%
Property	4.14	Hampton Inn Suites Waco South	0.1%
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%
Property	4.16	Courtyard Tyler	0.1%
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%
Property	4.19	Residence Inn Grand Rapids West	0.1%
Property	4.20	Peoria, AZ Residence Inn	0.1%
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%
Property	4.22	Courtyard Chico	0.1%
Property	4.23	Hampton Inn Suites Kokomo	0.1%
Property	4.24	Hampton Inn Suites South Bend	0.1%
Property	4.25	Courtyard Wichita Falls	0.1%
Property	4.26	Hampton Inn Morehead	0.1%
Property	4.27	Residence Inn Chico	0.1%
Property	4.28	Courtyard Lufkin	0.1%
Property	4.29	Hampton Inn Carlisle	0.1%
Property	4.30	Springhill Suites Williamsburg	0.1%
Property	4.31	Fairfield Inn Bloomington	0.1%
Property	4.32	Waco Residence Inn	0.1%
Property	4.33	Holiday Inn Express Fishers	0.1%

A-1-19

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly
Property			Initial Pool	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax
Flag	ID	Property Name	Balance	Reserves($) (27)(31)	Reserves ($) (28)(30)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)
Property	4.34	Larkspur Landing Folsom	0.1%
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%
Property	4.36	Holiday Inn Express & Suites Paris	0.1%
Property	4.37	Toledo Homewood Suites	0.1%
Property	4.38	Grand Rapids Homewood Suites	0.1%
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%
Property	4.40	Fairfield Inn Laurel	0.1%
Property	4.41	Courtyard Akron Stow	0.1%
Property	4.42	Larkspur Landing Roseville	0.1%
Property	4.43	Towneplace Suites Bloomington	0.1%
Property	4.44	Hampton Inn Danville	0.1%
Property	4.45	Holiday Inn Norwich	0.1%
Property	4.46	Hampton Inn Suites Longview North	0.1%
Property	4.47	Springhill Suites Peoria Westlake	0.1%
Property	4.48	Hampton Inn Suites Buda	0.1%
Property	4.49	Shawnee Hampton Inn	0.1%
Property	4.50	Racine Fairfield Inn	0.1%
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%
Property	4.53	Westchase Homewood Suites	0.1%
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%
Property	4.56	Hampton Inn Sweetwater	0.1%
Property	4.57	Comfort Suites Buda Austin South	0.0%
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%
Property	4.59	Holiday Inn Express & Suites Altus	0.0%
Property	4.60	Comfort Inn & Suites Paris	0.0%
Property	4.61	Hampton Inn Suites Decatur	0.0%
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%
Property	4.63	Mankato Fairfield Inn	0.0%
Property	4.64	Candlewood Suites Texarkana	0.0%
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%
Loan	5	Vineyards at Forest Edge	6.0%		26,593			491,461	98,292
Loan	6	211 Main Street (35)	5.3%		Springing		Springing		Springing
Loan	7	740 Madison (35)	4.4%					2,595,218	Springing
Loan	8	Wilmont	4.2%		8,372		50,233	32,436	10,812
Loan	9	iStar Leased Fee Portfolio (35)	4.0%						Springing
Property	9.01	Hilton Salt Lake	1.0%
Property	9.02	DoubleTree Seattle Airport	0.7%
Property	9.03	DoubleTree Mission Valley	0.7%
Property	9.04	One Ally Center	0.6%
Property	9.05	DoubleTree Sonoma	0.3%
Property	9.06	DoubleTree Durango	0.3%
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%
Property	9.08	NASA/JPSS Headquarters	0.1%
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%
Property	9.11	The Buckler Apartments	0.1%
Property	9.12	Lock-Up Self Storage Facility	0.0%
Loan	10	Save Mart Portfolio (35)(37)	3.5%		Springing		Springing		Springing
Property	10.01	Lucky - San Francisco	0.2%
Property	10.02	Lucky - San Bruno	0.2%
Property	10.03	Lucky California - Daly City	0.2%
Property	10.04	Lucky - San Jose I	0.2%
Property	10.05	Lucky - San Jose II	0.1%
Property	10.06	Lucky - San Leandro	0.1%
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%
Property	10.08	Lucky - Concord	0.1%
Property	10.09	FoodMaxx - Antioch	0.1%
Property	10.10	Lucky - Hollister	0.1%
Property	10.11	Save Mart - Modesto	0.1%
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%
Property	10.13	Save Mart - Clovis	0.1%
Property	10.14	Save Mart - Grass Valley	0.1%
Property	10.15	FoodMaxx - Sacramento	0.1%
Property	10.16	Lucky - Hayward I	0.1%
Property	10.17	Save Mart - Auburn	0.1%
Property	10.18	Save Mart - Tracy	0.1%
Property	10.19	S-Mart - Lodi	0.1%
Property	10.20	Save Mart - Chico	0.1%
Property	10.21	Save Mart - Fresno I	0.1%
Property	10.22	Lucky - San Jose III	0.1%
Property	10.23	Save Mart - Roseville	0.1%
Property	10.24	Lucky - Vacaville I	0.1%
Property	10.25	Save Mart - Elk Grove	0.1%
Property	10.26	Save Mart - Fresno II	0.1%
Property	10.27	Lucky - Sand City	0.1%
Property	10.28	Lucky - Vacaville II	0.1%

A-1-20

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly
Property			Initial Pool	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax
Flag	ID	Property Name	Balance	Reserves($) (27)(31)	Reserves ($) (28)(30)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)
Property	10.29	Lucky - Hayward	0.1%
Property	10.30	Save Mart - Kingsburg	0.1%
Property	10.31	Save Mart - Sacramento	0.1%
Property	10.32	Lucky - Santa Rosa	0.0%
Property	10.33	Save Mart - Jackson	0.0%
Loan	11	Lake Forest Gateway (37)	3.2%		1,295		10,381	25,720	12,860
Loan	12	Portola Hotel & Spa	3.1%	112,764	4.0% of gross revenues for the calendar month which occurred two months prior				Springing
Loan	13	50 West Liberty	3.0%		4,855		29,130	32,667	32,512
Loan	14	Columbus Park Crossing South (37)	2.5%		2,262	300,000	25,000	75,574	12,596
Loan	15	El Paseo Square (37)	2.4%		928	500,000	Springing	29,945	14,972
Loan	16	Faudree Ranch (37)	2.2%		7,500			219,060	47,323
Loan	17	LC Hamburg Farms	2.2%	5,525	5,525			203,764	33,961
Loan	18	Oregon City Shopping Center	2.0%		4,132		20,658	182,549	22,819
Loan	19	City Crossing	1.8%	2,444	2,444	14,314	14,314	62,164	12,433
Loan	20	The Tides Building	1.8%		578	1,000,000	2,111	126,096	25,219
Loan	21	El Paso Industrial Portfolio (37)	1.6%		19,567	250,000	9,329	186,699	31,117
Property	21.01	27 Spur Drive	0.4%
Property	21.02	26 Walter Jones	0.2%
Property	21.03	28 Walter Jones	0.2%
Property	21.04	25 Spur Drive	0.2%
Property	21.05	28 Spur Drive	0.2%
Property	21.06	24 Spur Drive	0.2%
Property	21.07	40 Butterfield Trail	0.1%
Property	21.08	42 Butterfield Trail	0.1%
Property	21.09	28 Butterfield Trail	0.0%
Loan	22	University Shopping Center	1.5%	2,837	2,837	6,250	6,250	104,113	34,704
Loan	23	Santa Barbara Corporate Center	1.4%		1,842	370,000	Springing	56,735	14,184
Loan	24	Hampton Inn Braintree	1.3%		Greater of (i) 2.0% of prior month’s revenues through 6/6/2018, 3.0% of prior month’s revenues from 7/6/2018 to 6/6/2019, 4.0% of prior month’s revenues thereafter and (ii) any amount required under Franchise Agreement for FF&E Work			51,593	12,898
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	250,000	4.0% of gross revenues for the calendar month which occurred two months prior			66,082	13,216
Loan	26	2121 Ella Boulevard	1.1%	2,017	2,017			199,149	33,191
Loan	27	Chateau at Flamingo	1.1%	450,000	2,833			53,436	5,337
Loan	28	El Monte Self Storage	1.0%		1,512			13,233	13,233
Loan	29	El Cajon Retail (37)	1.0%		1,255		4,634	23,521	11,760
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	11,921	4.0% of gross revenues for the calendar month which occurred two months prior			76,488	7,649
Loan	31	Long Meadow Farms	0.9%	842	842	5,417	5,417	71,644	11,941
Loan	32	2215 Broadway	0.9%		826		4,958	23,647	4,729
Loan	33	Main Street Square	0.7%	1,718	1,718	9,042	9,042	66,288	9,470
Loan	34	Union Hotel - Brooklyn	0.6%		Greater of (i) 3.0% of prior month’s revenues through 6/6/2020, 4.0% of prior month’s revenues thereafter, (ii) amount required by Management Agreement and (iii) any amount required under Franchise Agreement for FF&E Work			21,765	3,109
Loan	35	Aethercomm Building	0.6%		598			55,286	18,429
Loan	36	436 Bryant	0.6%		134	250,000	Springing	4,157	4,157
Loan	37	Royal Palm Square	0.4%	2,400	2,400	100,000	18,002	113,544	14,193
Loan	38	Andover Bay Apartments	0.4%		974			16,426	2,738
Loan	39	8333 Royal Ridge	0.4%		772		6,576	9,593	9,593
Loan	40	Regency Apartments	0.3%		2,200			137,235	15,592
Loan	41	2800 Sprouse	0.3%		1,241		2,977	3,638	3,638
A-1-21

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Upfront	Monthly	Upfront	Upfront	Monthly	Other
Property			Initial Pool	Insurance	Insurance	Engineering	Other	Other	Reserves
Flag	ID	Property Name	Balance	Reserves($) (27)(31)	Reserves ($) (28)(29)(31)	Reserve($) (27)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)	Description
Loan	1	245 Park Avenue (35)(36)	8.3%	227,000	113,500		11,431,608		Outstanding Rollover/Free Rent Reserve
Loan	2	Gateway Net Lease Portfolio (35)	7.5%		Springing		10,720,000	Springing	Earnout Reserve (Upfront: 10,720,000); Ground Lease Reserve (Monthly: Springing)
Property	2.01	BAE Facility	0.6%
Property	2.02	FedEx Ground (Stratford)	0.6%
Property	2.03	FedEx (Baltimore)	0.6%
Property	2.04	Harman Becker	0.4%
Property	2.05	GE Aviation (Lafayette)	0.4%
Property	2.06	GoDaddy	0.4%
Property	2.07	Carrier	0.4%
Property	2.08	Emerus	0.3%
Property	2.09	Cardinal Health	0.3%
Property	2.10	Tyco Electronics	0.3%
Property	2.11	FCA/Caterpillar	0.3%
Property	2.12	FedEx Ground (Staunton)	0.2%
Property	2.13	Quad Packaging (Proteus)	0.2%
Property	2.14	Quad Packaging (Transpak)	0.2%
Property	2.15	T-Mobile Call Center	0.2%
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%
Property	2.17	Vatterott College	0.2%
Property	2.18	Comcast	0.1%
Property	2.19	Alfa Laval Plant	0.1%
Property	2.20	LKQ (New Braunfels)	0.1%
Property	2.21	Hitachi	0.1%
Property	2.22	Cameron International	0.1%
Property	2.23	Alliance Data Systems Office	0.1%
Property	2.24	Synchrony Financial	0.1%
Property	2.25	Baxalta (Barry Pointe)	0.1%
Property	2.26	Baxalta (Casselberry)	0.1%
Property	2.27	Baxalta (Mounds View)	0.1%
Property	2.28	Baxalta (Grand Rapids)	0.1%
Property	2.29	Gerdau	0.1%
Property	2.30	Baxalta (Wausau)	0.1%
Property	2.31	Baxalta (Springfield)	0.1%
Property	2.32	LKQ (Salisbury)	0.1%
Property	2.33	Baxalta (Ankeny)	0.1%
Property	2.34	H&E Equipment Services (San Antonio)	0.1%
Property	2.35	H&E Equipment Services (New Orleans)	0.1%
Property	2.36	GE Aviation (Pompano)	0.0%
Property	2.37	Saint-Gobain Warehouse	0.0%
Property	2.38	H&E Equipment Services (Columbia)	0.0%
Property	2.39	H&E Equipment Services (Yukon)	0.0%
Property	2.40	LKQ (Toledo)	0.0%
Property	2.41	H&E Equipment Services (Greer)	0.0%
Loan	3	Olympic Tower (35)(36)	7.1%	298,431	Springing		13,997,581	Springing	Free Rent Reserve (Upfront: 11,843,236); Ground Rent Reserve (Upfront: 2,154,345; Monthly: 153,680); Condominium Reserve (Monthly: Springing)
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%		Springing		12,268,991	Springing	Larkspur Landing Capital Work Reserve (Upfront: 6,385,000); Capital Work Reserve (Upfront: 5,883,991; Future one-time deposit: Springing); Ground Rent Reserve (Monthly: Springing)
Property	4.01	Larkspur Landing Sunnyvale	0.4%
Property	4.02	Larkspur Landing Milpitas	0.4%
Property	4.03	Larkspur Landing Campbell	0.3%
Property	4.04	Larkspur Landing San Francisco	0.3%
Property	4.05	Larkspur Landing Pleasanton	0.2%
Property	4.06	Larkspur Landing Bellevue	0.2%
Property	4.07	Larkspur Landing Sacramento	0.2%
Property	4.08	Hampton Inn Ann Arbor North	0.2%
Property	4.09	Larkspur Landing Hillsboro	0.2%
Property	4.10	Larkspur Landing Renton	0.2%
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%
Property	4.12	Residence Inn Toledo Maumee	0.2%
Property	4.13	Residence Inn Williamsburg	0.1%
Property	4.14	Hampton Inn Suites Waco South	0.1%
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%
Property	4.16	Courtyard Tyler	0.1%
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%
Property	4.19	Residence Inn Grand Rapids West	0.1%
Property	4.20	Peoria, AZ Residence Inn	0.1%
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%
Property	4.22	Courtyard Chico	0.1%
Property	4.23	Hampton Inn Suites Kokomo	0.1%
Property	4.24	Hampton Inn Suites South Bend	0.1%
Property	4.25	Courtyard Wichita Falls	0.1%
Property	4.26	Hampton Inn Morehead	0.1%
Property	4.27	Residence Inn Chico	0.1%
Property	4.28	Courtyard Lufkin	0.1%
Property	4.29	Hampton Inn Carlisle	0.1%
Property	4.30	Springhill Suites Williamsburg	0.1%
Property	4.31	Fairfield Inn Bloomington	0.1%
Property	4.32	Waco Residence Inn	0.1%
Property	4.33	Holiday Inn Express Fishers	0.1%

A-1-22

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Upfront	Monthly	Upfront	Upfront	Monthly	Other
Property			Initial Pool	Insurance	Insurance	Engineering	Other	Other	Reserves
Flag	ID	Property Name	Balance	Reserves($) (27)(31)	Reserves ($) (28)(29)(31)	Reserve($) (27)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)	Description
Property	4.34	Larkspur Landing Folsom	0.1%
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%
Property	4.36	Holiday Inn Express & Suites Paris	0.1%
Property	4.37	Toledo Homewood Suites	0.1%
Property	4.38	Grand Rapids Homewood Suites	0.1%
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%
Property	4.40	Fairfield Inn Laurel	0.1%
Property	4.41	Courtyard Akron Stow	0.1%
Property	4.42	Larkspur Landing Roseville	0.1%
Property	4.43	Towneplace Suites Bloomington	0.1%
Property	4.44	Hampton Inn Danville	0.1%
Property	4.45	Holiday Inn Norwich	0.1%
Property	4.46	Hampton Inn Suites Longview North	0.1%
Property	4.47	Springhill Suites Peoria Westlake	0.1%
Property	4.48	Hampton Inn Suites Buda	0.1%
Property	4.49	Shawnee Hampton Inn	0.1%
Property	4.50	Racine Fairfield Inn	0.1%
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%
Property	4.53	Westchase Homewood Suites	0.1%
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%
Property	4.56	Hampton Inn Sweetwater	0.1%
Property	4.57	Comfort Suites Buda Austin South	0.0%
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%
Property	4.59	Holiday Inn Express & Suites Altus	0.0%
Property	4.60	Comfort Inn & Suites Paris	0.0%
Property	4.61	Hampton Inn Suites Decatur	0.0%
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%
Property	4.63	Mankato Fairfield Inn	0.0%
Property	4.64	Candlewood Suites Texarkana	0.0%
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%
Loan	5	Vineyards at Forest Edge	6.0%		Springing	40,000
Loan	6	211 Main Street (35)	5.3%		Springing
Loan	7	740 Madison (35)	4.4%		Springing		7,190,000	Springing	Debt Service Reserve (Upfront: 5,190,000; Future one-time deposit: Springing); Rent Credit Reserve (Upfront: 2,000,000)
Loan	8	Wilmont	4.2%		Springing	18,750	750,322	Springing	LADMH Lease Reserve (Upfront: 728,528); Rent Abatement Reserve (Upfront: 21,794); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	9	iStar Leased Fee Portfolio (35)	4.0%		Springing			Springing	Ground Rent Reserve (Monthly: Springing); DSC Cure Reserve (One-time deposit: Springing); Cash Collateral Reserve (One-time deposit: Springing); Default Cure Collateral Reserve (One-time deposit: Springing)
Property	9.01	Hilton Salt Lake	1.0%
Property	9.02	DoubleTree Seattle Airport	0.7%
Property	9.03	DoubleTree Mission Valley	0.7%
Property	9.04	One Ally Center	0.6%
Property	9.05	DoubleTree Sonoma	0.3%
Property	9.06	DoubleTree Durango	0.3%
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%
Property	9.08	NASA/JPSS Headquarters	0.1%
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%
Property	9.11	The Buckler Apartments	0.1%
Property	9.12	Lock-Up Self Storage Facility	0.0%
Loan	10	Save Mart Portfolio (35)(37)	3.5%		Springing	746,551	369,436	Springing	Environmental Work Reserve (Upfront: 331,035); Environmental Insurance Reserve (Upfront: 38,401); Material Tenant Rollover Reserve (Springing Monthly: Excess Cash Flow); Estate Tax Reserve (One-time deposit: Springing)
Property	10.01	Lucky - San Francisco	0.2%
Property	10.02	Lucky - San Bruno	0.2%
Property	10.03	Lucky California - Daly City	0.2%
Property	10.04	Lucky - San Jose I	0.2%
Property	10.05	Lucky - San Jose II	0.1%
Property	10.06	Lucky - San Leandro	0.1%
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%
Property	10.08	Lucky - Concord	0.1%
Property	10.09	FoodMaxx - Antioch	0.1%
Property	10.10	Lucky - Hollister	0.1%
Property	10.11	Save Mart - Modesto	0.1%
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%
Property	10.13	Save Mart - Clovis	0.1%
Property	10.14	Save Mart - Grass Valley	0.1%
Property	10.15	FoodMaxx - Sacramento	0.1%
Property	10.16	Lucky - Hayward I	0.1%
Property	10.17	Save Mart - Auburn	0.1%
Property	10.18	Save Mart - Tracy	0.1%
Property	10.19	S-Mart - Lodi	0.1%
Property	10.20	Save Mart - Chico	0.1%
Property	10.21	Save Mart - Fresno I	0.1%
Property	10.22	Lucky - San Jose III	0.1%
Property	10.23	Save Mart - Roseville	0.1%
Property	10.24	Lucky - Vacaville I	0.1%
Property	10.25	Save Mart - Elk Grove	0.1%
Property	10.26	Save Mart - Fresno II	0.1%
Property	10.27	Lucky - Sand City	0.1%
Property	10.28	Lucky - Vacaville II	0.1%

A-1-23

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Upfront	Monthly	Upfront	Upfront	Monthly	Other
Property			Initial Pool	Insurance	Insurance	Engineering	Other	Other	Reserves
Flag	ID	Property Name	Balance	Reserves($) (27)(31)	Reserves ($) (28)(29)(31)	Reserve($) (27)(31)	Reserves ($) (27)(31)	Reserves ($) (28)(29)(31)	Description
Property	10.29	Lucky - Hayward	0.1%
Property	10.30	Save Mart - Kingsburg	0.1%
Property	10.31	Save Mart - Sacramento	0.1%
Property	10.32	Lucky - Santa Rosa	0.0%
Property	10.33	Save Mart - Jackson	0.0%
Loan	11	Lake Forest Gateway (37)	3.2%		Springing		344,478		Lemon Tree Reserve (Upfront: 183,488); AT&T Reserve (Upfront: 160,990)
Loan	12	Portola Hotel & Spa	3.1%		Springing		119,477	17,069	Space Rent Reserve (Upfront: 119,477; Monthly: 17,609)
Loan	13	50 West Liberty	3.0%		Springing	13,375	684,048		Anytime Fitness Reserve (Upfront: 421,024); Free Rent Reserve (Upfront: 172,738); Approved Leasing Expenses Reserve (Upfront: 90,286)
Loan	14	Columbus Park Crossing South (37)	2.5%		Springing		151,636	Springing	Upfront Leasing Reserve (Upfront: 151,636); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	15	El Paseo Square (37)	2.4%		Springing		814,425	Springing	Additional Lease Reserve (Upfront: 814,425); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	16	Faudree Ranch (37)	2.2%	1,116	1,116
Loan	17	LC Hamburg Farms	2.2%		Springing	41,250
Loan	18	Oregon City Shopping Center	2.0%		Springing
Loan	19	City Crossing	1.8%	19,654	2,808
Loan	20	The Tides Building	1.8%	3,693	1,847		108,033	Springing	Free Rent Reserve (Upfront: 108,033.31); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	21	El Paso Industrial Portfolio (37)	1.6%		Springing		422,147	Springing	GSA Lease Reserve (Upfront: 260,854); Ground Rent Reserve (Upfront: 79,293; Monthly: Springing); Aries Freight Lease Reserve (Upfront: 82,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Property	21.01	27 Spur Drive	0.4%
Property	21.02	26 Walter Jones	0.2%
Property	21.03	28 Walter Jones	0.2%
Property	21.04	25 Spur Drive	0.2%
Property	21.05	28 Spur Drive	0.2%
Property	21.06	24 Spur Drive	0.2%
Property	21.07	40 Butterfield Trail	0.1%
Property	21.08	42 Butterfield Trail	0.1%
Property	21.09	28 Butterfield Trail	0.0%
Loan	22	University Shopping Center	1.5%		Springing
Loan	23	Santa Barbara Corporate Center	1.4%		Springing	438	102,325	Springing	Free Rent Reserve (Upfront: 76,820); Approved Leasing Expenses Reserve (Upfront: 14,390); Snyder Lease Reserve (Upfront: 11,114); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	24	Hampton Inn Braintree	1.3%		Springing		2,816,808		PIP Reserve (Upfront: 2,816,808)
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%		Springing		445,000	Springing	Franchise Repair Reserve (Upfront: 445,000); PIP Reserve (Monthly: Springing)
Loan	26	2121 Ella Boulevard	1.1%		Springing		400,000		Accretive Reserve
Loan	27	Chateau at Flamingo	1.1%		Springing	6,663
Loan	28	El Monte Self Storage	1.0%		Springing
Loan	29	El Cajon Retail (37)	1.0%		Springing
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%		Springing		122,393	Springing	PIP Reserve (Upfront: 122,393; Monthly: Springing)
Loan	31	Long Meadow Farms	0.9%		Springing
Loan	32	2215 Broadway	0.9%		Springing	30,625		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	33	Main Street Square	0.7%		Springing		225,249		Roof Reserve (Upfront: 165,275); Outstanding Free Rent Reserve (Upfront: 48,474); Winn-Dixie Work Reserve (Upfront: 11,500)
Loan	34	Union Hotel - Brooklyn	0.6%	6,973	3,487	3,000	28,808	9,602	Seasonal Working Capital Reserve (Upfront: 28,808; Monthly: 9,602); PIP Reserve (Springing Monthly: Excess Cash Flow)
Loan	35	Aethercomm Building	0.6%		Springing			Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	36	436 Bryant	0.6%	1,048	1,048
Loan	37	Royal Palm Square	0.4%	59,336	7,417	9,375
Loan	38	Andover Bay Apartments	0.4%	7,774	1,944
Loan	39	8333 Royal Ridge	0.4%	599	599			Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	40	Regency Apartments	0.3%	4,188	2,094	9,438
Loan	41	2800 Sprouse	0.3%		Springing		334,740	Springing	Roof Repair Reserve (Upfront: 334,740); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
A-1-24

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Environmental
Property			Initial Pool	Report	Engineering	Loan
Flag	ID	Property Name	Balance	Date (32)	Report Date	Purpose	Sponsor	Guarantor (26)(33)(34)
Loan	1	245 Park Avenue (35)(36)	8.3%	04/19/2017	04/20/2017	Acquisition	181 West Madison Holding LLC	181 West Madison Holding LLC
Loan	2	Gateway Net Lease Portfolio (35)	7.5%	Various	Various	Acquisition	ETCL Venture LP	NAP
Property	2.01	BAE Facility	0.6%	04/11/2017	02/22/2017
Property	2.02	FedEx Ground (Stratford)	0.6%	03/07/2017	02/24/2017
Property	2.03	FedEx (Baltimore)	0.6%	03/08/2017	04/07/2017
Property	2.04	Harman Becker	0.4%	04/11/2017	04/07/2017
Property	2.05	GE Aviation (Lafayette)	0.4%	04/11/2017	02/22/2017
Property	2.06	GoDaddy	0.4%	04/11/2017	04/07/2017
Property	2.07	Carrier	0.4%	04/21/2017	02/22/2017
Property	2.08	Emerus	0.3%	04/11/2017	03/31/2017
Property	2.09	Cardinal Health	0.3%	03/08/2017	04/07/2017
Property	2.10	Tyco Electronics	0.3%	04/11/2017	02/22/2017
Property	2.11	FCA/Caterpillar	0.3%	04/11/2017	04/07/2017
Property	2.12	FedEx Ground (Staunton)	0.2%	04/11/2017	04/21/2017
Property	2.13	Quad Packaging (Proteus)	0.2%	04/11/2017	04/07/2017
Property	2.14	Quad Packaging (Transpak)	0.2%	04/11/2017	04/07/2017
Property	2.15	T-Mobile Call Center	0.2%	04/11/2017	04/07/2017
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%	04/11/2017	04/07/2017
Property	2.17	Vatterott College	0.2%	04/11/2017	04/07/2017
Property	2.18	Comcast	0.1%	04/11/2017	04/07/2017
Property	2.19	Alfa Laval Plant	0.1%	04/11/2017	04/07/2017
Property	2.20	LKQ (New Braunfels)	0.1%	04/11/2017	02/22/2017
Property	2.21	Hitachi	0.1%	04/11/2017	04/07/2017
Property	2.22	Cameron International	0.1%	03/08/2017	04/07/2017
Property	2.23	Alliance Data Systems Office	0.1%	03/08/2017	04/07/2017
Property	2.24	Synchrony Financial	0.1%	03/06/2017	04/07/2017
Property	2.25	Baxalta (Barry Pointe)	0.1%	04/11/2017	NAP
Property	2.26	Baxalta (Casselberry)	0.1%	04/11/2017	NAP
Property	2.27	Baxalta (Mounds View)	0.1%	04/11/2017	04/07/2017
Property	2.28	Baxalta (Grand Rapids)	0.1%	04/11/2017	04/07/2017
Property	2.29	Gerdau	0.1%	03/07/2017	04/07/2017
Property	2.30	Baxalta (Wausau)	0.1%	04/11/2017	04/07/2017
Property	2.31	Baxalta (Springfield)	0.1%	04/11/2017	04/07/2017
Property	2.32	LKQ (Salisbury)	0.1%	03/08/2017	04/07/2017
Property	2.33	Baxalta (Ankeny)	0.1%	04/21/2017	04/07/2017
Property	2.34	H&E Equipment Services (San Antonio)	0.1%	04/11/2017	04/07/2017
Property	2.35	H&E Equipment Services (New Orleans)	0.1%	03/07/2017	04/07/2017
Property	2.36	GE Aviation (Pompano)	0.0%	03/07/2017	04/07/2017
Property	2.37	Saint-Gobain Warehouse	0.0%	04/11/2017	04/07/2017
Property	2.38	H&E Equipment Services (Columbia)	0.0%	04/11/2017	04/07/2017
Property	2.39	H&E Equipment Services (Yukon)	0.0%	04/21/2017	04/07/2017
Property	2.40	LKQ (Toledo)	0.0%	03/08/2017	04/07/2017
Property	2.41	H&E Equipment Services (Greer)	0.0%	04/11/2017	04/07/2017
Loan	3	Olympic Tower (35)(36)	7.1%	03/21/2017	03/20/2017	Refinance	OMERS Administration Corporation; Crown Olympic Partners LLC	OPG Investment Holdings (US), LLC; Crown Retail Services LLC; Centurian Management Corporation; Crown 600 Broadway LLC
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%	Various	Various	Refinance	SCG Hotel Investors Holdings, L.P.	SCG Hotel Investors Holdings, L.P.
Property	4.01	Larkspur Landing Sunnyvale	0.4%	04/26/2017	04/28/2017
Property	4.02	Larkspur Landing Milpitas	0.4%	04/19/2017	04/28/2017
Property	4.03	Larkspur Landing Campbell	0.3%	04/19/2017	04/28/2017
Property	4.04	Larkspur Landing San Francisco	0.3%	04/26/2017	04/28/2017
Property	4.05	Larkspur Landing Pleasanton	0.2%	04/27/2017	04/28/2017
Property	4.06	Larkspur Landing Bellevue	0.2%	04/21/2017	04/28/2017
Property	4.07	Larkspur Landing Sacramento	0.2%	04/21/2017	04/28/2017
Property	4.08	Hampton Inn Ann Arbor North	0.2%	04/28/2017	04/28/2017
Property	4.09	Larkspur Landing Hillsboro	0.2%	04/19/2017	04/28/2017
Property	4.10	Larkspur Landing Renton	0.2%	04/26/2017	04/28/2017
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%	04/04/2017	04/07/2017
Property	4.12	Residence Inn Toledo Maumee	0.2%	04/20/2017	04/28/2017
Property	4.13	Residence Inn Williamsburg	0.1%	04/28/2017	04/24/2017
Property	4.14	Hampton Inn Suites Waco South	0.1%	04/05/2017	04/07/2017
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%	04/25/2017	04/28/2017
Property	4.16	Courtyard Tyler	0.1%	03/29/2017	04/07/2017
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%	04/20/2017	04/28/2017
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%	04/18/2017	04/28/2017
Property	4.19	Residence Inn Grand Rapids West	0.1%	04/19/2017	04/28/2017
Property	4.20	Peoria, AZ Residence Inn	0.1%	04/08/2017	04/07/2017
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%	04/28/2017	04/28/2017
Property	4.22	Courtyard Chico	0.1%	04/21/2017	04/28/2017
Property	4.23	Hampton Inn Suites Kokomo	0.1%	04/17/2017	04/28/2017
Property	4.24	Hampton Inn Suites South Bend	0.1%	04/21/2017	04/28/2017
Property	4.25	Courtyard Wichita Falls	0.1%	04/02/2017	04/07/2017
Property	4.26	Hampton Inn Morehead	0.1%	04/19/2017	04/28/2017
Property	4.27	Residence Inn Chico	0.1%	04/19/2017	04/28/2017
Property	4.28	Courtyard Lufkin	0.1%	04/03/2017	04/07/2017
Property	4.29	Hampton Inn Carlisle	0.1%	04/25/2017	04/28/2017
Property	4.30	Springhill Suites Williamsburg	0.1%	04/21/2017	04/25/2017
Property	4.31	Fairfield Inn Bloomington	0.1%	04/20/2017	04/28/2017
Property	4.32	Waco Residence Inn	0.1%	04/11/2017	04/07/2017
Property	4.33	Holiday Inn Express Fishers	0.1%	04/26/2017	04/28/2017

A-1-25

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Environmental
Property			Initial Pool	Report	Engineering	Loan
Flag	ID	Property Name	Balance	Date (32)	Report Date	Purpose	Sponsor	Guarantor (26)(33)(34)
Property	4.34	Larkspur Landing Folsom	0.1%	04/28/2017	04/28/2017
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%	04/27/2017	04/28/2017
Property	4.36	Holiday Inn Express & Suites Paris	0.1%	04/07/2017	04/07/2017
Property	4.37	Toledo Homewood Suites	0.1%	04/03/2017	04/07/2017
Property	4.38	Grand Rapids Homewood Suites	0.1%	04/04/2017	04/07/2017
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%	04/10/2017	04/07/2017
Property	4.40	Fairfield Inn Laurel	0.1%	04/19/2017	04/28/2017
Property	4.41	Courtyard Akron Stow	0.1%	04/15/2017	04/28/2017
Property	4.42	Larkspur Landing Roseville	0.1%	04/28/2017	04/25/2017
Property	4.43	Towneplace Suites Bloomington	0.1%	04/25/2017	04/28/2017
Property	4.44	Hampton Inn Danville	0.1%	04/20/2017	04/28/2017
Property	4.45	Holiday Inn Norwich	0.1%	04/21/2017	04/28/2017
Property	4.46	Hampton Inn Suites Longview North	0.1%	04/03/2017	04/07/2017
Property	4.47	Springhill Suites Peoria Westlake	0.1%	04/28/2017	04/28/2017
Property	4.48	Hampton Inn Suites Buda	0.1%	04/05/2017	04/07/2017
Property	4.49	Shawnee Hampton Inn	0.1%	04/10/2017	04/07/2017
Property	4.50	Racine Fairfield Inn	0.1%	03/31/2017	04/07/2017
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%	04/21/2017	04/25/2017
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%	04/07/2017	04/07/2017
Property	4.53	Westchase Homewood Suites	0.1%	04/10/2017	04/10/2017
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%	04/04/2017	04/07/2017
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%	04/07/2017	04/07/2017
Property	4.56	Hampton Inn Sweetwater	0.1%	04/07/2017	04/07/2017
Property	4.57	Comfort Suites Buda Austin South	0.0%	03/30/2017	04/07/2017
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%	04/06/2017	04/07/2017
Property	4.59	Holiday Inn Express & Suites Altus	0.0%	04/05/2017	04/07/2017
Property	4.60	Comfort Inn & Suites Paris	0.0%	04/07/2017	04/07/2017
Property	4.61	Hampton Inn Suites Decatur	0.0%	04/05/2017	04/07/2017
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%	04/03/2017	04/07/2017
Property	4.63	Mankato Fairfield Inn	0.0%	04/07/2017	04/07/2017
Property	4.64	Candlewood Suites Texarkana	0.0%	04/04/2017	04/07/2017
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%	04/07/2017	04/07/2017
Loan	5	Vineyards at Forest Edge	6.0%	03/16/2017	03/16/2017	Refinance	Irving Langer; Barry J. Leon	Irving Langer; Barry J. Leon
Loan	6	211 Main Street (35)	5.3%	02/24/2017	03/20/2017	Acquisition	Blackstone Property Partners Lower Fund 1 L.P.	Blackstone Property Partners Lower Fund 1 L.P.
Loan	7	740 Madison (35)	4.4%	03/20/2017	03/20/2017	Refinance	Wildenstein & Co. Inc.	Wildenstein & Co. Inc.
Loan	8	Wilmont	4.2%	03/13/2017	03/13/2017	Refinance	David Y. Lee	David Y. Lee
Loan	9	iStar Leased Fee Portfolio (35)	4.0%	Various	Various	Recapitalization	iStar Inc.	iStar Inc.
Property	9.01	Hilton Salt Lake	1.0%	02/23/2017	02/22/2017
Property	9.02	DoubleTree Seattle Airport	0.7%	02/23/2017	02/23/2017
Property	9.03	DoubleTree Mission Valley	0.7%	02/22/2017	02/22/2017
Property	9.04	One Ally Center	0.6%	02/22/2017	02/22/2017
Property	9.05	DoubleTree Sonoma	0.3%	02/28/2017	02/22/2017
Property	9.06	DoubleTree Durango	0.3%	02/22/2017	02/22/2017
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%	02/23/2017	02/23/2017
Property	9.08	NASA/JPSS Headquarters	0.1%	02/21/2017	02/23/2017
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%	01/23/2017	02/22/2017
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%	02/21/2017	02/23/2017
Property	9.11	The Buckler Apartments	0.1%	02/23/2017	02/22/2017
Property	9.12	Lock-Up Self Storage Facility	0.0%	02/23/2017	02/21/2017
Loan	10	Save Mart Portfolio (35)(37)	3.5%	Various	11/01/2016	Refinance	Standiford Partners, LLC	Standiford Partners, LLC
Property	10.01	Lucky - San Francisco	0.2%	11/01/2016	11/01/2016
Property	10.02	Lucky - San Bruno	0.2%	11/01/2016	11/01/2016
Property	10.03	Lucky California - Daly City	0.2%	03/03/2017	11/01/2016
Property	10.04	Lucky - San Jose I	0.2%	11/01/2016	11/01/2016
Property	10.05	Lucky - San Jose II	0.1%	11/01/2016	11/01/2016
Property	10.06	Lucky - San Leandro	0.1%	11/01/2016	11/01/2016
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%	11/01/2016	11/01/2016
Property	10.08	Lucky - Concord	0.1%	11/01/2016	11/01/2016
Property	10.09	FoodMaxx - Antioch	0.1%	11/01/2016	11/01/2016
Property	10.10	Lucky - Hollister	0.1%	11/01/2016	11/01/2016
Property	10.11	Save Mart - Modesto	0.1%	11/01/2016	11/01/2016
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%	11/01/2016	11/01/2016
Property	10.13	Save Mart - Clovis	0.1%	11/01/2016	11/01/2016
Property	10.14	Save Mart - Grass Valley	0.1%	11/01/2016	11/01/2016
Property	10.15	FoodMaxx - Sacramento	0.1%	11/01/2016	11/01/2016
Property	10.16	Lucky - Hayward I	0.1%	03/03/2017	11/01/2016
Property	10.17	Save Mart - Auburn	0.1%	11/01/2016	11/01/2016
Property	10.18	Save Mart - Tracy	0.1%	11/01/2016	11/01/2016
Property	10.19	S-Mart - Lodi	0.1%	03/03/2017	11/01/2016
Property	10.20	Save Mart - Chico	0.1%	11/01/2016	11/01/2016
Property	10.21	Save Mart - Fresno I	0.1%	11/01/2016	11/01/2016
Property	10.22	Lucky - San Jose III	0.1%	11/01/2016	11/01/2016
Property	10.23	Save Mart - Roseville	0.1%	11/01/2016	11/01/2016
Property	10.24	Lucky - Vacaville I	0.1%	11/01/2016	11/01/2016
Property	10.25	Save Mart - Elk Grove	0.1%	11/01/2016	11/01/2016
Property	10.26	Save Mart - Fresno II	0.1%	11/01/2016	11/01/2016
Property	10.27	Lucky - Sand City	0.1%	11/01/2016	11/01/2016
Property	10.28	Lucky - Vacaville II	0.1%	11/01/2016	11/01/2016

A-1-26

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Environmental
Property			Initial Pool	Report	Engineering	Loan
Flag	ID	Property Name	Balance	Date (32)	Report Date	Purpose	Sponsor	Guarantor (26)(33)(34)
Property	10.29	Lucky - Hayward	0.1%	03/09/2017	11/01/2016
Property	10.30	Save Mart - Kingsburg	0.1%	11/01/2016	11/01/2016
Property	10.31	Save Mart - Sacramento	0.1%	11/01/2016	11/01/2016
Property	10.32	Lucky - Santa Rosa	0.0%	11/01/2016	11/01/2016
Property	10.33	Save Mart - Jackson	0.0%	11/01/2016	11/01/2016
Loan	11	Lake Forest Gateway (37)	3.2%	11/02/2016	11/02/2016	Refinance	National Credit Tenant Investments, LLC; Diversified Partners, Inc.	National Credit Tenant Investments, LLC; Diversified Partners, Inc.
Loan	12	Portola Hotel & Spa	3.1%	03/23/2017	03/22/2017	Refinance	James E. Grier	James E. Grier
Loan	13	50 West Liberty	3.0%	02/17/2017	02/21/2017	Refinance	Bruce Cardinal; Matthew T. White	Bruce Cardinal; Matthew T. White
Loan	14	Columbus Park Crossing South (37)	2.5%	03/20/2017	03/20/2017	Refinance	Steven Cadranel	Steven Cadranel
Loan	15	El Paseo Square (37)	2.4%	04/04/2017	04/03/2017	Recapitalization	Allied District Properties, L.P.	Allied District Properties, L.P.
Loan	16	Faudree Ranch (37)	2.2%	04/19/2017	04/19/2017	Acquisition	Robert A. Blau; Adam H. Jacobson	Robert A. Blau; Adam H. Jacobson
Loan	17	LC Hamburg Farms	2.2%	03/22/2017	03/22/2017	Acquisition	Steven P. Rosenthal; Lee E. Rosenthal	Steven P. Rosenthal; Lee E. Rosenthal
Loan	18	Oregon City Shopping Center	2.0%	04/25/2017	04/24/2017	Refinance	Investment Concepts, Inc.	Investment Concepts, Inc.
Loan	19	City Crossing	1.8%	12/27/2016	12/27/2016	Refinance	Isaac Sidaoui; David Sedgh; Jeffrey Brandler	Isaac Sidaoui; David Sedgh; Jeffrey Brandler
Loan	20	The Tides Building	1.8%	04/10/2017	04/10/2017	Refinance	Donald Passman	Donald Passman
Loan	21	El Paso Industrial Portfolio (37)	1.6%	03/15/2017	03/15/2017	Refinance	Stonelake Opportunity Partners III, L.P.	Stonelake Opportunity Partners III, L.P.
Property	21.01	27 Spur Drive	0.4%	03/15/2017	03/15/2017
Property	21.02	26 Walter Jones	0.2%	03/15/2017	03/15/2017
Property	21.03	28 Walter Jones	0.2%	03/15/2017	03/15/2017
Property	21.04	25 Spur Drive	0.2%	03/15/2017	03/15/2017
Property	21.05	28 Spur Drive	0.2%	03/15/2017	03/15/2017
Property	21.06	24 Spur Drive	0.2%	03/15/2017	03/15/2017
Property	21.07	40 Butterfield Trail	0.1%	03/15/2017	03/15/2017
Property	21.08	42 Butterfield Trail	0.1%	03/15/2017	03/15/2017
Property	21.09	28 Butterfield Trail	0.0%	03/15/2017	03/15/2017
Loan	22	University Shopping Center	1.5%	10/21/2016	10/21/2016	Acquisition	Kenneth D. Lawrence; Brent A. Martin	Kenneth D. Lawrence; Brent A. Martin
Loan	23	Santa Barbara Corporate Center	1.4%	03/27/2017	03/24/2017	Refinance	Jeffrey C. Bermant	Jeffrey C. Bermant
Loan	24	Hampton Inn Braintree	1.3%	04/04/2017	04/05/2017	Acquisition	Encore Enterprises, Inc.	Encore Enterprises, Inc.
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%	12/19/2016	12/19/2016	Recapitalization	Atrium Leveraged Loan Fund, LLC	Atrium Leveraged Loan Fund, LLC
Loan	26	2121 Ella Boulevard	1.1%	04/25/2017	04/25/2017	Refinance	Guillermo Guefen; Scott Leichtenberg	Guillermo Guefen; Scott Leichtenberg
Loan	27	Chateau at Flamingo	1.1%	04/24/2017	04/24/2017	Acquisition	Investment Concepts, Inc.	Investment Concepts, Inc.
Loan	28	El Monte Self Storage	1.0%	03/17/2017	03/17/2017	Refinance	A Company LLC Section 401(k) Profit Sharing Plan and Trust	A Company LLC Section 401(k) Profit Sharing Plan and Trust
Loan	29	El Cajon Retail (37)	1.0%	03/15/2017	03/08/2017	Acquisition	Doerken Properties, Inc.	Doerken Properties, Inc.
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%	03/01/2017	03/02/2017	Acquisition	TH Investment Holdings II, LLC	TH Investment Holdings II, LLC
Loan	31	Long Meadow Farms	0.9%	04/04/2017	04/04/2017	Refinance	Patricia Hamilton	Patricia Hamilton
Loan	32	2215 Broadway	0.9%	04/05/2017	04/06/2017	Refinance	Peter Pau	Peter Pau
Loan	33	Main Street Square	0.7%	12/16/2016	03/31/2017	Acquisition	Jon Goldberg	Jon Goldberg
Loan	34	Union Hotel - Brooklyn	0.6%	05/22/2017	05/22/2017	Refinance	Alec Shtromandel	Alec Shtromandel
Loan	35	Aethercomm Building	0.6%	04/20/2017	04/20/2017	Acquisition	Martin Landis	Martin Landis
Loan	36	436 Bryant	0.6%	04/11/2017	04/11/2017	Refinance	Mackinnon Associates, LLC; Libertas Ventures, LLC	Mackinnon Associates, LLC; Libertas Ventures, LLC
Loan	37	Royal Palm Square	0.4%	04/26/2017	04/25/2017	Refinance	Daniel Kodsi	Daniel Kodsi
Loan	38	Andover Bay Apartments	0.4%	02/15/2017	02/15/2017	Refinance	Frank Mastandrea; Hillarie Mastrandrea; Andrea Bennett; Peter Bennett	Frank Mastandrea; Hillarie Mastrandrea; Andrea Bennett; Peter Bennett
Loan	39	8333 Royal Ridge	0.4%	01/10/2017	01/10/2017	Acquisition	J. Tracy Fults	J. Tracy Fults
Loan	40	Regency Apartments	0.3%	03/16/2017	03/30/2017	Refinance	Martin Tauber	Martin Tauber
Loan	41	2800 Sprouse	0.3%	07/19/2016	04/11/2017	Acquisition	Hackman Capital Partners, LLC; Michael D. Hackman	Hackman Capital Partners, LLC; Michael D. Hackman
A-1-27

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Non-trust	Existing		Future Debt
Property			Initial Pool		Pari Passu	Additional Sub-Debt		Permitted
Flag	ID	Property Name	Balance	Previous Securitization	Amount	Amount	Existing Additional Sub-Debt Description	Type
Loan	1	245 Park Avenue (35)(36)	8.3%		986,250,000	688,000,000	$120.0 Million Subordinate Secured Debt; $568.0 Million Mezzanine Debt	NAP
Loan	2	Gateway Net Lease Portfolio (35)	7.5%		268,000,000	170,000,000	B-Note	NAP
Property	2.01	BAE Facility	0.6%		22,321,377
Property	2.02	FedEx Ground (Stratford)	0.6%		21,501,491
Property	2.03	FedEx (Baltimore)	0.6%		19,795,105
Property	2.04	Harman Becker	0.4%		15,767,419
Property	2.05	GE Aviation (Lafayette)	0.4%		15,019,273
Property	2.06	GoDaddy	0.4%		13,312,887
Property	2.07	Carrier	0.4%		13,138,662
Property	2.08	Emerus	0.3%		10,684,130
Property	2.09	Cardinal Health	0.3%		10,392,046
Property	2.10	Tyco Electronics	0.3%		10,289,560
Property	2.11	FCA/Caterpillar	0.3%		9,695,143
Property	2.12	FedEx Ground (Staunton)	0.2%		8,157,859
Property	2.13	Quad Packaging (Proteus)	0.2%		6,825,545
Property	2.14	Quad Packaging (Transpak)	0.2%		6,758,929
Property	2.15	T-Mobile Call Center	0.2%		6,307,992
Property	2.16	Sikorsky Aircraft R&D Facility	0.2%		6,108,145
Property	2.17	Vatterott College	0.2%		5,667,457
Property	2.18	Comcast	0.1%		5,083,289
Property	2.19	Alfa Laval Plant	0.1%		4,637,476
Property	2.20	LKQ (New Braunfels)	0.1%		4,575,985
Property	2.21	Hitachi	0.1%		4,371,013
Property	2.22	Cameron International	0.1%		4,155,793
Property	2.23	Alliance Data Systems Office	0.1%		3,940,574
Property	2.24	Synchrony Financial	0.1%		3,668,987
Property	2.25	Baxalta (Barry Pointe)	0.1%		2,813,231
Property	2.26	Baxalta (Casselberry)	0.1%		2,680,000
Property	2.27	Baxalta (Mounds View)	0.1%		2,531,396
Property	2.28	Baxalta (Grand Rapids)	0.1%		2,526,272
Property	2.29	Gerdau	0.1%		2,526,272
Property	2.30	Baxalta (Wausau)	0.1%		2,459,656
Property	2.31	Baxalta (Springfield)	0.1%		2,387,916
Property	2.32	LKQ (Salisbury)	0.1%		2,387,916
Property	2.33	Baxalta (Ankeny)	0.1%		2,254,685
Property	2.34	H&E Equipment Services (San Antonio)	0.1%		1,977,973
Property	2.35	H&E Equipment Services (New Orleans)	0.1%		1,860,115
Property	2.36	GE Aviation (Pompano)	0.0%		1,742,256
Property	2.37	Saint-Gobain Warehouse	0.0%		1,568,031
Property	2.38	H&E Equipment Services (Columbia)	0.0%		1,552,658
Property	2.39	H&E Equipment Services (Yukon)	0.0%		1,532,161
Property	2.40	LKQ (Toledo)	0.0%		1,527,036
Property	2.41	H&E Equipment Services (Greer)	0.0%		1,496,291
Loan	3	Olympic Tower (35)(36)	7.1%		531,000,000	389,000,000	$149,000,000 B-Notes; $240,000,000 Mezzanine Debt	NAP
Loan	4	Starwood Capital Group Hotel Portfolio (35)(37)	7.1%		497,270,000		None	Mezzanine
Property	4.01	Larkspur Landing Sunnyvale	0.4%	COMM 2013-CR6; COMM 2013-CR7	29,346,797
Property	4.02	Larkspur Landing Milpitas	0.4%	COMM 2013-CR6; COMM 2013-CR7	24,727,916
Property	4.03	Larkspur Landing Campbell	0.3%	COMM 2013-CR6; COMM 2013-CR7	21,742,541
Property	4.04	Larkspur Landing San Francisco	0.3%	COMM 2013-CR6; COMM 2013-CR7	17,912,249
Property	4.05	Larkspur Landing Pleasanton	0.2%	COMM 2013-CR6; COMM 2013-CR7	17,517,954
Property	4.06	Larkspur Landing Bellevue	0.2%	COMM 2013-CR6; COMM 2013-CR7	15,602,808
Property	4.07	Larkspur Landing Sacramento	0.2%	COMM 2013-CR6; COMM 2013-CR7	11,659,860
Property	4.08	Hampton Inn Ann Arbor North	0.2%		11,378,221
Property	4.09	Larkspur Landing Hillsboro	0.2%	COMM 2013-CR6; COMM 2013-CR7	11,378,221
Property	4.10	Larkspur Landing Renton	0.2%	COMM 2013-CR6; COMM 2013-CR7	11,265,565
Property	4.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.2%	WFCM 2012-LC5	10,814,942
Property	4.12	Residence Inn Toledo Maumee	0.2%		10,702,287
Property	4.13	Residence Inn Williamsburg	0.1%	WFRBS 2013-C11	10,251,665
Property	4.14	Hampton Inn Suites Waco South	0.1%	WFCM 2012-LC5	9,463,075
Property	4.15	Holiday Inn Louisville Airport Fair Expo	0.1%	WFRBS 2012-C10	9,294,091
Property	4.16	Courtyard Tyler	0.1%	WFCM 2012-LC5	9,125,108
Property	4.17	Hilton Garden Inn Edison Raritan Center	0.1%	WFRBS 2013-C11	9,125,108
Property	4.18	Hilton Garden Inn St Paul Oakdale	0.1%		9,012,452
Property	4.19	Residence Inn Grand Rapids West	0.1%		8,899,797
Property	4.20	Peoria, AZ Residence Inn	0.1%	GSMS 2012-GCJ9	8,843,469
Property	4.21	Hampton Inn Suites Bloomington Normal	0.1%		8,787,141
Property	4.22	Courtyard Chico	0.1%		8,618,158
Property	4.23	Hampton Inn Suites Kokomo	0.1%		8,336,518
Property	4.24	Hampton Inn Suites South Bend	0.1%		8,336,518
Property	4.25	Courtyard Wichita Falls	0.1%	WFCM 2012-LC5	7,942,224
Property	4.26	Hampton Inn Morehead	0.1%	CSMC 2008-C1	7,716,912
Property	4.27	Residence Inn Chico	0.1%		7,491,601
Property	4.28	Courtyard Lufkin	0.1%	WFCM 2012-LC5	7,153,634
Property	4.29	Hampton Inn Carlisle	0.1%	WFRBS 2013-C11	7,097,306
Property	4.30	Springhill Suites Williamsburg	0.1%	WFRBS 2013-C11	7,097,306
Property	4.31	Fairfield Inn Bloomington	0.1%		7,040,979
Property	4.32	Waco Residence Inn	0.1%	GSMS 2012-GCJ9	6,871,995
Property	4.33	Holiday Inn Express Fishers	0.1%	WFRBS 2012-C10	6,421,372

A-1-28

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Non-trust	Existing		Future Debt
Property			Initial Pool		Pari Passu	Additional Sub-Debt		Permitted
Flag	ID	Property Name	Balance	Previous Securitization	Amount	Amount	Existing Additional Sub-Debt Description	Type
Property	4.34	Larkspur Landing Folsom	0.1%	COMM 2013-CR6; COMM 2013-CR7	6,252,389
Property	4.35	Springhill Suites Chicago Naperville Warrenville	0.1%		5,914,421
Property	4.36	Holiday Inn Express & Suites Paris	0.1%	WFCM 2012-LC5	5,858,094
Property	4.37	Toledo Homewood Suites	0.1%	GSMS 2012-GCJ9	5,858,094
Property	4.38	Grand Rapids Homewood Suites	0.1%	GSMS 2012-GCJ9	5,689,110
Property	4.39	Cheyenne Fairfield Inn and Suites	0.1%	GSMS 2012-GCJ9	5,294,816
Property	4.40	Fairfield Inn Laurel	0.1%	WFRBS 2013-C11	5,294,816
Property	4.41	Courtyard Akron Stow	0.1%	WFRBS 2012-C10	5,182,160
Property	4.42	Larkspur Landing Roseville	0.1%	COMM 2013-CR6; COMM 2013-CR7	4,900,521
Property	4.43	Towneplace Suites Bloomington	0.1%		4,900,521
Property	4.44	Hampton Inn Danville	0.1%	WFRBS 2013-C11	4,844,193
Property	4.45	Holiday Inn Norwich	0.1%	WFRBS 2013-C11	4,787,865
Property	4.46	Hampton Inn Suites Longview North	0.1%	WFCM 2012-LC5	4,731,538
Property	4.47	Springhill Suites Peoria Westlake	0.1%		4,731,538
Property	4.48	Hampton Inn Suites Buda	0.1%	WFCM 2012-LC5	4,675,210
Property	4.49	Shawnee Hampton Inn	0.1%	GSMS 2012-GCJ9	4,675,210
Property	4.50	Racine Fairfield Inn	0.1%	GSMS 2012-GCJ9	4,562,554
Property	4.51	Hampton Inn Selinsgrove Shamokin Dam	0.1%	WFRBS 2013-C11	4,449,898
Property	4.52	Holiday Inn Express & Suites Terrell	0.1%	WFCM 2012-LC5	4,224,587
Property	4.53	Westchase Homewood Suites	0.1%	GSMS 2012-GCJ9	4,088,950
Property	4.54	Holiday Inn Express & Suites Tyler South	0.1%	WFCM 2012-LC5	4,055,603
Property	4.55	Holiday Inn Express & Suites Huntsville	0.1%	WFCM 2012-LC5	3,886,620
Property	4.56	Hampton Inn Sweetwater	0.1%	WFCM 2012-LC5	3,548,653
Property	4.57	Comfort Suites Buda Austin South	0.0%	WFCM 2012-LC5	2,985,375
Property	4.58	Fairfield Inn & Suites Weatherford	0.0%	WFCM 2012-LC5	2,816,391
Property	4.59	Holiday Inn Express & Suites Altus	0.0%	WFCM 2012-LC5	2,282,196
Property	4.60	Comfort Inn & Suites Paris	0.0%	WFCM 2012-LC5	2,027,802
Property	4.61	Hampton Inn Suites Decatur	0.0%	WFCM 2012-LC5	1,940,467
Property	4.62	Holiday Inn Express & Suites Texarkana East	0.0%	WFCM 2012-LC5	1,796,946
Property	4.63	Mankato Fairfield Inn	0.0%	GSMS 2012-GCJ9	1,610,293
Property	4.64	Candlewood Suites Texarkana	0.0%	WFCM 2012-LC5	1,245,006
Property	4.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%	WFCM 2012-LC5	1,182,374
Loan	5	Vineyards at Forest Edge	6.0%	COMM 2014-CCRE17			None	NAP
Loan	6	211 Main Street (35)	5.3%		110,219,000	25,000,000	B-Note	NAP
Loan	7	740 Madison (35)	4.4%		40,000,000		None	NAP
Loan	8	Wilmont	4.2%				None	NAP
Loan	9	iStar Leased Fee Portfolio (35)	4.0%		181,600,000		None	NAP
Property	9.01	Hilton Salt Lake	1.0%		44,249,600
Property	9.02	DoubleTree Seattle Airport	0.7%		32,000,000
Property	9.03	DoubleTree Mission Valley	0.7%		30,467,200
Property	9.04	One Ally Center	0.6%		25,568,800
Property	9.05	DoubleTree Sonoma	0.3%		15,440,000
Property	9.06	DoubleTree Durango	0.3%		13,283,200
Property	9.07	Northside Forsyth Hospital Medical Center	0.1%		6,061,600
Property	9.08	NASA/JPSS Headquarters	0.1%		4,152,000
Property	9.09	Dallas Market Center: Sheraton Suites	0.1%		3,320,800
Property	9.10	Dallas Market Center: Marriott Courtyard	0.1%	EQTY 2014-INNS; EQTY 2014-INMZ	2,988,800
Property	9.11	The Buckler Apartments	0.1%		2,906,400
Property	9.12	Lock-Up Self Storage Facility	0.0%		1,161,600
Loan	10	Save Mart Portfolio (35)(37)	3.5%	JPMCC 2007-LD11	98,000,000	32,000,000	B-Note	Mezzanine
Property	10.01	Lucky - San Francisco	0.2%		6,903,395
Property	10.02	Lucky - San Bruno	0.2%		6,701,478
Property	10.03	Lucky California - Daly City	0.2%		6,674,191
Property	10.04	Lucky - San Jose I	0.2%		4,199,338
Property	10.05	Lucky - San Jose II	0.1%		4,021,978
Property	10.06	Lucky - San Leandro	0.1%		4,000,149
Property	10.07	Dick’s Sporting Goods - Folsom	0.1%		3,790,046
Property	10.08	Lucky - Concord	0.1%		3,623,600
Property	10.09	FoodMaxx - Antioch	0.1%		3,282,523
Property	10.10	Lucky - Hollister	0.1%		3,217,036
Property	10.11	Save Mart - Modesto	0.1%		3,110,621
Property	10.12	Dick’s Sporting Goods - Salinas	0.1%		3,077,877
Property	10.13	Save Mart - Clovis	0.1%		3,031,490
Property	10.14	Save Mart - Grass Valley	0.1%		3,009,662
Property	10.15	FoodMaxx - Sacramento	0.1%		2,799,559
Property	10.16	Lucky - Hayward I	0.1%		2,769,544
Property	10.17	Save Mart - Auburn	0.1%		2,701,328
Property	10.18	Save Mart - Tracy	0.1%		2,548,526
Property	10.19	S-Mart - Lodi	0.1%		2,417,553
Property	10.20	Save Mart - Chico	0.1%		2,401,181
Property	10.21	Save Mart - Fresno I	0.1%		2,387,538
Property	10.22	Lucky - San Jose III	0.1%		2,324,780
Property	10.23	Save Mart - Roseville	0.1%		2,234,736
Property	10.24	Lucky - Vacaville I	0.1%		2,210,178
Property	10.25	Save Mart - Elk Grove	0.1%		2,128,320
Property	10.26	Save Mart - Fresno II	0.1%		2,057,375
Property	10.27	Lucky - Sand City	0.1%		1,899,115
Property	10.28	Lucky - Vacaville II	0.1%		1,803,614

A-1-29

DBJPM 2017-C6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Non-trust	Existing		Future Debt
Property			Initial Pool		Pari Passu	Additional Sub-Debt		Permitted
Flag	ID	Property Name	Balance	Previous Securitization	Amount	Amount	Existing Additional Sub-Debt Description	Type
Property	10.29	Lucky - Hayward	0.1%		1,789,971
Property	10.30	Save Mart - Kingsburg	0.1%		1,765,414
Property	10.31	Save Mart - Sacramento	0.1%		1,397,051
Property	10.32	Lucky - Santa Rosa	0.0%		1,328,835
Property	10.33	Save Mart - Jackson	0.0%		392,000
Loan	11	Lake Forest Gateway (37)	3.2%				None	Mezzanine
Loan	12	Portola Hotel & Spa	3.1%	JPMCC 2007-CB20			None	NAP
Loan	13	50 West Liberty	3.0%	BSCMS 2007-PW16			None	NAP
Loan	14	Columbus Park Crossing South (37)	2.5%	WBCMT 2007-C32			None	Mezzanine
Loan	15	El Paseo Square (37)	2.4%				None	Mezzanine
Loan	16	Faudree Ranch (37)	2.2%	FREMF 2016-X2FL			None	Mezzanine
Loan	17	LC Hamburg Farms	2.2%				None	NAP
Loan	18	Oregon City Shopping Center	2.0%	MLCFC 2007-9			None	NAP
Loan	19	City Crossing	1.8%				None	NAP
Loan	20	The Tides Building	1.8%	CGCMT 2007-C6			None	NAP
Loan	21	El Paso Industrial Portfolio (37)	1.6%				None	Mezzanine
Property	21.01	27 Spur Drive	0.4%
Property	21.02	26 Walter Jones	0.2%
Property	21.03	28 Walter Jones	0.2%
Property	21.04	25 Spur Drive	0.2%
Property	21.05	28 Spur Drive	0.2%
Property	21.06	24 Spur Drive	0.2%
Property	21.07	40 Butterfield Trail	0.1%
Property	21.08	42 Butterfield Trail	0.1%
Property	21.09	28 Butterfield Trail	0.0%
Loan	22	University Shopping Center	1.5%	CGCMT 2007-C6			None	NAP
Loan	23	Santa Barbara Corporate Center	1.4%	GCCFC 2007-GG11			None	NAP
Loan	24	Hampton Inn Braintree	1.3%				None	NAP
Loan	25	Cincinnati Eastgate Holiday Inn	1.2%				None	NAP
Loan	26	2121 Ella Boulevard	1.1%				None	NAP
Loan	27	Chateau at Flamingo	1.1%				None	NAP
Loan	28	El Monte Self Storage	1.0%				None	NAP
Loan	29	El Cajon Retail (37)	1.0%				None	Mezzanine
Loan	30	Springhill Suites Wilmington Mayfaire	1.0%				None	NAP
Loan	31	Long Meadow Farms	0.9%				None	NAP
Loan	32	2215 Broadway	0.9%				None	NAP
Loan	33	Main Street Square	0.7%	MSBAM 2012-C5			None	NAP
Loan	34	Union Hotel - Brooklyn	0.6%	UBSBB 2012-C4			None	NAP
Loan	35	Aethercomm Building	0.6%				None	NAP
Loan	36	436 Bryant	0.6%				None	NAP
Loan	37	Royal Palm Square	0.4%				None	NAP
Loan	38	Andover Bay Apartments	0.4%				None	NAP
Loan	39	8333 Royal Ridge	0.4%				None	NAP
Loan	40	Regency Apartments	0.3%	JPMCC 2007-CB19			None	NAP
Loan	41	2800 Sprouse	0.3%				None	NAP
A-1-30

DBJPM 2017-C6
FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates.

Loan No. 1 – 245 Park Avenue – The whole loan was co-originated by JPMCB, Natixis Real Estate Capital LLC, Barclays Bank PLC, Deutsche Bank AG, New York Branch and Société Générale.

Loan No. 2 – Gateway Net Lease Portfolio – The whole loan was co-originated by JPMCB and Bank of America, N.A.

Loan No. 3 – Olympic Tower – The whole loan was co-originated by Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – The whole loan was co-originated by JPMCB, Barclays Bank PLC, Deutsche Bank AG, New York Branch and Bank of America, N.A.

Loan No. 9 – iStar Leased Fee Portfolio – The whole loan was co-originated by JPMCB, Barclays Bank PLC and Bank of America, N.A.

Loan No. 10 – Save Mart Portfolio – The whole loan was co-originated by UBS AG, New York Branch, Deutsche Bank AG, New York Branch and Cantor Commercial Real Estate Lending, L.P.

(2)	Loan No. 1 – 245 Park Avenue – The Original Balance ($) and Cut-off Date Balance ($) of $93.75 million represent the aggregate original principal balance of the senior non-controlling Note A-2-A-2 and the senior non-controlling Note A-2-C-1-A of a $1.2 billion whole loan evidenced by 25 promissory notes: 20 pari passu senior notes with an aggregate original principal balance of $1.08 billion and five subordinate notes with an aggregate original principal balance of $120.0 million. Five of the senior notes, the controlling Note A-1-A and the non-controlling Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, with the aggregate original principal amount of $380.0 million, and all of the non-controlling subordinate companion notes, in the original principal amount of $120.0 million, were contributed to the 245 Park Avenue 2017-245P trust. The non-controlling Note A-2-A-1, in the original principal amount of $98.0 million, is expected to be included in the JPMCC 2017-JP6 trust. The remaining non-controlling 12 pari passu senior notes, in the aggregate original principal amount of $508,250,000, which are held by JPMCB, Natixis Real Estate Capital LLC, Barclays Bank PLC, Deutsche Bank AG, New York Branch and Société Générale, are expected to be contributed to one or more future securitization trusts.

Loan No. 2 – Gateway Net Lease Portfolio – The Original Balance ($) and Cut-off Date Balance ($) of $85.0 million represent the original principal balance of the senior non-controlling Note A-1-1 of a $523.0 million whole loan evidenced by seven senior pari passu notes, and 10 subordinate companion B-Notes, one of which is controlling (Note B-1-1). The remaining A-Notes in the aggregate original principal amount of $268.0 million, which are currently held by JPMCB or an affiliate, or Bank of America, N.A. or an affiliate, are expected to be contributed to one or more future securitization trusts. The Gateway Net Lease Portfolio B-Notes in the aggregate original principal balance of $170.0 million have been sold to one or more third party investors.

Loan No. 3 – Olympic Tower – The Original Balance ($) and Cut-off Date Balance ($) of $80.0 million represents the aggregate original principal balance of the senior non-controlling Note A-1-C1, senior non-controlling Note A-1-C4 and senior non-controlling Note A-1-C5 of a $760.0 million whole loan evidenced by 14 promissory notes: 11 pari passu senior notes with an aggregate original principal balance of $611.0 million and three subordinate notes with an aggregate original principal balance of $149.0 million. Three of the senior non-controlling notes, Note A-1-S, Note A-2-S and Note A-3-S, with an aggregate original principal balance of $331.0 million and all three of the subordinate notes were contributed to the Olympic Tower 2017-OT mortgage trust. The remaining non-controlling five pari passu senior notes, in the aggregate original principal amount of $200.0 million, which are held by Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A., or an affiliate thereof, are expected to be contributed to one or more future securitization trusts.

A-1-31

Loan No. 4 – Starwood Capital Group Hotel Portfolio – The Original Balance ($) and Cut-off Date Balance ($) of $80.0 million represent the aggregate original principal balance of the $40.0 million controlling Note A-1 and the $40.0 million non-controlling Note A-7 of a $577.27 million whole loan evidenced by 17 pari passu notes. The non-controlling Note A-15 and Note A-16 in the original aggregate principal amount of $50.0 million have been sold to Starwood Mortgage Capital LLC, an affiliate of the borrower sponsor. The remaining non-controlling notes in the aggregate original principal amount of $447.27 million, which are currently held by JPMCB, Bank of America, N.A., Barclays Bank PLC and Deutsche Bank AG, New York Branch or their respective affiliates, are expected to be contributed to one or more future securitization trusts.

Loan No. 6 – 211 Main Street – The Original Balance ($) and Cut-off Date Balance ($) of $60.0 million represent the original principal balance of the non-controlling Note A-2 of a $195.219 million whole loan evidenced by the following: (i) a non-controlling senior loan, comprised of three non-controlling senior pari passu components (Note A-1, Note A-2 and Note A-3) and (ii) three controlling subordinate companion loans (Note B-1, Note B-2 and Note B-3) with an aggregate Cut-off Date balance of $25.0 million. The Non-controlling Note A-3 in the original principal amount of $65.219 million is expected to be contributed to the JPMCC 2017-JP6 trust. The controlling Note B-1, Note B-2 and Note B-3 in the original aggregate principal amount of $25.0 million have been sold to one or more third-party investors. The non-controlling Note A-1 in the original principal amount of $45.0 million, which is currently held by JPMCB or an affiliate, is expected to be contributed to one or more future securitization trusts.

Loan No. 7 – 740 Madison – The Original Balance ($) and Cut-off Date Balance ($) of $50.0 million represent the original principal balance of the controlling Note A-2 of a $90.0 million whole loan evidenced by two pari passu components (Note A-1 and Note A-2). The non-controlling Note A-1 in the original principal amount of $40.0 million, is expected to be contributed to the JPMCC 2017-JP6 trust.

Loan No. 9 – iStar Leased Fee Portfolio – The Original Balance ($) and Cut-off Date Balance ($) of $45.4 million represent the original principal balance of the non-controlling Note A-2 of a $227.0 million whole loan evidence by five pari passu notes. The controlling Note A-1-1 in the original principal balance of $55.0 million was contributed to the MSC 2017-H1 mortgage trust. The non-controlling Note A-1-2, Note A-1-3 and Note A-3 in the aggregate original principal balance of $126.6 million which are currently held by Barclays Bank PLC or an affiliate or Bank of America, N.A. or an affiliate and are expected to be contributed to one or more future securitization trusts.

Loan No. 10 – Save Mart Portfolio – The Original Balance ($) and Cut-off Date Balance ($) of $40.0 million represents the original principal balance of the senior non-controlling Note A-5 of a $170.0 million whole loan evidenced by seven promissory notes: six pari passu senior notes with an aggregate original principal balance of $138.0 million and one subordinate note with an original principal balance of $32.0 million. The controlling subordinate note with an original principal balance of $32.0 million is currently held by Prima Mortgage Investment Trust, LLC. The senior controlling Note A-1, with an original principal balance of $50.0 million is expected to be contributed to the UBS 2017-C1 mortgage trust. The senior non-controlling Note A-2, senior non-controlling Note A-3 and senior non-controlling Note A-4, with an aggregate original principal balance of $33.0 million are expected to be held by UBS AG, New York Branch or an affiliate and contributed to one or more future securitizations. The senior non-controlling Note A-6, with an original principal balance of $15.0 million, is expected to be held by Cantor Commercial Real Estate Lending, L.P. or an affiliate and contributed to one or more future securitizations.

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)	Loan No. 1 – 245 Park Avenue – The Mortgaged Property consists of approximately 1.72 million remeasured sq. ft. of office space and 59,379 sq. ft. of remeasured retail space. In addition, Occupancy includes HNA Capital US LLC and MIO Partners, which have both executed leases but not yet taken occupancy or commenced paying rent at the Mortgaged Property.

Loan No. 3 – Olympic Tower – Net Rentable Area (SF/Units/Rooms) and Loan per Net Rentable Area (SF/Units/Rooms) are based on the combined square footage of the office and retail portions of the Mortgaged Property. Occupancy at the Mortgaged Property represents the combined occupancy of the office and retail space.

A-1-32

Loan No. 7 – 740 Madison – Occupancy includes Bottega Veneta, which has taken possession of its space but has not yet taken occupancy or commenced paying rent at the Mortgaged Property.

Loan. No. 8 – Wilmont – The Mortgaged Property is an office property. Approximately 14.2% of underwritten gross income at the property are attributable to the parking structure which also serves as collateral for the Mortgage Loan.

Loan No. 11 – Lake Forest Gateway – Occupancy includes Lemon Tree Spa and AT&T, which have both executed leases but not yet taken occupancy at the Mortgaged Property. The borrower reserved $183,488 for free rent and tenant improvements associated with the Lemon Tree Spa lease and $160,990 for free rent, tenant improvements, landlord work and leasing commissions associated with the AT&T lease. Both tenants are expected to take occupancy in Fall 2017.

Loan No. 12 – Portola Hotel & Spa – The Mortgaged Property is a hospitality property and includes 31,354 sq. ft. of retail space. Approximately 28.0% of underwritten revenues at the property are attributable to the three food and beverage outlets at the Mortgaged Property.

Loan No. 15 – El Paseo Square – Occupancy includes Luna Grill, Poke’ Hana, El Paseo Nail Bar and T-Mobile which have signed leases but have not begun paying rent at the Mortgaged Property.

Loan No. 18 – Oregon City Shopping Center – Occupancy includes State Farm, which signed a lease in February 2017 and is anticipated to take occupancy in June 2017.

Loan No. 20 – The Tides Building – The Mortgaged Property consists of 25,335 sq. ft. of retail space and 11,200 sq. ft. of multifamily space. Occupancy at the Mortgaged Property represents the occupancy of the retail space.

Loan No. 32 – 2215 Broadway – Net Rentable Area (SF/Units/Rooms) and Loan per Net Rentable Area (SF/Units/Rooms) are based on the combined square footage of the office and retail portions of the Mortgaged Property. Occupancy at the Mortgaged Property represents the combined occupancy of the office and retail space.
Loan No. 37 – Royal Palm Square – The Mortgaged Property consists of approximately 117,675 sq. ft. of office space and 26,344 sq. ft. of retail space.

(5)	Loan No. 7 – 740 Madison – The Mortgaged Property is located in a designated landmark area in New York City and certain types of renovations require the consent of the NYC Landmarks Preservation Commission. In addition, local zoning regulations require that the first floor of the building be used for commercial purposes.

Loan No. 22 – University Shopping Center – Two recorded declarations and the lease for the 2nd Largest Tenant, Ross Dress for Less, include certain use restrictions.

Loan No. 32 – 2215 Broadway– the Mortgaged Property is subject to a California Mills Act Historic Property Agreement (the “Mills Agreement”), between the borrower and Redwood City, which was entered into and recorded in December 2012. Pursuant to the Mills Agreement, the borrower receives a real estate tax abatement in exchange for the maintenance of the Mortgaged Property as a historic property. The Mills Agreement runs through 2022 with automatic annual renewals thereafter unless cancelled by the borrower or Redwood City. Redwood City may only terminate the Mills Agreement if (i) the borrower breaches the Mills Agreement, (ii) the Mortgaged Property has deteriorated such that the Mortgaged Property no longer meets the state standards for a historic property, or (iii) the borrower fails to restore or rehabilitate the Mortgaged Property in the manner specified in the Mills Agreement. If the Mills Agreement is breached, Redwood City may eliminate the real estate tax abatement and charge a cancellation fee equal to 12.5% of the then market value of the Mortgaged Property. Real estate taxes were underwritten based on the abated 2017 taxable value of $5,323,123.

(6)	Loan No. 7 – 740 Madison – The Mortgage Loan has an ARD feature with an anticipated repayment date of May 1, 2027, with the interest rate after the anticipated repayment date increasing to a rate equal to the greater of (x) 7.0000% and (y) 3.0000% plus the 10-year swap yield as of the first business day after the anticipated repayment date, as determined by the lender, until the Final Maturity Date of May 1, 2029. The loan documents provide that the revised interest rate may not exceed 9.0000% per annum.

A-1-33

Loan No. 9 – iStar Leased Fee Portfolio – The Mortgage Loan has an ARD feature with an anticipated repayment date of April 6, 2027, with the interest rate after the anticipated repayment date increasing to a rate equal to the greater of the (x) the ARD Treasury Swap Rate in effect as of 1:00 p.m., New York City time, on April 6, 2027, plus 3.0000%, (y) the ARD Treasury Note Rate in effect as of 1:00 p.m., New York City time, on April 6, 2027, plus 3.0000% and (z) 3.7950% plus 3.0000%.

(7)	The Administrative Fee Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. The Pari Passu Loan Primary Servicing Fee Rate for the 245 Park Avenue Loan will be 0.00125%. The Pari Passu Loan Primary Servicing Fee Rate for the Gateway Net Lease Portfolio Loan will be 0.0025%. The Pari Passu Loan Primary Servicing Fee Rate for the Olympic Tower Loan will be 0.00125%. The Pari Passu Loan Primary Servicing Fee Rate for the Starwood Capital Group Hotel Portfolio Loan will be 0.0025%. The Pari Passu Loan Primary Servicing Fee Rate for the 211 Main Street Loan will be 0.0025%. The Pari Passu Loan Primary Servicing Fee Rate for the 740 Madison Loan will be 0.0025%. The Pari Passu Loan Primary Servicing Fee Rate for iStar Leased Fee Portfolio Loan will be 0.0025%. The Pari Passu Loan Primary Servicing Fee Rate for the Save Mart Portfolio Loan will be 0.0025%.

(8)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(9)	“Hard” generally means each tenant is required to transfer its rent directly to the lender-controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over-the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly to a lender-controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

Loan No. 7 – 740 Madison – Upon the earlier to occur of (i) September 1, 2018 and (ii) 10 business days following the occurrence of a cash sweep event (the “Lockbox Account Opening Date”), the borrower will be required to establish and maintain the lender controlled lockbox account. Given the Largest Tenant, Bottega Veneta, has a free rent period through October 31, 2018, the terms of the Mortgage Loan documents provide that a hard lockbox is required to be in-place prior to the rent commencement date of Bottega Veneta’s lease at the Mortgaged Property. On or prior to the Lockbox Account Opening Date the borrower will be required to send tenant direction letters instructing all tenants to deposit all rents and payments directly into the lender controlled lockbox account. All funds in the lockbox account will be required to be swept each business day into the borrower’s operating account, unless a cash sweep event has occurred and is continuing, in which case such funds are required to be swept each business day into a lender controlled cash management account and disbursed on each payment date in accordance with the Mortgage Loan documents. Upon the occurrence and during the continuance of a cash sweep event, all funds deposited in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into the excess cash flow subaccount and held

A-1-34

as additional security for the Mortgage Loan. The lender has been granted a first priority security interest in the cash management account.

(10)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan documents).

(11)	Loan No. 1 – 245 Park Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 2 – Gateway Net Lease Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate. The Underwritten NCF DSCR and Underwritten NCF Debt Yield includes rent income from Baxalta (Barry Pointe) and Baxalta (Casselberry), which are under construction and are expected to open in the fourth quarter of 2017.

Loan No. 3 – Olympic Tower – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 6 – 211 Main Street – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 7 – 740 Madison – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loan.

Loan No. 9 – iStar Leased Fee Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 10 – Save Mart Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

(12)	Loan No. 1 – 245 Park Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the 245 Park Avenue subordinate companion loan. Including the subordinate companion loan, the Underwritten NOI DSCR is 2.58x, the Underwritten NCF DSCR is 2.45x, the Cut-off Date LTV Ratio is 54.3%, the LTV Ratio at Maturity or ARD is 54.3%, the Underwritten NOI Debt Yield is 9.6%, the Underwritten NCF Debt Yield is 9.1% and the Loan per Net Rentable Area (SF/Units/Rooms) ($) is $674.

Loan No. 2 – Gateway Net Lease Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield

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and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the Gateway Net Lease Portfolio subordinate companion loan. Including the subordinate companion loan, the Underwritten NOI DSCR is 2.26x, the Underwritten NCF DSCR is 2.04x, the Cut-off Date LTV Ratio is 66.6%, the LTV Ratio at Maturity or ARD is 66.6%, the Underwritten NOI Debt Yield is 9.5%, the Underwritten NCF Debt Yield is 8.6% and the Loan per Net Rentable Area (SF/Units/Rooms) ($) is $99.

Loan No. 3 – Olympic Tower – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the Olympic Tower subordinate companion loans. Including the subordinate companion loans, the Underwritten NOI DSCR is 2.24x, the Underwritten NCF DSCR is 2.17x, the Cut-off Date LTV Ratio is 40.0%, the LTV Ratio at Maturity or ARD is 40.0%, the Underwritten NOI Debt Yield is 9.0%, the Underwritten NCF Debt Yield is 8.7% and the Loan per Net Rentable Area (SF/Units/Rooms) ($) is $1,447.

Loan No. 6 – 211 Main Street – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the 211 Main Street subordinate companion loan. Including the subordinate companion loans, the Underwritten NOI DSCR is 2.08x, the Underwritten NCF DSCR is 2.07x, the Cut-off Date LTV Ratio is 66.4%, the LTV Ratio at Maturity or ARD is 66.4%, the Underwritten NOI Debt Yield is 7.9%, the Underwritten NCF Debt Yield is 7.8% and the Loan per Net Rentable Area (SF/Units/Rooms) ($) is $468.

Loan No. 10 – Save Mart Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the Save Mart subordinate companion loan. Including the subordinate companion loan, the Underwritten NOI DSCR is 1.92x, the Underwritten NCF DSCR is 1.79x, the Cut-off Date LTV Ratio is 47.0%, the LTV Ratio at Maturity or ARD is 38.1%, the Underwritten NOI Debt Yield is 11.7%, the Underwritten NCF Debt Yield is 11.0% and the Loan per Net Rentable Area (SF/Units/Rooms) is $98.

(13)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this preliminary prospectus.

Loan No. 22 – University Shopping Center – There is a grace period without notice for any payments of principal, interest or any other sums due under the loan documents (unless due on maturity date) of five days following the date on which it is due. However, such grace period may not be exercised more than once during any 12-month period.

Loan No. 26 – 2121 Ella Boulevard – There is a grace period without notice for any payments of principal, interest or any other sums due under the loan documents of five business days following the date on which it is due. However, such grace period may not be exercised more than once during any 12-month period.

(14)	Loan No. 2 – Gateway Net Lease Portfolio – Baxalta (Barry Pointe) – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the “As Complete” appraised value of $8,250,000, which assumes the property is 100% leased upon completion of the construction. According to the borrower sponsor, the property is expected to open in the fourth quarter of 2017. The “As Is” appraised value as of February 27, 2017 is $1,375,000. Based on the Gateway Net Lease Portfolio “As Is” appraised value of $769,115,000, which does not include the two properties under construction, dated in February and March, 2017, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 45.9% and 45.9%, respectively.

Loan No. 2 – Gateway Net Lease Portfolio – Baxalta (Casselberry) – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the “As Complete” appraised value of $7,850,000, which assumes the property is 100% leased upon completion of the construction. According to the borrower sponsor, the property is expected to open in the fourth quarter of 2017. The “As Is” appraised value as of February 22, 2017 is $1,850,000. Based on the Gateway Net Lease Portfolio “As Is” appraised value of $769,115,000, which does not include the two properties under construction, dated in February and March, 2017, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 45.9% and 45.9%, respectively.

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Loan No. 4 – Starwood Capital Group Hotel Portfolio – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD reflects an 8.1% portfolio premium attributed to the aggregate value of the Starwood Capital Group Hotel Portfolio as a whole. The sum of the value of each of the Mortgaged Properties on an individual basis is $889.2 million and including the premium $956.0 million. In addition, the Residence Inn Grand Rapids West, Hampton Inn Morehead, Courtyard Lufkin, Waco Residence Inn, Toledo Homewood Suites, Grand Rapids Homewood Suites, Westchase Homewood Suites, Shawnee Hampton Inn, and Racine Fairfield Inn Mortgaged Properties are based on the “As Renovated” values of $15.8 million, $13.7 million, $12.7 million, $12.2 million, $10.4 million, $10.1 million, $8.3 million, $8.1 million and $9.8 million, respectively, which assumes that a potential buyer would need to undertake a renovation following acquisition in order to meet current brand standards and/or maintain the Mortgaged Property in competitive condition. The “As Is” appraised value as of April 23, 2017 is $15.4 million, $13.3 million, $12.6 million, $11.8 million, $9.6 million, $9.5 million, $9.5 million, $8.0 million and $6.9 million, respectively. Based on the Starwood Capital Group Hotel Portfolio “As Is” appraised value of $956.0 million, which includes the 8.1% portfolio premium, as of April 23, 2017, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 60.4% and 60.4% respectively.

Loan. No. 8 – Wilmont – The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on, and the Appraised Value ($) reflects, the “Prospective” appraised value of $73.0 million as of June 1, 2017. The Prospective value gives value to the Bank of Hope lease renewal through March 2022 and assumes that Bank of Hope has expanded into an additional 10,777 sq. ft. at the Mortgaged Property and begun paying rent. As of June 1, 2017 the Bank of Hope has renewed is lease through March 2022 and has taken possession of their expansion space and begun paying rent. Based on the “As Is” appraised value of $69.5 million as of February 28, 2017, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are 68.3% and 68.3%, respectively.

Loan No. 13 – 50 West Liberty – The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on, and the Appraised Value ($) reflects, the “As Stabilized” appraised value of $47.57 million as of February 17, 2017. The “As Stabilized” appraised value assumes that the currently outstanding landlord obligations for tenant improvement costs, leasing commission and rent abatements have been paid as of February 17, 2017. At loan origination, the borrowers reserved $684,048 for unfunded tenant obligations and outstanding free rent. Based on the “As Is” appraised value of $46.52 million as of February 17, 2017, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are 74.2% and 63.5%, respectively.

Loan No. 17 – LC Hamburg Farms – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the “Hypothetical As Is” appraised value of $33,341,250, which assumes that $41,250 in reserves has been escrowed at closing and would be available to any purchaser, thereby representing the as is market value plus the reserve amount. Based on the “As Is” appraised value of $33.3 million as of March 16, 2017, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 75.0% and 75.1%, respectively.

Loan No. 21 – El Paso Industrial Portfolio – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Is (Assuming Extraordinary Assumption)” appraised value of $25.2 million as of March 9, 2017. The “As Is (Assuming Extraordinary Assumption)” value assumes that borrower reserves the remaining outstanding lease up costs. At closing, the borrower reserved $260,854 for the remaining outstanding lease up costs. Based on the “As Is” appraised value of $24.9 million as of March 9, 2017, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 72.3% and 63.5%, respectively.

Loan No. 24 – Hampton Inn Braintree – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Complete” appraised value of $23.0 million as of January 1, 2019. The “As Complete” value assumes the completion of the PIP work at the Hampton Inn Braintree Mortgaged Property. At closing, the borrower reserved approximately $2.8 million, representing 110.0% of the estimated PIP work. Based on the “As Is” appraised value of $19.0 million as of April 1, 2017, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 79.5% and 64.8%, respectively.

(15)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

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“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Property Releases” in this preliminary prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or DSCR trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Voluntary Prepayments” in this preliminary prospectus.

(16)	Loan No. 1 – 245 Park Avenue – The lockout period will be at least 24 payments beginning with and including the first payment date of May 19, 2017. Defeasance of the full $1.2 billion 245 Park Avenue Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 1, 2020. The assumed lockout period of 24 months is based on the expected DBJPM 2017-C6 securitization closing date in June 2017. The actual lockout period may be longer.

Loan No. 2 – Gateway Net Lease Portfolio – The lockout period will be at least 24 payments beginning with and including the first payment date of July 5, 2017. Defeasance of the full $523.0 million Gateway Net Lease Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the final securitization that includes the last note to be securitized and (ii) July 5, 2020. The assumed lockout period of 24 months is based on the expected DBJPM 2017-C6 securitization closing date in June 2017. The actual lockout period may be longer.

Loan No. 3 – Olympic Tower – The lockout period will be at least 25 payment dates beginning with and including the first payment date of June 6, 2017. Defeasance of the full $760.0 million Olympic Tower Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) May 1, 2020. The assumed lockout period of 25 payments is based on the expected DBJPM 2017-C6 securitization closing date in June 2017. The actual lockout period may be longer.

Loan No. 6 – 211 Main Street – The lockout period with respect to a defeasance of the 211 Main Street Whole Loan will be at least 26 payments beginning with and including the first payment date of May 6, 2017. Defeasance of the full $195.219 million 211 Main Street Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) May 6, 2020. The borrower is also permitted to prepay the 211 Main Street Whole Loan in whole or in part at any time during the term of the Mortgage Loan with the payment of a yield maintenance premium, if such prepayment occurs prior to the open period. The assumed lockout period of 26 months for a defeasance of the 211 Main Street Whole Loan is based on the expected DBJPM 2017-C6 securitization closing date in June 2017. The actual lockout period may be longer. The related whole loan documents provide that any prepayment of the 211 Main Street Whole Loan is required to be applied by the lender first to the reduction of the outstanding principal balance of each of the senior component notes on a pro rata and pari passu basis, until the balance of such notes has been reduced to zero, and then to the reduction of the related subordinate companion loans.

Loan No. 9 – iStar Leased Fee Portfolio – The lockout period will be at least 26 payments beginning with and including the first payment date of May 5, 2017. Defeasance of the $227.0 million iStar Leased Fee Portfolio Whole Loan in whole or in part is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 30, 2020. The assumed lockout period of 26 months is based on the expected DBJPM 2017-C6 securitization closing date in June 2017. The borrowers are also permitted to prepay the iStar Leased Fee Portfolio Whole Loan in whole or in part with the payment of a yield maintenance premium after the expiration of the related lockout period. The actual lockout period may be longer.

(17)	Loan No. 2 – Gateway Net Lease Portfolio – After June 5, 2019, the borrowers may obtain the release of an individual Mortgaged Property upon a partial prepayment of the Mortgage Loan in accordance with the

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Mortgage Loan documents provided, among other things, (i) no event of default has occurred and is continuing, (ii) the borrower prepays the whole loan by the applicable adjusted release amount, as defined in the Mortgage Loan documents, for such individual Mortgaged Property (including the payment of the yield maintenance premium, if applicable) and (iii) after giving effect to the release of such individual Mortgaged Property, the debt yield, as calculated in the Mortgage Loan documents, for the then remaining Mortgaged Properties is equal to or greater than (A) the greater of (x) the debt yield for all the Mortgaged Properties then remaining immediately prior to giving effect to the release or (y) 10.0% and (B) 14.0% (collectively, the “Release Debt Yield”). The borrowers are also permitted to prepay a portion of the whole loan in order to satisfy the Release Debt Yield requirements set forth above, in each case in accordance with the Mortgage Loan documents (including the payment of the yield maintenance premium, if applicable).

Loan Nos. 4, 6 and 9 – Starwood Capital Group Hotel Portfolio, 211 Main Street and iStar Leased Fee Portfolio – The related borrower(s) may prepay a portion of the related Whole Loan provided that no event of default has occurred and is continuing and, in the case of (i) 211 Main Street in an amount necessary to achieve the required debt yield to avoid a cash sweep period and (ii) iStar Leased Fee Portfolio, provided further that no total and/or partial defeasance has occurred under the Mortgage Loan documents.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – From and after the prepayment lockout date, the borrowers may obtain the release of an individual Mortgaged Property upon a partial prepayment of the Mortgage Loan in accordance with the Mortgage Loan documents provided, among other things, (i) no monetary event of default has occurred and is continuing, (ii) the prepayment equals or exceeds the Release Price, as defined in the Mortgage Loan documents, and the borrowers pays any interest and yield maintenance premium, as applicable, and (iii) after giving effect to the release of the individual Mortgaged Property, the DSCR for all remaining Mortgaged Properties is equal to or greater than the greater of (A) 2.65x and (B) the DSCR for the remaining Mortgaged Properties immediately prior to the release of the individual Mortgaged Property, provided the debt service coverage ratio test may be satisfied with an additional prepayment of principal (with yield maintenance).

Loan No. 9 – iStar Leased Fee Portfolio – From and after the prepayment lockout date, the borrowers may obtain the release of an individual Mortgaged Property (each such released property, a “Released Property”) with either (a) partial defeasance, provided no partial release with yield maintenance has occurred or (b) payment of yield maintenance, provided no partial defeasance has occurred, upon a partial prepayment of the Mortgage Loan in accordance with the Mortgage Loan documents provided, among other things, (i) after giving effect to the release of the Released Property, the DSCR of all remaining individual properties is not less than the greater of (A) the DSCR of all individual properties immediately prior to the applicable partial defeasance (but in no event greater than 2.43x) and (B) 2.41x, (ii) after giving effect to the release of the Released Property, the LTV of all remaining individual properties is not greater than the lesser of (A) 65.6% and (B) the LTV with respect to all of the individual properties immediately prior to the applicable partial defeasance (but in no event less than 63%), (iii) after giving effect to the release of the Released Property, the Debt Yield of all remaining individual properties is not less than the greater of (A) the Debt Yield of all individual properties immediately prior to the applicable partial defeasance (but in no event less than 9.35%) and (B) 9.20%, and (iv) to the extent the applicable partial defeasance or partial release with yield maintenance relates to a release of any of Doubletree Seattle Airport, Hilton Salt Lake, Doubletree Mission Valley, Doubletree Durango and Doubletree Sonoma (individually and/or collectively, a “Hilton Individual Property”), the borrower has delivered evidence reasonably acceptable to the lender that such Hilton Individual Property has been severed from that certain Amended and Restated Lease governing the Hilton Individual Properties (the “Hilton Master Lease”) and that such severing of the Hilton Master Lease does not have a material adverse effect on any terms of the loan or an adverse effect on the terms of the Hilton Master Lease. In addition, in the event that any partial release would result in the release of all individual Mortgaged Properties held by an individual borrower (each, an “Unencumbered Borrower”), such Unencumbered Borrower is required to be released from the obligations of the Mortgage Loan documents, except with respect to 500 Woodward LLC, other than in connection with, as applicable, a total defeasance of the loan or a payment of the Mortgage Loan in full.

Loan No. 10 – Save Mart Portfolio – Any time on or after the expiration of the lockout period, the borrower may obtain the release of any of the Save Mart Portfolio Mortgaged Properties, provided, among other things, (i) no event of default has occurred and is continuing, (ii) the borrower pays the Release Amount, as defined in the loan documents, (iii) the LTV ratio with respect to the remaining Save Mart Portfolio Properties is no greater than the lesser of (a) the LTV ratio at origination of the Save Mart Portfolio Whole Loan (47.0% prior to an permitted mezzanine loan, 58.1% thereafter) and (b) the LTV ratio immediately prior to the release, (iv) the DSCR with respect to the remaining Save Mart Portfolio Properties is no less than the greater of (a) the DSCR at origination of the Save Mart Portfolio Whole Loan (1.79x prior to an permitted

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mezzanine loan, 1.35x thereafter) and (b) the DSCR immediately prior to the release and (v) the debt yield with respect to the remaining Save Mart Portfolio Properties is no less than the greater of (a) the debt yield at origination of the Save Mart Portfolio Whole Loan (11.0% prior to an permitted mezzanine loan, 9.5% thereafter) and (b) the debt yield immediately prior to the release.

Loan No. 14 – Columbus Park Crossing South – At any time after the defeasance lockout expiration date, the borrower may obtain the release of a release parcel upon a third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the DSCR for the remaining property is not less than the greater of the DSCR immediately preceding the partial release and 1.33x and (iii) the LTV ratio for the remaining property is not more than the lesser of the LTV ratio immediately preceding the partial release and 75.0%.

Loan No. 21 – El Paso Industrial Portfolio – At any time after the defeasance lockout expiration date, the borrower may obtain the release of any Mortgaged Property in connection with a bona fide third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the DSCR for the remaining properties is not less than the greater of the DSCR immediately preceding the partial release and 1.32x, (iii) the LTV ratio for the remaining property is not more than the lesser of the LTV ratio immediately preceding the partial release and 71.4% and (iv) solely with respect to the 26 Walter Jones Mortgaged Property and the 28 Walter Jones Mortgaged Property, the borrower obtains a severance of the applicable ground lease.

(18)	Loan No. 9 – iStar Leased Fee Portfolio – The Mortgage Loan is secured by the borrowers’ leased fee interest in the Mortgaged Properties, which are ground leased to multiple tenants.

Loan No. 12 – Portola Hotel & Spa – In addition to the Mortgaged Property, the borrower is also a lessee under a lease for a ballroom with the City of Monterey. The Mortgage Loan documents provide that to the extent the borrower or its affiliates obtain fee title to the space leased pursuant to the ballroom lease, the borrower will (or will cause the affiliate) to grant a security interest in the fee estate to the lender.

Loan No. 14 – Columbus Park Crossing South – The Mortgaged Property represents the related borrower’s fee interest in the Mortgaged Property. The Mortgaged Property is subject to three leases with the Development Authority of Columbus, Georgia (the “Columbus Development Authority”) that were created in connection with the tax abatement when a predecessor of the borrower temporarily transferred its fee interest in the Mortgaged Property to the Columbus Development Authority and the Columbus Development Authority transferred back to the borrower the related leasehold interest. Pursuant to the tax abatement arrangement, upon termination of the tax abatement (December 31, 2026), the Columbus Development Authority is required to sell back its fee interest in the Mortgaged Property to the borrower for $100, and the borrower is required under the loan documents to effect this purchase. The Mortgage Loan is secured by the borrower’s leasehold estate, the Columbus Development Authority’s fee estate and any after-acquired interest of the borrower in the foregoing fee estate.

(19)	The following Mortgaged Property consists, in whole or in part, of the borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

Loan No. 2 – Gateway Net Lease Portfolio – The Mortgage Loan is secured by the borrowers’ leasehold interest in the FedEx (Baltimore), GoDaddy, Sikorsky Aircraft R&D Facility and Hitachi Mortgaged Properties and the remaining Mortgaged Properties in fee.

Loan No. 3 – Olympic Tower – The Mortgaged Property is subject to a ground lease that commenced on September 30, 1975 and expires on September 30, 2074 (the “Olympicgold Ground Lease”) in which Olympicgold, L.L.C. is the landlord (the “Olympicgold”) and the related borrower is the tenant. Olympicgold is the successor-in-interest under the Olympicgold Ground Lease to The Equitable Life Assurance Society of the United States. Olympicgold is the fee owner of substantially all of the land underlying the building that is the collateral for the Olympic Tower Whole Loan. In addition, Olympicgold leases a 2,211 sq. ft. parcel of land that is part of the Olympic Tower Property (the “Pochari Parcel”) pursuant to a ground lease (the “Pochari Ground Lease”), from the Charles Pochari estate, Ellen Gradt, Thomas R. Pochari, Sr. and Violet A. Curley (the “Pochari Family”). Olympicgold leases the Pochari Parcel to the borrower pursuant to a sub-ground lease. The Pochari Family delivered an estoppel certificate to the lender in connection with the Mortgage Loan origination, pursuant to which, the Pochari Family agreed (i) that the lender will have all rights, remedies, powers and privileges of a leasehold mortgagee under the Pochari Ground Lease and (ii) to recognize the lender as a leasehold mortgagee with respect to all such rights, remedies, powers and privileges (notwithstanding that the leasehold interest under the Pochari Ground Lease is not directly

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encumbered by the lender’s mortgage). Olympicgold, L.L.C. is not required to enter into a new lease with a lender in the event that the Olympicgold Ground Lease is terminated (whether in the Ground Lessee’s bankruptcy, for the Ground Lessee’s default, or otherwise. Any recourse to the guarantor with respect to bankruptcy-related events is capped at an amount equal to 10% of the original principal balance of the related Olympic Tower Whole Loan, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable, out-of-pocket attorneys’ fees) incurred by the lender in the enforcement of the guaranty, provided, however, there is no limitation on guarantor recourse liability if any bankruptcy-related event in any way results in a termination, surrender or rejection of the Olympicgold Ground Lease or an amendment or modification of the Olympicgold Ground Lease in a manner adverse to the lender without the lender’s prior written consent. The guarantors for Olympic Tower Whole Loan are required to maintain a net worth of $250,000,000 and liquid assets of not less than $20,000,000 for the loan term. The Olympicgold Ground Lease rent is equal to $1.75 million per year, with no contractual increases or future resets. The Pochari Ground Lease commenced January 23, 1968 and expires on January 22, 2067. At the commencement of the Pochari Ground Lease term, the Pochari Ground Lease rent was equal to $26,000 per year and is subject to a cost of living increase; the rent is currently equal to $94,160 in 2017.

Loan No. 9 – iStar Leased Fee Portfolio – DoubleTree Seattle Airport Mortgaged Property – The Mortgage Loan is secured by the borrowers’ fee and leasehold interests in the DoubleTree Seattle Airport Mortgaged Property. The borrowers’ fee and leasehold interests are collectively ground leased to the tenant, which operates a hotel on such Mortgaged Property. The hotel is not part of the collateral for the Mortgage Loan. The borrowers’ leasehold interest is owned in fee by an unrelated third party and is subject to a ground lease that expires on January 31, 2044.

Loan No. 21 – El Paso Industrial Portfolio – The Mortgaged Loan is secured by the borrower’s leasehold interest in nine underlying properties. Seven of the mortgaged properties are subject to ground leases with an expiration date of October 1, 2033 with three, 10-year renewal options. The current annual aggregate base rent required under the ground leases is equal to $178,819, subject to adjustment in accordance with the ground leases. Two of the mortgaged properties are subject to ground leases with an expiration date of January 1, 2037, with two, 10-year renewal options. The current annual aggregate base rent required under the ground lease is equal to $97,223, subject to adjustment in accordance with the ground leases.

(20)	Loan No. 3 – Olympic Tower – The Largest Tenant, NBA Properties, Inc., leases 163,117 sq. ft. of space, including 794 sq. ft. of storage space, with an expiration date of December 31, 2035. Unless NBA Properties, Inc. exercises its option to include 28,840 sq. ft. of space currently leased on all of the 11th floor and the remaining portion of the 12th floor (together known as the “Swing Space”) the Swing Space lease will expire on April 6, 2020.

Loan No. 8 – Wilmont – The Largest Tenant, LADMH, occupies 14,766 sq. ft. that expires on January 31, 2020 with the remaining 96,126 sq. ft. expiring on December 31, 2022. The 2nd Largest Tenant, Bank of Hope, occupies 2,649 sq. ft. that expires on December 31, 2018 and 5,626 sq. ft. that expires on May 31, 2018, with the remaining 87,622 sq. ft. expiring on March 31, 2022.

Loan No. 37 – Royal Palm Square – The 4th Largest Tenant, Larson Educational Services, leases 3,941 sq. ft. expiring on November 30, 2018 and 1,667 sq. ft. expiring on November 30, 2017.

(21)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely. In addition to the foregoing, the following are non-contingent early termination options for those tenants listed in Annex A-1:

Loan No. 1 – 245 Park Avenue – The Largest Tenant, Société Générale, has the right to terminate the lease with respect to either (i) the highest full floor in the building then demised to tenant pursuant to the lease or

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sublease or (ii) the two highest full floors of the building then demised, but only if such two floors are contiguous to one another, by providing notice no later than May 1, 2021.

Loan No. 3 – Olympic Tower – The Largest Tenant, NBA Properties, Inc. (“NBA Properties”), has the right to reduce its space as follows: (x) either (i) a portion of the 12th floor or (ii) the entire 20th floor of the building, by providing notice prior to July 1, 2018, and (y) after January 1, 2026, either (i) the uppermost floor of office space leased to NBA Properties or (ii) the lowermost floor of office space leased to NBA Properties, by providing at least at least 18 months prior notice and the payment of a contraction fee, and (z) all or a portion of the Swing Space, by providing 180 days prior written notice, subject to additional requirements of the lease, including that the right in clause (z) is a one-time right.

Loan No. 8 – Wilmont – The Largest Tenant, LADMH, has a termination option with respect to all of its space in January 2020 upon six months prior written notice, and the 3rd Largest Tenant, the County of LA Public Health Department, has the right to terminate its lease or reduce its space at any time after December 6, 2018 of the extension term upon at least 90 days’ prior written notice.

Loan No. 9 – iStar Leased Fee Portfolio – Hilton Salt Lake – DoubleTree Seattle Airport – DoubleTree Mission Valley – DoubleTree Sonoma and – DoubleTree Durango – The tenant may terminate the lease with respect to an individual Mortgaged Property and offer to purchase any such property that is materially and adversely affected by the borrower’s failure (after notice and expiration of cure periods) to provide applications to governmental authorities for any license, permit or approval necessary for the operation of such property at a purchase price equal to the net present value of the base rent payable through the expiration of the then-current term. The borrower may accept or reject the tenant’s offer to purchase such individual Mortgaged Property. If the borrower rejects such offer, the lease will terminate and the tenant must vacate in accordance with the lease. The borrower may, at all times prior to the closing date for the purchase of the individual Mortgaged Property or the termination of the lease, cancel the tenant’s purchase right or termination right by obtaining the required applications to governmental authorities in sufficient time and manner so that the subject license, permit or approval is obtained or reinstated by a date that is prior to the related closing date or termination date.

Loan No. 13 – 50 West Liberty – The Largest Tenant, Renown Health, has the one-time right to terminate its lease effective on September 30, 2022, with 12 months’ written notice and payment of a termination fee equal to the unamortized cost of leasing commissions and tenant improvements for the tenant’s lease incurred by the landlord amortized at a 6.0% interest rate. The 2nd Largest Tenant, New York Life Insurance Co., has an ongoing termination option effective any time after August 31, 2021 with nine months’ written notice and a payment of a termination fee equal to the cost of unamortized tenant improvements and leasing commissions for the tenant’s lease incurred by the landlord amortized at a 6.0% interest rate, plus three months of the then current base rent.

Loan No. 19 – City Crossing – The 2nd Largest Tenant, HomeGoods, has the right to terminate its lease effective as of August 16, 2020, with notice on or prior to February 16, 2020 and the payment of a termination fee.

Loan No. 33 – Main Street Square – The 3rd Largest Tenant, Humana Medical Plan, Inc., has the right to terminate its lease effective as of July 31, 2020, with a six months’ notice and payment of a termination fee.

(22)	Loan No. 1 – 245 Park Avenue – The Largest Tenant, Société Générale, subleases 36,425 contractual sq. ft. to Brunswick Group and 36,425 contractual sq. ft. to MIO Partners. The 2nd Largest Tenant, JPMCB, subleases 562,347 contractual sq. ft. to Société Générale through October 31, 2022. In addition, The Second Largest Tenant, JPMCB also subleases 90,556 contractual sq. ft. to Houlihan Lokey Inc., 49,133 contractual sq. ft. to The Nemec Agency, 34,058 contractual sq. ft. to Pierpont Capital Holdings LLC and 15,939 contractual sq. ft. to JLL. The square footage for JPMCB does not include the space subleased to Société Générale, and the terms shown for Société Générale are based on JPMCB’s prime lease. The 3rd Largest Tenant, Major League Baseball (“MLB”), subleases 37,385 contractual sq. ft. to the National Bank of Australia, 24,840 contractual sq. ft. to Houlihan Lokey Inc. and 10,525 contractual sq. ft. to Anthos USA Inc. MLB has announced that it plans to vacate its space at the end of its lease term in October 2022 and that it has executed a lease at another location and intends to move in to such location in 2019. If MLB does not renew its lease 12 months before its lease expiration date or if MLB vacates or abandons all or substantially all of its premises, a cash sweep event will occur.

Loan No. 10 – Save Mart Portfolio – The Largest Tenant at two of the mortgaged properties in the Save Mart Portfolio subleases space to Dick’s Sporting Goods. Dick’s Sporting Goods subleases 73.7% of the Dick’s

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Sporting Goods - Salinas Mortgaged Property NRA from Save Mart pursuant to a sublease that provides for a 10-year term through January 2023 at a rental rate of $14.75 PSF with four various renewal options through April 2041 and no termination options. In addition, the Dick’s Sporting Goods - Folsom Mortgaged Property is 100.0% subleased to Dick’s Sporting Goods through April 2027 at a rental rate of $17.53 PSF with four five-year renewal options and no termination options.

(23)	The following major tenants shown on Annex A-1 have abated, free or prepaid rent:

Loan No. 3 – Olympic Tower – At origination, the borrower deposited $11,843,236 into a free rent reserve account, $7,030,771 of which relates to the Largest Tenant, NBA Properties, Inc. and $113,966 of which related to the 2nd Largest Tenant, Richemont North America, Inc. NBA Properties, Inc. has a free rent period on the Swing Space portion of its lease through October 2017 and free rent on the remainder of its premises from July 2018 through December 2018. Richemont North America, Inc. has free rent on a portion of its space on the ninth floor of the Mortgaged Property until December 2017.

Loan No. 7 – 740 Madison – The Largest Tenant, Bottega Veneta, lease requires an approximately 21-month free rent period extending through October 31, 2018, as well as an additional $2.0 million rent credit to be applied as a monthly credit of $100,000 against the first 20 rent payments. The Upfront Other Reserve ($) consists of a $2,000,000 reserve for rent credits that are due to Bottega Veneta following the expiration of the free rent period. The lease requires that the rent credits be applied beginning on the first rent payment date following the free rent period, and the related reserve is required to be disbursed in $100,000 increments to the tenant on a monthly basis beginning November 2018 through June 2020. In addition, in the event the rating of the guarantor under the lease for Bottega Veneta is downgraded below investment grade (i.e., below “Baa3” for Moody’s, “BBB-” for S&P and “BBB-” for Fitch), the borrower is required to deposit within five business days of such downgrade additional funds equal to all free rent or rent credits remaining under the lease.

Loan No. 8 – Wilmont – At origination, the borrower reserved $728,528 (“LADMH Funds”) for tenant improvements and rent abatements with respect to the Largest Tenant, LADMH. Upon notice from the borrower that LADMH has elected to abate rent on the succeeding monthly payment date with respect to any unused portion of LADMH Funds, the lender will be required to disburse an amount equal to such rent abatement (not to exceed $50,000 for any disbursement) either (x) if a trigger period is continuing, to the deposit account to be disbursed in accordance with the terms of the loan agreement or (y) if a trigger period is not continuing, to the borrower.

Loan No. 15 – El Paseo Square – At origination, the borrower deposited $106,985 into an additional lease gap rent reserve account, $45,748 of which relates to the 3rd Largest Tenant, Luna Grill, which has gap rent reserved through August 2017, and the remaining portion of the reserve relates to gap rent periods for three smaller tenants through July 2017.

Loan No. 20 – The Tides Building – At origination, the borrower deposited $108,033 into a free rent reserve account, all of which relates to the 2nd Largest Tenant, Blue LA, which has free rent periods in January 2018 and January 2019.

Loan No. 23 – Santa Barbara Corporate Center – At origination, the borrower deposited $76,820 into a free rent reserve account, $67,089 of which relates to the Largest Tenant, AT&T which has free rent periods in March 2018 and March 2019.

Loan No. 33 – Main Street Square – The Largest Tenant, Winn-Dixie, is entitled to rent abatement in the amount of $48,474 in connection with its exercising of the term extension to 2023. The borrower was required at origination to reserve for such amount.

(24)	The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 7 – 740 Madison – The Largest Tenant, Bottega Veneta, has taken possession of its space but has not yet taken occupancy or commenced paying rent at the Mortgaged Property. Bottega Veneta is required to begin paying rent in November 2018. At origination, the borrower reserved approximately $5.2 million to cover debt service during the initial rent abatement period through October 2018, as well as an additional $2.0 million for rent credits to be applied in equal $100,000 disbursements between November 2018 and June 2020. Bottega Veneta is expected to open in February 2018.

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Loan No. 15 – El Paseo Square – The 3rd Largest Tenant, Luna Grill, is in occupancy but has not yet begun paying rent. At origination, the borrower deposited $268,344 for free rent, tenant improvement allowances and leasing commissions related to the Luna Grill lease.

Loan No. 20 – The Tides Building – The 2nd Largest Tenant, Blue LA, is in occupancy of its space and paying full rent but is currently in the process of completing its build-out and is expected to open for business in January 2018.

Loan No. 33 – Main Street Square – The Largest Tenant, Winn-Dixie, is entitled to rent abatement in the amount of $48,474 in connection with its exercising of the term extension to 2023. The borrower was required at origination to reserve for such amount.

(25)	Loan No. 2 – Gateway Net Lease Portfolio – Each of the Mortgaged Properties are leased to single tenants under triple net leases and/or are recently constructed, and so there is no Historical NOI.

Loan No. 4 – 740 Madison – Limited Historical NOI is available as the Mortgaged Property underwent a major renovation that was completed in January 2017.

Loan No. 10 – Save Mart Portfolio – Historical NOI is not presented as the master lease is triple-net where all of the operating management expenses are paid for directly by the sole tenant at all the Mortgaged Properties.

Loan No. 11 – Lake Forest Gateway – The Mortgaged Property was re-developed by the Sponsor from 2015 to 2016. Accordingly, Historical NOI information is not available.

Loan No. 16 – Faudree Ranch – Limited Historical NOI is available as the Mortgaged Property was constructed in 2014.

Loan No. 19 – City Crossing - Due to the timing of the acquisition of the Mortgaged Property by the sponsor in 2015, exact 2015 financials were not made available at origination and therefore, 2015 information is not available.

Loan No. 26 – 2121 Ella Boulevard – No Historical NOI is available as the Mortgaged Property was constructed in 2015 and there were no operating histories delivered at origination.

Loan No. 29 – El Cajon Retail – The previous owner of the Mortgaged Property did not provide historical financials. As such, some Historical NOI information is not available.

Loan No. 30 – Springhill Suites Wilmington Mayfaire – Limited Historical NOI is available as the Mortgaged Property was constructed in 2015.

Loan No. 31 – Long Meadow Farms – Limited Historical NOI is available as the Mortgaged Property was constructed in 2015.

Loan No. 32 – 2215 Broadway – The sponsor acquired the Mortgaged Property in February 2017 and the previous owner did not provide historical financials. As such, Historical NOI information is not available.

Loan No. 35 – Aethercomm Building – The previous owner of the Mortgaged Property did not provide historical financials. As such, Historical NOI information is not available.

Loan No. 36 – 436 Bryant – The Mortgaged Property underwent a full renovation and re-positioning from 2015 to 2016. Accordingly, Historical NOI information is not available.

Loan No. 39 – 8333 Royal Ridge – The previous owner of the Mortgaged Property did not provide historical financials. As such, some Historical NOI information is not available.

Loan No. 41 – 2800 Sprouse – The previous owner of the Mortgaged Property did not provide historical financials. As such, Historical NOI information is not available.

(26)	Loan No. 13 – 50 West Liberty - The borrowers, 50 West Liberty DE LLC and Redbird Reno Liberty DE LLC, are structured as tenants-in-common and each is a Delaware limited liability company structured to be

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bankruptcy-remote with one independent director in its organizational structure. The sponsors of the borrowers and nonrecourse carve-out guarantors are Bruce Cardinal and Matthew T. White.

(27)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

Loan No. 2 – Gateway Net Lease Portfolio – At origination the borrowers were required to deposit into the Upfront Other Reserve ($) $10,720,000 in connection with the two Mortgaged Properties under construction, Baxalta (Barry Pointe) and Baxalta (Casselberry). The borrowers are entitled to disbursements from the reserve upon satisfaction of the terms and conditions, as described in the Mortgage Loan documents.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – At origination the borrowers were required to deposit into the Upfront Other Reserve ($) (i) $6,385,000 for any future capital work or FF&E expenditures associated with the Larkspur Landing properties and (ii) $5,883,991 for existing capital improvement and property improvement plan work for 12 individual Mortgaged Properties as described in the Mortgage Loan documents.

Loan No. 6 – 211 Main Street – At origination the Principal / Carveout Guarantor delivered a guaranty for certain outstanding tenant improvements and leasing commissions obligations related to the sole tenant, Charles Schwab, in lieu of a cash reserve. The guaranty is capped at $12,191,209, which is required to be decreased on a dollar-for-dollar basis by any amounts on deposit in the excess cash flow reserve account as of the date of determination (provided that during the continuance of an event of default, the date of determination is required to be the date that is immediately prior to the event of default).

Loan No. 7 – 740 Madison – The Upfront Other Reserve ($) consists of (i) a $5,190,000 reserve for debt service payments on the 740 Madison Whole Loan from the origination date through and including October 31, 2018. The Largest Tenant, Bottega Veneta, is the sole tenant at the Mortgaged Property and has an approximately 21-month free rent period under its lease through October 2018 and (ii) a $2,000,000 reserve for rent credits that are due to Bottega Veneta following the expiration of the free rent period. In addition, in the event the rating of the guarantor under the lease for Bottega Veneta is downgraded below investment grade (i.e., below “Baa3” for Moody’s, “BBB-” for S&P and “BBB-” for Fitch), the borrower is required to deposit within five business days of such downgrade additional funds equal to all free rent or rent credits remaining under the lease.

Loan No. 12 – Portola Hotel & Spa – At origination the borrower was required to deposit into the Upfront Other Reserve ($) $119,477 for disputed rent and other charges that have not been paid pursuant to the borrower’s leasehold interest in 10,655 sq. ft. of ballroom space, which is not part of the mortgaged collateral for the Mortgage Loan.

Loan No. 33 – Main Street Square – At origination the borrower was required to deposit into the Upfront Other Reserve ($) (i) $165,275 for costs related to roof replacements over the term of the Mortgage Loan, (ii) $48,474 for outstanding free rent and (iii) $11,500 for a Winn-Dixie work reserve.

(28)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

Loan No. 2 – Gateway Net Lease Portfolio – The Monthly Tax Reserve ($) is waived to the extent: (i) no event of default has occurred, (ii) the debt yield (as calculated in the Mortgage Loan documents) based on the trailing three months is more than 8.50% on any date of determination for the one calendar quarter immediately preceding the date of such determination and (iii) no bankruptcy action of an individual borrower or affiliated manager has occurred (collectively a “Cash Sweep Period”). If any of the preceding has occurred and is continuing, on a monthly basis, the borrowers are required to deposit reserves of 1/12 of the estimated annual real estate taxes into the Monthly Tax Reserve ($). The requirement for the borrowers to make monthly deposits to the Monthly Replacement Reserve ($) is waived so long as (i) no Cash Sweep Period is continuing or (ii) no event of default is continuing and the borrowers provide satisfactory evidence that an amount equal to the monthly deposit required under the Mortgage Loan documents (or a portion of such amount) is being paid directly by one or more tenants (to the extent such tenants are not in default under their respective leases beyond applicable cure periods). If a Cash Sweep Period has occurred and is continuing, on a monthly basis, the borrowers are required to deposit approximately $110,353 into the Monthly Replacement Reserve ($), and 1/12 of rents (including both base rent and additional rents) due

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under each ground lease into the Monthly Other Reserve ($), upon the occurrence of Cash Sweep Period. The requirement for the borrowers to make monthly deposits to the Monthly TI/LC Reserve ($) is waived so long as (i) no Cash Sweep Period is continuing or (ii) no event of default is continuing and the borrowers provide satisfactory evidence that an amount equal to the monthly deposit required under the Mortgage Loan documents (or a portion of such amount) is being paid directly by one or more tenants (to the extent such tenants are not in default under their respective leases beyond applicable cure periods). If a Cash Sweep Period has occurred and is continuing, on a monthly basis, the borrowers are required to deposit in to the Monthly TI/LC Reserve ($) approximately $331,059. The Monthly TI/LC Reserve ($) is subject to a cap of approximately $7,945,415. The requirement for the borrowers to make monthly ground lease deposits to the Monthly Other Reserve ($) are waived so long as (i) no event of default exists and (ii) the borrowers provide evidence that ground rent has been paid by one or more tenants and the such tenants are not in default in accordance with their respective leases. The replacement reserve is subject to a cap of $2,648,472.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – Monthly Tax Reserve ($) and Monthly Insurance Reserve ($), are waived to the extent: (i) no event of default has occurred, (ii) the manager is not the subject of a bankruptcy action, (iii) the franchise agreement or the Larkspur Landing license agreement has not terminated, canceled, or expired in violation of the Mortgage Loan documents, (iv) the DSCR is not less than 1.75x as of the last day of any calendar quarter and (v) no involuntary bankruptcy event has occurred. If any of the preceding has occurred and is continuing (collectively a “Trigger Period”), on a monthly basis, the borrowers are required to deposit reserves of 1/12 of the estimated real estate taxes and insurance premiums payable into the – Monthly Tax Reserve ($) and Monthly Insurance Reserve ($), respectively. Upon the occurrence and during the continuance of a Trigger Period, on a monthly basis, the borrowers are required to deposit reserves of (i) 1/12 of the estimated annual taxes into the Monthly Tax Reserve ($), (ii) provided an acceptable blanket policy is no longer in place, 1/12 of the annual insurance premiums into the Monthly Insurance Reserve ($) and (iii) 1/12 of the estimated ground rent due under the ground lease into the Monthly Other Reserve ($). In addition, the borrowers are required each month to deposit an amount equal to the greater of (i) 4% of the gross income from operations for the calendar month which is two months prior to the applicable payment date and (ii) the amount of the deposit, if any, then required by franchisor on account of FF&E under the franchise agreement for the applicable individual Mortgaged Property into the Monthly Other Reserve ($).

Loan No. 6 – 211 Main Street – The Monthly Tax Reserve ($), Monthly Insurance Reserve ($), Monthly CapEx Reserve ($) and Monthly TI/LC Reserve ($) are waived to the extent (i) no event of default has occurred and (ii) the debt yield (as calculated in the Mortgage Loan documents) equals or exceeds (A) 4.5% for any date of determination prior to June 30, 2018, or (B) 7.0% for any date of determination on or after July 1, 2018. (collectively a “Cash Trap Event”). During the continuance of a Cash Trap Event, on a monthly basis the borrower is required to deposit reserves of (i) 1/12 of the estimated annual taxes into the Monthly Tax Reserve ($), (ii) provided an acceptable blanket policy is no longer in place, 1/12 of the annual insurance premiums into the Monthly Insurance Reserve ($), (iii) $52,158 into the Monthly TI/LC Reserve ($), which is subject to a cap of $1,251,798 and (iv) $7,650 into the Monthly Replacement Reserve ($), which is subject to a cap of $183,597. In addition, to the extent the borrower provides invoices or other evidence of payment that property taxes have been paid by Charles Schwab under its lease, the monthly deposit into the Monthly Tax Reserve ($) is required to be reduced on a dollar-for-dollar basis by such amounts paid.

Loan No. 12 – Portola Hotel & Spa – Monthly Tax Reserve ($) is waived to the extent: (i) no event of default has occurred, (ii) the DSCR (as calculated in the Mortgage Loan documents) based on the trailing 12months is at least 1.65x and (iii) borrower provides evidence that taxes have been paid. If any of the preceding is not fulfilled, the borrower will be required to deposit 1/12 of the annual taxes into the Monthly Tax Reserve ($).

Loan No. 19 – City Crossing – The borrower is required each month to deposit $2,444 into the Monthly CapEx Reserve ($) (which is subject to a cap of $90,000) for a replacement reserve. In addition the borrower is required each month to deposit $14,314 and any amount received from a tenant in connection with a lease termination (“Termination Deposit”) (subject to a cap of $350,000, which excludes any Termination Deposit) into the Monthly TI/LC Reserve ($).

Loan No. 20 – The Tides Building – On each monthly payment date, the borrower is required to deposit $2,111 into the Monthly TI/LC Reserve ($) prior to the Rollover Cap Commencement Date. On each monthly payment date following the Rollover Cap Commencement Date, to the extent funds in the reserve are equal to the cap, the borrower will cease making payments into the Monthly TI/LC Reserve ($) and any funds then

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on deposit in excess of the cap of $250,000 will be released to the borrower. The “Rollover Cap Commencement Date” will occur when the Burke Williams Lease Renewal Criteria has been satisfied. The “Burke Williams Lease Renewal Criteria” means either (x) the Burke Williams Lease is renewed with the express renewal options set forth in the original lease or the Burke Williams Lease is extended in accordance with the terms defined in the Mortgage Loan documents, which include an extension term of an additional five years and market base rent, additional rent, recoveries and tenant improvements or (y) all or substantially all of the Burke Williams space is leased for at least five years and market base rent, additional rent, recoveries and tenant improvements.

Loan No. 23 – Santa Barbara Corporate Center – On each monthly payment date, the borrower is required to deposit $1,842 into the capital expenditures reserve account. However, if the borrower provides evidence that the work attributable to the repair and replacement of the roof, as described in the Physical Condition Report, has been completed, then upon request of the borrower, beginning on the next monthly payment date that is at least 10 days after such request, the monthly capital expenditure payment amount will be reduced to $1,706, subject to a cap of $40,950.

Loan No. 30 – Springhill Suites Wilmington Mayfaire – The Monthly Insurance Reserve ($) is waived so long as (i) the borrower is financing the insurance premiums pursuant to a premium finance agreement in accordance with the Mortgaged Loan documents and (ii) the borrower deposits 115% of a regularly scheduled monthly installment due under the premium finance agreement and allocated to the Mortgaged Property.

Loan No. 31 – Long Meadow Farms – The borrower is required each month to deposit $5,417 into the Monthly TI/LC Reserve ($) (which is subject to a cap of $260,000) for tenant improvements and/or leasing commissions.

Loan No. 34 – Union Hotel - Brooklyn – The borrower deposited $28,808 at origination and is required, on each monthly payment date occurring in April through January, to deposit $9,602 per month (subject to adjustment from time to time by the lender), into the seasonal working capital reserve account. Amounts on deposit in the seasonal working capital reserve account are required to be applied by the lender to pay debt service and fund reserves and operating expenses on payment dates in February and March (subject to adjustment from time to time by the lender) and to the extent funds are on deposit are insufficient, the borrower will be required to pay any shortfall.

Loan No. 39 – 8333 Royal Ridge – The borrower is required to deposit $6,576 into the Monthly TI/LC Reserve ($) prior to the Combined Cap Commencement Date. On each monthly payment date following the Combined Cap Commencement Date, the borrower is required to deposit $3,675 and will be subject to a cap of $675,300. The “Combined Cap Commencement Date” will occur when the Berkshire Cap Criteria has been satisfied. The “Berkshire Cap Criteria” means that prior to the monthly payment date in March 2020 either (x) the Berkshire Hathaway Lease is renewed with the express renewal options set forth in the original lease or (y) the Original Berkshire Lease is extended in accordance with accordance with the terms defined in the loan documents, which include an extension term of an additional five years and market base rent, additional rent, recoveries and tenant improvements.

(29)	Loan No. 1 – 245 Park Avenue – The deposits for the Monthly TI/LC Reserve ($) are required to commence on May 1, 2025 in the amount of $446,775. In addition, the Mortgage Loan documents require that the borrower deposit all sums payable to the borrower with respect to any modification or action taken under any lease, any settlement of claims related to a lease, any lease termination or contraction penalties or lease buy-out or surrender payment, holdover rents and occupancy and use fees from any current or former tenants. The borrower is permitted to deliver a letter of credit in accordance with the Mortgage Loan documents in lieu of any cash reserve.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – In the event that at any time during the term of the Mortgage Loan any franchisor requires any new capital work, as defined in the Mortgage Loan documents, and borrowers do not elect to provide a capital work guaranty, borrowers are required to deposit within five business days of such election an amount reasonably determined by the lender and equal to (x) 100% of the total costs of such new capital work for FF&E into the Monthly Other Reserve ($) or (y) provide a letter of credit in an amount equal to 100% of the estimated cost of such new capital work less any amounts then on deposit in the Monthly Other Reserve ($) for FF&E, which does not include any amount on deposit relating to capital work at the Larkspur Landing properties.

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Loan No. 7 – 740 Madison – The borrower is required to make monthly deposits into the Monthly Tax Reserve ($) and Monthly Insurance Reserve ($) commencing on November 1, 2018 provided that such deposits are waived if (i) with respect to the Monthly Tax Reserve ($), (a) no cash sweep event has occurred and is continuing and (b) the lender receives reasonably satisfactory evidence that the taxes are paid by the borrower no later than the date that is 10 days prior to the date such taxes would be delinquent, and (ii) with respect to the Monthly Insurance Reserve ($) (a) no event of default has occurred and is continuing, and (b) the borrower provides satisfactory evidence that either (x) the property is insured under a blanket insurance policy in accordance with the Mortgage Loan documents or (y) the property is insured in accordance with the Mortgage Loan documents by one or more insurance policies provided by Bottega Veneta.

Loan No. 12 – Portola Hotel & Spa – If the borrower fails to make its required leasehold payments pursuant to the borrower’s leasehold interest in 10,655 sq. ft. of ballroom space, which is not part of the collateral for the Mortgage Loan, the borrower is required to make monthly deposits into the Monthly Other Reserve ($) in the amount of the greater of (i) $17,069 and (ii) the sum of the minimum annual rental and additional rent (both as defined in the ballroom lease agreement) as due for the corresponding month. Such reserve is to be maintained until the lender receives evidence the ballroom lease litigation is resolved and the borrower owes no financial obligations to the lessor other than the any regular amounts due pursuant to the lease. If at any time the lender determines that the lease is in imminent danger of being terminated for nonpayment, lender has the right to utilize amounts on deposit to pay such amounts due on the borrower’s behalf.

Loan No. 34 – Union Hotel - Brooklyn – On each monthly payment date during a PIP Sweep Period, all excess cash is required to be transferred to the lender controlled PIP Reserve Account. A “PIP Sweep Period” will occur on the first monthly payment date following the occurrence of the earlier to occur of (a) 12 months prior to the date of any expressly scheduled option or right of either the borrower or the franchisor to terminate the franchise agreement under the franchise agreement; and (b) the receipt by the borrower of notice from the franchisor exercising its right to terminate the franchise agreement or the date upon which the borrower exercises its right to terminate the franchise agreement.

(30)	Loan No. 24 – Hampton Inn Braintree – The borrower is required to deposit into the FF&E reserve account the greater of (i) 2.0% of the prior month’s projected revenues through and including the monthly payment date in June 2018, 3.0% of the prior month’s projected revenues beginning on the monthly payment date in July 2018 through and including the monthly payment date in June 2019, 4.0% of prior month’s projected revenues thereafter and (ii) any amount required under franchise agreement for FF&E work.

Loan No. 34 – Union Hotel - Brooklyn – The borrower is required to deposit the greater of (i) 3.0% of the prior month’s projected revenues through and including the monthly payment date in June 2020, 4.0% of prior month’s projected revenues thereafter, (ii) any amount required by the Management Agreement for FF&E work and (iii) any amount required under franchise agreement for FF&E work.

(31)	Loan No. 1 – 245 Park Avenue – The borrower is permitted to deliver a letter of credit in accordance with the Mortgage Loan agreement in lieu of any cash reserve.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – The borrowers are permitted to deliver a capital work guaranty, which guaranties the payment and performance of all new capital work, as described in the Mortgage Loan agreement, in lieu of a cash reserve. In addition, the borrowers obtained an environmental insurance policy in lieu of requiring any reserve deposits for remediation work post-origination for the Hampton Inn Morehead and Hampton Inn Carlisle Mortgaged Properties.

Loan No. 30 – Springhill Suites Wilmington Mayfaire – The borrower is permitted to deliver a letter of credit, in lieu of the deposit required at origination, in the amount of $122,393 and maintain such letter of credit in place until such time as the required property improvement plan renovations are completed.

(32)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” in this prospectus.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – At origination, the borrowers obtained an environmental insurance policy in lieu of requiring any remediation work post-origination for the Hampton Inn Morehead and Hampton Inn Carlisle Mortgaged Properties identified by the related environmental assessments. The policy was issued by Great American E&S Insurance Company, with individual and

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aggregate claim limits of $1.0 million and a $25,000 deductible. The policy has an expiration date of May 22, 2030.

Loan No. 9 – iStar Leased Fee Portfolio – At origination, the borrowers obtained an environmental insurance policy in connection with the certain recognized environmental conditions at the DoubleTree Seattle Airport Mortgaged Property in lieu of a Phase II environmental report. The policy was issued by Great American E&S Insurance Company, with individual and aggregate claim limits of $2.0 million and a $25,000 deductible. The policy has an expiration date of March 30, 2030.

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
2	Gateway Net Lease Portfolio	$85,000,000	7.5%	$35,000,000	Yes	05/19/2027
4	Starwood Capital Group Hotel Portfolio	$80,000,000	7.1%	$1,000,000	Yes	05/24/2030
6	211 Main Street	$60,000,000	5.3%	$5,000,000	Yes	03/28/2026
9	iStar Leased Fee Portfolio	$45,400,000	4.0%	$2,000,000	Yes	03/30/2030
10	Save Mart Portfolio	$40,000,000	3.5%	$5,000,000	Yes	06/14/2027
41	2800 Sprouse	$3,100,000	0.3%	$2,000,000	Yes	09/12/2026

(33)	Loan No. 2 – Gateway Net Lease Portfolio – There is no Carveout Guarantor for the Mortgage Loan, and the borrowers are the sole parties liable for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity. In addition, upon a distribution of the $10,720,000 held escrow in connection with the two Mortgaged Properties under construction, Baxalta (Barry Pointe) and Baxalta (Casselberry), both ETCL Barry Pointe Plasma, LLC, a Delaware limited liability company and ETCL Casselberry Plasma, LLC, a Delaware limited liability company are required to deliver a joinder agreement, which will provide that such entity is added to, and bound by the Mortgage Loan documents as a borrower.

Loan No. 3 – Olympic Tower – The guarantors’ liability is subject to a cap of 10.0% of the original principal balance of the Olympic Tower Whole Loan (plus enforcement costs as disclosed in the guaranty) if the borrower (or OT Real Estate Mezz A LLC) or any applicable mezzanine borrower) becomes a debtor in a bankruptcy or insolvency proceeding (voluntary or collusive involuntary or as a result of substantive consolidation (provided that a court of competent jurisdiction determines that a breach of one or more SPE covenants is a material factor in such substantive consolidation)) or makes a general assignment for the benefit of the creditors. The cap will only apply if such bankruptcy does not in any way result in a termination, surrender or rejection of the Olympicgold Ground Lease, or an amendment or modification of the Olympicgold Ground Lease in a manner adverse to the Lender without Lender’s prior written consent.

Loan No. 4 – Starwood Capital Group Hotel Portfolio – The liability of the Carveout Guarantor with respect to breaches or violations of the full recourse carve-out provisions in the Mortgage Loan documents related to bankruptcy or insolvency actions are capped at 20% of the Starwood Capital Group Hotel Portfolio Whole Loan at the time of the occurrence of such action plus reasonable third party costs and expenses actually incurred by the lender in connection with the enforcement of any rights under the guaranty or the other Mortgage Loan documents.

Loan No. 6 – 211 Main Street – the aggregate liability of the Principal / Carveout Guarantor with respect to all full recourse carveouts in the Mortgage Loan documents may not exceed an amount equal to 15.0% of the principal balance of the 211 Main Street Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender (including reasonable attorneys’ fees and costs reasonably incurred). In addition, the Principal / Carveout Guarantor is not a party to the environmental indemnity, and the borrower is the sole party liable for any breaches or violations of the indemnity. The borrower was required to obtain an environmental insurance policy in accordance with the Mortgage Loan documents at origination in lieu of having the Principal / Carveout Guarantor as a party to the indemnity.

(34)	Loan No. 4 – Starwood Capital Group Hotel Portfolio – The borrowers for the Starwood Capital Group Hotel Portfolio Mortgage Loan are as follows: LL Folsom, L.P.; LL Hillsboro, L.P.; LL Milpitas, L.P.; LL Pleasanton, L.P.; LL Campbell, L.P.; LL South San Francisco, L.P.; LL Roseville, L.P.; LL Bellevue, L.P.; LL Sunnyvale, L.P.; LL Sacramento, L.P.; LL Renton, L.P.; FH-Hotel Bloomington, L.P.; FH-Hotel Kokomo, L.P.; FH-Hotel Oakdale, L.P.; FH-Hotel Ann Arbor, L.P.; FH-Hotel South Bend, L.P.; FH-Hotel Peoria, L.P.; FH-Hotel Maumee, L.P.; FH-Hotel Warrenville, L.P.; FH-Hotel South Franklin, L.P.; FH-Hotel Normal, L.P.; FH-

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Grandville, L.P.; TXHP Buda 1, L.L.C.; TXHP Paris 2, L.L.C.; TXHP Humble, L.L.C.; TXHP Buda 2, L.L.C.; TXHP Decatur, L.L.C.; TXHP Sweetwater, L.L.C.; TXHP Waco 1, L.L.C.; TXHP Longview 1, L.L.C.; TXHP Altus, L.L.C.; TXHP Arlington, L.L.C.; TXHP Huntsville, L.L.C.; TXHP Tyler 1, L.L.C.; TXHP Texarkana 2, L.L.C.; TXHP Paris 1, L.L.C.; TXHP Terrell, L.L.C.; TXHP Texarkana 1, L.L.C.; TXHP Weatherford, L.L.C.; TXHP Tyler 2, L.L.C.; TXHP Wichita Falls, L.L.C.; TXHP Lufkin 1, L.L.C.; Hotel Fishers, L.P.; Hotel Louisville, L.P.; Hotel Stow, L.P.; Hotel Morehead City, L.P.; IM Chico 1, L.P.; VIII-HII-Valley School Road, L.L.C.; VIII-HII-Stetler Avenue, L.L.C.; VIII-HII-7 Hampton Court, L.L.C.; VIII-HII-Raritan Center Pkwy, L.L.C.; VIII-HII-Laura Blvd., L.L.C.; VIII-HII-Baltimore Avenue, L.L.C.; VIII-HII-Richmond Road, L.L.C.; VIII-HII-Richmond Road 2, L.L.C.; Midwest Heritage Inn of Racine, L.P.; Midwest Heritage Inn of Shawnee, L.P.; Midwest Heritage Inn of Cheyenne, L.P.; F.I. Management of Mankato, L.P.; R.I. Heritage Inn of Peoria AZ, L.P.; H.S. Heritage Inn of Grand Rapids, L.P.; H.S. Heritage Inn of Toledo, L.P.; Heritage Inn Number LII. Limited Partnership; Heritage Inn Number XL. Limited Partnership; LL Folsom Opco, L.L.C.; LL Hillsboro Opco, L.L.C.; LL Milpitas Opco, L.L.C.; LL Pleasanton Opco, L.L.C.; LL Campbell Opco, L.L.C.; LL South San Francisco Opco, L.L.C.; LL Roseville Opco, L.L.C.; LL Bellevue Opco, L.L.C.; LL Sunnyvale Opco, L.L.C.; LL Sacramento Opco, L.L.C.; LL Renton Opco, L.L.C.; FH-Hotel Bloomington Opco, L.L.C.; FH-Hotel Kokomo Opco, L.L.C.; FH-Hotel Oakdale Opco, L.L.C.; FH-Hotel Ann Arbor Opco, L.L.C.; FH-Hotel South Bend Opco, L.L.C.; FH-Hotel Peoria Opco, L.L.C.; FH-Hotel Maumee Opco, L.L.C.; FH-Hotel Warrenville Opco, L.L.C.; FH-Hotel South Franklin Opco, L.L.C.; FH-Hotel Normal Opco, L.L.C.; FH-Hotel Grandville Opco, L.L.C.; TXHP Buda 1 Opco, L.L.C.; TXHP Paris 2 Opco, L.L.C.; TXHP Humble Opco, L.L.C.; TXHP Buda 2 Opco, L.L.C.; TXHP Decatur Opco, L.L.C.; TXHP Sweetwater Opco, L.L.C.; TXHP Waco 1 Opco, L.L.C.; TXHP Longview 1 Opco, L.L.C.; TXHP Altus Opco, L.L.C.; TXHP Arlington Opco, L.L.C.; TXHP Huntsville Opco, L.L.C.; TXHP Tyler 1 Opco, L.L.C.; TXHP Texarkana 2 Opco, L.L.C.; TXHP Paris 1 Opco, L.L.C.; TXHP Terrell Opco, L.L.C.; TXHP Texarkana 1 Opco, L.L.C.; TXHP Weatherford Opco, L.L.C.; TXHP Tyler 2 Opco, L.L.C.; TXHP Wichita Falls Opco, L.L.C.; TXHP Lufkin 1 Opco, L.L.C.; Hotel Fishers Opco, L.L.C.; Hotel Louisville Opco, L.L.C.; Hotel Stow Opco, L.L.C.; Hotel Morehead City Opco, L.L.C.; IM Chico 1 Opco, L.L.C.; VIII-HII-Valley School Road Opco, L.L.C.; VIII-HII-Stetler Avenue Opco, L.L.C.; VIII-HII-7 Hampton Court Opco, L.L.C.; VIII-HII-Raritan Center Pkwy Opco, L.L.C.; VIII-HII-Laura Blvd. Opco, L.L.C.; VIII-HII-Baltimore Avenue Opco, L.L.C.; VIII-HII-Richmond Road Opco, L.L.C.; VIII-HII-Richmond Road 2 Opco, L.L.C.; Midwest Heritage Inn of Racine Opco, L.L.C.; Midwest Heritage Inn of Shawnee Opco, L.L.C.; Midwest Heritage Inn of Cheyenne Opco, L.L.C.; F.I. Management of Mankato Opco, L.L.C.; R.I. Heritage Inn Of Peoria AZ Opco, L.L.C.; H.S. Heritage Inn Of Grand Rapids Opco, L.L.C.; H.S. Heritage Inn of Toledo Opco, L.L.C.; Heritage Inn Number LII. Opco, L.L.C.; Heritage Inn Number XL. Opco, L.L.C.

(35)	Summary of Existing Pari Passu Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Whole Loan Cut- off Date Balance	Whole Loan U/W NCF DSCR	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut- off Date U/W NOI Debt Yield
1	245 Park Avenue(1)	$93,750,000	$986,250,000	$1,080,000,000	2.73x	48.9%	10.7%
2	Gateway Net Lease Portfolio(2)	$85,000,000	$268,000,000	$353,000,000	3.54x	45.0%	14.1%
3	Olympic Tower(3)	$80,000,000	$531,000,000	$611,000,000	2.70x	32.2%	11.2%
4	Starwood Capital Group Hotel Portfolio	$80,000,000	$497,270,000	$577,270,000	2.72x	60.4%	12.4%
6	211 Main Street(4)	$60,000,000	$110,219,000	$170,219,000	2.49x	57.9%	9.0%
7	740 Madison	$50,000,000	$40,000,000	$90,000,000	1.96x	60.0%	8.0%
9	iStar Leased Fee Portfolio	$45,400,000	$181,600,000	$227,000,000	2.12x	65.6%	8.2%
10	Save Mart Portfolio(5)	$40,000,000	$98,000,000	$138,000,000	3.02x	38.1%	11.7%

(1)	The Whole Loan Cut-off Date Balance, Whole Loan U/W NCF DSCR, Whole Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date U/W NOI Debt Yield excludes five subordinate companion notes in the aggregate original principal amount of $120.0 million.

(2)	The Whole Loan Cut-off Date Balance, Whole Loan U/W NCF DSCR, Whole Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date U/W NOI Debt Yield excludes 10 subordinate companion notes in the aggregate original principal amount of $170.0 million.

(3)	The Whole Loan Cut-off Date Balance, Whole Loan U/W NCF DSCR, Whole Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date U/W NOI Debt Yield excludes three subordinate companion notes in the aggregate original principal amount of $149.0 million.

(4)	The Whole Loan Cut-off Date Balance, Whole Loan U/W NCF DSCR, Whole Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date U/W NOI Debt Yield excludes three subordinate companion notes in the aggregate original principal amount of $25.0 million.

(5)	The Whole Loan Cut-off Date Balance, Whole Loan U/W NCF DSCR, Whole Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date U/W NOI Debt Yield excludes one subordinate companion notes in the aggregate original principal amount of $32.0 million.

A-1-50

(36)      Summary of Existing Mezzanine Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut-off Date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date	Intercreditor Agreement	Total Debt Cut- off Date LTV Ratio(1)	Total Debt U/W NCF DSCR(1)	Total Debt U/W NOI Debt Yield(1)

1	245 Park Avenue	$93,750,000	8.3%	$568,000,000(2)	5.63226232	6/1/2027	Yes	80.0%	1.42x	6.5%
					394366% (2)
3	Olympic Tower	$80,000,000	7.1%	$240,000,000	5.0000%	5/6/2027	Yes	52.6%	1.55x	6.8%
(1)	Calculated including any related pari passu companion loan(s), related subordinate companion loan(s) and related mezzanine loan(s).

(2)	The Mezzanine Debt Cut-off Date Balance includes three mezzanine loans in the amounts of $236.5 million, $221.0 million and $110.5 million and the Annual Interest Rate on Mezzanine Loans are 5.0000%, 5.7000% and 6.8500% respectively.

(37)      Summary of Future Mezzanine Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield

4	Starwood Capital Group Hotel Portfolio(1)	$80,000,000	7.1%	Yes	2.65x	64.9%	NAP
10	Save Mart Portfolio(2)	$40,000,000	3.5%	Yes	1.35x	58.1%	9.5%
11	Lake Forest Gateway	$36,100,000	3.2%	Yes	1.25x	68.7%	7.6%
14	Columbus Park Crossing South(3)	$28,500,000	2.5%	Yes	1.33x	75.0%	8.2%
15	El Paseo Square	$27,466,262	2.4%	Yes	1.37x	63.95%	8.19%
16	Faudree Ranch(4)	$25,125,000	2.2%	Yes	1.50x	66.0%	NAP
21	El Paso Industrial Portfolio(5)	$18,000,000	1.6%	Yes	1.32x	71.4%	8.2%
29	El Cajon Retail	$11,700,000	1.0%	Yes	1.31x	66.9%	7.7%
(1)	Future mezzanine debt is permitted only after the date that is the earlier of (i) May 24, 2018 and (ii) the date that the Starwood Capital Group Hotel Portfolio Whole Loan is securitized in full.

(2)	Future mezzanine debt is not permitted to exceed $40,000,000.

(3)	Future mezzanine debt is not permitted to exceed $4,350,000.

(4)	Future mezzanine debt is permitted only in connection with a transfer of the Mortgaged Property and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents.

(5)	Future mezzanine debt is not permitted to exceed $3,500,000 and can only be secured by collateral which is not collateral for the mortgage loan.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

Distribution of Cut-off Date Balances(1)

						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
$3,100,000	–	$7,499,999	9	$48,486,403	4.3%	4.9104%	115	1.79x	64.9%	57.2%
$7,500,000	–	$14,999,999	8	$93,678,896	8.3%	4.6831%	99	1.51x	66.1%	58.1%
$15,000,000	–	$24,999,999	7	$128,783,844	11.4%	4.5026%	119	1.71x	64.0%	57.4%
$25,000,000	–	$49,999,999	10	$344,591,262	30.4%	4.3777%	106	2.01x	61.6%	57.1%
$50,000,000	–	$74,999,999	3	$178,110,000	15.7%	4.1215%	107	1.95x	62.9%	58.0%
$75,000,000	–	$93,750,000	4	$338,750,000	29.9%	3.9027%	111	2.92x	46.7%	46.7%
Total/Weighted Average			41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

Distribution of Mortgage Rates(1)

						Weighted Averages
Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
3.5547%	–	4.4999%	17	$745,254,262	65.8%	4.0205%	106	2.57x	52.2%	51.4%
4.5000%	–	4.7499%	12	$262,777,476	23.2%	4.6344%	119	1.42x	70.3%	59.8%
4.7500%	–	5.9000%	12	$124,368,667	11.0%	4.8820%	105	1.52x	67.9%	59.4%
Total/Weighted Average			41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

Property Type Distribution(1)(4)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstand- ing Pool Balance	Number of Units/Rooms/ NRA	Cut-off Date Balance per Units/ Rooms/NRA	Mortgage Rate	Stated Remaining Term (Mos.)(2)	Occupancy	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
Office	22	$288,757,361	25.5%	3,858,714	$365	3.9541%	99	91.9%	2.36x	57.6%	55.9%
CBD	5	$242,000,000	21.4%	2,795,591	$407	3.9455%	98	90.4%	2.31x	57.9%	56.4%
Suburban	10	$41,158,413	3.6%	946,273	$143	4.0578%	101	99.3%	2.47x	57.2%	53.9%
Medical	7	$5,598,948	0.5%	116,850	$200	3.5628%	84	100.0%	3.54x	45.0%	45.0%
Retail	43	$271,221,685	24.0%	2,976,560	$667	4.4369%	119	97.9%	1.83x	61.8%	55.7%
Anchored(5)	41	$224,721,685	19.8%	2,859,675	$718	4.3859%	119	98.2%	1.93x	60.4%	54.9%
Unanchored	2	$46,500,000	4.1%	116,885	$420	4.6834%	119	96.3%	1.34x	68.9%	59.6%
Hospitality	70	$161,693,000	14.3%	7,222	$110,468	4.4648%	112	74.6%	2.74x	56.2%	54.0%
Limited Service	43	$69,601,641	6.1%	3,999	$103,703	4.5856%	114	76.4%	2.29x	62.9%	58.3%
Full Service	5	$52,330,373	4.6%	979	$84,123	4.2881%	104	66.6%	3.34x	44.2%	43.5%
Extended Stay	22	$39,760,986	3.5%	2,244	$156,985	4.4860%	120	81.8%	2.72x	60.4%	60.4%
Multifamily	7	$151,714,823	13.4%	2,129	$78,356	4.6724%	105	94.7%	1.43x	70.1%	60.6%
Garden	7	$151,714,823	13.4%	2,129	$78,356	4.6724%	105	94.7%	1.43x	70.1%	60.6%
Mixed Use	4	$114,995,000	10.2%	745,588	$928	4.1680%	119	98.9%	2.41x	38.2%	37.0%
Office/Retail	3	$95,000,000	8.4%	709,053	$1,008	4.1654%	119	98.7%	2.51x	35.5%	34.0%
Retail/Multifamily	1	$19,995,000	1.8%	36,535	$547	4.1800%	120	100.0%	1.95x	51.3%	51.3%
Industrial	37	$86,732,639	7.7%	5,215,062	$66	3.9198%	93	97.9%	2.92x	52.3%	50.4%
Warehouse/Distribution	22	$48,842,161	4.3%	2,813,563	$58	3.9561%	97	96.2%	2.76x	54.7%	51.5%
Manufacturing	7	$22,040,535	1.9%	1,467,285	$60	3.7748%	81	100.0%	3.31x	46.7%	46.4%
Flex	6	$14,608,260	1.3%	521,116	$104	4.0473%	101	100.0%	2.81x	52.9%	52.9%
Warehouse	2	$1,241,683	0.1%	413,098	$13	3.5628%	84	100.0%	3.54x	45.0%	45.0%
Leased Fee	12	$45,400,000	4.0%	3,410,111	$97	3.7950%	118	NAP	2.12x	65.6%	65.6%
Self Storage	1	$11,885,896	1.0%	120,946	$98	4.5250%	119	91.4%	1.38x	67.5%	54.7%
Total/Weighted Average	196	$1,132,400,405	100.0%			4.2576%	109	92.4%	2.19x	58.1%	54.2%

A-2-1

Geographic Distribution(1)(4)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
California	57	$364,423,064	32.2%	4.2678%	105	2.21x	57.1%	54.2%
Southern(6)	9	$185,153,958	16.4%	4.4454%	104	1.60x	64.7%	59.5%
Northern(6)	48	$179,269,106	15.8%	4.0845%	107	2.84x	49.2%	48.7%
New York	5	$234,135,000	20.7%	3.8963%	119	2.51x	46.5%	45.9%
New York City	3	$223,750,000	19.8%	3.8450%	119	2.55x	45.4%	45.4%
New York State	2	$10,385,000	0.9%	5.0010%	120	1.75x	69.7%	57.3%
Texas	44	$189,139,049	16.7%	4.5241%	105	1.76x	65.9%	58.1%
Georgia	3	$50,329,244	4.4%	4.6476%	119	1.43x	74.6%	63.1%
Nevada	3	$47,751,243	4.2%	4.5577%	118	1.42x	72.7%	61.4%
Kentucky	2	$26,495,219	2.3%	4.7351%	119	1.34x	74.2%	68.4%
Oregon	2	$24,330,510	2.1%	4.3140%	120	2.54x	53.2%	53.2%
Florida	7	$21,539,892	1.9%	4.8496%	112	1.95x	61.8%	52.5%
Michigan	7	$19,667,838	1.7%	3.8344%	103	2.90x	55.0%	55.0%
Ohio	6	$18,557,035	1.6%	4.6396%	73	2.27x	62.3%	60.1%
Indiana	7	$17,479,637	1.5%	3.8605%	96	3.28x	50.0%	50.0%
Massachusetts	1	$15,100,000	1.3%	4.7500%	120	1.67x	65.7%	53.5%
North Carolina	3	$13,266,846	1.2%	4.4367%	87	2.20x	61.4%	57.8%
Washington	3	$12,322,541	1.1%	4.0374%	119	2.33x	63.8%	63.8%
Utah	1	$11,062,400	1.0%	3.7950%	118	2.12x	65.6%	65.6%
Virginia	5	$9,949,296	0.9%	4.2914%	87	2.80x	53.2%	52.4%
Maryland	3	$8,168,120	0.7%	3.6886%	92	3.27x	49.2%	49.2%
Connecticut	2	$7,589,767	0.7%	3.6565%	88	3.46x	46.6%	46.6%
Wisconsin	5	$6,549,240	0.6%	3.6921%	92	3.29x	49.0%	49.0%
Minnesota	5	$6,065,718	0.5%	3.8340%	96	3.24x	50.3%	50.3%
Arizona	2	$5,645,094	0.5%	3.7955%	93	3.33x	48.9%	48.9%
Pennsylvania	4	$3,955,091	0.3%	4.1783%	108	2.99x	55.3%	55.3%
Missouri	3	$3,447,132	0.3%	3.5628%	84	3.54x	45.0%	45.0%
Colorado	1	$3,320,800	0.3%	3.7950%	118	2.12x	65.6%	65.6%
Illinois	3	$3,126,366	0.3%	4.4860%	120	2.72x	60.4%	60.4%
Alabama	2	$2,497,992	0.2%	3.5628%	84	3.54x	45.0%	45.0%
Oklahoma	3	$1,605,243	0.1%	4.2065%	109	2.97x	55.7%	55.7%
New Jersey	1	$1,468,033	0.1%	4.4860%	120	2.72x	60.4%	60.4%
South Carolina	2	$967,017	0.1%	3.5628%	84	3.54x	45.0%	45.0%
Wyoming	1	$851,821	0.1%	4.4860%	120	2.72x	60.4%	60.4%
Iowa	1	$715,105	0.1%	3.5628%	84	3.54x	45.0%	45.0%
Louisiana	1	$589,962	0.1%	3.5628%	84	3.54x	45.0%	45.0%
Arkansas	1	$289,090	0.0%	4.4860%	120	2.72x	60.4%	60.4%
Total/Weighted Average	196	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

Distribution of Cut-off Date LTV Ratios(1)(3)

						Weighted Averages
Range of Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
32.2%	–	54.9%	9	$391,245,000	34.6%	3.9405%	112	2.94x	42.7%	42.4%
55.0%	–	59.9%	3	$69,350,000	6.1%	3.6941%	84	2.45x	57.9%	57.8%
60.0%	–	64.9%	5	$175,624,262	15.5%	4.3338%	117	2.23x	61.0%	58.8%
65.0%	–	69.9%	15	$338,055,896	29.9%	4.5048%	102	1.62x	67.2%	60.8%
70.0%	–	74.9%	7	$104,625,247	9.2%	4.6737%	119	1.43x	72.9%	61.2%
75.0%			2	$53,500,000	4.7%	4.6807%	119	1.33x	75.0%	66.4%
Total/Weighted Average			41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

A-2-2

Distribution of LTV Ratios at Maturity or ARD(1)(2)(3)

						Weighted Averages
Range of LTV Ratios at Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
32.2%	–	49.9%	7	$348,750,000	30.8%	3.9036%	111	3.02x	41.6%	41.2%
50.0%	–	54.9%	6	$100,047,158	8.8%	4.4137%	118	1.82x	59.3%	52.5%
55.0%	–	59.9%	10	$195,649,403	17.3%	4.3428%	106	1.85x	65.2%	57.5%
60.0%	–	68.9%	18	$487,953,844	43.1%	4.4444%	107	1.80x	66.9%	62.6%
Total/Weighted Average			41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

						Weighted Averages
Range of Underwritten NCF Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
1.21x	–	1.39x	9	$140,780,719	12.4%	4.6804%	114	1.30x	69.0%	60.9%
1.40x	–	1.44x	6	$145,655,106	12.9%	4.5735%	119	1.41x	70.9%	60.1%
1.45x	–	1.54x	3	$85,876,580	7.6%	4.7107%	120	1.47x	69.8%	56.9%
1.55x	–	1.99x	11	$194,030,000	17.1%	4.4276%	92	1.86x	62.4%	59.7%
2.00x	–	2.49x	5	$129,808,000	11.5%	3.8132%	99	2.29x	61.2%	60.9%
2.50x	–	2.87x	4	$276,250,000	24.4%	4.0396%	120	2.70x	47.7%	47.7%
2.88x	–	3.92x	3	$160,000,000	14.1%	3.8854%	101	3.49x	41.0%	41.0%
Total/Weighted Average			41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

Original Terms to Maturity or ARD(2)

				Weighted Averages
Original Terms to Maturity or ARD (n Months)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
60	5	$101,700,000	9.0%	4.5394%	60	1.77x	65.2%	63.5%
84	3	$156,268,000	13.8%	3.6266%	83	3.03x	51.2%	50.9%
120	33	$874,432,405	77.2%	4.3376%	119	2.09x	58.5%	53.8%
Total/Weighted Average	41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

Distribution of Remaining Terms to Maturity or ARD(2)

						Weighted Averages
Range of Remaining Terms to Maturity or ARD in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
59	–	60	5	$101,700,000	9.0%	4.5394%	60	1.77x	65.2%	63.5%
82	–	84	3	$156,268,000	13.8%	3.6266%	83	3.03x	51.2%	50.9%
116	–	119	18	$461,852,405	40.8%	4.3051%	119	1.95x	59.4%	54.2%
120			15	$412,580,000	36.4%	4.3740%	120	2.24x	57.6%	53.2%
Total/Weighted Average			41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

A-2-3

Distribution of Underwritten NOI Debt Yields(1)

						Weighted Averages
Range of Underwritten NOI Debt Yields			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
7.4%	–	8.9%	11	$281,147,158	24.8%	4.3383%	116	1.61x	66.2%	60.7%
9.0%	–	9.9%	8	$203,183,667	17.9%	4.3586%	108	1.76x	65.4%	57.8%
10.0%	–	12.4%	15	$459,644,580	40.6%	4.2437%	109	2.29x	55.7%	53.2%
12.5%	–	14.9%	5	$148,425,000	13.1%	4.0000%	93	3.15x	46.4%	45.5%
15.0%	–	16.1%	2	$40,000,000	3.5%	4.2926%	119	3.67x	36.4%	35.5%
Total/Weighted Average			41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

Amortization Types

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity or ARD(1)(2)(3)
Interest Only	12	$576,885,000	50.9%	3.9967%	106	2.79x	48.7%	48.7%
Interest Only, then Amortizing	14	$256,643,000	22.7%	4.6103%	105	1.46x	69.6%	62.5%
Amortizing Balloon	13	$203,472,405	18.0%	4.7191%	120	1.46x	68.2%	55.5%
Interest Only, ARD	2	$95,400,000	8.4%	3.9024%	119	2.04x	62.7%	62.7%
Total/Weighted Average	41	$1,132,400,405	100.0%	4.2576%	109	2.19x	58.1%	54.2%

A-2-4

FOOTNOTES TO ANNEX A-2

(1)	With respect to the 245 Park Avenue Mortgage Loan, Gateway Net Lease Portfolio Mortgage Loan, Olympic Tower Mortgage Loan, Starwood Capital Group Hotel Portfolio Mortgage Loan, 211 Main Street Mortgage Loan, 740 Madison Mortgage Loan, iStar Leased Fee Portfolio Mortgage Loan and Save Mart Portfolio Mortgage Loan, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NCF DSCR, Underwritten NOI Debt Yield and Cut-off Date Balance per Units/Rooms/NRA calculations include the related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	For the ARD Loans, the Original Terms to Maturity or ARD, Remaining Terms to Maturity or ARD, Stated Remaining Term (Mos.) and LTV Ratio at Maturity or ARD are through the related Anticipated Repayment Date.

(3)	With respect to the Gateway Net Lease Portfolio Mortgage Loan, the Starwood Capital Group Hotel Portfolio Mortgage Loan, the Wilmont Mortgage Loan, the 50 West Liberty Mortgage Loan, the LC Hamburg Farms Mortgage Loan, the El Paso Industrial Portfolio Mortgage Loan and the Hampton Inn Braintree Mortgage Loan, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD have been calculated based on a value other than the “As is” appraised value. For additional information please see “Description of the Mortgage Pool—Appraised Value”.

(4)	Because this table presents information relating to the Mortgaged Properties and not the Mortgage Loans, the information for Mortgaged Properties that relate to Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts.

(5)	Includes anchored and single tenant properties.

(6)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-5

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-3

DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN
INFORMATION

A-3-1

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

A-3-2

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

Mortgage Loan Information
Loan Seller(1):	JPMCB/GACC
Loan Purpose:	Acquisition
Borrower Sponsor(2):	HNA Group
Borrower:	245 Park Avenue Property LLC
Original Balance(3):	$93,750,000
Cut-off Date Balance(3):	$93,750,000
% by Initial UPB:	8.3%
Interest Rate:	3.6694%
Payment Date:	1st of each month
First Payment Date:	July 1, 2017
Maturity Date:	June 1, 2027
Amortization:	Interest Only
Additional Debt(3)(4):	$986,250,000 Pari Passu Debt $120,000,000 Subordinate Secured Debt $568,000,000 Mezzanine Debt
Call Protection(5):	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(6)
	Initial	Monthly
Taxes:	$0	$3,878,518
Insurance:	$227,000	$113,500
Replacement:	$47,738	$47,738
TI/LC:	$0	Springing
Outstanding Rollover/Free Rent:	$11,431,608	$0

Financial Information
	Senior Notes(7)	Whole Loan(8)	Total Debt(9)
Cut-off Date Balance / Sq. Ft.(10):	$607	$674	$994
Balloon Balance / Sq. Ft.(10):	$607	$674	$994
Cut-off Date LTV:	48.9%	54.3%	80.0%
Balloon LTV:	48.9%	54.3%	80.0%
Underwritten NOI DSCR:	2.87x	2.58x	1.50x
Underwritten NCF DSCR:	2.73x	2.45x	1.42x
Underwritten NOI Debt Yield:	10.7%	9.6%	6.5%
Underwritten NCF Debt Yield:	10.1%	9.1%	6.2%
Underwritten NOI Debt Yield at Balloon:	10.7%	9.6%	6.5%
Underwritten NCF Debt Yield at Balloon:	10.1%	9.1%	6.2%

(1)	The 245 Park Avenue Whole Loan was co-originated by JPMorgan Chase Bank, National Association, Natixis Real Estate Capital LLC “Natixis”, Barclays Bank PLC “Barclays”, Deutsche Bank AG, New York Branch (an affiliate of GACC) and Société Générale.

(2)	For a full description of Borrower Sponsor, please refer to “The Borrower / Borrower Sponsor” herein.

(3)	The 245 Park Avenue Whole Loan is comprised of (i) the 245 Park Avenue Mortgage Loan (comprised of two senior notes with an aggregate outstanding principal balance as of the Cut-off Date of $93.75 million), (ii) a companion loan, which is pari passu with the 245 Park Avenue Mortgage Loan (comprised of 18 pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $986.25 million and (iii) a subordinate companion loan (comprised of five pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $120.0 million.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1965 / 2006
Total Sq. Ft.(10):	1,779,515
Property Management:	Brookfield Properties Management LLC
Underwritten NOI:	$115,307,942
Underwritten NCF:	$109,564,903
Appraised Value:	$2,210,000,000
Appraisal Date:	April 1, 2017

Historical NOI
Most Recent NOI:	$107,676,675 (T-12 March 31, 2017)
2016 NOI(11):	$106,715,962 (December 31, 2016)
2015 NOI(11):	$102,667,706 (December 31, 2015)
2014 NOI(11):	$98,558,305 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(10)(12):	91.2% (February 28, 2017)
2016 Occupancy:	95.0% (December 31, 2016)
2015 Occupancy:	93.6% (December 31, 2015)
2014 Occupancy:	93.6% (December 31, 2014)

(4)	See “Current Mezzanine and Subordinate Indebtedness” herein.

(5)	The lockout period will be at least 24 payments beginning with and including the first payment date of July 1, 2017. Defeasance of the full $1.2 billion 245 Park Avenue Whole Loan is permitted at any time after the earlier to occur of (i) July 1, 2020 or (ii) two years after the closing date of the securitization that includes the last note to be securitized.

(6)	See “Initial Reserves” and “Ongoing Reserves” herein.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on aggregate senior notes only, which have an aggregate principal balance of $1.08 billion.

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 245 Park Avenue Whole Loan which has an aggregate principal balance of $1.20 billion.

(9)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 245 Park Avenue Whole Loan and mezzanine loans which have an aggregate principal balance of $1.768 billion.

(10)	Based on remeasured net rentable area of 1,779,515 sq. ft. in accordance with current Real Estate Board of New York standards which is the basis for the sq. ft. in future leasing. The property’s contractual sq. ft. is 1,723,993 sq. ft. as leased.

(11)	The increase in 2015 NOI from 2014 NOI was primarily due to contractual rent increases resulting in an increase in the weighted average base rent PSF from approximately $68.87 to approximately $72.69 PSF. The increase in 2016 NOI from 2015 NOI is primarily due to an increase in occupancy from 93.6% to 95.0% and an increase in in-place weighted average base rent PSF from approximately $72.69 to approximately $74.66 PSF. The increase in UW NOI from Most Recent NOI is primarily due to the inclusion of underwritten rent steps over underwritten rents in place, which rent steps equate to (i) for non-investment-grade tenants, base rent steps through April 2018, and (ii) for investment-grade tenants, the average base rent over the lesser of the loan term and lease term. With respect to the JPMorgan Chase Bank space subleased to Société Générale, the underwritten rent step is calculated using the average over the loan term of the JPMorgan Chase Bank base rent of $61.50 PSF to October 2022 and the base rent pursuant to Société Générale’s direct lease of $88.00 PSF on a remeasured sq. ft. that is 30,831 sq. ft. higher than the current JPMorgan Chase Bank net rentable area through the remainder of the loan term.

(12)	Most Recent Occupancy includes HNA Capital USA LLC (an affiliate of the borrower sponsor) and MIO Partners (together, approximately 2.7% of the remeasured net rentable area), which have executed leases but have not yet taken occupancy.

A-3-3

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

Tenant Summary(1)
Tenant	Ratings(2) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)(3)	% of Net Rentable Area(3)	U/W Base Rent PSF(4)	% of Total U/W Base Rent	Lease Expiration

Société Générale(5)(6)	NR/A2/A	593,344	33.3%	$61.50	27.4%	10/31/2032
JPMorgan Chase Bank(5)(7)	AA-/Aa3/A+	237,781	13.4%	$52.42	9.4%	10/31/2022
MLB(8)	NR/NR/NR	224,477	12.6%	$124.75	21.8%	10/31/2022
Angelo Gordon	NR/NR/NR	113,408	6.4%	$81.00	7.3%	5/31/2026
Rabobank	AA-/Aa2/A+	112,662	6.3%	$138.00	12.0%	9/30/2026
Ares Capital	BBB+/NR/BBB+	97,101	5.5%	$83.91	6.5%	5/31/2026
HNA Capital US LLC(9)	NR/NR/NR	38,382	2.2%	$74.00	2.3%	1/31/2026
Regus Business Centre	NR/NR/NR	38,383	2.2%	$84.00	2.6%	9/30/2021
WisdomTree Investments(10)	NR/NR/NR	37,924	2.1%	$73.00	2.2%	8/31/2029
The Norinchukin Bank	NR/A1/A	37,342	2.1%	$99.00	2.9%	3/31/2022
Subtotal / Wtd. Avg.		1,530,804	86.0%	$80.31	94.2%
Other		92,138	5.2%	$81.31	5.8%
Total / Wtd. Avg. Occupied		1,622,942	91.2%	$80.36	100.0%
Vacant		156,573	8.8%
Total / Wtd. Avg.		1,779,515	100.0%

(1)	Based on the underwritten rent roll dated February 28, 2017.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Based on remeasured net rentable sq. ft. of 1,779,515, which is the basis for the square footage in future leasing.

(4)	Based on 1,723,993 contractual sq. ft.

(5)	JPMorgan Chase Bank subleases 562,347 contractual sq. ft. to Société Générale through October 31, 2022. In 2010, Société Générale executed a 10-year direct lease with the prior owner for 593,344 remeasured sq. ft. which has a start date of November 1, 2022 at (i) approximately $88.00 PSF for the first five years of the term and (ii) a base rent for the second five-year period of the term equal to the higher of the rent payable for the first five years and a fair market rental value (not to exceed $110 PSF). Société Générale’s direct lease has a base year of 2013 and two five-year renewal options and in addition, Société Générale subleases 36,425 contractual sq. ft. to Brunswick Group and 36,425 contractual sq. ft. to MIO Partners. The terms shown for Société Générale in the table above are based on JPMorgan Chase Bank’s direct lease.

(6)	Société Générale has the right to terminate either the highest floor or the highest two full floors that it leases (if such floors are contiguous) under either the related sublease described above or under its direct lease with the borrower, with notice by May 1, 2021. Société Générale may not exercise the option if all or any portion of the termination space is covered by a non-disturbance agreement granted by the borrower.

(7)	In total, JPMorgan Chase Bank currently has a contractual lease for 787,785 sq. ft. at the property. Of JPMorgan Chase Bank’s total leased square footage, a space of 752,033 sq. ft. has been subleased to Société Générale, Houlihan Lokey Inc., The Nemec Agency, Pierpont Capital Holdings LLC and JLL. Details of the subleased space are described below. The JPMorgan Chase Bank space does not include the 562,347 sq. ft. of space subleased to Société Générale due to the fact that Société Générale has executed a direct lease for this space which begins November 1, 2022. JPMorgan Chase Bank subleases 90,556 contractual sq. ft. to Houlihan Lokey Inc., 49,133 contractual sq. ft. to The Nemec Agency, 34,058 contractual sq. ft. to Pierpont Capital Holdings LLC and 15,939 contractual sq. ft. to JLL through October 30, 2022. The JPMorgan Chase Bank space also includes 17,813 contractual sq. ft. of retail space that it leases at the property. The terms shown for JPMorgan Chase Bank in the table above are based on its direct lease. JPMorgan Chase Bank may not extend any portion of its lease currently subleased to Société Générale pursuant to its sublease agreement with Société Générale.

(8)	MLB subleases 37,385 contractual sq. ft. to the National Bank of Australia, 24,840 contractual sq. ft. to Houlihan Lokey Inc. and 10,525 contractual sq. ft. to Anthos USA Inc. through October 30, 2022. MLB does not have any remaining renewal options. The terms shown for MLB in the table above are based on its direct lease. MLB has announced that it plans to vacate its space at the end of its lease term and that it signed a lease at another location and declared its intention to move into that space in 2019, which is approximately three years prior to its lease expiration.

(9)	The HNA Capital US LLC space was originally leased to Heineken Americas Inc. from January 2010 through January 2026. On May 4, 2017, Heineken Americas Inc. assigned its space at the 245 Park Avenue Property to HNA Capital US LLC, an affiliate of the borrower sponsor.

(10)	WisdomTree Investments has the right to terminate its lease effective as of August 20, 2024, with 12 months’ notice and the payment of a termination fee.

A-3-4

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft. (3)	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring(3)	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	2	13,352	0.8%	13,352	0.8%	$96.02	1.0%	1.0%
2019	0	0	0.0%	13,352	0.8%	$0.00	0.0%	1.0%
2020	1	22,502	1.3%	35,854	2.1%	$70.99	1.3%	2.3%
2021	1	38,382	2.2%	74,236	4.3%	$84.00	2.6%	4.8%
2022(4)	6	505,781	29.3%	580,017	33.6%	$89.01	35.7%	40.5%
2023	0	0	0.0%	580,017	33.6%	$0.00	0.0%	40.5%
2024	0	0	0.0%	580,017	33.6%	$0.00	0.0%	40.5%
2025	0	0	0.0%	580,017	33.6%	$0.00	0.0%	40.5%
2026	6	376,592	21.8%	956,609	55.5%	$97.63	29.1%	69.7%
2027	1	10,538	0.6%	967,147	56.1%	$89.00	0.7%	70.4%
Thereafter(4)(5)	2	602,931	35.0%	1,570,078	91.1%	$61.95	29.6%	100.0%
Vacant	NAP	153,915	8.9%	1,723,993	100.0%	NAP	NAP
Total / Wtd. Avg.	19	1,723,993	100.0%			$80.36	100.0%
(1)	Based on the underwritten rent roll dated February 28, 2017 and includes rent steps through April 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Based on 1,723,993 contractual sq. ft.

(4)	JPMorgan Chase Bank subleases 562,347 sq. ft. to Société Générale through October 31, 2022. In 2010, Société Générale executed a direct lease with the prior owner that has a start date of November 1, 2022 and is for an initial term of 10 years, with two five-year extension options. The lease maturity of this space is reflected as 2032 in the table above.

(5)	Includes 2,661 sq. ft. of building office space.

The Loan. The 245 Park Avenue loan (the “245 Park Avenue Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 44-story, remeasured 1,779,515 sq. ft. office building that occupies the entire city block between 46th and 47th Streets and Park and Lexington Avenues in Midtown Manhattan, New York (the “245 Park Avenue Property”). The 245 Park Avenue Loan is evidenced by the senior non-controlling notes A-2-A-2 and A-2-C-1-A, with an aggregate original principal balance of $93.75 million and is a part of a $1.2 billion whole loan that is evidenced by 25 promissory notes: 20 pari passu senior notes with an aggregate original principal balance of $1.08 billion (the “Senior Notes”) and five subordinate notes with an aggregate original principal balance of $120.0 million (the “Junior Notes” and, together with the Senior Notes, the “245 Park Avenue Whole Loan”). Only the 245 Park Avenue Loan will be included in the DBJPM 2017-C6 mortgage trust. Five of the Senior Notes with an aggregate original principal balance of $380.0 million and all of the Junior Notes were contributed to the 245 Park Avenue Trust 2017-245P mortgage trust. One Senior Note with an original principal balance of $98.0 million is expected to be contributed to the JPMCC 2017-JP6 mortgage trust. The remaining Senior Notes are held by JPMCB, Natixis, DBNY, Société Générale or Barclays and are expected to be contributed to one or more future securitizations.

The relationship between the holders of the Senior Notes and Junior Notes will be governed by a co-lender agreement as described under “Description of the Mortgage Pool – The Whole Loans – 245 Park Avenue Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A, A-1-B, A-1-C, A-1-D, A-1-E	$380,000,000	$380,000,000	245 Park Avenue Trust 2017-245P	Yes
A-2-A-1	$98,000,000	$98,000,000	JPMCC 2017-JP6	No
A-2-A-2, A-2-C-1-A(1)	$93,750,000	$93,750,000	DBJPM 2017-C6	No
A-2-A-3, A-2-A-4	$107,000,000	$107,000,000	JPMCB	No
A-2-B-1, A-2-B-2, A-2-B-3	$210,000,000	$210,000,000	Natixis	No
A-2-C-1-B, A-2-C-2	$51,250,000	$51,250,000	DBNY	No
A-2-D-1, A-2-D-2, A-2-D-3	$70,000,000	$70,000,000	Société Générale	No
A-2-E-1, A-2-E-2	$70,000,000	$70,000,000	Barclays	No
B-1, B-2, B-3, B-4, B-5	$120,000,000	$120,000,000	245 Park Avenue Trust 2017-245P	No
Total	$1,200,000,000	$1,200,000,000
(1)	The $75.0 million Note A-2-A-2 is being contributed by JPMCB and the $18.75 million Note A-2-C-1-A is being contributed by GACC.

A-3-5

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

The 245 Park Avenue Whole Loan has a 10-year term and is interest only for the full term. The 245 Park Avenue Whole Loan accrues interest at a fixed rate equal to 3.6694%. The 245 Park Avenue Whole Loan proceeds were used by the borrower sponsor to acquire the 245 Park Avenue Property for $2.21 billion, pay closing costs of approximately $70.36 million and fund upfront reserves of approximately $11.71 million. Based on the “As is” appraised value of $2.2 billion as of April 1, 2017, the Cut-off Date LTV for the Senior Notes is 48.9%. The most recent prior financing of the 245 Park Avenue Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$1,200,000,000	52.4%	Purchase Price	$2,210,000,000	96.4%
Mezzanine Loan A	$236,500,000	10.3%	Closing Costs	$70,356,233	3.1%%
Mezzanine Loan B	$221,000,000	9.6%	Reserves	$11,706,346	0.5%%
Mezzanine Loan C	$110,500,000	4.8%
Borrower Sponsor Equity	$524,062,579	22.9%
Total Sources	$2,292,062,579	100.0%	Total Uses	$2,292,062,579	100.0%

The Borrower / Borrower Sponsor. The borrower is 245 Park Avenue Property LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors in its borrower structure. The nonrecourse carve-out guarantor is 181 West Madison Holding LLC, an affiliate of the borrower sponsor, HNA Group (“HNA”). HNA is a China based global Fortune 500 conglomerate with core divisions of aviation, hospitality, tourism, real estate, retail, finance, logistics, shipbuilding and eco-tech. In 2016, HNA had total assets of approximately $140.0 billion with revenues of approximately $87.0 billion. HNA Finance’s main business is leasing and insurance and it also provides financial services such as securities, banking, futures, fund and investment banking. HNA Real Estate focuses on the development and management of central business district and urban real estate assets and, as of December 31, 2016, it had 34 real estate investments in over 40 cities. HNA owns more than $1.3 billion of United States commercial real estate including 850 Third Avenue, 1180 Sixth Avenue, the Cassa Hotel at 70 West 45th Street and two golf courses, Nicklaus Club-Monterey in Monterey California and Somers Pointe Country Club in Somers, New York. In 2016, HNA purchased a 25% stake in Hilton Worldwide Holdings Inc. from Blackstone Group LP for $6.5 billion.

The Property. The 245 Park Avenue Property is a 44-story Class A office tower located along Park Avenue between 46th and 47th Streets that consists of remeasured 1,720,136 sq. ft. of office space on 42 floors, remeasured 57,799 sq. ft. of retail space and remeasured 1,580 sq. ft. of lobby retail space in Midtown Manhattan, New York. The 245 Park Avenue Property is one of approximately 12 buildings that feature direct underground access to Grand Central Terminal, Metro North Transit and the 4, 5, 6, 7 and S subway lines. The property is located in the Park Avenue office submarket, adjacent to Grand Central Terminal, and within 0.6 miles of 5th Avenue, Rockefeller Center, Radio City Music Hall, St. Patrick’s Cathedral and the Museum of Modern Art. According to the appraisal, Park Avenue is widely considered to be one of the premier office corridors in the United States due to its central location, prestigious tenancy, proximity to Grand Central Station and other amenities. As of February 28, 2017, the 245 Park Avenue Property was 91.2% leased to 19 tenants based on remeasured net rentable area and the 245 Park Avenue property has demonstrated average occupancy of 95.0% from 2007 to 2016.

Major Tenants.

Société Générale (593,344 sq. ft.; 33.3% of NRA; 27.4% of U/W Base Rent) is a French multinational banking and financial services company which utilizes the 245 Park Avenue Property as its United States headquarters and leases 33.3% of the remeasured net rentable area through October 2032 across 12 floors. In 2010, Société Générale executed a sublease from JPMorgan Chase Bank for 562,347 contractual sq. ft. through October 31, 2022. Additionally, in 2010, Société Générale executed a 10-year direct lease with the prior owner of the 245 Park Avenue Property for a total of 593,344 remeasured sq. ft. which has a start date of November 1, 2022 at (i) approximately $88.00 PSF for the first five years of the term and (ii) a base rent for the second five year period of the term equal to the higher of the rent payable for the first five years and a fair market rental value (not to exceed $110 PSF). Société Générale’s direct lease has a base year of 2013. In addition, Société Générale subleases 36,425 contractual sq. ft. to Brunswick Group and 36,425 contractual sq. ft. to MIO Partners. As of April 28, 2017, Société Générale reported a market capitalization of approximately €40.8 billion, and it had revenues of €25.3 billion in 2016. Société Générale has offices in 67 countries, employing 145,700 people and serving approximately 31 million customers as of December 31, 2016.

JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) (237,781 sq. ft.; 13.4% of NRA; 9.4% of U/W Base Rent), leases 13.4% of the remeasured net rentable area through October 2022. JPMorgan Chase Bank is the largest banking institution in the United States with a market capitalization of $308.9 billion as of May 5, 2017, operates in more than 60 countries, has more than 240,000 employees and serves consumers, small businesses, corporate, institutional and government clients. As of 2016, JPMorgan Chase Bank reported revenues of $95.7 billion and assets of $2.5 trillion. The JPMorgan Chase Bank space does not include the space subleased to Société Générale due to the fact that Société Générale has executed a direct lease which begins November 1, 2022. Of the 225,438 contractual sq. ft. of JPMorgan Chase Bank’s space, a total of 189,686 contractual sq. ft. is subleased through October 30, 2022. This includes 90,556 contractual sq. ft. to Houlihan Lokey Inc., 49,133 contractual sq. ft. to The Nemec Agency, 34,058 contractual sq. ft. to Pierpont Capital Holdings LLC and 15,939 contractual sq. ft. to JLL. The JPMorgan Chase Bank space also includes 17,813 contractual sq. ft. of retail space that it leases at the property.

A-3-6

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

Major League Baseball (“MLB”) (224,477 sq. ft.; 12.6% of NRA; 21.8% of U/W Base Rent) is headquartered at the property and leases 12.6% of the remeasured net rentable area through October 2022. MLB is a professional baseball league in North America and currently headquartered at the 245 Park Avenue property. MLB reported record revenues in 2015, up $500 million from the prior year and approaching $9.5 billion. MLB had attendance of more than 73 million fans in 2016. MLB subleases 37,385 contractual sq. ft. to the National Bank of Australia, 24,840 contractual sq. ft. to Houlihan Lokey Inc. and 10,525 contractual sq. ft. to Anthos USA Inc. through October 30, 2022. MLB’s lease expires in October 2022 and it has announced that it plans to vacate its space at the end of its lease term. In addition, MLB has signed a lease at another location and declared its intention to move into that space in 2019, which is approximately three years prior to its lease expiration date. If MLB does not renew its lease 12 months before its lease expiration date or if MLB vacates or abandons all or substantially all of its premises, a Cash Sweep Event (as defined herein) will occur.

Environmental Matters. The Phase I environmental report dated April 19, 2017 recommended no further action at the 245 Park Avenue Property.

The Market. Midtown Manhattan is home to numerous national and multinational corporations, such as Bloomberg L.P., BlackRock, the Blackstone Group, Colgate-Palmolive, JPMorgan Chase Bank and NBC. The surrounding area offers a number of luxury hotels including the Waldorf Astoria, The Four Seasons and the New York Palace as well as Michelin starred restaurants such as Aquavit, The Modern and Le Bernardin.

According to the appraisal, as of the fourth quarter of 2016, the Park Avenue office submarket had approximately 21.8 million sq. ft. of office inventory, direct weighted average Class A asking rents of $102.15 PSF and a vacancy rate of 10.5%. The appraisal identified seven comparable Class A office buildings including 200 Park Avenue, 277 Park Avenue, 299 Park Avenue, 300 Park Avenue, 320 Park Avenue, 345 Park Avenue and 350 Park Avenue with current asking rents ranging from $85.00 PSF to $125.00 PSF, which is in-line with the property. The comparable buildings had a weighted average occupancy of 97.0%. The property’s weighted average in place office rent of $80.72 PSF is approximately $14.58 PSF lower than the appraisals’ concluded weighted average in place market rent of $95.30 PSF.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 3/31/2017	U/W	U/W PSF(1)
Base Rent	$118,736,577	$125,320,974	$128,705,034	$129,095,683	$126,177,500	$73.19
Value of Vacant Space	0	0	0	0	16,425,575	9.53
Rent Steps	0	0	0	0	10,341,838	6.00
Gross Potential Rent(2)	$118,736,577	$125,320,974	$128,705,034	$129,095,683	$152,944,913	$88.72
Total Recoveries(3)	31,667,499	34,635,748	37,032,022	37,903,249	40,918,609	23.73
Other Income(4)	488,183	704,333	1,901,893	1,888,513	318,732	0.18
Less: Vacancy	0	0	0	0	(16,425,575)	(9.53)
Effective Gross Income	$150,892,259	$160,661,057	$167,638,950	$168,887,445	$177,756,680	$103.11
Total Expenses	52,333,954	57,993,351	60,922,988	61,210,770	62,448,738	36.22
Net Operating Income(5)(6)	$98,558,305	$102,667,706	$106,715,962	$107,676,675	$115,307,942	$66.88
TI/LC	0	0	0	0	5,191,362	3.01
Capital Expenditures	0	0	0	0	551,678	0.32
Net Cash Flow	$98,558,305	$102,667,706	$106,715,962	$107,676,675	$109,564,903	$63.55
(1)	Based on 1,723,993 contractual sq. ft.

(2)	The increase in U/W Gross Potential Rent from T-12 3/31/2017 Gross Potential Rent is primarily due to the inclusion of rent steps, which are underwritten (i) for non-investment-grade tenants, through April 2018 and (ii) for investment-grade tenants, the average base rent over the lesser of the 245 Park Avenue Whole Loan term and the applicable lease term. With respect to the Société Générale subleased space, rent steps are underwritten based on the average of the JPMorgan Chase base rent of $61.50 PSF through October 2022 and base rent pursuant to Société Générale’s direct lease of $88.00 PSF through the remainder of the loan term.

(3)	Total Recoveries are calculated on a tenant-by-tenant basis according to each tenant’s reimbursement methodology. Reimbursements for the JPMorgan Chase Bank space subleased to Société Générale are underwritten pursuant to the triple-net JPMorgan Chase Bank lease; upon the commencement of Société Générale’s direct modified gross lease in October 2022, the tenant is instead required to reimburse expenses over a base year of 2013.

(4)	Other Income consists of licensing fees, utility fees, generator fees and other miscellaneous items.

(5)	The increase in 2015 Net Operating Income from 2014 Net Operating Income was primarily due to contractual rent increases resulting in an increase in the weighted average base rent PSF from approximately $68.87 PSF to approximately $72.69 PSF.

(6)	The increase in 2016 Net Operating Income from 2015 Net Operating Income is primarily due to an increase in occupancy from 93.6% to 95.0% and an increase in the weighted average base rent PSF from approximately $72.69 PSF to approximately $74.66 PSF.

A-3-7

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

Property Management. The 245 Park Avenue Property is managed by Brookfield Properties Management LLC, a Delaware limited liability company, a third party and prior owner of the 245 Park Avenue Property.

Lockbox / Cash Management. The 245 Park Avenue Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager were required at origination to deliver letters to all tenants at the 245 Park Avenue Property directing them to pay rents into a lockbox account. All funds in the lockbox account are required to be swept within one business day into the borrower’s operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (a) an event of default under the 245 Park Avenue Whole Loan or an event of default under the mezzanine loans, (b) the bankruptcy or insolvency of the borrower or property manager (in the case of the property manager, to the extent such action results in the cash or bank accounts associated with the 245 Park Avenue Property being subsumed in the action or that has a material adverse effect on the 245 Park Avenue Property or the value or security of the lender’s interests), (c) the date the DSCR (as calculated in the loan documents) for the 245 Park Avenue Whole Loan and mezzanine loans based on underwritten net cash flow falls below 1.15x at the end of any quarter, based on the trailing three-month period or (d) the failure of MLB to renew all or substantially all of its premises at least 12 months before its lease expiration date or if MLB vacates or abandons all or substantially all of its premises (provided that any sweep, in the case of (d), will be capped at $85.00 PSF with respect to the space leased by MLB) (a “Tenant Trigger Event”).

A Cash Sweep Event may be cured in accordance with the following conditions: (i) with respect to a Cash Sweep Event caused solely by clause (a) above, the acceptance of a cure by the applicable lender of the related event of default, (ii) with respect to a Cash Sweep Event caused by clause (b) above, solely with respect to the manager, if the borrower replaces such manager within 60 days of such action in accordance with the loan documents, (iii) with respect to a Cash Sweep Event caused solely by clause (c) above, either (1) the achievement of a DSCR for the 245 Park Avenue Whole Loan and mezzanine loans of at least 1.15x for six consecutive months based on the trailing three-month period or (2) the borrower effects a DSCR Cure (as defined below) or (iv) with respect to a Cash Sweep Event caused solely by a Tenant Trigger Event, the occurrence of a Tenant Trigger Cure (as defined below). Each Cash Sweep Event cure is also subject to the following conditions: (x) no other event of default has occurred and is continuing, (y) a cure may not occur more than five times in the aggregate during the term of the loan (except that there are no limits on the number of times a DSCR Cure may occur and a DSCR Cure is excluded from the foregoing limit) and (z) the borrower may not cure a Cash Sweep Event caused by a bankruptcy or insolvency of the borrower.

A “DSCR Cure” means such time that: (a) the borrower delivers a letter of credit with a notional amount which, if applied to the 245 Park Avenue Whole Loan and each mezzanine loan, would result in a debt service coverage ratio of at least 1.15x based upon the trailing three-month period immediately preceding the date of determination and (b) no Cash Sweep Event resulting from a separate event has occurred which has not been cured; provided that (x) the amount of the letter of credit (together with the amount of any other letters of credit that have been delivered by the borrower under the loan documents) may not exceed 10% of the 245 Park Avenue Whole Loan, unless an acceptable new non-consolidation opinion is delivered and (y) the borrower has no reimbursement obligations with respect to such letter of credit.

A “Tenant Trigger Cure” means either (x) the replacement of MLB with one or more tenants approved by the lender if required under the 245 Park Avenue Loan documents, leasing not less than 90% of the leasable area of the MLB space (including any portion of the space retained by MLB), which tenant(s) are in occupancy and paying full contractual rent, without right of offset or free rent credit, as evidenced by an estoppel certificate or (y) during the period of any Cash Sweep Event from and after a Tenant Trigger Event, excess cash flow is deposited in the cash management account in an amount equal to or exceeding $85.00 per rentable sq. ft. with respect to the space demised under the MLB lease.

Initial Reserves. At loan origination, the borrower deposited (i) $10,298,441 into an outstanding TI/LC reserve account, (ii) $1,133,167 into a free rent reserve account, (iii) $227,000 into an insurance reserve account and (iv) $47,738 into a replacement reserve account.

Ongoing Reserves. On each monthly payment date, the borrower is required to deposit (i) 1/12 of annual estimated tax payments, which currently equates to $3,878,518, into the tax reserve account, (ii) 1/12 of the annual insurance premiums, which currently equates to $113,500, into the insurance reserve account, (iii) $47,738 (approximately $0.32 per remeasured sq. ft. annually) into the replacement reserve account and (iv) commencing on May 1, 2025 and continuing on a monthly basis, $446,775 ($3.00 per remeasured sq. ft. annually) into the TI/LC reserve account. The borrower is also required to deposit any lease modification fees, settlement of claims against third parties related to any lease, any rejection, termination, cancellation or surrender fee and any holdover rents or use and occupancy fees from any current or former tenants.

Current Mezzanine and Subordinate Indebtedness. In connection with the origination of the 245 Park Avenue Whole Loan, the originators funded a $568.0 million mezzanine loan that consists of a $236.5 million mezzanine loan A, a $221.0 million mezzanine loan B and a $110.5 million mezzanine loan C. The mezzanine loan A accrues interest at a per annum fixed rate of 5.000%, the mezzanine loan B accrues interest at a per annum fixed rate of 5.700% and the mezzanine Loan C accrues interest at a per annum fixed rate of

A-3-8

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

6.850%. The mezzanine loans are interest-only for the full term of the loans and are coterminous with the 245 Park Avenue Whole Loan. Including the 245 Park Avenue Subordinate Companion Loan and mezzanine loans, the cumulative Cut-off Date LTV, cumulative UW NOI DSCR and cumulative UW NOI Debt Yield are 80.0%, 1.42x and 6.5%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement. The mezzanine loans have been or are expected to be sold to institutional investors.

Future Mezzanine and Subordinate Indebtedness. None.

A-3-9

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

A-3-10

245 Park Avenue New York, NY 10167	Collateral Asset Summary – Loan No. 1 245 Park Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$93,750,000 48.9% 2.73x 10.7%

A-3-11

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

A-3-12

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor(2):	ETCL Venture LP
Borrowers(2):	Various
Original Balance(3):	$85,000,000
Cut-off Date Balance(3):	$85,000,000
% by Initial UPB:	7.5%
Interest Rate(4):	3.56283%
Payment Date:	5th of each month
First Payment Date:	July 5, 2017
Maturity Date:	June 5, 2024
Amortization:	Interest Only
Additional Debt(3)(5):	$268,000,000 Pari Passu Debt; $170,000,000 B-Notes
Call Protection(6)(7):	L(24), DorYM1(56), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(8)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Ground Lease:	$0	Springing
Other:	$10,720,000	$0

Financial Information
	A-Notes(9)	Total Debt(10)
Cut-off Date Balance / Sq. Ft.:	$67	$99
Balloon Balance / Sq. Ft.:	$67	$99
Cut-off Date LTV(11):	45.0%	66.6%
Balloon LTV(11):	45.0%	66.6%
Underwritten NOI DSCR:	3.90x	2.26x
Underwritten NCF DSCR:	3.54x	2.04x
Underwritten NOI Debt Yield:	14.1%	9.5%
Underwritten NCF Debt Yield:	12.8%	8.6%
Underwritten NOI Debt Yield at Balloon:	14.1%	9.5%
Underwritten NCF Debt Yield at Balloon:	12.8%	8.6%

(1)	The Gateway Net Lease Portfolio Whole Loan was co-originated by JPMCB and Bank of America, N.A. (“BANA”).

(2)	There is no nonrecourse carve-out guarantor for the Gateway Net Lease Portfolio Whole Loan. For a full description of the Borrowers and Borrower Sponsor, see “The Borrowers / Borrower Sponsor” herein.

(3)	The Original Balance and Cut-off Date Balance of $85.0 million represents the non-controlling Note A-1-1 which, together with the remaining six pari passu A-Notes with an aggregate original principal balance of $268.0 million and the 10 B-Notes with an aggregate original principal balance of $170.0 million, comprise the Gateway Net Lease Portfolio Whole Loan with an aggregate original principal balance of $523.0 million. For additional information regarding the pari passu A-Notes and B-Notes, see “The Loan” herein.

(4)	Interest Rate reflects the interest rate with respect to the A-Notes. The interest rate on the B-Notes is 5.4000%.

(5)	See “Current Mezzanine or Subordinate Indebtedness” herein.

Property Information
Single Asset / Portfolio:	Portfolio of 41 properties
Property Type:	Various
Collateral(12):	Fee Simple / Leasehold
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	5,296,943
Property Management:	ElmTree Funds, LLC
Underwritten NOI:	$49,772,586
Underwritten NCF:	$45,081,162
Appraised Value(11):	$785,215,000
Appraisal Date(11):	Various

Historical NOI(13)
Most Recent NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV
2014 NOI:	NAV

Historical Occupancy
Current Occupancy(14):	100.0% (June 5, 2017)
2016 Occupancy:	NAV
2015 Occupancy:	NAV
2014 Occupancy:	NAV
(6)	The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of July 5, 2017. Defeasance of the full $523.0 million Gateway Net Lease Portfolio Whole Loan is permitted after the date that is earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) May 19, 2020. The assumed lockout period of 24 payments is based on the expected DBJPM 2017-C6 securitization closing date in June 2017. The actual lockout period may be longer. The borrowers are also permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan after June 5, 2019 in connection with the release of an individual property.

(7)	Partial releases are permitted. See “Partial Releases” herein.

(8)	See “Initial Reserves” and “Ongoing Reserves” herein.

(9)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the A-Notes, which have an aggregate principal balance of $353.0 million.

(10)	Total Debt DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Gateway Net Lease Portfolio Whole Loan balance of $523.0 million, which includes the $170.0 million B-Notes.

(11)	Appraisal Dates are in February and March 2017. The values are based on the date of the appraisal, except with respect to two properties, Baxalta (Barry Pointe) and Baxalta (Casselberry), which are under construction, for which the “As Complete” values were used. These values assume each property is 100% leased upon completion of the construction. According to the borrower sponsor, each property is expected to open in the fourth quarter of 2017. Both the Cut-off Date LTV and Balloon LTV, based on the $769.115 million “As is” value, which excludes Baxalta (Barry Pointe) and Baxalta (Casselberry), are 45.9%.

(12)	The following properties are secured by the applicable borrower’s leasehold interest: FedEx (Baltimore), GoDaddy, Sikorsky Aircraft R&D Facility and Hitachi. See “Ground Leases” herein.

(13)	The portfolio consists of 41 single tenant properties, many of which are recently constructed build-to-suit projects, each leased on a triple net basis. Due to the underlying structure of each lease as well as the lack of operating history for the majority of properties, no historical financials or historical occupancy information is presented above.

(14)	Current Occupancy includes Baxalta (Barry Pointe) (16,686 sq. ft.) and Baxalta (Casselberry) (16,694 sq. ft.), which have not yet been completed.

A-3-13

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

Portfolio Summary
Property Name	Location	Sq. Ft	Year Built / Renovated	Allocated Whole Loan Amount	% of ALA	Appraised Value	% of Appraised Value
BAE Facility	Fort Wayne, IN	333,750	2015 / NAP	$29,400,918	8.3%	$65,400,000	8.3%
FedEx Ground (Stratford)	Stratford, CT	225,198	2016 / NAP	28,320,994	8.0%	63,000,000	8.0%
FedEx (Baltimore)	Edgemere, MD	306,016	2016 / NAP	26,073,403	7.4%	58,000,000	7.4%
Harman Becker	Novi, MI	188,042	2015 / NAP	20,768,279	5.9%	46,200,000	5.9%
GE Aviation (Lafayette)	Lafayette, IN	306,406	2015 / NAP	19,782,849	5.6%	44,000,000	5.6%
GoDaddy	Tempe, AZ	150,000	2014 / NAP	17,535,258	5.0%	39,000,000	5.0%
Carrier	San Antonio, TX	517,000	2014 / NAP	17,305,774	4.9%	38,500,000	4.9%
Emerus	The Woodlands, TX	95,640	2000 / NAP	14,072,753	4.0%	31,300,000	4.0%
Cardinal Health	Detroit, MI	275,951	2015 / NAP	13,688,031	3.9%	30,450,000	3.9%
Tyco Electronics	Shakopee, MN	176,648	2014 / NAP	13,553,040	3.8%	30,150,000	3.8%
FCA/Caterpillar	Seguin, TX	300,000	2012 / NAP	12,770,096	3.6%	28,400,000	3.6%
FedEx Ground (Staunton)	Staunton, VA	225,198	2016 / NAP	10,745,239	3.0%	23,900,000	3.0%
Quad Packaging (Proteus)	Franklin, WI	205,000	2006 / NAP	8,990,363	2.5%	20,000,000	2.5%
Quad Packaging (Transpak)	Franklin, WI	218,000	2006 / NAP	8,902,620	2.5%	19,800,000	2.5%
T-Mobile Call Center	Birmingham, AL	66,500	1996 / 2014	8,308,662	2.4%	18,475,000	2.4%
Sikorsky Aircraft R&D Facility	Dallas, TX	150,975	2008 / NAP	8,045,430	2.3%	17,900,000	2.3%
Vatterott College	Berkeley, MO	90,000	2007 / NAP	7,464,971	2.1%	16,600,000	2.1%
Comcast	Fort Myers, FL	57,260	2008 / NAP	6,695,526	1.9%	14,900,000	1.9%
Alfa Laval Plant	Richmond, VA	180,252	1990 / 2005	6,108,317	1.7%	13,600,000	1.7%
LKQ (New Braunfels)	New Braunfels, TX	98,771	2016 / NAP	6,027,323	1.7%	13,400,000	1.7%
Hitachi	Irving, TX	72,056	2000 / 2012	5,757,342	1.6%	12,800,000	1.6%
Cameron International	Mansfield, PA	75,000	2013 / NAP	5,473,862	1.6%	12,175,000	1.6%
Alliance Data Systems Office	Westerville, OH	100,800	1990 / 2005	5,190,382	1.5%	11,550,000	1.5%
Synchrony Financial	Longwood, FL	67,775	1983 / NAP	4,832,658	1.4%	10,750,000	1.4%
Baxalta (Barry Pointe)(1)	Kansas City, MO	16,686	2017 / NAP	3,705,488	1.0%	8,250,000	1.1%
Baxalta (Casselberry)(1)	Casselberry, FL	16,694	2017 / NAP	3,530,000	1.0%	7,850,000	1.0%
Baxalta (Mounds View)	Mounds View, MN	16,694	2015 / NAP	3,334,264	0.9%	7,420,000	0.9%
Baxalta (Grand Rapids)	Grand Rapids, MI	16,694	2014 / NAP	3,327,514	0.9%	7,400,000	0.9%
Gerdau	Las Vegas, NV	46,976	1986 / 2015	3,327,514	0.9%	7,400,000	0.9%
Baxalta (Wausau)	Wausau, WI	16,694	2015 / NAP	3,239,771	0.9%	7,200,000	0.9%
Baxalta (Springfield)	Springfield, MO	16,694	2015 / NAP	3,145,277	0.9%	7,000,000	0.9%
LKQ (Salisbury)	Charlotte, NC	205,100	1960 / 2005	3,145,277	0.9%	7,000,000	0.9%
Baxalta (Ankeny)	Ankeny, IA	16,694	2015 / NAP	2,969,790	0.8%	6,600,000	0.8%
H&E Equipment Services (San Antonio)	San Antonio, TX	26,535	2015 / NAP	2,605,315	0.7%	5,800,000	0.7%
H&E Equipment Services (New Orleans)	New Orleans, LA	18,808	2015 / NAP	2,450,076	0.7%	5,450,000	0.7%
GE Aviation (Pompano)	Pompano Beach, FL	30,892	1985 / 2012	2,294,837	0.7%	5,100,000	0.6%
Saint-Gobain Warehouse	Russellville, AL	102,950	2009, 2014 / NAP	2,065,354	0.6%	4,600,000	0.6%
H&E Equipment Services (Columbia)	Columbia, SC	19,380	2015 / NAP	2,045,105	0.6%	4,550,000	0.6%
H&E Equipment Services (Yukon)	Yukon, OK	19,608	2015 / NAP	2,018,107	0.6%	4,490,000	0.6%
LKQ (Toledo)	Toledo, OH	207,998	1975, 2012 / 2013	2,011,358	0.6%	4,475,000	0.6%
H&E Equipment Services (Greer)	Greer, SC	19,608	2015 / NAP	1,970,860	0.6%	4,380,000	0.6%
Total		5,296,943		$353,000,000	100.0%	$785,215,000	100.0%

(1)	“As Complete” values were used for Baxalta (Barry Pointe) and Baxalta (Casselberry) which assume each property is 100.0% leased upon completion of the construction. Each such property is expected to open in the fourth quarter of 2017. Both the Cut-off Date LTV and Balloon LTV, based on the $769.115 million “As is” value, which excludes Baxalta (Barry Pointe) and Baxalta (Casselberry), are 45.9%.

A-3-14

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

The Loan. The Gateway Net Lease Portfolio loan (the “Gateway Net Lease Portfolio Loan”) is a fixed rate loan secured by the borrowers’ fee simple and leasehold interests in a portfolio of 41 single tenant industrial and office properties located across 20 states, totaling 5,296,943 sq. ft. (the “Gateway Net Lease Portfolio Properties”), with an Original and Cut-off Date Balance of $85.0 million. The Gateway Net Lease Portfolio Loan is evidenced by the controlling Note A-1-1 and is part of a $523.0 million whole loan that is evidenced by 17 promissory notes: seven senior pari passu notes with an aggregate original principal balance of $353.0 million (the “A-Notes”) and 10 B-Notes with an original principal balance of $170.0 million (the “B-Notes” and, together with the “A-Notes,” the “Gateway Net Lease Portfolio Whole Loan”). Only the Gateway Net Lease Portfolio Loan will be included in the DBJPM 2017-C6 mortgage trust. The remaining A-Notes will not be included in the trust and are held by JPMCB or an affiliate or BANA or an affiliate and expected to be contributed to one or more future securitization trusts. The Gateway Net Lease Portfolio B-Notes have been sold to affiliates of Apollo, as further described below.

The relationship between the holders of the Gateway Net Lease Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Gateway Net Lease Portfolio Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$85,000,000	$85,000,000	DBJPM 2017-C6	No(1)
A-1-2, A-1-3, A-1-4	162,100,000	162,100,000	JPMCB	No
A-2-1, A-2-2, A-2-3	105,900,000	105,900,000	BANA	No
B-1-1, B-1-2, B-1-3, B-1-4, B-1-5, B-2-1, B-2-2, B-2-3, B-2-4, B-2-5	170,000,000	170,000,000	Apollo(2)	Yes(3)
Total	$523,000,000	$523,000,000
(1)	The Gateway Net Lease Portfolio Whole Loan will be serviced pursuant to the DBJPM 2017-C6 PSA.

(2)	The B-Notes are held by Athene Annuity and Life Company, Athene Annuity & Life Assurance Company, American Equity Investment Life Insurance Company, Midland National Life Insurance Company and American Equity Investment Life Insurance Company.

(3)	Note B-1-1 is the controlling note with respect to the Gateway Net Lease Portfolio Whole Loan.

The Gateway Net Lease Portfolio Whole Loan has a seven-year term and pays interest only for the term of the loan. The Gateway Net Lease Portfolio A-Notes accrue interest at a fixed rate equal to 3.56283%. The loan proceeds, along with approximately $307.1 million of equity from the borrower sponsor, were used to (i) acquire the Gateway Net Lease Portfolio Properties for a purchase price of approximately $818.1 million, (ii) fund an upfront reserve of $10.72 million in connection with two individual properties under construction and (iii) pay closing costs of approximately $1.2 million. Based on the appraised value of $785.2 million, the Cut-off Date LTV for the A-Notes is 45.0%. The most recent prior financing of the Gateway Net Lease Portfolio Properties was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$523,000,000	63.0%	Purchase Price	$818,097,509	98.6%
Borrower Sponsor Equity	$307,050,139	37.0%	Reserves	$10,720,000	1.3%
			Closing Costs	$1,232,630	0.1%
Total Sources	$830,050,139	100.0%	Total Uses	$830,050,139	100.0%

The Borrowers / Borrower Sponsor. The borrowers, ETCL Richmond, LLC; ETCL Westerville ADS, LLC; ETCL Fort Wayne, LLC; ETCL Ankeny, LLC; ETCL Grand Rapids, LLC; ETCL Mounds View, LLC; ETCL Springfield, LLC; ETCL Wausau, LLC; ETCL Mansfield, LLC; KIRCO ETCL CH Distribution II, LLC; ETCL Carrier, LLC; ETCL Fort Myers, LLC; ETCL Fort Myers Parking, LLC; ETCL Woodlands, LLC; ETCL Seguin Dist, LLC; ETCL Staunton, LLC; ETCL Stratford, LLC; ETCL Pompano, LLC; ETCL Pure Lafayette, LLC; ETCL Vegas, LLC; ETCL Tempe, LLC; ETCL H&E Columbia, LLC; ETCL H&E Greer, LLC; ETCL H&E New Orleans, LLC; ETCL H&E Oklahoma City, LLC; ETCL H&E San Antonio, LLC; ETCL Novi HB, LLC; ETCL Dallas I, LLC; ETCL New Braunfels, LLC; ETCL Salisbury, LLC; ETCL Toledo, LLC; ETCL Franklin Pro-Packaging, LLC; ETCL Franklin Trans-Packaging, LLC; ETCL Russellville, LLC; ETCL Fort Worth Ski, LLC; ETCL Longwood, LLC; ETCL Birmingham, LLC; ETCL Shakopee, LLC; ETCL Northpark, LLC and ETCL Sparrows Point, LLC, are each a single purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors in each borrower structure. Upon distribution of the initial reserve related to ongoing construction, ETCL Barry Pointe Plasma, LLC and ETCL Casselberry Plasma, LLC (individually and jointly the “Construction Borrower”) are required to deliver a joinder agreement, which will provide that the Construction Borrower is added to, and be bound by the Gateway Net Lease Portfolio Whole Loan documents.

The borrower sponsor, ETCL Venture LP, is a joint venture between China Life Insurance (Overseas) Company Limited (“China Life”) (94.6%) and ET II-CL 2016, LLC and ElmTree Managing Member II, LLC (collectively, “ElmTree”) (5.4%). At origination, China Life purchased 94.6% of ElmTree’s stake in the portfolio. There is no nonrecourse carve-out guarantor for the Gateway Net Lease Portfolio

A-3-15

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

Whole Loan and the borrowers are the sole parties liable for any breach or violation of the nonrecourse carve-out provisions in the Whole Loan documents or the related environmental indemnity. Headquartered in Beijing, China, China Life and its subsidiaries comprise the largest commercial insurance group in mainland China with over 130,000 employees. Ranked number 54 on Fortune’s Global 500 Company list, China Life has approximately $361.6 billion in assets under management as of June 30, 2016. As of May 24, 2017, China Life had a market capitalization of approximately $111.6 billion and is the first insurance company to be triple-listed in New York, Hong Kong and Shanghai. ElmTree is a real estate investment firm led by managing principal and founder James Koman, focusing primarily on commercial real estate net lease, sale-leaseback and build-to-suit opportunities. ElmTree has completed in excess of $4.0 billion in commercial real estate transactions.

The Properties. The Gateway Net Lease Portfolio consists of 41 single tenant industrial and office properties totaling approximately 5.3 million sq. ft. The properties are located across 20 states, with the largest concentration in Texas (23.8% of net rentable area), Indiana (12.1%) and Michigan (9.1%). The properties were built between 1960 and 2017 and 24 of the properties (58.3% of net rentable area) were built-to-suit (including the two properties under construction) for the respective tenants. Eight properties were built prior to 2000, with seven having since been renovated. According to the borrower sponsor, approximately $249.9 million has been spent at the build-to-suit properties in additional to the landlord provided tenant improvements. Two properties, Baxalta (Barry Pointe) and Baxalta (Casselberry), are currently under construction and expected to open in the fourth quarter of 2017. At origination, $10,720,000 was reserved in connection with these two properties. The loan documents provide for release of the applicable reserve to the borrower upon completion of these properties, among other conditions, as further described in “Initial Reserves” herein. The properties are all leased on a triple net basis and range in size from approximately 16,686 sq. ft. to 517,000 sq. ft. The weighted average remaining lease term for the portfolio is approximately 9.1 years. The portfolio consists of 26 industrial properties (approximately 82.3% of the net rentable area), eight suburban office properties (15.5%) and seven medical office properties (2.2%). As of June 5, 2017 the portfolio is 100.0% leased to 25 unique tenants.

BAE Facility. The largest property by allocated loan amount, BAE Facility, is a 333,750 sq. ft. manufacturing facility situated on approximately 39.2 acres and located in Fort Wayne, Indiana. The property was constructed in 2015 on a build-to-suit basis and consists of a manufacturing component (approximately 86.5% of NRA) and an office component (approximately 13.5% of NRA). The manufacturing component of the property features 24-foot ceilings, two dock doors, LED lighting and air conditioning throughout approximately 93.6% of the area. The office component features a café, full commercial grade kitchen and an employee gym. The property contains 948 parking spaces resulting in a parking ratio of approximately 2.8 spaces per 1,000 sq. ft. of net rentable area.

The BAE Facility property is currently 100.0% leased to BAE Systems, Inc. (“BAE Systems”) on a triple net basis through August 2025 and its lease contains four remaining five-year extension options. BAE Systems is a subsidiary of Bay Systems PLC, a British multinational defense, security and aerospace company headquartered in London, United Kingdom and traded publicly on the London Stock Exchange (LSE:BA). BAE Systems uses the property for electronics manufacturing for the commercial aviation and defense industries. BAE Systems accounts for approximately 6.3% and 8.6% of the net rentable area and underwritten base rent, respectively, of the Gateway Net Lease Portfolio Properties.

The BAE Facility property is located in Fort Wayne, Indiana and is approximately 6.6 miles southwest of the Fort Wayne central business district. Access to the property is provided via Ardmore Avenue to the east and Airport Expressway to the south and the property benefits from its proximity to both Interstate 69 and Interstate 469, which are located approximately 5.0 miles east and 4.5 miles south, respectively. Fort Wayne International Airport is located less than 1.0 mile south of the Gateway Net Lease Portfolio Property and serves approximately 600,000 passengers per year. According to the appraisal, the property is located in the Fort Wayne industrial market. According to a market data provider, as of year-end 2016, the Fort Wayne industrial market consisted of 76 industrial facilities over 100,000 sq. ft. and totaling approximately 20.8 million sq. ft. with an overall vacancy rate of 4.7%. Additionally, the average age of the industrial properties identified was approximately 44.4 years as compared to the BAE Facility property, which was constructed in 2015. The appraisal identified six comparable single tenant industrial facilities ranging in size from 81,578 sq. ft. to 393,817 sq. ft. and constructed between 2000 and 2016. Base rents for the comparable triple-net leases ranged from $6.89 PSF to $13.73 PSF, with a weighted average of approximately $8.97 PSF. The appraisal did not identify any properties currently under construction that would compete with the BAE Facility property, however noted the large inventory of available development land in the subject neighborhood.

FedEx Ground (Stratford). The second largest property by allocated loan amount, FedEx Ground (Stratford), is a 225,198 sq. ft. warehouse and distribution facility situated on approximately 28.2 acres and located in Stratford, Connecticut. The property was constructed in 2016 on a build-to-suit basis and consists of a warehouse component (approximately 88.8% of NRA) and an office component (approximately 11.2% of NRA). The distribution-warehouse component of the property features a clear height of approximately 26 feet, 61 loading docks and seven overhead drive-in steel doors, accommodates the turning radius of 18-wheel semi-trucks and has additional areas for equipment trailer storage and truck parking. The property contains 230 parking spaces resulting in a parking ratio of approximately 1.0 space per 1,000 sq. ft. of net rentable area.

The FedEx Ground (Stratford) property is currently 100.0% leased to FedEx Corporation (“FedEx”) on a triple net basis through June 2026 and its lease contains two remaining five-year extension options. Founded in 1971 and based in Memphis, Tennessee, FedEx

A-3-16

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

provides transportation, e-commerce and business services in the United States and internationally. FedEx operates across four segments. According to Hoovers, FedEx Express is the world’s leading express transportation provider, delivering approximately 3.5 million packages daily to more than 220 countries and territories from about 1,800 FedEx locations. The fleet consists of approximately 650 aircraft and more than 55,000 motor vehicles and trailers. FedEx Ground, which is at the property, provides small-package ground delivery in North America. FedEx Ground (Stratford) accounts for approximately 4.3% and 6.8% of the net rentable area and underwritten base rent, respectively, of the Gateway Net Lease Portfolio Properties.

The FedEx Ground (Stratford) property is located in Stratford, Connecticut within Fairfield County. Access to the property is provided via Interstate 95 to the north and west and benefits from its proximity to U.S. Route 1 and Route 130, which are located approximately 2.9 and 2.3 miles north, respectively, and Route 113 approximately 1.6 miles east. Interstate 95 provides access to New England to the east and north and New York to the west. The property is less than five miles from the Metro North Stratford Center Rail Station and the Bridgeport Transit center, which provide train access to New York City (approximately 48.9 miles southwest) and Stamford and New Haven, Connecticut. According to the appraisal, the property is located in the Stratford industrial market. According to a market data provider, the Stratford industrial market consisted of approximately 9.4 million sq. ft. of industrial space located in 207 buildings with an overall vacancy rate of 19.2%. The appraisal identified six comparable triple net lease rentals at industrial facilities ranging in size from 50,000 sq. ft. to 362,474 sq. ft. and constructed between 1970 and 2016. These comparable rentals were either located in Fairfield County or were similar leases to FedEx in the tri-state area. The appraisal concluded market rent of $16.00 PSF is in-line with the underwritten base rent of $16.31 PSF. The appraisal did not identify any properties currently under construction that would compete with the FedEx Ground (Stratford) property.

FedEx (Baltimore). The third largest property by allocated loan amount, FedEx (Baltimore), is a 306,016 sq. ft. warehouse and distribution facility situated on approximately 47.4 acres and located in Edgemere, Maryland. The property was constructed in 2016 and consists of a warehouse component (approximately 95.7%) and an office component (approximately 4.3%). The distribution-warehouse component of the property features a clear height of approximately 32 feet and is a sorting facility that can accommodate up to 450 trucks on site and has an additional service center, which can accommodate five trucks. The property contains 631 parking spaces resulting in a parking ratio of approximately 2.1 spaces per 1,000 sq. ft. of net rentable area.

The FedEx (Baltimore) property is currently 100.0% leased to FedEx on a triple net basis through December 2031 and its lease contains two remaining five-year extension options. FedEx (Baltimore) accounts for approximately 5.8% and 6.8% of the net rentable area and underwritten base rent, respectively, of the Gateway Net Lease Portfolio Properties.

The FedEx (Baltimore) property is located in Edgemere, Maryland in the Sparrows Point area of Baltimore County, approximately 10.0 miles southeast of the Baltimore central business district. Access to the property is provided via the Baltimore Beltway (Interstate 695), which crosses the Baltimore Harbor less than 1.0 mile west of the property. Sparrows Point Terminal LLC purchased Sparrows Point in 2014 and entered an agreement with the State of Maryland and the U.S. Environmental Protection Agency to prepare industrially zoned land on the peninsula for new sites like the FedEx (Baltimore) property. Sparrows Point includes the Sparrows Point Peninsula with more than 3,000 acres of industrially zoned land. According to the appraisal, the property is located in the Baltimore County East submarket of the Baltimore industrial market. As of the fourth quarter of 2016, the Baltimore County East warehouse market consisted of approximately 14.3 million sq. ft. of industrial space located in 140 buildings with an overall vacancy rate of approximately 9.9%. The appraisal identified five comparable triple net lease rentals by FedEx at industrial facilities ranging in size from 11,957 sq. ft. to 371,778 sq. ft. and constructed between 1970 and 2017. Base rents for the comparable triple-net leases ranged from $10.70 PSF to $15.78 PSF, with a weighted average of approximately $12.95 PSF. The appraisal concluded market rent of $16.00 PSF is above the underwritten base rent of $11.99 PSF. The appraisal identified approximately 1,402,144 sq. ft. of warehouse space currently under construction in the Baltimore industrial market that would compete with the FedEx (Baltimore) property.

Environmental Matters. The Phase I environmental reports dated March and April 2017 generally recommended no further action at the Gateway Net Lease Portfolio Properties, except (i) with respect to the FedEx Ground (Stratford), LKQ Salisbury, H&E Equipment Services (New Orleans) and LKQ (Toledo) properties, the related Phase I environmental reports recommended certain actions be taken by the related borrowers, and (ii) the Phase I environmental reports with respect to certain properties recommended the implementation of operations and maintenance programs or identified other business or de minimis environmental risks. Please see “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus for additional information. At origination, the borrowers were required to obtain an environmental insurance policy from Great American E&S Insurance Company, with individual claim limits of $5.0 million, an aggregate claim limit of $35.0 million and a $50,000 deductible. The policy names the lender as an additional insured and has an expiration date of May 19, 2027.

The Market. The Gateway Net Lease Portfolio Properties are geographically diverse, located in 39 different cities across 20 states. The properties are located in Texas (23.8% of net rentable area), Indiana (12.1%), Michigan (9.1%), Maryland (5.8%) and Connecticut (4.3%) with 45.0% located across 15 other states.

A-3-17

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

The subsequent table displays tenancy for each of the Gateway Net Lease Portfolio Properties.

Tenant Summary
Tenant	Ratings(1) (Fitch/Moody’s/S&P)	Sq. Ft.	% of Total Sq. Ft.	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
BAE Systems	BBB/Baa2/BBB	333,750	6.3%	$13.90	8.6%	8/31/2025
FedEx (Stratford)	NR/Baa2/BBB	225,198	4.3%	$16.31	6.8%	6/30/2026
FedEx (Baltimore)	NR/Baa2/BBB	306,016	5.8%	$11.99	6.8%	12/31/2031
Harman	A+/A1/A+	188,042	3.6%	$19.56	6.8%	10/31/2030
GE Aviation (Lafayette)	AA-/A1/AA-	306,406	5.8%	$9.49	5.4%	9/13/2030
GoDaddy	NR/NR/NR	150,000	2.8%	$17.64	4.9%	5/31/2025
Carrier(2)	A-/A3/A-	517,000	9.8%	$4.58	4.4%	9/30/2026
Emerus	NR/NR/NR	95,640	1.8%	$24.25	4.3%	12/31/2026
Cardinal Health(3)	NR/NR/NR	275,951	5.2%	$6.90	3.5%	4/30/2030
TE Connectivity	NR/NR/A-	176,648	3.3%	$11.33	3.7%	4/30/2024
FCA LLC(4)	NR/NR/NR	300,000	5.7%	$6.25	3.5%	8/31/2022
FedEx (Stauton)	NR/Baa2/BBB	225,198	4.3%	$6.64	2.8%	3/31/2026
QuadPackaging (Proteus)	NR/NR/NR	205,000	3.9%	$6.04	2.3%	12/16/2021
QuadPackaging (Transpak)(3)	NR/NR/NR	218,000	4.1%	$5.63	2.3%	12/16/2021
T-Mobile	BBB+/Baa1/BBB+	66,500	1.3%	$18.50	2.3%	2/28/2025
Sikorsky Aircraft(3)	BBB+/Baa1/BBB+	150,975	2.9%	$8.40	2.4%	1/31/2019
Vatterott College	NR/NR/NR	90,000	1.7%	$16.14	2.7%	12/31/2024
Comcast	A-/A3/A-	57,260	1.1%	$19.87	2.1%	6/30/2020
Alfa Laval	NR/NR/BBB+	180,252	3.4%	$6.48	2.2%	12/31/2021
LKQ Corporation (New Braunfels)	NR/Ba2/BB	98,771	1.9%	$10.01	1.8%	8/31/2033
Hitachi	NR/NR/NR	72,056	1.4%	$12.99	1.7%	4/30/2022
Cameron	NR/NR/AA-	75,000	1.4%	$14.74	2.0%	12/14/2023
Alliance Data	NR/NR/NR	100,800	1.9%	$9.45	1.8%	7/31/2024
Synchrony Financial	BBB-/NR/BBB-	67,775	1.3%	$11.01	1.4%	5/31/2025
Baxalta (Barry Pointe)	NR/NR/BBB-	16,686	0.3%	$29.66	0.9%	8/31/2032
Baxalta (Casselberry)	NR/NR/BBB-	16,694	0.3%	$29.86	0.9%	10/31/2032
Baxalta (Mounds View)	NR/NR/BBB-	16,694	0.3%	$28.83	0.9%	11/30/2030
Baxalta (Grand Rapids)	NR/NR/BBB-	16,694	0.3%	$28.91	0.9%	11/30/2030
Gerdau	NR/NR/BBB-	46,976	0.9%	$13.31	1.2%	3/31/2025
Baxalta (Wausau)	NR/NR/BBB-	16,694	0.3%	$26.81	0.8%	10/31/2030
Baxalta (Springfield)	NR/NR/BBB-	16,694	0.3%	$27.03	0.8%	11/30/2030
LKQ Corporation (Salisbury)	NR/Ba2/BB	205,100	3.9%	$2.33	0.9%	8/6/2030
Baxalta (Ankeny)	NR/NR/BBB-	16,694	0.3%	$25.41	0.8%	11/30/2030
H&E Equipment Services (San Antonio)	NR/B3/BB-	26,535	0.5%	$15.81	0.8%	11/30/2030
H&E Equipment Services (New Orleans)	NR/B3/BB-	18,808	0.4%	$22.41	0.8%	12/31/2030
GE Aviation (Pompano)	AA-/A1/AA-	30,892	0.6%	$12.36	0.7%	8/14/2022
Saint-Gobain(5)	BBB/Baa2/BBB	102,950	1.9%	$3.73	0.7%	9/1/2024
H&E Equipment Services (Columbia)	NR/B3/BB-	19,380	0.4%	$17.10	0.6%	12/31/2030
H&E Equipment Services (Yukon)	NR/B3/BB-	19,608	0.4%	$16.53	0.6%	6/30/2030
LKQ Corporation (Toledo)	NR/Ba2/BB	207,998	3.9%	$1.56	0.6%	6/17/2027
H&E Equipment Services (Greer)	NR/B3/BB-	19,608	0.4%	$17.06	0.6%	11/30/2030
Total / Wtd. Avg.		5,296,943	100.0%	$10.18	100.0%
(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Carrier has the right to terminate its lease on October 1, 2019 or October 1, 2021, with six months’ notice.

(3)	According to the borrower sponsor, Cardinal Health, Quad Packaging (Transpak) and Sikorsky Aircraft R&D Facility are planning to expand their respective spaces during the term of the Gateway Net Lease Portfolio Whole Loan. The expansion will be funded through the use of loan proceeds and the sale of seven properties which are part of the joint venture, but are unencumbered by the loan. The estimated cost of expansion is approximately $23.9 million. The tenants are expected to collectively spend up to $30.0 million as part of the expansions.

(4)	FCA LLC has the right to terminate its lease if the related service agreement for the property is terminated and not assumed by a transferee permitted under the related lease, with the payment of a termination fee.

(5)	Saint-Gobain has the right to terminate its lease any time after August 6, 2017, if the tenant’s annual sales have fallen by at least 20.0% compared to the annual sales for the first 12 months of the lease term.

A-3-18

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	1	150,975	2.9%	150,975	2.9%	$8.40	2.4%	2.4%
2020	1	57,260	1.1%	208,235	3.9%	$19.87	2.1%	4.5%
2021	3	603,252	11.4%	811,487	15.3%	$6.03	6.7%	11.2%
2022	3	402,948	7.6%	1,214,435	22.9%	$7.93	5.9%	17.1%
2023	1	75,000	1.4%	1,289,435	24.3%	$14.74	2.0%	19.2%
2024	4	470,398	8.9%	1,759,833	33.2%	$10.18	8.9%	28.1%
2025	5	665,001	12.6%	2,424,834	45.8%	$14.87	18.3%	46.4%
2026	4	1,063,036	20.1%	3,487,870	65.8%	$9.27	18.3%	64.7%
2027	1	207,998	3.9%	3,695,868	69.8%	$1.56	0.6%	65.3%
Thereafter	18	1,601,075	30.2%	5,296,943	100.0%	$11.70	34.7%	100.0%
Vacant	NAP	0	0.0%	5,296,943	100.0%	NAP	NAP
Total / Wtd. Avg.	41	5,296,943	100.0%			$10.18	100.0%

(1)	Based on each tenant’s lease.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

Cash Flow Analysis.

Cash Flow Analysis
	In-Place(1)	U/W	U/W PSF
Base Rent(2)(3)	$51,948,929	$53,930,697	$10.18
Vacant Income	0	0	0.00
Gross Potential Rent	$51,948,929	$53,930,697	$10.18
Total Recoveries(4)	0	29,231,519	5.52
Less: Vacancy/Bad Debt	0	(4,158,111)	(0.79)
Effective Gross Income	$51,948,929	$79,004,104	$14.92
Total Operating Expenses(4)	0	29,231,519	5.52
Net Operating Income(5)	$51,948,929	$49,772,586	$9.40
TI/LC	0	3,909,520	0.74
Capital Expenditures	0	781,904	0.15
Net Cash Flow	$51,948,929	$45,081,162	$8.51
(1)	In-Place Base Rents based on each tenant’s lease.

(2)	Base Rent includes income from Baxalta (Barry Pointe) and Baxalta (Casselberry), which are under construction and are expected to open in the fourth quarter of 2017.

(3)	The increase in U/W Base Rent from In-Place Base Rent is a result of contractual rent steps underwritten through April 2017 for non-investment grade tenants and the straight line average rent through the sooner of lease expiration and the end of the loan term for investment grade rated tenants.

(4)	All leases are triple net. U/W Total Recoveries and U/W Total Operating Expenses are shown for illustrative purposes.

(5)	The decrease in U/W Net Operating Income from In-Place Net Operating Income is a result of an underwritten 5.0% vacancy factor, despite the portfolio being 100.0% leased on a triple net basis to single tenant users as of the Cut-off Date.

Property Management. The Gateway Net Lease Portfolio Properties are managed by ElmTree Funds, LLC, a Delaware limited liability company and an affiliate of the borrowers.

A-3-19

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

Lockbox / Cash Management. The Gateway Net Lease Portfolio Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrowers were required to deliver written instructions to tenants to deposit all revenues into a lockbox account controlled by the lender. All funds in the lockbox account are required to be transferred to an account controlled by the borrowers until the occurrence of a Cash Sweep Event (as defined below). Following the occurrence and during the continuance of a Cash Sweep Event, all funds are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow on deposit in the cash management account after payment of debt service, required reserves and operating expenses is required to be held in the excess cash flow subaccount as additional security for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of: (i) an event of default, (ii) any bankruptcy or insolvency action of a borrower or an affiliated property manager or (iii) the date that the debt yield (as calculated in the loan documents based on the Gateway Net Lease Portfolio Whole Loan) based on the trailing three-month period immediately preceding the date of determination is less than 8.5% for one calendar quarter (a “Debt Yield Trigger Event”). A “Cash Sweep Period” means the period during which a Cash Sweep Event is occurring until the occurrence of a cure or repayment or defeasance of the Gateway Net Lease Portfolio Whole Loan in full.

A Cash Sweep Event may be cured (a) with respect to clause (i) above, the acceptance by lenders of a cure of such event of default, (b) with respect to clause (ii) above, if the property manager is replaced with a qualified property manager in accordance with the loan documents or (c) with respect to clause (iii) above, the achievement of a debt yield of 8.5% or greater for one calendar quarter based upon the trailing three-month period immediately preceding the date of determination. Each cure is subject to the following conditions: (1) no event of default has occurred and is continuing and (2) the borrowers must pay all of the lender’s reasonable expenses incurred in connection with the cure (including actual, reasonable, out-of-pocket attorney’s fees and expenses).

Initial Reserves. At origination, $10,720,000 was funded into an escrow account in connection with the two properties under construction, Baxalta (Barry Pointe) and Baxalta (Casselberry). Under the Gateway Net Lease Portfolio Whole Loan documents, the borrowers are entitled to disbursements from the reserve upon satisfaction of the following terms and conditions, among others: (i) no event of default has occurred and is continuing on either the date of the request or the date of the advance, (ii) the net operating income for each of the two properties under construction provides for a debt yield (as calculated in the Gateway Net Lease Portfolio Whole Loan documents) of at least 9.8% based on the outstanding principal balance of the allocated Gateway Net Lease Portfolio Whole Loan amount for such property (including the amount requested for disbursement from the reserve), (iii) the owners of the properties deliver a joinder to the loan documents, reasonably acceptable organizational and authority documents, security documents, any amendments to the Gateway Net Lease Portfolio Whole Loan documents reasonably requested by the lender, title and survey updates and third party reports reasonably acceptable to the lender, (iv) the loan-to-value based on the allocated loan amount for each property is not greater than 65.5% and (v) the applicable property is 100.0% occupied by tenants paying full and unabated rent pursuant to one or more leases approved by the lender in accordance with the Whole Loan documents.

Ongoing Reserves. On a monthly basis, during the continuance of a Cash Sweep Period, the borrowers are required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, (ii) 1/12 of the estimated annual insurance premiums, (iii) approximately $110,353 into a replacement reserve account (subject to a cap of approximately $2,648,472 ($0.50 per sq. ft.)), (iv) approximately $331,059 into a tenant improvement and leasing commissions reserve account (subject to a cap of approximately $7,945,415 ($1.50 per sq. ft.)) and (v) 1/12 of ground rents (including both base rents and additional rents) due under each ground lease into a ground lease reserve account.

Each of the foregoing monthly deposit requirements is waived to the extent (a) no Cash Sweep Period is continuing, (b) provided that no event of default under the loan documents is continuing (and notwithstanding the existence of a Cash Sweep Period that is not caused by such event of default under the loan documents), the borrowers provide to the lender satisfactory evidence that such reserves are being paid directly by one or more tenants and such tenants are not in default under the terms of their respective leases, beyond applicable cure periods or (c) solely with respect to clause (ii) above, the borrowers provide satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Current Mezzanine or Subordinate Indebtedness. The Gateway Net Lease Portfolio Whole Loan includes 10 subordinate B-Notes with an aggregate original principal balance of $170.0 million that are coterminous with the Gateway Net Lease Portfolio Loan and accrue interest at a rate of 5.4000%. The B-Notes have been sold to affiliates of Apollo.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Releases. After June 5, 2019 the borrowers are permitted to obtain the release of individual properties, provided, among other things, (a) no event of default has occurred and is continuing, (b) the borrowers prepay the Gateway Net Lease Portfolio Whole Loan by the applicable Adjusted Release Amount (as defined below) for such individual property (together with the payment of the yield maintenance premium, if applicable), (c) after giving effect to the release of such individual property, the debt yield (as calculated in the

A-3-20

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

loan documents) for the then remaining properties is equal to or greater than (i) the greater of (A) the debt yield for all the properties then remaining immediately prior to giving effect to the release or (B) 10.0% and (ii) 14.0% (collectively, the “Release Debt Yield”). The borrowers are also permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan in order to satisfy the Release Debt Yield requirements set forth above, in each case in accordance with the loan documents (including the payment of the yield maintenance premium, if applicable).

“Adjusted Release Amount” means, for each individual property, the sum of: (a) the allocated Gateway Net Lease Portfolio Whole Loan amount for such individual property shown in the loan documents and (b) 10.0% of the allocated Gateway Net Lease Portfolio Whole Loan amount for such individual property.

Ground Leases. Four of the properties are subject to ground leases: (i) the FedEx (Baltimore) property, which has a current annual base rent of $1,324,400 and expires on August 31, 2021, with 17 successive five-year extension options, (ii) the GoDaddy property, which has a current annual base rent of approximately $568,222 and expires on December 31, 2101, with no renewal options, (iii) the Sikorsky Aircraft R&D Facility property, which has a current annual base rent of approximately $275,748 and expires on February 21, 2049, with no renewal options and (iv) the Hitachi property, which has a current annual base rent of approximately $93,455 and expires on April 13, 2040, with no renewal options. Please see “Description of the Mortgage Pool—Fee & Leasehold Estates; Ground Leases”, as well as representation and warranty number 36 and the exceptions thereto in the Preliminary Prospectus for additional information regarding the risks associated with these ground leases.

Substitution. None.

A-3-21

Various	Collateral Asset Summary – Loan No. 2 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$85,000,000 45.0% 3.54x 14.1%

A-3-22

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A-3-23

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

A-3-24

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	OMERS Administration Corporation; Crown Olympic Partners LLC
Borrower:	OT Real Estate Owner LLC
Original Balance(1):	$80,000,000
Cut-off Date Balance(1):	$80,000,000
% by Initial UPB:	7.1%
Interest Rate:	3.95394737%
Payment Date:	6th of each month
First Payment Date:	June 6, 2017
Maturity Date:	May 6, 2027
Amortization:	Interest Only
Additional Debt(1)(2):	$531,000,000 Pari Passu Debt; $149,000,000 B-Notes; $240,000,000 Mezzanine Debt
Call Protection(3):	L(25), D(88), O(7)
Lockbox / Cash Management:	Hard / In Place

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$298,431	Springing
Replacement:	$25,989,597	Springing
TI/LC:	$21,357,936	Springing
Free Rent:	$11,843,236	$0
Ground Rent:	$2,154,345	$153,680
Condominium:	$0	Springing

Financial Information
	Senior Notes(5)	Whole Loan(6)	Total Debt(7)
Cut-off Date Balance / Sq. Ft.:	$1,163	$1,447	$1,903
Balloon Balance / Sq. Ft.:	$1,163	$1,447	$1,903
Cut-off Date LTV:	32.2%	40.0%	52.6%
Balloon LTV:	32.2%	40.0%	52.6%
Underwritten NOI DSCR:	2.79x	2.24x	1.60x
Underwritten NCF DSCR:	2.70x	2.17x	1.55x
Underwritten NOI Debt Yield:	11.2%	9.0%	6.8%
Underwritten NCF Debt Yield:	10.8%	8.7%	6.6%
Underwritten NOI Debt Yield at Balloon:	11.2%	9.0%	6.8%
Underwritten NCF Debt Yield at Balloon:	10.8%	8.7%	6.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Office / Retail
Collateral(8):	Leasehold
Location:	New York, NY
Year Built / Renovated:	1905, 1930, 1973 / NAP
Total Sq. Ft.:	525,372
Property Management:	Oxford I Asset Management USA Inc.
Underwritten NOI:	$68,280,932
Underwritten NCF:	$66,136,694
Appraised Value:	$1,900,000,000
Appraisal Date:	April 1, 2017

Historical NOI
Most Recent NOI:	$60,636,578 (December 31, 2016)
2015 NOI:	$58,082,957 (December 31, 2015)
2014 NOI:	$49,983,991 (December 31, 2014)
2013 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	98.8% (April 27, 2017)
2016 Occupancy:	95.5% (December 31, 2016)
2015 Occupancy:	95.5% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $80.0 million represents the senior non-controlling Note A-1-C1, Note A-1-C4 and Note A-1-C5 which, together with the remaining pari passu senior notes with an aggregate original principal balance of $611.0 million and the subordinate notes with an aggregate original principal balance of $149.0 million, comprises the Olympic Tower Whole Loan with an aggregate original principal balance of $760.0 million. For additional information regarding the pari passu senior notes and subordinate notes, see “The Loan” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of June 6, 2017. Defeasance of the full $760.0 million Olympic Tower Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) May 1, 2020. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate principal balance of $611.0 million.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Olympic Tower Whole Loan only, which has an aggregate principal balance of $760.0 million, which includes $149.0 million of subordinate notes.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Total Debt in the aggregate total debt amount of $1.0 billion, which includes $149.0 million of subordinate notes and a $240.0 million mezzanine loan.

(8)	The collateral consists of the borrower’s (A) leasehold interest in all or a portion of four buildings (as described below under “The Property”) and (B) sub-leasehold interest in a parcel of the land (as described below under “The Property”).

A-3-25

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

Tenant Summary(1)
Tenant Name	Tenant Type	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

NBA Properties, Inc.(2)(3)	Office	NR/NR/NR	191,957	36.5%	$83.95	17.4%	Various
Richemont North America, Inc.	Office	NR/NR/NR	126,386	24.1%	$78.74	10.7%	7/31/2028
Cartier(4)	Retail	NR/NR/NR	55,000	10.5%	$419.60	24.9%	7/31/2037
MSD Capital, L.P.	Office	NR/NR/NR	43,979	8.4%	$89.95	4.3%	3/31/2022
Versace U.S.A., Inc.(4)	Retail	NR/NR/NR	20,000	3.8%	$685.21	14.8%	12/31/2023
Subtotal / Wtd. Avg.			437,322	83.2%	$152.76	72.1%
Other(5)			81,582	15.5%	$317.32	27.9%
Total / Wtd. Avg. Occupied			518,904	98.8%	$178.63	100.0%
Vacant			6,468	1.2%
Total / Wtd. Avg.			525,372	100.0%

(1)	Based on the underwritten rent roll dated April 27, 2017.

(2)	NBA Properties has the one-time right, before July 1, 2018, to reduce (a) a portion of its space on the 12th floor or (b) the entire 20th floor of the Olympic Tower Property upon written notice. NBA Properties also has the one-time right to terminate either (i) its uppermost floor of office space or (ii) the entire space leased to the tenant on the lowermost floor of office space after January 1, 2026 by providing at least 18 months prior notice and to payment of a termination fee. NBA Properties also has the one-time right to vacate or surrender all or a portion of the Swing Space (as defined below) upon 180 days’ prior written notice (and certain additional requirements). Moreover, the tenant may extend the term of the Swing Space for the full term of the other leased premises upon 180 days’ written notice. The “Swing Space” is comprised of the entire 11th floor of the Olympic Tower Property and 5,350 sq. ft. on the 12th floor of the Olympic Tower Property.

(3)	NBA Properties leases 163,117 sq. ft. of space, including 794 sq. ft. of storage space, with an expiration date of December 31, 2035. Unless NBA Properties exercises its option to extend the term of the Swing Space for the full term of the other leased premises, the 28,840 sq. ft. of space known as the Swing Space will expire on April 6, 2020.

(4)	The Net Rentable Area (Sq. Ft.) listed for Cartier and Versace U.S.A., Inc. is an approximation based on the total building sq. ft. of the Cartier Building and Versace Building, respectively.

(5)	Longchamp (1.1% of NRA, 6.8% of underwritten gross rent) is not yet in occupancy and has not yet begun paying rent. Longchamp recently executed a lease, expected to commence on December 1, 2017, to backfill the space to be vacated by Swatch. Swatch exercised an early termination option and is expected to vacate its space in October 1, 2017, subject to an extension option until November 1, 2017. The borrower reserved $1,041,666 in gap rent at loan origination for the transition of the space.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	2	5,626	1.1%	5,626	1.1%	$117.35	0.7%	0.7%
2019	2	6,918	1.3%	12,544	2.4%	$94.80	0.7%	1.4%
2020	3	31,314	6.0%	43,858	8.3%	$54.01	1.8%	3.2%
2021	1	975	0.2%	44,833	8.5%	$99.75	0.1%	3.3%
2022	4	70,120	13.3%	114,953	21.9%	$231.15	17.5%	20.8%
2023	3	30,477	5.8%	145,430	27.7%	$476.21	15.7%	36.5%
2024	1	6,677	1.3%	152,107	29.0%	$80.64	0.6%	37.1%
2025	1	2,110	0.4%	154,217	29.4%	$85.09	0.2%	37.3%
2026	0	0	0.0%	154,217	29.4%	$0.00	0.0%	37.3%
2027	1	5,811	1.1%	160,028	30.5%	$1,077.84	6.8%	44.0%
Thereafter	5	358,876	68.3%	518,904	98.8%	$144.58	56.0%	100.0%
Vacant	NAP	6,468	1.2%	525,372	100.0%	NAP	NAP
Total / Wtd. Avg.	23	525,372	100.0%			$178.63	100.0%

(1)	Based on the underwritten rent roll dated April 27, 2017.

(2)	Certain tenants may have contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

A-3-26

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

The Loan. The Olympic Tower loan (the “Olympic Tower Loan”) is a fixed rate loan secured by the borrower’s (A) leasehold interest in four buildings, including (i) a commercial condominium unit consisting of 388,170 sq. ft. of office space across floors 3 - 21 and 36,556 sq. ft. of retail space across two sublevel floors and floors 1 – 2m, which commercial condominium unit is part of a 52-story Class A mixed-use building located at 645 Fifth Avenue, New York, New York (the “Olympic Tower Condominium”), (ii) an adjacent five-story building totaling 55,000 sq. ft. of ground and upper floor retail space occupied by Cartier and located at 651 Fifth Avenue, New York, New York (the “Cartier Building”), (iii) an adjacent five-story building totaling 20,000 sq. ft. of ground and upper level luxury retail space occupied by Versace U.S.A., Inc., located at 647 Fifth Avenue, New York, New York (the “Versace Building”) and (iv) a 25,646 sq. ft. seven-story Class A office and retail building located at 10 East 52nd Street, New York, New York (“10 East 52nd Street”) and (B) sub-leasehold interest in an approximately 2,211 sq. ft. parcel of land (the “Pochari Premises” and, together with the Olympic Tower Condominium, the Cartier Building, the Versace Building and 10 East 52nd Street, the “Olympic Tower Property”) with an original principal balance of $80.0 million. The Olympic Tower Loan is evidenced by the non-controlling Note A-1-C1, Note A-1-C4 and Note A-1-C5 and is a part of a $760.0 million whole loan that is evidenced by 14 promissory notes: 11 pari passu senior notes with an aggregate original principal balance of $611.0 million (the “Senior Notes”) and three subordinate notes with an aggregate original principal balance of $149.0 million (the “Subordinate Notes” and, together with the Senior Notes, the “Olympic Tower Whole Loan”). Only the Olympic Tower Loan will be included in the DBJPM 2017-C6 mortgage trust. Three of the Senior Notes with an aggregate original principal balance of $331.0 million along with the Subordinate Notes were contributed to the Olympic Tower 2017-OT mortgage trust. Note A-1-C2 and Note A-1-C3 with an aggregate original principal balance of $60.0 million are expected to be held by Deutsche Bank AG, New York Branch (“DBNY”) or an affiliate (or transferred to a third party) and contributed to one or more future securitizations. Note A-2-C1 and Note A-2-C2 with an aggregate original principal balance of $84.0 million are held by Goldman Sachs Mortgage Company (“GSMC”) and expected to be contributed to one or more future securitizations. Note A-3-C with an original principal balance of $56.0 million is held by Morgan Stanley Bank, N.A. (“MSBNA”) and expected to be contributed to one or more future securitizations.

The relationship between the holders of the Senior Notes and the Subordinate Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Olympic Tower Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S, A-2-S, A-3-S	$331,000,000	$331,000,000	Olympic Tower 2017-OT	No
A-1-C1, A-1-C4, A-1-C5	$80,000,000	$80,000,000	DBJPM 2017-C6	No
A-1-C2, A-1-C3	$60,000,000	$60,000,000	DBNY	No
A-2-C1, A-2-C2	$84,000,000	$84,000,000	GSMC	No
A-3-C	$56,000,000	$56,000,000	MSBNA	No
B-1, B-2, B-3	$149,000,000	$149,000,000	Olympic Tower 2017-OT	Yes
Total	$760,000,000	$760,000,000

The Olympic Tower Whole Loan has a 10-year term and pays interest only for the term of the loan. The Olympic Tower Whole Loan accrues interest at a fixed rate equal to 3.95394737% per annum and has a Cut-off Date Balance of $80.0 million. The Olympic Tower Whole Loan proceeds, in addition to a $240.0 million mezzanine loan, were used to refinance existing debt of approximately $249.9 million, fund approximately $61.6 million in upfront reserves, pay transaction costs of approximately $22.7 million and return approximately $665.8 million of equity to the owners of the borrower. Based on the “As is” appraised value of $1.9 billion as of April 1, 2017, the Cut-off Date LTV for the Senior Notes is 32.2%. The most recent prior financing of the Olympic Tower Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$760,000,000	76.0%	Return of Equity	$665,800,015	66.6%
Mezzanine Loan	$240,000,000	24.0%	Loan Payoff	$249,903,892	25.0%
			Reserves	$61,643,545	6.2%
			Closing Costs	$22,652,548	2.3%
Total Sources	$1,000,000,000	100.0%	Total Uses	$1,000,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower, OT Real Estate Owner LLC, is a single purpose entity and Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsors of the borrower are OMERS Administration Corporation (“OMERS”) and Crown Olympic Partners LLC. Oxford Properties Group (“Oxford”) is the real estate investment arm of and a subsidiary of OMERS. Crown Olympic Partners LLC is an affiliate of Crown Acquisitions (“Crown”). The nonrecourse carve-out guarantors are OPG Investment Holdings (US), LLC, Crown Retail Services LLC, Centurian Management Corporation and Crown 600 Broadway LLC, on a joint and several basis. The Olympic Tower Whole Loan recourse does not cover the typical nonrecourse carve-outs; provided it will cover certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, including bankruptcy-related events, provided, however, that any recourse with respect to

A-3-27

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

bankruptcy-related events is capped at an amount equal to 10% of the original principal balance of the Olympic Tower Whole Loan, plus reasonable out-of-pocket costs and expenses (including court costs and reasonable, out-of-pocket attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty. Notwithstanding the foregoing, there is no limitation on guarantor recourse liability if any bankruptcy-related event in any way results in a termination, surrender or rejection of the Olympicgold Ground Lease (as defined below) or an amendment or modification of the Olympicgold Ground Lease in a manner adverse to the lender without the lender’s prior written consent. The nonrecourse carve-out guarantors are required to maintain a minimum aggregate net worth and liquidity of $250,000,000 and $20,000,000, respectively, for the term of the Olympic Tower Whole Loan.

OMERS is one of Canada’s largest pension funds with over $85.2 billion of net assets as of year-end 2016. Oxford Properties Group is the global real estate investment arm of OMERS. Established in 1960, Oxford manages real estate for itself and on behalf of its co-owners and investment partners with offices across Canada and in New York, Washington, Boston, London and Luxembourg. Oxford’s approximately $41.0 billion real estate portfolio consists of approximately 60 million sq. ft. and over 150 properties that total approximately 3,600 hotels rooms and over 9,500 residential units located across Canada, Western Europe and US markets. Recently completed development projects include 600 Massachusetts Avenue and MNP Tower totaling 670,000 sq. ft. in Washington, DC and Vancouver, Canada as well as the Leadenhall Building, a 600,000 sq. ft. office development located in London, UK. Other Oxford investments include 900 New York Avenue in Washington, DC, One Memorial Drive in Cambridge, Massachusetts, retail units on New Bond Street in London, UK and the Hudson Yards development in New York, New York. Crown’s portfolio of ownership interests includes over 50 assets in markets such as New York, Chicago, San Francisco, Las Vegas and Miami.

The Property. The Olympic Tower Property, built in separate phases in 1905, 1930 and 1973, is comprised of the borrower’s (A) leasehold interest in four buildings, including (i) a commercial condominium unit consisting of approximately 388,170 sq. ft. of office space across floors 3 - 21 and 36,556 sq. ft. of retail space across two sublevel floors and floors 1–2, which is part of a 52-story Class A mixed-use building located at 645 Fifth Avenue, New York, New York, (ii) an adjacent five-story building totaling 55,000 sq. ft. of ground and upper floor luxury retail occupied by Cartier, located at 651 Fifth Avenue, (iii) an adjacent five-story building totaling 20,000 sq. ft. of ground and upper level luxury retail occupied by Versace U.S.A., Inc., located at 647 Fifth Avenue, New York, New York and (iv) a 25,646 sq. ft. seven-story Class A office and retail building, located at 10 East 52nd Street, New York, New York, and (B) sub-leasehold interest in an approximately 2,211 sq. ft. parcel of land underlying a portion of the Olympic Tower Property. Above the Olympic Tower Condominium portion of the Olympic Tower Property is a 230-unit residential condominium (and, together with the Olympic Tower Condominium, the “645 Fifth Avenue Condominium”). The residential condominium is not collateral for the Olympic Tower Whole Loan. The 645 Fifth Avenue Condominium board consists of nine managers, four of which are appointed by the commercial unit owner (which right was assigned to the borrower pursuant to the ground lease). The 645 Fifth Avenue Condominium board is not controlled by the borrower. However, all decisions that affect only the commercial unit or the common areas enjoyed exclusively by the commercial unit and that do not affect the residential condominium unit require a majority vote of the managers elected by the commercial unit owner. The 645 Fifth Avenue Condominium building was developed by Aristotle Onassis and designed by Skidmore, Owings & Merrill. When it was built originally in 1973, the building was one of the first mixed-use condominiums in New York City. The borrower sponsors plan to complete an approximately $26.0 million lobby renovation in Olympic Tower, which is expected to commence in July 2017.

The Olympic Tower Property has an eight year average historical occupancy of 97.2%, excluding the underwritten occupancy. The five largest tenants at the Olympic Tower Property comprise 437,322 sq. ft., representing 83.2% of the NRA and 72.1% of underwritten gross rent. The Olympic Tower Property is a flagship location for Cartier, the New York headquarters for the NBA Properties, the North American headquarters for Richemont North America, Inc. and the corporate headquarters for MSD Capital, L.P.

Historical Occupancy(1)
Building	2008	2009	2010	2011	2012	2013	2014	2015	2016	U/W (April 2017)
645 Fifth Avenue	94.3%	99.1%	95.8%	94.8%	97.4%	98.7%	100.0%	94.4%	94.4%	98.5%
647 Fifth Avenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
651 Fifth Avenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
10 East 52nd	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Weighted Average	95.4%	99.3%	96.6%	95.8%	97.9%	98.9%	100.0%	95.5%	95.5%	98.8%

The Olympic Tower Property is situated on Fifth Avenue in Manhattan, which is considered among the most expensive retail corridors in the world according to the appraisal. The retail space located on Fifth Avenue is further bolstered by the proximity to the Waldorf-Astoria Hotel and numerous flagship stores, including MoMA Architecture & Design, Lord & Taylor and Saks Fifth Avenue, and its proximity to Central Park and the Empire State Building. The Olympic Tower Property’s retail includes the boutiques of Versace, FURLA, H. Stern, J. Choo, Armani Exchange and a flagship location of Cartier.

The Olympic Tower Property is 98.8% leased to a tenant roster of office and retail tenants. The five largest tenants by NRA are NBA Properties, Inc. (36.5% of NRA, 17.4% of underwritten gross rent), Richemont North America, Inc. (24.1% of NRA, 10.7% of underwritten gross rent), Cartier (10.5% of NRA, 24.9% of underwritten gross rent), MSD Capital, L.P. (8.4% of NRA, 4.3% of underwritten gross rent) and Versace U.S.A., Inc. (3.8% of NRA, 14.8% of underwritten gross rent). The top five tenants at the Olympic Tower Property occupy 83.2% of the NRA, comprise 72.1% of the underwritten gross rent and exhibit a weighted average remaining lease term of 13.7 years.

A-3-28

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

Environmental Matters. The Phase I environmental report dated March 21, 2017 recommended no further action at the Olympic Tower Property (other than the continued implementation of the existing asbestos operations and maintenance program currently in place at the Olympic Tower Property).

Major Tenants.

NBA Properties, Inc. (36.5% of NRA, 17.4% of U/W Gross Rent) NBA Properties, Inc. (“NBA Properties”), an affiliate of the National Basketball Association, Inc. (the “NBA”), is the premier professional basketball league in the world and is headquartered at the Olympic Tower Property. The NBA was founded in 1949 following the merger of the Basketball Association of America (the “BAA”) and the National Basketball League (the “NBL”). The professional basketball league has since grown to be one of the four major professional sports leagues in North America with 30 franchises based throughout the United States and Canada. The NBA generates revenue through global television contracts, stadium ticket sales, global apparel sales and advertisement contracts. The NBA’s US TV partners include ABC/ESPN, NBA TV and TNT, and Canadian TV partners include NBA TV Canada, TSN/TSN2 and Sportsnet/SportsnetOne. In 2016, the NBA Finals Game 7 between the Cleveland Cavaliers and Golden State Warriors garnered approximately 30.8 million viewers on ABC.

NBA Properties has occupied the Olympic Tower Property since December 1998 and currently occupies 191,957 sq. ft. of office space spanning from the 11th to the 20th floor at the Olympic Tower Property. NBA Properties recently executed a 15-year renewal in October 2016 effective January 1, 2021 that will extend their lease through December 2035. The terms of the lease renewal included an expansion of the NBA Properties’ space into Swing Space on the 11th and 12th floors of Olympic Tower for an additional 28,840 sq. ft. NBA Properties was granted 12 months of free rent on the Swing Space, five months of which were reserved upfront at closing. NBA Properties has the one-time right to vacate or surrender all or a portion of the Swing Space upon 180 days’ prior written notice. Moreover, the tenant can expand to include all or a portion of the Swing Space under its lease upon 180 days’ written notice. Upon exercising their expansion option to include all or a portion of the Swing Space under its lease, NBA Properties will be granted an additional eight months of free rent on the Swing Space. NBA Properties has plans to restack their space and is anticipated to invest additional capital into their space in addition to the $18.9 million in tenant improvements and landlord work provided by the borrower sponsors.

Richemont North America, Inc. (24.1% of NRA, 10.7% of U/W Gross Rent). Richemont North America, Inc. (“Richemont”) is the subsidiary of Compagnie Financière Richemont SA (“CFR”), a Switzerland-based luxury good holding company that was founded in 1988. CFR utilizes its many subsidiaries to design, manufacture, distribute and sell premium jewelry, watches, leather goods, writing instruments, firearms, clothing and accessories throughout the world. CFR is publicly traded on the SIX Swiss Exchange and the JSE Securities Exchange as CFR. CFR owns many brands including A. Lange & Sohne, Azzedine Alaia, Baume & Mercier, Cartier, Chloe, Dunhill, IWC Schaffhausen, Giampiero Bodino, Jaeger-LeCoultre, Lancel, Montblanc, Officine Panerai, Piaget, Peter Millar, Purdey, Roger Dubuis, Shanghai Tang, Vacheron Constantine and Van Cleef & Arpels. CFR reported €11.1 billion in sales and €2.1 billion in operating profit in fiscal year 2016.

Richemont currently occupies 126,386 sq. ft. of office space at the Olympic Tower Property spanning from the third to the ninth floor. Richemont has occupied the building since January 2001 and extended its lease through July 2028 in June 2013. Richemont has the right of first offer to lease any space consisting of all or part of the retail space located on the ground and second floors of Olympic Tower that becomes available. Richemont has an expansion option for a portion of office space on the ninth floor which must be exercised by December 15, 2017 for a lease commencement date of May 1, 2018.

Cartier (10.5% of NRA, 24.9% of U/W Gross Rent) The Olympic Tower Property serves as a flagship location for the French luxury retailer, Cartier. The Paris, France-based Cartier was founded in 1847 by Louis-Francois Cartier, and was under family control until 1964. Cartier is now a wholly owned subsidiary of Compagnie Financière Richemont SA. Cartier manufactures and distributes luxury jewelry, watches, perfume, leather goods and accessories. Cartier has more than 286 stores with three flagship Cartier mansions located in Paris, London and New York (the Olympic Tower Property).

Cartier occupies 55,000 sq. ft. at the Cartier Building, a five-story retail building that is located adjacent to Olympic Tower and is included in the collateral for the Mortgage Loan. The Olympic Tower Property has frontage along Fifth Avenue and East 52nd Street. Cartier first took occupancy in the Cartier Building in 1997. In 2013, Cartier executed a lease extension through July 2037 with an average annual rent escalation of 2.8%. Cartier completed a comprehensive renovation of the boutique and re-opened at the end of 2016 after investing more than $14.0 million in its space.

The Market. The Olympic Tower Property is located on Fifth Avenue between East 51st Street and East 52nd Street. This area of Midtown Manhattan is known as the Madison/Fifth Avenue subdistrict within the Plaza Office District and is considered one of Manhattan’s premier office locations according to the appraisal. The Olympic Tower Property is surrounded by many of New York’s most well-known landmarks, restaurants, hotels, retail shops and tourist attractions, made accessible by the presence of several transportation hubs.

A-3-29

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

The three office statistical areas that comprise the Plaza District contain 81.8 million sq. ft. of Class A office space, 4.9 million sq. ft. of Class B office space and 368,885 sq. ft. of Class C office space. Historically, the Plaza District has evidenced the highest rents in Midtown due to the demand generated by its location and quality space according to the appraisal. As of the fourth quarter of 2016, the Class A office space in the Plaza Office District had a direct vacancy rate of 8.9% and average asking rents of $98.53 PSF, above the direct primary Midtown Class A average of $87.14 PSF. As of the fourth quarter of 2016, the Madison/Fifth Avenue subdistrict consisted of approximately 21.1 million sq. ft. of Class A office space and had a direct vacancy rate of 10.6% and overall direct weighted average asking rents of $107.68 PSF. Class A overall vacancy in the Madison/Fifth Avenue subdistrict dropped 1.5% during the quarter to 11.5%, its lowest level in almost eight years.

Below is a detailed chart, as of the fourth quarter of 2016, of the Plaza Office District Class A space:

Plaza District Office Class A Market Summary(1)
	Inventory (sq. ft.)	Overall Vacancy	Direct Vacancy	Direct Wtd. Avg. Class A Rent PSF	YTD Leasing Activity (sq. ft.)
Park Avenue	21,842,808	10.5%	7.8%	$102.15	1,229,021
Madison / Fifth	21,140,425	11.5%	10.6%	$107.68	1,315,131
Sixth / Rockefeller Center	38,838,121	10.2%	8.5%	$90.40	2,728,707
Total / Wtd. Avg.	81,821,354	10.6%	8.9%	$98.00	5,272,859

(1)	Source: Appraisal.

The appraiser identified 35 comparable office properties totaling approximately 14.8 million sq. ft. that exhibited a rental range of $66.00 PSF to $200.00 PSF and a weighted average occupancy rate of approximately 83.7% for direct space.

Of the 35 buildings, six are considered directly competitive with the Olympic Tower Property in terms of the building classification, asking rents, rentable office sq. ft. and current occupancy. The directly competitive properties exhibited a gross rental range of $75.00 PSF to $140.00 PSF and a weighted average occupancy of approximately 92.1%. The higher end of the rental range reflects asking rents on the higher floors of the comparables, which are physically located above the Olympic Tower Property’s highest floor (25th floor). The average direct occupancy rates for these buildings is approximately 93.1%, compared to approximately 83.7% for all the competitive buildings compared with the Olympic Tower Property and approximately 91.7% for Class A space within Midtown Manhattan as a whole.

The appraiser concluded that the Olympic Tower Property should command office rental rates averaging in the mid $80’s PSF and maintain a stabilized occupancy of over 90%.

Directly Competitive Buildings(1)
	Office Area (NRA)	Direct Available Sq. Ft.	Sublease Available Sq. Ft.	% Occupied (Direct)	% Occupied (Total)	Direct Asking Rent (PSF)
Property						Low	High
650 Fifth Avenue	327,570	48,525	0	85.2%	85.2%	$75.00	$90.00
712 Fifth Avenue	457,281	31,408	9,813	93.1%	91.0%	$85.00	$140.00
717 Fifth Avenue	405,192	13,718	0	96.6%	96.6%	$110.00	$110.00
725 Fifth Avenue	190,000	14,900	0	92.2%	92.2%	$100.00	$100.00
535 Madison Avenue	415,000	14,765	0	96.4%	96.4%	$105.00	$105.00
540 Madison Avenue	258,511	19,112	10,900	92.6%	88.4%	$85.00	$107.00
Olympic Tower Property(2)	406,899	2,201	0	99.5%	99.5%
Total/Wtd. Avg.(3)	2,053,554	142,428	20,713	93.1%	92.1%
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 27, 2017.

(3)	Total/Wtd. Avg. does not include the Olympic Tower Property.

The Olympic Tower Property is located in Upper Fifth Avenue Retail submarket, which is defined as Fifth Avenue between the north side of 49th Street to the south side of 60th Street. The Upper Fifth Avenue Retail submarket is the strongest retail submarket in Manhattan, and the second most expensive retail corridor in the world according to the appraisal. As of the fourth quarter of 2016, direct asking rents in the submarket were $2,924 PSF. The availability, the number of available retail spaces available divided by the total number of retail spaces in a given market, was 15.9% as of the fourth quarter of 2016 with 11 units available for lease in the submarket.

A-3-30

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

The appraisal concluded to the following market rents per space type at the Olympic Tower Property, using 10 retail rent comparables.

Retail Lease Market Rent Conclusions(1)
645 Fifth Avenue Corner	Floor	Market Rent PSF	647 5th Avenue	Floor	Market Rent PSF
Armani Exchange	Basement	$200.00	Versace U.S.A., Inc.	Basement	$50.00
Armani Exchange	Grade	$3,500.00	Versace U.S.A., Inc.	Grade	$3,500.00
Armani Exchange	Second Floor	$200.00	Versace U.S.A., Inc.	Second	$350.00
645 Fifth Avenue Midblock	Floor	Market Rent PSF	Versace U.S.A., Inc.	Third	$200.00
H. Stern	Basement	$50.00	Versace U.S.A., Inc.	Fourth	$100.00
H. Stern	Grade	$3,500.00	Versace U.S.A., Inc.	Fifth	$100.00
H. Stern	Second Floor	$200.00	651 5th Avenue	Floor	Market Rent PSF
Longchamp USA, Inc.	Basement	$50.00	Cartier	Basement	$50.00
Longchamp USA, Inc.	Grade	$3,500.00	Cartier	Grade	$3,250.00
FURLA	Basement	$50.00	Cartier	Second	$200.00
FURLA	Grade	$3,500.00	Cartier	Third	$100.00
645 Fifth Avenue Side Street	Floor	Market Rent PSF	Cartier	Fourth	$70.00
J. Choo	Basement	$50.00	Cartier	Fifth	$70.00
J. Choo	Grade	$450.00	10 East 52nd Street	Floor	Market Rent PSF
J. Choo	Mezz	$250.00	Fig and Olive	Basement	$50.00
645 Fifth Avenue Atrium	Floor	Market Rent PSF	Fig and Olive	Grade	$200.00
Grano 52 - Cipriani	Grade	$45.00	Fig and Olive	Second	$75.00
ASO Public Benefit Foundation	Basement	$30.00
To-Be-Leased	Basement	$50.00	Storage Space		$30.00
645 Fifth Avenue 2nd Floor	Floor	Market Rent PSF
IGV	Second Floor	$100.00
To-Be-Leased	Second Floor	$100.00
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	Sponsor Year 1	U/W	U/W PSF
Total Minimum/Base Rent	$67,699,023	$76,002,330	$79,607,342	$84,491,650	$85,478,957	$162.70
Credit Step Rents(1)	0	0	0	0	2,682,845	5.11
Straight Line Rent Credit(2)	0	0	0	0	1,807,706	3.44
Value of Vacant Space(3)	0	0	0	0	290,095	0.55
Gross Potential Rent	$67,699,023	$76,002,330	$79,607,342	$84,491,650	$90,259,603	$171.80
Recoveries
CAM / Other	1,928,140	3,510,841	5,419,802	8,372,411	8,176,679	15.56
Total Recoveries	$1,928,140	$3,510,841	$5,419,802	$8,372,411	$8,176,679	$15.56
Miscellaneous Revenue	1,478,130	1,620,636	401,486	114,528	114,528	0.22
Total Other Income	$1,478,130	$1,620,636	$401,486	$114,528	$114,528	$0.22
Total Gross Income	$71,105,293	$81,133,807	$85,428,630	$92,978,589	$98,550,810	$187.58
Less: Vacancy(4)	0	0	0	(350,241)	(3,645,856)	(6.94)
Effective Gross Income	$71,105,293	$81,133,807	$85,428,630	$92,628,348	$94,904,955	$180.64
Total Expenses	21,121,302	23,050,850	24,792,052	27,463,894	26,624,023	50.68
Net Operating Income	$49,983,991	$58,082,957	$60,636,578	$65,164,454	$68,280,932	$129.97
Reserves for Replacements	0	0	0	0	131,343	0.25
Leasing Commissions	0	0	0	0	1,440,628	2.74
Tenant Improvements	0	0	0	0	572,266	1.09
Net Cash Flow	$49,983,991	$58,082,957	$60,636,578	$65,164,454	$66,136,694	$125.89
(1)	Net present value step rent credit for NBA Properties, Richemont and Cartier through the earlier of the lease expiration or loan maturity using a 7.0% discount rate.

(2)	Credit given to contractual rent steps through April 1, 2018 for all tenants.

(3)	Based on the weighted average of $85.00 PSF for vacant office space, $40.00 PSF for vacant second floor retail space and $10.00 PSF for vacant basement space.

(4)	Blend of 5.0% of the Gross Potential Revenue and Recoveries for office and 3.0% of the Gross Potential Revenue and Recoveries for retail.

A-3-31

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

Property Management. The Olympic Tower Property is managed by Oxford I Asset Management USA Inc., an affiliate of the borrower.

Lockbox / Cash Management. The Olympic Tower Whole Loan is structured with a hard lockbox and in place cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the clearing account controlled by the lender. All funds in the clearing account will be transferred on a daily basis into a deposit account controlled by the lender, and applied to all required payments and reserves as set forth in the Olympic Tower Whole Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the Olympic Tower Whole Loan documents. During the continuance of a Trigger Period, all excess cash will be retained in a lender account.

A “Trigger Period” will commence upon the occurrence of (i) an event of default under the Olympic Tower Whole Loan or under any mezzanine loan or (ii) the commencement of a Low Debt Yield Trigger Period (as defined below), and end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender or the applicable mezzanine lender (and no other event of default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Yield Trigger Period has ended.

A “Low Debt Yield Trigger Period” will commence if, as of the last day of any calendar quarter, (a) the debt yield (on the Olympic Tower Whole Loan) is less than 6.842% or (b) the debt yield (on the Olympic Tower Whole Loan and mezzanine loan) falls below 5.200%, and will cease to exist if (i) the debt yield has achieved at least 6.842% (on the Olympic Tower Whole Loan) and (ii) the debt yield (on the Olympic Tower Whole Loan and mezzanine loan) has achieved at least 5.200% as of the last day of the calendar quarter.

Initial Reserves. At loan origination, the borrower deposited (i) $25,989,597 into a replacement reserve account for lobby renovations, (ii) $21,357,936 into a TI/LC reserve account for outstanding tenant allowances, (iii) $11,843,236 into a free rent reserve account, $7,030,771 of which relates to the largest tenant, NBA Properties, and $113,966 of which relates to the second largest tenant, Richemont, and the remaining portion of the reserve relates to two smaller tenants, Grano 52 and Longchamp, with free rent periods through July 2017 and June 2018 respectively, (iv) $2,154,345 into a ground rent reserve account (including $307,360, which is equal to the ground rent that was paid on May 1, 2017 and June 1, 2017) and (v) $298,431 into an insurance reserve account.

Ongoing Reserves. On each monthly payment date, the borrower is required to deposit an amount equal to the aggregate ground rent that will be payable under the ground leases for the month immediately following the month in which such monthly payment occurs into a ground rent reserve account.

Upon the occurrence of a Trigger Period, on a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of estimated annual taxes, (ii) provided an acceptable blanket insurance policy is no longer in place, 1/12 of annual insurance premiums, (iii) $8,700 into the replacement reserve account, (iv) $65,253 into the TI/LC reserve account and (v) 1/12 of estimated common charges for the commercial condominium unit.

Current Mezzanine or Subordinate Indebtedness. The Olympic Tower Whole Loan includes the Subordinate Notes with an original principal balance of $149,000,000, which notes were contributed to the Olympic Tower 2017-OT mortgage trust. In addition, a $240,000,000 mezzanine loan was funded concurrently with the origination of the Olympic Tower Whole Loan to OT Real Estate Mezz A LLC, which mezzanine loan was subsequently sold to Teachers Insurance and Annuity Association of America (51.0% interest) and Mirae Asset Maps US Professional Investment Private Real Estate Investment Trust 10 (49.0% interest). The mezzanine loan is coterminous with the Olympic Tower Whole Loan and accrues interest at a fixed per annum rate equal to 5.0000%. An intercreditor agreement is in place with respect to the Olympic Tower Whole Loan and the related mezzanine loan.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Ground Lease. The Olympic Tower Property is subject to a ground lease with Olympicgold, L.L.C. that commenced on September 30, 1975 and that expires on September 30, 2074 (the “Olympicgold Ground Lease”). Olympicgold, L.L.C., as the successor-in-interest under the Olympicgold Ground Lease to The Equitable Life Assurance Society of the United States, is the fee owner of substantially all of the land underlying the Olympic Tower Property. In addition, the Charles Pochari estate, Ellen Gradt, Thomas R. Pochari, Sr. and Violet A. Curley (the “Pochari Family”) is the fee owner of a 2,211 sq. ft. parcel of land underlying a portion of the Olympic Tower Property (the “Pochari Parcel”). Olympicgold L.L.C. leases the Pochari Parcel from the Pochari Family pursuant to a ground lease (the “Pochari Ground Lease”), that commenced in January 1968 and expires on January 22, 2067. In connection with the origination of the Olympic Tower Whole Loan, the Pochari Family delivered an estoppel certificate to the lender pursuant to which the Pochari Family agreed that (i) the lender will have all rights, remedies, powers and privileges of a leasehold mortgagee under the Pochari Ground Lease and (ii) it will recognize the lender as a leasehold mortgagee with respect to all such rights, remedies, powers and privileges notwithstanding that the leasehold interest under the Pochari Ground Lease is not directly encumbered by the lender’s mortgage. Olympicgold, L.L.C. is not required to enter into a new lease with a leasehold mortgagee in the event that the Olympicgold Ground Lease is terminated (whether in connection with the borrower’s bankruptcy, the borrower’s default thereunder, or otherwise.) For additional information, see “The Borrower/Borrower Sponsors” above.

The Olympicgold Ground Lease rent is equal to $1.75 million per year, with no contractual increases or future resets. Rent under the Pochari Ground Lease term is currently equal to $94,160 and is subject to an annual cost of living increase.

A-3-32

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

A-3-33

645, 647 & 651 Fifth Avenue and 10 East 52nd Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Olympic Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 32.2% 2.70x 11.2%

Upper West Side
Metropolitan Museum of Art
Natural History Museum
Upper East Side
West New York
Astoria
Central Park
Carnegie Hall
Long Island City
Times Square
United Nations
Madison Square Garden
Empire State Building
New York
MANHATTAN
Hoboken
JFK Stadium
Hudson River
East River
NYU
SoHo
Jersey City
Financial District
BROOKLYN
Central Park Zoo
Central Park
Gapstow Bridge
The Pond
E 63RD STREET
E 62ND STREET
E 61ST STREET
E 60TH STREET
W 59TH STREET
E 59TH STREET
W 58TH STREET
E 58TH STREET
W 57TH STREET
W 56TH STREET
W 55TH STREET
W 54TH STREET
W 53RD STREET
W 52ND STREET
W 51ST STREET
W 50TH STREET
W 49TH STREET
E 45TH STREET
E 44TH STREET
E 43RD STREET
E 42ND STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
FIFTH AVENUE
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
THIRD AVENUE
SIXTH AVENUE
SEVENTH AVENUE
BROADWAY
Plaza Hotel
Apple
General Motors Bldg
Bloomingdale's
One Beacon Court
Bloomberg HQ
Solow Building
Carnegie Hall
Sony Building
Trump Tower
Museum of Modern Art (MOMA)
New York Hilton Hotel
1345 Sixth
Olympic Tower
645 Fifth Avenue (Olympic Tower)
647 Fifth Avenue (Versace)
651 Fifth Avenue (Cartier)
10 East 52nd Street (10 East 52nd Street)
New York, NY 10022
Calyon Building
CBS Building
666 Fifth
Seagram Bldg
Citigroup Center
399 Park
AXA Center
Equitable Life Assurance Society
Sperry Rand Building
350 Park
345 Park
Time & Life Building
Radio City Music Hall
International Building
Saint Patrick's Cathedral
RCA Building
ROCKEFELLER CENTER
Waldorf Astoria Hotel
1251 Sixth
745 Seventh
750 Seventh
McGraw-Hill Building
1250 Sixth
277 Park
JP Morgan Chase
245 Park
485 Park
380 Madison
Roosevelt Hotel
Helmsley Building
Park Ave Atrium
1166 Sixth
NY Marriott Marquis Hotel
PlayStation Theater
TIMES SQUARE
Met Life Building
US Post Office
Graybar Building
Grand Central Terminal
Grand Hyatt
Chrysler Bldg
425 Lexington
Bank of America Plaza
One Vanerbilt
Hippodrome Building
Grace Building
4 Times Square
Bank of America Tower
1133 Sixth
New York Public Library
Mobil Bldg
1095 Sixth
Morgan Stanley

A-3-34

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A-3-35

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

A-3-36

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

Mortgage Loan Information
Loan Sellers(1):	JPMCB / GACC
Loan Purpose:	Refinance
Borrower Sponsor:	SCG Hotel Investors Holdings, L.P.
Borrowers(2):	Various
Original Balance(3):	$80,000,000
Cut-off Date Balance(3):	$80,000,000
% by Initial UPB:	7.1%
Interest Rate:	4.4860%
Payment Date:	1st of each month
First Payment Date:	July 1, 2017
Maturity Date:	June 1, 2027
Amortization:	Interest Only
Additional Debt(3)(4):	$497,270,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection(5):	L(12), YM1(105), O(3)
Lockbox / Cash Management:	Soft Springing Hard / Springing

Reserves(6)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
FF&E:	$0	4.0% of gross revenues for the calendar month which occurred two months prior
Larkspur Landing Capital Work:	$6,385,000	$0
Capital Work:	$5,883,991	Springing
Ground Rent:	$0	Springing

Financial Information(7)
Cut-off Date Balance / Room:	$90,680
Balloon Balance / Room:	$90,680
Cut-off Date LTV:	60.4%
Balloon LTV:	60.4%
Underwritten NOI DSCR:	2.72x
Underwritten NCF DSCR:	2.72x
Underwritten NOI Debt Yield:	12.4%
Underwritten NCF Debt Yield:	12.4%
Underwritten NOI Debt Yield at Balloon:	12.4%
Underwritten NCF Debt Yield at Balloon:	12.4%

Property Information
Single Asset / Portfolio:	Portfolio of 65 properties
Property Type:	Hospitality
Collateral:	Fee Simple / Leasehold
Location:	Various
Year Built / Renovated:	Various / Various
Total Rooms:	6,366
Property Management(8):	Various
Underwritten NOI:	$71,329,392
Underwritten NCF:	$71,329,392
Appraised Value(9):	$956,000,000
Appraisal Date:	April 23, 2017

Historical NOI
Most Recent NOI:	$72,574,924 (T-12 March 31, 2017)
2016 NOI:	$74,469,397 (December 31, 2016)
2015 NOI:	$74,006,639 (December 31, 2015)
2014 NOI:	$68,551,763 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	74.6% (March 31, 2017)
2016 Occupancy:	74.7% (December 31, 2016)
2015 Occupancy:	74.8% (December 31, 2015)
2014 Occupancy:	73.7% (December 31, 2014)

(1)	The SCG Hotel Portfolio Whole Loan was co-originated by JPMCB, Bank of America, N.A. (“BANA”), Barclays Bank PLC (“Barclays”) and Deutsche Bank AG, New York Branch (“DBNY”).

(2)	See the “The Borrowers / Borrower Sponsor” herein.

(3)	The SCG Hotel Portfolio Whole Loan is evidenced by 17 pari passu notes with an aggregate original principal balance of approximately $577.3 million. The controlling Note A-1 and non-controlling Note A-7, with an aggregate original principal balance of $80.0 million, will be included in the DBJPM 2017-C6 mortgage trust. The remaining notes, held by JPMCB, BANA, Barclays and DBNY with an aggregate original principal balance of approximately $497.3 million, are expected to be contributed to one or more future securitization trusts. For additional information on the pari passu companion loans, see “The Loan” herein.

(4)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(5)	Partial releases are permitted. See “Partial Releases” herein.

(6)	See “Initial Reserves” and “Ongoing Reserves” herein.

(7)	DSCR, LTV, Debt Yield, and Balance / Room calculations are based on the approximately $577.3 million SCG Hotel Portfolio Whole Loan.

(8)	Hersha Hospitality Management L.P., First Hospitality Group, Inc., TMI Property Management, L.L.C., Schulte Hospitality Group, Inc. and Pillar Hotels and Resorts, LLC.

(9)	The “As Portfolio” Appraised Value of $956.0 million for the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “As is” value of the individual properties. The sum of the “As is” and “As Renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million, which represents a Cut-off Date LTV and Balloon LTV of 64.9%. Additionally, the aggregate “As is” value for each individual property as of April 23, 2017 is $884.7 million, which results in a Cut-off Date LTV and Balloon LTV of 65.3%.

Historical Occupancy, ADR, RevPAR(1)
Year	SCG Hotel Portfolio			Competitive Set			Penetration Factor
	Occupancy(2)	ADR(2)	RevPAR(2)	Occupancy(3)	ADR(3)	RevPAR(3)	Occupancy(4)	ADR(4)	RevPAR(4)
2014	73.7%	$112.28	$82.80	66.0%	$103.25	$67.56	111.7%	108.7%	122.6%
2015	74.8%	$116.76	$87.29	66.6%	$108.28	$71.42	112.2%	107.8%	122.2%
2016	74.7%	$119.48	$89.23	65.9%	$110.28	$71.95	113.4%	108.3%	124.0%
T-12 Mar 2017	74.6%	$119.07	$88.81	65.9%	$110.31	$72.05	113.1%	107.9%	123.3%
(1)	The variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the SCG Hotel Portfolio are attributable to variances in reporting methodologies and/or timing differences.

(2)	Based on operating statements provided by the borrowers and weighted based on available rooms and occupied rooms, as applicable.

(3)	Competitive Set data for each individual property provided from a third party hospitality research report.

(4)	Penetration Factor data for each individual property is calculated based on operating statements provided by the borrowers and competitive set data provided by a third party hospitality research report. Portfolio level statistics are weighted based on total room count.

A-3-37

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

The Loan. The Starwood Capital Group Hotel Portfolio loan (the “SCG Hotel Portfolio Loan”) is a fixed rate loan secured by the borrowers’ fee simple, leasehold and operating leasehold interests in a hospitality portfolio consisting of 65 properties and 6,366 rooms located across 21 states throughout the continental United States with an Original and Cut-off Date Balance of $80.0 million. The whole loan, with an aggregate original principal balance of $577,270,000 (the “SCG Hotel Portfolio Whole Loan”), was co-originated by JPMCB, DBNY, BANA and Barclays and is comprised of 17 pari passu notes, each as described below. The SCG Hotel Portfolio Loan is evidenced by the controlling Note A-1 and the non-controlling Note A-7 with an aggregate original principal balance of $80.0 million, which will be included in the DBJPM 2017-C6 mortgage trust.

The relationship between the holders of the Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16 and Note A-17 will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Starwood Capital Group Hotel Portfolio Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-7	$80,000,000	$80,000,000	DBJPM 2017-C6	Yes(1)
A-2, A-9, A-14	$91,817,500	$91,817,500	JPMCB	No
A-3, A-4	$131,817,500	$131,817,500	BANA	No
A-5, A-6, A-17	$131,817,500	$131,817,500	Barclays	No
A-8, A-10, A-11, A-12, A-13	$91,817,500	$91,817,500	DBNY	No
A-15, A-16	$50,000,000	$50,000,000	Starwood Mortgage Capital LLC	No
Total	$577,270,000	$577,270,000
(1)	The $40.0 million controlling Note A-1 is being contributed by JPMCB and the $40.0 million non-controlling Note A-7 is being contributed by GACC.

The SCG Hotel Portfolio Whole Loan has a 10-year interest only term and accrues interest at a fixed rate equal to 4.4860% per annum. The SCG Hotel Portfolio Whole Loan proceeds were used to retire existing debt, inclusive of accrued interest and other fees, of approximately $425.0 million, fund reserves of approximately $12.3 million, pay closing costs of approximately $9.0 million and return approximately $131.0 million in equity to the borrowers. Based on the portfolio appraised value of $956.0 million the Cut-off Date LTV is 60.4%. The most recent prior financing of 52 of the 65 properties that comprise the SCG Hotel Portfolio were included in previous securitizations. See the “Annex A-1” to the Preliminary Prospectus for more information.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$577,270,000	100.0%	Loan Payoff	$425,033,863	73.6%
			Reserves	12,268,991	2.1%
			Closing Costs	8,975,399	1.6%
			Return of Equity	130,991,748	22.7%
Total Sources	$577,270,000	100.0%	Total Uses	$577,270,000	100.0%

The Borrowers / Borrower Sponsor. The borrowers consists of 92 single purpose, Delaware limited liability companies and 36 single purpose, Delaware limited partnerships, each structured to be bankruptcy remote, with two independent directors in its organizational structure. See the “Footnotes to Annex A-1” to the Preliminary Prospectus for more information.

The sponsor of the borrowers and nonrecourse carve-out guarantor is SCG Hotel Investors Holdings, L.P., an affiliate of Starwood Capital Group (“SCG”). The aggregate recourse to the guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the SCG Hotel Portfolio Whole Loan outstanding at the time of the occurrence of such event, plus reasonable third-party costs incurred by the lender in connection with the enforcement of its rights. For additional information, see “Description of the Mortgage Pool–Non-Recourse Carveout Limitations” in the Preliminary Prospectus. SCG is a private alternative investment firm with a primary focus on global real estate. Since its inception in 1991, SCG has raised over $40 billion of equity capital and currently manages over $51 billion in assets. Over the past 26 years, SCG has acquired over $86.5 billion of assets across virtually every major real estate asset class, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. SCG directly employs over 2,200 professionals and approximately 16,000 additional employees through various portfolio operating companies through offices in Atlanta, Chicago, Greenwich, Hong Kong, London, Los Angeles, Luxembourg, Miami, San Francisco and Washington D.C.

The Properties. The SCG Hotel Portfolio Whole Loan is secured by the fee simple, leasehold and operating leasehold interests in 65 hospitality properties located across 21 states, totaling 6,366 rooms (each a “Property” and together, the “SCG Hotel Portfolio Properties” or the “SCG Hotel Portfolio”). A summary of each individual portfolio property is provided below:

A-3-38

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

Portfolio Summary
Property Name	City / State	Rooms	Year Built / Renovated	Allocated Loan Amount	%	Appraised Value(1)	UW NCF	%	TTM Occupancy	TTM RevPAR Penetration(2)
Larkspur Landing Sunnyvale(3)	Sunnyvale, CA	126	2000 / NAP	$34,068,063	5.9%	$52,100,000	$4,171,961	5.8%	83.8%	105.3%
Larkspur Landing Milpitas(3)	Milpitas, CA	124	1998 / NAP	28,706,103	5.0%	43,900,000	3,562,157	5.0%	85.7%	111.6%
Larkspur Landing Campbell(3)	Campbell, CA	117	2000 / NAP	25,240,446	4.4%	38,600,000	3,199,426	4.5%	84.3%	93.3%
Larkspur Landing San Francisco(3)	S. San Francisco, CA	111	1999 / NAP	20,793,943	3.6%	31,800,000	2,426,585	3.4%	84.9%	83.6%
Larkspur Landing Pleasanton(3)	Pleasanton, CA	124	1997 / NAP	20,336,214	3.5%	31,100,000	2,438,362	3.4%	82.9%	87.8%
Larkspur Landing Bellevue(3)	Bellevue, WA	126	1998 / NAP	18,112,963	3.1%	27,700,000	2,173,526	3.0%	78.8%	108.6%
Larkspur Landing Sacramento(3)	Sacramento, CA	124	1998 / NAP	13,535,680	2.3%	20,700,000	1,816,912	2.5%	83.0%	110.0%
Hampton Inn Ann Arbor North	Ann Arbor, MI	129	1988 / 2015	13,208,731	2.3%	20,200,000	1,836,126	2.6%	73.9%	123.7%
Larkspur Landing Hillsboro(3)	Hillsboro, OR	124	1997 / NAP	13,208,731	2.3%	20,200,000	1,708,763	2.4%	74.1%	77.6%
Larkspur Landing Renton(3)	Renton, WA	127	1998 / NAP	13,077,951	2.3%	20,000,000	1,694,132	2.4%	80.3%	103.3%
Holiday Inn Arlington NE Rangers Ballpark	Arlington, TX	147	2008 / 2013	12,554,833	2.2%	19,200,000	1,537,247	2.2%	78.3%	100.5%
Residence Inn Toledo Maumee	Maumee, OH	108	2008 / 2016	12,424,054	2.2%	19,000,000	1,468,871	2.1%	81.7%	142.7%
Residence Inn Williamsburg	Williamsburg, VA	108	1999 / 2012	11,900,936	2.1%	18,200,000	1,358,744	1.9%	73.0%	158.8%
Hampton Inn Suites Waco South	Waco, TX	123	2008 / 2013	10,985,479	1.9%	16,800,000	1,414,791	2.0%	77.7%	116.2%
Holiday Inn Louisville Airport Fair Expo	Louisville, KY	106	2008 / NAP	10,789,310	1.9%	16,500,000	1,388,767	1.9%	72.9%	102.1%
Courtyard Tyler	Tyler, TX	121	2010 / 2016	10,593,141	1.8%	16,200,000	1,253,360	1.8%	58.8%	125.6%
Hilton Garden Inn Edison Raritan Center (4)	Edison, NJ	132	2002 / 2014	10,593,141	1.8%	16,200,000	1,317,397	1.8%	78.1%	135.7%
Hilton Garden Inn St Paul Oakdale	Oakdale, MN	116	2005 / 2013	10,462,361	1.8%	16,000,000	1,689,847	2.4%	80.0%	141.9%
Residence Inn Grand Rapids West	Grandville, MI	90	2000 / 2017	10,331,582	1.8%	15,800,000	1,106,127	1.6%	72.6%	115.2%
Peoria, AZ Residence Inn	Peoria, AZ	90	1998 / 2013	10,266,192	1.8%	15,700,000	1,158,027	1.6%	80.8%	145.9%
Hampton Inn Suites Bloomington Normal	Normal, IL	128	2007 / 2015	10,200,802	1.8%	15,600,000	1,396,943	2.0%	70.8%	123.5%
Courtyard Chico	Chico, CA	90	2005 / 2015	10,004,633	1.7%	15,300,000	1,439,185	2.0%	84.6%	157.5%
Hampton Inn Suites Kokomo	Kokomo, IN	105	1997 / 2013	9,677,684	1.7%	14,800,000	1,255,566	1.8%	77.9%	158.5%
Hampton Inn Suites South Bend	South Bend, IN	117	1997 / 2014	9,677,684	1.7%	14,800,000	1,232,210	1.7%	69.9%	113.2%
Courtyard Wichita Falls	Wichita Falls, TX	93	2009 / 2017	9,219,956	1.6%	14,100,000	1,095,610	1.5%	77.4%	106.0%
Hampton Inn Morehead	Morehead City, NC	118	1991 / 2017	8,958,397	1.6%	13,700,000	1,094,065	1.5%	66.6%	139.7%
Residence Inn Chico	Chico, CA	78	2005 / 2014	8,696,838	1.5%	13,300,000	1,208,180	1.7%	88.0%	166.0%
Courtyard Lufkin	Lufkin, TX	101	2009 / 2017	8,304,499	1.4%	12,700,000	738,285	1.0%	64.9%	105.9%
Hampton Inn Carlisle	Carlisle, PA	97	1997 / 2014	8,239,109	1.4%	12,600,000	1,116,905	1.6%	76.1%	175.6%
Springhill Suites Williamsburg	Williamsburg, VA	120	2002 / 2012	8,239,109	1.4%	12,600,000	876,108	1.2%	71.7%	106.8%
Fairfield Inn Bloomington	Bloomington, IN	105	1995 / 2015	8,173,720	1.4%	12,500,000	1,271,230	1.8%	87.1%	106.3%
Waco Residence Inn	Waco, TX	78	1997 / 2012	7,977,550	1.4%	12,200,000	912,234	1.3%	82.0%	112.5%
Holiday Inn Express Fishers	Fishers, IN	115	2000 / 2012	7,454,432	1.3%	11,400,000	951,428	1.3%	67.1%	90.5%
Larkspur Landing Folsom(3)	Folsom, CA	84	2000 / NAP	7,258,263	1.3%	11,100,000	858,864	1.2%	86.4%	98.1%
Springhill Suites Chi. Naperville Warrenville	Warrenville, IL	128	1997 / 2013	6,865,924	1.2%	10,500,000	667,822	0.9%	67.1%	96.1%
Holiday Inn Express & Suites Paris	Paris, TX	84	2009 / NAP	6,800,535	1.2%	10,400,000	798,480	1.1%	72.6%	126.5%
Toledo Homewood Suites	Maumee, OH	78	1997 / 2014	6,800,535	1.2%	10,400,000	944,205	1.3%	82.2%	123.0%
Grand Rapids Homewood Suites	Grand Rapids, MI	78	1997 / 2013	6,604,365	1.1%	10,100,000	739,572	1.0%	84.1%	113.7%
Cheyenne Fairfield Inn and Suites	Cheyenne, WY	60	1994 / 2013	6,146,637	1.1%	9,400,000	753,591	1.1%	74.6%	117.6%
Fairfield Inn Laurel	Laurel, MD	109	1988 / 2013	6,146,637	1.1%	9,400,000	657,471	0.9%	79.9%	139.2%
Courtyard Akron Stow	Stow, OH	101	2005 / 2014	6,015,858	1.0%	9,200,000	886,115	1.2%	65.9%	98.4%
Larkspur Landing Roseville(3)	Roseville, CA	90	1999 / NAP	5,688,909	1.0%	8,700,000	786,149	1.1%	79.5%	96.9%
Towneplace Suites Bloomington	Bloomington, IN	83	2000 / 2013	5,688,909	1.0%	8,700,000	850,105	1.2%	89.1%	101.3%
Hampton Inn Danville	Danville, PA	71	1998 / 2013	5,623,519	1.0%	8,600,000	728,609	1.0%	80.0%	222.0%
Holiday Inn Norwich	Norwich, CT	135	1975 / 2013	5,558,129	1.0%	8,500,000	752,132	1.1%	56.7%	116.3%
Hampton Inn Suites Longview North	Longview, TX	91	2008 / 2013	5,492,740	1.0%	8,400,000	650,443	0.9%	63.8%	129.8%
Springhill Suites Peoria Westlake	Peoria, IL	124	2000 / 2013	5,492,740	1.0%	8,400,000	470,046	0.7%	63.3%	89.1%
Hampton Inn Suites Buda	Buda, TX	74	2008 / NAP	5,427,350	0.9%	8,300,000	853,603	1.2%	74.5%	139.5%
Shawnee Hampton Inn	Shawnee, OK	63	1996 / 2013	5,427,350	0.9%	8,300,000	618,775	0.9%	77.6%	146.0%
Racine Fairfield Inn	Racine, WI	62	1991 / 2016	5,296,570	0.9%	8,100,000	603,823	0.8%	68.6%	154.1%
HI Selinsgrove Shamokin Dam	Shamokin Dam, PA	75	1996 / 2013	5,165,791	0.9%	7,900,000	687,279	1.0%	75.6%	184.0%
Holiday Inn Express & Suites Terrell	Terrell, TX	68	2007 / 2013	4,904,232	0.8%	7,500,000	605,485	0.8%	84.0%	183.5%
Westchase Homewood Suites	Houston, TX	96	1998 / 2016	4,746,774	0.8%	9,800,000	379,742	0.5%	63.4%	142.9%
HIE & Suites Tyler South	Tyler, TX	88	2000 / 2015	4,708,062	0.8%	7,200,000	599,880	0.8%	65.9%	132.5%
HIE & Suites Huntsville	Huntsville, TX	87	2008 / 2013	4,511,893	0.8%	6,900,000	689,387	1.0%	65.5%	243.3%
Hampton Inn Sweetwater	Sweetwater, TX	72	2009 / NAP	4,119,555	0.7%	6,300,000	400,369	0.6%	62.9%	132.2%
Comfort Suites Buda Austin South	Buda, TX	72	2009 / NAP	3,465,657	0.6%	5,300,000	541,569	0.8%	76.8%	109.7%
Fairfield Inn & Suites Weatherford	Weatherford, TX	86	2009 / 2016	3,269,488	0.6%	5,000,000	311,718	0.4%	63.4%	91.1%
Holiday Inn Express & Suites Altus	Altus, OK	68	2008 / 2013	2,649,352	0.5%	4,600,000	211,948	0.3%	67.4%	151.2%
Comfort Inn & Suites Paris	Paris, TX	56	2009 / NAP	2,354,031	0.4%	3,600,000	251,060	0.4%	67.4%	146.2%
Hampton Inn Suites Decatur	Decatur, TX	74	2008 / 2013	2,252,646	0.4%	3,600,000	180,212	0.3%	64.6%	228.4%
Holiday Inn Express & Suites Texarkana E.	Texarkana, AR	88	2009 / NAP	2,086,036	0.4%	4,100,000	166,883	0.2%	66.5%	100.5%
Mankato Fairfield Inn	Mankato, MN	61	1997 / 2016	1,869,354	0.3%	3,600,000	149,548	0.2%	58.0%	100.2%
Candlewood Suites Texarkana	Texarkana, TX	80	2009 / 2014	1,445,301	0.3%	2,600,000	115,624	0.2%	75.0%	110.1%
Country Inn & Suites Houston IC Airport E.(5)	Humble, TX	62	2001 / 2017	1,372,592	0.2%	3,200,000	109,807	0.2%	54.1%	86.8%
Total / Weighted Average		6,366		$577,270,000	100.0%	$889,200,000	$71,329,392	100.0%	74.6%	123.3%
Total w/ Portfolio Premium						$956,000,000
(1)	The “As Portfolio” Appraised Value of $956.0 million for the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “As is” value of the individual properties. The sum of the value of the “As is” and “As Renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million. Additionally, the aggregate “As is” value for each individual property as of April 23, 2017 is $884.7 million.

(2)	TTM RevPAR Penetration is calculated based on operating statements provided by the borrowers and competitive set data provided by a third party hospitality research report. The SCG Hotel Portfolio weighted average is weighted based on total room count.

(3)	The Larkspur Landing properties operate pursuant to a licensing agreement with an affiliate of the borrower sponsor.

(4)	Hilton Garden Inn Edison Raritan Center is subject to a ground lease, which commenced in September 2001 for a term of 75 years with current annual ground rent of $275,517.

(5)	Country Inn & Suites Houston Intercontinental Airport East was out of service due to flood damage from May 2016 through January 2017. The borrowers used insurance proceeds of nearly $1.1 million to renovate the property, which is currently back online and in ramp up.

A-3-39

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

The SCG Hotel Portfolio Properties are comprised of 65 hotels offering a range of amenities, spanning the limited service, full service and extended stay varieties. The hotels range in size from 56 to 147 rooms with an average count of 98 rooms. The portfolio benefits from geographic diversity, in addition to an overall granular property mix. No individual portfolio property accounts for more than 2.3% of total rooms or 5.8% of underwritten net cash flow. Further, the top 10 properties based on allocated loan amount account for only 19.4% of total rooms and 35.1% of underwritten net cash flow. All 65 hotels in the SCG Hotel Portfolio are operated pursuant to management agreements with one of Hersha (39 hotels), First Hospitality (nine hotels), TMI (nine hotels), Schulte (six hotels) or Pillar (two hotels). The hotels range in age from seven to 42 years old with an average age of approximately 16 years, while 59.0% of the portfolio based on underwritten net cash flow has been renovated since 2012.

Approximately $84.8 million ($13,319 per room) of capital expenditures have been made since 2012 in order to update the portfolio and maintain competitiveness within each property’s market. Going forward, the borrowers have budgeted for approximately $28.8 million ($4,519 per room) in capital expenditures through 2019, of which approximately $5.9 million ($924 per room) is related to brand mandated property improvement plans. At origination, the borrowers reserved the approximately $5.9 million in capital expenditures related to brand mandated property improvement plan. Additionally, at origination, the borrowers reserved approximately $6.4 million ($5,000 per Larkspur Landing branded room) for any future capital work or FF&E associated with the Larkspur Landing properties. The Larkspur Landing properties operate pursuant to licensing agreements with an affiliate of the borrower sponsor, which may be terminated upon 60 days’ notice, as further described below.

Historically, the portfolio as a whole has outperformed its competitive set with occupancy, ADR and RevPAR penetration rates each in excess of 100.0% for 2014 through the trailing 12-month period ending March 31, 2017. Additionally, on a more granular level, the vast majority of the portfolio has outperformed on an individual basis, with 80.1% of the portfolio based on room count achieving a RevPAR penetration in excess of 100.0% for the trailing 12-month period ending March 31, 2017. Further, dividing the portfolio by property sub-type, the portfolio has outperformed across the limited service, extended stay and full service sectors.

A summary detailing the composition of the portfolio by property sub-type is provided below:

Property Sub-Type
Property Sub-Type	# Hotels	Rooms	% Rooms	UW NCF	% of Total UW NCF	Appraised Value(1)	Per Room	TTM RevPAR Penetration(2)
Extended Stay	22	2,244	35.2%	$35,078,267	49.2%	$441,700,000	$196,836	112.5%
Limited Service	40	3,734	58.7%	32,572,979	45.7%	403,300,000	108,007	131.5%
Full Service	3	388	6.1%	3,678,146	5.2%	44,200,000	113,918	106.4%
Total / Wtd. Avg.	65	6,366	100.0%	$71,329,392	100.0%	$956,000,000	$150,173	123.3%
(1)	The “As Portfolio” Appraised Value of $956.0 million for the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “As is” value of the individual properties. The sum of the value of the “As is” and “As Renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million. Additionally, the aggregate “As is” value for each individual property as of April 23, 2017 is $884.7 million.

(2)	TTM RevPAR Penetration is calculated based on operating statements provided by the borrowers and competitive set data provided by a third party hospitality research report. The individual property sub-types and the SCG Hotel Portfolio weighted averages are weighted based on total room count.

A summary of both historical and budgeted capital expenditures at the property is provided below:

Historical & Budgeted Capital Expenditures(1)
	2012	2013	2014	2015	2016	2017B	2018B	2019B	Total
Total	$15,974,481	$28,295,183	$14,870,099	$10,258,955	$15,388,521	$11,852,877	$5,093,750	$11,818,750	$113,552,617
Per Room	$2,509	$4,445	$2,336	$1,612	$2,417	$1,862	$800	$1,857	$17,837
(1)	Source: Borrowers.

A-3-40

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

A summary of franchise agreement expirations during the term of the loan is provided below:

Franchise Expiration Rollover
Year	# Hotels	Rooms	% Rooms	UW NCF	% of Total UW NCF	Cumulative Rooms Expiring	Cumulative % of Rooms Expiring	Cumulative UW NCF Expiring	Cumulative % of UW NCF Expiring
2017	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2018	1	90	1.8%	1,158,027	2.5%	90	1.8%	$1,158,027	2.5%
2019	3	337	6.6%	2,892,322	6.2%	427	8.4%	$4,050,349	8.7%
2020	0	0	0.0%	0	0.0%	427	8.4%	$4,050,349	8.7%
2021	1	62	1.2%	603,823	1.3%	489	9.6%	$4,654,173	10.0%
2022	21	2,025	39.8%	18,055,211	38.8%	2,514	49.4%	$22,709,384	48.8%
2023	0	0	0.0%	0	0.0%	2,514	49.4%	$22,709,384	48.8%
2024	0	0	0.0%	0	0.0%	2,514	49.4%	$22,709,384	48.8%
2025	4	378	7.4%	4,634,247	10.0%	2,892	56.8%	$27,343,631	58.8%
2026	1	128	2.5%	1,396,943	3.0%	3,020	59.3%	$28,740,574	61.8%
2027	2	140	2.8%	1,022,042	2.2%	3,160	62.1%	$29,762,616	64.0%
2028 & Beyond	21	1,929	37.9%	16,729,941	36.0%	5,089	100.0%	$46,492,556	100.0%
Total(1)	54	5,089	100.0%	$46,492,556	100.0%

(1)	The above Franchise Expiration Rollover is exclusive of the Larkspur Landing properties, which operate pursuant to a licensing agreement with an affiliate of the borrower sponsor. The Larkspur Landing brand/flag is owned by an affiliate of Starwood Capital Group. At origination, the borrowers reserved approximately $6.4 million for any future capital work or FF&E expenditures associated with the Larkspur Landing properties.

The SCG Hotel Portfolio benefits from strong brand and flag affiliations, as well as related customer loyalty programs. Approximately 60.2% based on room count and 53.0% based on underwritten net cash flow of the portfolio properties are associated with Marriott or Hilton affiliated flags, providing the portfolio with institutional quality brand affiliations across the majority of the portfolio properties. Approximately 20.1% based on room count and 34.8% by underwritten new cash flow of the portfolio properties are associated with the Larkspur Landing brand, all of which are located on the west coast. Larkspur Landing is an upscale select service and extended stay brand with exceptionally high-quality product, which has developed tremendous guest loyalty since the brand’s inception in the late 1990s. The Larkspur Landing properties operate pursuant to a licensing agreement between the related operating companies (as licensee) and an affiliate of Starwood Capital Group (as licensor), which effectively owns the licensing rights to the Larkspur Landing brand/flag. The Larkspur Landing licensing agreement for each individual property, as applicable, calls for an annual license fee in the amount of $10 and may be terminated upon 60 days’ notice of termination by either the licensor or the licensee. Per the terms of the loan documents, the Larkspur Landing licensing agreements may not be terminated by the licensor during the term of the loan unless the borrowers replace the Larkspur Landing flag with a qualified franchisor (as defined the loan documents).

In the event of any franchise or license agreement expiration, termination or cancellation in violation of the loan documents, a full excess cash flow sweep will be triggered, as further described in “Lockbox / Cash Management” herein. Additionally, there is a recourse carve-out for any material amendment, modification, expiration, cancellation or termination of any franchise or Larkspur Landing license agreement in violation of the loan documents without the prior written consent of the lender.

A-3-41

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

Flag Breakdown
Brand	# Hotels	Rooms	% of Rooms	Allocated Loan Amount ($)	Allocated Loan Amount ($)/Room	Appraised Value(1)	LTV(1)	UW NCF	% UW NCF
Larkspur Landing
Larkspur Landing	11	1,277	20.1%	$200,027,266	$156,638	$305,900,000	65.4%	$24,836,836	34.8%
Total Larkspur Landing	11	1,277	20.1%	$200,027,266	$156,638	$305,900,000	65.4%	$24,836,836	34.8%
Marriott
Residence Inn	6	552	8.7%	$61,597,152	$111,589	$94,200,000	65.4%	$7,212,183	10.1%
Courtyard	5	506	7.9%	44,138,087	$87,229	67,500,000	65.4%	5,412,556	7.6%
Fairfield Inn & Suites	6	483	7.6%	30,902,406	$63,980	48,000,000	64.4%	3,747,382	5.3%
SpringHill Suites	3	372	5.8%	20,597,773	$55,370	31,500,000	65.4%	2,013,975	2.8%
TownePlace Suites	1	83	1.3%	5,688,909	$68,541	8,700,000	65.4%	850,105	1.2%
Total Marriot	21	1,996	31.4%	$162,924,327	$81,625	$249,900,000	65.2%	$19,236,201	27.0%
Hilton
Hampton Inn & Suites	14	1,337	21.0%	$104,456,837	$78,128	$159,900,000	65.3%	$13,465,895	18.9%
Hilton Garden Inn	2	248	3.9%	21,055,502	$84,901	32,200,000	65.4%	3,007,244	4.2%
Homewood Suites	3	252	4.0%	18,151,674	$72,030	30,300,000	59.9%	2,063,519	2.9%
Total Hilton	19	1,837	28.9%	$143,664,013	$78,206	$222,400,000	64.6%	$18,536,658	26.0%
IHG
Holiday Inn Express	7	598	9.4%	$33,114,542	$55,375	$52,100,000	63.6%	$4,023,491	5.6%
Holiday Inn	3	388	6.1%	28,902,272	$74,490	44,200,000	65.4%	3,678,146	5.2%
Candlewood	1	80	1.3%	1,445,301	$18,066	2,600,000	55.6%	115,624	0.2%
Total IHG	11	1,066	16.7%	$63,462,115	$59,533	$98,900,000	64.2%	$7,817,261	11.0%
Choice
Comfort Inn	2	128	2.0%	$5,819,688	$45,466	$8,900,000	65.4%	$792,628	1.1%
Total Choice	2	128	2.0%	$5,819,688	$45,466	$8,900,000	65.4%	$792,628	1.1%
Carlson
Country Inn & Suites	1	62	1.0%	$1,372,592	$22,139	$3,200,000	42.9%	$109,807	0.2%
Total Carlson	1	62	1.0%	$1,372,592	$22,139	$3,200,000	42.9%	$109,807	0.2%
Total	65	6,366	100.0%	$577,270,000	$90,680	$956,000,000	60.4%	$71,329,392	100.0%
(1)	The “As Portfolio” Appraised Value of $956.0 million of the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “As is” value of the individual properties. The sum of the value of the “As is” and “As Renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million. Additionally, the aggregate “As is” value for each individual property as of April 23, 2017 is $884.7 million.

Environmental Matters. The Phase I environmental reports dated between March and April 2017 (each, an “ESA”) recommended no further action at the SCG Hotel Portfolio Properties, with the exception of the Hampton Inn Morehead and Hampton Inn Carlisle properties. With respect to the Hampton Inn Morehead property, the ESA recommended that certain surveys and limited subsurface investigation be conducted. With respect to the Hampton Inn Carlisle property, the ESA recommended that a regulatory file review be conducted. The borrower obtained an environmental insurance policy in lieu of any post-origination remediation work for the Hampton Inn Morehead and Hampton Inn Carlisle properties. The policy was issued by Great American E&S Insurance Company with individual and aggregate claim limits of $1.0 million and a $25,000 deductible. The policy names the lender as a named insured, was paid in full on the origination date, and has an expiration date of May 24, 2030. The loan documents require that such environmental insurance include the same coverages, terms, conditions and endorsements (and may not be amended without the prior written consent of the lender) as the lender environmental policy approved at origination.

The Market. The SCG Hotel Portfolio Properties have broad exposure to the hospitality industry across the United States with properties located across 21 states and 55 cities, covering a broad geographical area with no individual state accounting for more than 16.8% of the portfolio’s total rooms or 30.7% of underwritten net cash flow. California represents the largest exposure to a single state, with 10 properties totaling 30.7% of underwritten net cash flow. No other state accounts for more than 18.8% of total underwritten net cash flow, which is represented by 20 properties located in Texas.

A-3-42

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

Regional Breakdown
Region	# Hotels	Rooms	% of Rooms	TTM Occupancy(1)	TTM ADR(1)	TTM RevPAR(1)	TTM RevPAR Penetration(1)	UW NCF	% of UW NCF
California	10	1,068	16.8%	84.2%	$145.73	$122.71	108.5%	$21,907,781	30.7%
Texas	20	1,753	27.5%	70.2%	$105.64	$74.18	131.2%	13,438,906	18.8%
Indiana	5	525	8.2%	77.4%	$107.72	$83.34	114.0%	5,560,538	7.8%
Washington	2	253	4.0%	79.6%	$122.62	$97.56	105.9%	3,867,658	5.4%
Michigan	3	297	4.7%	76.2%	$130.98	$99.85	118.5%	3,681,825	5.2%
Ohio	3	287	4.5%	76.3%	$121.84	$92.95	121.8%	3,299,191	4.6%
Illinois	3	380	6.0%	67.1%	$105.14	$70.56	103.1%	2,534,810	3.6%
Pennsylvania	3	243	3.8%	77.1%	$123.04	$94.83	191.7%	2,532,793	3.6%
Virginia	2	228	3.6%	72.3%	$119.08	$86.15	131.4%	2,234,852	3.1%
Minnesota	2	177	2.8%	72.4%	$122.88	$88.92	127.6%	1,839,395	2.6%
Oregon	1	124	1.9%	74.1%	$115.72	$85.79	77.6%	1,708,763	2.4%
Kentucky	1	106	1.7%	72.9%	$135.94	$99.11	102.1%	1,388,767	1.9%
New Jersey	1	132	2.1%	78.1%	$126.40	$98.76	135.7%	1,317,397	1.8%
Arizona	1	90	1.4%	80.8%	$120.72	$97.54	145.9%	1,158,027	1.6%
North Carolina	1	118	1.9%	66.6%	$108.23	$72.10	139.7%	1,094,065	1.5%
Oklahoma	2	131	2.1%	72.3%	$95.08	$68.74	148.7%	830,723	1.2%
Wyoming	1	60	0.9%	74.6%	$118.88	$88.74	117.6%	753,591	1.1%
Connecticut	1	135	2.1%	56.7%	$131.41	$74.49	116.3%	752,132	1.1%
Maryland	1	109	1.7%	79.9%	$97.48	$77.87	139.2%	657,471	0.9%
Wisconsin	1	62	1.0%	68.6%	$115.68	$79.34	154.1%	603,823	0.8%
Arkansas	1	88	1.4%	66.5%	$75.50	$50.18	100.5%	166,883	0.2%
Total / Wtd. Avg.	65	6,366	100.0%	74.6%	$119.07	$88.81	123.3%	$71,329,392	100.0%
(1)	TTM Occupancy, TTM ADR and TTM RevPAR are based on borrower-provided operating statements dated as of March 31, 2017, and weighted based on available rooms and occupied rooms, as applicable. TTM RevPAR Penetration is calculated based on operating statements provided by the borrowers and competitive set data provided by a third party hospitality research report, and weighted based on total rooms. The minor variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the SCG Hotel Portfolio Properties are attributable to variances in reporting methodologies and/or timing differences.

A-3-43

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 3/31/2017(1)	U/W	U/W per Room(2)
Occupancy	73.7%	74.8%	74.7%	74.6%	74.6%
ADR	$112.28	$116.76	$119.48	$119.07	$118.83
RevPAR	$82.80	$87.29	$89.23	$88.81	$88.67

Room Revenue	$192,509,535	$202,927,905	$206,707,091	$205,120,564	$206,046,538	$32,367
F&B Revenue	4,481,265	5,413,425	5,367,185	5,436,865	5,449,118	856
Other Revenue	2,518,145	1,839,946	2,161,754	2,093,187	2,104,554	331
Total Revenue	$199,508,945	$210,181,276	$214,236,030	$212,650,616	$213,600,210	$33,553

Room Expense	$43,419,428	$44,601,150	$46,539,452	$46,836,463	$47,702,619	$7,493
F&B Expense	3,731,961	4,181,990	3,877,875	3,826,532	3,826,294	601
Other Departmental Expenses	2,076,802	754,103	883,759	857,468	857,390	135
Departmental Expenses	$49,228,191	$49,537,243	$51,301,086	$51,520,462	$52,386,303	$8,229

Departmental Profit	$150,280,754	$160,644,033	$162,934,944	$161,130,154	$161,213,908	$25,324
Operating Expenses	$56,768,412	$60,404,169	$61,876,151	$62,127,172	$62,263,971	$9,781
Gross Operating Profit	$93,512,342	$100,239,865	$101,058,793	$99,002,982	$98,949,936	$15,544

Management Fee	$6,387,948	$6,809,293	$6,853,190	$6,818,728	$7,967,134	$1,252
Property Taxes	8,481,331	8,752,425	8,874,165	8,811,094	8,818,912	1,385
Property Insurance	1,772,892	1,800,134	1,821,444	1,812,439	1,809,568	284
Ground Lease Expense	261,733	287,860	284,102	292,098	292,098	46
Other Expenses	76,316	0	0	0	0	0
FF&E	7,980,358	8,583,513	8,756,495	8,693,699	8,732,831	1,372
Total Other Expenses	$24,960,579	$26,233,225	$26,589,396	$26,428,058	$27,620,544	$4,339
Net Operating Income	$68,551,763	$74,006,639	$74,469,397	$72,574,924	$71,329,392	$11,205
Net Cash Flow	$68,551,763	$74,006,639	$74,469,397	$72,574,924	$71,329,392	$11,205
(1)	Country Inn & Suites Houston Intercontinental Airport East was out of service due to flood damage from May 2016 through January 2017. The borrowers used insurance proceeds of nearly $1.1 million to renovated the property, which is currently back online and in ramp up.

(2)	U/W per Room is based on a total of 6,366 rooms.

Property Management. The SCG Hotel Portfolio Properties are subject to operating agreements (“Operating Agreements”) with affiliates of SCG Hotel Investors Holdings, L.P. (the “Operators”) pursuant to which the Operators are responsible for the management of the SCG Hotel Portfolio Properties. The Operators subcontract such management responsibilities under management agreements with the following five managers: Hersha Hospitality Management L.P. (“Hersha”), First Hospitality Group, Inc. (“First Hospitality”), Schulte Hospitality Group, Inc. (“Schulte”), TMI Property Management, L.L.C. (“TMI”) and Pillar Hotels and Resorts, LLC (“Pillar”).

Management Company Distribution
Management Company	# Hotels	Rooms	% Rooms	UW NCF	% of Total UW NCF	Appraised Value(1)	Per Room
Hersha	39	3,859	60.6%	$44,857,243	62.9%	$565,900,000	$146,644
First Hospitality	9	981	15.4%	12,107,023	17.0%	137,400,000	$140,061
TMI	9	666	10.5%	6,259,518	8.8%	87,600,000	$131,532
Schulte	6	692	10.9%	5,458,243	7.7%	69,700,000	$100,723
Pillar	2	168	2.6%	2,647,365	3.7%	28,600,000	$170,238
Total	65	6,366	100.0%	$71,329,392	100.0%	$956,000,000	$150,173
(1)	The “As Portfolio” Appraised Value of $956.0 million for the SCG Hotel Portfolio Properties as a whole reflects an 8.1% premium to the aggregate “As is” value of in the individual properties. The sum of the value of the “As is” and “As Renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million. Additionally, the aggregate “As is” value for each individual property as of April 23, 2017 is $884.7 million.

A-3-44

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

Lockbox / Cash Management. The SCG Hotel Portfolio Whole Loan is structured with a soft springing hard lockbox and springing cash management. At origination, the borrowers were required to establish seven lender-controlled lockbox accounts. Prior to the occurrence of a Cash Management Trigger Period (as defined below), all sums payable to the borrowers under the related property management agreements, after the property managers have paid all amounts required to be paid under such agreements, are required to be deposited directly into the applicable lender-controlled lockbox account within two business days of receipt. Upon the occurrence and during the continuance of a Cash Management Trigger Period, the borrowers or managers are required to (i) deposit all revenues received by the borrowers and property managers directly into such lockbox accounts within two business days of receipt and (ii) cause all credit card companies or clearing banks to deliver all receipts directly into the applicable lender-controlled lockbox account. All funds in the lockbox accounts are required to be swept each business day into the applicable borrower’s operating account, unless a Trigger Period (as defined below) has occurred and is continuing, in which case such funds are required to be swept each business day into the applicable lender-controlled cash management account and disbursed on each payment date in accordance with the loan documents. Upon the occurrence and during the continuance of a Trigger Period, all excess cash flow is required to be swept into the applicable cash management account and held by the lender as additional collateral for the SCG Hotel Portfolio Whole Loan.

A “Cash Management Trigger Period” will commence upon the DSCR (as calculated in the loan documents) for the SCG Hotel Portfolio Whole Loan falling below 2.00x. A Cash Management Trigger Period will cease to exist upon the DSCR (as calculated in the loan documents) being at least 2.00x for two consecutive calendar quarters.

A “Trigger Period” will commence upon (i) an event of default under the loan documents, (ii) any bankruptcy or insolvency action of any property manager, (iii) any termination, expiration or cancellation of a franchise agreement or Larkspur Landing license agreement in violation of the loan documents, (iv) the DSCR (as calculated in the loan documents) for the SCG Hotel Portfolio Whole Loan falling below 1.75x or (v) any borrower is subject to an involuntary bankruptcy or insolvency action.

A Trigger Period will cease to exist upon: (a) with respect to clause (i) above, a cure of the event of default being accepted by the lender in its sole and absolute discretion, (b) with respect to clause (ii) above, the borrowers entering into a replacement management agreement with a qualified manager within 60 days of the initial bankruptcy or insolvency action (provided that such 60-day period may be extended an additional 30 days upon borrowers’ written request at lender’s reasonable discretion), (c) with respect to clause (iii) above, the borrowers entering into a replacement franchise agreement with a qualified franchisor within 60 days of the of the existing franchise agreement expiration, cancellation or termination (provided that such 60-day period may be extended an additional 30 days upon borrowers’ written request at lender’s reasonable discretion), (d) with respect to clause (iv) above, the DSCR (as defined in the loan documents) being at least 1.75x for two consecutive calendar quarters, which may be achieved at any time (x) the underwritten net cash flow has increased to achieve such DSCR threshold or (y) by a prepayment of principal or deposit of cash in an amount determined by the lender such that the DSCR is at least 1.75x for two consecutive calendar quarters (provided such prepayment is to be accompanied by applicable yield maintenance premium) and (e) with respect to clause (v) above, the date such involuntary bankruptcy or insolvency proceeding is discharged, stayed or dismissed.

Initial Reserves. At origination, the borrowers deposited (i) $6,385,000 into a Larkspur Landing capital FF&E work reserve account to be used towards capital work and FF&E expenditures only at the Larkspur Landing flagged properties and (ii) $5,883,991 into a general capital work reserve account to be used towards existing capital improvement and property improvement plan work as described in the loan documents.

Ongoing Reserves. Upon the occurrence and during the continuance of a Trigger Period, on a monthly basis, the borrowers are required to make deposits of (i) 1/12 of the required annual taxes, (ii) 1/12 of the annual insurance premiums if, among other things, (a) an acceptable blanket policy is no longer in place or (b) an event of default has occurred and is continuing and (iii) 1/12 of the ground rent that lender reasonably estimates will be payable under the ground lease encumbering the single leasehold property.

On a monthly basis, regardless of whether a Trigger Period has occurred and is continuing, the borrowers are required to make deposits equal to the greater of (a) 4.0% of gross revenue for the calendar month that is two months prior to the applicable payment date and (b) the amount required under the franchise agreement for FF&E work. For any future capital work required under any franchise agreement after the origination date of the loan, the borrowers are required to deposit into a future capital work reserve account an amount equal to (x) 100.0% of any future capital work required pursuant to a replacement franchise agreement mandated property improvement plan less (y) any amounts then on deposit in the FF&E reserve account (provided that a capital work guaranty or a letter of credit may be provided by the guarantor in lieu of such deposit).

A-3-45

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. From and after the date that is the earlier of (i) May 24, 2018 and (ii) the date that all notes comprising of the SCG Hotel Portfolio Whole Loan have been securitized, certain direct and indirect owners of the borrowers are permitted to obtain mezzanine financing secured by the direct or indirect ownership interests in the borrowers upon satisfaction of certain terms and conditions including, among others, (i) no event of default has occurred and is continuing, (ii) the combined LTV ratio does not exceed 64.9%, (iii) the combined DSCR (calculated as described in the mortgage loan documents) is not less than 2.65x, (iv) in the event that the mezzanine loan bears a floating rate of interest, the mezzanine borrowers have obtained an interest rate cap agreement from a provider reasonably acceptable to the mortgage lender containing a strike rate that provides for a DSCR of not greater than 1.75x, (v) the mezzanine lenders have entered into an intercreditor agreement reasonably acceptable to the mortgage lender, and (vi) the borrowers deliver a rating agency confirmation.

Partial Releases. After June 1, 2018, the borrowers may obtain the release of an individual property or properties from the lien of the mortgage loan subject to, among other terms and conditions: (i) no monetary event of default has occurred and is continuing, (ii) the remaining collateral has a DSCR (as calculated in the loan documents) no less than the greater of (a) 2.65x and (b) the DSCR in place immediately prior to the release and (iii) payment of a Release Price (as defined below), together with the related yield maintenance premium associated with the Release Price, provided the DSCR test may be satisfied with an additional prepayment of principal (with the related yield maintenance premium, as applicable) or a cash deposit with lender in an amount reasonably determined by the lender to meet such test. The “Release Price” is an amount equal to, (a) if less than $57,727,000 has been prepaid to date, 105% of the allocated loan amount of each such individual property, (b) if less than $86,590,500 has been prepaid to date, 110% of the allocated loan amount of each such individual property, (c) if less than $115,454,000 has been prepaid to date, 115% of the allocated loan amount of each such individual property and (d) (x) for all amounts prepaid in excess of $115,454,000 or (y) if any release property is to be conveyed to an affiliate of the borrowers, principals, operating companies or guarantors, 120% of the allocated loan amount of each such individual property.

In addition, with respect to the Holiday Inn Express & Suites Terrell property, pursuant to a recorded declaration, Tanger Properties Limited Partnership, together with its successors and assigns, have the right to purchase the property. In the event that such purchase option is exercised, the applicable borrower is required to promptly cause the release of the property in compliance with the release provisions described above (except that the applicable borrower may release the property during the lockout period with payment of the applicable yield maintenance premium). The SCG Hotel Portfolio Whole Loan documents require that any release of such property in connection with the exercise of the purchase option be in compliance with the release provisions described above (except that the release may occur on or prior to June 1, 2018 with payment of the applicable yield maintenance premium). The SCG Hotel Portfolio Whole Loan is recourse to the guarantor for any losses suffered by the lender if and when the purchase option is exercised.

Ground Lease. The Hilton Garden Inn Edison Raritan Center property is subject to a ground lease, which expires on September 30, 2076 with no extension options. The ground lease requires a current annual rent of $275,517 and is subject to scheduled rent increases every five years during the term of the ground lease. Please see the representation and warranty regarding ground leases and the exceptions thereto in the Preliminary Prospectus for additional information regarding the risks associated with this ground lease.

Substitution. None.

A-3-46

Various	Collateral Asset Summary – Loan No. 4 Starwood Capital Group Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 60.4% 2.72x 12.4%

A-3-47

9669 Forest Lane Dallas, TX 75243	Collateral Asset Summary – Loan No. 5 Vineyards at Forest Edge	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,110,000 69.5% 1.47x 9.6%

A-3-48

9669 Forest Lane Dallas, TX 75243	Collateral Asset Summary – Loan No. 5 Vineyards at Forest Edge	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,110,000 69.5% 1.47x 9.6%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Irving Langer; Barry J. Leon
Borrower:	Indigo Vineyards Owner LLC
Original Balance:	$68,110,000
Cut-off Date Balance:	$68,110,000
% by Initial UPB:	6.0%
Interest Rate:	4.7100%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2027
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Soft / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$491,461	$98,292
Insurance:	$0	Springing
Replacement:	$0	$26,593
Required Repairs:	$40,000	NAP

Financial Information
Cut-off Date Balance / Unit:	$55,920
Balloon Balance / Unit:	$45,532
Cut-off Date LTV:	69.5%
Balloon LTV:	56.6%
Underwritten NOI DSCR:	1.54x
Underwritten NCF DSCR:	1.47x
Underwritten NOI Debt Yield:	9.6%
Underwritten NCF Debt Yield:	9.2%
Underwritten NOI Debt Yield at Balloon:	11.8%
Underwritten NCF Debt Yield at Balloon:	11.2%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Dallas, TX
Year Built / Renovated:	1983, 1984 / 2015
Total Units:	1,218
Property Management:	City Gate Property Group LLC
Underwritten NOI:	$6,553,067
Underwritten NCF:	$6,233,951
Appraised Value:	$98,000,000
Appraisal Date:	March 10, 2017

Historical NOI(2)
Most Recent NOI:	$6,244,940 (March 31, 2017)
2016 NOI:	$6,007,811 (December 31, 2016)
2015 NOI:	$4,159,963 (December 31, 2015)
2014 NOI:	$3,525,832 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	92.9% (March 22, 2017)
2016 Occupancy:	91.5% (December 31, 2016)
2015 Occupancy:	91.3% (December 31, 2015)
2014 Occupancy:	85.7% (December 31, 2014)
(1)	See “Initial Reserves” and “Ongoing Reserves” herein.
(2)	The borrower purchased the Vineyards at Forest Edge Property in December 2015 and subsequently hired City Gate Property Group LLC to manage the property. Since then, rental rates increased by $125 per unit on average, utility billing income increased and expenses decreased which resulted in an approximately 50.1% increase in NOI from 2015 to the trailing 12 months ending in March 2017.

A-3-49

9669 Forest Lane Dallas, TX 75243	Collateral Asset Summary – Loan No. 5 Vineyards at Forest Edge	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,110,000 69.5% 1.47x 9.6%

The Loan. The Vineyards at Forest Edge loan (the “Vineyards at Forest Edge Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 1,218-unit multifamily property located in Dallas, Texas (the “Vineyards at Forest Edge Property”) with an Original and Cut-Off Date Balance of $68.11 million. The Vineyards at Forest Edge Loan has a 10-year term and amortizes on a 30-year schedule. The Vineyards at Forest Edge Loan accrues interest at a fixed rate equal to 4.7100%. Loan proceeds were used to refinance existing debt of approximately $39.1 million, fund a partnership buyout of approximately $10.9 million, fund approximately $0.5 million in upfront reserves, pay transaction costs of approximately $0.9 million and return approximately $16.7 million of equity to the borrower sponsor. Based on the “As is” appraised value of $98.0 million as of March 10, 2017, the Cut-off Date LTV is 69.5%. The most recent prior financing of the Vineyards at Forest Edge Property was included in the COMM 2014-CCRE17.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$68,110,000	100.0%	Loan Payoff	$39,081,011	57.4%
			Partnership Buyout	$10,928,723	16.0%
			Closing Costs	$906,645	1.3%
			Reserves	$531,461	0.8%
			Return of Equity	$16,662,161	24.5%
Total Sources	$68,110,000	100.0%	Total Uses	$68,110,000	100.0%

The Borrower / Borrower Sponsor. The borrower is Indigo Vineyards Owner LLC, a single purpose Delaware limited liability company, structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsors of the borrowers and the nonrecourse carve-out guarantors are Irving Langer and Barry J. Leon, on a joint and several basis.

Irving Langer is the founder and President of Galil Management, a family-owned multifamily development and management company based in New York, New York. Founded in 1971, Galil Management has a current portfolio of approximately 9,000 apartment units. Prior to founding Galil Management, Mr. Langer was employed with Public Realty in Brooklyn. Mr. Langer currently owns 56 commercial properties, the majority of which are multifamily or mixed-use (multifamily and commercial). Mr. Langer is involved in a lawsuit regarding alleged violations of the New York Labor Law. For additional information, see “Description of the Mortgage Pool – Litigation and Other Considerations” in the Preliminary Prospectus.

Barry J. Leon has over 20 years of real estate experience, with a concentration on multifamily assets. He is a partner in the New York-based CPA firm Leon & Co, CPAs, PC. Mr. Leon currently owns 11 multifamily properties totaling 2,795 units, as well as four properties under development, six condo units in Brooklyn and two commercial properties totaling 46,350 sq. ft.

The Property. The Vineyards at Forest Edge Property is a 1,218-unit Class B garden-style multifamily property that is situated on 43.851 acres in Dallas, Texas. The Vineyards at Forest Edge Property was originally constructed as four separate apartment complexes – The Bend and The Run, each built in 1983, and The Bluffs and The Landing, which were built in 1984. The improvements consist of 131 buildings, comprised of 115 apartment buildings, one leasing office, two clubhouse buildings, one fitness center, eight laundry buildings and four boiler buildings. The Vineyards at Forest Edge Property amenities include nine swimming pools, one playground, BBQ areas, a dog park, four sport courts and controlled access gates. Surface parking is provided throughout the Vineyards at Forest Edge Property with a total of 1,999 spaces, which equates to approximately 1.64 spaces per unit.

The Vineyards at Forest Edge Property apartment buildings consist of 967,151 sq. ft. of net rentable area, resulting in an average unit size of 794 sq. ft. The Vineyards at Forest Edge Property’s unit mix includes 26 different one-, two- and three-bedroom floor plans. Unit interiors typically feature carpet in the living areas and ceramic tile and vinyl flooring in the bathrooms and kitchens. Kitchens are equipped with stainless steel sinks, composition board cabinets, and plastic laminate countertops, as well as a standard appliance package that includes an electric range/oven with vent hood, refrigerator and dishwasher. Unit amenities include kitchen pantries, ceiling fans, walk-in closets, and vaulted ceilings, sunroom, washer/dryer hookups and patio/balcony in select units.

Since acquiring the Vineyards at Forest Edge Property in December 2015, the borrower has invested approximately $1.5 million in capital improvements to the Vineyards at Forest Edge Property, which are detailed below. Additionally, the prior owner invested approximately $9.2 million in capital improvements to the Vineyards at Forest Edge Property between 2010 and March 2015. The prior owner’s renovations included interior improvements of approximately $4.3 million, roof replacement of approximately $1.75 million, exterior painting of $667,276, other exterior improvements of approximately $1.54 million, common area renovations of $558,719, and other miscellaneous items of $376,540. According to the borrower sponsors, with respect to unit interiors, 373 units, approximately 30.6% of the units, have received some form of renovation over the past few years. Over 100 units have been fully renovated by the borrower, and the previous owner renovated approximately 120 units. Additionally, 141 units have been partially renovated as units turned over. A full renovation consists of new appliances, faux-wood vinyl flooring, and upgraded fixtures. As of March 22, 2017, 232 units have been fully renovated and 141 units have been partially renovated.

A-3-50

9669 Forest Lane Dallas, TX 75243	Collateral Asset Summary – Loan No. 5 Vineyards at Forest Edge	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,110,000 69.5% 1.47x 9.6%

Historical Capital Expenditures
Description	Total
Landscape & Irrigation	$59,426
HVAC	$69,504
Unit Interiors	$1,092,135
Exterior Building Improvements	$99,732
Boiler Repair / Replacement	$19,324
Signage	$24,977
Fitness Center	$27,097
Gates	$33,075
General Plumbing Replacement	$10,251
Life Safety	$19,341
Other Misc. Improvements	$87,736
Total	$1,542,598

Environmental Matters. The Phase I environmental reports dated March 16, 2017 recommended no further action at the Vineyards at Forest Edge Property.

The Market. The Vineyards at Forest Edge Property is located in the northeast portion of Dallas, Texas within the larger Dallas / Fort Worth Core Based Statistical Area (the “Dallas/Fort Worth CBSA”). The Dallas/Fort Worth CBSA is one of the largest CBSA’s in the United States with approximately 7.06 million residents as of 2016, according to an industry report, indicating an annual growth rate of 1.59% since 2010. Major industries in the Dallas/Fort Worth CBSA include trade, transportation and utilities, manufacturing, aviation and aerospace, education and healthcare. Moreover, the Dallas/Fort Worth CBSA serves as the corporate headquarters for 17 of the Fortune 500 and 35 Fortune 1000 companies. In 2016, the estimated median household income for the Dallas/Fort Worth CBSA was $60,841, greater than median household income for the state of Texas of $54,075.

The Vineyards at Forest Edge Property is located approximately 10 miles from the Dallas central business district and is bounded by Main Street / Belt Line Road to the north, East Northwest Highway to the south, Jupiter Road to the east, and US Highway 75 to the west. The Vineyards at Forest Edge Property’s neighborhood is approximately 85% to 90% built-up, predominately with mixed use commercial, office, industrial and residential developments. The neighborhood is located in close proximity to the city of Richardson and the Telecom Corridor, an approximately 30-mile area with a concentration of high-tech office and industrial developments. Major developments in the Telecom Corridor include the Texas Instruments campus, Blue Cross Blue Shield’s headquarters, a 5000-employee campus for AT&T and Medical City Dallas, a state-of-the-art medical facility with a medical team of more than 1,150 physicians offering more than 95 specialties.

Access to the Vineyards at Forest Edge Property’s neighborhood is provided via LBJ Freeway (I-635) and US Highway 745 (North Central Expressway) which provide access to the Dallas central business district to the south, Oklahoma to the north, and the outer lying suburbs of Dallas to the east and west. The DART Blue Line, a light rail system operated by the Dallas Area Rapid Transit, also runs through the neighborhood providing access to downtown Dallas. The LBJ/Skillman DART Station is located one mile southeast of the Property. The DART bus system also serves the neighborhood, with a bus stop located adjacent to the Vineyards at Forest Edge Property to the east along Audelia Road at Forest Road.

The appraiser identified five comparable properties to the Vineyards at Forest Edge Property. The comparable properties’ occupancy levels ranged from 94.0% to 99.0%, with a weighted average of 96.0%. Asking monthly rental rates range from $1.09 PSF to $1.22 PSF with a weighted average of $1.16 PSF. The comparable properties are detailed below.

A-3-51

9669 Forest Lane Dallas, TX 75243	Collateral Asset Summary – Loan No. 5 Vineyards at Forest Edge	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,110,000 69.5% 1.47x 9.6%

Competitive Set(1)
Property	Year Built	# of Units	Average Unit Size (Sq. Ft.)	Occupancy	Average Monthly Rental Rate	Average Monthly Rental Rate PSF

Vineyards at Forest Edge	1983, 1984	1,218	794(2)	93%(2)	$918	$1.16
Forest Cove I & II	1978	456	712	99%	$802	$1.13
Sienna Creek	1980	152	838	97%	$918	$1.09
Riviera	1980	244	794	95%	$887	$1.12
Solaris	1983	430	743	95%	$905	$1.22
The Lex	1982	144	826	94%	$987	$1.20
Total / Wtd. Avg.(3)		1,426	760	96%	$879	$1.16
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated March 22, 2017.

(3)	Total / Wtd. Avg. does not include the Vineyards at Forest Edge Property.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2014	2015	2016	T-12 March 2017	U/W	U/W per Unit
Gross Potential Rent	$9,402,959	$9,695,291	$11,009,216	$11,456,254	$12,036,465	$9,882
Total Other Income	1,080,621	1,280,421	1,566,102	1,784,908	1,705,781	1,400
Less: Vacancy, Bad Debt & Concessions(2)	(1,652,837)	(1,068,898)	(1,352,745)	(1,513,593)	(1,660,124)	(1,363)
Effective Gross Income	$8,830,743	$9,906,814	$11,222,573	$11,727,569	$12,082,122	$9,920
Total Operating Expenses	5,304,911	5,746,851	5,214,762	5,482,629	5,529,054	4,539
Net Operating Income	$3,525,832	$4,159,963	$6,007,811	$6,244,940	$6,553,067	$5,380
Capital Expenditures	1,938,052	1,096,423	1,476,409	1,237,610	319,116	262
Net Cash Flow	$1,587,780	$3,063,540	$4,531,402	$5,007,330	$6,233,951	$5,118

(1)	The borrower purchased the Vineyards at Forest Edge Property in December 2015 and subsequently hired City Gate Property Group LLC to manage the property. Since then, rental rates increased by $125 per unit on average, utility billing income increased and expenses decreased which resulted in an approximately 50.1% increase in NOI from 2015 to the trailing 12 months ending in March 2017.

(2)	U/W Vacancy, Bad Debt & Concessions collectively represent 13.8% of U/W Gross Potential Rent. U/W Vacancy represents actual economic vacancy per the underwritten rent roll dated March 31, 2017. U/W Bad Debt is based on trailing 12 months ending March 2017 collection loss. U/W Concessions are consistent with actual trailing six-month concessions at the Vineyards at Forest Edge Property.

Property Management. The Vineyards at Forest Edge Property is managed by City Gate Property Group LLC (“City Gate”). City Gate, founded in 2014, is a Dallas-based property manager that provides full-service residential property management. City Gate’s principals have experience in multifamily property management, asset management, development, acquisitions and dispositions. As of May 2017, City Gate manages a portfolio of 44 properties, the majority of which are located in the greater Dallas/Fort Worth market.

Lockbox / Cash Management. The Vineyards at Forest Edge Loan is structured with a soft lockbox and springing cash management. All rents and other gross revenue from the Vineyards at Forest Edge Properties are required to be deposited by the borrowers or property manager into a clearing account within two business days of receipt. Provided no Trigger Period (as defined below) exists, amounts on deposit in the clearing account are required to be transferred daily to the borrower’s operating account. During a Trigger Period, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account are required to be swept daily into a lender-controlled deposit account and applied to payment of all monthly amounts due under the loan documents.

A “Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default or (ii) the debt service coverage ratio being less than 1.15x. A Trigger Period will expire, with regard to clause (i), upon the cure of such event of default, if applicable and with regard to clause (ii), upon the debt service coverage ratio equaling or exceeding 1.20x for two consecutive calendar quarters.

Initial Reserves. At loan origination, the borrower deposited (i) $491,461 into a tax reserve account and (ii) $40,000 into a required repairs reserve account, which represents approximately 125.0% of the engineer’s estimated immediate repairs.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $98,292, into a tax reserve account, (ii) $26,593 ($262 per unit annually) into a capital expenditure account and (iii) 1/12 of the annual insurance premiums into an insurance reserve account if an acceptable blanket policy is no longer in place.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-52

9669 Forest Lane Dallas, TX 75243	Collateral Asset Summary – Loan No. 5 Vineyards at Forest Edge	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$68,110,000 69.5% 1.47x 9.6%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Vineyards at Forest Edge
9669 Forest Lane
Dallas, TX 75243
Plano
Addison
Richardson
Farmers Branch
Garland
University Park
Dallas
Oak Cliff
ADDISON AIRPORT
DALLAS LOVE FIELD AIRPORT
Preston Park Village
The Medical Center Of Plano
Baylor Scott & White Medical Center - Plano
Collin Creek Mall
University Of Texas At Dallas
Pavilion North Shopping Center
Richardson Plaza
Methodist Campus for Continuing Care
The Shops at Promenade
Spring Creek Village
Dal-Rich Towne Square
Richland Village
Richardson Square
Richland College
Forest Audelia Village
Brookhaven College
Galleria Dallas
Valley View Center
Dallas Medical Center
Medical City Children's Hospital
Webb Chapel Village
NORTH DALLAS
LAKE HIGHLANDS
Preston Oaks Shopping Center
PRESTON HOLLOW
Texas Health Presbyterian Hospital Dallas
NORTHWEST DALLAS
Northpark Center
Timber Creek Crossing
Medallion Center
BLUFFVIEW
Southern Methodist University
White Rock Town Center
Casa Linda Plaza
Dallas Arboretum And Botanical Garden
Ut Southwestern Medical Center
Dallas Market Center
UPTOWN
KNOX / HENDERSON
Eastfield College
Town East Mall
DESIGN DISTRICT
American Airlines Center
Baylor University Medical Center
WEST DALLAS
Kay Bailey Hutchison Convention Center
CBD
Cotton Bowl Stadium
Starplex Pavilion
CEDARS
KESSLER
Methodist Dallas Medical Center
Firewheel Town Center
Allen
Flower Mound
Lewisville
Hebron
Carrollton
Watauga
Fort Worth
Irving
Arlington
Grand Prairie
Oak Cliff
Duncanville
Mansfield
Lancaster

A-3-53

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

A-3-54

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	Blackstone Property Partners Lower Fund 1 L.P.
Borrower:	BPP 211 Main Owner LLC
Original Balance(1):	$60,000,000
Cut-off Date Balance(1):	$60,000,000
% by Initial UPB:	5.3%
Interest Rate:	3.5547%
Payment Date:	6th of each month
First Payment Date:	May 6, 2017
Maturity Date:	April 6, 2024
Amortization:	Interest Only
Additional Debt(1)(2):	$110,219,000 Pari Passu Debt; $25,000,000 Subordinate Secured Debt;
Call Protection(3):	YM1(26), DorYM1(51), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing

Financial Information
	Senior Notes(5)	Total Debt(6)
Cut-off Date Balance / Sq. Ft.:	$408	$468
Balloon Balance / Sq. Ft.:	$408	$468
Cut-off Date LTV:	57.9%	66.4%
Balloon LTV:	57.9%	66.4%
Underwritten NOI DSCR:	2.51x	2.08x
Underwritten NCF DSCR:	2.49x	2.07x
Underwritten NOI Debt Yield:	9.0%	7.9%
Underwritten NCF Debt Yield:	9.0%	7.8%
Underwritten NOI Debt Yield at Balloon:	9.0%	7.9%
Underwritten NCF Debt Yield at Balloon:	9.0%	7.8%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	San Francisco, CA
Year Built / Renovated:	1973 / 1998
Total Sq. Ft.:	417,266
Property Management:	Equity Office Management, L.L.C.
Underwritten NOI(7):	$15,373,221
Underwritten NCF:	$15,289,768
Appraised Value:	$294,000,000
Appraisal Date:	March 13, 2017

Historical NOI
Most Recent NOI(7):	$9,770,862 (December 31, 2016)
2015 NOI:	$9,822,319 (December 31, 2015)
2014 NOI:	$9,753,604 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	100.0% (June 6, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $60.0 million represents the senior non-controlling Note A-2 which, together with the remaining pari passu Senior Notes for an aggregate original principal balance of $170.219 million and the B Notes with an original principal balance of $25.0 million, comprises the 211 Main Street Whole Loan with an aggregate original principal balance of $195.219 million. For additional information regarding the pari passu Senior Notes and B Note, see “The Loan” and “Current Mezzanine or Subordinate Indebtedness” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)	The borrower has the option to prepay the 211 Main Street Whole Loan in whole or in part at any time during the term of the loan with the payment of a yield maintenance premium, if such prepayment occurs prior to the open period. Defeasance of the 211 Main Street Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the final REMIC trust that holds any Senior Note evidencing the 211 Main Street Whole Loan or (ii) the third anniversary of the first payment date. The assumed defeasance lockout period of 26 payments is based on the expected closing date of the DBJPM 2017-C6 Trust in June 2017. The actual defeasance lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate principal balance of $170.219 million.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 211 Main Street Whole Loan, which has an aggregate principal balance of $195.219 million, and includes the B Notes that have an aggregate principal balance of a $25.0 million.

(7)	The increase in Underwritten NOI from Most Recent NOI is driven by a straight line average of Charles Schwab’s future rent inclusive of rent steps over the course of the loan term. Charles Schwab renewed its lease in October 2016 and, beginning in May 2018 through April 2028, is required to pay contractual base rent of $37.78 PSF with 3.0% annual increases.

A-3-55

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

Tenant Summary
Tenant	Ratings(1) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)(2)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration

Charles Schwab(3)	A/A2/A	417,266	100.0%	$38.25	100.0%	4/30/2028
Total / Wtd. Avg.		417,266	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Based on the underwritten rent roll. All tenant spaces are subject to re-measurement when leases expire.

(3)	U/W Base Rent PSF represents the straight line average of Charles Schwab’s rent steps over the course of the loan term. The initial rent under the extension term starting in May 2018 is $37.78 PSF, and the rent under the current term is $23.40 PSF.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	1	417,266	100.0%	417,266	100.0%	$38.25	100.0%	100.0%
Vacant	NAP	0	0.0%	417,266	100.0%	NAP	NAP
Total / Wtd. Avg.	1	417,266	100.0%			$38.25	100.0%

(1)	Based on the underwritten rent roll. All tenant spaces are subject to re-measurement when leases expire.

A-3-56

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

The Loan. The 211 Main Street loan (the “211 Main Street Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 17-story Class A office building consisting of 417,266 sq. ft. and located at 211 Main Street in San Francisco, California (the “211 Main Street Property”). The 211 Main Street Loan is evidenced by the non-controlling Note A-2 and has an original principal balance of $60.0 million. The 211 Main Street Loan is part of a $195.219 million whole loan that is evidenced by six promissory notes: three senior pari passu notes with an aggregate original principal balance of $170.219 million (the “Senior Notes”) and three B Notes with an aggregate original principal balance of $25.0 million (the “B Notes” and, together with the Senior Notes, the “211 Main Street Whole Loan”). Only the 211 Main Street Loan will be included in the DBJPM 2017-C6 mortgage trust. One of the Senior Notes with an aggregate original principal balance of $65.219 million is expected to be contributed to the JPMCC 2017-JP6 mortgage trust. The remaining Senior Note with an original principal balance of $45.0 million is held by JPMCB or an affiliate and is expected to be contributed to one or more future securitizations.

The relationship between the holders of the Senior Notes and the B Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool–Whole Loans–The 211 Main Street Whole Loan” in the Preliminary Prospectus

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$45,000,000	JPMCB	No
A-2	$60,000,000	$60,000,000	DBJPM 2017-C6	No(1)
A-3	$65,219,000	$65,219,000	JPMCC 2017-JP6	No
B-1, B-2, B-3	$25,000,000	$25,000,000	Apollo(2)	Yes(3)
Total	$195,219,000	$195,219,000
(1)	The 211 Main Street Whole Loan will be serviced pursuant to the DBJPM 2017-C6 PSA.

(2)	The B-Notes are held by Athene Annuity and Life Company, Athene Annuity and Life Company and American Equity Investment Life Insurance Company.

(3)	Note B-1 is the controlling note with respect to the 211 Main Street Whole Loan.

The 211 Main Street Loan has a seven-year term and pays interest only for the term of the loan. The 211 Main Street Loan accrues interest at a fixed rate equal to 3.55470% and has a Cut-off Date Balance of $60.0 million. The 211 Main Street Whole Loan proceeds, in addition to approximately $107.1 million of cash equity from the borrower sponsor, were used to purchase the 211 Main Street Property for approximately $292.9 million and pay closing costs of approximately $9.4 million. Based on the appraised value of $294.0 million as of March 13, 2017, the Cut-off Date LTV for the Senior Notes is 57.9%. Additionally, the appraisal concluded a “Go Dark Value” of $197.0 million, which assumes the 211 Main Street Property is 100.0% vacant and factors in market rent, downtime, expenses and lease-up costs. The most recent prior financing of the 211 Main Street Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$195,219,000	64.6%	Purchase Price	$292,881,810	96.9%
Borrower Sponsor Equity	$107,062,820	35.4%	Closing Costs	$9,400,010	3.1%

Total Sources	$302,281,820	100.0%	Total Uses	$302,281,820	100.0%

The Borrower / Borrower Sponsor. The borrower, BPP 211 Main Owner LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the nonrecourse carve-out guarantor is Blackstone Property Partners Lower Fund 1 L.P., an affiliate of The Blackstone Group L.P. (“Blackstone”). The liability of the guarantor under the full recourse carve-out provisions in the loan documents is capped at 15% of the then current outstanding principal balance of the 211 Main Street Whole Loan plus enforcement costs in accordance with enforcing of the guaranty. Additionally, the guarantor is not a party to the environmental indemnity agreement. The borrower obtained an environmental insurance policy meeting the requirements of the 211 Main Street Whole Loan documents, which, among other things, has a term expiring on March 28, 2026 and includes policy limits of $5.0 million for each pollution condition and $5.0 million in the aggregate, with a $50,000 deductible.

In addition to the standard nonrecourse carve-out guaranties, the guarantor delivered a guaranty which guarantees, up to a cap of $12,191,209, among other things, the borrower’s outstanding TI/LC allowances under the Charles Schwab lease as of the origination date (as described under “The Property”). For additional information, see “Initial Reserves” below.

Blackstone is a global alternative asset manager, with total assets under management of approximately $366.6 billion as of December 31, 2016. Specifically, Blackstone’s real estate group, founded in 1991, is a large real estate investment manager, with approximately $102.0 billion of total assets under management as of December 31, 2016. Blackstone was founded in 1985 by Stephen Schwarzman and Peter Peterson and has grown to employ over 2,200 employees across 30 cities around the world.

A-3-57

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

The Property. The 211 Main Street Property is a 17-story, 417,266 sq. ft., Class A office building located at the southeast intersection of Main Street and Spear Street in San Francisco, California. The property features views of downtown San Francisco and the San Francisco – Oakland Bay Bridge, as well as a penthouse boardroom, executive level offices on the top three floors, a full kitchen, cafeteria and dining hall on the ninth floor, a large ground floor conference room and an auditorium. Additionally, the property features an on-site parking garage with 42 parking spaces resulting in a parking ratio of approximately 0.10 spaces per 1,000 sq. ft. of net rentable area.

The 211 Main Street Property was originally constructed in 1973 and most recently renovated in 1998 and since 2009 has served as the global headquarters of Charles Schwab & Co., Inc. (“Charles Schwab”). The 211 Main Street Property is located in the South Financial District office submarket and features access to major public transportation lines, including the Embarcadero BART train station, which is located two blocks northwest. Additionally, the 211 Main Street Property is within walking distance of certain San Francisco destinations including the Union Square shopping district, Treasure Island, Westfield San Francisco Centre shopping mall, Rincon Park, several notable museums and AT&T Park, home of the San Francisco Giants major league baseball team.

The 211 Main Street Property is expected to benefit from the completion of the Transbay Transit Center, a mass-transit hub that is expected to connect eight Bay Area counties through 11 transportation systems including the BART, AC Transit, Amtrak, Caltrain and California’s planned high speed rail system. According to the Transbay Joint Powers Authority, the larger development, which is located approximately 0.5 miles northeast of the 211 Main Street Property, is expected to include 4,400 residential units, approximately 100,000 sq. ft. of new retail space and an approximately 1.4 million sq. ft. office tower. The project is also expected to feature City Park, a 5.4-acre rooftop public park with a variety of activities and amenities including an open area amphitheater, gardens, open grass areas and restaurant and café. The Transbay Transit Center consists of two primary components, with the first phase expected to be completed in the fall of 2017. The first phase will include construction of the above-ground portion of the new Transit Center, the below-grade rail levels and the bus ramp connecting the Transit Center to the San Francisco – Oakland Bay Bridge. A timeline has not been provided yet for the construction of phase two, which includes the downtown rail extension.

Since 1998, Charles Schwab has invested approximately $25.0 million in capital improvements into the 211 Main Street Property in an effort to modernize and upgrade building attributes. Major renovations have included the renovation of the second and third floors to trading floors, construction of an auditorium, penthouse expansion, lobby renovation and general updates to the building mechanics. As part of the October 2016 renewal, the lease includes a provision that requires approximately $18.2 million in additional capital improvements to be invested in the property, of which approximately $6.0 million is required to be paid for Charles Schwab and approximately $12.2 million is required to be paid for by the borrower. At origination, the borrower sponsor provided a guaranty for all outstanding tenant improvement obligations.

As of June 6, 2017, the 211 Main Street Property is 100.0% occupied by Charles Schwab (A/A2/A by Fitch/Moody’s/S&P) through April 30, 2028.

Environmental Matters. The Phase I environmental report dated February 24, 2017 recommended no further action at the 211 Main Street Property.

Major Tenant.

Charles Schwab (417,266 sq. ft.; 100.0% of NRA; 100.0% of U/W Base Rent; A/A2/A by Fitch/Moody’s/S&P) Charles Schwab, an American bank and brokerage firm, operates over 335 branches in 46 states across the United States. The company and its subsidiaries specialize in wealth management, securities brokerage, banking, asset management, custody and financial advisory services. The company was founded in 1971 by Charles S. Schwab and the 211 Main Street Property has served as its global headquarters since 2009.

Charles Schwab has occupied the 211 Main Street Property since 1998. Charles Schwab most recently renewed its lease in October 2016 for an extension term starting in May 2018 for a 10-year period through April 2028. Charles Schwab’s lease contains two consecutive options to extend the lease for the entire premises, with different extension periods applying to different floors, ranging from five years to 14 years when fully exercised. Additionally, the lease contains two partial extension options ranging from seven-year to 14-year periods, contingent on how many floors Charles Schwab elects to renew.

The Market. The 211 Main Street Property is located in the central business district of San Francisco, California, in the South Financial District office submarket within the greater San Francisco – Redwood City – South San Francisco market and the South Financial District submarket consists of the area bounded by Market Street and Interstate Highway 80 between 3rd Street and The Embarcadero. Additionally, according to a market data provider, the San Francisco Class A office market is comprised of 43 submarkets and totals approximately 78.1 million sq. ft. across 308 properties. Additionally, there were 14 buildings representing approximately 5.2 million sq. ft. of office space under construction as of the fourth quarter of 2016.

A-3-58

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

According to a market data provider, the San Francisco Class A overall office market features a vacancy rate of 7.5% as of the fourth quarter of 2016, which is slightly improved over the Class A office market vacancy rate of 7.9% as of the fourth quarter of 2015. Overall Class A office market asking rents were $59.31 PSF as of the fourth quarter of 2016, improving from $54.68 PSF as of the fourth quarter of 2015. The Class A office market has improved since 2010, when vacancy was approximately 14.5% and asking rents were approximately $31.38 PSF. Additionally, according to a market data provider, as of the fourth quarter of 2016, the South Financial District Class A office submarket consisted of 50 buildings totaling approximately 21.5 million sq. ft. of office space with an overall vacancy rate of 5.4% and average rents of $60.90 PSF.

The appraiser identified seven comparable office leases in the San Francisco market that range in size from approximately 25,524 to 91,950 sq. ft. and exhibit a rental range of $60.00 PSF to $70.00 PSF, with a weighted average of approximately $66.37 PSF. The comparable leases identified by the appraisal area all on a modified gross basis. Per Charles Schwab’s recently executed 10-year lease extension, Charles Schwab is required to pay $37.38 PSF on a triple-net basis beginning in May 2018. The appraiser adjusted the rent to a modified gross basis to conform to market convention and has adjusted the Charles Schwab rent to $63.65 PSF, which is in-line with the comparable modified gross office leases identified by the appraiser.

Office Market Rents
Type	Average Floorplate (Sq. Ft.)(1)	Market Rent PSF(1)	In Place Annual Gross Rent PSF	% Above (Below) Market
Floors 2-6	110,781	$60.00	$46.95	(21.8)%
Floors 7-11	110,703	$64.00	$46.95	(26.6)%
Floors 12-17	135,034	$68.00	$46.95	(31.0)%
Penthouse	2,911	$74.00	$46.95	(36.6)%
Retail	15,157	$60.00	$50.81	(15.3)%
Total / Wtd. Avg.	374,586	$64.17	$47.11	(26.4)%
(1) Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	U/W	U/W PSF
Base Rent(1)	$9,694,906	$9,775,848	$9,775,848	$15,962,095	$38.25
Value of Vacant Space	0	0	0	0	0.00
Gross Potential Rent	$9,694,906	$9,775,848	$9,775,848	$15,962,095	$38.25
Total Recoveries	2,140,357	2,210,209	2,231,186	4,350,681	10.43
Total Other Income	0	0	0	0	0.00
Less: Vacancy	0	0	0	(406,256)	(0.97)
Effective Gross Income	$11,835,263	$11,986,057	$12,007,034	$19,906,520	$47.71
Total Operating Expenses	2,081,659	2,163,738	2,236,172	4,533,300	10.86
Net Operating Income	$9,753,604	$9,822,319	$9,770,862	$15,373,221	$36.84
TI/LC	0	0	0	0	0.00
Capital Expenditures	0	0	0	83,453	0.20
Net Cash Flow	$9,753,604	$9,822,319	$9,770,862	$15,289,768	$36.64
(1)	U/W Base Rent represents the straight-line average of future contractual step bumps for Charles Schwab over the course of the loan term. Charles Schwab renewed its lease in October 2016 and, starting in May 2018 through the lease expiration in April 2028, is required to pay base rent at a rate of $37.78 PSF with 3.0% annual increases. The rent under the current term is $23.40 PSF.

A-3-59

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

Property Management. The 211 Main Street Property is managed by Equity Office Management, L.L.C., an affiliate of the borrower sponsor.

Lockbox / Cash Management. The 211 Main Street Whole Loan is structured with a hard lockbox and springing cash management account. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into the borrower’s operating account, unless a Cash Trap Event (as defined below) is continuing, in which event such funds are required to be swept not less than twice per week into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. The lender has been granted a first priority security interest in the cash management account.

During a Cash Trap Event, so long as no event of default has occurred and is continuing and no bankruptcy or insolvency action of the borrower has occurred, the lender is required, upon the written request of the borrower to disburse within three business days (and not more frequently than weekly) excess cash flow from the excess cash flow reserve subaccount to pay costs and expenses in connection with the ownership, management and/or operation of the property, including, without limitation: (i) operating expenses; (ii) emergency repairs and / or life safety repairs; (iii) capital expenditures; (iv) replacements; (v) fees and costs associated with the 211 Main Street Whole Loan and legal expenses (other than legal expenses arising in connection with the enforcement of the borrower’s rights under the 211 Main Street Whole Loan documents or any defense of any enforcement by the lender of its rights); (vi) audit, tax and accounting expenses (up to a maximum amount of $250,000); (vii) debt service shortfalls; (viii) leasing costs; (ix) voluntary prepayments of the 211 Main Street Whole Loan in the amount necessary to achieve a Debt Yield Cure (as defined below); (x) shortfalls in any restoration of the property after a casualty or condemnation; (xi) shortfalls in any reserves; (xii) marketing costs for vacant space at the property; (xiii) distributions to any real estate investment trust that is affiliated with the guarantor and owns a direct or indirect equity interest in the borrower (subject to a maximum amount of $40,000 annually); and (xiv) such other items as reasonably approved by the lender. In addition, notwithstanding anything else to the contrary in the 211 Main Street Whole Loan documents or the existence of an event of default under the 211 Main Street Whole Loan documents, prior to the occurrence of (a) the initiation of (1) judicial or non-judicial foreclosure proceedings, (2) proceedings for the appointment of a receiver or (3) similar remedies permitted by the 211 Main Street Whole Loan documents relating to all or a material portion of the property or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies, the lender is required to apply amounts on deposit in the cash management account to the payment of taxes and insurance premiums.

A “Cash Trap Event” means the occurrence of (i) an event of default or (ii) the date on which the debt yield (as calculated in the 211 Main Street Whole Loan documents) falls below (a) 4.50% on any date prior to June 30, 2018 or (b) 7.00% on any date on or after July 1, 2018, in each case for the calendar quarter immediately preceding the date of determination and based on the trailing 12 month period immediately preceding such date.

The 211 Main Street Whole Loan provides that the borrower may cure a Cash Trap Event by the following: if the Cash Trap Event has occurred (i) solely as a result of an event of default, the lender has accepted a cure by the borrower of such event of default or (ii) solely as a result of either (a) or (b) of clause (ii) above, the achievement of a Debt Yield Cure.

A “Debt Yield Cure” means no event of default is continuing under the 211 Main Street Whole Loan documents and either (i) the achievement of a debt yield that is not less than 4.50% on any date prior to June 30, 2018 or 7.00% on any date on or after July 1, 2018, in each case for one calendar quarter immediately preceding the date of determination based on the trailing 12 month period, or (ii) the borrower making, in its sole discretion, voluntary prepayments in accordance with the loan documents in an amount necessary to achieve the required debt yield provided in clause (i).

Initial Reserves. At loan origination, the borrower was not required to deposit into escrow any reserves. The guarantor delivered a guaranty which (i) guarantees the borrower’s outstanding TI/LC allowances under the Charles Schwab lease as of the origination date and (ii) requires the guarantor to deposit with the lender any such amounts that remain outstanding upon the consummation of any remedial or enforcement action by the lender or transfer as the result of the exercise of the lender’s remedies. The guaranty is subject to a cap of approximately $12,191,209, which cap is required to be decreased on a dollar-for-dollar basis by any amounts on deposit in the excess cash flow account as of the date of determination (and during the continuance of an event of default, the date of determination is required to be the date that is immediately prior to the event of default).

A-3-60

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

Ongoing Reserves. The requirement for the borrower to make deposits to the real estate tax escrow on a monthly basis is waived so long as no Cash Trap Event has occurred and is continuing. In addition, to the extent the borrower provides invoices or other evidence of payment that property taxes have been paid by Charles Schwab under its lease, the monthly deposit is required to be reduced on a dollar-for-dollar basis by such amounts paid. The requirement for the borrower to make deposits into the insurance escrow on a monthly basis is waived so long as (i) no Cash Trap Event has occurred and is continuing or (ii) no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents. The requirement for the borrower to make deposits into the tenant improvement and leasing commission reserve on a monthly basis is waived so long as no Cash Trap Event (as defined above) has occurred and is continuing. The requirement for the borrower to make deposits into the replacement reserve on a monthly basis is waived so long as no Cash Trap Event has occurred and is continuing.

During the continuance of a Cash Trap Event, on a monthly basis the borrower is required to deposit reserves of (i) 1/12 of the estimated annual taxes into the tax reserve account, (ii) provided an acceptable blanket policy is no longer in place, 1/12 of the annual insurance premiums into the insurance reserve account, (iii) $52,158 into the TI/LC reserve account, which is subject to a cap of $1,251,798 (approximately $3.00 PSF) and (iv) $7,650 into the replacement reserve account, which is subject to a cap of $183,597 (approximately $0.44 PSF).

Current Mezzanine or Subordinate Indebtedness. The 211 Main Street Whole Loan includes three subordinate B Notes with an aggregate original principal balance of $25.0 million that are coterminous with the 211 Main Street Loan and accrue interest at a rate of 4.900%. The B Notes have been sold to affiliates of Apollo.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-61

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

211 Main Street

Floor					
17	charles SCHWAB 22,824 SF Exp. 4/2028	charles SCHWAB 2,911 SF Exp. 4/2028			
16	charles SCHWAB 22,442 SF Exp. 4/2028				
15	charles SCHWAB 22,442 SF Exp. 4/2028				
14	charles SCHWAB 22,442 SF Exp. 4/2028				
13	charles SCHWAB 22,442 SF Exp. 4/2028				
12	charles SCHWAB 22,442 SF Exp. 4/2028				
11	charles SCHWAB 21,956 SF Exp. 4/2028				
10	charles SCHWAB 22,150 SF Exp. 4/2028				
9	charles SCHWAB 22,197 SF Exp. 4/2028				
8	charles SCHWAB 22,200 SF Exp. 4/2028				
7	charles SCHWAB 22,200 SF Exp. 4/2028				
6	charles SCHWAB 22,200 SF Exp. 4/2028				
5	charles SCHWAB 22,131 SF Exp. 4/2028				
4	charles SCHWAB 22,131 SF Exp. 4/2028				
3	charles SCHWAB 22,131 SF Exp. 4/2028				
2	charles SCHWAB 22,188 SF Exp. 4/2028				
1	charles SCHWAB (Crossover Space) 16,947 SF Exp. 4/2028	charles SCHWAB (Flower Shop) 609 SF Exp. 4/2028	charles SCHWAB (Shower Space) 861 SF Exp. 4/2028	charles SCHWAB (Chase Space) 68 SF Exp. 4/2028	charles SCHWAB 13,619 SF Exp. 4/2028
LL	Parking 21,072 SF	Parking 1,742 SF	Storage 1,423 SF	Maintenance Shop 1,496 SF	

Building | 2024+

A-3-62

211 Main Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 211 Main Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 57.9% 2.49x 9.0%

A-3-63

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

A-3-64

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Wildenstein & Co. Inc.
Borrower:	740 Madison SPE LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	4.4%
Interest Rate:	4.0000%
Payment Date:	1st of each month
First Payment Date:	June 1, 2017
Maturity Date:	May 1, 2029
Anticipated Repayment Date(2):	May 1, 2027
Amortization:	Interest Only, ARD
Additional Debt(1):	$40,000,000 Pari Passu Debt
Call Protection(3):	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$2,595,218	Springing
Insurance:	$0	Springing
Replacement:	$0	$0
TI/LC:	$0	$0
Debt Service:	$5,190,000	$0
Rent Credit:	$2,000,000	$0

Financial Information(4)
Cut-off Date Balance / Sq. Ft.:	$2,713
Balloon Balance / Sq. Ft.(5):	$2,713
Cut-off Date LTV(6):	60.0%
Balloon LTV(5)(6):	60.0%
Underwritten NOI DSCR:	1.96x
Underwritten NCF DSCR:	1.96x
Underwritten NOI Debt Yield:	8.0%
Underwritten NCF Debt Yield:	8.0%
Underwritten NOI Debt Yield at Balloon(5):	8.0%
Underwritten NCF Debt Yield at Balloon(5):	8.0%
(1)	The 740 Madison Whole Loan is evidenced by two pari passu notes with an aggregate original principal balance of $90.0 million. The controlling Note A-2 with an original principal balance of $50.0 million will be included in the DBJPM 2017-C6 mortgage trust. The pari passu companion loan is comprised of the non-controlling Note A-1 with an original principal balance of $40.0 million, which is expected to be included in the JPMCC 2017-JP6 mortgage trust. For additional information on the pari passu companion loan, see “The Loan” herein.

(2)	If the 740 Madison Whole Loan is not paid in full by the Anticipated Repayment Date, the interest rate will increase to the Adjusted Interest Rate. See “Anticipated Repayment Date” herein.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate $90.0 million 740 Madison Whole Loan.

(5)	The Balloon Balance / Sq. Ft., Balloon LTV, Underwritten NOI Debt Yield at Balloon and Underwritten NCF Debt Yield at Balloon calculations are based on the Anticipated Repayment Date.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type(7):	Single Tenant Retail
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1920 / 2017
Total Sq. Ft.(7):	33,176
Property Management:	Wildenstein & Co Inc.
Underwritten NOI(8):	$7,169,038
Underwritten NCF:	$7,164,062
“As is” Appraised Value(6):	$150,000,000
“As is” Appraisal Date(6):	March 13, 2017
“As Complete” Appraised Value(6):	$160,000,000
“As Complete” Appraisal Date(6):	February 1, 2018

Historical NOI(9)
Most Recent NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV
2014 NOI:	NAV

Historical Occupancy(9)
Most Recent Occupancy:	100.0% (June 1, 2017)
2016 Occupancy:	NAV
2015 Occupancy:	NAV
2014 Occupancy:	NAV
(6)	Cut-off Date LTV and Balloon LTV are based on the “As is” appraised value. Based on the “As Complete” appraised value of $160.0 million as of February 1, 2018, which assumes that Bottega Veneta has completed its interior build-out and is open for business, the Cut-off Date LTV and Balloon LTV are 56.3% and 56.3%, respectively.

(7)	Net Rentable Area (SF) and Number of Tenants are inclusive of 5,423 sq. ft. (16.3% of net rentable area) consisting of the sub-cellar parking garage leased to HNA Group with no attributable underwritten base rent. The loan sponsor leased the sub-cellar space consisting of a four-space parking garage to HNA Group for a five-year term with no contractual rent as part of a contract related to the acquisition of the adjacent Wildenstein Mansion.

(8)	Underwritten NOI is calculated based on Bottega Veneta’s straight-line average rent over the first 10 years of the lease term.

(9)	Historical NOI and Historical Occupancy are not available as the property underwent a full-scale gut renovation that was completed in January 2017 at an estimated cost of approximately $44.0 million. The property is currently undergoing a comprehensive interior renovation for a tenant specific flagship retail buildout at an estimated cost of reportedly in excess of $20.0 million. The sole tenant with attributable underwritten base rent, Bottega Veneta, has taken possession of its space and is currently building out its space at its own expense, but is not yet in occupancy or paying rent. The Bottega Veneta lease requires an approximately 21-month free rent period extending through October 2018, as well as an additional $2.0 million rent credit to be applied as a monthly credit of $100,000 against the first 20 rent payments. Bottega Veneta is required to begin paying full unabated rent in November 2018. At origination, the borrower reserved approximately $5.2 million to cover debt service during the initial rent abatement period through October 2018, as well as an additional $2.0 million for rent credits to be applied in equal $100,000 disbursements between November 2018 and June 2020. Bottega Veneta is expected to open in February 2018.

A-3-65

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

Tenant Summary
Tenant	Ratings(1) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Bottega Veneta(2)(3)	NR/NR/BBB	27,753	83.7%	$330.45	100.0%	9/30/2038
HNA Group(4)	NR/NR/NR	5,423	16.3%	$0.00	0.0%	3/31/2022
Total Occupied Collateral		33,176	100.0%	$276.44	100.0%
Vacant		0	0.0%
Total		33,176	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	U/W Base Rent PSF for Bottega Veneta represents the straight-line average rent over the first 10 years of the lease term. Bottega Veneta’s initial contractual rent is $288 PSF. The Bottega Veneta lease is structured as a double net lease, except that the borrower is liable for taxes under the Bottega Veneta lease up to $1.5 million, with Bottega Veneta responsible under the lease for all taxes in excess of the $1.5 million cap.

(3)	Though not currently open for business, Bottega Veneta has taken possession of its space and begun an extensive renovation at a total estimated cost of reportedly in excess of $20.0 million. Bottega Veneta is expected to open in February 2018.

(4)	HNA Group leases the sub-cellar space, consisting of the sub-cellar parking garage, from the borrower sponsor with no attributable U/W base rent. The borrower sponsor leased the sub-cellar space to HNA Group for a five-year term with no contractual rent as part of a contract related to the acquisition of the adjacent Wildenstein Mansion.

Lease Rollover Schedule
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(1)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022(2)	1	5,423	16.3%	5,423	16.3%	$0.00	0.0%	0.0%
2023	0	0	0.0%	5,423	16.3%	$0.00	0.0%	0.0%
2024	0	0	0.0%	5,423	16.3%	$0.00	0.0%	0.0%
2025	0	0	0.0%	5,423	16.3%	$0.00	0.0%	0.0%
2026	0	0	0.0%	5,423	16.3%	$0.00	0.0%	0.0%
2027	0	0	0.0%	5,423	16.3%	$0.00	0.0%	0.0%
Thereafter	1	27,753	83.7%	33,176	100.0%	$330.45	100.0%	100.0%
Vacant	NAP	0	0.0%	33,176	100.0%	NAP	NAP
Total / Wtd. Avg.	2	33,176	100.0%			$276.44	100.0%

(1)	U/W Base Rent PSF for Bottega Veneta represents the straight-line average rent over the first 10 years of the lease term. Bottega Veneta’s initial contractual rent is $288 per sq. ft.

(2)	2022 is inclusive of 5,423 sq. ft. associated with the sub-cellar parking garage leased to the HNA Group with no attributable underwritten base rent.

A-3-66

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

The Loan. The 740 Madison Loan (the “740 Madison Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a five-story 33,176 sq. ft. Class A retail property located on the corner of East 64th Street in New York, New York (the “740 Madison Property”) with an Original and Cut-off Date Balance of $50.0 million. The 740 Madison Loan is evidenced by the controlling Note A-2, with an original principal balance of $50.0 million, which will be included in the DBJPM 2017-C6 mortgage trust. The non-controlling Note A-1, with an original principal balance of $40.0 million, is expected to be contributed to the JPMCC 2017-JP6 mortgage trust.

The relationship between the holders of the 740 Madison Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool – The Whole Loans – The 740 Madison Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$40,000,000	$40,000,000	JPMCC 2017-JP6	No
Note A-2	$50,000,000	$50,000,000	DBJPM 2017-C6	Yes
Total	$90,000,000	$90,000,000

The 740 Madison Whole Loan has an anticipated repayment date of May 1, 2027 (the “Anticipated Repayment Date” or “ARD”) and a stated maturity date of May 1, 2029. Prior to the Anticipated Repayment Date, the 740 Madison Whole Loan is interest-only. From and after the Anticipated Repayment Date, the 740 Madison Whole Loan requires a constant monthly payment equal to approximately $429,674, to be applied first to interest accrued at the initial interest rate and the remainder to principal. In addition, after the Anticipated Repayment Date, provided that there is no other Cash Sweep Event continuing, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be applied first to the prepayment of principal (without payment of a prepayment premium), until paid in full, and then to the payment of interest accrued at the excess of the revised interest rate over the initial interest rate. Loan proceeds were used to retire existing debt for approximately $35.3 million, fund reserves of approximately $9.8 million, pay closing costs of approximately $4.4 million and return approximately $40.5 million of equity to the borrower sponsor. Based on the “As is” appraised value of $150.0 million as of March 13, 2017, the Cut-off Date LTV is 60.0%. Based on the “As Complete” appraised value of $160.0 million as of February 1, 2018, the Cut-off Date LTV is 56.3%. The most recent prior financing of the 740 Madison Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$90,000,000	100.0%	Loan Payoff	$35,339,994	39.3%
			Reserves	$9,785,218	10.9%
			Closing Costs	$4,406,086	4.9%
			Return of Equity	$40,468,703	45.0%
Total Sources	$90,000,000	100.0%	Total Uses	$90,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower, 740 Madison SPE LLC, is a Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and the nonrecourse carve-out guarantor is Wildenstein & Co. Inc. (“Wildenstein”), a New York corporation.

Wildenstein is the operator of a prominent art gallery with locations in New York, London and Tokyo and a research institute in Paris. Founded in the late 19th century by Nathan Wildenstein, the gallery has amassed a substantial art collection over the subsequent three generations of Wildenstein heirs. In recent years, Wildenstein has evolved with a focus on real estate investment over the traditional art focus.

The Property. The 740 Madison Property is a five-story, 33,176 sq. ft., Class A retail flagship located on the northwest corner of Madison Avenue and East 64th Street on the Upper East Side of Manhattan, New York. The borrower sponsor originally acquired the property in phases between 1938 and 1961 for a total purchase price of approximately $388,000. The borrower sponsor’s recent gut renovation of the property was completed in January 2017 at an estimated cost of $44.0 million (approximately $1,326 PSF), in addition to approximately $6.6 million ($199 PSF) in leasing costs, resulting in a total cost basis of approximately $51.0 million ($1,537 PSF). The renovation consisted of combining the three adjacent buildings that comprised the 740 Madison Property into a single five-story flagship retail space with a sub-cellar parking level. The property is a historic landmarked site, requiring the borrower sponsor to maintain the exterior façade of the building.

As of June 1, 2017, the property was 100.0% leased to two tenants. The retail component of the property is 100.0% leased to Bottega Veneta for a 20-year term through September 2038 with 3.0% annual rent escalations. Bottega Veneta is an Italian luxury goods and high fashion brand house best known for its leather goods and ready-to-wear fashion sold worldwide. Founded in 1966 in northeastern Italy, the company is currently headquartered in Lugano, Switzerland. Bottega Veneta was acquired by Gucci Group in 2001 and is now part of the French multinational Kering Luxury Group (“Kering”). The Bottega Veneta lease is guaranteed by Kering, an investment grade rated French luxury goods holding company consisting of brands such as Alexander McQueen, Balenciaga, Brioni and Gucci, among other luxury, sport and lifestyle brands distributed in 120 countries. As of April 12, 2017, Kering had a market capitalization of

A-3-67

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

over €30.0 billion. As of year-end 2016, the Bottega Veneta segment accounted for approximately €1.2 billion in revenue, €297.0 million in recurring operating income and employed 3,417 people across 255 stores worldwide. Bottega Veneta accounts for 100.0% of underwritten base rent and its lease contains one 10-year extension option. The sub-cellar space, consisting of a four-space parking garage, is occupied by HNA Group through March 2022 with no contractual base rent. The borrower sponsor leased the sub-cellar space to HNA Group as part of a contract related to the acquisition of the adjacent Wildenstein Mansion.

Environmental Matters. The Phase I environmental report dated March 20, 2017 recommended no further action at the 740 Madison Property.

Major Tenants.

Bottega Veneta (27,753 sq. ft., 83.7% of NRA, 100.0% of U/W Base Rent), an Italian luxury goods and high fashion brand house, is the sole retail tenant at the 740 Madison Property. Upon opening, the 740 Madison Property is expected to be Bottega Veneta’s largest store in the world and one of three “Maison” concept locations in the world (the other two being located in Beverly Hills and Milan). “Maison” concept locations showcase the brand’s entire collection and feature high-end interior finishes, consistent with competitive high-end luxury boutiques in the market. Following the completion of exterior renovations in January 2017, Bottega Veneta, Inc. (“Bottega Veneta”), commenced a comprehensive renovation and build-out of the interior space at an estimated cost of reportedly in excess of $20.0 million, expected to be completed in February 2018. Bottega Veneta is required to begin paying rent in November 2018, subject to a $2.0 million rent credit to be applied in equal $100,000 monthly disbursements through June 2020. As further described in “Initial Reserves” herein, at origination, the borrower was required to deposit amounts sufficient to cover all debt service payments through October 2018, as well as all rent credits to be applied through June 2020. The Bottega Veneta lease has no outstanding termination options, with the exception of customary termination rights for casualties or condemnations. Bottega Veneta leases its space through September 2038 and has one 10-year extension option.

HNA Group (5,423 sq. ft., 16.3% of NRA, 0.0% of U/W Base Rent), a China based global Fortune 500 conglomerate with core divisions of aviation, hospitality, tourism, real estate, retail, finance, logistics, shipbuilding and eco-tech, leases the sub-cellar space as part of a contract related to the acquisition of the adjacent Wildenstein Mansion. The sub-cellar space consists of a four-space parking garage. HNA Group leases its space through March 2022 with no contractual base rent.

The Market. The 740 Madison Property is located in the Special Madison Avenue Preservation District, near numerous high-end retailers and restaurants. Local zoning regulations within the Special Madison Avenue Preservation District preserve and reinforce the retail and residential character of Madison Avenue and the surrounding area from East 61st Street to East 96th Street. Retail continuity is ensured for specialty shops by mandating that the ground floor of buildings on Madison Avenue be occupied by selected commercial uses. The property benefits from its proximity to high-end retailers including Prada, Cartier, Chanel, Hermes, Gucci, Dolce & Gabbana, Giorgio Armani, Roberto Cavalli and Jimmy Choo, among others. Furthermore, the property is proximate to several well-known New York City attractions, including Bergdorf Goodman, Barneys, the Plaza Hotel, the Apple Store, Tiffany & Co., The MoMA and Central Park.

According to the appraisal, the property is located in the Upper Madison Avenue retail corridor in the Upper East Side neighborhood of Manhattan, New York. The neighborhood benefits from a large tourist base and affluent resident population, while the Upper Madison Avenue retail corridor is among the top retail destinations in New York City. The area is home to numerous high-end, luxury tenants with the 740 Madison Property occupying, per the appraisal, a prime location within the retail corridor. The cultural attractions of the Upper East Side, along with its residential population, safety and proximity to other parts of Manhattan have long made it among the more desirable retail neighborhoods in the broader market. While the market benefits from the high-income demographic in its direct vicinity, the submarket is largely driven by traffic from the broader trade area and both national and international tourism. New York City tourism reached a record 60.3 million visitors in 2016, with increases from both foreign and domestic tourists. According to the appraisal, the health of the New York City economy remains sound, with strong population growth, increasing household income, continued tourism growth and a stable, diverse employment base.

According to the appraisal, as of year-end 2016, the Upper East Side market consisted of 367 buildings totaling approximately 3.2 million sq. ft., with quoted rental rates of $85.28 PSF and an overall vacancy rate of 2.4%. According to the appraisal, overall average asking rents as of year-end 2016 for grade-level retail space in the Upper Madison Avenue neighborhood were $1,543 PSF, behind only the Times Square ($2,326 PSF) and Midtown 5th Avenue ($3,723 PSF) neighborhoods. The appraisal identified 10 comparable retail leases in the surrounding area executed between January 2014 and August 2016 with rents ranging from $1,100 PSF to $1,900 PSF for grade-level retail space with a weighted average of $1,671 PSF. Further, the comparable leases included six properties containing leased second floor retail space with rents ranging from $185 PSF to $764 PSF with a weighted average of approximately $250 PSF. Only one comparable lease contained third through fifth floor retail space with contractual rents of $125 PSF for each floor. The appraisal’s concluded blended market rent, as outlined in the table on the following page, was approximately $290 PSF, in-line with the contractual in-place base rent of $288 PSF at the property, prior to consideration of future rent steps.

A-3-68

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

Estimate of Blended Market Rent for Bottega Veneta Lease Space(1)
Type	Average Floorplate (Sq. Ft.)(1)	Rent PSF	Total Rent
Cellar	5,929	$0.00	$0
Floor 1	5,423	$1,200.00	$6,507,600
Floor 2	2,618	$150.00	$392,700
Floor 3	4,725	$100.00	$472,500
Floor 4	4,529	$75.00	$339,675
Floor 5	4,529	$75.00	$339,675
Total / Wtd. Avg.	27,753	$290.00	$8,502,150
(1) Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF(2)
Base Rent(3)(4)	$9,171,103	$276.44
Value of Vacant Space	0	0.00
Gross Potential Rent	$9,171,103	$276.44
Total Recoveries	0	0.00
Total Other Income	0	0.00
Less: Vacancy	(320,989)	(9.68)
Effective Gross Income	$8,850,115	$266.76
Total Operating Expenses(5)	1,681,076	50.67
Net Operating Income	$7,169,038	$216.09
TI/LC	0	0.00
Capital Expenditures	4,976	0.15
Net Cash Flow	$7,164,062	$215.94

(1)	Historical operating performance is not available as the property has undergone a full-scale gut renovation that was completed in January 2017 at an estimated cost of approximately $44.0 million. The property is currently undergoing a comprehensive interior renovation for a tenant specific flagship retail buildout at an estimated cost of reportedly in excess of $20.0 million. Bottega Veneta is expected to open in February 2018.

(2)	U/W PSF is based on the total 33,176 sq. ft., including 5,423 sq. ft. associated with the sub-cellar space leased to HNA Group with no attributable underwritten base rent.

(3)	100.0% of U/W Base Rent is attributable to Bottega Veneta pursuant to a 20-year lease extending through September 2038. The Bottega Veneta lease requires an approximately 21-month free rent period extending through October 2018, as well as an additional $2.0 million rent credit to be applied as a monthly credit of $100,000 against the first 20 rent payments. Bottega Veneta is required to begin paying rent in November 2018. At origination, the borrower reserved approximately $5.2 million to cover debt service during the initial rent abatement period through October 2018, as well as an additional $2.0 million for rent credits to be applied between November 2018 and June 2020.

(4)	U/W Base Rent represents the Bottega Veneta straight-line average rent over the first 10 years of the lease term. Bottega Veneta’s initial contractual rent is $288 PSF.

(5)	Total Operating Expenses are comprised of (i) real estate taxes underwritten based on the 2017/2018 tentative assessed value and the 2016/2017 tax rate (capped at $1.5 million, consistent with the borrower’s obligation pursuant to the Bottega Veneta lease) and (ii) management fees underwritten to 3.0% of Effective Gross Income.

Property Management. The 740 Madison Property is managed by Wildenstein & Co. Inc., a New York corporation and a borrower affiliate.

Lockbox / Cash Management. The 740 Madison Loan is structured with a springing hard lockbox and springing cash management. Upon the earlier to occur of (i) September 1, 2018 and (ii) 10 business days following the occurrence of a Cash Sweep Event (the “Lockbox Account Opening Date”), the borrower will be required to establish and maintain the lockbox account. On or prior to the Lockbox Account Opening Date, the borrower will be required to send or cause the property manager to send tenant direction letters instructing all tenants to deposit all rents and payments directly into the lender-controlled lockbox account. All funds in the lockbox

A-3-69

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

account will be required to be swept each business day into the borrower’s operating account, unless a Cash Sweep Event has occurred and is continuing, in which case such funds are required to be swept each business day into a lender-controlled cash management account and disbursed on each payment date in accordance with the loan documents. Except as described in the “The Loan” herein, upon the occurrence and during the continuance of a Cash Sweep Event, all funds deposited in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into the excess cash flow subaccount and held as additional security for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of one or more of the following: (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or the property manager, (iii) a Bottega Lease Trigger Event (as defined below) or (iv) an ARD Trigger Event (as defined below).

A Cash Sweep Event may be cured by (a) with respect to clause (i) above, a cure or waiver of such event of default, (b) with respect to clause (ii) above, only with respect only to a bankruptcy or insolvency action of the property manager, the lender replacing such property manager with a qualified manager under a replacement management agreement or (c) with respect to clause (iii) above, the occurrence of a Bottega Lease Trigger Event Cure (as defined below) (each a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following conditions: (i) no event of default has occurred and is continuing, (ii) the borrower may cure a Cash Sweep Event no more than a total of two times in the aggregate during the term of the loan and (iii) the borrower pays all of the lender’s reasonable expenses incurred in connection with curing any Cash Sweep Event, including reasonable attorney’s fees and expenses. The borrower has no right to cure a Cash Sweep Event caused by a bankruptcy or insolvency action of the borrower or an ARD Trigger Event. Notwithstanding the foregoing, if a Cash Sweep Event is caused solely as a result of clause (ii) of the Bottega Lease Trigger Event definition below and the Bottega Veneta lease guarantor maintains an investment grade rating (i.e. at least “Baa3” for Moody’s, “BBB-” for S&P and “BBB-” for Fitch), such Cash Sweep Event will be deemed cured as of the payment date that is 36-months following the occurrence of such Cash Sweep Event provided, that (i) no other Cash Sweep Event has occurred and is continuing and (ii) such Cash Sweep Event is required to be reinstated during the 24 months prior to the Anticipated Repayment Date through the final maturity date.

An “ARD Trigger Event” means the 740 Madison Whole Loan has not been repaid in full pursuant to the terms of the loan documents on or before the payment date that is one month prior to the Anticipated Repayment Date.

A “Bottega Lease Trigger Event” means the occurrence of any of the following (i) Bottega Veneta being in default under the Bottega Veneta lease beyond any applicable notice and/or cure periods, (ii) Bottega Veneta or any other subsidiary of the Bottega Veneta lease guarantor failing to be in actual physical possession of all or a substantial part of its leased space and/or going dark in all or a substantial part of its leased space, (iii) Bottega Veneta giving written notice that it is terminating, canceling or surrendering all or any portion of the leased space, (iv) any termination or cancellation of the Bottega Veneta lease and/or the Bottega Veneta lease failing to be in full force and effect or (v) any bankruptcy or insolvency action of Bottega Veneta or the Bottega Veneta lease guarantor.

A “Bottega Lease Trigger Event Cure” means the occurrence of any of the following: (a) with respect to clause (i) above, Bottega Veneta or the Bottega Veneta lease guarantor, as applicable, has cured all defaults under the Bottega Veneta lease, (b) with respect to clause (ii) above, Bottega Veneta or any other subsidiary of the Bottega Veneta lease guarantor is in actual, physical possession of the leased space and is no longer dark, (c) with respect to clauses (iii) and (iv) above, Bottega Veneta has irrevocably revoked or rescinded all written termination or cancellation notices or otherwise has indicated its intention to not terminate, cancel or surrender the Bottega Veneta lease and re-affirmed the Bottega Veneta lease in writing as being in full force and effect, (d) with respect to clause (v) above, Bottega Veneta or the Bottega Veneta lease guarantor is no longer insolvent or subject to any bankruptcy action and has re-affirmed the Bottega Veneta lease or (e) replacement of Bottega Veneta with a replacement tenant pursuant to a lease approved by the lender and such tenant being in occupancy and paying full contractual rent.

Initial Reserves. At loan origination, the borrower deposited (i) $5,190,000 into a debt service reserve covering the rent abatement period extending through October 2018, (ii) $2,595,218 into a real estate tax reserve account and (iii) $2,000,000 into a rent credits reserve account to be applied in equal $100,000 disbursements for the period between November 2018 and June 2020. Notwithstanding the foregoing, in the event that Kering’s rating is downgraded below investment grade, the borrower will be required to deposit additional funds equal to all rent abatements remaining under the Bottega Veneta lease within five business days.

Ongoing Reserves. The borrower is required to deposit 1/12 of annual real estate taxes when (i) a Cash Sweep Event has occurred and is continuing or (ii) the lender does not receive evidence reasonably satisfactory that the taxes are paid no later than the date that is 10 days prior to the date such taxes would be delinquent; provided that the borrower is not required to make any such monthly tax deposits prior to the payment date in November 2018. The borrower is required to deposit 1/12 of annual insurance premiums when (i) an event of default has occurred and is continuing or (ii) the borrower does not provide satisfactory evidence that (a) the property is insured under a blanket insurance policy in accordance with the loan documents or (b) the property is insured in accordance with the loan documents by one or more insurance policies provided by Bottega Veneta; provided that the borrower is not required to make any such monthly insurance deposits prior to the payment date in November 2018.

A-3-70

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

Anticipated Repayment Date. The 740 Madison Whole Loan has an Anticipated Repayment Date of May 1, 2027 and a stated maturity date of May 1, 2029. From and after the Anticipated Repayment Date, the 740 Madison Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 7.0000% and (ii) the 10-year swap spread as of the first business day after the Anticipated Repayment Date plus 3.0000% per annum (provided that such revised rate may not exceed 9.0000% per annum). On and after the Anticipated Repayment Date, the 740 Madison Whole Loan requires a constant monthly payment equal to approximately $429,674, to be applied first to interest accrued at the initial Interest Rate and the remainder to principal. In addition, after the Anticipated Repayment Date, provided that there is no other Cash Sweep Event continuing, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be applied first to the prepayment of principal (without payment of a prepayment premium), until paid in full, and then to the payment of interest accrued at the excess of the revised interest rate over the initial interest rate.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-71

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

A-3-72

740 Madison Avenue New York, NY 10065	Collateral Asset Summary – Loan No. 7 740 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 60.0% 1.96x 8.0%

A-3-73

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

A-3-74

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	David Y. Lee
Borrower:	Wilmont, LLC
Original Balance:	$47,500,000
Cut-off Date Balance:	$47,500,000
% by Initial UPB:	4.2%
Interest Rate:	4.4700%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2022
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(31), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$32,436	$10,812
Insurance:	$0	Springing
Replacement:	$0	$8,372
TI/LC:	$0	$50,233
Rent Abatement:	$21,794	$0
LADMH Leasing Expenses:	$728,528	$0
Lease Sweep:	$0	Springing
Required Repairs:	$18,750	NAP

Financial Information
Cut-off Date Balance / Sq. Ft.:	$118
Balloon Balance / Sq. Ft.:	$118
Cut-off Date LTV:	65.1%
Balloon LTV:	65.1%
Underwritten NOI DSCR:	2.21x
Underwritten NCF DSCR:	1.88x
Underwritten NOI Debt Yield:	10.0%
Underwritten NCF Debt Yield:	8.5%
Underwritten NOI Debt Yield at Balloon:	10.0%
Underwritten NCF Debt Yield at Balloon:	8.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Los Angeles, CA
Year Built / Renovated:	1961, 1971 / NAP
Total Sq. Ft.:	401,860
Property Management:	Jamison Services, Inc.
Underwritten NOI(2):	$4,749,560
Underwritten NCF:	$4,046,305
Appraised Value(3):	$73,000,000
Appraisal Date:	June 1, 2017

Historical NOI
Most Recent NOI(2):	$3,891,634 (T-12 January 31, 2017)
2016 NOI:	$3,823,973 (December 31, 2016)
2015 NOI:	$3,831,329 (December 31, 2015)
2014 NOI:	$2,950,956 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(4):	80.3% (May 31, 2017)
2016 Occupancy:	81.2% (December 31, 2016)
2015 Occupancy:	77.7% (December 31, 2015)
2014 Occupancy:	84.0% (December 31, 2014)
(1)	See “Initial Reserves” and “Ongoing Reserves” herein.

(2)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to the $327,308 in base rental increases due to the Bank of Hope expansion and increased rent associated with the LADMH lease renewal, an increase in parking income of approximately $236,443 due to contractual increases in parking rent and $146,341 in rent steps taken for credit tenants through the term of the loan.

(3)	The Appraised Value of $73.0 million as of June 1, 2017 represents the appraiser’s Prospective Value, which gives value to the Bank of Hope lease renewal through March 2022 and assumes that Bank of Hope has expanded into an additional 10,777 sq. ft. at the Wilmont Property and begun paying rent. As of June 1, 2017 the Bank of Hope has renewed is lease through March 2022 and has taken possession of their expansion space and begun paying rent.

(4)	Most Recent Occupancy includes 12,777 sq. ft. of recent leasing at the Wilmont Property including 10,777 sq. ft. of space attributed to the Bank of Hope Expansion.

A-3-75

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

Tenant Summary
Tenant	Ratings(1) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

LADMH(2)	AA/Aa3/AA	110,892	27.6%	$19.88	35.8%	12/31/2022
Bank of Hope(3)	NR/NR/NR	95,897	23.9%	$18.27	28.4%	3/31/2022
County of LA Public Health Department(4)	AA/Aa3/AA	14,730	3.7%	$20.04	4.8%	12/5/2021
Cal-Kor Insurance Services	NR/NR/NR	7,624	1.9%	$19.63	2.4%	10/31/2018
Breakers Duluth, LLC	NR/NR/NR	5,207	1.3%	$30.90	2.6%	9/30/2025
Subtotal / Wtd. Avg.		234,350	58.3%	$19.47	74.0%
Other		88,447	22.0%	$18.13	26.0%
Total / Wtd. Avg. Occupied		322,797	80.3%	$19.10	100.0%
Vacant		79,063	19.7%
Total		401,860	100.0%

(1)	Certain ratings are those of the government entity whether or not the parent guarantees the lease.

(2)	Los Angeles Department of Mental Health (“LADMH”) occupies 14,766 sq. ft. that expires on January 31, 2020 with the remaining 96,126 sq. ft. expiring on December 31, 2022. The tenant has a termination option on the remainder of its space on or after January 1, 2020 with 180 days written notice.

(3)	Bank of Hope occupies 2,649 sq. ft. that expires on December 31, 2018 and 5,626 sq. ft. that expires on May 31, 2018, with the remaining 87,622 sq. ft. expiring on March 31, 2022.

(4)	The County of LA Public Health Department has the right to terminate its lease or reduce its space at any time after December 6, 2018, upon at least 90 days prior written notice.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	19	20,168	5.0%	20,168	5.0%	$17.81	5.8%	5.8%
2018	39	53,406	13.3%	73,574	18.3%	$17.78	15.4%	21.2%
2019	12	13,560	3.4%	87,134	21.7%	$19.51	4.3%	25.5%
2020	10	26,614	6.6%	113,748	28.3%	$19.01	8.2%	33.7%
2021	4	16,280	4.1%	130,028	32.4%	$20.17	5.3%	39.0%
2022	3	184,646	45.9%	314,674	78.3%	$19.29	57.8%	96.8%
2023	1	1,986	0.5%	316,660	78.8%	$17.64	0.6%	97.4%
2024	0	0	0.0%	316,660	78.8%	$0.00	0.0%	97.4%
2025	1	5,207	1.3%	321,867	80.1%	$30.90	2.6%	100.0%
2026	0	0	0.0%	321,867	80.1%	$0.00	0.0%	100.0%
2027	1	930	0.2%	322,797	80.3%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	322,797	80.3%	$0.00	0.0%	100.0%
Vacant	NAP	79,063	19.7%	401,860	100.0%	NAP	NAP
Total / Wtd. Avg.	90	401,860	100.0%			$19.10	100.0%
(1)	Based on the underwritten rent roll as of January 31, 2017.

(2)	Certain tenants may have contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

A-3-76

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

The Loan. The Wilmont loan (the “Wilmont Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 401,860 sq. ft. office building located in Los Angeles, California (the “Wilmont Property”) with an Original and Cut-Off Date Balance of $47.5 million. The Wilmont Loan has a five-year term and pays interest only for the term of the loan term. The Wilmont Loan accrues interest at a fixed rate equal to 4.4700%. Loan proceeds were used to refinance existing debt of approximately $25.4 million, fund approximately $0.8 million in upfront reserves, pay transaction costs of approximately $0.4 million and return approximately $20.9 million of equity to the borrower. Based on the “Prospective Value” of $73.0 million as of June 1, 2017, the Cut-off Date LTV is 65.1%. The most recent prior financing of the Wilmont Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$47,500,000	100.0%	Loan Payoff	$25,399,247	53.5%
			Reserves	$801,508	1.7%
			Closing Costs	$369,081	0.8%
			Return of Equity	$20,930,163	44.1%
Total Sources	$47,500,000	100.0%	Total Uses	$47,500,000	100.0%

The Borrower / Borrower Sponsor. The borrower, Wilmont LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the nonrecourse carve-out guarantor is David Y. Lee, the President of Jamison Services, Inc. Mr. Lee was the subject of an FDIC investigation for which he paid a fine in 2011. For additional information, see “Description of the Mortgage Pool – Litigation and Other Considerations” in the Preliminary Prospectus.

Jamison Services, Inc. is one of the largest private commercial property owners in Los Angeles County and specializes in the acquisition, operation, construction, leasing and ownership of office, medical and retail properties. Headquartered in Los Angeles, California, Jamison Services, Inc. owns and operates over 100 commercial buildings totaling approximately 18.0 million sq. ft., and has a market capitalization of over $3.0 billion.

The Property.

The Wilmont Property consists of two office towers with ground floor retail space located at 3200 Wilshire Boulevard and 695 South Vermont Avenue in Los Angeles, California (the “North Tower” and “South Tower” respectively). The North Tower was constructed in 1961 and contains 199,242 sq. ft. across 16 floors and one basement level. The South Tower was constructed in 1971 and contains 202,618 sq. ft. across 18 floors and one basement level. Since 2010, the borrower sponsor has spent approximately $2.4 million in capital expenditures to maintain the Wilmont Property, including a full upgrade to the elevators in 2010. The towers are connected by a shared, five-story parking garage that contains 890 spaces, which equates to a combined parking ratio of 2.28 spaces per 1,000 sq. ft. of net rentable area. Parking income accounts for approximately 14.2% of U/W gross income.

As of May 31, 2017, the Wilmont Property was 80.3% leased to 84 tenants across the two towers with an average in place rent of $19.10 PSF, which is 23.14% below the average asking rent for the Mid-Wilshire submarket of $23.52 PSF according to the appraisal. The Wilmont Property has experienced stable historical occupancy, with an average occupancy of 87.6% since 1996. Top tenants include the Los Angeles Department of Mental Health (“LADMH”), Bank of Hope and the County of LA Public Health Department. Together the top two tenants (LADMH and Bank of Hope) account for 51.5% of NRA. Since 2016, the borrower sponsor has signed 155,318 sq. ft. (38.65% of NRA) in new leases and lease extensions, including 111,814 sq. ft. to the top two tenants. The largest tenant, LADMH, recently signed a six-year lease extension for 96,126 sq. ft. of their space, which extends their lease maturity through December 2022. In addition, the second largest tenant, Bank of Hope (formerly Wilshire Bank), has been at the Wilmont Property since 1999 and has expanded its footprint in the building several times, most recently increasing their space by 10,777 sq. ft. in April 2017, bringing them to 23.9% of NRA. Aside from the top two tenants, no tenant accounts for more than 3.7% of NRA.

Major Tenants.

LADMH (110,892 sq. ft.; 27.6% of NRA; 35.8% of U/W Base Rent; AA/Aa3/AA by Fitch/Moody’s/S&P) LADMH is the largest county-operated mental health department in the United States. LADMH directly operates more than 80 programs and contracts with more than 700 providers, including non-governmental agencies and individual practitioners who provide a spectrum of mental health services to people of all ages to support hope, wellness and recovery. Mental health services provided include assessments, case management, crisis intervention, medication support, peer support and other rehabilitative services. Services are provided in multiple settings including residential facilities, clinics, schools, hospitals, county jails, juvenile halls and camps, mental health courts, board and care homes, in the field and in people’s homes. The Wilmont Property serves at the LADMH’s headquarters. LADMH recently renewed its lease for six more years on 96,126 sq. ft. of their 110,892 sq. ft. through 2022. The lease on the remaining 14,766 sq. ft. terminates in January 2020. LADMH has been at the Wilmont Property since 2006. LADMH has a termination option with respect to all of its space on or after January 1, 2020 upon 180 days prior written notice.

A-3-77

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

Bank of Hope (95,897 sq. ft.; 23.9% of NRA; 28.4% of U/W Base Rent) Bank of Hope (formerly known as Wilshire Bank) commenced operations in 1980 primarily serving the Korean-American community in Southern California. The bank has since expanded to serve a multi-ethnic population of customers through 65 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The bank also operates loan production offices in Seattle, Denver, Dallas, Atlanta and Portland, Oregon. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. As of March 31, 2017, Bank of Hope had $13.5 billion of total assets. The Wilmont Property serves as Bank of Hope’s headquarters. The tenant has been at the Wilmont Property since 1999 and has expanded its footprint in the building several times, most recently increasing their space by 10,777 sq. ft. in May 2017, bringing them to 95,897 sq. ft. (23.9% of NRA). The tenant has three five-year renewal options remaining and no termination options.

County of LA Public Health Department (14,730 sq. ft.; 3.7% of NRA; 4.8% of U/W Base Rent; AA/Aa3/AA by Fitch/Moody’s/S&P) The County of LA Public Health Department protects health, prevents disease, and promotes the health and well-being for all persons in Los Angeles County. The city conducts activities through a network of public health professionals throughout the community. Public health nurses make home visits to families with communicable diseases, epidemiologists investigate the sources of disease outbreaks, environmental health specialists ensure safe food, water, and housing, and all work with community coalitions to advocate for public policies to protect and improve health. The County of LA Public Health Department has been at the Wilmont Property since 1988 and recently signed a five-year extension. The tenant has one five-year renewal option remaining and the option to terminate its lease beginning in December 2018 upon 90 days’ prior written notice.

Environmental Matters. The Phase I environmental report dated March 13, 2017 recommended no further action at the Wilmont Property.

The Market. The Wilmont Property is located the City of Los Angeles, California in the Wilshire District on the southwest corner of Wilshire Boulevard and South Vermont Avenue. The Wilmont Property is located in the Koreatown community, within the eastern portion of the Wilshire District. The Wilshire District is served by the Hollywood Freeway (State Highway 101) which runs in a northwest/southeast direction along the northern boundary of the community. Additionally, Interstate 10, Interstate 110 and Interstate 405 are all located within five miles of the Wilmont Property. In addition, the Wilshire/Vermont subway station is located across the street to the northeast of the Wilmont Property, while the Wilshire/Normandie subway station is located seven blocks to the west. The Los Angeles MetroRail, a subway rail system, also serves the Wilshire area.

According to the appraisal, the Greater Los Angeles office market contains 224,645,057 sq. ft. as of Q4 2016. Overall vacancy and average asking rents were 13.3% and $35.28 PSF, respectively, over the same time period. The overall vacancy rate decreased from 15.2% in Q4 2015 and average asking rents increased 4.4% over the same time period. Year-to-date net absorption as of Q4 2016 was 3,534,442 sq. ft. with 2,241,596 sq. ft. under construction. The Mid-Wilshire submarket, by comparison contains a total of 9,396,091 sq. ft. as of Q4 2016. Overall vacancy and average asking rents in the submarket were 20.4% and $23.52 PSF, respectively, over the same time period. The overall vacancy rate declined slightly from 21.0% in Q4 2015 and average asking rents increased 5.4% over the same time period. Year-to-date net absorption as of Q4 2016 was 18,356 sq. ft. for the Mid-Wilshire submarket. The appraiser did not highlight any office buildings currently under construction or planned to be delivered in the submarket.

The following tables outline sales comparables identified by the appraiser as well as the appraiser’s concluded market rent by category.

Office Building Sales Comparables(1)
Property Name	Property Location	Rentable Area (Sq. Ft.)	Sale Date	Sale Price (in thousands)	Price PSF
Wilmont	Los Angeles, CA	401,860(2)	June-17	73,000(3)	$181.66
Del Amo Financial Center	Torrance, CA	353,012	Jun-15	62,500	$177.05
Cerritos Corporate Tower	Cerritos, CA	184,173	Sep-15	30,500	$165.61
100 West Broadway	Long Beach, CA	209,882	Nov-15	35,200	$167.71
Torrance Pointe	Torrance, CA	145,280	Mar-16	25,500	$175.52
500 North Central	Glendale, CA	126,209	Mar-16	27,325	$216.51
Oceangate Tower	Long Beach, CA	228,734	Sep-16	46,500	$203.29
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated January 1, 2017.

(3)	Represents the “Prospective” Appraised Value as of June 1, 2017.

A-3-78

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

Market Rent Conclusions(1)
Category	Café Space	Retail Space	Office Space A	Office Space B
NRA (Sq. Ft.)(2)	2,296	20,452	200,649	167,665
Percent of Total Sq. Ft.	0.6%	5.2%	51.3%	42.9%
Market Rent PSF	$20.40	$30.00	$22.80	$21.00
Concessions	None	None	None	None
Reimbursements	Full Service	Full Service	Full Service	Full Service
Annual Escalation	Flat	3.0%	3.0%	3.0%
Tenant Improvements (New Tenants)	$0	$10	$7.50	$7.50
Tenant Improvements (Renewals)	$0	$0	$0	$0
Average Lease Term	5 Years	5 Years	5 Years	3 Years
(1)	Source: Appraisal.

(2)	NRA excludes 10,780 sq. ft. of storage space at the Wilmont Property.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 1/31/2017	U/W(1)	U/W PSF
Base Rent	4,578,985	5,282,841	5,547,844	5,573,099	6,165,473	$15.34
Credit Tenant Step Rents(2)	0	0	0	0	146,341	0.36
Rent Steps	0	0	0	0	61,567	0.15
Value of Vacant Space	0	0	0	0	1,660,323	4.13
Gross Potential Rent	$4,578,985	$5,282,841	$5,547,844	$5,573,099	$8,033,704	$19.99
Total Recoveries	0	0	0	0	200,000	0.50
Parking Income	1,015,367	1,050,922	1,088,710	1,146,397	1,382,840	3.44
Other/Misc Income(3)	66,695	349,228	122,843	129,729	129,729	0.32
Less: Vacancy(4)	0	0	0	0	(1,660,323)	(4.13)
Effective Gross Income	$5,661,047	$6,682,991	$6,759,397	$6,849,225	$8,085,950	$20.12
Total Variable Expenses	2,433,590	2,612,139	2,617,332	2,638,635	2,752,385	6.85
Total Fixed Expenses	276,501	239,523	318,092	318,956	584,005	1.45
Net Operating Income	$2,950,956	$3,831,329	$3,823,973	$3,891,634	$4,749,560	$11.82
TI/LC	0	0	0	0	602,790	1.50
Capital Expenditures	0	0	0	0	100,465	0.25
Net Cash Flow	$2,950,956	$3,831,329	$3,823,973	$3,891,634	$4,046,305	$10.07
(1)	The increase from T-12 1/31/2017 Net Operating Income to U/W Net Operating Income is primarily attributable to the $327,308 in base rental increases due to the Bank of Hope expansion and increased rent associated with the LADMH lease renewal, an increase in parking income of approximately $236,443 due to contractual increases in parking rent, and $146,341 in rent steps taken for credit tenants through the term of the loan.

(2)	Credit Tenant Step Rents are the straight line average of contractual steps for LADMH and County of LA Public Health Department.

(3)	Other/Misc Income includes signage income, late fees and storage income.

(4)	U/W Vacancy is underwritten to in-place economic vacancy rate of 17.0%.

Property Management. The Wilmont Property is managed by Jamison Services, Inc., a borrower affiliate.

Lockbox / Cash Management. The Wilmont Loan is structured with a hard lockbox and springing cash management. All rents are required to be directly deposited by the tenants of the Wilmont Property into a clearing account controlled by the lender. In the absence of a Trigger Period (as defined below), the funds in the clearing account will be swept daily into an account controlled by the borrower. During a Trigger Period, funds in the clearing account will be swept daily into a deposit account controlled by the lender and applied and disbursed in accordance with the loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) a Low Debt Service Period (as defined below) or (iii) a Lease Sweep Period (as defined below) and will end upon (a) with respect to clause (i), the date on which such event of default is cured, (b) with respect to clause (ii), the Low Debt Service Period has ended and (c) with respect to clause (iii) such Lease Sweep Period has ended.

A-3-79

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

A “Low Debt Service Period” will commence if (i) as of any calculation date, the DSCR, as of any calculation date, falls below 1.20x, and will end when the DSCR is at least 1.25x for two consecutive calendar quarters.

A “Lease Sweep Period” will commence, with respect to any Lease Sweep Lease (as defined below) upon the first monthly payment date following the earliest to occur of (a), six months prior to the earliest stated expiration of such Lease Sweep Lease, (b) the date on which the tenant surrenders, cancels, terminates or delivers notice of its intent to surrender, cancel or terminate its Lease Sweep Lease prior to the then current expiration date, (c) the date on which the tenant goes dark at all or a material portion of its space, (d) a default by the tenant that continues beyond the cure period or (e) the occurrence of an insolvency proceeding of a tenant.

A “Lease Sweep Lease” means the Bank of Hope lease or the LADMH lease, or any replacement lease or leases that either individually, or when taken together with any other lease with the same tenant or an affiliate of such tenant, requires rents (in the aggregate, if more than one lease) that equals or exceeds the rent under the Bank of Hope lease or LADMH lease, respectively.

Initial Reserves. At loan origination, the borrower deposited (i) $32,436 into a tax reserve account; (ii) $728,528 for outstanding approved leasing expenses and rent abatement in connection with the LADMH lease, (iii) $21,794 for rent abatements and (iv) $18,750 for required repairs at the Wilmont Property, which represents 125.0% of the engineer’s estimated costs.

Ongoing Reserves. The borrower is required to deposit on a monthly basis (i) 1/12 of the estimated annual real estate taxes, which currently equates to $10,812, into the tax reserve account, (ii) unless an acceptable blanket insurance policy is in place, 1/12 of the estimated insurance premiums into the insurance account, (iii) $50,233 into the TI/LC reserve account, subject to a cap of $2,000,000 (inclusive of any funds in the lease sweep reserve account) and (iv) $8,372 into the replacement reserve account subject to a cap of $301,395. Additionally, during a Lease Sweep Period, all excess cash flow is required to be swept into the lease sweep reserve account, subject to a cap of $20.00 PSF of the applicable space (inclusive of funds in the TI/LC reserve account).

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-80

3200 Wilshire Boulevard & 695 South Vermont Avenue Los Angeles, CA 90010	Collateral Asset Summary – Loan No. 8 Wilmont	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,500,000 65.1% 1.88x 10.0%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Wilmont
3200 Wilshire Boulevard &
695 South Vermont Avenue
Los Angeles, CA 90010
RED LINE
PURPLE LINE EXTENSION
EXPO LINE
CRENSHAW/LAX TRANSIT CORRIDOR (UNDER CONSTRUCTION)
Los Angeles
West Hollywood
Beverly Hills
Culver City
Glendale
HOLLYWOOD
MID CITY
DOWNTOWN LOS ANGELES
SOUTH LOS ANGELES
HOLLYWOOD HILLS
LAUREL CANYON
LOS FELIZ
SILVER LAKE
ECHO PARK
ATWATER VILLAGE
WESTLAKE
MID WILSHIRE
LARCHMONT VILLAGE
PICO-ROBERTSON
CENTURY CITY
ARTS DISTRICT
JEFFERSON PARK
BALDWIN VILLAGE
VIEW PARK-WINDSOR HILLS
VERMONT HARBOR
LADERA HEIGHTS
STUDIO VILLAGE
DOWNTOWN CULVER CITY
DEL REY
PLAYA VISTA
FOX HILLS
WESTCHESTER
STUDIO CITY
TOLUCA LAKE
Universal Studios Theme Park
Universal Citywalk
Universal Studios
Warner Brothers Studios
CBS Studios
Hollywood & Highland
Hollywood Presbyterian Medical Center
Los Angeles City College
Paramount Pictures Studios
Cedars-Sinai Medical Center
Beverly Center
Beverly Connection
The Grove
GOLDEN TRIANGLE
Westfield Century City
L.A. LIVE
Staples Center
University of Southern California
Los Angeles Memorial Coliseum
Culver City Studios
Sony Pictures Studios
Baldwin Hills Crenshaw Plaza
West Los Angeles College
Kindred Hospital Los Angeles
Westfield Culver City
Chesterfield Square
Runway Shopping Center
Promenade At Howard Hughes
Loyola Marymount University
Otis College of Arts & Design
Westchester Village
The Forum
LA Stadium & Entertainment District at Hollywood Park
Centinela Hospital
LOS ANGELES INTERNATIONAL AIRPORT (LAX)
Dodger Stadium
Glendale Galleria
The Americana At Brand
SUNSET STRIP
MELROSE AVENUE
HOLLYWOOD BLVD
W SUNSET BLVD
SANTA MONICA BLVD
BEVERLY BLVD
W 3RD ST
W OLYMPIC BLVD
W PICO BLVD
VENICE BLVD
W WASHINGTON BLVD
W JEFFERSON BLVD
W VERNON AVE
W SLAUSON AVE
W FLORENCE AVE
W MANCHESTER AVE
W ARBOR VITAE ST
S VERMONT AVE
S WESTERN AVE
N NORMANDIE AVE
S ALVARADO ST
LOS FELIZ BLVD
San Fernando
Burbank
Pasadena
Santa Monica
Culver City
Marina del Rey
El Segundo
Inglewood

A-3-81

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

A-3-82

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose(2)(3):	Recapitalization
Borrower Sponsor:	iStar Inc.
Borrowers:	RLH Partnership II LP; 500 Woodward LLC; Hubble Drive Lanham LLC; iStar North Old Atlanta Road LLC; iStar Dallas GL LP; 401 W Michigan Street -Milwaukee LLC; 221 American Boulevard - Bloomington LLC
Original Balance(4):	$45,400,000
Cut-off Date Balance(4):	$45,400,000
% by Initial UPB:	4.0%
Interest Rate(5):	3.7950%
Payment Date:	6th of each month
First Payment Date:	May 5, 2017
Anticipated Repayment Date(5):	April 6, 2027
Final Maturity Date:	April 6, 2028
Amortization:	Interest Only, ARD
Additional Debt(4):	$181,600,000 Pari Passu Debt
Call Protection(6)(7):	L(26), DorYM1(89), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(8)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Ground Rent:	$0	Springing
Debt Service Coverage Cure:	$0	Springing
Loan Term Cash Collateral:	$0	Springing
Default Cure Collateral:	$0	Springing

Financial Information(9)(10)
Cut-off Date Balance / Sq. Ft.:	$67
Balloon Balance / Sq. Ft.:	$67
Cut-off Date LTV(3)(11)(12):	65.6%
Balloon LTV(3)(11):	65.6%
Underwritten NOI DSCR(13):	2.12x
Underwritten NCF DSCR (13):	2.12x
Underwritten NOI Debt Yield(13):	8.2%
Underwritten NCF Debt Yield(13):	8.2%
Underwritten NOI Debt Yield at Balloon:	8.2%
Underwritten NCF Debt Yield at Balloon:	8.2%

(1)	The iStar Leased Fee Portfolio was co-originated by JPMCB, Barclays Bank PLC (“Barclays”) and Bank of America, N.A (“BANA”).

(2)	Immediately prior to the iStar Leased Fee Portfolio Whole Loan origination, the iStar Leased Fee Portfolio Borrowers had no outstanding mortgage debt associated with the iStar Leased Fee Portfolio Properties.

(3)	Immediately after loan closing, 51.0% of the equity interest in the borrowers was sold to two entities, GIC (Realty) Private Limited and Lubert-Adler, L.P. in two separate transactions, for an aggregate purchase price of $57.5 million or an implied value of the iStar Leased Fee Portfolio Properties of approximately $339.7 million, which would result in a Cut-off Date LTV of 66.8% and a Balloon LTV of 66.8% for the iStar Leased Fee Portfolio Whole Loan.
Property Information
Single Asset / Portfolio:	Portfolio of 12 properties
Property Type:	Other – Leased Fee
Collateral:	Fee Simple / Leasehold
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	3,410,111
Property Management:	Self-managed
Underwritten NOI(10):	$18,511,396
Underwritten NCF(10):	$18,511,396
Appraised Value(12):	$346,160,000
Appraisal Date:	February 2017

Historical NOI(10)
Most Recent NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy
Current Occupancy:	NAP
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP

(4)	The iStar Leased Fee Portfolio Whole Loan is evidenced by five pari passu notes in the aggregate original principal balance of $227.0 million. The non-controlling Note A-2, with an original principal balance of $45.4 million, will be included in the DBJPM 2017-C6 mortgage trust. The controlling Note A-1-1 with an original principal balance of $55.0 million was contributed to the MSC 2017-H1 mortgage trust. The non-controlling Note A-1-2, Note A-1-3 and Note A-3 with an aggregate original principal balance of $126.6 million will not be included in the trust and are held by Barclays, BANA or an affiliate of either and expected to be contributed to one or more future securitizations. For additional information on the pari passu companion loans, see “The Loan” herein.

(5)	If the iStar Leased Fee Portfolio Whole Loan is not paid in full by the Anticipated Repayment Date, the interest rate will increase from the initial interest rate of 3.7950% to the greater of (a) 3.0% above the interpolated U.S. treasury swap rate as of the Anticipated Repayment Date, (b) 3.0% above the interpolated U.S. treasury rate as of the Anticipated Repayment Date and (c) 6.7950%. See “Anticipated Repayment Date” herein.

(6)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of May 5, 2017. Defeasance of the full $227.0 million iStar Leased Fee Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 30, 2020. The assumed lockout period of 26 payments is based on the expected DBJPM 2017-C6 securitization closing date in June 2017. The actual lockout period may be longer. The borrowers are also permitted to prepay iStar Leased Fee Portfolio Whole Loan in whole or in part with the payment of a yield maintenance premium after the expiration of the related lockout period.

(7)	Partial releases are permitted. See “Partial Releases” herein.

(8)	See “Initial Reserves” and “Ongoing Reserves” herein.

(9)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate iStar Leased Fee Portfolio Whole Loan.

(10)	Financial Information, Underwritten NOI and Underwritten NCF are based on the current annual ground lease payments due under the ground leases described under “The Properties” herein and is inclusive of approximately $1,256,456 of straight line rent representing the present value of contractual rent increases through the term of each respective ground lease based on a 6.0% discount rate. Historical NOI and occupancy data are not available.

(11)	The Appraised Value, Cut-off Date LTV and Balloon LTV are based on the sum of the individual property appraised values. The “As is” portfolio value of the iStar Leased Fee Portfolio is $360.1 million. Both the Cut-off Date LTV and Balloon LTV based on the $360.1 million “As is” portfolio value are 63.0%.

(12)	The estimated “Look Through” Cut-off Date LTV for the estimated fee simple value of $714,450,000 (i.e. assuming that the iStar Leased Fee Portfolio Properties were unencumbered by the ground leases) is 31.8%.

(13)	The estimated “Look Through” DSCR and “Look Through” DY based on the UW estimated NOI of the non-collateral improvements on the iStar Leased Fee Portfolio properties is approximately 7.26x and 27.9%, respectively.

A-3-83

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

The Loan. The iStar Leased Fee Portfolio loan (the “iStar Leased Fee Portfolio Loan”) is a fixed rate loan secured by (a) a first priority fee simple mortgage encumbering the land under seven hotel properties, three office properties, one multifamily property and one self storage property and (b) a first priority fee simple and leasehold mortgage encumbering a leasehold interest and a portion of the fee simple interest in the land under one hotel site, all of which land is encumbered by ground leases (collectively, the “iStar Leased Fee Portfolio Properties”), with an Original and Cut-off Date balance of $227.0 million. The iStar Leased Fee Portfolio Loan is evidenced by the non-controlling Note A-2 with an original principal balance of $45.4 million, which will be included in the DBJPM 2017-C6 mortgage trust. The pari passu controlling Note A-1-1 was contributed to the MSC 2017-H1 mortgage trust and the non-controlling Note A-1-2, Note A-1-3 and Note A-3, with an aggregate original principal balance of $171.6 million (and, together with the iStar Leased Fee Portfolio Loan, the “iStar Leased Fee Portfolio Whole Loan”), will not be included in the trust and are expected to be contributed to one or more future securitization trusts.

The relationship between the holders of the iStar Leased Fee Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—iStar Leased Fee Portfolio Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$55,000,000	$55,000,000	MSC 2017-H1	Yes
A-1-2	$40,600,000	$40,600,000	Barclays	No
A-1-3	$40,600,000	$40,600,000	Barclays	No
A-2	$45,400,000	$45,400,000	DBJPM 2017-C6	No
A-3	$45,400,000	$45,400,000	BANA	No
Total	$227,000,000	$227,000,000

The iStar Leased Fee Portfolio Whole Loan has an anticipated repayment date of April 6, 2027 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of April 6, 2028. Prior to the ARD, the iStar Leased Fee Portfolio Whole Loan accrues interest at a fixed rate of 3.7950% (the “Initial Interest Rate”) and requires payments of interest only. In the event the iStar Leased Fee Portfolio Whole Loan is not repaid in full on or before the ARD, the interest rate will increase to a rate (the “Adjusted Interest Rate”) equal to the greater of (a) 3.0% above the interpolated U.S. treasury swap rate as of the ARD with a maturity date most nearly approximating the maturity date of the iStar Leased Fee Portfolio Whole Loan, (b) 3.0% above the interpolated U.S. treasury rate as of the ARD with a maturity date most nearly approximating the maturity date of the iStar Leased Fee Portfolio Whole Loan and (c) 6.7950%. See “Anticipated Repayment Date” herein. The iStar Leased Fee Portfolio Whole Loan proceeds were used to pay closing costs of approximately $5.2 million and recapitalize the iStar Leased Fee Portfolio Borrower (as defined below). Based on the “As is” appraised value of approximately $346.2 million as of February 2017, the Cut-off Date LTV is 65.6%. The most recent prior financing of the Dallas Market Center: Marriott Courtyard property was included in the EQTY 2014-INNS and EQTY 2014-INMZ securitizations. The most recent prior financing of the remaining properties in the iStar Leased Fee Portfolio were not included in a securitization.

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$227,000,000	100.0%	Return of Equity(2)	$221,757,129	97.7%
			Closing Costs	$5,242,871	2.3%
Total Sources	$227,000,000	100.0%	Total Uses	$227,000,000	100.0%

(1)	Immediately after loan closing, 51.0% of the equity interest in the borrowers was sold to two entities, GIC (Realty) Private Limited and Lubert-Adler, L.P. in two separate transactions, for an aggregate purchase price of $57.5 million or an implied value of the iStar Leased Fee Portfolio Properties of approximately $339.7 million, which would result in a Cut-off Date LTV Ratio of 66.8% and a Maturity Date or ARD LTV ratio of 66.8%.

(2)	Immediately prior to the iStar Leased Fee Portfolio Whole Loan origination, the iStar Leased Fee Portfolio Borrower had no outstanding mortgage debt associated with the iStar Leased Fee Portfolio Properties.

The Borrowers / Borrower Sponsor. The borrowers, RLH Partnership II LP, 500 Woodward LLC, Hubble Drive Lanham LLC, iStar North Old Atlanta Road LLC, iStar Dallas GL LP, 401 W Michigan Street - Milwaukee LLC and 221 American Boulevard - Bloomington LLC, (collectively, the “iStar Leased Fee Portfolio Borrower”) are each a single purpose Delaware limited liability company or limited partnership with at least two independent directors in its borrower structure. The borrowers are currently owned by Safety, Income and Growth Inc. (“SFTY”). The sponsor of the borrowers and the nonrecourse carve-out guarantor is iStar Inc. SFTY was formerly 100.0% owned by iStar Inc., but is currently 49.0% owned by iStar Inc. and the remaining equity is owned by GIC (Realty) Private Limited and Lubert-Adler, L.P.

iStar Inc. is a public commercial real estate finance and investment company which as of December 31, 2016, had total assets of approximately $4.8 billion and 196 employees in its New York City headquarters and its seven regional offices across the United States.

A-3-84

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

In April 2017, SFTY filed a preliminary prospectus to sell shares of its common stock and has received clearance to apply to have the common stock listed on the New York Stock Exchange with the intent to elect and qualify to be taxed as a real estate investment trust. SFTY will be externally managed by a wholly-owned subsidiary of iStar Inc. According to the preliminary S-11 offering documents filed by iStar Inc., upon completion of the common stock initial public offering, it is anticipated that iStar Inc. will purchase shares of SFTY’s common stock having an aggregate value of $45.0 million. Upon the completion of SFTY becoming a public vehicle, the loan documents provide for SFTY to become the nonrecourse carve-out guarantor under the iStar Leased Fee Portfolio Whole Loan in lieu of iStar Inc., provided that SFTY has a market capitalization in excess of $500.0 million or net worth in excess of $250.0 million. See “Certain Terms of the Mortgage Loans–”Due-On-Sale” and “Due-On-Encumbrance” Provisions” in the Preliminary Prospectus. There can be no assurance as to whether, or when, any of these transactions will occur.

The Properties. The iStar Leased Fee Portfolio properties are located in 10 different states and underlie improvements consisting of seven hotels (2,488 rooms, 78.1% of allocated loan amount (“ALA”)), three offices (1,169,928 sq. ft., 19.7% of ALA), one multifamily complex (207 units, 1.6% of ALA) and one self storage facility (104,000 sq. ft., 0.6% of ALA). Five of the properties (74.6% of the ALA) (the “Hilton Properties”) are ground leased under a unitary lease to HLT Operate DTWC LLC. Park Intermediate Holdings LLC is the guarantor of the master lease from the borrower to HLT Operate DTWC LLC. Park Intermediate Holdings LLC is a subsidiary of Park Hotels & Resorts Inc. and one of two Hilton Worldwide Holdings Inc. spin-offs. The Hilton Properties lease will expire on December 31, 2025 and may be extended with respect to any or all of the Hilton Properties for two additional five year extension periods. One Ally Center (14.1% of ALA) is ground leased to 500 Webward LLC with an initial lease expiration date in March 2114 with two 30 year extension options. No other leasehold owner accounts for more than 3.3% of ALA. The iStar Leased Fee Portfolio Properties have a weighted average age of approximately 17 years and a remaining initial ground lease term of approximately 28 years, or approximately 48 years when fully extended.

The following table presents certain information relating to the iStar Leased Fee Portfolio Properties:

Portfolio Summary
Property Name	Whole Loan Cut-off Date ALA	Ownership Interest	Leasehold Owner	Initial Leasehold Expiration	Final Leasehold Expiration	Leased Fee NOI	Leased Fee Appraised Value
Hilton Salt Lake	$55,312,000	Fee Simple	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$3,300,706	$79,900,000
DoubleTree Seattle Airport	$40,000,000	Fee Simple/Leasehold(1)	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$5,374,280	$75,700,000
DoubleTree Mission Valley	$38,084,000	Fee Simple	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$1,776,034	$55,000,000
One Ally Center	$31,961,000	Fee Simple	500 Webward LLC	3/31/2114(3)	3/31/2174	$3,353,970	$46,140,000
DoubleTree Sonoma	$19,300,000	Fee Simple	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$1,157,870	$27,700,000
DoubleTree Durango	$16,604,000	Fee Simple	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$1,155,514	$24,400,000
Northside Forsyth Hospital Medical Center	$7,577,000	Fee Simple	Forsyth Physicians Center SPE 1, LLC	4/25/2115(4)	4/25/2175	$654,595	$11,000,000
NASA/JPSS Headquarters	$5,190,000	Fee Simple	DRV Greentec LLC	10/31/2075(5)	10/31/2105	$472,292	$7,550,000
Dallas Market Center: Sheraton Suites	$4,151,000	Fee Simple	Dallas Suites RE, LLC	9/30/2114	9/30/2114	$524,334	$6,000,000
Dallas Market Center: Marriott Courtyard	$3,736,000	Fee Simple	ARC Hospitality Portfolio I DLGL Owner, LP	1/2/2026(6)	1/2/2066	$297,000	$5,400,000
The Buckler Apartments	$3,633,000	Fee Simple	CA/Phoenix 401 Property Owner, LLC	11/30/2112	11/30/2112	$312,186	$5,300,000
Lock-Up Self Storage Facility	$1,452,000	Fee Simple	Lock-Up Evergreen Development Series LLC	9/30/2037	9/30/2037	$132,615	$2,070,000
Total	$227,000,000					$18,511,396	$346,160,000

(1)	The DoubleTree Seattle Airport collateral is comprised of both a portion of the fee simple interest and a leasehold interest in the fee portion that is not collateral, which together are leased to HLT Operate DTWC LLC which operates the hotel. The leasehold interest is owned in fee by a third party and underlies the majority of the DoubleTree Seattle Airport hotel’s improvements. According to the borrower sponsor, the fee collateral includes approximately a third of the hotel parking and one wing of rooms which contains a total of 180 rooms and the leasehold collateral includes the remainder of the property. The current ground rent for the DoubleTree Seattle Airport ground lease site total $391,132 annually which is required to be directly paid for by HLT Operate DTWC LLC, which is responsible for all property related expenses under their triple net ground lease from the iStar Leased Fee Portfolio Borrower. The iStar Leased Fee Portfolio Borrower’s ground lease from the fee owner expires in January 2044.

(2)	HLT Operate DTWC LLC has two five-year extension options.

(3)	500 Webward LLC has two 30-year extension options.

(4)	Forsyth Physicians Center SPE 1, LLC has two 30-year extension options.

(5)	DRV Greentec, LLC has two 15-year extension options.

(6)	ARC Hospitality Portfolio I DLGL Owner, LP has four 10-year extension options.

A-3-85

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

The following table presents certain information relating to the improvements which underlie the iStar Leased Fee Portfolio Properties:

Look Through Portfolio Summary
Property Name	Location	Property Type	Year Built / Renovated	Look- Through NOI	Units / SF / Rooms	Most Recent Occupancy(1)	Fee Simple Appraised Value(2)
Hilton Salt Lake	Salt Lake City, UT	Hotel	1982 / 2012	$9,778,443	499	72.0%	$105,100,000
DoubleTree Seattle Airport	SeaTac, WA	Hotel	1969-1983 / 2015	$14,682,914	850	85.0%	$140,000,000
DoubleTree Mission Valley	San Diego, CA	Hotel	1990 / NAP	$7,804,702	300	87.0%	$82,000,000
One Ally Center	Detroit, MI	Office	1992 / NAP	$13,920,739	957,355	100.0%	$174,620,000
DoubleTree Sonoma	Rohnert Park, CA	Hotel	1987 / NAP	$4,153,633	245	75.0%	$41,600,000
DoubleTree Durango	Durango, CO	Hotel	1986 / 2017	$3,379,284	159	79.0%	$36,400,000
Northside Forsyth Hospital Medical Center	Cumming, GA	Medical Office	2017 / NAP	$901,501	92,573	95.0%	$15,730,000
NASA/JPSS Headquarters	Lanham, MD	Office	1994 / NAP	$1,221,724	120,000	100.0%	$17,100,000
Dallas Market Center: Sheraton Suites	Dallas, TX	Hotel	1989 / 2017	$2,438,398	251	79.0%	$20,900,000
Dallas Market Center: Marriott Courtyard	Dallas, TX	Hotel	1989 / 2016	$2,254,686	184	72.0%	$27,300,000
The Buckler Apartments	Milwaukee, WI	Multifamily	1977 / 2016	$2,103,422	207	75.0%	$39,900,000
Lock-Up Self Storage Facility	Bloomington, MN	Self Storage	2008 / NAP	$754,685	104,000	84.0%	$13,800,000
Total				$63,394,131			$714,450,000

(1)	The hotel occupancy rates shown are the average occupancy rates of the hotels for the 12 months ending December 31, 2016. Construction at Northside Forsyth Hospital Medical Center was recently completed and occupancy reflects pre-leased percentage as of December 31, 2016. The occupancy rate of The Buckler Apartments is as of March 15, 2017. The occupancy rate of Lock-Up Self Storage Facility is as of June 30, 2016.

(2)	The Hypothetical Fee Simple Appraised Value assumes the properties are unencumbered by the ground leases.

Major Properties (by Allocated Loan Amount)

Hilton Salt Lake (499 rooms, 24.4% of portfolio allocated loan amount, 17.8% of portfolio leased fee NOI). The Hilton Salt Lake property, built in 1982 and renovated in 2012, is a 16-story full service hotel consisting of 499 rooms located in Salt Lake City, Utah. The Hilton Salt Lake property features 24,000 sq. ft. of meeting space, two restaurants, a Starbucks, an indoor pool and jacuzzi, a fitness center, business center, gift shop and on-site car rental services. The hotel is located across the street from the Salt Palace Convention Center and is one block from a Trax Light Rail stop which offers access to the surrounding Salt Lake City metropolitan statistical area.

DoubleTree Seattle Airport (850 rooms, 17.6% of portfolio allocated loan amount, 29.0% of portfolio leased fee NOI). The DoubleTree Seattle Airport property, built from 1969-1983 and renovated in 2015, is a full service hotel consisting of 850 rooms located on a 24.4 acre site in Seattle, Washington. According to the appraisal, the DoubleTree Seattle Airport property is the third largest hotel property in the Pacific Northwest and is located at a busy intersection in the SeaTac International Airport area. The DoubleTree Seattle Airport property features 26 meeting and event rooms totaling 36,000 sq. ft. that accommodate up to 1,200 guests, a complimentary 24-hour airport shuttle, two restaurants, a cafe, an outdoor seasonal pool, two fitness centers and a business center. The hotel is located less than a mile from the SeaTac International Airport.

The DoubleTree Seattle Airport collateral is comprised of both a portion of the fee simple interest and a leasehold interest in the fee simple portion that is not collateral, which together are leased to HLT Operate DTWC LLC, which operates the hotel. The portion of the collateral which consists of a leasehold interest is owned in fee simple by a third party and underlies the majority of the DoubleTree Seattle Airport hotel’s improvements. According to the borrower sponsor, the fee simple collateral includes approximately a third of the hotel parking and one wing of rooms which contains a total of 180 rooms and the leasehold collateral includes the remainder of the property. The current ground rent for the DoubleTree Seattle Airport ground leased site totals $391,132 annually, which is required to be directly paid for by HLT Operate DTWC LLC, which is responsible for all property related expenses under its triple net ground lease from the iStar Leased Fee Portfolio Borrower. The iStar Leased Fee Portfolio Borrower’s ground lease from the third party fee owner expires in January 2044.

DoubleTree Mission Valley (300 rooms, 16.8% of portfolio allocated loan amount, 9.6% of portfolio leased fee NOI). The DoubleTree Mission Valley property, built in 1990, is an 11-story full service hotel consisting of 300 rooms in San Diego, California. The DoubleTree Mission Valley property features 25,000 sq. ft. of meeting space, a cafe, an indoor and outdoor pool and a fitness center. The hotel is attached via a pedestrian bridge to the San Diego’s Fashion Valley Mall anchored by Neiman Marcus, Nordstrom, Bloomingdales and Macy’s and is within walking distance of San Diego’s retail corridor.

A-3-86

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

One Ally Center (957,355 sq. ft., 14.1% of portfolio allocated loan amount, 18.1% of portfolio leased fee NOI). The One Ally Center property, built in 1992, is a 43-story Class A office building consisting of 957,355 sq. ft. located in Detroit, Michigan. The One Ally Center property is the tallest office building in the state of Michigan, featuring 360-degree views and is occupied by a diverse tenant roster. The largest tenant, Ally Financial, occupies 13 floors of space and has over 1,300 Ally Financial employees onsite. Other notable tenants include Pricewaterhouse Coopers LLP, several law firms including Clark Hill, Dickinson Wright, Foley & Lardner, Kerr, Russell and Webber, and the Police and Fire and General Retirement Systems of the City of Detroit. Additionally, the One Ally Center property offers amenities such as a 10,000 sq. ft. fitness center, a cafe and bistro, as well as on-site parking with valet service.

DoubleTree Sonoma (245 rooms, 8.5% of portfolio allocated loan amount, 6.3% of portfolio leased fee NOI). The DoubleTree Sonoma property, built in 1987, is a full service hotel consisting of 245 rooms located on a 12.5 acre site in Rohnert Park, California. According to the appraisal, the DoubleTree Sonoma property is located adjacent to U.S. 101 Freeway in Sonoma Wine Country. The DoubleTree Sonoma property features 18,000 sq. ft. of indoor space and 32,000 sq. ft. of exterior space including a large divisible ballroom that can accommodate meetings for 10-500 people. Additionally, the hotel features an airport shuttle to San Francisco and Oakland International Airports, an on-site restaurant Bacchus Restaurant & Wine Bar, a heated outdoor pool, tennis court and fitness center. The DoubleTree Sonoma property is adjacent to two championship golf courses and is accessible to over 400 of Sonoma’s wineries from downtown Sonoma to Healdsburg.

Environmental Matters. The Phase I environmental reports dated January and February 2017 recommended no further action at the iStar Leased Fee Portfolio Properties, except that the Phase I for the DoubleTree Seattle Airport recommended that a regulatory file review be conducted at the applicable state agency to obtain additional information regarding four prior releases of petroleum and other hazardous materials at the property. At origination, the borrowers were required to obtain an environmental insurance policy from Great American E&S Insurance Company, with individual and aggregate limits of $2,000,000 and a $25,000 self-insured retention. The policy expires on March 30, 2030.

The Market. The iStar Leased Fee Portfolio is comprised of 12 properties located in 10 states and 11 distinct markets, listed below by descending Allocated Cut-off Date Loan Amount.

Market Summary
Property Name	Address	Estimated 2016 Population (five-mile radius)(1)	Estimated Average 2016 Household Income (five-mile radius)(1)
Hilton Salt Lake	255 South West Temple, Salt Lake City, UT	230,805	$69,217
DoubleTree Seattle Airport	18740 International Boulevard, SeaTac, WA	219,802	$70,608
DoubleTree Mission Valley	7450 Hazard Center Drive, San Diego, CA	520,204	$75,313
One Ally Center	500 Woodward Avenue, Detroit, MI	189,959	$36,581
DoubleTree Sonoma	1 DoubleTree Drive, Rohnert Park, CA	118,400	$74,918
DoubleTree Durango	501 Camino Del Rio, Durango, CO	23,216	$72,938
Northside Forsyth Hospital Medical Center	4150 Deputy Bill Cantrell Memorial Road, Cumming, GA	98,372	$113,511
NASA/JPSS Headquarters	7700-7720 Hubble Drive, Lanham, MD	170,176	$101,951
Dallas Market Center: Sheraton Suites	2101 North Stemmons Freeway, Dallas, TX	351,125	$94,722
Dallas Market Center: Marriott Courtyard	2150 Market Center Boulevard, Dallas, TX	351,125	$94,722
The Buckler Apartments	401 West Michigan Street, Milwaukee, WI	457,329	$53,318
Lock-Up Self Storage Facility	221 American Boulevard West, Bloomington, MN	232,507	$97,793

(1)	Source: Appraisals.

A-3-87

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

Cash Flow Analysis.

Cash Flow Analysis
Property Name	UW Base Rent(1)	Overage Rent(2)	UW NOI	% of UW NOI	UW NOI DSCR	“Look Through” Fee Simple UW NOI	“Look Through” Fee Simple UW NOI DSCR
Hilton Salt Lake	$2,687,691	$613,015	$3,300,706	17.8%	1.55x	$9,778,443	4.59x
DoubleTree Seattle Airport	$4,503,580	$870,700	$5,374,280	29.0%	3.49x	$14,682,914	9.54x
DoubleTree Mission Valley	$1,122,198	$653,836	$1,776,034	9.6%	1.21x	$7,804,702	5.33x
One Ally Center	$3,353,970	$0	$3,353,970	18.1%	2.73x	$13,920,739	11.32x
DoubleTree Sonoma	$733,106	$424,764	$1,157,870	6.3%	1.56x	$4,153,633	5.59x
DoubleTree Durango	$860,668	$294,846	$1,155,514	6.2%	1.81x	$3,379,284	5.29x
Northside Forsyth Hospital Medical Center	$654,595	$0	$654,595	3.5%	2.25x	$901,501	3.09x
NASA/JPSS Headquarters	$472,292	$0	$472,292	2.6%	2.37x	$1,221,724	6.12x
Dallas Market Center: Sheraton Suites	$524,334	$0	$524,334	2.8%	3.28x	$2,438,398	15.27x
Dallas Market Center: Marriott Courtyard	$125,000	$172,000	$297,000	1.6%	2.07x	$2,254,686	15.68x
The Buckler Apartments	$312,186	$0	$312,186	1.7%	2.23x	$2,103,422	15.05x
Lock-Up Self Storage Facility	$132,615	$0	$132,615	0.7%	2.37x	$754,685	13.51x
Total	$15,482,235	$3,029,161	$18,511,396	100.0%	2.12x	$63,394,131	7.26x

(1)	UW Base Rent is inclusive of approximately $1,256,456 of straight line rent representing the present value of contractual rent increases through the term of each respective ground lease based on a 6.0% discount rate.

(2)	Overage Rent is based on 7.5% of gross sales over a breakpoint of $32,979,294 for DoubleTree Seattle Airport, $20,688,611 for Hilton Salt Lake, $12,392,794 for DoubleTree Mission Valley, $9,293,520 for DoubleTree Sonoma and $6,037,795 for DoubleTree Durango. Overage Rent for Dallas Market Center: Marriott Courtyard is calculated as 5.0% of gross room sales in excess of $125,000.

Property Management.   Self-managed.

Lockbox / Cash Management. The iStar Leased Fee Portfolio Whole Loan is structured with a hard lockbox and springing cash management. Provided a Trigger Period (as defined below) is not continuing, funds in the lockbox account are required to be swept each business day to an account designated by the iStar Leased Fee Portfolio Borrower. Upon the occurrence of a Trigger Period, the iStar Leased Fee Portfolio Borrower is required to establish and maintain a cash management account controlled by the lender, and, during the continuance of a Trigger Period, funds in the lockbox account are required to be transferred on each business day to the cash management account. During the continuance of a Trigger Period, funds in the cash management account are required to be applied on each monthly payment date to pay debt service on the iStar Leased Fee Portfolio Whole Loan, to fund the required reserves deposits as described below under “Ongoing Reserves”, to disburse the monthly operating expenses and capital expenditures referenced in the approved annual budget (or if no approved annual budget is available because review is pending or not required, in the existing annual budget) and extraordinary operating expenses or capital expenses approved (except in the case of emergency expenses) by the lender, and to disburse the remainder into an excess cash flow account to be held as additional collateral for the iStar Leased Fee Portfolio Whole Loan. Provided no event of default has occurred and is continuing, on each monthly payment date occurring after the ARD, all funds in the excess cash flow account are required to be applied first to reduce the outstanding principal balance of the iStar Leased Fee Portfolio Whole Loan with any remaining amounts to be applied toward the excess interest. Provided no event of default has occurred and is continuing, any excess cash flow funds remaining in the excess cash flow account must be disbursed to the iStar Leased Fee Portfolio Borrower upon the expiration of any Trigger Period.

A “Trigger Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default under the iStar Leased Fee Portfolio Whole Loan, (ii) the date the DSCR for the 12-month period immediately preceding the date of calculation is less than 1.50x for two consecutive calendar quarters (a “DSCR Trigger Event”), (iii) the monthly payment date in October 2025 (unless on or prior to such date, cash or a letter of credit in an amount equal to $12.0 million has been deposited into the related reserve account in accordance with the loan documents or delivered to lender to be held as additional collateral for the iStar Leased Fee Portfolio Whole Loan (the “Loan Term Cash Collateral”)) and (iv) the iStar Leased Fee Portfolio Borrower’s failure to repay the iStar Leased Fee Portfolio Whole Loan before the ARD. A Trigger Period will expire, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the earlier of (a) the date the DSCR for the 12-month period immediately preceding the date of calculation equals or exceeds 1.55x for two consecutive calendar quarters or (b) the date that the borrowers have deposited cash or a letter of credit to lender in an amount equal to the amount that, if applied to the reduction of the outstanding principal balance of the iStar Leased Fee Portfolio Whole Loan, would result in a DSCR for the 12-month period immediately preceding the date of calculation that equals or exceeds 1.55x; and with regard to clause (iii) the delivery of the Loan Term Cash Collateral. A Trigger Period is not deemed to have expired to the extent a Trigger Period exists for any other reason and in no event may the borrowers cure a Trigger Period caused by clause (iv) above.

A-3-88

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

Initial Reserves.   None.

Ongoing Reserves. During the continuance of a Trigger Period (i) and to the extent that a Borrower Reserve Period (as defined below) caused by a Tax Reserve Trigger Event (as defined below) or a Ground Lease Termination Event (as defined below) is continuing, the iStar Leased Fee Portfolio Borrower is required to escrow monthly 1/12 of the annual estimated tax payments with respect to each individual property for which a Borrower Reserve Period caused by a Tax Reserve Trigger Event or a Ground Lease Termination Event is continuing, (ii) and to the extent that a Borrower Reserve Period caused by an Insurance Reserve Trigger Event (as defined below) or a Ground Lease Termination Event is continuing, the iStar Leased Fee Portfolio Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the iStar Leased Fee Portfolio Borrower maintains an acceptable blanket policy) with respect to each individual property for which a Borrower Reserve Period caused by an Insurance Reserve Trigger Event or a Ground Lease Termination Event is continuing and (iii) and to the extent that a Borrower Reserve Period caused by a Ground Rent Reserve Trigger Event (as defined below) or a Ground Lease Termination Event is continuing), the iStar Leased Fee Portfolio Borrower is required to escrow monthly 1/12 of the amount that would be sufficient to pay the ground rent payable during the next 12 months with respect to each individual property for which a Borrower Reserve Period caused by a Ground Rent Reserve Trigger Event or a Ground Lease Termination Event is continuing.

In the event the borrowers deliver to the lender any cash or draws on any letter of credit (a) delivered in the amount sufficient to cure a Trigger Event caused by clause (ii) in the definition thereof above (the “Debt Service Coverage Cure Collateral”), the lender is required to escrow such Debt Service Coverage Cure Collateral to be held by the lender as additional collateral for the loan and (b) delivered in the amount of $12.0 million to cure a Trigger Event caused by clause (iii) in the definition thereof above (the “Loan Term Cash Collateral”), the lender is required to escrow such Loan Term Cash Collateral to be held by the lender as additional collateral for the loan.

In the event that prepayment lockout date (as set forth in the loan documents) has not occurred and there is an event of default under the loan documents which relates solely to an individual iStar Leased Fee Portfolio Property, the borrowers have the right to cure such event of default under the loan documents by paying to the lender an amount equal to the applicable release price of such individual iStar Leased Fee Portfolio Property (as set forth in the loan documents) to which such event of default under the loan documents relates for deposit into the related escrow.

A “Borrower Reserve Period” will commence upon the earlier of (i) the date that, as to any of the iStar Leased Fee Portfolio Properties, the applicable ground lease has been terminated, cancelled or is otherwise no longer in effect or the title to and/or possession of all or any of the leasehold or subleasehold estates (including any improvements owned by a tenant), as applicable, interest has been returned to the iStar Leased Fee Portfolio Borrower (a “Ground Lease Termination Event”) and (ii) commencing on the date on which the tenant under the applicable ground lease at any of the iStar Leased Fee Portfolio Properties has failed to pay (a) all taxes and other charges under such lease when the same are due and payable (a “Tax Reserve Trigger Event”), (b) all insurance premiums under such lease when the same are due and payable (an “Insurance Reserve Trigger Event”) or (c) all ground rent for each ground tenant under such lease when the same are due and payable (a “Ground Rent Reserve Trigger Event”). A Borrower Reserve Period will expire upon the iStar Leased Fee Portfolio Borrower entering into an approved replacement triple net ground lease with respect to the property which caused a Ground Lease Termination Event, a Tax Reserve Trigger Event, an Insurance Reserve Trigger Event or a Ground Rent Reserve Trigger Event.

Anticipated Repayment Date. The iStar Leased Fee Portfolio Whole Loan has an Anticipated Repayment Date of April 6, 2027 and final maturity date of April 6, 2028. Prior to the ARD, the iStar Leased Fee Portfolio Whole Loan accrues interest at a fixed rate of 3.7950% and requires payments of interest only. In the event the iStar Leased Fee Portfolio Whole Loan is not repaid in full on or before the ARD, the interest rate will increase to a rate equal to the greater of (a) 3.0% above the interpolated U.S. Treasury Swap Rate as of the ARD with a maturity date most nearly approximating the maturity date of the iStar Leased Fee Portfolio Whole Loan, (b) 3.0% above the interpolated U.S. Treasury Rate as of the ARD with a maturity date most nearly approximating the maturity date of the iStar Leased Fee Portfolio Whole Loan and (c) 6.7950%. In the event that the iStar Leased Fee Portfolio Whole Loan is not repaid in full on or prior to the ARD, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Excess Interest”) will be deferred. Provided no event of default has occurred and is continuing, from and after the ARD, all excess cash flow from the iStar Leased Fee Portfolio Properties after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (a) first to repay the principal balance of the iStar Leased Fee Portfolio Whole Loan until paid in full and (b) second to the payment of Excess Interest.

Current Mezzanine or Subordinate Indebtedness.   None.

Future Mezzanine or Subordinate Indebtedness Permitted.   None.

A-3-89

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

Partial Releases. Following the lockout period and prior to April 6, 2027, the iStar Leased Fee Portfolio Borrower is permitted to obtain the release of one or more of the iStar Leased Fee Portfolio Properties upon satisfaction of the following terms and conditions, among others, (a) to the extent that the iStar Leased Fee Borrower has not previously partially defeased the iStar Leased Fee Portfolio Whole Loan, the payment of the sum of a release price equal to 120% of the allocated loan amount with respect to such individual property (the “Release Price”) and the yield maintenance premium (a “Prepayment Partial Release”) and (b) to the extent that the iStar Leased Fee Borrower has not previously partially prepaid the iStar Leased Fee Portfolio Whole Loan with a yield maintenance premium, for the period following the lockout period and prior to November 9, 2026, by delivering defeasance collateral equal to the Release Price, subject to certain conditions, including (i) no event of default has occurred and is continuing (unless such event of default relates solely to the individual property to be released and such event of default was not caused in bad faith to circumvent this requirement), (ii) after giving effect to the release, the LTV ratio with respect to the remaining iStar Leased Fee Portfolio Properties will be no greater than the lesser of 65.6% or the LTV ratio for all of the iStar Leased Fee Portfolio Properties immediately prior to the release (but in no event, less than 63.0%), (iii) after giving effect to the release, the amortizing DSCR (as calculated under the loan documents) with respect to the remaining iStar Leased Fee Portfolio Properties will be no less than the greater of 2.41x and the DSCR for all of the iStar Leased Fee Portfolio Properties immediately prior to the release (but in no event, greater than 2.43x), (iv) after giving effect to the release, the net operating income debt yield (as calculated under the loan documents) with respect to the remaining properties will be no less than the greater of 9.2% and the debt yield for all of the iStar Leased Fee Portfolio Properties immediately prior to the release (but in no event, greater than 9.35%), (v) the lender receives rating agency confirmation from each rating agency rating the Series MSC 2017-H1 certificates, (vi) to the extent the proposed release relates to the release of one of the Hilton Properties, the borrowers deliver evidence reasonably acceptable to the lender that the individual property has been severed from the master lease and that such severing will not have a material adverse effect on the terms of the master lease, the tenant under the master lease or the rights of the borrowers under the master lease and (vii) satisfaction of REMIC requirements (collectively, the “Release Conditions”).

At any time prior to the Anticipated Repayment Date and provided no event of default has occurred and is continuing and the Northside Forsyth Hospital Medical Center ground lease is still in effect, the iStar Leased Fee Portfolio Borrower may obtain the partial release of an undeveloped portion of the Northside Forsyth Hospital Medical Center defined in the related lease (the “Forsyth Partial Release Property”), without prepayment or defeasance, upon the satisfaction of the following conditions: (i) the Forsyth Partial Release Property is conveyed to a person other than the iStar Leased Fee Portfolio Borrower or its affiliates, (ii) the iStar Leased Fee Portfolio Borrower provides 20 days prior written notice of the proposed release, (iii) a separate tax identification number has been issued (or applied for) with respect to the Forsyth Partial Release Property, (iv) satisfaction of REMIC requirements, (v) a rating agency confirmation if reasonably required by the lender (provided rating agency confirmation will not be required if the tenant of the Forsyth Partial Release Property, following the conveyance, has agreed that it will not solicit subtenants of the Northside Forsyth Hospital Medical Center property to relocate to the Forsyth Partial Release Property and, in connection with such relocation, terminate their subleases or refuse to extend to renew such sublease) and (vi) satisfaction of any other requirements set forth in the mortgage loan documents.

Substitution.   None.

A-3-90

Various	Collateral Asset Summary – Loan No. 9 iStar Leased Fee Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,400,000 65.6% 2.12x 8.2%

A-3-91

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

A-3-92

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Standiford Partners, LLC
Borrower:	RMP Properties, LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	3.5%
Interest Rate(2):	4.4153758%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2027
Amortization:	Interest Only
Additional Debt(1)(3):	$98,000,000 Pari Passu Debt; $32,000,000 B-Note; Future Mezzanine Debt Permitted
Call Protection(4):	L(6), YM1(107), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Required Repairs:	$746,551	NAP
Environmental Work:	$331,035	$0
Environmental Insurance:	$38,401	$0
Material Tenant Rollover:	$0	Springing
Estate Tax Reserve:	$0	Springing

Financial Information
	Senior Loan(6)	Whole Loan(7)
Cut-off Date Balance / Sq. Ft.:	$80	$98
Balloon Balance / Sq. Ft.:	$80	$80
Cut-off Date LTV:	38.1%	47.0%
Balloon LTV:	38.1%	38.1%
Underwritten NOI DSCR:	3.23x	1.92x
Underwritten NCF DSCR:	3.02x	1.79x
Underwritten NOI Debt Yield:	14.4%	11.7%
Underwritten NCF Debt Yield:	13.5%	11.0%
Underwritten NOI Debt Yield at Balloon:	14.4%	14.4%
Underwritten NCF Debt Yield at Balloon:	13.5%	13.5%

Property Information
Single Asset / Portfolio:	Portfolio of 33 properties
Property Type:	Single Tenant Retail
Collateral:	Fee Simple
Location:	Various, CA
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	1,733,239
Property Management:	SMS Management Company
Underwritten NOI:	$19,928,276
Underwritten NCF:	$18,626,224
Appraised Value:	$361,740,000
Appraisal Date:	February 2017

Historical NOI(8)
Most Recent NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy
Most Recent Occupancy:	100.0% (June 6, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $40.0 million represents the non-controlling Note A-5 which, together with the remaining pari passu senior notes with an aggregate original principal balance of $138.0 million and the subordinate note with an original principal balance of $32.0 million, comprises the Save Mart Portfolio Whole Loan with an aggregate original principal balance of $170.0 million. For additional information regarding the pari passu senior notes and subordinate note, see “The Loan” herein.

(2)	The interest rate of 4.4153758% represents the interest rate for the Save Mart Portfolio Senior Loans only. The Save Mart Portfolio Subordinate Companion Loan has a 119-month term and fully amortizes over its term as set forth in the fixed amortization schedule as set forth in Annex G to the Preliminary Prospectus. The Save Mart Portfolio Subordinate Companion Loan accrues interest at an average interest rate of 5.1531448% from the first payment date after the Cut-off Date, July 6, 2017, through the 12th payment date following the Cut-off Date. Thereafter, the monthly Save Mart Portfolio Subordinate Companion Loan interest payment amount will vary as set forth in Annex G to the Preliminary Prospectus.

(3)	See “Current Mezzanine or Subordinate Indebtedness” and “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(4)	Partial release is permitted. See “Partial Release” herein. The Save Mart Portfolio Whole Loan can be prepaid with yield maintenance on or after the later to occur of (i) January 6, 2018 and (ii) the first monthly payment date following the last piece of the Save Mart Portfolio Whole Loan to be securitized, provided, however, if the last piece of the Save Mart Portfolio Whole Loan has not been subject to a securitization on or prior to June 6, 2018, then prepayment with yield maintenance is permitted on or after June 6, 2018 (the “Lockout Period”).

(5)	See “Initial Reserves” and “Ongoing Reserves” herein.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Save Mart Portfolio Senior Loans only, which has an aggregate principal balance of $138.0 million.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Save Mart Portfolio Whole Loan, which has an aggregate principal balance of $170.0 million, and includes both the Save Mart Portfolio Senior Loan and the $32.0 million Save Mart Portfolio Subordinate Companion Loan.

(8)	Historical NOI is not presented as the master lease is triple-net where all of the operating management expenses are paid for directly by Save Mart.

A-3-93

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent (PSF)	% of Total U/W Base Rent	Lease Expiration
Save Mart(2)(3)	NR/NR/NR	1,733,239	100.0%	$12.13	100.0%	4/30/2032
Subtotal		1,733,239	100.0%	$12.13	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		1,733,239	100.0%

(1)	Based on the underwritten rent roll dated March 15, 2017.

(2)	The Save Mart Portfolio Properties are leased to Save Mart Companies, a California corporation (formerly known as Save Mart Supermarkets, “Save Mart”) under a 20-year triple-net master lease (the “Master Lease”) between Save Mart and the borrower that commenced in April 2007, and as a condition of closing, was extended an additional five years through April 30, 2032. The Save Mart Portfolio Properties are operated under the Save Mart, S-Mart Foods, Lucky and FoodMaxx brands, except that two properties are subleased to Dick’s Sporting Goods, which leases 73.7% (NRA) of the Dick’s Sporting Goods - Salinas property from Save Mart pursuant to a sublease that provides for a 10-year term through January 2023 at a rental rate of $14.75 PSF with four various renewal options through April 2041 and no termination options. Save Mart is actively marketing the remaining 16,376 sq. ft. of space for sublease. In addition, the Dick’s Sporting Goods - Folsom property is 100.0% subleased to Dick’s Sporting Goods for a 10-year term through April 2027 at a rental rate of $17.53 PSF with four five-year renewal options and no termination options. The sublease properties are covered under the Master Lease and Save Mart is responsible to the borrower for rent thereunder.

(3)	The Save Mart Master Lease has one five-year renewal option and one four-year renewal option with no termination options.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter(2)	1	1,733,239	100.0%	1,733,239	100.0%	$12.13	100.0%	100.0%
Vacant	NAP	0	0.0%	1,733,239	100.0%	NAP	NAP
Total / Wtd. Avg.	1	1,733,239	100.0%			$12.13	100.0%

(1)	Based on the underwritten rent roll dated March 15, 2017.

(2)	The Master Lease expires in April 2032 but is structured with one five-year renewal option and then one four-year renewal option with no termination options.

A-3-94

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

The Loan. The Save Mart Portfolio loan (the “Save Mart Portfolio Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 1,733,239 sq. ft. portfolio of 33 single tenant retail properties located throughout Northern California (the “Save Mart Portfolio Properties”), with an original principal balance of $40.0 million. The Save Mart Portfolio Loan is evidenced by the non-controlling Note A-5 and is a part of a $170.0 million whole loan that is evidenced by seven promissory notes: six pari passu senior notes with an aggregate original principal balance of $138.0 million (the “Senior Loans” and together with the Save Mart Portfolio Loan, the “Save Mart Portfolio Senior Loans”) and one controlling subordinate note with an aggregate original principal balance of $32.0 million (the “Save Mart Portfolio Subordinate Companion Loan” and, together with the Save Mart Portfolio Senior Loans, the “Save Mart Portfolio Whole Loan”). Only the Save Mart Portfolio Loan will be included in the DBJPM 2017-C6 mortgage trust. The non-controlling Note A-1, with an original principal balance of $50.0 million, is expected to be included in the UBS 2017-C1 mortgage trust. The non-controlling Note A-2, Note A-3 and Note A-4, with an aggregate original balance of $33.0 million are held by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”), or an affiliate, and are expected to be contributed to one or more future securitizations. The non-controlling Note A-6, with an original principal balance of $15.0 million, is held by Cantor Commercial Real Estate Lending, L.P. (“CCRE”), or an affiliate, and is expected to be contributed to one or more future securitizations. The Save Mart Portfolio Subordinate Companion Loan was sold to Prima Mortgage Investment Trust, LLC, but may be otherwise transferred at any time. The Save Mart Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2017-C1 Trust.

The relationship between the holders of the Save Mart Portfolio Senior Loans and the Save Mart Portfolio Subordinate Companion Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Save Mart Portfolio Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	UBS 2017-C1	No
A-2, A-3, A-4	$33,000,000	$33,000,000	UBS AG	No
A-5	$40,000,000	$40,000,000	DBJPM 2017-C6	No
A-6	$15,000,000	$15,000,000	CCRE	No
B	$32,000,000	$32,000,000	Prima Mortgage Investment Trust, LLC	Yes
Total	$170,000,000	$170,000,000

The Save Mart Portfolio Loan has a 10-year term. The Save Mart Portfolio Senior Loans pay interest only for the term of the loan and the Save Mart Portfolio Subordinate Companion Loan fully amortizes during the term of the loan according to the fixed amortization schedule as set forth in Annex G to the Preliminary Prospectus. The Save Mart Portfolio Senior Loans accrue interest at a fixed rate equal to 4.4153758% and has a Cut-off Date Balance of $40.0 million. The Save Mart Portfolio Whole Loan proceeds were used to refinance existing debt of approximately $160.2 million, fund approximately $1.1 million in upfront reserves, pay transaction costs of approximately $2.4 million and return approximately $6.2 million of equity to the borrower. Based on the “As is” appraised value of $361.74 million as of February 2017, the Cut-off Date LTV for the Save Mart Senior Loans is 38.1%. The most recent prior financing of the Save Mart Portfolio Properties was included in the JPMCC 2007-LD11 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$170,000,000	100.0%	Refinance Existing Debt	$160,241,288	94.3%
			Closing Costs	$2,425,984	1.4%
			Reserves	$1,115,987	0.7%
			Return of Equity	$6,216,741	3.7%
Total Sources	$170,000,000	100.0%	Total Uses	$170,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower, RMP Properties, LLC, is a single purpose entity and Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and nonrecourse carve-out guarantor is Standiford Partners, LLC, a California limited liability company. In addition to the Save Mart Portfolio Properties, Standiford Partners, LLC owns 14 other Save Mart branded grocery stores totaling 751,878 sq. ft. and four warehouse properties totaling 130,773 sq. ft. These 18 properties have a total market value of approximately $108.1 million based on an independent valuation as of March 2016, and none of these properties are encumbered by debt. Based on its year-end 2016 balance sheet, Standiford Partners, LLC reported total assets of approximately $141.7 million, total equity of approximately $141.7 million, and liquidity of approximately $14.5 million. Standiford Partners, LLC, is 100.0% owned by Robert M. Piccinini Living Trust (the “Piccinini Trust”), and the Piccinini Trust is the majority owner (71.4%) of Save Mart.

The borrower sponsor is involved in a class action lawsuit alleging violation of the California Labor Code. See “Description of the Mortgage Pool – Litigation and Other Considerations” in the Preliminary Prospectus.

A-3-95

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Federal Estate Taxes. Mr. Robert Piccinini died in 2015. The Piccinini Trust holds all the assets of Mr. Piccinini’s estate, which assets include the direct ownership of 100.0% of Standiford Partners, LLC and approximately 71.4% of Save Mart. The estate elected to defer over a 14-year period a portion of the estate tax due in the amount of $251,418,036, representing the estate’s interest in closely-held businesses. A statutory lien in favor of the IRS exists on all the estate assets and will continue until the estate tax is fully paid. The estate tax is to be repaid in 10 annual installments beginning in 2020. The estate anticipates covering these payments through cash flow from its ownership in Standiford Partners, LLC and Save Mart. The borrower is required to pay down the estate taxes owed or transfer proceeds to a restricted account if it transfers or finances certain assets as described in the Save Mart Portfolio Whole Loan documents. The Save Mart Portfolio Whole Loan is structured with a Cash Sweep Trigger Event (as defined herein) that will spring into effect if Mr. Piccinini’s estate fails to timely pay any estate taxes, causes any acceleration of the estate taxes deferred or a governmental authority pursues any remedies in connection with such estate taxes. In addition, it is an event of default under the Save Mart Portfolio Whole Loan and recourse is triggered against the guarantor if Mr. Piccinini’s estate fails to timely pay any estate taxes (following all notice and cure periods), causes any acceleration of the estate taxes deferred or a governmental authority pursues any remedies in connection with such estate taxes (following all administrative appeals) or fails to comply with the provisions of the Save Mart Portfolio Whole Loan documents with regard to the transfers or finances certain assets. See “Estate Tax Trigger Event” herein. The lender also received a $20.0 million payment guaranty and an estate tax performance guaranty from The Piccinini Trust. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness” in the Preliminary Prospectus.

The Properties. The Save Mart Portfolio Properties are comprised of 33 single tenant retail properties totaling 1,733,239 sq. ft. of space and located throughout Northern California leased to Save Mart pursuant to the Master Lease and operated under the Save Mart, S-Mart Foods, Lucky and FoodMaxx brands (each of which is owned by Save Mart (an affiliate of the borrower sponsor)), with two properties subleased to Dick’s Sporting Goods (not affiliated with Save Mart). The Save Mart Portfolio Properties were constructed between 1980 and 2003 and range in size from 40,593 sq. ft. to 62,501 sq. ft., with an average size of 52,522 sq. ft. The Master Lease has a 25-year term expiring on April 30, 2032 with an annual base rent of $12.13 PSF, with one five-year renewal option and one four-year renewal option, both at a 5.0% rent increase over the prior rate, and no termination options.

Save Mart is a privately held grocery chain headquartered in Modesto, California. Founded in 1952, Save Mart owns and operates 213 stores throughout the Central Valley, San Francisco Bay Area, and Northern Nevada under the Save Mart, S-Mart Foods, Lucky, FoodMaxx and MaxxValue brands, with over 16,000 employees. In February 2007, Save Mart acquired 128 Albertson’s stores across Northern California and Northern Nevada. Save Mart also owns SMART Refrigerated Transport, a trucking firm that transports dry groceries, frozen foods, ice and novelties to all of its stores. Save Mart reported net sales of approximately $4.2 billion, operating income of approximately $74.2 million, and net income of approximately $20.6 million across 207 stores, according to its 2016 unaudited financial statements. This compares to net sales, operating income and net income across 211 stores of approximately $4.3 billion, approximately $108.9 million and approximately $86.4 million, respectively, in 2015, and net sales, operating income and net income across 217 stores of approximately $4.3 billion, approximately $36.4 million and approximately $15.8 million, respectively, in 2014. According to its unaudited financial statements, Save Mart reported total assets of approximately $1.1 billion, cash and cash equivalents of approximately $114.4 million and shareholders’ equity of approximately $289.7 million as of the fiscal year ending December 25, 2016.

A-3-96

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Portfolio Summary
Property Name	Location	Year Built	Net Rentable Area (SF)(1)	Allocated Cut-off Date Balance(2)	% of Allocated Cut-off Date Balance	Appraised Value(3)	Allocated Cut-off Date LTV Ratio(4)	2012-2016 CapEx(5)
Lucky - San Francisco	San Francisco, CA	1993	49,188	$11,975,277	7.0%	$25,300,000	38.4%	$607,541
Lucky - San Bruno	San Bruno, CA	1989	56,280	$11,625,012	6.8%	$24,560,000	38.4%	$563,745
Lucky California - Daly City	Daly City, CA	1996	61,881	$11,577,679	6.8%	$24,460,000	38.4%	$4,697,207
Lucky - San Jose I	San Jose, CA	1985	52,659	$7,284,566	4.3%	$15,390,000	38.4%	$343,796
Lucky - San Jose II	San Jose, CA	1996	59,907	$6,976,900	4.1%	$14,740,000	38.4%	$709,546
Lucky - San Leandro	San Leandro, CA	1982	58,526	$6,939,034	4.1%	$14,660,000	38.4%	$565,556
Dick’s Sporting Goods - Folsom	Folsom, CA	1990	49,517	$6,574,569	3.9%	$13,890,000	38.4%	NAV
Lucky - Concord	Concord, CA	2000	61,447	$6,285,837	3.7%	$13,280,000	38.4%	$400,832
FoodMaxx - Antioch	Antioch, CA	1996	60,154	$5,694,173	3.3%	$12,030,000	38.4%	$1,245,399
Lucky - Hollister	Hollister, CA	1995	62,078	$5,580,572	3.3%	$11,790,000	38.4%	$419,197
Save Mart - Modesto	Modesto, CA	2001	54,605	$5,395,975	3.2%	$11,400,000	38.4%	$548,688
Dick’s Sporting Goods - Salinas	Salinas, CA	1997	62,246	$5,339,175	3.1%	$11,280,000	38.4%	NAV
Save Mart - Clovis	Clovis, CA	2002	50,918	$5,258,708	3.1%	$11,110,000	38.4%	$270,810
Save Mart - Grass Valley	Grass Valley, CA	1990	43,737	$5,220,842	3.1%	$11,030,000	38.4%	$564,820
FoodMaxx - Sacramento	Sacramento, CA	1987	51,316	$4,856,377	2.9%	$10,260,000	38.4%	$1,760,998
Lucky - Hayward I	Hayward, CA	1990	45,579	$4,804,311	2.8%	$10,150,000	38.4%	$532,201
Save Mart - Auburn	Auburn, CA	1980	43,768	$4,685,978	2.8%	$9,900,000	38.4%	$395,556
Save Mart - Tracy	Tracy, CA	1997	62,236	$4,420,912	2.6%	$9,340,000	38.4%	$1,317,725
S-Mart - Lodi	Lodi, CA	1996	50,342	$4,193,714	2.5%	$8,860,000	38.4%	$376,583
Save Mart - Chico	Chico, CA	1989	42,294	$4,165,314	2.5%	$8,800,000	38.4%	$459,518
Save Mart - Fresno I	Fresno, CA	1994	58,360	$4,141,647	2.4%	$8,750,000	38.4%	$336,229
Lucky - San Jose III	San Jose, CA	1990	49,103	$4,032,781	2.4%	$8,520,000	38.4%	$397,606
Save Mart - Roseville	Roseville, CA	1995	53,248	$3,876,582	2.3%	$8,190,000	38.4%	$365,615
Lucky - Vacaville I	Vacaville, CA	1988	42,630	$3,833,982	2.3%	$8,100,000	38.4%	$262,882
Save Mart - Elk Grove	Elk Grove, CA	1994	45,641	$3,691,983	2.2%	$7,800,000	38.4%	$353,610
Save Mart - Fresno II	Fresno, CA	1996	50,245	$3,568,916	2.1%	$7,540,000	38.4%	$314,696
Lucky - Sand City	Sand City, CA	1996	62,501	$3,294,384	1.9%	$6,960,000	38.4%	$393,658
Lucky - Vacaville II	Vacaville, CA	2003	44,745	$3,128,719	1.8%	$6,610,000	38.4%	$332,873
Lucky - Hayward	Hayward, CA	2001	61,454	$3,105,052	1.8%	$6,560,000	38.4%	$449,330
Save Mart - Kingsburg	Kingsburg, CA	1999	41,368	$3,062,452	1.8%	$6,470,000	38.4%	$371,271
Save Mart - Sacramento	Sacramento, CA	1990	49,629	$2,423,455	1.4%	$5,120,000	38.4%	$316,963
Lucky - Santa Rosa	Santa Rosa, CA	1998	55,044	$2,305,122	1.4%	$4,870,000	38.4%	$289,688
Save Mart - Jackson	Jackson, CA	1994	40,593	$680,000	0.4%	$4,020,000	13.7%	$253,294
Total / Wtd. Avg.			1,733,239	$170,000,000	100.0%	$361,740,000	38.1%	$20,217,433
(1)	Information is based on the underwritten rent roll.

(2)	Based on the Save Mart Portfolio Whole Loan amount.

(3)	The appraisal assigned an aggregate hypothetical “dark value” of approximately $289.5 million. The Save Mart Portfolio Senior Loan Cut-off Date LTV Ratio based on the aggregate hypothetical “dark value” is 47.7%.

(4)	Based on the Save Mart Portfolio Senior Loans.

(5)	2012-2016 CapEx includes capital expenditures that Save Mart has invested in leasehold capital improvements, equipment capital improvements, and equipment and building maintenance and repairs.

A-3-97

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Historical Sales PSF and Occupancy Cost
Property Name	Net Rentable Area (SF)(1)	2011	2012	2013	2014	2015	2016	Occupancy Cost(2)
Lucky - San Francisco	49,188	$804	$785	$749	$783	$814	$811	4.4%
Lucky - San Bruno	56,280	$507	$521	$498	$510	$540	$535	5.4%
Lucky California - Daly City(3)	61,881	$466	$458	$444	$450	$367	$477	5.6%
Lucky - San Jose I	52,659	$433	$415	$361	$372	$482	$534	4.0%
Lucky - San Jose II	59,907	$369	$354	$345	$352	$369	$370	4.9%
Lucky - San Leandro	58,526	$410	$407	$399	$408	$428	$441	4.2%
Dick’s Sporting Goods - Folsom(4)	49,517	NAV	NAV	NAV	NAV	NAV	NAV	NAV
Lucky - Concord	61,447	$301	$283	$277	$294	$337	$344	4.6%
FoodMaxx - Antioch	60,154	$280	$391	$391	$417	$416	$376	4.4%
Lucky - Hollister	62,078	$299	$312	$312	$321	$341	$338	4.0%
Save Mart - Modesto	54,605	$467	$520	$516	$590	$610	$606	2.4%
Dick’s Sporting Goods - Salinas(5)	62,246	NAV	NAV	NAV	NAV	NAV	NAV	NAV
Save Mart - Clovis	50,918	$467	$471	$428	$414	$431	$437	3.2%
Save Mart - Grass Valley	43,737	$714	$732	$719	$748	$758	$745	2.3%
FoodMaxx - Sacramento	51,316	$322	$338	$322	$468	$498	$490	3.3%
Lucky - Hayward I	45,579	$339	$351	$356	$370	$398	$401	3.9%
Save Mart - Auburn	43,768	$641	$677	$653	$647	$651	$612	2.6%
Save Mart - Tracy	62,236	$349	$364	$339	$352	$414	$433	2.5%
S-Mart - Lodi	50,342	$271	$278	$306	$332	$343	$343	3.6%
Save Mart - Chico	42,294	$466	$460	$442	$461	$459	$444	3.3%
Save Mart - Fresno I	58,360	$311	$314	$304	$298	$316	$306	3.5%
Lucky - San Jose III	49,103	$456	$411	$393	$391	$399	$386	4.0%
Save Mart - Roseville	53,248	$290	$296	$283	$287	$295	$298	4.2%
Lucky - Vacaville I	42,630	$352	$356	$341	$335	$350	$356	3.9%
Save Mart - Elk Grove	45,641	$272	$346	$373	$394	$379	$365	3.6%
Save Mart - Fresno II	50,245	$342	$353	$343	$343	$347	$319	3.3%
Lucky - Sand City	62,501	$269	$254	$243	$254	$264	$252	3.9%
Lucky - Vacaville II	44,745	$327	$338	$325	$312	$321	$313	3.5%
Lucky - Hayward	61,454	$302	$291	$274	$273	$275	$271	4.2%
Save Mart - Kingsburg	41,368	$393	$419	$437	$459	$481	$487	2.4%
Save Mart - Sacramento	49,629	$261	$269	$260	$268	$276	$255	3.4%
Lucky - Santa Rosa	55,044	$241	$246	$239	$239	$249	$254	3.3%
Save Mart - Jackson	40,593	$272	$266	$252	$246	$239	$228	3.5%
Total / Wtd. Avg. (6)	1,733,239	$382	$391	$379	$394	$409	$410	3.8%
(1)	Information is based on the underwritten rent roll.

(2)	Occupancy Cost is calculated using 2016 Sales PSF.

(3)	Lucky California - Daly City was closed for the entire second quarter of 2015 and converted to a Lucky California concept store. 2016 Sales PSF increased post rebranding.

(4)	Historical Sales PSF and Occupancy Cost are unavailable as the Dick’s Sporting Goods - Folsom property has 73.7% of property NRA subleased to Dick’s Sporting Goods. Dick’s Sporting Goods is not required to report sales.

(5)	Historical Sales PSF and Occupancy Cost are unavailable as the Dick’s Sporting Goods - Salinas property is subleased to Dick’s Sporting Goods. Dick’s Sporting Goods is not required to report sales

(6)	Wtd. Avg. Sales PSF and Occupancy Cost exclude Dick’s Sporting Goods - Folsom and Dick’s Sporting Goods - Salinas as the subtenants are not required to report sales.

The Save Mart Portfolio Whole Loan documents provide that the borrower may convert the improvements located on a percentage of the Save Mart Portfolio Properties to an alternative grocery or warehouse club retail formats, provided that, among other things: (i) not more than two conversions are currently occurring (and any prior conversions have been completed by the tenant in all respects in lender’s sole, but reasonable discretion), (ii) the borrower may not convert more than the lesser of (x) 10 Save Mart Portfolio Properties and (y) Save Mart Portfolio Properties that have an allocated loan amounts (in the aggregate) that exceeds 35% of the original principal balance of the Save Mart Portfolio Whole Loan, (iii) in the event that the total cost of the alterations in connection with a conversion is less than, in the aggregate, the lesser of (x) $3,500,000 and (y) 5% of the outstanding balance of the Save Mart Portfolio Whole Loan (the “Conversion Threshold”), the borrower is required to deliver to the lender a completion guaranty, and (iv) in the event the total cost of the alterations in connection with a conversion equals or exceeds, in the aggregate, the Conversion Threshold, the borrower is required to deliver to the lender (x) an acceptable completion guaranty, plus (y) security for the cost of renovations in the form of cash and other obligations set forth in the loan documents.

A-3-98

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Environmental Matters. The Phase I environmental reports dated November 2016 and March 2017 recommended no further action at the Save Mart Portfolio Properties, other than the continued implementation of the existing asbestos operations and maintenance program at the Lucky - San Jose I property, the Save Mart - Auburn property, the FoodMaxx - Sacramento property, the Dick’s Sporting Goods - Folsom property and the Lucky - San Leandro property, and with respect to the Lucky - Hayward Mortgaged Property, to address conditions arising from various closed USTs located at the property pursuant to an approved work plan, the borrower escrowed $331,035 (representing 125% of the estimated cost of $264,828) with lender. In addition, the borrower has an environmental impairment liability insurance policy from Beazley that covers the Lucky - Hayward property, the Lucky - Hayward I property, the Lucky California - Daly City property and the S-Mart - Lodi property.

The Market. The Save Mart Portfolio Properties are located across 12 markets in Northern California with the top three markets, Sacramento (16.9% of NRA), Oakland/East Bay (16.6% of NRA) and Fresno (11.6% of NRA) representing 45.1% of NRA with no other market representing more than 9.7% of NRA.

Market Overview(1)
Property Name	Location	Market	Estimated 2017 Population(2)	Estimated 2017 Average Household Income(2)	Actual Rental Rate PSF(3)	Market Rental Rate PSF
Lucky - San Francisco	San Francisco, CA	San Francisco	727,684	$132,144	$27.00	$27.00
Lucky - San Bruno	San Bruno, CA	San Francisco	296,538	$123,077	$24.00	$24.00
Lucky California - Daly City	Daly City, CA	San Francisco	668,111	$129,031	$21.74	$24.00
Lucky - San Jose I	San Jose, CA	San Jose	460,215	$109,282	$16.80	$16.80
Lucky - San Jose II	San Jose, CA	San Jose	606,869	$125,148	$14.15	$15.00
Lucky - San Leandro	San Leandro, CA	Oakland/East Bay	385,264	$89,033	$14.40	$14.40
Dick’s Sporting Goods - Folsom	Folsom, CA	Sacramento	148,137	$125,633	$17.53	$13.50
Lucky - Concord	Concord, CA	Oakland/East Bay	187,985	$108,577	$12.43	$13.20
FoodMaxx - Antioch	Antioch, CA	Oakland/East Bay	193,041	$95,956	$12.00	$12.00
Lucky - Hollister	Hollister, CA	South Bay/San Jose	48,960	$94,323	$11.40	$11.40
Save Mart - Modesto	Modesto, CA	Stockton/Modesto	287,790	$67,042	$12.00	$12.00
Dick’s Sporting Goods - Salinas	Salinas, CA	Salinas	170,137	$70,026	$10.87	$14.40
Save Mart - Clovis	Clovis, CA	Fresno	252,790	$80,150	$12.00	$12.00
Save Mart - Grass Valley	Grass Valley, CA	Grass Valley	35,753	$73,088	$14.50	$14.50
FoodMaxx - Sacramento	Sacramento, CA	Sacramento	276,672	$69,114	$12.00	$12.00
Lucky - Hayward I	Hayward, CA	Oakland/East Bay	382,942	$98,039	$12.80	$14.40
Save Mart - Auburn	Auburn, CA	Sacramento	41,326	$86,549	$13.00	$13.00
Save Mart - Tracy	Tracy, CA	Stockton/Modesto	98,553	$97,054	$9.00	$9.00
S-Mart - Lodi	Lodi, CA	Stockton/Modesto	77,147	$77,015	$11.00	$11.00
Save Mart - Chico	Chico, CA	Chico	104,722	$70,176	$13.00	$13.00
Save Mart - Fresno I	Fresno, CA	Fresno	366,634	$68,004	$9.00	$9.00
Lucky - San Jose III	San Jose, CA	San Jose	468,755	$145,209	$9.97	$15.00
Save Mart - Roseville	Roseville, CA	Sacramento	276,050	$93,475	$9.62	$10.00
Lucky - Vacaville I	Vacaville, CA	North Bay/Santa Rosa	109,615	$102,235	$11.40	$11.40
Save Mart - Elk Grove	Elk Grove, CA	Sacramento	269,451	$88,331	$10.26	$11.50
Save Mart - Fresno II	Fresno, CA	Fresno	236,141	$59,558	$9.00	$9.00
Lucky - Sand City	Sand City, CA	Salinas	89,902	$90,241	$6.68	$12.00
Lucky - Vacaville II	Vacaville, CA	North Bay/Santa Rosa	129,845	$100,329	$8.87	$11.40
Lucky - Hayward	Hayward, CA	Oakland/East Bay	364,869	$98,047	$6.14	$13.20
Save Mart - Kingsburg	Kingsburg, CA	Fresno	30,334	$68,924	$9.00	$9.00
Save Mart - Sacramento	Sacramento, CA	Sacramento	360,904	$65,528	$6.19	$10.00
Lucky - Santa Rosa	Santa Rosa, CA	North Bay/Santa Rosa	203,129	$91,208	$5.31	$11.40
Save Mart - Jackson	Jackson, CA	Jackson	9,343	$67,511	$6.19	$7.00
Wtd. Avg.					$12.13	$13.33
(1)	Information is based on the appraisals.

(2)	Information is based on a third party market research report and represents the five-mile radius.

(3)	Information is based on the underwritten rent roll.

A-3-99

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF
Base Rent(2)	$21,017,010	$12.13
Value of Vacant Space	0	0.00
Gross Potential Rent	$21,017,010	$12.13
Total Recoveries(3)	616,557	0.36
Less: Vacancy(4)	(1,081,678)	(0.62)
Effective Gross Income	$20,551,888	$11.86
Management Fee	616,557	0.36
General & Administrative	7,055	0.00
Net Operating Income	$19,928,276	$11.50
TI/LC	910,798	0.53
Replacement Reserves	391,254	0.23
Net Cash Flow	$18,626,224	$10.75

(1)	Historical financial information is not presented as the triple-net Master Lease provides that all of the operating management expenses are paid for directly by Save Mart, including capital expenditures.

(2)	Base Rent is underwritten based on the Master Lease.

(3)	Based on the absolute triple-net Master Lease, 100.0% of underwritten management fees are passed through as reimbursements.

(4)	Vacancy adjustment of 5.0% applied due to tenant’s lease term through April 2032; five years beyond the Save Mart Portfolio Whole Loan’s maturity. The Save Mart Portfolio Properties are 100.0% absolute triple-net leased to Save Mart Supermarkets. Based on a fourth quarter 2016 third party market research report, the average submarket vacancy rate for the Save Mart Portfolio Properties is 4.3%.

Property Management. The Save Mart Portfolio Properties are managed by SMS Management Company, an affiliate of the borrower.

Lockbox / Cash Management. The Save Mart Portfolio Whole Loan is structured with a hard lockbox and springing cash management. Provided no Cash Management Trigger Event (as defined below) has occurred, all amounts on deposit in the lockbox account are required to be swept daily into an account controlled by the borrower. During the continuance of a Cash Management Trigger Event, all amounts on deposit in the lockbox account are required to be swept each business day into the cash management account and applied and disbursed in accordance with the loan documents. During the continuance of a Material Tenant Trigger Event (as defined herein), on each monthly payment date, all excess cash flow (which may be capped as described in the definition) is required to be deposited into the Material Tenant (as defined below) rollover reserve account to be held by the lender as additional security for the Save Mart Portfolio Whole Loan. During a Cash Sweep Trigger Event, on each monthly payment date, all excess cash flow is required to be deposited into a lender controlled reserve account and held by the lender as additional security for the Save Mart Portfolio Whole Loan.

A “Cash Management Trigger Event” will occur upon the commencement of (i) an event of default, (ii) any bankruptcy action involving the borrower, the guarantor or the property manager, (iii) the DSCR for the Save Mart Portfolio Whole Loan based on the trailing 12-month period falling below 1.20x, (iv) a Material Tenant Trigger Event, (v) any indictment for fraud or misappropriation of funds by the borrower, the guarantor, key principal or the property manager, (vi) Save Mart’s net worth falling below $100.0 million, (vii) the ratio of Save Mart’s EBITDAR to fixed charges is less than 1.15x or (viii) an Estate Tax Trigger Event (as defined below). A Cash Management Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed and the lender’s determination that such filing does not materially affect the borrower’s, the guarantor’s, or the property manager’s monetary obligations, in regard to clause (iii) above, on the date the DSCR for the Save Mart Portfolio Whole Loan based on the trailing 12-month period is greater than 1.25x for two consecutive calendar quarters, in regard to clause (iv) above, the Material Tenant Trigger Event is cured, in regard to clause (v) above, solely with respect to the property manager, when the borrower replaces the property manager with a qualified manager, in regard to clause (vi) above, Save Mart’s net worth equals or exceeds $100.0 million, in regard to clause (vii) above, the ratio of Save Mart’s EBITDAR to fixed charges is at least 1.15x, or in regard to clause (viii) above, the Estate Tax Trigger Event is cured.

A “Material Tenant Trigger Event” will occur upon (i) the Material Tenant providing written notice to the borrower of its intention to terminate, not extend, or not renew its lease or failing to timely provide written notice to the borrower of its election to extend or renew its lease 12 months prior to the then applicable expiration date, (ii) an event of default under the Material Tenant’s lease, (iii) the Material Tenant becoming bankrupt or insolvent, until the filing has been discharged, stayed or dismissed, (iv) the Material Tenant lease being terminated or no longer being in full force and effect, (v) the Material Tenant (a) “going dark,” vacating or discontinuing its operations at its space accounting for more than 10.0% of the total base rent under the Save Mart Master Lease or (b) subletting space

A-3-100

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

that has “gone dark” and the amount of space that is sublet and has “gone dark” accounts for more than 28.5% of the total base rent under the Save Mart Master Lease, including any space that Save Mart has subleased or (vi) if Save Mart is the Material Tenant, the ratio of (a) total long term debt obligations (including capital leases) of Save Mart divided by (b) the shareholder equity in Save Mart, based on the quarterly and annual financial statements required to be delivered to the lender, being greater than 2.25x. Notwithstanding the foregoing, if a Material Tenant Trigger Event is the result of the event in clause (iv)(a) above, and the amount of space that is sublet and has “gone dark” is less than 30.0% of the aggregate space at the Save Mart Portfolio Properties, the excess cash flow collected will be capped at an amount equal to 12 months of base rent attributable to the applicable Save Mart Portfolio Properties that caused the Material Tenant Trigger Event plus recoveries payable by Save Mart pursuant to the Master Lease.

A “Material Tenant” means (i) Save Mart or (ii) any tenant at any of the Save Mart Portfolio Properties that, together with its affiliates, either (a) leases 25% or more of the total net rentable square footage at the Save Mart Portfolio Properties or (b) requires the payment of base rent that is no less than 25% of the total in-place base rent at the Save Mart Portfolio Properties.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving the borrower, the guarantor or the property manager, (iii) the DSCR for the Save Mart Portfolio Whole Loan based on the trailing 12-month period falling below 1.15x for two consecutive calendar quarters, (iv) Save Mart’s net worth falling below $100.0 million, (v) the ratio of Save Mart’s EBITDAR to fixed charges being less than 1.15x or (vi) an Estate Tax Trigger Event. A Cash Sweep Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed and the lender’s determination that such filing does not materially affect the borrower’s, the guarantor’s, or the property manager’s monetary obligations, in regard to clause (iii) above, the date the DSCR for the Save Mart Portfolio Whole Loan based on the trailing 12-month period is at least 1.20x for two consecutive calendar quarters, in regard to clause (iv) above, Save Mart’s net worth equals or exceeds $100.0 million, in regard to clause (v) above, the ratio of Save Mart’s EBITDAR to fixed charges is at least 1.15x, or in regard to clause (vi) above, the Estate Tax Trigger Event is cured.

An “Estate Tax Trigger Event” will occur (i) in the event any portion of the federal estate taxes or interest owed by the Estate of Robert M. Piccinini that is secured by estate tax liens on Save Mart stock or on the membership interests in the guarantor are not being timely paid and such failure continues for a period of 10 business days, (ii) any governmental authority accelerates such federal estate taxes or pursues any remedies in connection with the estate tax liens, including foreclosure of the estate tax liens or (iii) any transfer or financing occurs with respect to the Save Mart stock, interests in the guarantor or the borrower or any other assets owned by the guarantor and proceeds from such transfer or financing are not used to pay the federal estate taxes, deposited in a restricted account or, in the case of assets owned by the guarantor other than an interest in the borrower, used for purposes set forth in the Save Mart Portfolio Whole Loan documents. An Estate Tax Trigger Event will continue until, in regard to clause (i) above, the payment of the delinquent payment of federal estate taxes and delivery of evidence that the appropriate governmental authority has accepted such payment, in regard to clause (ii) above, the cure of the act or event that accelerated such federal estate taxes and delivery of evidence that the appropriate governmental authority has accepted such cure, in regard to clause (iii) above, delivery of evidence that the proceeds from the transfer or financing have been used in accordance with the Save Mart Portfolio Whole Loan documents, or in regard to clauses (i), (ii) and (iii) above (except in the case a governmental authority pursues any remedies in connection with the estate tax liens, including foreclosure of the estate tax liens), payment in full of the entire federal estate tax liability.

Initial Reserves. At loan origination, the borrower deposited (i) $746,551 into a required repairs account, which represents 115.0% of the engineers estimated costs, (ii) $331,035 into an environmental work account, which represents 125% of the estimated cost to perform the environmental remedial work at the Lucky - Hayward property and (iii) $38,401 into an environmental insurance account, which represents the premium under the environmental insurance policy.

Ongoing Reserves. On each monthly payment date, the borrower is required to deposit an amount equal to (i) 1/12 of estimated annual taxes (ii) 1/12 of annual insurance premiums, provided an acceptable blanket insurance policy is no longer in place, (iii) $33,220 into the replacement reserve account, subject to a cap of $519,972 and (iv) $72,218 into the TI/LC reserve account. Such monthly reserves identified in clauses (i), (ii) and (iii) above will be waived at any time that (a) no event of default then exists, (b) all of the Save Mart Portfolio Properties are demised pursuant to the Save Mart Portfolio Master Lease (subject to the borrower’s right to release the individual properties), (c) the Save Mart Portfolio Master Lease is in full force and effect, (d) no Material Tenant Trigger Event exists and (e) as applicable, Save Mart (x) pays all taxes directly to the applicable government authorities, (y) is insured pursuant to an acceptable blanket policy and (z) performs its maintenance obligations pursuant to the Save Mart Portfolio Master Lease. In addition, on each monthly payment date during a Material Tenant Trigger Event, the borrower is required to deposit all excess cash into the Material Tenant rollover reserve account. Upon a transfer that constitutes a transfer of shares of Save Mart or membership interest in the guarantor, the borrower is required to deposit the Estate Tax Funds into an estate tax reserve account.

Current Mezzanine or Subordinate Indebtedness. The Save Mart Portfolio Whole Loan includes the Save Mart Portfolio Subordinate Companion Loan with an original principal balance of $32.0 million, which was sold to Prima Mortgage Investment Trust, LLC but may be otherwise transferred at any time, subject to the terms of the related co-lender agreement. The Save Mart Portfolio Subordinate Companion Loan has a 119-month term and fully amortizes over its term. The Save Mart Portfolio Subordinate Companion Loan accrues interest at an average interest rate of 5.1531448% from the first payment date after the Cut-off Date, July 6, 2017, through the 12th payment date following the Cut-off Date. Thereafter, the Save Mart Portfolio Subordinate Companion Loan interest rate will vary according to a fixed amortization schedule as set forth in Annex G to the Preliminary Prospectus.

A-3-101

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

Future Mezzanine or Subordinate Indebtedness Permitted. The Save Mart Portfolio Whole Loan documents permit the borrower to obtain a mezzanine loan in an amount not to exceed $40.0 million, provided, among other things, that (i) including the Save Mart Portfolio Whole Loan and any related mezzanine loans, (a) the LTV ratio is not greater than 58.1%, (b) the DSCR is not less than 1.35x, (c) the debt yield is not less than 9.5%, (ii) the maturity date of the permitted mezzanine loan is no earlier than the Save Mart Portfolio Whole Loan maturity date, (iii) the proceeds of the permitted mezzanine loan may only be used for repayment of certain loans made by Save Mart to the Piccinini Trust or for payment of the deferred estate tax liability, (iv) the lender making such permitted mezzanine loan must be a qualified institutional lender, (v) a rating agency confirmation is obtained and (vi) the lender and the permitted mezzanine lender enter into an acceptable intercreditor agreement.

Partial Release. Any time after the expiration of the Lockout Period, the borrower may obtain the release of any of the Save Mart Portfolio Properties, provided, among other things, (i) no event of default has occurred and is continuing, (ii) the borrower pays the Release Amount (as defined below), (iii) the LTV ratio with respect to the remaining Save Mart Portfolio Properties is no greater than the lesser of (a) the LTV ratio at origination of the Save Mart Portfolio Whole Loan (47.0% prior to an permitted mezzanine loan, 58.1% thereafter) and (b) the LTV ratio immediately prior to the release, (iv) the DSCR with respect to the remaining Save Mart Portfolio Properties is no less than the greater of (a) the DSCR at origination of the Save Mart Portfolio Whole Loan (1.79x prior to an permitted mezzanine loan, 1.35x thereafter) and (b) the DSCR immediately prior to the release and (v) the debt yield with respect to the remaining Save Mart Portfolio Properties (11.0% prior to an permitted mezzanine loan, 9.5% thereafter) is no less than the greater of (a) the debt yield at origination of the Save Mart Portfolio Whole Loan and (b) the debt yield immediately prior to the release.

The “Release Amount” is an amount equal to the greater of (a) the Release Percentage (as defined below) of the allocated loan amount and (b) 85.0% of the net sales proceeds for such property.

The “Release Percentage” means (i) for the initial 25.0% of the original principal balance of the Save Mart Portfolio Whole Loan prior to such release, 125.0% of the applicable allocated Cut-off Date balance and (ii) for the remaining 75.0% of the original principal balance of the Save Mart Portfolio Whole Loan prior to such release, 115.0% of the applicable allocated Cut-off Date balance.

In addition, the borrower has the right to obtain the release or substitution (subject to the release conditions above or the substitution provisions below, as applicable) of the Save Mart Portfolio Property – Modesto or the Save Mart Portfolio Property - Jackson, in the event, with respect to each property, an adjoining third party property owner exercises its right to purchase the respective Save Mart Portfolio Property, pursuant to the conditions specified under “Description of the Mortgage Pool — Tenant Issues — Purchase Options and Rights of First Refusal” in the Preliminary Prospectus.

Substitution. Any time after the expiration of the Lockout Period, the borrower may obtain the release of any Save Mart Portfolio Properties by providing one or more substitute properties (individually or collectively, the “Substitute Property”), provided that among other things, (i) the borrower delivers to the lender, with respect to the Substitute Property, a Phase I environmental report, a structural engineering report, a seismic report (if necessary) and an appraisal, (ii) the fair market rent for the Substitute Property is not less than the rent allocated to the property to be released (the “Substituted Property”) under the Master Lease, (iii) the Substitute Property is of “like kind and quality” as the Substituted Property, (iv) the Master Lease is in full force and effect and, upon the substitution, the Substitute Property will be leased to Save Mart under the Master Lease, (v) after the substitution, except as otherwise provided, the aggregate allocated loan amount of all Substituted Properties does not exceed 20.0% of the original balance of the Save Mart Portfolio Whole Loan, (vi) the LTV ratio with respect to the Save Mart Portfolio Properties including the Substitute Property, but excluding the Substituted Property, is no greater than the lesser of (a) the LTV ratio at origination of the Save Mart Portfolio Whole Loan (47.0% prior to an permitted mezzanine loan, 58.1% thereafter) and (b) the LTV ratio immediately prior to the substitution, (vii) the DSCR with respect to the Save Mart Portfolio Whole Loan and with respect to the Save Mart Portfolio Properties including the Substitute Property, but excluding the Substituted Property, will be no less than the greater of (a) the DSCR at origination of the Save Mart Portfolio Whole Loan (1.79x prior to an permitted mezzanine loan, 1.35x thereafter) and (b) the DSCR immediately prior to the substitution, (viii) the debt yield with respect to the Save Mart Portfolio Properties including the Substitute Property, but excluding the Substituted Property, is no less than the greater of (a) the debt yield at origination of the Save Mart Portfolio Whole Loan (11.0% prior to an permitted mezzanine loan, 9.5% thereafter) and (b) the debt yield immediately prior to the substitution and (ix) the delivery of a REMIC opinion and (b) the receipt of a rating agency confirmation.

A-3-102

Various	Collateral Asset Summary – Loan No. 10 Save Mart Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 38.1% 3.02x 14.4%

North Coast
Mendocino
Chico
Reno
Yuba City
Lake Tahoe
South Lake Tahoe
Sacramento
Santa Rosa
Napa
SIERRA NEVADAS
San Francisco
Oakland
Stockton
Yosemite National Park
PACIFIC OCEAN
Modesto
Palo Alto
CALIFORNIA
San Jose
Santa Cruz
Monterey
Carmel
Fresno

Save Mart Portfolio

#	Property Name	Address	City/State	Zip Code
1	Lucky - San Francisco	1515 Sloat Boulevard	San Francisco, CA	94132
2	Lucky - San Bruno	1322 El Camino Real	San Bruno, CA	94066
3	Lucky California - Daly City	6843 Mission Street	Daly City, CA	94015
4	Lucky - San Jose I	3270 South White Road	San Jose, CA	95148
5	Lucky - San Jose II	565 West Capitol Expressway	San Jose, CA	95136
6	Lucky - San Leandro	1300 Fairmont Drive	San Leandro, CA	94578
7	Dick's Sporting Goods - Folsom	1003 East Bidwell Street	Folsom, CA	95630
8	Lucky - Concord	5190 Clayton Road	Concord, CA	94521
9	FoodMaxx - Antioch	4500 Lone Tree Way	Antioch, CA	94531
10	Lucky - Hollister	291 McCray Street	Hollister, CA	95023
11	Save Mart - Modesto	801 Oakdale Road	Modesto, CA	95355
12	Dick's Sporting Goods - Salinas	1223 North Davis Road	Salinas, CA	93907
13	Save Mart - Clovis	1157 North Willow Street	Clovis, CA	93611
14	Save Mart - Grass Valley	2054 Nevada City Highway	Grass Valley, CA	95945
15	FoodMaxx - Sacramento	3201 Truxel Road	Sacramento, CA	95833
16	Lucky - Hayward I	25151 Santa Clara Street	Hayward, CA	94544
17	Save Mart - Auburn	386 Elm Avenue	Auburn, CA	95603
18	Save Mart - Tracy	875 South Tracy Boulevard	Tracy, CA	95376
19	S-Mart - Lodi	530 West Lodi Avenue	Lodi, CA	95240
20	Save Mart - Chico	146 West East Avenue	Chico, CA	95926
21	Save Mart - Fresno I	5750 North First Street	Fresno, CA	93710
22	Lucky - San Jose III	2027 Camden Avenue	San Jose, CA	95124
23	Save Mart - Roseville	5060 Foothills Boulevard	Roseville, CA	95678
24	Lucky - Vacaville I	777 East Monte Vista Avenue	Vacaville, CA	95688
25	Save Mart - Elk Grove	9160 Elk Grove Florin Road	Elk Grove, CA	95624
26	Save Mart - Fresno II	4043 West Clinton Avenue	Fresno, CA	93722
27	Lucky - Sand City	2000 California Avenue	Sand City, CA	93955
28	Lucky - Vacaville II	1979 Peabody Road	Vacaville, CA	95687
29	Lucky - Hayward	22555 Mission Boulevard	Hayward, CA	94541
30	Save Mart - Kingsburg	909 Sierra Street	Kingsburg, CA	93631
31	Save Mart - Sacramento	7960 Gerber Road	Sacramento, CA	95828
32	Lucky - Santa Rosa	150 Bicentennial Way	Santa Rosa, CA	95403
33	Save Mart - Jackson	11960 State Highway 88	Jackson, CA	95642

A-3-103

23592 Rockfield Boulevard Lake Forest, CA 92630	Collateral Asset Summary – Loan No. 11 Lake Forest Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,100,000 68.7% 1.29x 8.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	National Credit Tenant Investments, LLC; Diversified Partners, Inc.
Borrower:	Valuerock Lake Forest, LLC
Original Balance:	$36,100,000
Cut-off Date Balance:	$36,100,000
% by Initial UPB:	3.2%
Interest Rate:	4.6700%
Payment Date:	6th of each month
First Payment Date:	June 6, 2017
Maturity Date:	May 6, 2027
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$25,720	$12,860
Insurance(3):	$0	Springing
Replacement(4):	$0	$1,295
TI/LC(5):	$0	$10,381
Lemon Tree Reserve(6):	$183,488	$0
AT&T Reserve(7):	$160,990	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$465
Balloon Balance / Sq. Ft.:	$408
Cut-off Date LTV:	68.7%
Balloon LTV:	60.4%
Underwritten NOI DSCR(8):	1.34x
Underwritten NCF DSCR(8):	1.29x
Underwritten NOI Debt Yield:	8.3%
Underwritten NCF Debt Yield:	8.0%
(1)	Mezzanine debt is permitted provided, among other things, (i) a combined LTV ratio of less than or equal to 68.7%, (ii) a combined DSCR greater than or equal to 1.25x and (iii) a combined debt yield of no less than 7.6%.

(2)	A hard lockbox and cash management will be triggered upon (i) an event of default, (ii) the DSCR falling below 1.15x or (iii) a mezzanine loan is outstanding.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Unanchored Retail
Collateral:	Fee Simple
Location:	Lake Forest, CA
Year Built / Renovated:	1973, 2010, 2015 / 2016
Total Sq. Ft.:	77,710
Property Management:	Colliers International Real Estate Management Services (CA), Inc.
Underwritten NOI:	$2,993,769
Underwritten NCF:	$2,881,090
Appraised Value:	$52,540,000
Appraisal Date:	November 5, 2016

Historical NOI(9)
Most Recent NOI:	$1,648,376 (December 31, 2016)
2015 NOI:	NAV
2014 NOI:	NAV
2013 NOI:	NAV

Historical Occupancy(9)
Most Recent Occupancy(10):	96.5% (April 6, 2017)
2016 Occupancy:	94.6% (December 31, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
(3)	If an acceptable blanket policy is no longer in place, the borrower is required to make monthly deposits of 1/12 of the estimated annual insurance premiums into the insurance reserve account.

(4)	Replacement reserves are subject to a cap of $46,626.

(5)	TI/LC reserves are subject to a cap of $498,298.

(6)	Lemon Tree Spa (3.9% of NRA) has executed a lease but has not yet taken occupancy at the Lake Forest Gateway property. Lemon Tree Spa is expected to take occupancy in Fall 2017. The reserve consists of (i) $39,104 for monthly disbursements related to the anticipated rent commencement, (ii) $27,072 for tenant improvements and (iii) $117,312 for free rent.

(7)	AT&T (1.8% of NRA) has executed a lease but has not yet taken occupancy at the Lake Forest Gateway property. AT&T is expected to take occupancy in Fall 2017. The reserve consists of (i) $31,500 for monthly disbursements related to the anticipated rent commencement, (ii) $33,040 for tenant improvements, (iii) $87,000 for required landlord work and (iv) $9,450 for leasing commissions.

(8)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and the Underwritten NCF DSCR are 1.75x and 1.69x, respectively.

(9)	The property was re-developed by the borrower sponsors from 2011 to 2016. Accordingly, Historical NOI information is not available.

(10)	Most Recent Occupancy includes Lemon Tree Spa and AT&T, which executed leases, but are not yet in occupancy. See footnotes (6) and (7), respectively, for additional information.

TRANSACTION HIGHLIGHTS

■	Capital Expenditures. Since 2011, the borrower sponsors have invested more than $18.5 million to re-develop and re-lease the Lake Forest Gateway property. The redevelopment finished in late 2016 and included the removal of four buildings, the substantial renovation of three existing buildings and the construction of four new buildings. This renovation upgraded and modernized the look of the Lake Forest Gateway property and resulted in significant re-tenanting. The borrower sponsors’ cost basis in the Lake Forest Gateway property, including purchase price and redevelopment costs, totals approximately $39.5 million, which does not include additional capital spent between 2003 and 2011.

■	Tenancy. The Lake Forest Gateway property is currently 96.5% occupied by a rent roll of 31 tenants as of April 6, 2017, including national tenants such as FedEx, Sears, Buffalo Wild Wings, Starbucks, AT&T and Panera Bread. The remaining tenants at the Lake Forest Gateway property include a variety of regional and local service providers, casual dining restaurants and medical tenants. No tenant at the Lake Forest Gateway property accounts for more than 8.4% of net rentable area (“NRA”) or 8.5% of annual base rent. Additionally, since January 2015, the borrower sponsors have signed new leases with 24 tenants, accounting for 55,724 sq. ft. (71.7% of NRA) and approximately 74.9% of the Lake Forest Gateway property’s base rent.

■	Market. The Lake Forest Gateway property is located in Lake Forest, California, a master planned community in Orange County. The area features estimated 2016 populations of 128,822 and 284,677 within a three-, and five- mile radius, respectively, and estimated 2016 average household incomes of $98,334 and $114,884, within the same radii. The Lake Forest Gateway property has significant traffic and visibility from its site on the hard corner intersection of Lake Forest Drive and Rockfield Boulevard, the two main arterials within the trade area according to the appraisal. The Lake Forest Gateway property is also in close proximity to I-5, the main North-South freeway in Southern California which connects San Diego, Orange County and Los Angeles.

A-3-104

2 Portola Plaza Monterey, CA 93940	Collateral Asset Summary – Loan No. 12 Portola Hotel & Spa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 34.5% 3.92x 16.1%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	James E. Grier
Borrower:	Custom House Hotel, L.P.
Original Balance:	$35,000,000
Cut-off Date Balance:	$35,000,000
% by Initial UPB:	3.1%
Interest Rate:	4.0630%
Payment Date:	1st of each month
First Payment Date:	June 1, 2017
Maturity Date:	May 1, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(2):	$0	Springing
Insurance(2):	$0	Springing
FF&E:	$112,764	4% of gross revenues for the calendar month which occurred two months prior
Space Rent(3):	$119,477	$17,069

Financial Information
Cut-off Date Balance / Room:	$92,348
Balloon Balance / Room:	$92,348
Cut-off Date LTV:	34.5%
Balloon LTV:	34.5%
Underwritten NOI DSCR:	3.92x
Underwritten NCF DSCR:	3.92x
Underwritten NOI Debt Yield:	16.1%
Underwritten NCF Debt Yield:	16.1%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Monterey, CA
Year Built / Renovated:	1978 / 2017
Total Rooms:	379
Property Management:	CH Monterey, LLC
Underwritten NOI:	$5,648,116
Underwritten NCF:	$5,648,116
Appraised Value:	$101,400,000
Appraisal Date:	March 21, 2017

Historical NOI
Most Recent NOI:	$4,106,042 (T-12 January 31, 2017)
2016 NOI:	$4,186,143 (December 31, 2016)
2015 NOI:	$5,943,571 (December 31, 2015)
2014 NOI:	$5,364,905 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	64.8% (January 31, 2017)
2016 Occupancy:	64.4% (December 31, 2016)
2015 Occupancy:	67.9% (December 31, 2015)
2014 Occupancy:	65.2% (December 31, 2014)
(1)	In place cash management will be triggered when (i) an event of default has occurred, (ii) a bankruptcy action by the borrower or manager has occurred or (iii) the DSCR falls below 1.40x based on a trailing 12 month period.

(2)	The borrower will be required to deposit 1/12 of annual taxes into the tax reserve account on a monthly basis when (i) an event of default has occurred, (ii) the DSCR falls below 1.65x based on a trailing 12 month period or (iii) borrower fails to provide satisfactory evidence that all taxes have been paid on or prior to the date when due (subject to the borrower’s right to contest payment under the loan documents). Additionally, the borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance reserve account (i) upon the occurrence of an event of default or (ii) if an acceptable blanket insurance policy is no longer in place.

(3)	The Space Rent reserve covers unpaid rent or other charges related to the ballroom lease. Monthly deposits are required for so long as the borrower does not make its rental payments in accordance with the ballroom lease, in an amount equal to the greater of (i) $17,069 and (ii) the sum of the minimum annual rental and additional rent required under the ballroom lease.

TRANSACTION HIGHLIGHTS

■	Property. The property was built in 1978 and consists of a 379-room, full service, LEED-certified hotel with a 31,354 sq. ft. retail component located in downtown Monterey, California. The property is adjacent and connected to the Monterey Conference Center. The property features three food and beverage outlets, 21,756 sq. ft. of meeting space, a full-service spa, an outdoor pool with a jacuzzi, a fitness center and a 421-car parking garage.

■	Location. The property is located in downtown Monterey and is connected to the Monterey Conference Center, which is a major demand driver for the property. The City of Monterey is gut renovating the conference center and has budgeted approximately $60.0 million to create a more flexible and functional space with advanced technology and a Silver LEED designation. The property is also located near demand generators including Fisherman’s Wharf, Cannery Row, the Monterey Bay Aquarium, the Pebble Beach golf courses and Carmel-by-the-Sea, a popular beach village destination. The Monterey Peninsula hosts several major events including the Pebble Beach Concours d’Elegance, the Monterey Jazz Festival, the Monterey Blues Festival and the AT&T Pebble Beach Pro-Am golf tournament.

■	Major Renovation. The property underwent an approximately $10.8 million ($28,496 per room) renovation, which was completed in May 2017. The upgrades consist of a complete renovation of the lobby and the lobby bar and restaurant, renovation of all public bathrooms, new hallway carpets throughout the hotel and room upgrades including walk-in showers, new windows and new air conditioning units. In addition, the borrower sponsor has invested approximately $20.0 million between 2008 and 2015 for a total capital investment of $30.8 million ($81,309 per room) since 2008.

■	Borrower Sponsor. The developer of the property, James E. Grier is the managing member and only partner directly or indirectly owning an interest of more than 10% in the borrower. James E. Grier began his career as a real estate attorney and started developing hotels in 1974 when he served as Managing Partner of the borrower. He previously served as President, Chairman and Co-COO of DoubleTree Hotels Corporation, where he was responsible for 100 hotels across the country, from 1989 through his resignation in 1995. He is a director on the board of Mercy Healthcare Arizona, Inc. Homeward Bound, Inc. and the Iowa Law School Foundation.

■	DeAnza Ballroom. The borrower leases a 10,655 sq. ft. ballroom space, located in the conjoined Monterey Conference Center, from the City of Monterey. There is ongoing litigation between the borrower and the city related to the party responsible for the cost of improvements to the Portola Hotel & Spa lobby, resulting from the Monterey Conference Center’s renovation (both share a common entrance). As a result, the borrower has not been paying the rental payments due under its lease to the city. The DeAnza Ballroom is not part of the collateral, but the loan documents provide that in the event the borrower or an affiliate obtains fee title to the leased space, the borrower will (or will cause the affiliate) grant a security interest in the fee estate to the lender. The ongoing litigation has not affected operations at the property.

A-3-105

50 West Liberty Street Reno, NV 89501	Collateral Asset Summary – Loan No. 13 50 West Liberty	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 72.5% 1.44x 10.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Bruce Cardinal; Matthew T. White
Borrowers(1):	50 West Liberty DE LLC; Redbird Reno Liberty DE LLC
Original Balance:	$34,500,000
Cut-off Date Balance:	$34,500,000
% by Initial UPB:	3.0%
Interest Rate:	4.5800%
Payment Date:	6th of each month
First Payment Date:	May 6, 2017
Maturity Date:	April 6, 2027
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(26), D(89), O(5)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$32,667	$32,512
Insurance(3):	$0	Springing
Replacement(4):	$0	$4,855
TI/LC(5):	$0	$29,130
Required Repairs:	$13,375	NAP
Anytime Fitness Reserve(6):	$421,024	$0
Free Rent:	$172,738	$0
Approved Leasing Expenses:	$90,286	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$141
Balloon Balance / Sq. Ft.:	$121
Cut-off Date LTV(7):	72.5%
Balloon LTV(7):	62.1%
Underwritten NOI DSCR(8):	1.65x
Underwritten NCF DSCR(8):	1.44x
Underwritten NOI Debt Yield:	10.1%
Underwritten NCF Debt Yield:	8.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Reno, NV
Year Built / Renovated:	1980 / 2015
Total Sq. Ft.:	244,449
Property Management:	Basin Street Properties
Underwritten NOI:	$3,493,299
Underwritten NCF:	$3,055,015
Appraised Value(7):	$47,570,000
Appraisal Date:	February 17, 2017

Historical NOI
Most Recent NOI:	$2,609,668 (T-12 January 31, 2017)
2016 NOI:	$2,594,140 (December 31, 2016)
2015 NOI:	$2,426,768 (December 31, 2015)
2014 NOI:	$3,078,566 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	84.2% (March 31, 2017)
2016 Occupancy:	87.5% (December 31, 2016)
2015 Occupancy:	81.2% (December 31, 2015)
2014 Occupancy:	90.2% (December 31, 2014)
(1)	The borrowers own the 50 West Liberty property as tenants-in-common.

(2)	A hard lockbox is triggered upon (i) an event of default, (ii) the debt service coverage ratio falling below 1.25x and in place cash management is triggered upon (i) an event of default or (ii) the debt service coverage ratio falling below 1.20x.

(3)	If an acceptable blanket insurance policy is no longer in place, the borrowers are required to deposit 1/12 of the annual insurance premiums into the insurance account.

(4)	The replacement reserve is subject to a cap of $116,550.

(5)	The TI/LC reserve is subject to a cap of $875,000.

(6)	Anytime Fitness has accepted its space from the borrower and is currently finishing the build-out of its space. The reserve consists of (i) $21,932 for monthly disbursements related to the anticipated rent commencement, (ii) $325,654 for tenant improvements and (iii) $73,438 for free rent.

(7)	The Appraised Value of $47,570,000 reflects the appraiser’s “As Stabilized” value, which assumes that all outstanding leasing obligations have been satisfied. At origination, a total of $684,048 was reserved to cover outstanding leasing obligations at the 50 West Liberty property. Based on the “As is” Appraised Value of $46,520,000, the Cut-off Date and Balloon LTV are 74.2% and 63.5%, respectively.

(8)	Based on amortizing debt service payments. Based on the current interest only payments, Underwritten NOI DSCR and Underwritten NCF DSCR are 2.18x and 1.91x, respectively.

TRANSACTION HIGHLIGHTS

■	Property. The 50 West Liberty property is a 244,449 sq. ft. Class A office property consisting of one 12-floor tower and one four-floor mid-rise building connected by a ground floor lobby, plus a contiguous three-floor covered parking structure with 451 parking spaces which equates to a ratio of approximately 1.8 spaces per 1,000 sq. ft. The 50 West Liberty property is located in the southern portion of downtown Reno’s central business district within close proximity of I-80, Highway 395 and the Reno Amtrak station. Building amenities include a fitness center and ground floor café. Since 2012, the borrower sponsors have spent approximately $2.1 million in capital expenditures, the majority of which was associated with energy efficiency upgrades completed in 2016.

■	Tenancy / Recent Leasing. The 50 West Liberty property is 84.2% occupied by 38 tenants as of March 31, 2017 with no tenant occupying more than 6.7% of net rentable area. Top tenants include Renown Health (6.7% of NRA; 8.1% of U/W Base Rent), New York Life Insurance Co. (4.9% of NRA; 6.4% of U/W Base Rent; AA+/Aaa/AA+ by Fitch/Moody’s/S&P), Bank of America (4.5% of NRA; 5.7% of U/W Base Rent; A/Baa1/BBB+ by Fitch/Moody’s/S&P), Noble Studios (4.0% of NRA; 4.9% of U/W Base Rent) and Parson Behle & Latimer (3.9% of NRA; 5.2% of U/W Base Rent). Since the beginning of 2016, the borrower sponsors have executed over 48,000 sq. ft. of new/expansion leases and over 31,000 sq. ft. of renewals.

A-3-106

5550 Whittlesey Boulevard Columbus, GA 31909	Collateral Asset Summary – Loan No. 14 Columbus Park Crossing South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 75.0% 1.40x 8.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Steven Cadranel
Borrower:	Columbus Park Crossing South (Delaware), LLC
Original Balance:	$28,500,000
Cut-off Date Balance:	$28,500,000
% by Initial UPB:	2.5%
Interest Rate:	4.6200%
Payment Date:	6th of each month
First Payment Date:	June 6, 2017
Maturity Date:	May 6, 2027
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(25), D(90), O(5)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$75,574	$12,596
Insurance(3):	$0	Springing
Replacement(4):	$0	$2,262
TI/LC(5):	$300,000	$25,000
Leasing Reserve:	$151,636	$0
Lease Sweep Reserve(6):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$126
Balloon Balance / Sq. Ft.:	$108
Cut-off Date LTV:	75.0%
Balloon LTV:	64.3%
Underwritten NOI DSCR(7):	1.45x
Underwritten NCF DSCR(7):	1.40x
Underwritten NOI Debt Yield:	8.9%
Underwritten NCF Debt Yield:	8.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Columbus, GA
Year Built / Renovated:	2006 / NAP
Total Sq. Ft.(8):	225,628
Property Management:	Genesis Real Estate Advisers, LLC
Underwritten NOI:	$2,546,851
Underwritten NCF:	$2,457,249
Appraised Value:	$38,000,000
Appraisal Date:	March 7, 2017

Historical NOI
Most Recent NOI:	$2,397,991 (December 31, 2016)
2015 NOI:	$2,417,572 (December 31, 2015)
2014 NOI:	$2,462,611 (December 31, 2014)
2013 NOI:	$2,404,639 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	98.4% (April 12, 2017)
2016 Occupancy:	98.4% (December 31, 2016)
2015 Occupancy:	97.5% (December 31, 2015)
2014 Occupancy:	99.1% (December 31, 2014)
(1)	Mezzanine debt in an amount not to exceed $4,350,000 is permitted provided, among other things, (i) a combined LTV ratio of less than or equal to 75.0%, (ii) a combined DSCR greater than or equal to 1.33x and (iii) a combined debt yield of no less than 8.2%.

(2)	A hard lockbox and in place cash management will be triggered upon (i) an event of default, (ii) the commencement of a mezzanine trigger period, (iii) the debt service coverage ratio falling below 1.20x, (iv) the occurrence of a Lease Sweep Period or (v) bankruptcy of the guarantor or manager.

(3)	If an acceptable blanket insurance policy is no longer in place, borrower is required to deposit 1/12 of the annual insurance premiums into the insurance account.

(4)	The replacement reserve is subject to a cap of $81,435.

(5)	The TI/LC reserve is subject to a cap of $500,000.

(6)	During a Lease Sweep Period, all excess cash flow will be transferred to a lender controlled lease sweep account. A “Lease Sweep Period” will commence, with respect to Dick’s Sporting Goods lease or a replacement lease (and their related tenant under such lease), upon (i) the earlier of (a) six months prior to the earliest stated lease expiration date or (b) July 31, 2017 or (c) the date by which such tenant is required to give renewal notice (and such notice has not been provided), (ii) the date that such lease is surrendered, cancelled or terminated prior to its then current expiration date or (or the borrower has received notice thereof), (iii) the date that such tenant discontinues its business or gives notice thereof, (iv) a monetary default or material non-monetary default under such lease beyond any applicable notice and cure period or (v) a bankruptcy or insolvency proceeding of such tenant (or its parent entity).

(7)	Based on amortizing debt service payments. Based on the current interest only payments, Underwritten NOI DSCR and Underwritten NCF DSCR are 1.91x and 1.84x, respectively.

(8)	Includes the Kohl’s and Red Robin ground lease parcels, for which the improvements (94,950 sq. ft.) are owned by the tenant and not collateral for the loan.

TRANSACTION HIGHLIGHTS

■	Property. The Columbus Park Crossing South property consists of a 225,628 sq. ft. Class A, anchored retail center located approximately seven miles north of the Columbus, Georgia central business district. As of April 12, 2017, the Columbus Park Crossing South property is 98.4% leased to 15 national and local tenants, including Kohl’s, Dick’s Sporting Goods, TJ Maxx, Petco, Ulta Salon, Kirkland’s and Red Robin. The Columbus Park Crossing South property has exhibited a stable historical occupancy, with an average occupancy of 99.0% since 2007. Two tenants, Kohl’s and Red Robin, are on ground leases and own their own improvements. Three shadow tenants (Wells Fargo, Shogun Japanese Steakhouse and Southern States Bank) are located on outparcels adjacent to the Columbus Park Crossing South property and are not collateral for the Columbus Park Crossing South loan. The Columbus Park Crossing South property features a total of 1,157 surface parking spaces, which equates to a ratio of 5.13 spaces per 1,000 sq. ft. The Columbus Park Crossing South property is located approximately 115 miles southwest of Atlanta, Georgia and 90 miles east of Montgomery, Alabama. The Columbus Park Crossing South property is also in close proximity to the Fort Benning military reservation. Fort Benning houses the U.S. Army Infantry School and, according to the appraisal, has an annual active and retired military and civilian employee payroll of more than $1.08 billion per year and an impact of more than $1.9 billion per year on the local economy.

■	Authority Lease. In 2006, the borrower temporarily transferred its fee simple interest in the Columbus Park Crossing South to the Development Authority of Columbus, Georgia (the “Development Authority”) and the Development Authority issued industrial development bonds in the aggregate principal amount of $27,500,000, the proceeds of which were used to pay for financing acquisition and development costs of the Columbus Park Crossing South property. For additional information, see “Risk Factors – Real Estate and Tax Considerations” in the Preliminary Prospectus.

A-3-107

73-400-73-470 El Paseo and 73-401-73-411 & 73-496 Highway 111 Palm Desert, CA 92260	Collateral Asset Summary – Loan No. 15 El Paseo Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,466,262 63.9% 1.40x 8.6%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Borrower Sponsor:	Allied District Properties, L.P.
Borrower:	El Paseo, L.L.C.
Original Balance:	$27,500,000
Cut-off Date Balance:	$27,466,262
% by Initial UPB:	2.4%
Interest Rate:	4.3700%
Payment Date:	6th of each month
First Payment Date:	June 6, 2017
Maturity Date:	May 6, 2027
Amortization:	360 months
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$29,945	$14,972
Insurance(3):	$0	Springing
Replacement(4):	$0	$928
TI/LC(5):	$500,000	Springing
Additional Lease(6):	$814,425	$0
Lease Sweep(7):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$367
Balloon Balance / Sq. Ft.:	$296
Cut-off Date LTV:	63.9%
Balloon LTV:	51.5%
Underwritten NOI DSCR:	1.44x
Underwritten NCF DSCR:	1.40x
Underwritten NOI Debt Yield:	8.6%
Underwritten NCF Debt Yield:	8.4%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Palm Desert, CA
Year Built / Renovated:	1973, 2002, 2003, 2016 / 2016
Total Sq. Ft.:	74,821
Property Management:	M & J Wilkow Properties, LLC
Underwritten NOI:	$2,372,885
Underwritten NCF:	$2,303,390
Appraised Value:	$43,000,000
Appraisal Date:	March 24, 2017

Historical NOI(8)
Most Recent NOI:	$1,286,319 (T-12 April 30, 2017)
2016 NOI:	$856,311 (December 31, 2016)
2015 NOI:	$708,650 (December 31, 2015)
2014 NOI:	NAV

Historical Occupancy(8)
Most Recent Occupancy:	89.2% (April 20, 2017)
2016 Occupancy:	98.0% (December 31, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
(1)	Mezzanine debt is permitted provided, among other things, (i) a combined LTV ratio of less than or equal to 63.95%, (ii) a combined DSCR greater than or equal to 1.37x and (iii) a combined debt yield of no less than 8.19%.

(2)	A hard lockbox and in-place cash management will be triggered upon (i) an event of default, (ii) the DSCR falling below 1.20x, (iii) if a mezzanine loan is outstanding or (iv) a Lease Sweep Period. A “Lease Sweep Period” will commence with respect to the Saks Fifth Avenue Off 5th lease (or a replacement lease for a majority of such tenant’s leased space) upon (i) the earlier of (a) the date that is 12 months prior to the earliest stated expiration of such lease or (b) the date the tenant under such lease is required to give notice of its exercise of a renewal option (and such renewal has not been so exercised), (ii) receipt by the borrower of notice from such tenant lease that it intends to surrender, cancel or terminate its lease, (iii) the date that such tenant discontinues its business or gives notice that it intends to do so, (iv) a default under such lease beyond any applicable notice and cure period or (v) a bankruptcy or insolvency proceeding of the tenant under such lease (or its parent entity).

(3)	If an acceptable blanket policy is no longer in place, the borrower is required to make monthly deposits of 1/12 of the estimated annual insurance premiums into the insurance reserve account.

(4)	Replacement reserves are subject to a cap of $33,399.

(5)	Monthly payments of $9,277.50 will be required if the amount in the TI/LC reserve account falls below $250,000 until the cap of $500,000 is met.

(6)	The Additional Lease reserve consists of (i) $540,480 for outstanding tenant improvements, (ii) $166,960 for leasing commissions and (iii) $106,985 for gap rent, all relating to Luna Grill, Poke’ Hana, T-Mobile and El Paseo Nail Bar, who recently signed leases at the El Paseo Square property.

(7)	On each monthly payment date during a Lease Sweep Period, all excess cash will be transferred into the Lease Sweep reserve, subject to a cap of $500,000 (which cap includes the amounts on deposit in the TI/LC reserve).

(8)	The property was re-developed by the borrower sponsor in 2016. Accordingly, Historical NOI information is not available.

TRANSACTION HIGHLIGHTS

■	Tenancy. The El Paseo Square property is 89.2% leased to 21 tenants across seven buildings as of April 20, 2017. The property is anchored by Saks Fifth Avenue Off 5th (22,738 sq. ft. and 30.6% of NRA), and no additional tenant accounts for more than 10.2% of the NRA. The El Paseo Square property underwent a re-development in 2016 which included the development of three buildings, remodeling of the Saks Fifth Avenue Off 5th space and additional capital expenditures throughout the center. The borrower sponsor spent approximately $9.3 million on the remodeling and expansion, including $2.0 million on required work throughout the site. Following the renovation, the borrower sponsor re-leased a majority of space at the center, including 16 new and renewal leases for 58,780 sq. ft. (79.2% of the NRA).

■	Market. The El Paseo Square property is located along El Paseo, in Palm Desert, a city within the Coachella Valley region of Riverside County, California. The property is located on El Paseo, which is considered the high street retail corridor in Coachella Valley according to the appraisal. El Paseo features numerous upscale retail/restaurant developments that cater to the affluent residents and tourists of the Coachella Valley. The El Paseo Square Property is conveniently accessible by four primary ingress/egress access points off El Paseo, San Pablo Avenue, and Highway 111 with two secondary ingress/egress access points off Lupine Lane. Highway 111 runs from I-10 on the north through Palm Springs, Rancho Mirage, Cathedral City, Palm Desert, Indio and continues south to the Salton Sea and carries much of the regional commuter traffic. Within the area’s cities, the majority of commercial development has centered on Highway 111.

A-3-108

2741 Faudree Road Odessa, TX 79765	Collateral Asset Summary – Loan No. 16 Faudree Ranch	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,125,000 66.2% 1.65x 10.2%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsors:	Robert A. Blau; Adam H. Jacobson
Borrower:	Faudree Ranch Apartments Odessa, LLC
Original Balance:	$25,125,000
Cut-off Date Balance:	$25,125,000
% by Initial UPB:	2.2%
Interest Rate:	4.3000%
Payment Date:	1st of each month
First Payment Date:	July 1, 2017
Maturity Date:	June 1, 2022
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(25), YM1(29), O(6)
Lockbox / Cash Management(2):	Springing Soft / Springing

Reserves
	Initial	Monthly
Taxes:	$219,060	$47,323
Insurance:	$1,116	$1,116
Replacement(3):	$0	$7,500
TI/LC:	$0	$0

Financial Information
Cut-off Date Balance / Unit:	$83,750
Balloon Balance / Unit:	$79,532
Cut-off Date LTV:	66.2%
Balloon LTV:	62.8%
Underwritten NOI DSCR(4):	1.71x
Underwritten NCF DSCR(4):	1.65x
Underwritten NOI Debt Yield:	10.2%
Underwritten NCF Debt Yield:	9.8%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Odessa, TX
Year Built / Renovated:	2014 / NAP
Total Units:	300
Property Management:	GREP Central, LP
Underwritten NOI:	$2,551,782
Underwritten NCF:	$2,461,782
Appraised Value:	$37,980,000
Appraisal Date:	April 12, 2017

Historical NOI(5)
Most Recent NOI:	$2,680,174 (T-12 March 31, 2017)
2016 NOI:	$2,883,384 (December 31, 2016)
2015 NOI:	NAV
2014 NOI:	NAV

Historical Occupancy(5)
Most Recent Occupancy:	98.3% (April 11, 2017)
2016 Occupancy:	94.1% (December 31, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
(1)	Mezzanine debt is permitted provided, among other things, (i) a combined LTV ratio of less than or equal to 66.0% and (ii) a combined DSCR greater than or equal to 1.50x.

(2)	The borrower is required to establish a lockbox upon the earlier of a (i) Cash Sweep Event (as defined below) or (ii) the date the DSCR is less than 1.30x. In place cash management will be triggered upon (i) an event of default, (ii) a bankruptcy or insolvency of the borrower or manager or (iii) if the DSCR falls below 1.25x based on a trailing three-month period (“Cash Sweep Event”).

(3)	Replacement reserves are subject to a cap of $270,000.

(4)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.33x and 2.25x, respectively.

(5)	The property was constructed in 2014, and there is no Historical NOI or Historical Occupancy for 2014 and 2015.

TRANSACTION HIGHLIGHTS

■	Property. The Faudree Ranch property is a 300-unit Class A, apartment community built in 2014 and located in Odessa, Texas. The property is comprised of 12 three-story buildings with a unit mix consisting of 120 one-bedroom units, 156 two-bedroom units and 24 three-bedroom units. Unit amenities include granite countertops, garden tubs, stainless steel appliance packages and a washer and dryer connection. Property amenities include a swimming pool, hot tub, clubhouse with fitness and business center, sand volleyball court, bocce ball court, putting green, picnic area and dog park. Additionally, the property contains 600 parking spaces comprised of 300 surface parking spaces, 72 enclosed garage spaces and 228 carport spaces, resulting in a parking ratio of 2.0 spaces per unit.

■	Location/Market. The property is located in Odessa, Texas and is adjacent to the Odessa Country Club and benefits from access to major highways. The property benefits from its proximity to Parks Legado Town Center, a 68-acre mixed-use town center, and Chimney Rock Shopping Center, a 340,000 sq. ft. power center anchored by Best Buy, Marshalls and Kirkland’s Home Décor. According to the appraiser, the estimated 2016 population and average household income in a one-, three- and five-mile radius are 3,792, 17,554 and 45,674 and $120,093, $102,458 and $82,906, respectively. According to the appraisal, as of the fourth quarter of 2016, the Midland/Odessa submarket had an average occupancy of 89.4% and average asking rents of $908 per unit.

■	Institutional Management. The property will be managed by GREP Central, LP, a subsidiary of Greystar, which has a current portfolio of approximately $15.0 billion and over 60,000 units under management. According to the property manager, the portfolio includes thirteen properties in the Midland/Odessa market totaling 2,640 units.

■	Experienced Sponsors: The borrower sponsors are Adam H. Jacobson and Robert A. Blau. Adam H. Jacobson has been actively engaged as principal, investor and advisor within the real estate industry. Adam is the founder of JB Howell Enterprise Inc. (“JB Howell”), which was established in 1984. JB Howell was responsible for over three billion dollars in debt and equity placement in its first decade. Robert A. Blau is the managing director of RABCO Asset Management, which was established in 2000 to advise high net worth individuals on equity and real estate investments. The borrower sponsors contributed approximately $13.4 million in equity to facilitate the acquisition of the property.

A-3-109

2498 Aristocracy Circle Lexington, KY 40509	Collateral Asset Summary – Loan No. 17 LC Hamburg Farms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 75.0% 1.26x 8.1%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsors:	Steven P. Rosenthal; Lee E. Rosenthal
Borrower:	West Shore Hamburg LLC
Original Balance:	$25,000,000
Cut-off Date Balance:	$25,000,000
% by Initial UPB:	2.2%
Interest Rate:	4.7500%
Payment Date:	1st of each month
First Payment Date:	June 1, 2017
Maturity Date:	May 1, 2027
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), YM(91), O(4)
Lockbox / Cash Management(1):	Springing Soft / Springing

Reserves
	Initial	Monthly
Taxes:	$203,764	$33,961
Insurance:	$0	Springing
Replacement(2):	$5,525	$5,525
Required Repairs:	$41,250	NAP

Financial Information
Cut-off Date Balance / Unit:	$113,122
Balloon Balance / Unit:	$103,931
Cut-off Date LTV(4):	75.0%
Balloon LTV(4):	68.9%
Underwritten NOI DSCR(3):	1.30x
Underwritten NCF DSCR(3):	1.26x
Underwritten NOI Debt Yield:	8.1%
Underwritten NCF Debt Yield:	7.9%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Lexington, KY
Year Built / Renovated:	2005 / NAP
Total Units:	221
Property Management:	West Shore LLC
Underwritten NOI:	$2,031,155
Underwritten NCF:	$1,964,855
“As Is” Appraised Value(4):	$33,300,000
“As Is” Appraisal Date(4):	March 16, 2017
“Hypothetical As Is” Appraised Value(4):	$33,341,250
“Hypothetical As Is” Appraisal Date(4):	March 16, 2017

Historical NOI
Most Recent NOI:	$1,915,580 (T-12 February 28, 2017)
2016 NOI:	$1,935,318 (December 31, 2016)
2015 NOI:	$1,929,914 (December 31, 2015)
2014 NOI(3):	$1,820,136 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	95.9% (April 1, 2017)
2016 Occupancy:	95.8% (December 31, 2016)
2015 Occupancy:	95.0% (December 31, 2015)
2014 Occupancy(5):	NAV

(1)	A soft lockbox will be triggered upon (a) the occurrence of a Cash Sweep Event or (b) the date the DSCR as calculated in the loan documents based on the trailing three-month period falls below 1.20x. In place cash management will be triggered upon (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager or (iii) the DSCR as calculated in the loan documents based on the trailing three-month period falls below 1.15x (a “Cash Sweep Event”). In place cash management will be triggered upon the occurrence and continuance of a Cash Sweep Event.

(2)	Replacement reserve is subject to a cap of $331,500.

(3)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.69x and 1.63x, respectively.

(4)	The “Hypothetical As-Is” Appraised Value assumes that amounts sufficient to complete all outstanding deferred maintenance were reserved at origination. At origination, the borrower reserved $41,250 for deferred maintenance covering all outstanding items noted in the property condition report. Based on the “As Is” Appraised Value, the LC Hamburg Farms Property has a Cut-off Date LTV of 75.1% and Balloon LTV of 69.0%.

(5)	2014 Occupancy not available due to timing of the acquisition of the property.

TRANSACTION HIGHLIGHTS

■	Property. The LC Hamburg Farms property is a 221-unit, Class A, garden-style multifamily complex built in 2005 and located in Lexington, Kentucky. The property is comprised of 24 one-bedroom units and 197 two-bedroom units across 26 two- and three-story apartment buildings. Amenities include a clubhouse, outdoor pool and fitness center. According to the borrower sponsors, approximately $486,614 (approximately $2,202 per unit) has been spent on capital improvements since 2014. Recent capital improvements include upgrades to appliances, landscaping, carpet replacement and painting, among others.

■	Location. The property is part of Hamburg Farms, an approximately 1,200-acre planned development that has been redeveloped over the last 15 years with residential, commercial and institutional uses. The property is adjacent to Hamburg Pavilion, which has more than 1.0 million square feet of retail space occupied by national retailers, including Target, Best Buy, Dick’s Sporting Goods, Kohl’s and Regal Cinemas. Additionally, a Walmart Supercenter is located less than 1.0 mile south of the property. The University of Kentucky is the largest university in the state with a total of more than 29,000 undergraduate and graduate students enrolled for the spring 2017 semester.

■	Market. The property is located in the East Fayette County submarket of Lexington, which had an overall multifamily vacancy of 4.5% as of the fourth quarter of 2016. The weighted average underwritten base rent for the LC Hamburg Farms property is approximately $1,164 per unit, which is below the appraisal’s concluded weighted average market rent of $1,202 per unit for the property.

■	Sponsorship. Lee E. Rosenthal is the president and founder of West Shore LLC (“West Shore”). West Shore currently owns 1,910 units across seven multifamily properties in Florida and one property in South Carolina. Lee E. Rosenthal was previously responsible for the underwriting, analysis and execution of all acquisitions, dispositions and financing at Northland Investment Corporation (“Northland”), which had a multifamily portfolio of over 22,000 units. Steven P. Rosenthal is the chairman of West Shore and formerly the President and Chief Executive Officer of Northland, where he directed all aspects of Northland’s multifamily, development and commercial portfolios.

A-3-110

1900 & 1926 Southeast McLoughlin Boulevard Oregon City, OR 97045	Collateral Asset Summary – Loan No. 18 Oregon City Shopping Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,500,000 52.6% 2.53x 12.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor(1):	Investment Concepts, Inc.
Borrower:	Oregon Ctr, LLC
Original Balance:	$22,500,000
Cut-off Date Balance:	$22,500,000
% by Initial UPB:	2.0%
Interest Rate:	4.3000%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$182,549	$22,819
Insurance(3):	$0	Springing
Replacement:	$0	$4,132
TI/LC:	$0	$20,658

Financial Information
Cut-off Date Balance / Sq. Ft.:	$91
Balloon Balance / Sq. Ft.:	$91
Cut-off Date LTV:	52.6%
Balloon LTV:	52.6%
Underwritten NOI DSCR:	2.83x
Underwritten NCF DSCR:	2.53x
Underwritten NOI Debt Yield:	12.3%
Underwritten NCF Debt Yield:	11.0%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Oregon City, OR
Year Built / Renovated:	1963 / 2000
Total Sq. Ft.:	247,898
Property Management:	Investment Concepts, Inc. - Oregon
Underwritten NOI:	$2,777,472
Underwritten NCF:	$2,478,510
Appraised Value:	$42,750,000
Appraisal Date:	March 1, 2017

Historical NOI
2016 NOI:	$2,835,395 (December 31, 2016)
2015 NOI:	$2,795,978 (December 31, 2015)
2014 NOI:	$2,757,813 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(4):	100.0% (May 5, 2017)
2016 Occupancy:	99.0% (December 31, 2016)
2015 Occupancy:	99.0% (December 31, 2015)
2014 Occupancy:	99.0% (December 31, 2014)
(1)	The borrower sponsor is also the borrower sponsor of the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as Chateau at Flamingo, which has a Cut-off Date Balance of $12,450,000.

(2)	A hard lockbox will be triggered upon (i) an event of default or (ii) the DSCR falling below 1.35x. In place cash management will be triggered upon (i) an event of default or (ii) the DSCR falling below 1.25x (until the DSCR is 1.30x for at least two calendar quarters).

(3)	If an acceptable blanket policy is no longer in place, the borrower is required to make monthly deposits of 1/12 of the estimated annual insurance premiums into the insurance reserve account.

(4)	Most Recent Occupancy includes State Farm (0.3% of NRA) which signed a lease in February 2017 and is anticipated to take occupancy and commence paying rent in June 2017.

TRANSACTION HIGHLIGHTS

■	Property. The Oregon City Shopping Center property is a 247,898 sq. ft. anchored retail center located at the intersection of I-205 and McLoughlin Boulevard in Oregon City, Oregon. The shopping center is anchored by Coastal Farm & Home Supply (35.2% of NRA), which executed an early 10-year renewal option in March 2017. National tenants at the Oregon City Shopping Center property include Rite Aid, Ross Dress for Less, Michaels, Dollar Tree, Starbucks, AT&T, Allstate Insurance and Bridgestone/Firestone Tires & Auto. The property is 100.0% leased and is 99.7% occupied as of May 5, 2017. State Farm signed a lease in February 2017 and is expected to take occupancy in June 2017.

■	Market. The Oregon City Shopping Center property is located in Oregon City, Oregon, approximately 12 miles south of Portland along the Willamette River. The Oregon City Shopping Center property is located at the intersection of I-205 and McLoughlin Boulevard and is directly visible from I-205. Daily average traffic counts on I-205 are approximately 110,000 vehicles per day according to the appraisal. Additionally, daily traffic counts along McLoughlin Boulevard are approximately 40,000 vehicles per day. Within a three- and five-mile radius of the Oregon City Shopping Center property, the estimated 2017 population is 83,392 and 156,791, respectively. The estimated 2017 median household income within a three- and five-mile radius of the property is $66,169 and $67,384, respectively. Primary highway access to Oregon City’s lower terrace is provided by McLoughlin Boulevard (Highway 99E), which runs north-south on the east side of the Willamette River, the I-205 Freeway and Highway 43, which runs north-south on the west side of the Willamette. There are just two bridges over the Willamette River between the Sellwood Bridge in Southeast Portland and the I-5 Bridge in Wilsonville: the I-205 Bridge and the Highway 43 Bridge.

A-3-111

2620 Watson Boulevard Warner Robins, GA 31093	Collateral Asset Summary – Loan No. 19 City Crossing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,313,844 74.8% 1.41x 9.8%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Isaac Sidaoui; David Sedgh; Jeffrey Brandler
Borrower:	City Crossing Shopping Center LLC
Original Balance:	$20,362,500
Cut-off Date Balance:	$20,313,844
% by Initial UPB:	1.8%
Interest Rate:	4.7500%
Payment Date:	1st of each month
First Payment Date:	May 1, 2017
Maturity Date:	April 1, 2027
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(25), YM1(89), O(6)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$62,164	$12,433
Insurance:	$19,654	$2,808
Replacement(2):	$2,444	$2,444
TI/LC(2):	$14,314	$14,314

Financial Information
Cut-off Date Balance / Sq. Ft.:	$106
Balloon Balance / Sq. Ft.:	$87
Cut-off Date LTV:	74.8%
Balloon LTV:	61.2%
Underwritten NOI DSCR:	1.56x
Underwritten NCF DSCR:	1.41x
Underwritten NOI Debt Yield:	9.8%
Underwritten NCF Debt Yield:	8.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Warner Robins, GA
Year Built / Renovated:	2002 / NAP
Total Sq. Ft.:	190,851
Property Management:	Colliers International Management – Atlanta, LLC
Underwritten NOI(3):	$1,986,684
Underwritten NCF:	$1,799,230
Appraised Value:	$27,150,000
Appraisal Date:	December 21, 2016

Historical NOI
Most Recent NOI:	$1,792,739 (T-12 March 31, 2017)
2016 NOI(3):	$1,838,816 (December 31, 2016)
2015 NOI(4):	NAV
2014 NOI:	$1,448,454 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	97.8% (March 21, 2017)
2016 Occupancy:	97.8% (December 31, 2016)
2015 Occupancy:	83.0% (December 31, 2015)
2014 Occupancy:	NAV
(1)	In place cash management will be triggered upon (i) an event of default, (ii) the bankruptcy or insolvency action of the borrower or property manager or (iii) the debt service coverage ratio based on the trailing three-month-period falling below 1.20x.

(2)	Replacement reserves are subject to a cap of $90,000. TI/LC reserves are subject to a cap of $350,000.

(3)	The increase from 2016 NOI to Underwritten NOI is due primarily to recent leasing at the City Crossing property, including two new tenants, rue21 and Carters, which signed leases in November 2016 accounting for $170,164 in underwritten base rent. Additionally, HomeGoods underwritten rent represents the straight line average rent over its remaining lease term.

(4)	Due to the timing of the acquisition of the property by the borrower sponsor in 2015, exact 2015 financials were not made available at origination and therefore, 2015 NOI is not available.

TRANSACTION HIGHLIGHTS

■	Property/Tenant Mix: The property is a 190,851 sq. ft. anchored shopping center located in Warner Robins, Georgia. Built in 2002, the property consists of four single-story buildings and is situated on an approximately 18.7-acre parcel. As of March 2017, the property was 97.8% leased to 18 tenants including national tenants such as Ross Dress for Less (Moody’s/S&P: A3/A-), HomeGoods (Moody’s/S&P: A2/A+), Michaels, Old Navy (Moody’s/S&P/Fitch: Baa2/BB+/BB+), Dollar Tree and ULTA Beauty. The largest tenant, Ross Dress for Less, has been in occupancy at the property since it opened in 2002, renewed its lease in November 2016 two years prior to the original lease expiration in 2018 and has a current lease expiration of January 2023. As of the most recent reporting period in 2015, Ross Dress for Less had sales of approximately $232 PSF and an occupancy cost of approximately 4.2%. The City Crossing property has 986 parking spaces which equates to a parking ratio of approximately 5.17 spaces per 1,000 sq. ft. HomeGoods has the right to terminate its lease effective as of August 16, 2020, with notice on or prior to February 16, 2020 and the payment of a termination fee.

■	Market/Location. The City Crossing property is located at the intersection of Watson Boulevard to the south and Carl Vinson Boulevard to the west, each a major thoroughfare with a combined traffic count of 40,280 vehicles daily. The property benefits from its location within the established retail corridor of Warner Robins and the surrounding neighborhood primarily consists of service stations, fast food restaurants, shopping centers and other retail and general commercial uses. Additionally, Houston County Galleria, a 420,843 sq. ft. regional shopping mall anchored by Sears, Belk, JCPenney and Galleria 15 Cinemas, is located approximately 1.5 miles west of the property. According to the appraiser, the estimated 2016 population and average household income in a one-, three- and five-mile radius are 6,786, 57,236 and 106,826 and $47,328, $56,786 and $62,508, respectively.

■	Sponsorship/Loan History. The sponsors of the borrower, Isaac Sidaoui, David Sedgh and Jeffrey Brandler are each principals of Sedgh Group LLC (“Sedgh Group”). Founded in 1993, the Sedgh Group is a Beverly Hills, California based real estate investment company with a primary focus on retail properties. The Sedgh Group’s investment focus is in Georgia, Alabama, Florida, North Carolina, South Carolina, Virginia, Indiana and Ohio, where it collectively owns over 1.0 million sq. ft. of retail, office and multifamily assets. The borrower sponsors purchased the City Crossing property in October 2015 for approximately $23.0 million ($120 PSF) when the property was 86.0% occupied. The property was previously collateral for a loan that was securitized in 2007 by Bank of America in the BACM 2007-2 securitization trust. The prior loan of approximately $17.4 million ultimately defaulted and was transferred to special servicing in 2011. The special servicer eventually foreclosed on the property and the borrower sponsors for the current mortgage loan acquired the property using financing provided by Jeffries LoanCore, LLC. The proceeds of the mortgage loan paid off the acquisition financing in full.

A-3-112

331 Santa Monica Boulevard Santa Monica, CA 90401	Collateral Asset Summary – Loan No. 20 The Tides Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,995,000 51.3% 1.95x 8.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Donald Passman
Borrower:	Santa Monica Tides, LLC
Original Balance:	$19,995,000
Cut-off Date Balance:	$19,995,000
% by Initial UPB:	1.8%
Interest Rate:	4.1800%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(91), O(5)
Lockbox / Cash Management(1):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$126,096	$25,219
Insurance:	$3,693	$1,847
Replacement:	$0	$578
TI/LC(2):	$1,000,000	$2,111
Free Rent:	$108,033	$0
Lease Sweep(3):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$547
Balloon Balance / Sq. Ft.:	$547
Cut-off Date LTV:	51.3%
Balloon LTV:	51.3%
Underwritten NOI DSCR:	1.96x
Underwritten NCF DSCR:	1.95x
Underwritten NOI Debt Yield:	8.3%
Underwritten NCF Debt Yield:	8.3%
(1)	A hard lockbox and in place cash management will be triggered upon (i) an event of default, (ii) the DSCR falling below 1.45x (1.40x in the case of cash management) until the DSCR is at least 1.45x for two consecutive calendar quarters, (iii) solely with respect to the lockbox, 8 months prior to the initial lease expiration (“First Roll”) or 14 months prior to a later lease expiration (“Later Roll”) of Burke Williams Day Spa (“Burke Williams”) (or any replacement lease covering the majority of such space, each a “Sweep Lease”), and (iv) commencement of a Major Tenant Sweep Event.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Retail/Multifamily
Collateral:	Fee Simple
Location:	Santa Monica, CA
Year Built / Renovated:	2003 / NAP
Total Sq. Ft.:	36,535
Property Management:	Sunzone Real Estate Group, Inc.
Underwritten NOI:	$1,660,180
Underwritten NCF:	$1,653,238
Appraised Value:	$39,000,000
Appraisal Date:	April 7, 2017

Historical NOI
Most Recent NOI:	$1,765,498 (T-12 March 31, 2017)
2016 NOI:	$1,476,386 (December 31, 2016)
2015 NOI(4):	$1,268,805 (December 31, 2015)
2014 NOI:	$1,316,938 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(5):	100.0% (May 2, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy(4):	91.5% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(2)	The borrower deposit $1.0 million into an upfront TI/LC reserve for unidentified future leasing costs. Amounts in the TI/LC reserve will be capped at $250,000 in the event Burke Williams renews its lease or is replaced with a qualified lease with a minimum five year term, and any funds then on deposit in excess of the cap will be released to the borrower. Borrower’s obligation to make monthly TI/LC deposits will cease if the leases for all commercial space extend at least two years beyond the maturity date.
(3)	A “Major Tenant Sweep Event” will commence on (i) earlier of 6 months prior to First Roll, 12 months prior to a Later Roll, 12 months prior to maturity if the Sweep Lease expires within 24 months following loan maturity and tenant has not provided renewal notice as required, (ii) the date the tenant under a Sweep Lease (A) surrenders, cancels or terminates its lease or goes dark (or provides notice thereof), or (B) is subject to bankruptcy or insolvency proceedings.
(4)	A tenant occupying 8.5% of total NRA and 12.2% of the retail NRA vacated at the beginning of 2015.
(5)	The property is currently 100.0% leased by three retail tenants and six apartment units. Retail tenant, Blue LA, has been paying rent since December 2015 and is currently planning and in the process of acquiring the building permits for the build-out of their suite, which is estimated to be completed by the end of 2017 and open for business in January 2018.

TRANSACTION HIGHLIGHTS

■	Property. The Tides Building property is a three-story, 36,535 sq. ft. mixed-use building that is currently 100.0% leased by three retail tenants, located on the ground and second floor, and six luxury apartment units located on the third floor. The six Class A apartment units, which feature townhome layouts with views of the Pacific Ocean and the Third Street Promenade, comprise 11,200 sq. ft. (30.7% of total NRA). The three retail tenants include Burke Williams (20,747 sq. ft., 56.8% of total NRA), Blue LA (3,093 sq. ft., 8.5% of total NRA) and Jamba Juice (1,495 sq. ft., 4.1% of total NRA). The property has an average occupancy of 97.0% since 2007. In addition, the property also features 22 on-site parking stalls for the residential units.
■	Tenants. Burke Williams is an original tenant at The Tides Building property and has been in occupancy since it was built in 2003. The tenant’s lease expires in December 2018 and a hard lockbox and in place cash management will be triggered in the event the lease has not been renewed by November 1, 2017. Blue LA develops technologies for environmental challenges, including the development of clean transport. The Tides Building property will serve as Blue LA’s flagship west coast location and will include a showroom for their electric car. The showroom is expected to be open to the public in January 2018. Bolloré SA, Blue LA’s parent company, has guaranteed tenant’s rent payments (up to $8.0 million) which amount will be automatically reduced each month by an amount equal to the tenant’s base rent and any additional rent paid.
■	Location. The Tides Building property is located one block away from the Third Street Promenade in Downtown Santa Monica, California, near employment, entertainment and retail centers. As of year-end 2016, the Santa Monica/Westside/Downtown submarket has a 3.2% apartment vacancy rate, and 3.6% retail vacancy rate. Within a three-mile radius around The Tides Building property, the estimated 2016 population is approximately 171,725 with an estimated 2016 average household income of approximately $126,474. The Tides Building property is located at the intersection of 4th Street and Santa Monica Boulevard, where traffic counts are in excess of 22,500 cars daily.

A-3-113

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations
Reviewer/Operating Advisor

Deutsche Mortgage & Asset Receiving Corporation	Midland Loan Services, a Division of PNC Bank,	Midland Loan Services, a Division of PNC Bank,	Pentalpha Surveillance LLC
	National Association	National Association
60 Wall Street	10851 Mastin Street, Suite 300	10851 Mastin Street, Suite 300	375 North French Road
New York, NY 10005	Overland Park, KS 66210	Overland Park, KS 66210	Suite 100
Amherst, NY 14228

Contact: Helaine M. Kaplan	Contact: Heather Wagner	Contact: Heather Wagner	Contact: Don Simon
Phone Number: (212) 250-5270	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information		Appraisal Reduction Amount

Controlling Class:		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
Effective as of: mm/dd/yyyy			Effected	Amount	Date

Directing Certificateholder:
Other identity under which the Directing Certificateholder
or its parent entity primarily operates:

Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Fees

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Net Prepayment Interest Shortfall	0.00		Surveillance LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used.

To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property“ stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code
MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code
1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code
1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-C6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/12/17
Corporate Trust Services		Record Date:	6/30/17
8480 Stagecoach Circle		Determination Date:	7/6/17
Frederick, MD 21701-4747

Supplemental Reporting

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2017 (the “Pooling and Servicing Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.

Transaction: DBJPM 2017-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-C6

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer as of December 31: [________]

Directing Holder: [________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event) and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each GACC Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GACC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GACC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)     Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after May 26, 2017.

(5)     Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the

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Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)     Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

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(9)     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)   Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties

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would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)   Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)   No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum

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amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement

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or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)   No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)   No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)   REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section

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1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)   Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)   Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged

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Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)   Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)   Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

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(30)   Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule D-1 to Annex D-2, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

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(32)   Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)   Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)   Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject

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to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of

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default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)   Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)   No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any

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grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)   Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)   Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)   Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

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(42)   Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)   Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)   Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)   Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A ID#	Mortgage Loans	Representations	Exceptions

4	Starwood Capital Group Hotel Portfolio	(5) Hospitality Provisions	The Loan Documents contain executed comfort letters in favor of JPMCB, on behalf of the lenders under the Loan Documents, including the Mortgage Loan Seller. The comfort letters will be enforceable by the Trust, if, either timely notice is provided to the franchisor or timely notice is provided and the franchisor issues a new comfort letter. The comfort letters requiring a new comfort letter in connection with a transfer to the Trust provide that, subject to the satisfaction of certain conditions, the franchisor is required to issue a new comfort letter in connection with the transfer of Note A-1 to a securitization. On or after the Closing Date, JPMCB or its designee is expected to provide written notice of the transfer to the franchisor, and, if applicable request a new comfort letter.

24	Hampton Inn Braintree	(5) Hospitality Provisions	The Loan Documents contain an executed comfort letter in favor of Deutsche Bank AG, New York Branch. The comfort letter will be enforceable by the Trust if timely notice is provided to the franchisor. On or after the Closing Date, the Mortgage Loan Seller or its designee will provide written notice of the transfer to the franchisor.

34	Union Hotel - Brooklyn	(5) Hospitality Provisions	The Loan Documents contain an executed comfort letter in favor of Deutsche Bank AG, New York Branch. The comfort letter will be enforceable by the Trust if timely notice is provided to the franchisor. On or after the Closing Date, the Mortgage Loan Seller or its designee will provide written notice of the transfer to the franchisor.

4.52	Starwood Capital Group Hotel Portfolio - Holiday Inn Express & Suites Terrell	(7) Permitted Liens; Title Insurance	In connection with the development of the Mortgaged Property, the Mortgaged Property is subject to a declaration and agreement (the “Declaration”) with the developer of the Mortgaged Property, recorded in June 2006, that provides that the developer has a right to repurchase the Mortgaged Property upon no less than 30 days’ notice and payment of a purchase price equal to the sum of the price paid by the prior owner of the Mortgaged Property in connection with the Declaration and the costs of

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Annex A ID#	Mortgage Loans	Representations	Exceptions

the improvements on the Mortgaged Property (as described in the Declaration) in the event, among other things, the improvements and facilities on the Mortgaged Property are abandoned or permanently closed, the borrower fails to use the Mortgaged Property for its intended use for 60 days or more (other than due to a casualty to or remodeling) or the borrower otherwise violates the Declaration (including, among other things, (i) failing to comply with environmental laws, zoning laws, easements and other restrictions applicable to the Mortgaged Property, (ii) encumbering, selling or otherwise conveying or subdividing the Mortgaged Property without the prior written consent of developer, or (iii) failing to maintain the Mortgaged Property in the manner consistent with the remainder of the related shopping center site).

4	Starwood Capital Group Hotel Portfolio	(7) Permitted Liens; Title Insurance	With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Borrower’s interest in the franchise agreement, an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor” or an affiliate of a “competitor” as defined under the franchise agreement.

10.11	Save Mart Portfolio – Save Mart - Modesto	(7) Permitted Liens; Title Insurance	An adjacent third party property owner, Scenic Place Partners, L.P. (“SPP”), has the right to purchase the Mortgaged Property in the event there is a "complete cessation of operation of a business" on the Mortgaged Property for a period of 24 consecutive months, which period may be extended for force majeure, which includes fire or other casualty; provided that in the event of a fire or other casualty, the exception to the 24 month period will apply only if the Borrower commences reconstruction within 24 months after the date of such fire or other casualty and diligently prosecute such reconstruction to completion. The purchase right is personal to SPP (subject to certain exceptions), may not be assigned and may only be exercised if SPP is the fee owner of a portion of the shopping center on which

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Annex A ID#	Mortgage Loans	Representations	Exceptions

buildings totaling in the aggregate of 30,000 square feet are located at the time the purchase option is exercisable. The purchase price is the highest of (i) the fair market value of the Mortgaged Property, (ii) the repurchase price under any sale leaseback arrangement, plus the value of any building and related improvements and remaining trade fixtures and equipment not included in the sale leaseback arrangement, or (iii) the unamortized amount of any indebtedness secured by a deed of trust on the property plus (1) any premium, fee, penalty or other expense required by the lender to prepay the indebtedness and (2) the higher of the remaining book value or appraised value of any building and related improvement and any remaining trade fixtures and equipment not included in such indebtedness.

10.33	Save Mart Portfolio – Save Mart - Jackson	(7) Permitted Liens; Title Insurance	An adjoining third party property owner has an option to purchase the Mortgaged Property in the event a supermarket is not operated at the Mortgaged Property for a continuous period of 6 consecutive months (which can be extended for periods of force majeure, which includes restoration following a casualty or condemnation). The purchase price is the fair market value of the Mortgaged Property, determined by an appraisal procedure set forth in the purchase option agreement.

14	Columbus Park Crossing South	(8) Junior Liens	First Commercial Bank is the holder of a subordinate mortgage (“Subordinate Mortgage”) encumbering the fee estate of the Development Authority of Columbus, Georgia (the “Columbus Development Authority’’) in the related Mortgaged Property. The subordinate mortgage secures the Columbus Development Authority’s obligations under its 2006A, 2006B and 2006C series taxable industrial development revenue bonds (the “Columbus Authority Bonds”). The related Borrower is the owner of the Columbus Authority Bonds. The holder of the subordinate mortgage is a party to a pledge, assignment and subordination agreement (the “Columbus Park Pledge Agreement”) which, among other provisions, subordinates the Subordinate Mortgage to the related Mortgage.

10	Save Mart Portfolio	(13) Condemnation	With respect to the Save Mart - Sacramento Mortgaged Property, the City of Sacramento indicated its plans to initiate a project to install sidewalks and bike lanes along a public right of

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Annex A ID#	Mortgage Loans	Representations	Exceptions

way adjacent to the Mortgaged Property beginning in 2020. The Mortgaged Property is within the limits of the proposed project but the city has not yet identified the exact location for the project.

1	245 Park Avenue	(17) Insurance	If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

3	Olympic Tower	(17) Insurance

The Borrower is permitted under the Loan Documents to rely upon insurance maintained by (i) the condominium board (with respect to the core and shell and other common elements of the building in which the Mortgaged Property condominium unit is included and with respect to payment of the commercial unit common charges), and (ii) the third largest tenant, Cartier, and the fifth largest tenant, Versace, with respect to the portion of the Mortgaged Property leased by such tenant, provided that in each case such insurance complies with the requirements of the Loan Documents.

To the extent (i) the ground lease between the Borrower, as ground lessee, and Olympicgold L.L.C., as ground lessor (the “Tower Ground Lease”) or ground lease between Olympicgold L.L.C., as ground lessee, and the Charles Pochari estate, Ellen Gradt, Thomas R. Pochari, Sr., and Violet A. Curley, as ground lessor (the “Pochari Ground Lease”) require that all or any portion of the insurance proceeds be disbursed for restoration of the Mortgaged Property, then such net proceeds may be held and disbursed by the insurance trustee or depositary designated under the Tower Ground Lease or Pochari Ground Lease, as applicable, (ii) the condominium documents require that all or any portion of the insurance proceeds be held or controlled by the condominium or the related board of directors (which, pursuant to the condominium documents, would occur in the case of a casualty that impacts the core or shell

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Annex A ID#	Mortgage Loans	Representations	Exceptions

or other common elements of the building in which the Mortgaged Property condominium unit is included or payment of common charges), then such insurance proceeds may be held and disbursed by the insurance trustee under the condominium documents, and (iii) the lease between the Borrower and the third largest tenant, Cartier, require that all or any portion of the insurance proceeds be disbursed for restoration of the Mortgaged Property, then such net proceeds may be held and disbursed by the insurance trustee designated under the Tower Ground Lease.

If the condominium building, which consists of the commercial condominium unit (collateral for the Mortgaged Property) and approximately 230 residential units (not collateral for the Mortgaged Property), is not restored, insurance proceeds from the condominium board insurance policies are required to be allocated pro rata among the condominium unit holders. The pro rata share of the Borrower, as commercial unit holder, is 46.667418%. Pursuant to the Tower Ground Lease, if the condominium building is not restored and a partition action is commenced, then insurance proceeds and partition proceeds allocable to the commercial condominium unit holder are required to be allocated first, to the ground lessor under the Tower Ground Lease in the amount of $15,000,000, and second, to the Borrower in an amount equal to the lesser of the outstanding balance of the Mortgage Loan and the value of the leasehold interest in the commercial condominium unit immediately prior to the partition action. In addition, if the improvements located on the Mortgaged Property demised under the Pochari Ground Lease are not restored, the related insurance proceeds are required to be allocated first, to the ground lessor under the Pochari Ground Lease in the amount of $1,000,000, and any remaining proceeds paid to the ground lessee under the Pochari Ground Lease (which proceeds are required to be deposited with the depositary under the Tower Ground Lease, and held and disbursed in accordance with the Tower Ground Lease).

4	Starwood Capital Group Hotel Portfolio	(17) Insurance

If the Borrowers elect to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members)

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Annex A ID#	Mortgage Loans	Representations	Exceptions

is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

The Borrowers may maintain a portion of the coverage required under the Loan Documents with insurance companies which do not meet the requirements set forth in the Loan Documents (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Borrowers are required to replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the Loan Documents and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Borrowers are required to replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Loan Documents.

10	Save Mart Portfolio	(17) Insurance	The Loan Documents provide that the sole tenant at each of the Mortgaged Properties, Save Mart Supermarkets, is permitted to provide the insurance required to be maintained by the Borrower under the Mortgage Loan.

Provided that the Mortgaged Properties are insured pursuant to a single lease with the Save Mart tenant, the Mortgage Loan documents permit the Mortgagor to have a deductible of $500,000 for “all risk” insurance and $1,000,000 for commercial general liability insurance. The amount of these deductibles may be considered higher than customary.

15	El Paseo Square	(25) Local Law Compliance	The use of any portion of the Mortgaged Property as a restaurant is a legal non-conforming use. In the event any building in which a restaurant is located is subject to a casualty of over 50% of the reasonable replacement value at the time of the casualty, such building must be rebuilt in accordance with current zoning unless the borrower obtains an administrative use permit related to restaurant space in the damaged building.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

1	245 Park Avenue	(27) Recourse Obligations	The Loan Documents provide for recourse for misapplication of rents, insurance proceeds or condemnation awards only to the extent such misapplication remains uncured.

3	Olympic Tower	(27) Recourse Obligations	There is generally no recourse guarantor (other than the Borrower) except that the Mortgage Loan will become full recourse to the Borrower and the guarantors with respect to certain other acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts are not included in this representation (other than with respect to bankruptcy). There is recourse to the guarantors under the related guaranty with respect to bankruptcy-related non-recourse carveouts, however, this recourse is capped at an amount equal to 10% of the original principal balance of the related Whole Loan, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable, out-of-pocket attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder; provided, further, that the foregoing limitation on liability with respect to bankruptcy will not apply if any such bankruptcy-related event in any way results in a termination, surrender or rejection of the Tower Ground Lease or an amendment or modification of the Tower Ground Lease in a manner adverse to the lender without the lender’s prior written consent.

4	Starwood Capital Group Hotel Portfolio	(27) Recourse Obligations	The Loan Documents do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.

The Loan Documents do not provide for recourse for intentional physical waste of any Mortgaged Property with respect to any acts resulting from the lender's failure or refusal to allow the Borrowers to use net cash flow for such purposes.

The related guaranty provides that the liability of the nonrecourse carve-out guarantor for breaches or violations of the full recourse provisions related to bankruptcy or insolvency actions under the Loan Documents are capped at 20% of the outstanding principal amount of the related Whole Loan at the time of the occurrence of such bankruptcy or insolvency action, plus all reasonable third-party costs and expenses

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Annex A ID#	Mortgage Loans	Representations	Exceptions

actually incurred by the lender in connection with the enforcement of its rights under the guaranty or the other Loan Documents.

10	Save Mart Portfolio	(27) Recourse Obligations	The Loan Documents provide for recourse for misapplication of rents only during the continuation of an event of default under the Loan Documents.

4	Starwood Capital Group Hotel Portfolio	(28) Mortgage Releases	The Loan Documents provide for a partial release of individual Mortgaged Properties, upon satisfaction of REMIC requirements, accompanied by the payment of a release price equal to 105% of the allocated loan amount of the individual Mortgaged Properties being released, to the extent that the aggregate principal amount of the Whole Loan that has been prepaid is less than $57,727,000.

3	Olympic Tower	(30) Acts of Terrorism Exclusion	The Borrower is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premiums that are payable in respect of the insurance required under the related Loan Documents (without giving effect to the cost of terrorism components of such insurance required under the related Loan Documents).

10	Save Mart Portfolio	(32) Single-Purpose Entity	The Borrower previously owned two properties that are not part of the Mortgaged Property.

14	Columbus Park Crossing South	(32) Single-Purpose Entity	The Borrower guarantees the Columbus Authority Bonds, which Columbus Authority Bonds are owned by the Borrower and have been assigned to the lender under the Mortgage Loan pursuant to the Columbus Park Pledge Agreement as additional collateral for the Mortgage Loan.

3	Olympic Tower	(33) Defeasance	The Borrower’s obligation to pay servicer fees in connection with a defeasance is capped at $50,000.

3	Olympic Tower	(35) Ground Leases	(j) To the extent the Tower Ground Lease or Pochari Ground Lease require that all or any portion of the insurance proceeds be disbursed for restoration of the Mortgaged Property, then such net proceeds may be held and disbursed by the insurance trustee or depositary designated under the Tower Ground Lease or Pochari

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Annex A ID#	Mortgage Loans	Representations	Exceptions

Ground Lease.

If the condominium building, which consists of the commercial condominium unit (collateral for the Mortgage Loan) and approximately 230 residential units (not collateral for the Mortgage Loan), is not restored, insurance proceeds from the condominium board policies are required to be allocated pro rata among the condominium unit holders. The commercial unit holder’s pro rata share is 46.667418%. Pursuant to the Tower Ground Lease, if the condominium building is not restored and a partition action is commenced, then insurance proceeds and partition proceeds allocable to the commercial condominium unit holder are required to be allocated first, to the ground lessor under the Tower Ground Lease, in the amount of $15,000,000, and second, to the Borrower in an amount equal to the lesser of the outstanding balance of the Mortgage Loan and the value of the commercial condominium unit immediately prior to the partition action. In addition, if the improvements located on the Mortgaged Property demised under the Pochari Ground Lease are not restored, the related insurance proceeds are required allocated first, to the ground lessor under the Pochari Ground Lease in the amount of $1,000,000, and any remaining proceeds paid to the ground lessee under the Pochari Ground Lease (which proceeds are required to be deposited with the depositary under the Tower Ground Lease, and held and disbursed in accordance with the Tower Ground Lease).

(l) The Tower Ground Lease does not provide that the ground lessor under the Tower Ground Lease is required to enter into a new lease with the lender under the Tower Ground Lease upon termination of the Tower Ground Lease for any reason. The Pochari Ground Lease does not expressly provide that the ground lessor under the Pochari Ground Lease is required to enter into a new lease with the lender upon rejection of the Pochari Ground Lease by the tenant in a bankruptcy proceeding.

4.17	Starwood Capital Group Hotel Portfolio – Hilton Garden Inn Edison Raritan Center	(35) Ground Leases	(e) The Ground Lease is not assignable by the successors and assigns of the holder of the GACC Mortgage Loan without the consent of the ground lessor. (l) The Ground Lease does not provide that the

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Annex A ID#	Mortgage Loans	Representations	Exceptions

ground lessor under the Ground Lease is required to enter into a new lease with the lender upon the termination of the Ground Lease for any reason other than in the event of a rejection of the Ground Lease in bankruptcy.

18, 27	Oregon City Shopping Center and Chateau at Flamingo	(40) Organization of Borrower	The Borrowers are affiliated entities.

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SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

1	245 Park Avenue

3	Olympic Tower

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

4	Starwood Capital Group Hotel Portfolio

10	Save Mart Portfolio

11	Lake Forest Gateway

14	Columbus Park Crossing South

15	El Paseo Square

21	El Paso Industrial Portfolio

29	El Cajon Retail

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SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

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ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)     Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the Other Securitization), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)     Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)     Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since May 26, 2017.

(7)     Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted

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Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the

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survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

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(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the Other Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage

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Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)   REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be

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reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

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(27)   Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)   Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after

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December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents

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(which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the

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revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)   Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

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(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)   ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the

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Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)   Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)   Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)   Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history

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for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)   Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

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In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)   Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)   Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

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(47)   Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Annex A ID#	Mortgage Loans	Representations	Exceptions
4	Starwood Capital Group Hotel Portfolio	(5) Hospitality Provisions	The Mortgage Loan documents contain executed comfort letters in favor of JPMCB on behalf of the lenders under the Mortgage Loan documents. The comfort letters will be enforceable by the Trust, if, either timely notice is provided to the franchisor or timely notice is provided and the franchisor issues a new comfort letter. The comfort letters requiring a new comfort letter in connection with a transfer to the Trust provide that, subject to the satisfaction of certain conditions, the franchisor is required to issue a new comfort letter in connection with the transfer of the Mortgage Loan evidenced by Note A-1 to a securitization. On or after the Closing Date, JPMCB or its designee will provide written notice of the transfer to the franchisor, and, if applicable, request a new comfort letter.
25	Cincinnati Eastgate Holiday Inn	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form upon 30-day advance written request from the lender.
1, 2, 4, 6, 7, 9	245 Park Avenue, Gateway Net Lease Portfolio, Starwood Capital Group Hotel Portfolio, 211 Main Street, 740 Madison and iStar Leased Fee Portfolio	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
4	Starwood Capital Group Hotel Portfolio	(8) Permitted Liens; Title Insurance

The Holiday Inn Express & Suites Terrell Mortgaged Property is subject to a repurchase option by the developer in the event that the covenants, conditions and restriction of the related declaration (the “Declaration”) are violated. The Mortgage Loan documents provide a loss recourse carveout in the event that such a

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Annex A ID#	Mortgage Loans	Representations	Exceptions

repurchase occurs.

With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Borrower’s interest in the franchise agreement or an ownership interest in the Borrower or a controlling affiliate to a competitor of the franchisor (as defined in the franchise agreement). The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process. Such right is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor” as defined under the franchise agreement, but will apply to subsequent transfers.

9	iStar Leased Fee Portfolio	(8) Permitted Liens; Title Insurance

With respect to the iStar Leased Fee Portfolio – One Ally Center Mortgaged Property, the tenant has a right of first refusal to purchase the Mortgaged Property at any time during the term of the lease. If the Borrower receives a bona fide offer from a third party to purchase the Mortgaged Property which the Borrower desires to accept, the Borrower will give notice to the tenant describing the terms of the offer and the tenant has 18 days to exercise its purchase right. If exercised, the tenant must purchase the Mortgaged Property on the terms set forth in the third party offer within 60 days after the date of the tenant’s acceptance of the offer. The tenant’s right of first refusal does not apply in connection with a foreclosure, deed-in lieu of foreclosure or any other enforcement action under the Mortgage Loan documents provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

With respect to the iStar Leased Fee Portfolio – Northside Forsyth Hospital Medical Center Mortgaged Property, the tenant has a right of first refusal to purchase the Mortgaged Property if the Borrower receives a bona fide offer to sell the Mortgaged Property to a third party not affiliated with the Borrower, the tenant or the guarantor, which the Borrower desires to accept. Tenant must exercise such right to

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Annex A ID#	Mortgage Loans	Representations	Exceptions

purchase within 20 days of receipt of notice of such offer. Tenant’s right of first refusal will not apply to any transfer or other conveyance of the Mortgaged Property as part of a transfer by the Borrower and its affiliates of not less than three other real properties in a combined sale of such parcels under a contract. The tenant’s right of first refusal will also not apply to any conveyance due to a condemnation, foreclosure or deed-in-lieu of foreclosure.

With respect to the iStar Leased Fee Portfolio – NASA/JPSS Headquarters Mortgaged Property, if the Borrower decides to sell the Mortgaged Property, the Borrower is required to notify the tenant of its intent to sell the Mortgaged Property and the terms of such sale prior to soliciting offers for the sale of such Mortgaged Property. The tenant may accept such offer within 10 days after such notice is given, with purchase of the Mortgaged Property to be completed within 60 days after the tenant accepts such offer. Such right of first offer is not applicable to the grant of any security, any mortgage, any sale of the Mortgaged Property after the foreclosure of any mortgage or deed in lieu of foreclosure of any mortgage.

With respect to the iStar Leased Fee Portfolio – Buckler Apartments Mortgaged Property, the tenant has a right of first offer and a right of first refusal with respect to the Mortgaged Property. If at any time during the term of the lease, the Borrower desires to sell the Mortgaged Property, the Borrower must, prior to soliciting offers for the sale of the Mortgaged Property, provide notice to the tenant of its intent to sell and the terms of its offer. Tenant will have 10 business days from receipt of such notice to accept the offer, and 60 calendar days from the date of acceptance to complete the sale of the Mortgaged Property. If the Borrower receives an offer for the purchase of 50% or more of the Mortgaged Property which the Borrower wishes to accept, the Borrower will notify the tenant with the terms of such offer and tenant will have 10 calendar days from the date of notice to accept such offer. Tenant’s right of first offer and right of first refusal will not apply to any transfer or other conveyance of the Mortgaged Property as

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Annex A ID#	Mortgage Loans	Representations	Exceptions

part of a transfer by the Borrower and its affiliates of not less than three other real properties in a combined sale of such parcels under a contract. The tenant’s right of first refusal will also not apply to any conveyance due to a condemnation, foreclosure or deed-in-lieu of foreclosure.

25	Cincinnati Eastgate Holiday Inn	(8) Permitted Liens; Title Insurance	The Mortgaged Property is subject to a Declaration of Rights and Restrictions (the “REOA”), dated as of December 21, 2007, between CBL/Eastgate Mall, LLC, the developer of the property (“Developer”), and the Borrower, pursuant to which Developer has a right to repurchase the Mortgaged Property at fair market value upon (i) discontinuance of operation of the hotel for more than ninety (90) consecutive days, subject to force majeure, (ii) failure to restore the hotel within eighteen (18) months following a casualty (or such longer period as necessary so long as the Borrower is diligently working to complete the restoration), or (iii) a change in use to any business that is not a business approved by Developer or a full service or qualified limited service hotel operating under a Hilton, Hyatt, Marriott, Starwood or Intercontinental flag (each of the foregoing, a “Triggering Event”). Developer is required to provide notice and the appraisal used to determine the fair market value to the lender. Developer is also required to pay the repurchase price to the lender to satisfy the debt, and any deficiency or any amounts that are payable by the lender to the developer or any appraiser under the REOA following a Triggering Event is a loss carveout under the Mortgage Loan documents. Furthermore, the lender may initiate a foreclosure of the hotel and thereafter cure any Triggering Event, which cure would negate Developer’s exercise of its repurchase option (but would be subject to any future Triggering Event).
30	Springhill Suites Wilmington Mayfaire	(8) Permitted Liens; Title Insurance	The franchisor has a right of first refusal in the event of a proposed transfer of the hotel or a controlling interest in the Borrower to a competitor of the franchisor (as defined in the franchise agreement). Under the comfort letter, such right has been subordinated to a foreclosure, but it will apply to subsequent transfers.

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Annex A ID#	Mortgage Loans	Representations	Exceptions
1	245 Park Avenue	(9) Junior Liens	There are three mezzanine loans, each held by a third party investor: (i) a mezzanine A loan with an original principal balance of $236,500,000; (ii) a mezzanine B loan with the original principal balance of $221,000,000; and (iii) a mezzanine C loan with an original principal balance of $110,500,000. The mezzanine loans were co-originated by JPMCB, Natixis Real Estate Capital, LLC, Société Générale, Deutsche Bank AG, New York Branch and Barclays Bank PLC. In connection with the mezzanine loans, the Whole Loan holders and the mezzanine lenders have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
4	Starwood Capital Group Hotel Portfolio	(9) Junior Liens	The Mortgage Loan documents provide that on the earlier of (i) the one year anniversary of the origination date and (ii) the date the Whole Loan is securitized in full, and provided no event of default then exists, certain direct or indirect owners of the Borrowers (which may be newly formed entities) that meet the requirements of a special purpose entity (subject to such modifications to such definition as shall be required to reflect that such mezzanine borrower will own 100% of the membership interests in the Borrowers or an owner of Borrowers) is permitted to obtain mezzanine financing secured by 100% of the direct or indirect ownership interests in the Borrowers, upon certain terms and conditions including: (i) the Mortgaged Properties, as of the origination date of the mezzanine loan, will have a combined loan-to-value ratio of not more than 64.9%; (ii) the debt service coverage ratio (calculated including the mezzanine loan), as of the origination date of the mezzanine loan, is not less than 2.65x; and (iii) the lenders enter into an intercreditor agreement satisfactory to the lender’s reasonable discretion.
16	Faudree Ranch	(9) Junior Liens	In connection with a transfer of the Mortgaged Property to an unaffiliated third party and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents, the owners of the transferee are permitted to obtain a mezzanine loan upon satisfaction of certain conditions, which include (but are not limited to) the following:

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Annex A ID#	Mortgage Loans	Representations	Exceptions
(i) a combined loan-to-value ratio of not greater than 66%; (ii) the projected DSCR (taking into account the mezzanine loan) based on the 12 month period following the making of such mezzanine loan is not less than 1.50x to 1.00x; and (iii) the execution of an intercreditor agreement reasonably satisfactory to the lender.
1, 2, 4, 6, 7, 9	245 Park Avenue, Gateway Net Lease Portfolio, Starwood Capital Group Hotel Portfolio, 211 Main Street, 740 Madison and iStar Leased Fee Portfolio	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.
2	Gateway Net Lease Portfolio	(12) Condition of Property	The property condition reports obtained at origination of the Mortgage Loan recommended certain required repairs at the Mortgaged Properties in the aggregate amount of $201,782, which includes, among other repairs, replacement of chain link fence repairs to the windows at the Synchrony Financial Mortgaged Property, repairs to the asphalt pavement at the Vatterott College Mortgaged Property, overlaying and striping of the asphalt pavement at the Gerdau Mortgaged Property and replacement of damaged areas of the concrete pavement at the Sikorsky Aircraft R&D Facility Mortgaged Property. The Borrowers were not required to reserve any funds at origination of the Mortgage Loan for such deferred maintenance. It is an event of default under the Mortgage Loan documents if Borrowers do not complete such required repairs at each applicable individual Mortgaged Property by the required deadline for each repair as set forth in the Mortgage Loan documents.
9	iStar Leased Fee Portfolio	(14) Condemnation	With respect to Northside Forsyth Hospital Medical Center, the Borrower has received notice, dated March 3, 2017, from an appraiser engaged by the Georgia Department of Transportation of a proposed right of way as part of a road widening project that may result in a partial condemnation at the Mortgaged Property in connection with the widening.

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Annex A ID#	Mortgage Loans	Representations	Exceptions
7	740 Madison	(15) Actions Concerning Mortgage Loans	Wildenstein & Co. Inc., the guarantor, is a defendant in a pending breach of contract lawsuit for which the plaintiff is seeking $875,000. The trial date has not been scheduled.
12	Portola Hotel & Spa	(15) Actions Concerning Mortgage Loans	Pursuant to a lease for a ballroom between the Borrower and the City of Monterey, the Borrower owns a leasehold interest in 10,655 square feet of ballroom space, located at the City of Monterey Conference Center, which shares a common entrance with the Mortgaged Property but is not part of the collateral for the Mortgage Loan. There is an ongoing litigation between the Borrower and the City of Monterey disputing which party is responsible for the cost of improvements to the property lobby and the City of Monterey’s removal of a stairwell providing access to the ballroom space, resulting from the City of Monterey’s Conference Center’s renovation. At origination, the Borrower deposited $119,477 for the withheld rent and other charges that have not been paid to the City pursuant to the ballroom lease provisions. In addition, so long as the Borrower continues to withhold the rent payments pursuant to the ballroom lease, the Borrower is required to reserve monthly the greater of (i) $17,069 and (ii) the sum of the minimum annual rental and addition rent (both as defined in the lease) as due for the corresponding month. Such reserve is to be maintained until the lender receives evidence the ballroom lease litigation is resolved and the Borrower owes no financial obligations to the City other than any future payments due pursuant to the lease. If at any time the lender determines that the lease is in imminent danger of being terminated for nonpayment, the lender has the right to utilize amounts on deposit in the reserve to pay such amounts due on the Borrower’s behalf. The Mortgage Loan documents also include a carve-out for losses incurred as a result of the litigation with the City.
19	City Crossing	(15) Actions Concerning Mortgage Loans	Two of the sponsors and nonrecourse carveout guarantors, David Sedgh and Isaac Sidaoui, are defendants in a lawsuit filed by a brother of David Sedgh, relating to three buildings on 125th Street in New York City and the limited liability companies that

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Annex A ID#	Mortgage Loans	Representations	Exceptions
own the buildings. The plaintiff is bringing claims of breach of fiduciary duty to the companies and to himself, breach of contract, breach of the covenants of good faith and fair dealing, conversion and unjust enrichment and is seeking compensatory and punitive damages and an accounting by the court. The plaintiff alleges that the guarantors engaged in a course of misconduct including diverting funds from the companies to pay a management fee, attorneys’ fees and other parties, breached certain provisions of the operating agreements for the companies and engaged in a pattern of self-dealing. The defendants are defending the claims and the case is pending.
37	Royal Palm Square	(15) Actions Concerning Mortgage Loans	Daniel Kodsi, the carveout guarantor, is a defendant in a lawsuit in which the plaintiff is alleging that the defendants failed to timely deliver new condominium units to the plaintiff and seeking damages of $1,940,000 for claims of fraudulent transfers and fraud. According to the Borrower, the guarantor’s maximum potential liability would be approximately $1,000,000. The case is pending and no trial date has been scheduled.
2	Gateway Net Lease Portfolio	(17) No Holdbacks	At origination of the Mortgage Loan, $10,720,000 in proceeds were held back in a reserve in connection with the ongoing construction at two properties. The Borrowers are required to add the properties as collateral for the Mortgage Loan in connection with the release of the earnout reserve.
2	Gateway Net Lease Portfolio	(18) Insurance	The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is, with respect to each individual Mortgaged Property, the greater of (i) $1,500,000 and (ii) 5% of the allocated Whole Loan amount, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
1	245 Park Avenue	(18) Insurance

If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer

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Annex A ID#	Mortgage Loans	Representations	Exceptions

members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $42,000,000, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

The Borrower may maintain property all-risk insurance with a deductible that does not exceed $250,000 for all such insurance coverage.

4	Starwood Capital Group Hotel Portfolio	(18) Insurance

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the original allocated Whole Loan amount for the applicable Mortgaged Property, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

If the Borrowers elect to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage and 100% of the primary layer of coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining insurers are required to have a claims paying ability rating of “BBB” or better by S&P. The Borrowers may maintain a portion of the coverage required under the Whole Loan documents with insurance companies which do not meet the requirements set forth in the Whole Loan documents (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Borrowers are required to replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the Whole Loan documents and (2) if, prior to renewal, the current AM Best rating of any such

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Annex A ID#	Mortgage Loans	Representations	Exceptions

Otherwise Rated Insurer is withdrawn or downgraded, the Borrowers are required to replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Whole Loan documents.

6	211 Main Street	(18) Insurance

The Borrower may maintain property all-risk insurance with a deductible that does not exceed $250,000 for all such insurance coverage; provided, however, with respect to terrorism, providing for a deductible not to exceed $500,000 and with respect to flood, windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the property, subject to a $1,000,000 minimum, except that to the extent the Borrower provides a guaranty acceptable to the lender and after a securitization the applicable Rating Agencies have provided a Rating Agency confirmation with respect to such guaranty, such deductible may be increased; provided such deductible is required be capped at 15% of the total insurable value of the Mortgaged Property and, in no event may the liability under any such guaranty, when aggregated with the liability under any guaranty delivered in connection with any alterations of the Mortgaged Property or contesting any lien or charge under the Whole Loan documents exceed 10% of the original principal balance of the Mortgage Loan; provided further that (a) the Borrower may utilize a $3,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and a $25,000 maintenance deductible following the exhaustion of the aggregate, and (b) the aggregate stop loss does not apply to any losses arising from named windstorm, earthquake or flood.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that if such syndicate consists of five (5) or more members, (a) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) and 100% of the first layer of insurance coverage is required be provided by insurance companies having a claims paying ability rating of “A” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance

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Annex A ID#	Mortgage Loans	Representations	Exceptions

company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company) and (b) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB+” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company).

Rent loss insurance is required to be on an actual loss sustained basis for the entire period of restoration.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $5,500,000, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

7	740 Madison	(18) Insurance

The Mortgage Loan documents provide that the Borrower is not required to maintain the insurance policies required by the Mortgage Loan agreement, provided that: (i) the lease for the sole tenant (the “Bottega Lease”) is in full force and effect; (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the Bottega Lease; and (iii) the sole tenant maintains or causes to be maintained coverage for the space demised to the sole tenant that meets the requirements set forth in the Mortgage Loan documents, including, without limitation, naming the lender as mortgagee/loss payee. As of the origination date of the Mortgage Loan, however, the Borrower was maintaining all insurance under a blanket policy.

If, pursuant to the terms of the Bottega Lease, the sole tenant is required to restore the Mortgaged Property, the lender is required to make the net proceeds available to the Borrower in accordance with the terms of the Bottega Lease; provided, however, if such net proceeds are received in respect of insurance policies maintained by the Borrower, such net proceeds are required to be disbursed in accordance with the terms and conditions of the Mortgage

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Annex A ID#	Mortgage Loans	Representations	Exceptions
Loan documents.
9	iStar Leased Fee Portfolio	(18) Insurance	The Mortgage Loan documents permit deductible of, with respect to flood, up to $100,000 or $500,000 in high hazard flood zones as designated by FEMA, and with respect to the general commercial liability coverage, up to $500,000 for the Mortgaged Properties subject to master liability program maintained by Hilton Worldwide Holdings Inc.; (ii) the “all risk” property insurance coverage has a loss limit of $150,000,000; (iii) any insurance policies provided in accordance with the Mortgage Loan documents may not be materially changed (other than to increase the coverage), terminated or cancelled without at least 30 days’ prior written notice to the lender; (iv) the Mortgage Loan documents permit the Borrower to maintain policies which (A) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements specified in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”), provided that the Borrower has received the lender’s prior written consent thereto and the Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy; (v) in the event no leasehold mortgage is in place at an individual Mortgaged Property and so long as a tenant maintains property insurance coverage that (A) satisfies the requirements under the related leased fee lease with respect to such Mortgaged Property and (B) satisfies the insurance requirements under the Mortgage Loan documents (except that a $500,000 property and terrorism deductible under the master program maintained by Hilton Worldwide Holdings Inc. is permitted under the Mortgage Loan documents), the tenant’s property insurance will serve as the primary insurance, and the Borrower may maintain property insurance insuring the improvements at the Mortgaged Property; (vi) with respect to the Buckler Apartments Mortgaged Property, the Borrower’s obligation to maintain the following insurance coverage is suspended for so long (A) as no termination or similar event

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Annex A ID#	Mortgage Loans	Representations	Exceptions
has occurred with respect to the ground lease at the Mortgaged Property between the borrower and the tenant (each of the foregoing lease and any similar ground leases at any other individual Mortgaged Properties, a “Leased Fee Lease”) and (B) the tenant at such Mortgaged Property maintains the insurance coverage required by the Leased Fee Lease as of the origination date: (I) property insurance, (II) business interruption insurance, (III) insurances during times of structural construction, (IV) boiler and machinery insurance, (V) flood insurance and (VI) earthquake insurance; (vii) with respect to the Mortgaged Properties known as Northside Forsyth Hospital Medical Center, One Ally Center, NASA/JPSS Headquarters, Dallas Market Center: Marriott Courtyard, Dallas Market Center: Sheraton Suites and Lock-Up Self-Storage Facility Mortgaged Properties, the Borrower’s obligation to maintain the following insurance coverage is suspended for so long (a) as no termination or similar event has occurred with respect to any applicable Leased Fee Lease and (b) the tenant at such Mortgaged Property maintains the insurance coverage required by the leased fee lease as of the origination date: (I) property insurance, (II) business interruption insurance, (III) insurances during times of structural construction, (IV) boiler and machinery insurance, (V) flood insurance and (VI) earthquake insurance. With respect to the foregoing, if the tenant does not maintain the insurance required by the leased fee lease as of the origination date, the Borrower will only be required to purchase property insurance coverage at the individual Mortgaged Property in which the Borrower has an insurable interest and can purchase such commercial property insurance coverage at commercially reasonable rates.
16	Faudree Ranch	(18) Insurance	The Mortgage Loan documents permit insurance through Steadfast Insurance Company so long as the same is rated at least “A” by S&P, Aspen Specialty Insurance Company so long as the same is rated at least “A:XV” in the current Best’s Insurance Reports and Starr Surplus Lines Insurance Company so long as the same is

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Annex A ID#	Mortgage Loans	Representations	Exceptions
rated at least “A:XV” in the current Best’s Insurance Reports and such insurers maintain their current position and participation amounts within the syndicate insuring the Mortgaged Property. It being agreed that Borrower will replace such insurer with an insurer meeting the rating requirements in the Mortgage Loan documents: (i) in the event such insurer’s rating is withdrawn or downgraded below the above ratings and (ii) at renewal of the current policy term on December 15, 2017.
22	University Shopping Center	(18) Insurance	The Borrower may maintain commercial general liability insurance with a deductible that does not exceed $25,000.
25	Cincinnati Eastgate Holiday Inn	(18) Insurance

If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A:VIII” or better by Best’s Insurance Reports and “A” (or the equivalent) or better by two or more rating agencies (one of which is required to be S&P and one of which is required to be Moody’s and/or Fitch, if either rating agency is rating the Certificates), and the remaining 40% (or the remaining 25% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” (or the equivalent) or better by such rating agencies. Notwithstanding the foregoing, the Borrower may maintain a portion of the property casualty coverage with Ironshore Specialty Insurance Company in its participation amount as of the origination date of the Mortgage Loan, provided that the Borrower provides reinsurance with respect to such insurer with a “cut-through” endorsement that is acceptable to the lender and rating agencies and from an insurance company with a claims paying ability that meets the claims-paying rating requirements provided in the Mortgage Loan documents.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is five

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Annex A ID#	Mortgage Loans	Representations	Exceptions

percent (5%) of the original principal balance of the Mortgage Loan, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

The Borrower may maintain commercial general liability insurance with a deductible or self-insured retention that does not exceed $250,000.

2	Gateway Net Lease Portfolio	(19) Access; Utilities; Separate Tax Lots	The FedEx Baltimore Mortgaged Property is part of a larger tax parcel. Under the related ground lease, the ground lessor has agreed to obtain a separate tax parcel for the Mortgaged Property. The Borrower is required to use commercially reasonable efforts to cause the ground lessor to comply with its agreement, but the Borrower is not required to threaten or declare a default by the ground lessor. Within five business days of the creation of the new tax parcel by the county, the Borrower is required to deliver a separate tax parcel endorsement to the title policy with respect to the Mortgaged Property.
12	Portola Hotel & Spa	(26) Local Law Compliance

The Mortgaged Property is legal nonconforming as to use, setbacks, lot area and density. The applicable zoning ordinance provides that any building or structure containing a nonconforming use, which has been damaged in the event of a casualty, may be rebuilt and continued for the same use existing prior to such casualty, to the extent reconstruction is commenced within 18 months after such casualty and diligently pursued to completion and the non-conforming structure is not extended beyond the original footprint.

In addition, the zoning report indicates (A) there currently exists two open zoning code violations pertaining to tenants, which include: (i) unauthorized sign/attention getting device obstructing right-of-way (ii) a violation of Use Permit 15-003 pertaining to the outdoor storage/display of vehicles, and the Mortgage Loan documents contain a recourse carve-out for losses suffered by the lender for the Borrower’s failure to resolve the violations and (B) the fire prevention technician for the City of Monterey could not confirm or deny the presence of any fire code violations at 2

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Annex A ID#	Mortgage Loans	Representations	Exceptions
Portola Plaza due to ongoing construction. The Borrower executed a post-closing letter requiring, within 30 days following origination or, if the Borrower cannot deliver the updated zoning report within such 30 days, then, so long as the Borrower is diligently pursuing the same, within 90 days following origination, the delivery of an updated zoning report reflecting no open fire code violations following completion of the construction. The Mortgage Loan agreement contains a loss recourse carve-out against the Borrower and guarantor for any fire code violations.
19	Gateway Net Lease Portfolio	(28) Recourse Obligations

There is no separate nonrecourse carve-out guarantor, and the Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

The carve-out for waste is limited to material intentional physical waste of any Mortgaged Property.

1	245 Park Avenue	(28) Recourse Obligations

The carve-out for material physical waste is limited to the intentional acts or omissions of the Borrower.

The carve-out for misapplication, misappropriation or conversion of insurance proceeds, condemnation awards or rents during the continuance of an event of default only includes misapplication of such amounts to the extent the misapplication remains uncured.

The carve-out for transfers in violation of the Mortgage Loan documents excludes de minimis transfers of personal property in the ordinary course of business.

4	Starwood Capital Group Hotel Portfolio	(28) Recourse Obligations

The related guaranty provides that the liability of the nonrecourse carve-out guarantor for breaches or violations of the full recourse provisions related bankruptcy or insolvency actions under the Mortgage Loan agreement are capped at 20% of the Starwood Capital Group Hotel Portfolio Whole Loan at the time of the occurrence of such action plus reasonable third party costs and expenses actually incurred by the lender in connection with the enforcement of any rights under the guaranty or the other

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Annex A ID#	Mortgage Loans	Representations	Exceptions

Mortgage Loan documents.

The indemnification obligations of the Borrowers and guarantor under the related environmental indemnity will cease and terminate (a) with respect to the Mortgaged Properties at any time after the second anniversary of repayment in full of the Whole Loan, whether at maturity, as a result of acceleration, in connection with prepayment or otherwise, or (b) with respect to any individual Mortgaged Property that is released from the lien of the applicable security instrument in accordance with the terms of the Mortgage Loan agreement, at any time after the second anniversary of the effective date of such prepayment, provided that the lender is provided with an updated environmental report of the Mortgaged Properties (or, in the case of a release, the related individual Mortgaged Property) indicating to lender’s reasonable satisfaction that there are no hazardous substances located on, in, above or under such Mortgaged Property(ies) in violation of any applicable environmental laws.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to misappropriation of such funds.

The carve-out for waste is limited to intentional physical waste by a Borrower, single purpose entity principal, operating lessee or guarantor, and there is no liability with respect to any acts resulting from insufficient net cash flow or the lender’s failure or refusal to allow the Borrowers to use net cash flow for such purposes.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to transfers of an individual Mortgaged Property or other collateral or if there is a change in control of the Borrowers, any single purpose entity principal or the operating lessees in violation of the Whole Loan documents.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

6	211 Main Street	(28) Recourse	The aggregate liability of the guarantor with respect to all full recourse carve-outs in the

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Annex A ID#	Mortgage Loans	Representations	Exceptions
Obligations

Mortgage Loan documents may not exceed an amount equal to 15% of the principal balance of the Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender (including reasonable attorneys’ fees and costs reasonably incurred).

The carve-out for intentional misrepresentations is limited to material and willful misrepresentations.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to misappropriation or conversion of such funds in a manner prohibited by the Mortgage Loan documents. The carve-out is also limited to rents during the continuance of an event of default.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

Any sale or pledge of the Mortgaged Property or transfer of the ownership interests in the Borrower made in violation of the Mortgage Loan documents is not a full recourse carve-out but only a loss carve-out.

There is no carve-out for material physical waste to the Mortgaged Property. There is a loss carve-out for willful misconduct by the Borrower, the guarantor, or any their respective affiliates that results in physical damage or waste to the Mortgaged Property.

The guarantor is not a party to the environmental indemnity, and the Borrower is the sole party liable for any breaches or violations of the environmental indemnity. In lieu of the guarantor’s indemnity, the Borrower provided an environmental insurance policy to cover environmental losses at the Mortgaged Property.

The indemnification obligations of the Borrower will terminate two (2) years after the full and indefeasible payment by the Borrower of the Whole Loan, provided that at the time of such payment of the loan, the Borrower furnishes to the lender an updated environmental report in form and substance,

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Annex A ID#	Mortgage Loans	Representations	Exceptions

and from an environmental consultant reasonably acceptable to the lender and the Rating Agencies (provided that such environmental report is (i) in the form and substance of the environmental report submitted at origination and (ii) prepared by the environmental consultant that prepared the environmental report submitted at origination), which updated environmental report(s) disclose(s), as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report submitted at origination) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings directly connected with any matter addressed in the indemnity or (D) presence or release of and hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.

The full recourse carve-out for involuntary bankruptcy filings does not include “acquiescing” to a bankruptcy filing.

7	740 Madison	(28) Recourse Obligations

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to transfers resulting in a change in the majority ownership of the Borrower or the transfer of title to the Mortgaged Property. The Borrower’s failure to obtain the lender’s prior written consent to any transfer other than the transfers in the foregoing sentence is a loss carve-out under the Mortgage Loan documents.

The obligations and liabilities of the Borrower and the guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting twenty-four (24) months after payment in full of the Mortgage Loan when all of the following conditions are satisfied: (i) the Whole Loan has been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been

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Annex A ID#	Mortgage Loans	Representations	Exceptions

no material change, between the origination date and the date the Whole Loan is paid in full, in any applicable environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Whole Loan is paid in full, and (iii) the indemnitee has received, at the expense of the Borrower and the guarantor, an updated Phase I or Phase II environmental report (to the extent required by the Phase I environmental report) for the Mortgaged Property dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.

9	iStar Leased Fee Portfolio	(28) Recourse Obligations

The Mortgage Loan is full recourse to the Borrower and the guarantor for voluntary transfers of any material portion of any individual Mortgaged Property in the portfolio or any voluntary act that causes a change (directly or indirectly) in the ownership of any Mortgagor and/or any general partner (if the Mortgagor is a partnership) or member (if the Mortgagor is a limited liability company) to the extent such ownership change required Mortgagee’s consent under the Mortgage Loan documents.

The carve-out for physical waste is limited to physical waste resulting from intentional acts or omissions of the Borrower, the Borrower’s single purpose entity member or general partner, the Borrower’s affiliated property manager and the guarantor.

The indemnification obligations of Indemnitor hereunder shall terminate (except with respect to any then pending or asserted claims or actions subject to environmental indemnification) with regard to any individual Mortgaged Property two (2) years after the full and indefeasible payment by the Borrower and the guarantor of the Mortgage Loan, provided that at the time of such payment, the Borrower and the guarantor furnish to the indemnitees a

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Annex A ID#	Mortgage Loans	Representations	Exceptions

Phase I environmental report with respect to such individual Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the indemnitees, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitees by the Borrower and the guarantor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation in any material respect of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with such individual Mortgaged Property or operations thereon, (B) environmental liens encumbering such individual Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of any hazardous substances in, on, under or from such individual Mortgaged Property, excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to any individual Mortgaged Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all environmental laws, that has not been fully remediated in accordance with all applicable environmental laws.

12	Portola Hotel & Spa	(28) Recourse Obligations

The full recourse carve-out for involuntary bankruptcy filings does not include “acquiescing” to a bankruptcy filing.

The obligations and liabilities of Borrower and the guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting 18 months after payment in full of the Mortgage Loan when all of the following conditions are satisfied: (i) the Mortgage Loan has paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any applicable environmental law, the effect of which change would make a lender or

E-2-21

Annex A ID#	Mortgage Loans	Representations	Exceptions
mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee has received, at the expense of the Borrower and the guarantor, an updated environmental report for the Mortgaged Property dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
16	Faudree Ranch	(28) Recourse Obligations	The indemnification obligations of the Borrower and the guarantors will terminate two years after the full and indefeasible payment by the Borrower of the Mortgage Loan, provided that at the time of such payment of the Mortgage Loan, the Borrower or guarantors furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and, if reasonably required by lender, acceptable to the rating agencies which updated environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered in connection with the origination of the Mortgage Loan) (A) material non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that is not either in compliance with environmental laws or has not been fully remediated in accordance with all applicable environmental law.
25	Cincinnati Eastgate Holiday Inn	(28) Recourse Obligations	There is no carve-out for failure to deliver security deposits upon a foreclosure or

E-2-22

Annex A ID#	Mortgage Loans	Representations	Exceptions

deed in lieu of foreclosure except to the extent applied in accordance with the leases.

The carve-out for material physical waste is limited to (i) intentional waste, and (ii) the extent net operating income made available to the Borrower was sufficient to pay such charges (so long as any insufficiency of the net operating income does not arise from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property).

The indemnification obligations of the Borrower and the guarantor under the environmental indemnity terminate three (3) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, the Borrower or guarantor delivers a Phase I environmental report from an environmental consultant reasonably acceptable to the lender and the rating agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the report delivered in connection with the origination of the Mortgage Loan) (i) noncompliance with or violation of applicable environmental laws (or permits issued pursuant to any environmental law) in connection with the Mortgaged Property or operations thereon, (ii) environmental liens encumbering the Mortgaged Property, (iii) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the indemnity or (iv) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable laws.

The carve-out for intentional misrepresentations is limited to material intentional misrepresentations in connection with the Mortgage Loan.

The carve-out for involuntary bankruptcy filings consented or acquiesced to or joined in by the Borrower excludes any action that may be required to avoid violating Rule 9011 of the Federal Rules of Bankruptcy Procedure.

The carve-out for failing to obtain the

E-2-23

Annex A ID#	Mortgage Loans	Representations	Exceptions

lender’s consent to any transfer as required by the Mortgage Loan documents excludes (i) any transfer made by a receiver appointed for the Mortgaged Property so long as the Borrower, its single purpose entity principal, the guarantor and their respective affiliates did not collude or cooperate with or consent to such transfer, (ii) any lease of the Mortgaged Property (other than a lease of substantially all of the Mortgaged Property) entered into in violation of the Mortgage Loan documents, or (iii) a transfer made pursuant to the exercise of the Developer’s repurchase right under the REOA in accordance with the Mortgage Loan documents.

The carve-out for misapplication, misappropriation or conversion of rents after an event of default is limited to rents during the continuance of an event of default.

30	Springhill Suites Wilmington Mayfaire	(28) Recourse Obligations

The carve-out for material physical waste is limited to intentional material physical waste by the Borrower, the borrower’s single purpose entity managing member or the guarantor (to the extent there exists sufficient cash flow from the property that is made available to the Borrower).

Following the repayment and satisfaction of the Mortgage Loan, provided that upon or after such repayment, the Borrower and the guarantor deliver to the lender a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Property is free from hazardous substances that violate the environmental laws, the Borrower and the guarantor will be released from their liabilities and obligations under the environmental indemnity agreement on the second anniversary of the date on which the lender receives such acceptable Phase I environmental report.

26	2121 Ella Boulevard	(28) Recourse Obligations	The obligations and liabilities of the Borrower and the guarantor with respect to environmental issues under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim starting two (2) years after payment in full of the Mortgage Loan, provided that, at the time of such payment, the Borrower and the guarantor furnish to the lender, at the

E-2-24

Annex A ID#	Mortgage Loans	Representations	Exceptions
Mortgagor’s sole cost and expense, a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the lender by Borrower and the guarantor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
33	Main Street Square	(28) Recourse Obligations	The obligations and liabilities of the Borrower and the guarantor with respect to environmental issues under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim starting three (3) years after payment in full of the Mortgage Loan when all of the following conditions are satisfied: (i) the Borrower and the guarantor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Borrower and the guarantor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the

E-2-25

Annex A ID#	Mortgage Loans	Representations	Exceptions
Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
2	Gateway Net Lease Portfolio	(29) Mortgage Releases	The Borrowers are permitted to release individual Mortgaged Properties from the lien of the related security instruments, upon satisfaction of the REMIC requirements, with a prepayment of a portion of the Whole Loan in accordance with the Whole Loan documents, which includes, without limitation, payment of a release price of 110% of the allocated loan amount and the yield maintenance premium, if applicable.
4	Starwood Capital Group Hotel Portfolio	(29) Mortgage Releases

The Borrowers are permitted to release individual Mortgaged Properties from the lien of the related security instruments, upon satisfaction of the REMIC requirements, with a prepayment of a portion of the Whole Loan in accordance with the Whole Loan documents, which includes, without limitation, payment of the Release Price (as defined below) and the yield maintenance premium, if applicable.

“Release Price” means the following amount: (i) if less than $57,727,000 has been prepaid, then 105% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (ii) if less than $86,590,500 has been prepaid, then 110% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (iii) if less than $115,454,000 has been prepaid, then 115% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released and (iv) (A) after $115,454,000 has been prepaid or (B) notwithstanding anything to the contrary, if such individual Mortgaged Property(ies) being released are to be conveyed to an affiliate of the Borrowers, their single purpose entity principal(s), any operating lessees or the guarantor, then the “Release Price” means in each case 120% of the allocated Whole Loan amount of each such

E-2-26

Annex A ID#	Mortgage Loans	Representations	Exceptions

Mortgaged Property(ies) being released.

If the release of any Mortgaged Property causes the aggregate prepaid original Whole Loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” for such Mortgaged Property is required to equal the sum of (x) the portion of the allocated Whole Loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the applicable percentage set forth in such clause and (y) the portion of the allocated Whole Loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage above.

4	Starwood Capital Group Hotel Portfolio	(30) Financial Reporting; Rent Rolls	The Mortgage Loan documents require unaudited annual financial statements prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP on a combined basis as well as an individual Mortgaged Property basis.
25	Cincinnati Eastgate Holiday Inn	(30) Financial Reporting; Rent Rolls	The Mortgage Loan documents require monthly operating statements instead of quarterly operating statements.
1	245 Park Avenue	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 expires or is otherwise not in effect, the Borrower is not required to spend more than an amount equal to two (2) times the amount of the insurance premium payable by the Borrower at such time for casualty and business interruption insurance required under the Mortgage Loan agreement (without giving effect to the cost of the terrorism and earthquake components of such coverage) at the time that such terrorism coverage is excluded from the applicable policy (on a going forward basis after the statute expires or is otherwise no longer in effect for any reason and following expiration of the applicable terrorism insurance then in place).
6	211 Main Street	(31) Acts of Terrorism	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any

E-2-27

Annex A ID#	Mortgage Loans	Representations	Exceptions
		Exclusion	subsequent statute, extension or reauthorization is no longer in effect or modified (in a manner that results in material increase in premiums) or there is a disruption in the terrorism insurance marketplace as the result of a terrorism event occurring on U.S. soil which results in a material increase in terrorism insurance premiums and provided that terrorism insurance is commercially available, then the Borrower is required to carry terrorism insurance throughout the term of the Whole Loan as required by the Whole Loan documents, but the Borrower is not required to pay annual premiums in excess of two (2) times the then-current property insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of terrorism and earthquake components of such policy) in order to obtain the terrorism coverage (but the Borrower is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the cap).
19	City Crossing	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is no longer in effect, the Borrower is required to carry terrorism insurance throughout the term of the loan as required by the loan documents, but is not required to spend more than two times the amount of the insurance premium that is payable at such time on a stand-alone basis in respect of the property and business interruption/rental loss insurance required by the Mortgage Loan documents (without giving effect to the cost of the terrorism components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
7	740 Madison	(33) Single-Purpose Entity	Prior to the origination date, the Borrower acted as a guarantor under a corporate credit facility related to the nonrecourse carve-out guarantor, and the Borrower was released from such obligations and liability as of the origination date of the Mortgage Loan.

E-2-28

Annex A ID#	Mortgage Loans	Representations	Exceptions
12	Portola Hotel & Spa	(33) Single-Purpose Entity	In addition to the Mortgaged Property, the Borrower owns a leasehold interest in a 10,655 square-foot ballroom under a lease with the City of Monterey. The Mortgage Loan documents provide a loss carveout for any losses arising from the Borrower’s failure to comply with any covenants under the Mortgage Loan documents related to such lease. In addition, the Mortgage Loan documents provide that, if the Borrower or any of its affiliates obtain fee title to all or any portion of the ballroom space, the Borrower will grant or cause such affiliate to grant the lender a security interest in the fee estate.
37	Royal Palm Square	(33) Single-Purpose Entity

The Mortgaged Property was previously secured by a loan that was securitized in MSC 2003-IQ5. The Borrower acquired the related promissory note in 2013 for approximately $3.3 million, resulting in an approximately $1.4 million loss to the trust that held the prior debt. The Borrower subsequently took ownership of the Mortgaged Property in June 2014 through a foreclosure on the prior debt.

The “backward-looking” representations and warranties in the Mortgage Loan documents exclude the prior ownership of the previous debt from such representations and warranties. The Borrower and the guarantor are liable for any losses associated with the previous ownership of the previous loan.

2	Gateway Net Lease Portfolio	(36) Ground Leases

The ground lease for the GoDaddy Mortgaged Property allows for amendments to the ground lease without the lender’s consent. The lender required that the Borrower include a special member in its organizational structure, and the special member’s consent is required for any amendments, modifications, terminations or surrender of the related ground lease.

The ground lease for the Sikorsky Mortgaged Property provides for a new lease in the event of a termination of the ground lease or rejection of the ground lease in a bankruptcy proceeding to the extent the rights of the leasehold mortgagee may be preserved only through the issuance of a new lease.

The ground lease for the Hitachi Mortgaged

E-2-29

Annex A ID#	Mortgage Loans	Representations	Exceptions

Property, upon any termination of the ground lease by the ground lessee or rejection of the ground lease in a bankruptcy proceeding, either the leasehold mortgagee or the Borrower is entitled to a new ground lease on substantially the same terms for the remaining term of the ground lease.

The term of the ground lease for the Hitachi Mortgaged Property extends 16 years beyond the maturity date of the Mortgage Loan.

Under the ground leases for the Hitachi and Sikorsky Mortgaged Properties, only assignments to an acquiring or merging company are permitted without consent. The Borrowers have the right to mortgage their respective leasehold estates and foreclosures or deeds-in-lieu are permitted without the related ground lessor’s consent, provided that the related leasehold mortgagee delivers a written assumption of all of the related Borrower’s obligations and liabilities under the related ground lease.

The ground lease for the FedEx Mortgaged Property provides that the leasehold mortgagee is entitled to a new lease in the event of a termination of the ground lease, but the ground lease does not expressly address rejection of the lease in a bankruptcy proceeding.

The ground lease for the GoDaddy Mortgaged Property provides that the leasehold mortgagee is entitled to a new lease only in the event the leasehold mortgagee acquires title to the leasehold estate of Borrower. In addition, the ground lease is silent with respect to a leasehold mortgagee holding and disbursing insurance proceeds. The Mortgage Loan documents require that the Borrower deposit and apply any insurance proceeds in accordance with the Mortgage Loan documents.

4	Starwood Capital Group Hotel Portfolio	(36) Ground Leases

The Hilton Garden Inn Edison Raritan Center Mortgaged Property is subject to a ground lease.

The ground lease is assignable to the lender without the consent of the landlord; however, in the event it is so assigned, it is not further assignable by the successors

E-2-30

Annex A ID#	Mortgage Loans	Representations	Exceptions

and assigns of the lender without the consent of the landlord.

The leasehold mortgagee is entitled to a new lease only in the event of a rejection of the ground lease in bankruptcy. As to any other termination of the ground lease, the lender is not entitled to a new lease. However, the lender is entitled to notice and cure rights, and the ground lessor has agreed that it will not terminate the ground lease without first having given the lender notice and opportunity to cure any defaults in accordance with the ground lease and estoppel.

9	iStar Leased Fee Portfolio	(36) Ground Leases	With respect to the iStar Leased Fee Portfolio – DoubleTree Seattle Airport Mortgaged Property, the ground lease on a portion of the Mortgaged Property expires on January 31, 2044, which is less than 20 years from the stated maturity date of the Mortgage Loan.
9	iStar Leased Fee Portfolio	(38) ARD Loan	The Mortgage Loan is interest only until the maturity date and will not substantially fully amortize over its stated term. The maturity date of the Mortgage Loan is less than sixty (60) months following the Anticipated Repayment Date.
7	740 Madison	(38) ARD Loan	The Mortgage Loan is interest only until the Anticipated Repayment Date and will not substantially fully amortize over its stated term. The maturity date of the Mortgage Loan is less than sixty (60) months following the Anticipated Repayment Date.
1, 16, 33	245 Park Avenue, Faudree Ranch and Main Street Square	(39) Rent Rolls; Operating Histories	The operating histories and rent roll delivered at origination of the Mortgage Loan were not certified by the Borrower or guarantor. The Borrower did represent and warrant that the operating histories and rent roll delivered at origination were true and correct in all material respects as of the origination date in the Mortgage Loan agreement.
2, 12, 25	Gateway Net Lease Portfolio, Portola Hotel & Spa and Cincinnati Eastgate Holiday Inn	(39) Rent Rolls; Operating Histories	The operating histories delivered at origination of the Mortgage Loan were not certified by the Borrower or guarantor.

E-2-31

Annex A ID#	Mortgage Loans	Representations	Exceptions
2	Gateway Net Lease Portfolio	(43) Environmental Conditions	The Borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Great American E&S Insurance Company, with individual claim limits of $5 million, an aggregate claim limit of $35 million and a $50,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 19, 2027.
4	Starwood Capital Group Hotel Portfolio	(43) Environmental Conditions	The Borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability in lieu of requiring any remediation work post-origination for the Hampton Inn Morehead and Hampton Inn Carlisle Mortgaged Properties. The policy was issued by Great American E&S Insurance Company, with individual and aggregate claim limits of $1 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 22, 2030.
9	iStar Leased Fee Portfolio	(43) Environmental Conditions	The Borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation in connection with the recognized environmental condition at the DoubleTree Seattle Airport Mortgaged Property. The policy was issued by Great American E&S Insurance Company, with individual and aggregate claim limits of $2 million and a $25,000 self-insured retention. The current policy has an expiration date of March 30, 2030.
6	211 Main Street	(43) Environmental Conditions	The Borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability in lieu of requiring the guarantor to provide environmental indemnity. The policy was issued by Zurich American Insurance Company, with individual and aggregate claim limits of $5 million and a $50,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of March 28, 2026.
12	Portola Hotel & Spa	(43) Environmental Conditions	The ESA disclosed that historical operations conducted at the Mortgaged Property include a laundry and machine shop on the

E-2-32

Annex A ID#	Mortgage Loans	Representations	Exceptions
west side of the Mortgaged Property in 1905, printing activities on the eastern portion of the Mortgaged Property in the 1905 and 1912 fire insurance maps and a cleaner on the eastern portion of the Mortgaged Property in the 1926 map. In addition, the ESA noted that a gas station associated with a former parking garage/automotive repair structure was identified in 1943 through 1962 fire insurance maps on the northeast corner of the Mortgaged Property that is currently used as a parking area. The ESA stated that no documentation regarding former tank removal or the results of subsurface investigations conducted on the Mortgaged Property had been provided for review at the time of the ESA and, accordingly, recommended that a limited subsurface investigation be conducted to determine whether the historical uses have impacted the Mortgaged Property. Ultimately, however, the lender did not require the Borrower to order a Phase II report in connection with the above findings because of the remoteness of the foregoing historic uses. At origination, the lender instead obtained from the Borrower a worst case scenario letter indicating a worst case remediation cost of approximately $400,000, which would be covered by the standard environmental indemnity.
1, 2, 4, 6, 7, 9	245 Park Avenue, Gateway Net Lease Portfolio, Starwood Capital Group Hotel Portfolio, 211 Main Street, 740 Madison and iStar Leased Fee Portfolio	(47) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2-33

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
2	Gateway Net Lease Portfolio

6	211 Main Street

4.26	Starwood Capital Group Hotel Portfolio – Hampton Inn Morehead

4.29	Starwood Capital Group Hotel Portfolio – Hampton Inn Carlisle
9.02	iStar Leased Fee Portfolio – DoubleTree Seattle Airport

E-2-34

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	35,950,000.00	59	35,950,000.00
2	35,950,000.00	60	35,354,139.05
3	35,950,000.00	61	34,762,539.15
4	35,950,000.00	62	34,216,882.67
5	35,950,000.00	63	33,669,035.23
6	35,950,000.00	64	33,070,887.02
7	35,950,000.00	65	32,518,437.61
8	35,950,000.00	66	31,915,817.96
9	35,950,000.00	67	31,358,730.07
10	35,950,000.00	68	30,799,405.24
11	35,950,000.00	69	30,094,646.65
12	35,950,000.00	70	29,530,244.62
13	35,950,000.00	71	28,916,011.38
14	35,950,000.00	72	28,346,876.06
15	35,950,000.00	73	27,728,043.79
16	35,950,000.00	74	27,154,137.63
17	35,950,000.00	75	26,577,926.86
18	35,950,000.00	76	25,952,219.84
19	35,950,000.00	77	25,371,182.12
20	35,950,000.00	78	24,740,785.06
21	35,950,000.00	79	24,154,882.09
22	35,950,000.00	80	23,566,626.25
23	35,950,000.00	81	22,882,423.55
24	35,950,000.00	82	22,289,056.87
25	35,950,000.00	83	21,646,680.56
26	35,950,000.00	84	20,728,170.29
27	35,950,000.00	85	20,098,161.73
28	35,950,000.00	86	19,510,809.51
29	35,950,000.00	87	18,921,096.08
30	35,950,000.00	88	18,284,056.84
31	35,950,000.00	89	17,689,411.28
32	35,950,000.00	90	17,047,579.79
33	35,950,000.00	91	16,447,962.93
34	35,950,000.00	92	15,845,935.46
35	35,950,000.00	93	15,107,818.91
36	35,950,000.00	94	14,500,402.46
37	35,950,000.00	95	13,846,162.26
38	35,950,000.00	96	13,233,673.08
39	35,950,000.00	97	12,574,504.02
40	35,950,000.00	98	11,956,901.83
41	35,950,000.00	99	11,336,816.58
42	35,950,000.00	100	10,670,266.87
43	35,950,000.00	101	10,045,008.28
44	35,950,000.00	102	9,373,431.95
45	35,950,000.00	103	8,742,958.94
46	35,950,000.00	104	8,109,951.02
47	35,950,000.00	105	7,343,739.41
48	35,950,000.00	106	6,705,104.55
49	35,950,000.00	107	6,020,531.29
50	35,950,000.00	108	5,376,575.76
51	35,950,000.00	109	4,686,832.72
52	35,950,000.00	110	4,037,514.26
53	35,950,000.00	111	3,385,584.97
54	35,950,000.00	112	2,688,094.31
55	35,950,000.00	113	2,030,738.76
56	35,950,000.00	114	1,327,975.72
57	35,950,000.00	115	665,150.81
58	35,950,000.00	116 and thereafter	0.00

F-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX G

SAVE MART PORTFOLIO SUBORDINATE COMPANION LOAN AMORTIZATION SCHEDULE

Period	Monthly Payment Date	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
0	6/6/2017	$32,000,000.00
1	7/6/2017	$31,778,160.44	$136,815.12	$221,839.56	$358,654.67
2	8/6/2017	$31,576,937.82	$140,506.44	$201,222.63	$341,729.07
3	9/6/2017	$31,374,926.79	$139,718.04	$202,011.03	$341,729.07
4	10/6/2017	$31,150,717.16	$134,445.05	$224,209.63	$358,654.67
5	11/6/2017	$30,947,036.18	$138,048.08	$203,680.98	$341,729.07
6	12/6/2017	$30,721,204.13	$132,822.63	$225,832.05	$358,654.67
7	1/6/2018	$30,515,840.30	$136,365.23	$205,363.84	$341,729.07
8	2/6/2018	$30,309,671.83	$135,560.60	$206,168.47	$341,729.07
9	3/6/2018	$30,038,878.17	$121,712.22	$270,793.66	$392,505.89
10	4/6/2018	$29,830,840.94	$133,691.84	$208,037.23	$341,729.07
11	5/6/2018	$29,600,776.65	$128,590.39	$230,064.29	$358,654.67
12	6/6/2018	$29,391,022.91	$131,975.33	$209,753.74	$341,729.07
13	7/6/2018	$29,159,290.99	$126,922.74	$231,731.93	$358,654.67
14	8/6/2018	$28,947,807.48	$130,245.56	$211,483.50	$341,729.07
15	9/6/2018	$28,735,495.38	$129,416.96	$212,312.11	$341,729.07
16	10/6/2018	$28,501,277.91	$124,437.20	$234,217.47	$358,654.67
17	11/6/2018	$28,287,216.27	$127,667.43	$214,061.63	$341,729.07
18	12/6/2018	$28,051,299.08	$122,737.48	$235,917.20	$358,654.67
19	1/6/2019	$27,835,474.40	$125,904.39	$215,824.68	$341,729.07
20	2/6/2019	$27,618,804.11	$125,058.78	$216,670.29	$341,729.07
21	3/6/2019	$27,338,487.77	$112,189.54	$280,316.34	$392,505.89
22	4/6/2019	$27,119,870.26	$123,111.56	$218,617.51	$341,729.07
23	5/6/2019	$26,879,526.88	$118,311.29	$240,343.38	$358,654.67
24	6/6/2019	$26,659,111.13	$121,313.32	$220,415.74	$341,729.07
25	7/6/2019	$26,417,020.70	$116,564.25	$242,090.43	$358,654.67
26	8/6/2019	$26,194,792.84	$119,501.20	$222,227.87	$341,729.07
27	9/6/2019	$25,971,694.27	$118,630.50	$223,098.57	$341,729.07
28	10/6/2019	$25,726,997.38	$113,957.79	$244,696.88	$358,654.67
29	11/6/2019	$25,502,065.96	$116,797.65	$224,931.42	$341,729.07
30	12/6/2019	$25,255,588.41	$112,177.12	$246,477.56	$358,654.67
31	1/6/2020	$25,028,809.98	$114,950.64	$226,778.43	$341,729.07
32	2/6/2020	$24,801,143.03	$114,062.11	$227,666.96	$341,729.07
33	3/6/2020	$24,531,431.55	$105,868.80	$269,711.48	$375,580.28
34	4/6/2020	$24,301,815.83	$112,113.35	$229,615.71	$341,729.07
35	5/6/2020	$24,050,787.33	$107,626.17	$251,028.51	$358,654.67
36	6/6/2020	$23,819,288.43	$110,230.16	$231,498.90	$341,729.07
37	7/6/2020	$23,566,430.34	$105,796.58	$252,858.09	$358,654.67
38	8/6/2020	$23,333,033.70	$108,332.43	$233,396.64	$341,729.07
39	9/6/2020	$23,098,722.59	$107,417.96	$234,311.10	$341,729.07
40	10/6/2020	$22,843,132.36	$103,064.44	$255,590.23	$358,654.67
41	11/6/2020	$22,606,901.80	$105,498.50	$236,230.56	$341,729.07
42	12/6/2020	$22,349,446.74	$101,199.62	$257,455.05	$358,654.67
43	1/6/2021	$22,111,281.89	$103,564.22	$238,164.85	$341,729.07
44	2/6/2021	$21,872,183.90	$102,631.07	$239,097.99	$341,729.07
45	3/6/2021	$21,571,530.91	$91,852.89	$300,653.00	$392,505.89
46	4/6/2021	$21,330,318.14	$100,516.30	$241,212.77	$341,729.07
47	5/6/2021	$21,068,022.70	$96,359.24	$262,295.43	$358,654.67
48	6/6/2021	$20,824,837.16	$98,543.53	$243,185.54	$341,729.07
49	7/6/2021	$20,560,625.11	$94,442.62	$264,212.05	$358,654.67
50	8/6/2021	$20,315,451.56	$96,555.51	$245,173.55	$341,729.07
51	9/6/2021	$20,069,317.41	$95,594.91	$246,134.16	$341,729.07
52	10/6/2021	$19,802,240.68	$91,577.94	$267,076.73	$358,654.67
53	11/6/2021	$19,554,095.73	$93,584.12	$248,144.94	$341,729.07
54	12/6/2021	$19,285,065.45	$89,624.40	$269,030.28	$358,654.67
55	1/6/2022	$19,034,894.19	$91,557.80	$250,171.27	$341,729.07
56	2/6/2022	$18,783,742.74	$90,577.62	$251,151.45	$341,729.07
57	3/6/2022	$18,472,160.09	$80,923.24	$311,582.65	$392,505.89
58	4/6/2022	$18,218,803.82	$88,372.79	$253,356.27	$341,729.07
59	5/6/2022	$17,944,710.56	$84,561.41	$274,093.26	$358,654.67
60	6/6/2022	$17,689,287.71	$86,306.22	$255,422.85	$341,729.07
61	7/6/2022	$17,413,186.70	$82,553.67	$276,101.01	$358,654.67
62	8/6/2022	$17,155,681.31	$84,223.68	$257,505.39	$341,729.07
63	9/6/2022	$16,897,167.00	$83,214.75	$258,514.31	$341,729.07

G-1

Period	Monthly Payment Date	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
64	10/6/2022	$16,618,062.53	$79,550.21	$279,104.47	$358,654.67
65	11/6/2022	$16,357,441.80	$81,108.33	$260,620.73	$341,729.07
66	12/6/2022	$16,076,290.88	$77,503.75	$281,150.92	$358,654.67
67	1/6/2023	$15,813,547.45	$78,985.64	$262,743.42	$341,729.07
68	2/6/2023	$15,549,774.59	$77,956.20	$263,772.87	$341,729.07
69	3/6/2023	$15,226,747.29	$69,478.59	$323,027.30	$392,505.89
70	4/6/2023	$14,960,675.31	$75,657.08	$266,071.98	$341,729.07
71	5/6/2023	$14,674,228.31	$72,207.68	$286,447.00	$358,654.67
72	6/6/2023	$14,405,991.53	$73,492.28	$268,236.78	$341,729.07
73	7/6/2023	$14,117,441.35	$70,104.50	$288,550.17	$358,654.67
74	8/6/2023	$13,847,023.05	$71,310.76	$270,418.30	$341,729.07
75	9/6/2023	$13,575,545.23	$70,251.25	$271,477.82	$341,729.07
76	10/6/2023	$13,283,846.28	$66,955.73	$291,698.95	$358,654.67
77	11/6/2023	$13,010,161.91	$68,044.69	$273,684.38	$341,729.07
78	12/6/2023	$12,716,319.21	$64,811.98	$293,842.69	$358,654.67
79	1/6/2024	$12,440,411.24	$65,821.09	$275,907.98	$341,729.07
80	2/6/2024	$12,163,422.23	$64,740.06	$276,989.00	$341,729.07
81	3/6/2024	$11,847,390.00	$59,548.04	$316,032.24	$375,580.28
82	4/6/2024	$11,568,077.51	$62,416.57	$279,312.49	$341,729.07
83	5/6/2024	$11,268,766.91	$59,344.08	$299,310.60	$358,654.67
84	6/6/2024	$10,987,187.34	$60,149.50	$281,579.57	$341,729.07
85	7/6/2024	$10,685,674.20	$57,141.53	$301,513.14	$358,654.67
86	8/6/2024	$10,401,810.04	$57,864.91	$283,864.16	$341,729.07
87	9/6/2024	$10,116,833.69	$56,752.71	$284,976.35	$341,729.07
88	10/6/2024	$9,812,020.46	$53,841.44	$304,813.23	$358,654.67
89	11/6/2024	$9,524,733.28	$54,441.88	$287,287.18	$341,729.07
90	12/6/2024	$9,217,675.00	$51,596.40	$307,058.28	$358,654.67
91	1/6/2025	$8,928,059.14	$52,113.21	$289,615.86	$341,729.07
92	2/6/2025	$8,637,308.55	$50,978.47	$290,750.59	$341,729.07
93	3/6/2025	$8,289,818.80	$45,016.14	$347,489.75	$392,505.89
94	4/6/2025	$7,996,567.54	$48,477.81	$293,251.25	$341,729.07
95	5/6/2025	$7,683,714.97	$45,802.10	$312,852.57	$358,654.67
96	6/6/2025	$7,388,088.97	$46,103.06	$295,626.00	$341,729.07
97	7/6/2025	$7,072,929.25	$43,494.95	$315,159.72	$358,654.67
98	8/6/2025	$6,774,910.16	$43,709.97	$298,019.09	$341,729.07
99	9/6/2025	$6,475,723.41	$42,542.32	$299,186.75	$341,729.07
100	10/6/2025	$6,157,104.30	$40,035.57	$318,619.11	$358,654.67
101	11/6/2025	$5,855,496.95	$40,121.72	$301,607.35	$341,729.07
102	12/6/2025	$5,534,526.16	$37,683.88	$320,970.80	$358,654.67
103	1/6/2026	$5,230,479.51	$37,682.42	$304,046.64	$341,729.07
104	2/6/2026	$4,925,241.60	$36,491.15	$305,237.91	$341,729.07
105	3/6/2026	$4,564,615.26	$31,879.55	$360,626.34	$392,505.89
106	4/6/2026	$4,256,768.45	$33,882.26	$307,846.81	$341,729.07
107	5/6/2026	$3,929,735.81	$31,622.03	$327,032.64	$358,654.67
108	6/6/2026	$3,619,401.51	$31,394.77	$310,334.30	$341,729.07
109	7/6/2026	$3,289,952.18	$29,205.35	$329,449.33	$358,654.67
110	8/6/2026	$2,977,111.17	$28,888.06	$312,841.01	$341,729.07
111	9/6/2026	$2,663,044.43	$27,662.33	$314,066.74	$341,729.07
112	10/6/2026	$2,329,968.92	$25,579.16	$333,075.51	$358,654.67
113	11/6/2026	$2,013,366.64	$25,126.79	$316,602.28	$341,729.07
114	12/6/2026	$1,677,827.77	$23,115.80	$335,538.88	$358,654.67
115	1/6/2027	$1,358,670.37	$22,571.66	$319,157.40	$341,729.07
116	2/6/2027	$1,038,262.49	$21,321.19	$320,407.88	$341,729.07
117	3/6/2027	$663,880.56	$18,123.96	$374,381.93	$392,505.89
118	4/6/2027	$340,750.46	$18,598.96	$323,130.10	$341,729.07
119	5/6/2027	$0.00	$16,773.80	$340,750.46	$357,524.25
120	6/6/2027	$0.00	$0.00	$0.00	$0.00

G-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates		3
Important Notice Regarding the Offered Certificates		13
Important Notice About Information Presented in This
Prospectus		14
Summary of Terms		21
Risk Factors		55
Description of the Mortgage Pool		128
Transaction Parties		248
Credit Risk Retention		272
Description of the Certificates		285
Description of the Mortgage Loan Purchase
Agreements		319
Pooling and Servicing Agreement		330
Certain Legal Aspects of Mortgage Loans		440
Certain Affiliations, Relationships and Related
Transactions Involving Transaction Parties		457
Pending Legal Proceedings Involving Transaction
Parties		458
Use of Proceeds		458
Yield and Maturity Considerations		459
Material Federal Income Tax Considerations		472
Certain State and Local Tax Considerations		484
Method of Distribution (Underwriter)		485
Incorporation of Certain Information by Reference		486
Where You Can Find More Information		487
Financial Information		487
Certain ERISA Considerations		487
Legal Investment		492
Legal Matters		493
Ratings		493
Index of Defined Terms		495

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1
ANNEX G	SAVE MART PORTFOLIO SUBORDINATE COMPANION LOAN AMORTIZATION SCHEDULE	G-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$973,738,000
(Approximate)

Deutsche Mortgage &
Asset Receiving
Corporation
Depositor

DBJPM 2017-C6 Mortgage
Trust

(Central Index Key Number 0001706403)
Issuing Entity

DBJPM 2017-C6 Mortgage Trust
Commercial Mortgage Pass-
Through Certificates, Series 2017-C6

Class A-1	$24,010,000
Class A-2	$96,439,000
Class A-3	$151,000,000
Class A-SB	$35,950,000
Class A-4	$200,000,000
Class A-5	$263,878,000
Class X-A	$875,951,000
Class A-M	$104,674,000
Class B	$48,205,000
Class C	$49,582,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Manager

Academy Securities
Co-Manager

June   , 2017